Form 10KSB, Exhibit 13
period 1996-12-31
DIMECO INC
filed 1997-03-28
CIK 898037

 CONSOLIDATED FINANCIAL HIGHLIGHTS
----------------------------------

                                                 For the twelve months ended
                                                        December 31,
                                                                    % increase
 (amounts in thousands, except per share)         1996       1995   (decrease)
                                                -------    -------  -----------
 Performance
------------
   Net income                                 $   1,612   $  1,567        2.9%
   Return on average assets                       1.22%      1.31%       (6.9%)
   Return on average equity                      12.92%     14.37%      (10.1%)

 Shareholders' Value (per share)
--------------------------------
   Net income                                 $    2.24   $  2.24         0.0%
   Dividends                                  $    0.60   $  0.54        11.1%
   Book value                                 $   18.21   $ 16.58         9.8%
   Market value                               $   23.75   $ 17.38        36.7%
   Market value/book value ratio                130.41%    104.82%       24.4%
   Price/earnings multiple                      10.6 X      7.8 X
   Dividend yield                                 2.53%      3.11%      (18.8%)

 Safety and Soundness
---------------------
   Shareholders' equity/asset ratio               9.37%      9.41%       (0.4%)
   Dividend payout ratio                         26.79%     24.11%       11.1%
   Nonperforming assets/total assets              2.22%      1.70%       30.6%
   Allowance for loan loss as a % of loans        1.36%      1.39%       (2.2%)
   Net charge-offs/average loans                  0.46%      0.31%       48.4%
   Allowance for loan loss/nonaccrual loans      74.98%    113.85%      (34.1%)
   Allowance for loan loss/non-performing loans  43.90%     63.42%      (30.8%)
   Risk-based capital                            13.74%     15.23%      (11.0%)

 Balance Sheet Highlights at December 31,
-----------------------------------------
   Total assets                               $ 140,284  $ 124,808       12.4%
   Investment securities                      $  28,507  $  20,721       37.6%
   Loans, net unearned discount               $ 100,013  $  89,656       11.6%
   Allowance for loan losses                  $   1,366  $   1,248        9.5%
   Deposits                                   $ 126,003  $ 109,878       14.7%
   Stockholders' equity                       $  13,147  $  11,743       12.0%

 Trust assets under management                $  10,750  $   8,978       19.7%

1996 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
------------------------------------------

Total Assets
Thousands
(BAR GRAPH IN THIS AREA IN LEFT SIDE OF MARGIN ON PAGE)

$140,284    $124,808   $115,080   $110,662   $106,367
------------------------------------------------------
  1996        1995       1994       1993       1992
------------------------------------------------------



Deposits
Thousands
(BAR GRAPH IN THIS AREA IN RIGHT SIDE OF MARGIN OF PAGE)

$126,003    $109,878    $102,571    $98,119    $93,747
-------------------------------------------------------
  1996        1995       1994       1993       1992
-------------------------------------------------------


This consolidated review and analysis of Dimeco, Inc. (the Company) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 1996 and 1995. This information should be read in conjunction with the Company's consolidated financial statements and accompanying notes to the financial statements.

Dimeco, Inc. was formed in 1992 in order to create a one-bank holding company to acquire 100% of the stock of The Dime Bank. The Company completed this transaction on June 1, 1993. The Company and its subsidiary, The Dime Bank (the Bank) derive their income from the operation of a commercial bank, including earning interest on loans and investment securities. The Bank has interest expense to customers for deposits and others for short-term borrowing. Banking services are offered to our customers at four locations, in Honesdale, Hawley, Damascus and Greentown, Pennsylvania.

Statement of Condition
----------------------

Total assets as of December 31, 1996 were $140,284,000 compared to $124,808,000 at December 31, 1995. This represents growth of $15,476,000 or 12.4% during the year ended December 31, 1996. The main source of growth in assets is an increase of $10,357,000 in total loans. Investment securities increased $7,786,000 while cash and cash equivalents decreased $2,608,000.

The decrease in cash and cash equivalents of $2,608,000 or 28.6% is due mainly to the decrease in federal funds sold of $4,725,000. During 1996 the Company took advantage of slight increases in interest rates on short-term securities and invested in this type of investment as the opportunity arose. In addition, during December 1996 the Company purchased $6,479,000 of short-term commercial paper with rates in excess of those offered on federal funds sold at the time. Included in interest-bearing deposits in other banks is a $1,000,000, 30 day certificate of deposit bearing a variable interest rate in excess of federal funds sold. Due to the higher level of deposits, it is necessary to maintain a higher level of liquidity in the form of cash and due from banks.

Investment securities available for sale increased $2,261,000 or 19.7% during 1996. The bulk of the increase is the aforementioned $6,479,000 investment in commercial paper. Funds received from maturities of U.S. Treasury securities and increases in deposits were used to purchase these higher yielding type investments.

The investment security portfolio increased $5,525,000 or 59.6% during 1996 mainly due to purchases of corporate bonds with maturities of less than two years. With maturities in nearer term bonds, management will be able to augment interest income as compared to interest that would be earned in federal funds sold while maintaining flexibility to reinvest if interest rates should rise.

Loan activity was brisk during 1996 as evidenced by growth of $10,357,000 or 11.6%. Although nearly each category of loans increased in size, the largest gains were in two specific loan types. Consumer


                              2
loans had the largest increase amounting to $3,595,000 or 28.5% which is attributable to special promotions in February to assist area residents who incurred snow and/or flood damage during the winter and a Fall promotion of automobile financing. Residential real estate loans showed an expansion of $2,131,000 or 5.4% over 1995 levels. This increase is the result of an improving real estate market, somewhat more aggressive interest rate pricing and continued participation in local real estate and builders organizations. Management believes that loan growth in general has been strong due to a number of factors including a slightly improved local economy, increased marketing efforts, referrals from existing clients and the introduction of additional loan programs along with expansion of market area generated by new offices in Damascus and Greentown.

Deposits increased $16,124,000 or 14.7% during 1996. Growth was seen mainly in time deposits and interest-bearing checking accounts. Over $2,000,000 is attributable to new deposits in the Greentown branch and $4,600,000 of new deposits in the Damascus office. Management believes that competitive rates offered on interest-bearing deposits account for the remaining deposit growth. Securities sold under agreement to repurchase have been eliminated with the maturity of the last account in June 1996. With the lowering of FDIC insurance premiums in 1996, we were able to offer our customers better rates on large certificates of deposit without incurring higher FDIC premium costs.

Liquidity
---------

The Company's liquidity is reflected in its capacity to provide funds to meet possible outflows of deposits, accommodate loan demand, maintain reserve requirements, and to take advantage of interest rate market opportunities. Liquidity needs can be met in two ways, either by increasing deposits or by decreasing assets.

Management monitors liquidity regularly in order to properly match maturities of assets and liabilities. An important aspect of liquidity is the maintenance of sufficient net assets that mature within one year. The Company utilizes cash and due from banks, federal funds sold, short-term investments, and mortgage loans held for sale to meet this requirement. These assets totaled $27,104,000 at December 31, 1996 compared to $23,488,000 at December 31, 1995.
At December 31, 1995, securities sold under agreements to repurchase are
deducted from this amount to net $21,438,000.   Increases in short-term
securities, as discussed above, account for higher liquidity at December 31, 1996 than the previous year. Internal measurements of liquidity show favorable ratios for both years.

Managing the liability segment for additional liquidity, the Company can attract deposits by continuing to offer competitive interest rates and by offering a greater array of products to our customers. We have increased our deposit collecting ability by the opening of new branches in Damascus, PA in 1995 and in Greentown, PA in 1996.

In case of any additional need for cash, the Bank has available to it a Federal Home Loan Bank "Flexline" of approximately $3,400,000. Although this line of credit is not intended to be a mainstay for our liquidity needs it does supplement our ability to generate additional cash.

Long-term liquidity is maintained through staggered maturities in the investment portfolio, paydowns of existing loans, and additional deposit growth. Membership in the Federal Home Loan Bank also enables the Bank to use term financing for any longer term requirements if deemed necessary.

Interest Rate Sensitivity
-------------------------

Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. The Company's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, management seeks to control, to the extent possible, the repricing characteristics of its assets and liabilities.


The ratio between assets and liabilities repricing in specific time intervals is referred to as interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

A major objective when managing the rate sensitivity of assets and liabilities is to stabilize net interest income. Senior management, acting as the Asset/Liability Committee, assumes responsibility for interest rate risk management. This committee reports to the Board of Directors at least quarterly. We employ various statistical analyses to assist in making decisions regarding interest rates. Management uses the resources of an outside vendor to assist in analysis of interest rate risk given hypothetical shifts in interest rates. The models at December 31, 1996 and 1995 indicate that the level of net interest income at risk due to varying interest rate movements of plus or minus 200 basis points is within internal risk tolerance guidelines that restrict the impact on net interest income.

The following table reflects the Company's consolidated gap position at December 31, 1996:


STATEMENT OF INTEREST SENSITIVITY GAP
-------------------------------------
(amounts in thousands)

                                      90 days     > 90 days         1 - 5
                                      or less    but < 1 year       years        > 5 years      Total
                                     ---------    ---------       ---------     ----------    ----------
Assets:
Federal funds sold                  $   1,195     $      -       $      -       $      -     $    1,195
Interest-bearing deposits               3,718            -              -              -          3,718
Mortgage loans held for sale              207            -              -              -            207
Investment securities
  available-for-sale (1)                8,011        1,003          3,137          1,564         13,715
Investment securities
  held-to-maturity (1)                  2,034        9,843          1,754          1,161         14,792
Loans (1)                              12,539       53,206         24,319          9,959        100,023
                                     ---------    ---------      ---------     ----------     ----------
  Rate sensitive assets             $  27,704    $  64,052      $  29,210      $  12,684     $  133,650
                                     =========    =========      =========      =========     ==========
Liabilities:
Interest-bearing  deposits:
Interest-bearing demand (2)         $  19,589    $       -      $       -      $       -     $   19,589
Money market                            4,071            -              -              -          4,071
Savings (3)                            20,712       12,139              -              -         32,851
Certificates of deposit                16,825       24,485         15,421              -         56,731
                                     ---------    ---------      ---------     ----------     ----------

Rate sensitive liabilities          $  61,197    $  36,624      $  15,421      $       -     $  113,242
                                     =========    =========      =========      =========     ==========

  Interest sensitivity gap          $ (33,493)   $  27,428      $  13,789      $  12,684     $   20,408
Cumulative gap                      $ (33,493)   $  (6,065)     $   7,724      $  20,408
Cumulative gap to total assets         (23.88)%      (4.32)%         5.51%         14.55%


[FN]
(1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

(2) Interest-bearing demand deposits are recorded as immediately repricing and/or maturing. Historically, these liabilities have been shown to have a greater effective maturity based on retention experience of such deposits in changing rate environments. Management has consistently used this time period in their analysis in order to make the information comparable.

(3) Passbook savings accounts have been included in the >90 days but < one year period even though they have also been shown to have a greater effective maturity in changing rate environments. The placement in this category is done consistently to maintain comparability.


Stockholders' Equity
Thousands

(BAR GRAPH IN THIS AREA IN RIGHT MARGIN OF PAGE)

$13,147    $11,743   $10,011   $9,060   $7,698
------------------------------------------------
  1996       1995      1994     1993     1992
------------------------------------------------


Certain shortcomings are inherent in the method of analysis presented above. Although certain assets and liabilities may have similar maturities or periods of repricing, they react in different ways to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table.

Capital Resources
-----------------

Total Stockholders' Equity increased $1,404,000 or 12.0% during 1996 as compared to an increase of $1,732,000 or 17.3% in 1995. The main source of changes in both years came from increased earnings which are discussed in the Results of Operations section. Net income was $1,612,000 in 1996 and $1,567,000 in 1995. An additional source of equity each year is the proceeds from the Dividend Reinvestment and Stock Purchase Plan which added $262,000 in 1996 and $334,000 in 1995. The stock purchase portion of the plan was suspended after the first quarter of 1996 because of the strong capital position of the Company. It is the intention of the Board of Directors to use this tool for increasing capital from time to time as warranted by the Company's capital position. Dividends paid per share have increased $.06 from 1995 to 1996 accounting for an a decrease in retained earnings of $432,000 in 1996 and $378,000 in 1995. In 1995 an additional source of growth came from increased market values of investments available for sale. The market value of these assets increased $318,000 in 1995, which, net of income taxes, added $210,000 to Stockholders' Equity. In 1996 the unrealized loss on securities increased $38,000 thereby decreasing Stockholders' Equity by that amount.

The Company is required by regulatory agencies to maintain certain ratios of capital adequacy. As per Note number 12 to the consolidated financial statements, the Company far exceeds all regulatory requirements.

Results of Operation
--------------------

Net Interest Income
-------------------
This discussion of net interest income should be read in conjunction with the tables "Distribution of Asset, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential."

Net interest income increased $427,000 or 7.7% from 1995 to 1996. Referring to the table, interest income increased $759,000 or 7.8% entirely from increased loan volume. Interest yields received on the loan portfolio decreased from 9.46% to 9.25% mainly due to the lower prime rate on which a large portion of loan rates are based. Interest yields on all earning assets decreased by .20% based upon lower interest rates in the economy. Interest rates paid on deposits also decreased .08% from 1995 to 1996. The increase of $332,000 in interest expense is due mainly to the larger volume of deposits with the reduction of interest rate in interest-bearing checking and savings accounts offsetting increased volume expense.

Net interest income, on a tax-equivalent basis, increased $711,000 or 14.7% from 1994 to 1995 with both interest yield and the increased size of the
portfolio responsible for the change.    Interest yield on all interest
earning assets increased 90 basis points, from 7.68% to 8.58% from 1994 to 1995. Interest expense also increased, $807,000 or 24.4% for the year with increased rates paid on a larger portfolio of time deposits being the most significant item. The average interest paid on interest-bearing liabilities increased from 3.60% in 1994 to 4.28% in 1995. The interest spread increased 22 basis points from 4.08% in 1994 to 4.30% in 1995.

Management monitors interest rate spread and interest sensitivity regularly and therefore has the ability to make decisions in a timely fashion to maintain interest spread.


Net Interest Income
Thousands

(BAR GRAPH IN THIS AREA IN LEFT MARGIN OF PAGE)

$ 5,820    $ 5,375   $ 4,699   $ 4,194  $ 3,876
------------------------------------------------
  1996       1995      1994     1993     1992
------------------------------------------------

The Company has maintained a loan-to-deposit ratio of between 75% and 82% over the past few years. Loan demand from qualified borrowers continues to be strong, and with stringent underwriting standards in place, management expects to continue to maintain this ratio.

Provision for Loan Loss
-----------------------
The provision for loan loss increased $167,000 or 43.7% from 1995 to 1996. In 1995, this expense increased $220,000 or 135.8% from 1994. During 1996, in light of stricter internal policies regarding the timing of charge-off status for loans, management took the initiative to charge off $514,000 of loans that did not meet our credit criteria for loans. This increased the amount of net charge-offs in 1996 to $431,000 compared to $267,000 in 1995. This fact, coupled with increased loan volume, caused management to increase the provision for loan losses in order to maintain loan loss ratios in line with our internal evaluation of credit risk in the loan portfolio. Industry average for banks of similar asset size, according to the Uniform Bank Performance Report, of the ratio of the allowance for loan loss to total loans was 1.34%. The Company's ratio at December 31, 1996 was 1.36%. Our analysis of the allowance for loan loss reveals that the allowance is adequate. Improved asset quality and more conservative underwriting guidelines account for the decrease in acceptable ratios in the analysis process. The increased expense for 1995 is a product of our attempt to maintain an adequate allowance for loan loss while recognizing loan losses on a timely basis.

Noninterest Income
------------------
Service charges on deposit accounts increased $30,000 or 16.3% from 1995 to 1996. This increase correlates to increases in deposits during 1996 of 14.7% and 7.1% in 1995. Service charge rates have not been significantly increased in the past few years in order to keep our competitive advantage against regional banks. Their contribution to income has been moderate.

Gains on loans held for sale decreased in 1996 to $16,000 versus $53,000 in 1995 and a loss of $10,000 in 1994. In light of the accounting for these assets at the lower of cost or market value, there has been a bit of volatility in this particular income line item. During 1996 market values decreased slightly accounting for the lower income in this category. In 1995 the market values bounced back from decreases in 1994. Management attempts to keep these assets on our books for a minimal period of time to lessen the price volatility but is cognizant of the potential for increased income with the proper timing of sales in the portfolio.

In the second quarter of 1996, a municipal bond which had been in nonaccrual status and had been adjusted to a lower market value was refunded and sold realizing a gain of $52,000. In addition, a group of mortgage-backed securities which had been significantly repaid was sold realizing a gain of $7,000. Management has not taken the position of selling securities on a regular basis and therefore there was no similar activity in 1995 or 1994.

Other income increased $44,000 or 10.8% from 1995 to 1996. No one singular item was responsible for this increase although income recognized from commissions on sales of life insurance in connection with loan originations increased $14,000 or 35.4% from 1995 to 1996. During 1995 the single largest increase was $46,000 in earnings on the cash surrender value of life insurance in relation to the new policies purchased in 1995.

Noninterest Expense
-------------------
Salaries and employee benefits increased $160,000 or 9.0% from 1995 to 1996. Payroll expense increased $146,000 or 11.4% due to a combination of normal salary increases of approximately 4%, increased staffing due to the branch openings in August 1995 at Damascus and in October 1996 at Greentown and overtime expenses associated with the conversion to Jack Henry Silverlake software in May 1996. Employee benefits associated with the larger payroll increased proportionally. Further, a decrease of $17,000 is associated with an up-front cost of the salary continuation plan which was implemented in 1995 and therefore not


Net Income
Thousands

(BAR GRAPH IN THIS AREA IN RIGHT MARGIN OF PAGE)

$ 1,612   $ 1,567   $ 1,300   $ 1,075   $ 827
------------------------------------------------
  1996       1995      1994     1993     1992
------------------------------------------------

matched in 1996. Salaries and employee benefits increased $238,000 or 15.4% from 1994 to 1995. The opening of the new branch in Damascus, inception of the new salary continuation plan for executive officers and increased profit-sharing based on increased ROA were the main reasons for the increase.

Occupancy expenses increased $45,000 or 18.9% from 1995 to 1996 and $27,000 or 12.9% from 1994 to 1995. This increase is due to costs associated with the new branch facilities in Damascus and Greentown, mainly attributable to lease expense of $56,000 in 1996 and $20,000 in 1995.

Furniture and equipment expense increased $51,000 from 1995 to 1996 including a full year of depreciation and maintenance on both the assets placed in service in 1995 at the Damascus office and platform automation of banking services in all locations. This is coupled with added 1996 depreciation and maintenance on the new facility in Greentown and computer hardware essential to the May 1996 software conversion. From 1994 to 1995 this expense increased $54,000 due to costs associated with the opening of the new branch and the platform automation system that was placed in service during 1995.

Deposit insurance premiums decreased greatly for 1996 and for the second and third quarter of 1995 based upon the full recapitalization of the Bank Insurance Fund at the end of May 1995. The minimal amount of insurance premiums charged to banks in 1996 is a decrease of $117,000 paid in 1995 and a decrease of $221,000 compared to the 1994 expense. During 1994 the BIF fund was not fully capitalized and therefore the premium was significantly higher than the $1,000 paid in 1996.

Expenses incurred from ownership of other real estate increased $24,000 or 35.1% from 1995 to 1996 due to losses incurred on sales of these properties. Although market value was discounted when recording these assets in other real estate owned, the Company has not been able to sell the properties in a timely fashion at the recorded values. Management believes that it is better to take a loss on the sale of the properties than to continue indefinitely to pay expenses associated with ownership of the properties. In 1995 this expense declined by $79,000 or 53.9% of the 1994 expense due to sales of commercial properties during 1994 and 1995.

Other expense increased $145,000 from 1995 to 1996. The main items were: 1) additional amortization of $32,000 on computer software connected with platform automation in 1995 and the mainframe conversion in 1996, 2) $31,000 of unmatched expense in 1995 associated with the outsourcing in 1996 of the internal audit function, 3) $22,000 more spent on advertising in connection with the Bank's 90th anniversary and opening of the new office in Greentown and 4) a $15,000 increase in postage expense due to increased postal rates and a greater number of customers (and therefore statements to mail.) This expense increased $99,000 from 1994 to 1995 with the main items being $29,000 in bank supplies and $14,000 in computer software depreciation. All other increases in each year were general in nature and without any one other significant item affecting the total increase.

Income taxes increased $22,000 or 3.2% from 1995 to 1996 and $88,000 or 14.9% from 1994 to 1995 based upon increased income before taxes of $67,000 or 3.0% in 1996 and $355,000 or 18.8% in 1995. The effective tax rate of 30.2% was constant from 1995 to 1996 and compares similarly to an effective rate of 31.2% in 1994.

In summary, 1996 was another good year for Dimeco, Inc. with return on average assets of 1.22% and return on average equity of 12.92%. These ratios are comparable to industry averages of well run community banking organizations both locally and nationally. As has been and continues to be our philosophy, management attempts to show consistent growth in earnings from year to year. We believe that we have the personnel and systems in place to continue to perform in a manner that adds value to the local economy while simultaneously contributing to shareholder value.

Distribution of Assets, Liabilities and Stockholders' Equity;
Interest Rates and Interest Differential
-------------------------------------------------------------

The following is an analysis of the average balance sheets and net interest income for each of the three years ended December 31, 1996, 1995 and 1994:

(amounts in thousands)

                                                1996                                1995                         1994
                                       -----------------------------  ------------------------------  ----------------------------
                                       Average    Revenue/   Yield/   Average    Revenue/    Yield/    Average   Revenue/   Yield/
                                       Balance(3) Expense    Rate     Balance(3) Expense     Rate     Balance(3) Expense    Rate
ASSETS
Interest-earning assets:
Total Loans   (1)(4)                  $  92,667 $   8,568      9.25% $  83,952 $   7,940      9.46% $  80,568 $   6,717      8.34%
Investment securities:
  Taxable                                16,304       974      5.97%    16,758       971      5.79%    17,887       943      5.27%
  Exempt from federal income tax(2)       6,323       482      7.62%     6,645       528      7.95%     4,974       430      8.65%
Interest-bearing deposits                 2,063        23      1.11%     1,625        13      0.80%     1,323         9      0.68%
Federal funds sold and securities
  purchased under agreements to resell    7,119       383      5.38%     3,768       219      5.81%     1,368        54      3.95%
                                       --------- ---------             --------  --------             --------  --------
Total interest-earning assets/
  interest income                       124,476    10,430      8.38%   112,748     9,671      8.58%   106,120     8,153      7.68%
                                                 ---------                       --------                        -------
Cash and due from banks                   1,262                          1,082                          1,222
Premises and equipment, net               2,963                          2,794                          2,637
Other assets, less allowance
  for loan losses                         3,445                          2,920                          2,607
                                       ---------                      ---------                      ---------
Total assets                          $ 132,146                      $ 119,544                      $ 112,586
                                       =========                      =========                      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                               $  31,183 $     989      3.17% $  28,127 $     913      3.25% $  29,985 $     887      2.96%
Interest-bearing checking                20,413       514      2.52%    18,574       512      2.76%    17,828       423      2.37%
Time deposits                            53,213     2,885      5.42%    47,772     2,588      5.42%    42,276     1,927      4.56%
Securities sold under agreements to
  repurchase                              1,003        59      5.88%     1,524        87      5.71%     1,465        56      3.82%
Federal Home Loan Bank advances               7      -         -           236        15      6.36%       293        15      5.12%
                                       --------- ---------             --------  --------             --------  --------
   Total interest-bearing liabilities/
     interest expense                   105,819     4,447      4.20%    96,233     4,115      4.28%    91,847     3,308      3.60%
                                                  --------                       --------                       --------
Noninterest-bearing deposits             12,697                         11,319                         10,509
Other liabilities                         1,151                          1,084                            670
                                       ---------                      ---------                      ---------
Total liabilities                       119,667                        108,636                        103,026

Stockholders' Equity                     12,479                         10,908                          9,560
                                       ---------                      ---------                       --------
Total Liabilities and
  Stockholders' Equity                $ 132,146                      $ 119,544                      $ 112,586
                                       =========                      =========                      =========

   Net interest income/interest spread          $   5,983      4.18%           $   5,556      4.30%           $   4,845      4.08%
                                                 =========    ======            =========    ======            =========    ======
Margin Analysis:
Interest income/earning assets                  $  10,430      8.38%           $   9,671      8.58%           $   8,153      7.68%
Interest expense/earning assets                     4,447      3.57%               4,115      3.65%               3,308      3.12%
                                                 ---------    ------            ---------    ------            ---------    ------
Net interest income/earning assets              $   5,983      4.81%           $   5,556      4.93%           $   4,845      4.57%
                                                 =========    ======            =========    ======            =========    ======

Ratio of average interest-earning assets
  to average interest-bearing liabilities                    117.63%                        117.16%                        115.54%


[FN]
(1)  Nonaccrual loans are not included
(2) Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)  Average balances are calculated using average daily balances
(4)  Interest on loans includes fee income


The volume and rate relationship of the Bank's interest-earning assets and interest-bearing liabilities are determining factors of net interest income. The following table reflects the significant sensitivity to changes in interest income and interest expense of the Company. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and, (ii) changes in rat (changes in rate multiplied by old volume).

VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
------------------------------------------------------

                                          1996 Compared to 1995           1995 Compared to 1994
                                       ----------------------------  ------------------------------
                                         Total       Caused by         Total       Caused by
(amounts in thousands)                 Variance   Rate(1)   Volume   Variance   Rate(1)    Volume
                                       ----------------------------  -------------------------------
                                                                    <c >
Interest income:
  Loans (gross)                       $     628 $    (196)$     824 $   1,223 $     941 $       282
  Investment securities:
    Taxable                                   3        29       (26)       28        87         (59)
    Exempt from federal income tax          (46)      (20)      (26)       98       (47)        145
  Interest-bearing deposits                  10         6         4         4         2           2
  Federal funds sold and securities
    purchased under agreements
    to resell                               164       (31)      195       165        70          95
                                        --------  -------   --------  --------  --------  ----------
Total interest-earning assets               759      (212)      971     1,518     1,053         465
                                        --------  -------   --------  --------  --------  ----------

Interest expense:
  Savings                                    76       (23)       99        26        81         (55)
  Interest-bearing checking                   2       (49)       51        89        71          18
  Time deposits                             297         2       295       661       410         251
  Securities sold under agreements
    to repurchase                           (28)        2       (30)       31        29           2
  Federal Home Loan Bank advances           (15)        -       (15)        -         3          (3)
                                        --------  -------   --------  --------  --------  ----------
Total interest-bearing liabilities          332       (68)      400       807       594         213
                                        --------  -------   --------  --------  --------  ----------

Net change in net interest income     $     427 $    (144)$     571 $     711 $     459 $       252
                                       ========= ========= ========= ========= ========= ===========

[FN]
(1) Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.


Summary of Loan Loss Experience
-------------------------------

Following is a summary of loans charged-off and recoveries to the allowance for loan losses for the periods ended December 31, 1996 and 1995:

(amounts in thousands)                 1996         1995
                                    -----------  -----------
Balance January 1,                 $      1,248 $      1,133

Charge-offs:
Commercial                                  181          188
Real Estate                                 175           61
Installment                                 158           79
                                    -----------  -----------
     Total charge-offs                      514          328
                                    -----------  -----------
Recoveries:
Commercial                                   12           46
Real Estate                                  36
Installment                                  35           15
                                    -----------  -----------
     Total recoveries                        83           61
                                    -----------  -----------
Net charge-offs                             431          267

Additions charged to operations             549          382
                                    -----------  -----------

Balance December 31,               $      1,366 $      1,248
                                    ============ ============

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period           0.46%        0.31%

Allowance for Loan Loss as a
  % of average loans outstanding          1.45%        1.47%



In determining the amount of loan loss expense to the current period, management analyzes the loan portfolio using both a grading system based on our internal review which assigns risk by category and a weighted historical trend. We also review current delinquency reports, ratio trends of the components of the allowance for loan losses as compared to industry peers, local economic conditions and evaluations of the allowance which have been completed during regular examinations by representatives of regulatory agencies. The allowance is analyzed monthly by management and reviewed at least quarterly with the Board of Directors.

Market Prices of Stock/Dividends Declared
-----------------------------------------

The Company's stock is traded on the Over-the-Counter Bulletin Board using the symbol "DIMC". The cusip number for the stock is 25432W 10 4.

The Company (and previously the Bank) have paid dividends for over 30 years. It is the intention of the Company's Board of Directors to continue to pay dividends in the future; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other relevant factors at the time that the Board considers dividend payments.

The table below reports the high and low bid prices and the dividends declared per share for the periods indicated:

                             1996                         1995
                    ------------------------     ------------------------
                                    Dividend                     Dividend
                    High      Low   Declared     High      Low   Declared
                    ------------------------     ------------------------

First Quarter       $21.38   $19.00    $0.14     $14.88   $13.00    $0.12
Second Quarter      $23.25   $19.75    $0.14     $17.00   $14.00    $0.13
Third Quarter       $22.75   $21.13    $0.14     $17.00   $16.50    $0.14
Fourth Quarter      $24.00   $22.13    $0.18     $18.38   $16.75    $0.15


This price information was obtained from a broker who is known to handle the Company's stock transactions. Over-the counter stock quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of December 31, 1996 there were approximately 657 holders of record of the Company's stock.


SUMMARY OF SELECTED FINANCIAL DATA
----------------------------------

(amounts in thousands, except per share)

                                    1996       1995       1994       1993      1992
                                ---------- ---------- ---------- ---------- ----------
Summary of operations
---------------------
Interest income                 $  10,267  $   9,491  $   8,007  $   7,587  $   8,048
Interest expense                $   4,447  $   4,115  $   3,308  $   3,392  $   4,172

Net interest income             $   5,820  $   5,375  $   4,699  $   4,194  $   3,876
Provision for possible
  loan losses                   $     549  $     382  $     162  $     345  $     390

Net interest income after
  provision for possible
  loan losses                   $   5,271  $   4,993  $   4,537  $   3,849  $   3,486
Other income                    $     735  $     645  $     506  $     474  $     342
Other expenses                  $   3,695  $   3,394  $   3,154  $   3,139  $   2,733
Income before income taxes and
  cumulative effect of
  accounting change             $   2,311  $   2,244  $   1,889  $   1,184  $   1,095
Income taxes                    $     699  $     677  $     589  $     345  $     268
Income before cumulative effect
  of accounting change          $   1,612  $   1,567  $   1,300  $     839  $     827
Cumulative effect of accounting
  change for income taxes                        -          -          236        -

Net Income                      $   1,612  $   1,567  $   1,300  $   1,075  $     827


Per common share
----------------
Net income before cumulative
  effect of accounting change   $    2.24  $    2.24  $    1.91  $    1.26  $    1.27
Cumulative effect of accounting
  change for income taxes       $     -    $     -    $     -    $    0.36  $     -
Net income                      $    2.24  $    2.24  $    1.91  $    1.62  $    1.27
Cash dividends                  $    0.60  $    0.54  $    0.43  $    0.37  $    0.30
Book value                      $   18.21  $   16.58  $   14.60  $   13.43  $   12.08
Shares outstanding at year end  $     722  $     708  $     686  $     674  $     660

Balance sheet data - End of year
--------------------------------
Total assets                    $  140,284  $ 124,808  $ 115,080  $ 110,662  $ 106,367
Deposits                        $  126,003  $ 109,878  $ 102,571  $  98,119  $  93,747
Loans, net                      $   98,647  $  88,409  $  80,838  $  73,642  $  67,524
Loans held for sale             $      207  $     465  $     829  $   4,371  $   5,187
Investment securities available
  for sale                      $   13,715  $  11,453  $  11,236  $     -    $     -
Investment securities           $   14,792  $   9,267  $  14,576  $  20,993  $  24,836
Shareholders' equity            $   13,147  $  11,743  $  10,011  $   9,060  $   7,698

Performance yardstick
---------------------
Return on average assets              1.22%      1.31%      1.15%      1.00%      0.81%
Return on average equity             12.92%     14.37%     13.60%     12.44%     10.91%
Dividend payout ratio                26.79%     24.11%     22.51%     22.84%     23.59%
Average equity to average
  assets ratio                        9.44%      9.12%      8.69%      8.02%      7.44%


CONSOLIDATED BALANCE SHEET
--------------------------

                                                                   December 31,
                                                             1996             1995
                                                        --------------    --------------
ASSETS
Cash and due from banks                                $    1,600,524    $    1,231,674
Interest-bearing deposits in other banks                    3,718,168         1,970,017
Federal funds sold                                          1,195,000         5,920,000
                                                        --------------    --------------
    Total cash and cash equivalents                         6,513,692         9,121,691

Mortgage loans held for sale (market value
  of $211,481 and $464,588)                                   206,813           464,588
Investment securities available for sale                   13,714,782        11,453,419
Investment securities (market value of
  $14,907,048 and $9,357,890)                              14,792,495         9,267,390
Loans (net of unearned income of $1,473,603
  and $2,150,429)                                         100,013,324        89,656,264
Less allowance for loan losses                              1,366,006         1,247,629
                                                        --------------    --------------

    Net loans                                              98,647,318        88,408,635

Premises and equipment                                      3,066,150         2,960,622
Other real estate                                             460,619           389,422
Accrued interest receivable                                 1,003,565           943,319
Other assets                                                1,878,770         1,799,179
                                                        --------------    --------------

      TOTAL ASSETS                                     $  140,284,204    $  124,808,265
                                                        ==============    ==============

LIABILITIES
Deposits:
  Noninterest-bearing                                  $   12,760,278    $   12,352,292
  Interest-bearing                                        113,242,229        97,525,940
                                                        --------------    --------------
    Total deposits                                        126,002,507       109,878,232

Short-term borrowings                                               -         2,050,000
Accrued interest payable                                      521,229           568,413
Other liabilities                                             613,193           568,578
                                                        --------------    --------------

      TOTAL LIABILITIES                                   127,136,929       113,065,223
                                                        --------------    --------------

STOCKHOLDERS' EQUITY
Common stock, $.50 par value; 3,000,000
  shares authorized, 721,904,
  and 708,451 shares issued and outstanding                   360,952           354,225
Capital surplus                                             2,558,151         2,303,241
Retained earnings                                          10,257,053         9,076,350
Net unrealized gain (loss) on securities                      (28,881)            9,226
                                                        --------------    --------------

      TOTAL STOCKHOLDERS' EQUITY                           13,147,275        11,743,042
                                                        --------------    --------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  140,284,204    $  124,808,265
                                                        ==============    ==============

The accompanying notes are an integral part of these consolidated financial statements.


DIMECO, INC.
CONSOLIDATED STATEMENT OF INCOME
--------------------------------

                                                               Year Ended December 31,
                                                        1996            1995            1994
                                                    ------------    ------------    ------------
INTEREST INCOME
Interest and fees on loans                         $  8,568,178    $  7,939,785    $  6,716,638
Interest-bearing deposits in other banks                 23,218          12,702           9,184
Federal funds sold                                      383,487         218,805          53,849
Investment securities:
  Taxable                                               973,948         970,873         943,416
  Exempt from federal income tax                        318,281         348,809         284,068
                                                    ------------    ------------    ------------
    Total interest income                            10,267,112       9,490,974       8,007,155
                                                    ------------    ------------    ------------

INTEREST EXPENSE
Deposits                                              4,388,073       4,013,572       3,236,402
Short-term borrowings                                    59,011         101,906          71,494
                                                    ------------    ------------    ------------
    Total interest expense                            4,447,084       4,115,478       3,307,896
                                                    ------------    ------------    ------------

NET INTEREST INCOME                                   5,820,028       5,375,496       4,699,259
Provision for loan losses                               549,000         382,000         162,000
                                                    ------------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                         5,271,028       4,993,496       4,537,259
                                                    ------------    ------------    ------------

NONINTEREST INCOME
Service charges on deposit accounts                     213,222         183,316         184,822
Gain (loss) on sale of mortgage loans                    16,453          52,702         (10,372)
Investment securities gains, net                         59,257               -               -
Other income                                            446,539         402,878         331,070
                                                    ------------    ------------    ------------
    Total noninterest income                            735,471         638,896         505,520
                                                    ------------    ------------    ------------

NONINTEREST EXPENSE
Salaries and employee benefits                        1,940,853       1,780,927       1,543,062
Occupancy expense, net                                  280,754         236,166         208,846
Furniture and equipment expense                         270,074         219,072         164,865
Deposit insurance premiums                                1,493         118,352         222,467
Operations of other real estate                          91,183          67,501         146,656
Other expense                                         1,110,802         966,298         867,628
                                                    ------------    ------------    ------------
Total noninterest expense                             3,695,159       3,388,316       3,153,524
                                                    ------------    ------------    ------------

Income before income taxes                            2,311,340       2,244,076       1,889,255
Income taxes                                            699,000         677,000         589,000
                                                    ------------    ------------    ------------

NET INCOME                                         $  1,612,340    $  1,567,076    $  1,300,255
                                                    ============    ============    ============

EARNINGS PER SHARE

NET INCOME                                         $       2.24    $       2.24    $       1.91
                                                    ============    ============    ============

AVERAGE SHARES OUTSTANDING                              718,531         699,055         678,999


The accompanying notes are an integral part of these consolidated financial statements.


DIMECO, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
---------------------------------------------------------

                                                                          Net
                                                                      Unrealized
                                                                         Gain
                                  Common       Capital     Retained   (Loss) on    Treasury
                                   Stock       Surplus     Earnings   Securities     Stock       Total
                                 ----------  -----------  -----------  ---------   ---------  -----------

Balance, December 31, 1993      $  337,217  $ 1,842,975  $ 6,879,732  $       -   $       -  $ 9,059,924

Initial net unrealized loss on
  securities                                                            (44,920)                 (44,920)
Net income                                                 1,300,255                           1,300,255
Dividend reinvestment and stock
  purchase plan                      5,655      138,032                                          143,687
Purchase of treasury stock                                                           (10,200)    (10,200)
Sale of treasury stock                               10                               10,200      10,210
Cash dividends ($.43 per share)                             (292,325)                           (292,325)
Net unrealized loss on
  securities                                                           (155,432)                (155,432)
                                 ----------  -----------  -----------  ---------   ---------  -----------
Balance, December 31, 1994         342,872    1,981,017    7,887,662   (200,352)          -   10,011,199

Net income                                                 1,567,076                           1,567,076
Dividend reinvestment and stock
  purchase plan                     11,353      322,224                                          333,577
Cash dividends ($.54 per share)                             (378,388)                           (378,388)
Net unrealized gain on
  securities                                                            209,578                  209,578
                                 ----------  -----------  -----------  ---------   ---------  -----------

Balance, December 31, 1995         354,225     2,303,241    9,076,350     9,226            -  11,743,042

Net income                                                  1,612,340                          1,612,340
Dividend reinvestment and stock
  purchase plan                      6,727       254,910                                         261,637
Cash dividends ($.60 per share)                              (431,637)                          (431,637)
Net unrealized loss on
  securities                                                            (38,107)                 (38,107)
                                 ----------  -----------  -----------  ---------   ---------  -----------

Balance, December 31, 1996      $  360,952  $ 2,558,151  $10,257,053  $ (28,881) $        -  $13,147,275
                                 ==========  ===========  ===========  =========  ==========  ===========


The accompanying notes are an integral part of these consolidated financial statements.
                               14

DIMECO, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------

                                                          Year Ended December 31,
                                                   1996            1995              1994
                                              -------------   -------------    --------------
OPERATING ACTIVITIES
Net income                                   $   1,612,340   $   1,567,076    $    1,300,255
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Provision for loan losses                        549,000         382,000           162,000
  Depreciation                                     256,893         213,485           170,981
  Amortization of investments, net                 107,486         144,651           313,570
  Amortization of net deferred loan
    origination fees                               (85,396)        (65,567)          (82,418)
  Deferred tax provision (benefit)                  39,338          86,175           170,016
  Investment securities gains                      (59,257)              -                 -
  Net decrease in loans held for sale              259,231         364,266         3,541,671
  Increase in accrued interest
    receivable                                     (60,246)        (56,192)         (124,583)
  Increase (decrease) in accrued
    interest payable                               (47,184)        179,436            25,795
  Other, net                                       (35,456)        (39,748)           84,019
                                              -------------   -------------    --------------
      Net cash provided by
        operating activities                     2,536,749       2,775,582         5,561,306
                                              -------------   -------------    --------------

INVESTING ACTIVITIES
Investment securities available
  for sale:
  Proceeds from sales of investment
    securities                                     354,248               -                 -
  Proceeds from the maturities or
    paydown of investment securities            13,304,451       3,631,038         1,645,637
  Purchases of investment securities           (15,938,665)     (3,013,280)       (5,845,062)
Investment securities:
  Proceeds from the maturities or
    paydown of investment securities             6,430,001       6,753,718         7,510,195
  Purchases of investment securities           (12,042,470)     (2,107,036)       (8,747,613)
Net increase in loans                          (11,025,956)     (7,996,340)       (7,132,460)
Acquisition of premises and equipment             (362,421)       (513,606)         (263,267)
Purchase of life insurance                               -        (885,000)               -
Proceeds from the sale of other real
  estate owned                                     208,113         110,208           236,114
                                              -------------   -------------    --------------
      Net cash used for investing
        activities                             (19,072,699)     (4,020,298)      (12,596,456)
                                              -------------   -------------    --------------
FINANCING ACTIVITIES
Increase in deposits, net                       16,124,275       7,306,768         4,452,289
Increase (decrease) in short-term
  borrowings                                    (2,050,000)        400,000        (1,150,000)
Proceeds from dividend reinvestment plan           261,637         333,577           143,697
Cash dividends paid                               (407,961)       (368,125)         (196,321)
                                              -------------   -------------    --------------
      Net cash provided by
        financing activities                    13,927,951       7,672,220         3,249,665
                                              -------------   -------------    --------------
Increase (decrease) in cash and
  cash equivalents                              (2,607,999)      6,427,504        (3,785,485)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                              9,121,691       2,694,187         6,479,672
                                              -------------   -------------    --------------

CASH AND CASH EQUIVALENTS AT                 $   6,513,692    $  9,121,691    $    2,694,187
                                              =============    ============    ==============

The accompanying notes are an integral part of these consolidated financial statements.


DIMECO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Dimeco, Inc. (Company) is a Pennsylvania company organized as the holding company of The Dime Bank (Bank). The Bank is a state-chartered bank located
in Pennsylvania.   The Company and its subsidiary derive substantially all of their income from the banking and banking related services which include interest earnings on residential real estate, commercial mortgage, commercial and consumer financings, as well as interest earnings on investment securities and deposit services to its customers through three locations. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and Pennsylvania Department of Banking.

Basis of Presentation
---------------------

The  consolidated  financial  statements  of  the Company   include   its
wholly-owned subsidiary, the Bank. Significant intercompany items have been eliminated in preparing the consolidated financial statements.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Investment Securities
---------------------

The Company has classified investment securities into held to maturity and available for sale classifications. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Mortgage Loans Held for Sale
----------------------------

In general, fixed rate residential mortgage loans originated are held for sale and are carried at the aggregate lower of cost or market. Such loans are sold and serviced by the Bank.

Loans
-----
Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which approximates level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

Allowance for Loan Losses
-------------------------

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operation.


                               16

---------------------------------------------------------------

Allowance for Loan Losses (Continued)
-------------------------------------

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credit to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis for specific items over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate
-----------------

Real estate acquired by foreclosure is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for possible loan losses if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in operations of other real estate.

Income Taxes
------------

The Company and its subsidiary file a consolidated federal income tax return. Under this accounting standard, deferred tax assets or liabilities are computed based on the difference between the financial statement and the
income  tax  basis  of  assets  and  liabilities  using   the  enacted
marginal  tax rates.   Deferred income tax expenses or benefits are based on
the changes in the deferred tax asset or liability from period to period.

Earnings Per Share
------------------

Earnings per common share computations are based on the weighted average number of shares outstanding.

Cash Flows
----------

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits, and federal funds sold.

---------------------------------------------------------------

Amounts paid for interest and income taxes are as follows:

                                                           Federal
                                          Interest       Income Taxes
                                            Paid            Paid
                                        -------------   ------------
     Year ended December 31,
            1996                       $   4,494,268    $    592,000
            1995                           3,936,042         593,000
            1994                           3,282,101         444,000


Pending Accounting Pronouncement
--------------------------------

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements is not expected to have a material impact on financial position or results of operations.

Reclassification of Comparative Amounts
---------------------------------------

Certain comparative amounts for prior years have been reclassified to conform with current year presentations. The reclassified amounts did not affect net income or equity capital.

NOTE 2 - INVESTMENT SECURITIES
------------------------------

Upon the adoption of Statement No. 115, the Company initially transferred from the investment securities portfolio to the available for sale account classification investment securities with an amortized cost of $7,419,997 and an estimated market value of $7,351,936. The net depreciation of these securities, at adoption, was recorded net of federal income taxes to an unrealized securities gain (loss) account which is a component of stockholders' equity. During 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company was permitted an additional one time reclassification of investment securities. Accordingly, the Company transferred from the held to maturity classification to the available for sale classification securities with an amortized cost of $522,017 and an estimated market value of $544,325.

The amortized costs and estimated market value of investment securities are summarized as follows:

                                                                 1996
                                   ---------------------------------------------------------------
                                                        Gross           Gross          Estimated
                                     Amortized        Unrealized      Unrealized         Market
                                       Costs            Gains           Losses           Values
                                   -------------    -------------    ------------    -------------
AVAILABLE FOR SALE
U. S. Treasury securities         $   2,987,822    $      10,936    $          -    $   2,998,758
U. S. Government corporations
  and agencies                        2,848,609            5,266          (6,068)       2,847,807
Mortgage-backed securities              517,370                -         (10,193)         507,177
Commercial paper                      6,500,540                -               -        6,500,540
                                   -------------    -------------    ------------    -------------
    Total debt securities            12,854,341            16,202         (16,261)     12,854,282

Equity securities                       904,200                 -         (43,700)        860,500
                                   -------------    -------------    ------------    -------------

    Total                         $  13,758,541    $      16,202    $     (59,961)  $  13,714,782
                                   =============    =============    =============   =============

------------------------------------------

                                                                 1995
                                   ---------------------------------------------------------------
                                                        Gross           Gross          Estimated
                                     Amortized        Unrealized      Unrealized         Market
                                       Costs            Gains           Losses           Values
                                   -------------    -------------    ------------    -------------
AVAILABLE FOR SALE
U. S. Treasury securities         $   6,021,895    $       9,043    $     (6,794)   $   6,024,144
U. S. Government corporations
  and agencies                        3,518,614            6,620               -        3,525,234
Obligations of states and political
  subdivisions                          128,417           22,308               -          150,725
Mortgage-backed securities              887,614           16,584            (932)         903,266
                                   -------------    -------------    ------------    -------------
    Total debt securities            10,556,540           54,555          (7,726)      10,603,369

Equity securities                       882,900                -         (32,850)         850,050
                                   -------------    -------------    ------------    -------------

    Total                         $  11,439,440    $      54,555    $    (40,576)    $ 11,453,419
                                   =============    ==============   =============    ============


                                                                       1996
                                   ---------------------------------------------------------------
                                                        Gross           Gross          Estimated
                                     Amortized        Unrealized      Unrealized         Market
                                       Costs            Gains           Losses           Values
                                   -------------    -------------    ------------    -------------
HELD TO MATURITY
Obligations of states and
  political subdivisions          $   5,950,944    $      91,427    $       (775)   $   6,041,596
Corporate securities                  8,841,551           24,345            (444)       8,865,452
                                   -------------    -------------    ------------    -------------

    Total                         $  14,792,495    $      115,772   $     (1,219)   $  14,907,048
                                   =============    ==============   ============    =============


                                                                 1995
                                   ---------------------------------------------------------------
                                                        Gross           Gross          Estimated
                                     Amortized        Unrealized      Unrealized         Market
                                       Costs            Gains           Losses           Values
                                   -------------    -------------    ------------    -------------
HELD TO MATURITY
Obligations of states and
  political subdivisions          $   6,403,827    $     103,970    $     (3,587)   $   6,504,210
Corporate securities                  2,863,563            1,297         (11,180)       2,853,680
                                   -------------    -------------    ------------    -------------

    Total                         $   9,267,390    $     105,267    $    (14,767)  $    9,357,890
                                   =============    =============    =============   =============



                              19

------------------------------------------

The amortized cost and estimated market values of debt securities at December 31, 1996, by contractual maturity are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Available for Sale               Held to Maturity
                                   ------------------------------    -----------------------------
                                                      Estimated                         Estimated
                                     Amortized         Market          Amortized         Market
                                       Costs           Values            Costs           Values
                                   -------------    -------------    ------------    -------------
Due in one year or less           $   8,500,127    $   8,506,798    $ 11,877,097    $  11,906,681
Due after one year through
  five years                          3,132,038        3,136,554       1,754,318        1,779,224
Due after five through ten years        704,806          703,753       1,061,080        1,120,197
Due after ten years                           -                -         100,000          100,946
                                   -------------    -------------    ------------    -------------
                                     12,336,971       12,347,105      14,792,495       14,907,048
Mortgage-backed securities              517,370          507,177               -                -
                                   -------------    -------------    ------------    -------------

    Total debt securities         $  12,854,341    $  12,854,282    $ 14,792,495    $  14,907,048
                                   =============    =============    ============    =============


Proceeds from the sales of investment securities available for sale were $354,248 in 1996. The Company realized gross gains of $59,257 for the year ended December 31, 1996. There were no sales of investment securities in 1995 or 1994.

Investment securities with an amortized cost of $4,038,185 and $5,348,123 and estimated market values of $4,125,000 and $5,441,000 at December 31, 1996 and 1995, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 3 - LOANS
--------------

Major classifications of loans are as follows:

                                                        1996               1995
                                                   --------------     --------------
Loans secured by real estate:
  Construction and development                    $      674,031     $       81,520
  Secured by farmland                                  1,340,841            710,895
  Secured by 1 - 4 family residential
    properties:
    Revolving, open-end loans secured
      by 1 - 4 family residential properties           1,909,434          2,382,117
    All other loans secured by 1 - 4
      family residential properties                   41,760,279         39,548,144
  Secured by non-farm, non-residential
    properties                                        24,432,128         22,831,081
Commercial and industrial loans                       13,823,210         12,277,876
Loans to individuals for household,
  family, and other personal expenditures:
  Ready credit loans                                     135,054            155,738
  Other installment loans                             16,085,111         12,469,332
Other loans:
  Agricultural loans                                     632,776            825,293
  All other loans                                        694,063            524,697
                                                   --------------     --------------

    Total loans                                      101,486,927         91,806,693
Less unearned income                                   1,473,603          2,150,429
                                                   --------------     --------------

    Loans, net of unearned income                 $  100,013,324     $   89,656,264
                                                   ==============     ==============

                              20

--------------------------

Real estate loans, which are serviced for others, which are not included in the consolidated balance sheet totaled $28,756,841 and $23,064,951 at December 31, 1996 and 1995, respectively.

At December 31, 1996 and 1995, the Company had impaired loans of $1,122,196 and $863,272, respectively with related allowance for loan losses of approximately $173,548 and $29,000, respectively. There were no impaired loans without a related allowance for loan losses. For year ended December 31, 1996 and 1995, average impaired loans were $1,128,161 and $868,000, respectively. Interest recognized on impaired loans for the year ended December 31, 1996 and 1995, is $13,826 and $85,789.

Changes in the allowance for loan losses are as follows:

                                              1996               1995               1994
                                         --------------     --------------     --------------

Balance, beginning of year              $    1,247,629     $    1,132,982     $    1,186,958
  Provision charged to operations              549,000            382,000            162,000
  Recoveries credited to allowance              83,393             61,193             43,122
                                         --------------     --------------     --------------
    Subtotal                                 1,880,022          1,576,175          1,392,080

  Losses charged to allowance                 (514,016)          (328,546)          (259,098)
                                         --------------     --------------     --------------

Balance, end of year                    $    1,366,006     $    1,247,629     $    1,132,982
                                         ==============     ==============     ==============


The bad debt deduction for federal income tax purposes for the years ended December 31, 1996, 1995, and 1994 is as follows:

                   1996                 $  454,116
                   1995                    323,044
                   1994                    227,345

The balance of the reserve for bad debts for tax purposes was $377,671, $354,178, and $298,487 as of December 31, 1996, 1995, and 1994.

Loans of $60,000 or more extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors were $2,756,529 at December 31, 1996. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. An analysis of these related party loans for 1996 follows:

     Balance                           Amounts          Balance
  December 31, 1995    Additions       Collected     December 31, 1996
  -----------------    ---------       ---------     -----------------

     $2,509,606        $842,980        $596,057         $2,756,529

The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. Although the Company has a diversified loan portfolio, at December 31, 1996 and 1995, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.


NOTE 4 - PREMISES AND EQUIPMENT
-------------------------------

A summary by asset classification is as follows:

                                             1996             1995
                                         -------------    -------------

Land                                    $     220,114    $     220,114
Premises and improvements                   3,049,073        2,916,304
Furniture and equipment                     1,694,698        1,465,047
                                         -------------    -------------

    Total, at cost                          4,963,885        4,601,465
Less accumulated depreciation               1,897,735        1,640,843
                                         -------------    -------------

    Net premises and equipment          $   3,066,150    $   2,960,622
                                         =============    =============

Depreciation expense was $256,893, $213,485, and $170,981 in 1996, 1995, and
1994.

Occupancy expenses were reduced by rental income received in the amounts of $19,909, $19,020, and $18,399 for the years ended December 31, 1996, 1995, and
1994.


NOTE 5 - DEPOSITS
-----------------

Deposits are summarized as follows:

                                             1996             1995
                                         -------------    -------------

Demand  -  noninterest-bearing          $  12,760,278    $  12,352,292
Demand  -  interest-bearing                19,589,085       15,264,169
Money market                                4,071,311        3,949,366
Savings                                    32,673,802       27,496,845
Time deposits of $100,000 or more           9,381,996        6,140,412
Other time deposits                        47,526,035       44,675,148
                                         -------------    -------------

    Total                               $ 126,002,507    $ 109,878,232
                                         =============    =============

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more:

                                             1996             1995
                                         -------------    -------------
Three months or less                    $   4,952,719    $   1,951,678
Four through six months                     1,408,318        1,733,239
Seven through twelve months                 1,186,123          853,985
Over twelve months                          1,834,836        1,601,510
                                         -------------    -------------

    Total                               $   9,381,996    $   6,140,412
                                         =============    =============

NOTE 6 - SHORT-TERM BORROWINGS
------------------------------

The outstanding balances and related information for short-term borrowings are summarized as follows:

                                       1996                     1995
                            ------------------      -------------------
                              Amount      Rate        Amount      Rate
                            -----------  ------     -----------  ------

Balance at year end        $         -      -      $ 2,050,000    5.80%
Average balance
  outstanding during
  the year                   1,009,221    5.85%      1,759,988    5.79%
Maximum amount outstanding
  any month end              2,050,000               2,815,000

Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh (FHLB) and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

The Bank has a Federal Home Loan Bank Flexline with a borrowing limit of approximately $3.5 million. The credit line is subject to annual renewal and incurs no service charges. The Bank has pledged as collateral for this credit line assets with market values in excess of advances received. There were no advances outstanding on this line as of December 31, 1996 and 1995.

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the Federal Home Loan Bank and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $1,953,022 and $2,423,426, respectively, at December 31, 1995 were pledged as collateral for the securities sold under agreements to repurchase.


NOTE 7 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
------------------------------------------------------

The Company maintains a Dividend Reinvestment and Stock Purchase Plan. Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. In addition, the Plan provides for the optional purchase of shares of the Company's common stock up
to  a  maximum  of  $5,000  per  year.    A  participant  may  withdraw  from
the Plan at any time. Stockholders purchased 13,465 shares in 1996 and 22,714 shares in 1995 through the Plan.

NOTE 8 - RETIREMENT PLAN
------------------------

The Company maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Company. The Company's
contribution to the plan is based on 100% matching of   voluntary
contributions up to 3% and 50% matching on the next 2% of individual compensation. Additionally, the Company may contribute a discretionary amount each year. For 1996, 1995, and 1994, the Board of Directors authorized an additional 4%, 2%, and 2%, respectively, of each eligible employee's compensation. Employee contributions are vested at all times, and Company contributions are fully vested after five years. Contributions for 1996, 1995, and 1994 to this plan amounted to $97,711, $76,074, $38,881, respectively.


NOTE 9 - INCOME TAXES
---------------------

Federal income tax expense consists of the following:

                               1996            1995             1994
                           ------------    ------------    ------------

Currently payable         $    659,662    $    590,825    $    418,984
Deferred taxes                  39,338          86,175         170,016
                            ------------    ------------    ------------

    Total provision       $    699,000    $    677,000    $    589,000
                           ============    ============    ============


The components of the net deferred tax assets at December 31, 1996 and 1995 are as follows:

                                              1996             1995
                                          -------------    -------------
Deferred Tax Assets:
  Allowance for loan losses              $     336,034    $     303,773
  Deferred loan origination fees, net           60,788           89,722
  Deferred compensation                         39,707           44,019
  Allowance for loss on securities              31,605           31,605
  Unrealized loss on investment securities      14,878                -
  Other, net                                        86               86
                                          -------------    -------------

    Total                                      483,098          469,205
                                          -------------    -------------

Deferred Tax Liabilities:
  Premises and equipment                       186,887          146,673
  Unrealized gain on investment securities       1,862            4,753
  Other, net                                         -            3,723
                                          -------------    -------------

    Total                                      188,749          155,149
                                          -------------    -------------

      Net deferred tax assets            $     294,349    $     314,056
                                          =============    =============

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:


                                             1996                     1995                    1994
                                     --------------------    --------------------    --------------------
                                                   % of                    % of                    % of
                                                 Pre-tax                 Pre-tax                 Pre-tax
                                      Amount      Income       Amount     Income       Amount     Income
                                     ----------  --------    ----------  --------    ----------  --------
Provision at statutory rate         $  785,856      34.0%   $  762,987      34.0%   $  642,347      34.0%
Tax-exempt income                     (108,611)     (4.7)     (119,157)     (5.3)      (96,211)     (5.1)
Non-deductible interest                 34,996       1.5        28,787       1.3        20,822       1.1
Other, net                             (13,241)     (0.6)        4,383       0.2        22,042       1.2
                                     ----------  --------    ----------  --------    ----------  --------

Effective income tax                $  699,000      30.2%   $  677,000      30.2%   $  589,000      31.2%
                                     ==========  =========   ==========  ========    ==========  ========

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

Commitments
-----------

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, financial guarantees, and letters of credit, which are not reflected in the accompanying financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                                    1996             1995
                                                -------------    -------------

Commitments to extend credit                   $  10,596,206    $   9,729,257
Financial guarantees (credit card limits)             41,500           57,500
Standby letters of credit                            354,898          723,570

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loan facilities to customers.

Contingent Liabilities
----------------------

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 11 - REGULATORY RESTRICTIONS
---------------------------------

Cash and Due from Banks
-----------------------

Included in cash and due from banks are required federal reserves of $815,000 and $683,000 at December 31, 1996 and 1995, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with a correspondent bank.

Dividends
---------

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all chartered banks to the surplus of the Bank. Accordingly, at December 31, 1996, the balances in the capital surplus account totaling $1,756,216 are unavailable for dividends.


NOTE 12 - REGULATORY CAPITAL REQUIREMENTS
-----------------------------------------

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Board and the Federal Deposit Insurance Corporation has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized they must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

The following table reflects the Company's capital ratio and minimum requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                                   1996                        1995
                                         -----------------------      ----------------------
                                            Amount       Ratio           Amount      Ratio
                                         -------------  --------      ------------  --------
Total Capital (to Risk Weighted Assets)
---------------------------------------

  Actual                                $  14,495,131     13.74%     $ 12,981,445     15.43%
  For Capital Adequacy Purposes             8,439,669      8.00%        6,730,496      8.00%

Tier I Capital (to Risk Weighted Assets)
----------------------------------------

  Actual                                $  13,176,156      12.49%    $ 11,733,816      13.95%
  For Capital Adequacy Purposes             4,219,746       4.00%       3,364,535       4.00%

Tier I Capital (to Average Assets)
----------------------------------

  Actual                                $  13,176,156       9.97%    $ 11,733,816       9.82%
  For Capital Adequacy Purposes             5,286,321       4.00%       4,779,558       4.00%


NOTE 13 - FAIR VALUE DISCLOSURE
-------------------------------

The estimated fair values of the Company's financial instruments are as follows:

                                                 1996                              1995
                                   -------------------------------   -------------------------------
                                     Carrying           Fair           Carrying           Fair
                                       Value            Value            Value            Value
                                   --------------   --------------   --------------   --------------
Financial assets:
  Cash and due from banks         $    1,600,524   $    1,600,524   $    1,231,674   $    1,231,674
  Interest-bearing deposits
    in other banks                     3,718,168        3,718,168        1,970,017        1,970,017
Federal funds sold                     1,195,000        1,195,000        5,920,000        5,920,000
Mortgage loans held for sale             206,813          206,813          464,588          464,588
Investment securities available
  for sale                            13,714,782       13,714,782       11,453,419       11,453,419
Investment securities                 14,792,495       14,907,048        9,267,390        9,357,890

Net loans                             98,647,318      100,080,713       88,408,635       90,407,412
Accrued interest receivable            1,003,565        1,003,565          943,319          943,319
                                   --------------   --------------   --------------   --------------

    Total                         $  134,878,665   $  136,426,613   $  119,659,042   $  121,748,319
                                   ==============   ==============   ==============   ==============

Financial liabilities:
  Deposits                        $  126,002,507   $  125,976,000   $  109,878,232   $  110,249,000
  Short-term borrowings                        -                -        2,050,000        2,050,000
  Accrued interest payable               521,229          521,229          568,413          568,413
                                   --------------   --------------   --------------   --------------

    Total                         $  126,523,736   $  126,497,229   $  112,496,645   $  112,867,413
                                   ==============   ==============   ==============   ==============


Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets, and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due From Banks, Interest-Bearing Deposits in Other Banks, Federal Funds Sold, Accrued Interest Receivable, Short-Term Borrowings, and Accrued Interest Payable
---------------------------------------------------------------------------

The fair value is equal to the current carrying value.


                                    27

-------------------------------------------

Mortgage Loans Held For Sale
----------------------------

The fair value of mortgage loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Investment Securities
---------------------

The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans and Deposits
------------------

The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit
----------------------------------------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 10.

NOTE 14 - HOLDING COMPANY
-------------------------

Following are condensed financial statements for the parent company:

                           CONDENSED BALANCE SHEET

                                                    December 31,
                                              1996               1995
                                        ---------------    ---------------
ASSETS
Cash and due from banks                $        15,381    $        42,885
Investment in bank subsidiary               13,146,691         11,766,873
Other assets                                   115,145             39,480
                                        ---------------    ---------------

    Total assets                       $    13,277,217    $    11,849,238
                                        ===============    ===============

LIABILITIES

Dividends payable                      $       129,943    $       106,194

STOCKHOLDERS' EQUITY                        13,147,274         11,743,044
                                        ---------------    ---------------

    Total liabilities and
      stockholders' equity             $    13,277,217    $    11,849,238
                                        ===============    ===============

                                    28

-------------------------------------

                            CONDENSED STATEMENT OF INCOME

                                                              Year Ended December 31,
                                                       1996            1995            1994
                                                   ------------    ------------    ------------

Dividends from bank subsidiary                    $    222,000    $          -    $     80,000

Other noninterest expense                               41,340          37,059          30,627
                                                   ------------    ------------    ------------

Net income (loss) before undistributed
  earnings of bank subsidiary and income taxes         180,660         (37,059)         49,373

Undistributed earnings of bank subsidiary            1,417,930       1,591,535       1,240,469
Income tax benefit                                     (13,750)        (12,600)        (10,413)
                                                   ------------    ------------    ------------

    Net income                                    $  1,612,340    $  1,567,076    $  1,300,255
                                                   ============    ============    ============

                              CONDENSED STATEMENT OF CASH FLOWS

                                                              Year Ended December 31,
                                                       1996            1995            1994
                                                   ------------    ------------    ------------

OPERATING ACTIVITIES
Net income                                       $    1,612,340   $  1,567,076    $  1,300,255
Adjustments to net income to
  net cash provided by operating activities:
  Undistributed earnings of bank subsidiary          (1,417,930)    (1,591,535)     (1,240,469)
  Other, net                                            (75,590)         8,221           3,426
                                                    ------------   ------------    ------------

  Net cash provided by (used for)
    operating activities                                118,820        (16,238)         63,212
                                                    ------------   ------------    ------------

FINANCING ACTIVITIES



Dividends paid                                         (407,961)      (368,125)       (196,321)
Proceeds from dividend reinvestment plan                261,637        333,577         143,697
                                                    ------------   ------------    ------------

    Net cash used for financing activities             (146,324)       (34,548)        (52,624)
                                                    ------------   ------------    ------------

    Increase (decrease) in cash and
      cash equivalents                                  (27,504)       (50,786)         10,588

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                              42,885         93,671          83,083
                                                     ------------   ------------    ------------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD                                        $      15,381   $    42,885     $    93,671
                                                    =============   ===========     ===========

                                    29

SNODGRASS
Certified Public Accountants


REPORT OF INDEPENDENT AUDITORS
------------------------------






Board of Directors and Stockholders
Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in the notes to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for impaired loans and related allowance for loan losses and effective January 1, 1994, also changed its method of accounting for investment securities.



/s/ S. R. Snodgrass, A.C.


Wexford, PA
February 14, 1997


S.R. Snodgrass, A.C.
101 Bradford Road Wexford, PA   15090-6909 Phone: 412-934-0344
Facsimile: 412-934-3445


                                   30

page 61