Form 10KSB, Exhibit 13
period 1997-12-31
DIMECO INC
filed 1998-03-30
CIK 898037

   The mission of Dimeco, Inc. is to operate, through its subsidiary The Dime Bank, a commercial bank in the communities it serves, providing to the public traditional banking and related services consistent with sound, prudent banking principles and fulfilling the social, economic, moral, and political considerations ordinarily associated with a responsible, well-run banking corporation.

                      CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                                %Increase
                                         1997         1996      (decrease)
                                       ----------------------------------
                                     (amounts in thousands, except per share)
PERFORMANCE
  Net income                           $  1,825     $  1,612         13.2%
  Return on average assets                 1.28%        1.22%         4.9%
  Return on average equity                13.86%       12.92%         7.3%

SHAREHOLDERS' VALUE (PER SHARE)
  Net income                           $   2.52     $   2.24         12.6%
  Dividends                            $   0.74     $   0.60         23.3%
  Book value                           $  20.04     $  18.21         10.0%
  Market value                         $  31.00     $  23.75         30.5%
  Market value/book value ratio          154.71%      130.80%        18.3%
  Price/earnings multiple                  12.3x        10.6x        15.9%
  Dividend yield                           2.39%        2.53%        (5.6%)

SAFETY AND SOUNDNESS
  Shareholders' equity/asset ratio         9.46%        9.37%         1.0%
  Dividend payout ratio                   29.33%       26.79%         9.5%
  Nonperforming assets/total assets        2.23%        2.22%         0.4%
  Allowance for loan loss as a % of loans  1.39%        1.36%         2.2%
  Net charge-offs/average loans            0.35%        0.46%       (23.9%)
  Allowance for loan loss/
   nonaccrual loans                       74.15%       74.98%        (1.1%)
  Allowance for loan loss/
   non-performing loans                   44.20%       43.90%         0.7%
  Risk-based capital                      13.05%       13.74%        (5.0%)

BALANCE SHEET HIGHLIGHTS
  Total assets                         $153,421     $140,284          9.4%
  Investment securities                $ 35,245     $ 28,507         23.6%
  Loans, net unearned discount         $108,815     $100,013          8.8%
  Allowance for loan losses            $  1,511     $  1,366         10.6%
  Deposits                             $135,101     $126,003          7.2%
  Stockholders' equity                 $ 14,521     $ 13,147         10.4%

  Trust assets under management        $ 11,465     $ 10,750          6.7%

(BAR GRAPH ON THIS PAGE)
Dimeco, Inc.
Market Value
12/31/97

Market Value   $11.25     $13.00     $17.38     $23.75     $31.00
               --------------------------------------------------
                1993       1994       1995       1996       1997

                                   CONTENTS
            ------------------------------------------------------

            Consolidated Financial Highlights....................1
            Letter to the Shareholders...........................3
            Director Memorial....................................4
            Dimeco, Inc. And The Dime Bank Board of Directors....5
            The Dime Bank Officers...............................5
            Management's Discussion and Analysis of Financial
              Condition and Results of Operation.................6
            Selected Financial Data.............................15

            CONSOLIDATED FINANCIAL STATEMENTS:
            Balance Sheet.......................................16
            Statement of Income.................................17
            Statement of Changes in Stockholder's Equity........18
            Statement of Cash Flows.............................19
            Notes to the Consolidated Financial Statements......20
            Independent Auditor's Report........................34
            Promotions and Appointments.........................35

            ------------------------------------------------------

April, 1998



Dear Shareholders:

     From a shareholder perspective, 1997 was a great year. Yes, there were sound fundamentals such as a 13% increase in earnings and over a 9% advance in assets, which significantly contributed to the overall performance. Most striking, however, is the over 30% increase in the market value of your stock. When one considers this increase in combination with the nearly 37% advance in 1996, it is reason enough to believe that sound fundamental performance over a longer period of time will eventually produce its deserved reward. It is also a positioning to assure those rewards will continue.

     The year was not without its low point. David M. Boyd, a Director since 1975, passed away in November. Dave was special. Yes, he was an attorney of considerable note, but was a lot more. His wisdom and counsel were pillars that provided strength to our decision making process. His wit and humorous interludes gave us balance. His presence is sorely missed. Our condolences continue to go out to his wife, Jeanne, and son, Bob. Dave's legacy can only mean that we who remain are challenged to keep his vision for Dimeco, Inc. and The Dime Bank alive and growing. Rest assured, Dave, that challenge is being met.

     Despite the record breaking performance of our bank, the banking industry seems to be at a cross roads. FISI Madison Financial reports on the Federal Reserve's Flow of Funds "that the market share of loans and securities held by financial institutions has plummeted more than 50 percent in the past two decades." On the liability side, there is a corresponding 44% loss. Yes, profits are generally good if not great for those in our industry, but it is my view that markets must be examined for needs and given a response to fill those needs. Overall, consolidation to become more efficient has value, but if the customer's needs are not being met, that value is short lived. Our challenge in the smaller market is to stay close to our customers, introduce efficiencies as we are able to afford them, and make changes in the way we deliver services in response to a market that wants those changes. It's a delicate balance, but it is the only reasonable way we can continue to grow and prosper. It has been our way and thus far has borne significant fruit.

     As we move into 1998, we are focusing on building those services already in place, such as investment services, mortgage origination and sale, commercial loans and participations, and development of deposit relationships through our branch network. We intend to lease an off-premise facility to house our "back office" operation. We will continue our team building effort to keep our energy level up and the new ideas flowing. Already in 1998, we have hired Jeff Ketcham, whose vast background in securities will help us with the investment services side. Also, Jerry Theobald has come on board and brings with him more than 20 years of community banking experience, and will be serving in our lending and business development areas. In all, 1998 is shaping up as a very good year.

     Finally, let me once again go back to our constant theme of gratitude to you, our shareholders. Without you, we cannot exist. Hopefully with what we have done for you, we have your trust. The aforementioned increase in market value as well as the 23% increase in your dividend is the best way we know to say, "Thanks!".

                                   Very truly yours,


                                   JOSEPH J. MURRAY
                                   President & Chief Executive Officer

------------------------------------------------------------------------------

   For more than 20 years, David M. Boyd, Esquire was a loyal and valued member of The Dime Bank family. He provided leadership and vision which not only helped the Bank to a position of trust and partnership with the communities served but also helped shape the Bank's commitment to caring for the customer, the employee, and the shareholder.
   Born April 19, 1922 in Honesdale, he was a 1940 graduate of Honesdale High School and a 1944 graduate of Dickinson College. He was a U.S. Army veteran of World War II, serving in the Pacific Theatre of Action. Following the war, he received his law degree from the Dickinson Law School in 1948. Hew was admitted to the bar in 1949 and practiced law in Honesdale for the next 48 years. He served as Wayne County District Attorney for 10 years, was a former member and Vice President of the PA District Attorney's Association and a member of the Wayne County Bar Association.
   Dave was a member of the Grace Episcopal Parish, Honesdale, and a form Vestryman of the church. He was a member of the Honesdale Masonic Lodge #218, the Anthony Wayne Royal Arch Chapter #204, the Savona Commandry #89, and Irem Temple Shrine. Dave was an avid golfer and was a life member of the Honesdale Golf Club. He also was a member of the American Contract Bridge League.
   Dave was a person of high moral character and integrity, as well as a source of pride and an example to us all. His legacy of service and heartfelt concern for our customers will continue to inspire the entire Dime Bank family.

------------------------------------------------------------------------------

                        Dimeco, Inc. And The Dime Bank
                              Board of Directors


William E. Schwarz             Joseph J. Murray              Gerald J. Weniger
Chairman of the Board         President and Chief       Secretary, Dimeco Inc.
Dimeco, Inc. and               Executive Officer          Assistant Secretary,
The Dime Bank                   Dimeco Inc. and                  The Dime Bank
President, Edward J.             The Dime Bank              President, Weniger
Schwarz, Inc.                                                Electronics, Inc.






John S. Kiesendahl              Thomas A. Peifer                Henry M. Skier
President, Woodloch      Superintendent, Wallenpaupack   President, A.M. Skier
Pines, Inc.                   Area School District                Agency, Inc.


------------------------------------------------------------------------------
                           Officers of The Dime Bank
                               Joseph J. Murray
                    President and Chief Executive Officer

Gary C. Beilman     Maryann Ellefsen     Linda S. Tallman      Ruth E. Daniels
 Vice President    Assistant Cashier    Assistant Secretary  Assistant Cashier

Maureen H. Beilman  Mary E. Rutledge    Cynthia D. Theobald   John R. Branston
Secretary and      Assistant Cashier     Assistant Cashier   Assistant Cashier
Treasurer Controller

L. Jill George Nancy M. Lavenduski Cheryl A. Smith Melanie E. Rutledge Assistant Vice Assistant Cashier Assistant Cashier Assistant Cashier President
                                                            Dana L. Vanderhook
                                                             Assistant Cashier

                 1997 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


(BAR GRAPH IN CENTER OF PAGE)
Total Assets
(in thousands)
$110,662    $115,080    $124,808    $140,284    $153,421
--------------------------------------------------------
  1993        1994        1995        1996        1997

This consolidated review and analysis of Dimeco, Inc. ("the Company") is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 1997 and 1996. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the financial statements.

Dimeco, Inc. is a one-bank holding company with The Dime Bank ("the Bank") as the wholly-owned subsidiary. The Company and the Bank derive their income from the operation of a commercial bank, including earning interest on loans and investment securities. The bank has interest expense to customers for deposits and others for short-term borrowing. The bank operates four full-service branches in Honesdale, Hawley, Damascus and Greentown, Pennsylvania. The principal market areas are Wayne and Pike counties, Pennsylvania and Sullivan County, New York. At December 31, 1997, the bank had 57 full-time and 21 part-time employees.

STATEMENT OF CONDITION
Total assets increased $13,137,000 or 9.4% from December 31, 1996 to
December 31, 1997 with $153,421,000 at year end. The increase in assets is mainly attributable to $8,801,000 growth in loans. Also contributing to this growth was a $6,737,000 growth in investment securities, offset by a decline in cash and cash equivalents of $2,033,000.

The decline in cash and cash equivalents is due mainly to investment of excess cash funds in short-term commercial paper as opportunities arose during 1997. This strategy maintained liquidity while gaining a greater spread over interest rates offered on federal funds sold.

The Company uses the investment portfolio as a complement to the loan function in order to maintain liquidity while receiving a greater rate of return than if the funds were held in cash or cash equivalent funds. With a nearly flat yield curve during the past few years, management has chosen to invest in shorter term securities in order to have the ability to reinvest if interest rates rise. Investment securities available for sale increased $16,987,000 or 123.9% during 1997. Purchases of commercial paper increased this type investment by $14,653,000 or 225.4% over holdings at December 31, 1996. The maximum maturity of commercial paper is two hundred and seventy days with the
majority of investments of this type being less than sixty days.   Management
only purchases commercial paper of an investment grade. The portfolio of U.S. Government agency securities increased $4,417,000 or 155.0% more than 1996 amounts. These securities typically had maturity dates of less than five years. This type of investment offers increased interest income over other liquid funds while being available to pledge at 100% of their value for municipal deposits. Investments in U.S. Treasury securities decreased $1,999,000 or 66.7% as compared to 1996. This type of investment did not offer the same interest rate opportunities as the above-mentioned commercial
paper or U.S. Government agency bonds during 1997.   Investment securities
held to maturity decreased $10,250,000 or 69.3% during 1997. Corporate bonds which were held on December 31, 1996 matured during 1997 and the funds were reinvested in short-term commercial paper, included in the available for sale portfolio, which offered more attractive interest rates for similar maturities.

Loan demand was strong during 1997. The loan portfolio grew by $8,801,000 or 8.8%, bringing the total to $108,814,000 from $100,013,000 at December 31, 1996. Actual loan activity was even stronger than these figures suggest, as evidenced by the fact that $9,838,000 of residential mortgages and $1,843,000 of commercial loans were sold to secondary market investors during 1997. The largest net loan increases were in the commercial and consumer loan areas. Commercial

(BAR GRAPH IN CENTER OF PAGE)
Deposits
(in thousands)
$98,119    $102,571    $109,878    $126,003    $135,101
-------------------------------------------------------
 1993        1994        1995        1996        1997

mortgages rose $6,636,000 or 27.2% from $24,432,000 to $31,068,000.  These loans were granted to both existing and new business clienteles and were directed toward expansion and acquisition. This activity was spread across numerous borrowers of various industry types including camps, grocery stores, restaurants, nursing and personal care facilities, resorts and retail stores. Consumer installment loans increased 17.2% from $16,085,000 to $18,853,000 during 1997. Loans generated from a seasonal automobile financing promotion comprised the majority of this gain. Overall, the loan portfolio expanded as the result of a growing local community, a stronger local economy and heightened sales call activity by officers.

Deposits increased $9,099,000 or 7.2% during 1997. This growth is attributable to increases in time deposits, of which those greater than $100,000 increased $6,998,000 or 74.6%. Management has been more aggressive in pricing all certificates of deposit, in particular "jumbo" certificates, and believes that this policy has had the effect of increasing the Company's market share of this type of deposit.

LIQUIDITY
The Company's liquidity is reflected in its capacity to have sufficient amounts of cash to deal with customers deposit withdrawal requests, accommodate loan demand, maintain reserve requirements, take advantage of investment opportunities and fund operating expenses. Liquidity needs are primarily accomplished through core deposits gathered through our branches. In addition, the Company has the ability to increase liquidity on the asset side through payments received on existing loans, by the sale of assets such as mortgage loans held for sale or investments available for sale or by decreasing federal funds sold. Liquidity can also be achieved by increasing other liabilities such as securities sold under agreements to repurchase, borrowing from the Federal Reserve Bank or the Federal Home Loan Bank.
Income from operations is yet another important source of meeting our liquidity needs.

Management monitors liquidity regularly while attempting to match maturities of assets with liabilities. An important aspect of this measurement is the maintenance of sufficient net assets that mature within one year. The total of these assets at December 31, 1997 was $31,849,000 less short-term borrowings of $2,390,000 to net $29,459,000. This compares with a net of 27,104,000 at December 31, 1996. These liquidity levels are well within internal guidelines.

As addressed in the deposit discussion, management feels that through continuing to offer competitive interest rates and a greater array of products we can continue to attract new funds. In addition, through the Bank's affiliation with the Federal Home Loan Bank of Pittsburgh, a line of credit in the amount of approximately $3,500,000 is available along with the ability to use term financing for any longer term requirements as deemed necessary.

INTEREST RATE SENSITIVITY

Interest rate sensitivity refers to the relationship between market interest rates and the earnings volatility of the Company due to the repricing characteristics of assets and liabilities. In order to maintain consistent earnings, management, through the Asset /Liability Committee, is responsible for implementing policy and monitoring the status of interest rate
sensitivity.   This is accomplished through various means including daily monitoring of the interest margin and interest rate spread, or the difference between interest rates received on assets and interest rates paid on
liabilities.   The Asset/Liability Committee also uses interest rate shock analysis to monitor interest rate sensitivity. A model is used which assumes a positive and a negative 200 basis point movement of interest rates. Models used in 1997 and 1996 show that the level of net interest income at risk due to these variations is plus 11.42% and minus 11.93%. The effect on total equity of these movements would be minus 1.69% and minus 1.67% according to the model. All measurements are within internal risk tolerance guidelines. Another tool that is used to assess sensitivity to interest rate risk is the static gap analysis. This analysis groups assets and liabilities by repricing opportunities in order to monitor gaps between interest-earning assets and
interest-costing liabilities.   These analyses are very useful but do have
inherent shortcomings. Even though certain assets and liabilities have similar repricing opportunities or maturities, they may react in different ways to fluctuations in interest rates with some reacting in advance of actual changes and some lagging actual changes in rates. In addition, certain assets or liabilities, such as
adjustable rate mortgages with interest rate caps and ceilings,   have
features that restrict changes in interest rates. In the event of interest rate changes, prepayment and early withdrawal levels may deviate significantly from those assumed in the analysis.

                                         STATEMENT OF INTEREST SENSITIVITY GAP
                                ---------------------------------------------------------
                                                 (amounts in thousands)
                                 90 days    > 90 days     1 - 5
                                 or less   but< 1 year    years     > 5 years     Total
                                ---------   ---------   ---------   ---------   ---------
Assets:
Federal funds sold              $       0   $       -   $       -   $       -   $       -
Interest-bearing deposits           3,122           -           -           -       3,122
Mortgage loans held for sale          157           -           -           -         157
Investment securities
  available-for-sale (1)           21,930       2,817       4,667       1,288      30,702
Investment securities
  held-to-maturity (1)                  -       2,465       1,078         999       4,542
Loans (1)                          11,468      52,429      31,650      12,490     108,037
                                ---------   ---------   ---------   ---------   ---------
Rate sensitive assets           $  36,677   $  57,711   $  37,395   $  14,777   $ 146,560
                                =========   =========   =========   =========   =========

Liabilities:
Interest-bearing deposits:
Interest-bearing demand (2)     $  20,856   $       -   $       -   $       -   $  20,856
Money market                        3,740           -           -       3,740           -
Savings (3)                        19,947      10,926           -      30,873           -
Time deposits                      17,743      33,056      15,869      66,668           -
Short-term borrowings               2,390           -           -       2,390           -
                                ---------   ---------   ---------   ---------   ---------
Rate sensitive liabilities      $  64,676   $  43,982   $  15,869   $       -   $ 124,527
                                =========   =========   =========   =========   =========

Interest sensitivity gap        $ (27,999)  $  13,729   $  21,526   $  14,777   $ 22,033
Cumulative gap                  $ (27,999)  $ (14,270)  $   7,256   $  22,033
Cumulative gap to total assets     (18.25%)     (9.30%)      4.73%      14.36%

(1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustments have been made for scheduled repayments or for anticipated prepayments.
(2) Interest-bearing demand deposits are recorded as immediately repricing and/or maturing. Historically, these liabilities have been shown to have a greater effective maturity based on retention experience of such deposits in changing rate environments. Management has consistently used this time period in their analysis in order to make the information comparable.
(3) Passbook savings accounts have been included in the >90 days but < one year period even though they have also been shown to have a greater effective maturity in changing rate environments. The placement in this category is done consistently to maintain comparability.

(BAR GRAPH IN CENTER OF PAGE)
Net Interest Income
(in thousands)
$4,194     $4,699    $5,375    $5,820     $6,353
------------------------------------------------
 1993       1994      1995      1996       1997

CAPITAL RESOURCES
Total Stockholders' Equity increased $1,373,000 or 10.4% in 1997 as compared to an increase of $1,404,000 or 12.0% during 1996. Net income, the primary source of growth in each year, was $1,825,000 in 1997 and $1,612,000 in 1996. Dividends paid to stockholders were $535,000 in 1997 and $432,000 in 1996. During 1997 the Company took advantage of an opportunity to purchase a block of 5,600 shares of common stock for $148,000. This stock has been used in the dividend reinvestment plan with 1,525 remaining at December 31, 1997. Management evaluates capital position attempting to maintain an optimum capital to asset ratio of between 9% and 10%. This ratio was 9.5% on December 31, 1997 and was 9.4% on December 31, 1996.

The Company is required by regulatory agencies to maintain certain ratios of capital adequacy. Total risk-based capital ratio requirements mandate a
minimum of 8% to be adequately capitalized.   At December 31, 1997, the
Company's ratio was 13.05% with 11.82% being in the form of Tier I risk-based capital. At December 31, 1996, these ratios were 13.74% and 12.49%, respectively. In addition, the regulatory agencies have set a minimum of 4% for Tier I leverage capital; the Company's ratio at December 31, 1997 was 9.59% and at December 31, 1996 was 9.97%.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income, the main source of the company's income, is the difference between interest earned on assets and interest paid on liabilities. This discussion of net interest income should be read in conjunction with the tables "Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential" and "Volume/Rate Analysis of Changes in Net Interest Income."

Interest income increased $910,000 from 1996 to 1997. The primary source of interest income is from loans which showed a decrease of 11 basis points in interest rate but an increase of $10,970,000 in average volume. Therefore the increase in income for this category is due to an increase in the size of the loan portfolio which was offset slightly by decreased interest rates received on the portfolio. With approximately 63% of the portfolio in variable rate loans, the prime rate decrease seen in 1996 was still affecting loans with longer-term repricing opportunities during 1997. Interest earned on taxable investment securities increased $324,000 in 1997 due to a combination of increased rates earned of 21 basis points on average combined with an average increase of $4,705,000 in this type of investment. The overall rate of return on interest-earning assets remained constant during 1996 and 1997 as interest rates remained relatively flat.

Interest expense increased $413,000 from 1996 to 1997 due mainly to growth in the deposit base during 1997. The average interest rate paid on these liabilities remained fairly constant from 1996 to 1997 with a moderate increase of two basis points due mainly to deposits with higher balances in tiered interest rate accounts.

As exhibited in the Volume/Rate Analysis, net interest income, on a tax equivalent basis, increased $497,000 from 1996 to 1997. This increase is due mainly to growth of both interest-earning assets and interest-costing liabilities. Increases in net interest income of $585,000 relating to this growth in volume were offset by slight rate differences amounting to $88,000 less in net interest income for the period.

Net interest income increased $427,000 or 7.7% from 1995 to 1996. Interest income increased $759,000 or 7.8% based mainly on increased loan volume. Interest yields received on the loan portfolio declined, mainly due to a decrease in the prime rate, on which a large portion of loan rates are dependent. Interest rates paid on deposits decreased .08% from 1995 to 1996; this combined with an increase in the size of the deposit base resulted in a $332,000 increase in interest expense.

On a daily basis, management monitors interest rate margins and spreads in order to be able to react in a timely fashion to variances as they affect net interest income.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL

The following is an analysis of the average balance sheets and net interest income for each of the three years ended December 31, 1997, 1996 and 1995:

(amounts in thousands)                          1997                           1996                           1995
                                   -----------------------------  -----------------------------  -----------------------------
                                    Average    Revenue/   Yield/  Average     Revenue/   Yield/  Average     Revenue/   Yield/
                                  Balance (3)  Expense     Rate  Balance (3)  Expense     Rate  Balance (3)  Expense     Rate
                                   ---------  ---------  -------  ---------  ---------  -------  ---------  ---------  -------

ASSETS
Interest-earning assets:
Total Loans   (1)(4)               $ 103,637  $   9,471     9.14% $  92,667  $   8,568     9.25% $  83,952  $   7,940     9.46%
Investment securities:
  Taxable                             21,009      1,298     6.18%    16,304        974     5.97%    16,758        971     5.79%
  Exempt from federal income tax(2)    5,130        373     7.27%     6,323        482     7.62%     6,645        528     7.95%
Interest-bearing deposits              2,336         22     0.94%     2,063         23     1.11%     1,625         13     0.80%
Federal funds sold and securities
  purchased under agreements to
  resell                               3,168       176      5.56%     7,119        383     5.38%     3,768        219     5.81%
                                   ---------  ---------           ---------  ---------           ---------  ---------
Total interest-earning assets/
  interest income                    135,280    11,340      8.38%   124,476     10,430     8.38%   112,748      9,671     8.58%

Cash and due from banks                1,244                          1,262                          1,082
Premises and equipment, net            3,000                          2,963                          2,794
Other assets, less allowance
  for loan losses                      3,090                          3,445                          2,920
                                   ---------                      ---------                      ---------
Total assets                       $ 142,614                      $ 132,146                      $ 119,544
                                   =========                      =========                      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                            $  32,706  $   1,030     3.15% $  31,183  $     989    3.17% $   28,127  $     913     3.25%
Interest-bearing checking             22,482        583     2.59%    20,413        514    2.52%     18,574        512     2.76%
Time deposits                         59,539      3,225     5.42%    53,213      2,885    5.42%     47,772      2,588     5.42%
Securities sold under agreements to
  repurchase                             430         15     3.49%     1,003         59    5.88%      1,524         87     5.71%
Federal Home Loan Bank advances          112          7     6.25%         7          -        -        236         15     6.36%
                                   ---------  ---------           ---------  ---------           ---------  ---------
   Total interest-bearing liabilities/
     interest expense                115,269      4,860     4.22%   105,819      4,447    4.20%     96,233      4,115     4.28%

Noninterest-bearing deposits          13,149                         12,697                         11,319
Other liabilities                      1,031                          1,151                          1,084
                                   ---------                      ---------                      ---------
Total liabilities                    129,449                        119,667                        108,636

Stockholders' Equity                  13,165                         12,479                         10,908
                                   ---------                      ---------                      ---------
Total Liabilities and
  Stockholders' Equity             $ 142,614                      $ 132,146                      $ 119,544
                                   =========                      =========                      =========

   Net interest income/interest spread        $   6,480     4.16%            $   5,983     4.18%            $   5,556     4.30%
                                              =========   ======             =========   ======            =========    ======

Net interest income/earning assets                          4.79%                          4.81%                          4.93%
                                                          ======                         ======                         ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                 117.36%                        117.63%                        117.16%
                                                          ======                         ======                         ======

(1)  Nonaccrual loans are not included
(2) Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)  Average balances are calculated using average daily balances
(4)  Interest on loans includes fee income

The volume and rate relationship of the Bank's interest-earning assets and interest-bearing liabilities are determining factors of net interest income. The following table reflects the significant sensitivity to changes in interest income and interest expense of the Company. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (I) changes in volume (changes in volume multiplied by old rate) and, (ii) changes in rate (changes in rate multiplied by old volume).

                                             VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                           ----------------------------------------------------------
                                              1997 Compared to 1996          1996 Compared to 1995
                                           ----------------------------  ----------------------------
                                             Total        Caused by        Total        Caused by
(amounts in thousands)                     Variance   Rate(1)   Volume   Variance   Rate(1)   Volume
                                           --------  --------  --------  --------  --------  --------

Interest income:
  Loans (gross)                            $    903  $   (111) $  1,014  $    628  $   (196) $    824
  Investment securities:
    Taxable                                     324        43       281         3        29       (26)
    Exempt from federal income tax             (109)      (18)      (91)      (46)      (20)      (26)
  Interest-bearing deposits                      (1)       (4)        3        10         6         4
  Federal funds sold and securities
    purchased under agreements to resell       (207)        6      (213)      164       (31)      195
                                           --------  --------  --------  --------  --------  --------
Total interest-earning assets                   910       (84)      994       759      (212)      971
                                           ========  ========  ========  ========  ========  ========


Interest expense:
  Savings                                        41        (7)       48        76       (23)       99
  Interest-bearing checking                      69        17        52         2       (49)       51
  Time deposits                                 340        (3)      343       297         2       295
  Securities sold under agreements
    to repurchase                               (44)      (10)      (34)      (28)        2       (30)
  Federal Home Loan Bank advances                 7         7         0       (15)        0       (15)
                                           --------  --------  --------  --------  --------  --------
Total interest-bearing liabilities              413         4       409       332       (68)      400
                                           --------  --------  --------  --------  --------  --------
Net change in net interest income          $    497  $    (88) $    585  $    427  $   (144) $    571
                                           ========  ========  ========  ========  ========  ========

(1) Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

PROVISION FOR LOAN LOSSES
The provision for loan losses is based upon management's evaluation of the inherent credit risk in the loan portfolio. This evaluation is performed through a formal model which examines the loan portfolio using an internal grading system analyzing historical performance of loans in each grade along with comparison to peer groups. In addition, subjective evaluations of individual loans and homogeneous groups based upon delinquency, economic conditions in the geographical area and conclusions drawn by regulatory agencies concerning specific loans are considered in estimating the proper allowance for loan loss.

The provision in 1997 was $520,000, representing a decrease of $29,000 from the 1996 amount of $549,000. Based on management's periodic evaluation of the allowance for loan loss which includes a review of the current loan portfolio, economic factors, past loan experience, changes in the portfolio and other relevant factors, management believes that the level of the allowance for loan
loss is adequate.   Management has taken a more aggressive approach in
charging off loans in compliance with stricter guidelines adopted in 1996 thereby strengthening the remaining portfolio. The allowance for loan loss was 1.39% of total loans at December 31, 1997 and 1.36% at December 31, 1996.

(BAR GRAPH IN CENTER OF PAGE)
Net Income
(in thousands)
$1,075     $1,300     $1,567     $1,612     $1,825
--------------------------------------------------
 1993       1994       1995       1996       1997

NONINTEREST INCOME
Noninterest income consists of revenue from many sources including: fees for servicing loans which have been sold in the secondary market, fees based upon sales of mutual funds through our affiliation with Wright Investors' Service, fees generated through our placement of ATM cards and use of the Bank's ATM machines, placement of credit cards with retail customers along with merchant credit card programs for commercial customers, rentals of safe deposit boxes and commissions on sales of credit life insurance.

Gains on the sale of mortgage loans held for sale increased $179,000 from 1996 to 1997. Residential mortgages of $9,838,000 were sold during 1997 as compared to $3,554,000 in 1996. This increase in volume, coupled with more efficient processing of mortgages which allows for quicker sale and decreases the potential for price volatility, accounted for the increased income in this category. During 1996 there were market value declines between origination dates and sales transactions, ultimately reducing the gains on sale to $16,000 from $53,000 in 1995. In 1995, market values had recovered from losses recorded the previous year.

Gains (losses) on sales of investment securities decreased $65,000 from 1996 to 1997. In 1996 a municipal bond which had been in nonaccrual status was refunded and sold realizing a gain of $52,000. A sale of a group of mortgage-backed securities with a low balance was also sold in 1996 realizing a gain of $7,000. During 1997, management sold a mutual fund which had an increase in current market value but had been below market value for some time resulting
in a loss of $6,000.   There were no sales of investment securities in 1995.

NONINTEREST EXPENSE
Noninterest expense includes all other operating expenses of the Company. Compensation and the related benefits to employees are the largest expense in this category. This category includes not only payroll expense but also the cost of federally mandated employment taxes, workman's compensation insurance, medical insurance, disability and life insurance for staff, education expenses and other employment benefits. Salaries and employee benefits increased $62,000 or 3.2% from 1996 to 1997. Payroll expense, net of the direct cost
deferral of loan origination expenses, increased $13,000.   With a greater
number of loans originated during 1997, the deferral of payroll expenses, which is a contra account to payroll, increased $106,000 while actual payroll expense increased $119,000. This payroll increase represents normal salary increases which were approximately 5.3% for the majority of employees combined with other merit increases. Other employee benefits increased $49,000 or 9.7% from 1996 to 1997 in line with salary increases and for benefits to employees who were not previously eligible due to length of service or age.

Salaries and employee benefits increased $160,000 or 9.0% from 1995 to 1996. Normal salary adjustments, the opening of branches in August 1995 and October 1996 and overtime pay incurred in connection with the computer conversion in May 1996 were the main reasons for this increase.

Included in occupancy expense are the costs to operate facilities including depreciation, leases, utilities, real estate taxes and property insurance. Occupancy expenses increased $56,000 mainly due to a full year of operation in the Greentown office in 1997 versus three months in 1996. In addition, rental income, an offset to expense, in the Hawley location was down in 1997 with the property unoccupied for several months. The main retail space is now leased. Occupancy expenses increased $45,000 or 18.9% from 1995 to 1996 due to costs associated with the new branches.

Furniture and equipment expense increased $44,000 or 16.4% due to lease payments on computer hardware placed in service in 1996 combined with depreciation on furniture and fixtures in the Greentown office. From 1995 to 1996 this expense increased $51,000 or 23.3% including expenses of the two newest branches and depreciation on platform automation systems placed in service in 1995.

Operations of other real estate continue to be an area of concern for the Company. During 1997 expenses increased $13,000 over those recorded in 1996. In 1997 management recorded a devaluation of $57,000 in the recorded market value of several properties which had not yet been sold. There was no similar expense in 1996 but

(BAR GRAPH IN CENTER OF PAGE)
Stockholder's Equity
(in thousands)
$9,060     $10,011     $11,743     $13,147     $14,521
------------------------------------------------------
 1993        1994        1995        1996        1997

the Company recorded a devaluation of $7,000 in 1995. The cost of maintaining these properties was $44,000 in 1997, $38,000 in 1996 and $30,000 in 1995. In 1997, the Company recorded losses of $3,000 on sales of other real estate properties compared to $54,000 in 1996 and $31,000 in 1995.

Professional fees paid in 1997 increased $81,000 from 1996 to 1997 due to the use of several outside consultants. Management employed the services of an outside consulting firm for $22,000 to prepare a profitability analysis on the operation of the Bank in order to detect opportunities for operating efficiencies. In addition, the electronic data processing manager resigned in 1997 and management hired an outside vendor for $14,000 to evaluate the department in order to restructure the operation more effectively. Legal expenses increased $21,000 or 83.5% due to an increase in legal opinions on corporate matters and increased efforts in collection and foreclosure. An outside consultant was also employed to assist in strategic planning sessions with the directors and to help form a stronger management team. Since 1995 the Bank has used the services of an accounting firm to perform the internal audit function. This expense increased $4,000 or 12.2% from 1996 to 1997. Professional fees also include external audit fees and tax preparation expenses which increased $4,000 or 8.9% from 1996 to 1997.

The caption "other expense" includes a variety of expenses incurred in order to operate a commercial bank. Several expenses are specifically discussed here. In addition to these items, material expenses included are directors' fees, correspondent bank fees, the cost of bank liability and directors and officer's insurance, bank supplies, postage and many other day-to-day operating expenses.

Other expenses increased $113,000 from 1996 to 1997. Expenses connected with the operation of ATM's increased $17,000 or 28.3% due to the addition of a new machine in Greentown in 1996 and a new machine at an off-site location in 1997. Deposit insurance premiums increased $14,000 from 1996 to 1997 based upon increased deposits coupled with Financing Corporation assessments to all Federal Deposit Insurance Corporation members. Advertising expenses increased $12,000 or 9.5% in an effort to increase visibility in new and existing market areas. The Pennsylvania shares tax increased $12,000 or 11.9% due to the growth experienced by the Bank. Computer software amortization increased $11,000 or 16.4% including a full year of amortization on $256,000 of software purchased in 1996. Changes in various other categories accounted for the remaining increase with no one category being a significant dollar amount.

From 1995 to 1996 this expense was fairly stable with a net increase of $2,000. Of particular note in 1996, amortization of computer software associated with the 1995 platform automation and 1996 computer software purchases increased $32,000. Advertising was boosted $22,000 during 1996 with market penetration into new areas and the 90th anniversary celebration of the Bank. Postage expenses increased $15,000 due to increased postal rates.
These increases were offset by a decrease of $117,000 in deposit insurance premiums.

Federal income taxes increased $122,000 or 17.4% to make the effective tax rate 31.0% for 1997 as compared to 30.2% for 1996 and 30.2% in 1995. The effective tax rate has increased due to insufficient availability of tax-free investments at rates comparable to taxable investments with similar maturities.

Year 2000
The Company's primary business activities are heavily dependent upon the use of sophisticated computer systems. As the millennium ("Year 2000" or "Y2K") approaches, many computer systems worldwide do not have the capability of recognizing the year 2000 or years thereafter. To date, the Bank has received confirmations from its primary computer vendors, both hardware and software, that their systems are already compliant with these issues or that plans have been developed by them to address and correct the issues associated with the year 2000 problem. The Bank has established a management committee to identify all of its functions potentially affected by the year 2000 and to ensure that re-programming of the affected systems will be completed by December 31, 1998, with testing beginning in 1998, thus allowing adequate time for any further enhancements that may be necessary. The Company does not anticipate that the year 2000 issue will pose any significant operational problems or will have any material impact on its results of operations.

SUMMARY OF LOAN LOSS EXPERIENCE

Following is a summary of loans charged-off and recoveries to the allowance for loan losses for the periods ended December 31, 1997 and 1996:

(amounts in thousands)                            1997            1996
                                               ---------       ---------

Balance January 1,                             $   1,366       $   1,248

Charge-offs:
  Commercial                                         150             181
  Real Estate                                        165             175
  Installment                                        113             158
                                               ---------       ---------
  Total charge-offs                                  428             514
                                               ---------       ---------

Recoveries:
  Commercial                                          11              12
  Real Estate                                          4              36
  Installment                                         39              35
                                               ---------       ---------
  Total recoveries                                    54              83
                                               ---------       ---------

Net charge-offs                                      374             431

Additions charged to operations                      519             549
                                               ---------       ---------

Balance December 31,                           $   1,511       $   1,366
                                               =========       =========

  Ratio of net charge-offs during the period to
   average loans outstanding during the period      0.35%           0.46%

  Allowance for loan loss as a % of average
   loans outstanding                                1.43%           1.45%

     In determining the amount of loan loss expense to charge to the current period, management analyzes the loan portfolio using both a grading system based on our internal review which assigns risk by category and a weighted historical trend. We also review current delinquency reports, ratio trends of the components of the allowance for loan losses as compared to industry peers, local economic conditions, and evaluations of the allowance that have been completed during regular examinations by representatives or regulatory agencies. The allowance is analyzed monthly by management and reviewed at least quarterly with the Board of Directors.

MARKET PRICES OF STOCK\DIVIDENDS DECLARED
     The Company's stock is traded on the Over-the-Counter Bulletin Board using the symbol "DIMC". The cusip number for the stock is 25432W 10 4.
     The Company ( and previously the Bank) have paid dividends for over 40 years. It is the intention of the Company's Board of Directors to continue to pay dividends in the future; however, future dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other relevant factors at the time that the Board considers dividend payments.
     The table below reports the high and low bid prices and the dividends declared per share for the periods indicated:

                              1997                           1996
                     ------------------------      --------------------------
                                     Dividend                        Dividend
                     High      Low   Declared      High       Low    Declared
                     ------   ------    -----      ------   ------      -----

First Quarter        $25.00   $23.50    $0.18      $21.38   $19.00      $0.14
Second Quarter       $30.00   $24.25    $0.18      $23.25   $19.75      $0.14
Third Quarter        $29.00   $26.25    $0.18      $22.75   $21.13      $0.14
Fourth Quarter       $31.00   $27.38    $0.20      $24.00   $22.13      $0.18

     This price information was obtained from daily prices published in local newspapers. Over-the-counter stock quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
     As of December 31, 1997 there were approximately 671 holders of record of the Company's stock.

                                      SUMMARY OF SELECTED FINANCIAL DATA

                                                 1997        1996         1995         1994        1993
-----------------------------------------------------------------------------------------------------------
(amounts in thousands, except per share)

SUMMARY OF OPERATIONS
Interest income                             $    11,213  $    10,267  $     9,491  $     8,007  $     7,587
Interest expense                            $     4,860  $     4,447  $     4,115  $     3,308  $     3,392
Net interest income                         $     6,353  $     5,820  $     5,375  $     4,699  $     4,194
Provision for possible loan losses          $       520  $       549  $       382  $       162  $       345

Net interest income after provision
  for possible loan losses                  $     5,833  $     5,271  $     4,993  $     4,537  $     3,849
Other income                                $       878  $       735  $       639  $       506  $       474
Other expenses                              $     4,065  $     3,695  $     3,388  $     3,154  $     3,139
Income before income taxes and
  cumulative effect of
  accounting change                         $     2,646  $     2,311  $     2,244  $     1,889  $     1,184
Income taxes                                $       821  $       699  $       677  $       589  $       345
Income before cumulative effect
  of accounting change                      $     1,825  $     1,612  $     1,567  $     1,300  $       839
Cumulative effect of accounting
  change for income taxes                   $         -  $         -  $         -  $         -  $       236

Net income                                  $     1,825  $     1,612  $     1,567  $     1,300  $     1,075


PER COMMON SHARE
Net income before cumulative
  effect of accounting change               $      2.52  $      2.24  $      2.24  $      1.91  $      1.26
Cumulative effect of accounting
  change for income taxes                   $         -  $         -  $         -  $      0.36  $         -
Net income                                  $      2.52  $      2.24  $      2.24  $      1.91  $      1.62
Cash dividends                              $      0.74  $      0.60  $      0.54  $      0.43  $      0.37
Book value                                  $     20.04  $     18.21  $     16.58  $     14.60  $     13.43
Shares outstanding at year end                      727          722          708          686          674

BALANCE SHEET DATA - END OF YEAR
Total assets                                $   153,421  $   140,284  $   124,808  $   115,080  $   110,662
Deposits                                    $   135,101  $   126,003  $   109,878  $   102,571  $    98,119
Loans, net                                  $   107,303  $    98,647  $    88,409  $    80,838  $    73,642
Loans held for sale                         $       157  $       207  $       465  $       829  $     4,371
Investment securities available for sale    $   $30,702  $    13,715  $    11,453  $    11,236  $         -
Investment securities held to maturity      $     4,542  $    14,792  $     9,267  $    14,576  $    20,993
Shareholders' equity                        $    14,521  $    13,147  $    11,743  $    10,011  $     9,060

PERFORMANCE YARDSTICK
Return on average assets                           1.28%        1.22%        1.31%        1.15%        1.00%
Return on average equity                          13.86%       12.92%       14.37%       13.60%       12.44%
Dividend payout ratio                             29.33%       26.79%       24.11%       22.51%       22.84%
Average equity to average
  assets ratio                                     9.23%        9.44%        9.12%        8.69%        8.02%

                                  DIMECO, INC.
                           CONSOLIDATED BALANCE SHEET

                                                           December 31,
                                                        1997           1996
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $   1,358,842  $   1,600,524
Interest-bearing deposits in other banks             3,121,708      3,718,168
Federal funds sold                                           -      1,195,000
                                                 -------------  -------------
    Total cash and cash equivalents                  4,480,550      6,513,692

Mortgage loans held for sale (market value of
  $160,521 and $211,481)                               156,871        206,813
Investment securities available for sale            30,702,190     13,714,782
Investment securities held to maturity
  (market value of $4,602,088 and $14,907,048)       4,542,486     14,792,495
Loans (net of unearned income of  $1,078,581 and
  $1,473,603)                                      108,814,535    100,013,324
Less allowance for loan losses                       1,511,123      1,366,006
                                                 -------------  -------------
    Net loans                                      107,303,412     98,647,318

Premises and equipment                               2,945,303      3,066,150
Other real estate                                      625,619        460,619
Accrued interest receivable                            859,177      1,003,565
Other assets                                         1,805,495      1,878,770
                                                 -------------  -------------
      TOTAL ASSETS                               $ 153,421,103  $ 140,284,204
                                                 =============  =============

LIABILITIES
Deposits:
   Noninterest-bearing                           $  12,965,190  $  12,760,278
   Interest-bearing                                122,136,196    113,242,229
                                                 -------------  -------------
    Total deposits                                 135,101,386    126,002,507
                                                 -------------  -------------

Short-term borrowings                                2,390,044              -
Accrued interest payable                               701,099        521,229
Other liabilities                                      707,929        613,193
                                                 -------------  -------------

      TOTAL LIABILITIES                            138,900,458    127,136,929
                                                 -------------  -------------

STOCKHOLDERS' EQUITY
Common stock, $.50 par value; 3,000,000 shares
  authorized, 726,216 and 721,904 shares issued        363,108        360,952
Capital surplus                                      2,662,333      2,558,151
Retained earnings                                   11,547,197     10,257,053
Net unrealized loss on securities                      (11,586)       (28,881)
Treasury stock, at cost; 1,525 shares                  (40,407)             -
                                                 -------------  -------------

      TOTAL STOCKHOLDERS' EQUITY                    14,520,645     13,147,275
                                                 -------------  -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 153,421,103  $ 140,284,204
                                                 =============  =============


The accompanying notes are an integral part of these consolidated financial statements.

                                        DIMECO, INC.
                              CONSOLIDATED STATEMENT OF INCOME

                                                         Year Ended December 31,
                                                    1997           1996           1995
-----------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                    $   9,471,235  $   8,568,178  $   7,939,785
Interest-bearing deposits in other                   22,198         23,218         12,702
Federal funds sold                                  176,020        383,487        218,805
Investment securities:
   Taxable                                        1,297,590        973,948        970,873
   Exempt from federal income tax                   245,779        318,281        348,809
                                              -------------  -------------  -------------
    Total interest income                        11,212,822     10,267,112      9,490,974
                                              -------------  -------------  -------------

INTEREST EXPENSE
Deposits                                          4,838,505      4,388,073      4,013,572
Short-term borrowings                                21,820         59,011        101,906
                                              -------------  -------------  -------------
    Total interest expense                        4,860,325      4,447,084      4,115,478
                                              -------------  -------------  -------------

NET INTEREST INCOME                               6,352,497      5,820,028      5,375,496
Provision for loan losses                           519,500        549,000        382,000
                                              -------------  -------------  -------------

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                     5,832,997      5,271,028      4,993,496
                                              -------------  -------------  -------------

NONINTEREST INCOME
Service charges on deposit accounts                 223,975        213,222        183,316
Mortgage loans held for sale gains, net             195,794         16,453         52,702
Investment securities gains (losses), net            (5,650)        59,257            -
Other income                                        464,340        446,539        402,878
    Total noninterest income                        878,459        735,471        638,896

NONINTEREST EXPENSE
Salaries and employee benefits                    2,003,280      1,940,853      1,780,927
Occupancy expense, net                              337,159        280,754        236,166
Furniture and equipment expense                     314,419        270,074        219,072
Operations of other real estate                     104,662         91,183         67,501
Professional fees                                   211,099        130,538        105,274
Other expense                                     1,094,866        981,757        979,376
                                              -------------  -------------  -------------
    Total noninterest expense                     4,065,485      3,695,159      3,388,316
                                              -------------  -------------  -------------

Income before income taxes                        2,645,971      2,311,340      2,244,076
Income taxes                                        820,759        699,000        677,000
                                              -------------  -------------  -------------

NET INCOME                                    $   1,825,212  $   1,612,340  $   1,567,076
                                              =============  =============  =============


EARNINGS PER SHARE                            $        2.52  $        2.24  $        2.24
                                              =============  =============  =============

AVERAGE SHARES OUTSTANDING                          723,518        718,531        699,055

The accompanying notes are an integral part of these consolidated financial statements.

                                                      DIMECO, INC.
                                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                Net
                                                                            Unrealized
                                        Common      Capital     Retained    Gain (Loss)   Treasury
                                        Stock       Surplus     Earnings   on Securities    Stock        Total
-----------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994           $   342,872  $ 1,981,017  $ 7,887,662  $  (200,352) $         -  $10,011,199

Net income                                                       1,567,076                              1,567,076
Dividend reinvestment and stock
  purchase plan                           11,353      322,224                                             333,577
Cash dividends ($.54 per share)                                   (378,388)                              (378,388)
Net unrealized gain on securities                                               209,578                   209,578
                                     -----------  -----------  -----------  -----------  -----------  -----------

Balance, December 31, 1995               354,225    2,303,241    9,076,350        9,226            -   11,743,042

Net income                                                       1,612,340                              1,612,340
Dividend reinvestment and stock
  purchase plan                            6,727      254,910                                             261,637
Cash dividends ($.60 per share)                                   (431,637)                              (431,637)
Net unrealized loss on securities                                               (38,107)                  (38,107)
                                     -----------  -----------  -----------  -----------  -----------  -----------

Balance, December 31, 1996               360,952    2,558,151   10,257,053      (28,881)           -   13,147,275

Net income                                                       1,825,212                              1,825,212
Dividend reinvestment plan                 2,156      104,182                                107,993      214,331
Purchase treasury stock                                                                     (148,400)    (148,400)
Cash dividends ($.74 per share)                                   (535,068)                              (535,068)
Net unrealized gain on securities                                                17,295                    17,295
                                     -----------  -----------  -----------  -----------  -----------  -----------

Balance, December 31, 1997           $   363,108  $ 2,662,333  $11,547,197  $   (11,586) $   (40,407) $14,520,645
                                     ===========  ===========  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                        DIMECO, INC.
                           CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     Year Ended December 31,
                                                              1997           1996           1995
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                $   1,825,212  $   1,612,340  $   1,567,076
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses                                     519,500        549,000        382,000
  Depreciation                                                  329,526        256,893        213,485
  Amortization and accretion of investment securities, net     (330,791)       107,486        144,651
  Amortization of net deferred loan origination fees            (67,653)       (85,396)       (65,567)
  Deferred tax provision                                         73,620         39,338         86,175
  Investment securities (gains) losses, net                       5,650        (59,257)           -
  Net decrease in loans held for sale                            49,942        259,231        364,266
  Decrease (increase) in accrued interest receivable            144,388        (60,246)       (56,192)
  Increase (decrease) in accrued interest payable               179,870        (47,184)       179,436
  Other, net                                                    128,486        (35,456)       (39,748)
                                                          -------------  -------------  -------------
    Net cash provided by operating activities                 2,857,750      2,536,749      2,775,582
                                                          -------------  -------------  -------------

INVESTING ACTIVITIES
Investment securities available for sale:
   Proceeds from sales                                           72,650        354,248            -
   Proceeds from the maturities or paydown                   36,071,760     13,304,451      3,631,038
   Purchases                                                (52,741,229)   (15,938,665)    (3,013,280)
Investment securities held to maturity:
   Proceeds from the maturities or paydown                   12,711,001      6,430,001      6,753,718
   Purchases                                                 (2,500,235)   (12,042,470)    (2,107,036)
    Net increase in loans                                    (9,330,941)   (11,025,956)    (7,996,340)
Purchase of premises and equipment                             (208,679)      (362,421)      (513,606)
Purchase of life insurance                                            -              -       (885,000)
Proceeds from the sale of other real estate owned                     -        208,113        110,208
                                                          -------------  -------------  -------------
    Net cash used for investing activities                  (15,925,673)   (19,072,699)    (4,020,298)
                                                          -------------  -------------  -------------

FINANCING ACTIVITIES
Increase in deposits, net                                     9,098,879     16,124,275      7,306,768
Increase (decrease) in short-term borrowings                  2,390,044     (2,050,000)       400,000
Proceeds from dividend reinvestment and
 stock purchase plan                                            214,331        261,637        333,577
Purchase of treasury stock                                     (148,400)           -              -
Cash dividends paid                                            (520,073)      (407,961)      (368,125)
                                                          -------------  -------------  -------------
    Net cash provided by financing activities                11,034,781     13,927,951      7,672,220
                                                          -------------  -------------  -------------

Increase (decrease) in cash and cash equivalents             (2,033,142)    (2,607,999)     6,427,504

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                           6,513,692      9,121,691      2,694,187
                                                          -------------  -------------  -------------

CASH AND CASH EQUIVALENTS AT END OF
  YEAR                                                    $   4,480,550  $   6,513,692  $   9,121,691
                                                          =============  =============  =============

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Dimeco, Inc. (the "Company") is a Pennsylvania company organized as the holding company of The Dime Bank (the "Bank"). The Bank is a state-chartered bank located in Pennsylvania. The Company and its subsidiary derive substantially all of their income from banking and banking related services which include interest earnings on residential real estate, commercial mortgage, commercial and consumer financings, as well as interest earnings on investment securities and deposit services to its customers through four locations. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. All intercompany items have been eliminated in preparing the consolidated financial statements.

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

INVESTMENT SECURITIES
Investment securities are classified, at the time of purchase, based on managements' intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve
principally as a source of liquidity.   Unrealized holding gains and losses
for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank and the Atlantic Central Bankers Bank represent ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified with equity securities available for sale.

MORTGAGE LOANS HELD FOR SALE
In general, fixed rate residential mortgage loans originated are held for sale
and are carried at the aggregate lower of cost or market.   Such loans are
sold and serviced by the Bank.

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

ALLOWANCE FOR LOAN LOSSES
Effective January 1, 1995, the Company adopted statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a
Loan," as amended by Statement No. 118.   Under this Standard, the Company
estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operation.

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

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it.
The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis for specific items over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

OTHER REAL ESTATE
Real estate acquired by foreclosure is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in operations of other real estate.

INCOME TAXES
The Company and the Bank file a consolidated federal income tax return. Deferred tax assets or liabilities are computed based on the difference between the financial statement and the income tax basis of assets and
liabilities  using   the  enacted  marginal  tax rates.   Deferred income tax
expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

EARNINGS PER SHARE
Earnings per share computations are based upon the weighted number of shares outstanding for each of the reported periods.

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Statement No. 128 replaced the previous reporting requirement of primary and fully diluted earnings per share with basic and diluted earnings per share. The Company currently maintains a simple capital structure, therefore, there are no dilutive effects on earnings per share.

CASH FLOWS
The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks and federal funds sold.

Amounts paid for interest and income taxes are as follows:

                                                Interest    Federal Income
Year ended December 31,                           Paid        Taxes Paid
------------------------------------------------------------------------------
1997                                         $   4,680,455  $     700,000
1996                                             4,494,268        592,000
1995                                             3,936,042        593,000

PENDING ACCOUNTING PRONOUNCEMENT
In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of Statement No. 125." The adoption of the provisions of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on financial position or results of operations.

RECLASSIFICATION OF COMPARATIVE AMOUNTS
Certain comparative amounts for prior years have been reclassified to conform with current year presentations. The reclassified amounts did not affect net income or equity capital.

NOTE 2 - INVESTMENT SECURITIES

The amortized costs and estimated market value of investment securities are summarized as follows:

                                                           1997
                                ----------------------------------------------------------
                                                   Gross          Gross        Estimated
                                  Amortized      Unrealized     Unrealized       Market
                                    Costs          Gains          Losses         Values
                                -------------  -------------  -------------  -------------
AVAILABLE FOR SALE
U.S. Treasury securities        $     999,202  $         173  $           -  $     999,375
U.S. Government agency
  securities                        7,265,836          2,445         (7,722)     7,260,559
Mortgage-backed securities            448,813            -          (11,167)       437,646
Commercial paper                   21,157,794            -           (3,984)    21,153,810
                                -------------  -------------  -------------  -------------
      Total debt securities        29,871,645          2,618        (22,873)    29,851,390

Equity securities                     848,100         13,100        (10,400)       850,800
                                -------------  -------------  -------------  -------------

      Total                     $  30,719,745  $      15,718  $     (33,273) $  30,702,190
                                =============  =============  =============  =============

                                                           1996
                                ----------------------------------------------------------
                                                   Gross          Gross        Estimated
                                  Amortized      Unrealized     Unrealized       Market
                                    Costs          Gains          Losses         Values
                                -------------  -------------  -------------  -------------
AVAILABLE FOR SALE
U.S. Treasury securities        $   2,987,822  $      10,936  $         -    $   2,998,758
U.S. Government agency
  securities                        2,848,609          5,266         (6,068)     2,847,807
Mortgage-backed securities            517,370            -          (10,193)       507,177
Commercial paper                    6,500,540            -              -        6,500,540
                                -------------  -------------  -------------  -------------

      Total debt securities        12,854,341         16,202        (16,261)    12,854,282

Equity securities                     904,200            -          (43,700)       860,500
                                -------------  -------------  -------------  -------------


      Total                     $  13,758,541  $      16,202  $     (59,961) $  13,714,782
                                =============  =============  =============  =============

                                                           1997
                                ----------------------------------------------------------
                                                   Gross          Gross        Estimated
                                  Amortized      Unrealized     Unrealized       Market
                                    Costs          Gains          Losses         Values
                                -------------  -------------  -------------  -------------
HELD TO MATURITY
Obligations of states and political
  subdivisions                  $   4,292,144  $      60,740  $        (796) $   4,352,088
Corporate securities                  250,342            -             (342)       250,000
                                -------------  -------------  -------------  -------------

      Total                     $   4,542,486  $      60,740  $      (1,138) $   4,602,088
                                =============  =============  =============  =============

                                                           1997
                                ----------------------------------------------------------
                                                   Gross          Gross        Estimated
                                  Amortized      Unrealized     Unrealized       Market
                                    Costs          Gains          Losses         Values
                                -------------  -------------  -------------  -------------
HELD TO MATURITY
Obligations of states and political
  subdivisions                  $   5,950,944  $      91,427  $        (775) $   6,041,596
Corporate securities                8,841,551         24,345           (444)     8,865,452
                                -------------  -------------  -------------  -------------

      Total                     $  14,792,495  $     115,772  $      (1,219) $  14,907,048
                                =============  =============  =============  =============

The amortized cost and estimated market values of debt securities at December 31, 1997 by contractual maturity are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available for Sale            Held to Maturity
                                ----------------------------  ----------------------------
                                                Estimated                     Estimated
                                  Amortized       Market        Amortized       Market
                                    Costs         Values          Costs         Values
                                -------------  -------------  -------------  -------------

Due in one year or less         $  24,755,459  $  24,746,607  $   2,465,396  $   2,465,000
Due after one year through
  five years                        4,667,373      4,667,137        799,917        804,640
Due after five through ten years            -              -      1,071,363      1,124,917
Due after ten years                   448,813        437,646        205,810        207,531
                                -------------  -------------  -------------  -------------

      Total debt securities     $  29,871,645  $  29,851,390  $   4,542,486  $   4,602,088
                                =============  =============  =============  =============

The following is a summary of proceeds received, gross gains and gross losses realized on the sale of investment securities:

                                                 1997           1996           1995
                                               -------------  -------------  -------------
Proceeds from sales                            $      72,650  $     354,248  $           -
Gross gains                                    $           -  $      59,257  $           -
Gross losses                                   $       5,650  $           -  $           -

Investment securities with an amortized cost of $13,326,088 and $4,038,185 and estimated market values of $13,377,748 and $4,125,000 at December 31, 1997 and 1996, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

                                       24


NOTE 3 - LOANS


Major classifications of loans are as follows:
                                                                                  1997           1996
                                                                             -------------  -------------
Loans secured by real estate:
  Construction and development                                               $     958,425  $     674,031
  Secured by farmland                                                            2,135,231      1,340,841
  Secured by 1-4 family residential properties:
   Revolving, open-end loans secured by 1-4 family
    residential properties                                                       1,651,949      1,909,434
   All other loans secured by 1-4 family residential properties                 39,233,416     41,760,279

  Secured by non-farm, non-residential properties                               31,067,911     24,432,128

Commercial and industrial loans                                                 14,274,503     13,823,210

Loans to individuals for household, family, and other personal expenditures:
  Ready credit loans                                                                95,203        135,054
  Installment loans                                                             18,852,767     16,085,111
Other loans:
  Agricultural loans                                                               612,068        632,776
  All other loans                                                                1,011,643        694,063
                                                                             -------------  -------------

     Total loans                                                               109,893,116    101,486,927

  Less unearned income                                                           1,078,581      1,473,603
                                                                             -------------  -------------

     Loans, net of unearned income                                           $ 108,814,535  $ 100,013,324
                                                                             =============  =============

Real estate loans, serviced for others, which are not included in the consolidated balance sheet totaled $37,058,674 and $28,756,841 at December 31, 1997 and 1996, respectively.

Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are on nonaccrual status because they are well secured or in process of collection. The following table presents information concerning nonperforming loans:

                                                         1997         1996
                                                     -----------  -----------

Ninety days or more past due and accruing interest   $   755,516  $   834,052
Nonaccrual                                             1,061,182      822,470
Impaired loans                                         1,089,374    1,122,196
                                                     -----------  -----------

   Total nonperforming                               $ 2,906,072  $ 2,778,718
                                                     ===========  ===========

The Company had impaired loans of $1,089,374 and $1,122,196 as of December 31, 1997 and 1996, respectively, with related allowance for loan losses of $169,997 and $173,548, respectively. There were no impaired loans without a
related allowance for loan losses.   For the years ended December 31, 1997 and
1996, average impaired loans were $1,105,729 and $1,128,161, respectively. Interest recognized on impaired loans for the years ended December 31, 1997 and 1996, was $12,927 and $13,826.

Changes in the allowance for loan losses are as follows:

                                         1997          1996          1995
                                     ------------  ------------  ------------

Balance, beginning of year           $  1,366,006  $  1,247,629  $  1,132,982
  Provision charged to operations         519,500       549,000       382,000
  Recoveries credited to allowance         54,110        83,393        61,193
  Losses charged to allowance            (428,493)     (514,016)     (328,546)
                                     ------------  ------------  ------------
Balance, end of year                 $  1,511,123  $  1,366,006  $  1,247,629
                                     ============  ============  ============

Loans of $60,000 or more extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors were $2,994,773 at December 31, 1997. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. An analysis of these related party loans for 1997 follows:

         Balance                                           Balance
       December 31,                       Amounts        December 31,
          1996          Additions        Collected           1997
      ------------     ------------     ------------     ------------

       $2,756,529        $760,262         $522,018        $2,994,773

The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. Although the Company has a diversified loan portfolio at December 31, 1997 and 1996, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 4 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows:

                                                    1997           1996
                                                -------------  -------------

Land                                            $     277,044  $     220,114
Premises and improvements                           3,016,742      3,049,073
Furniture and equipment                             1,866,116      1,694,698
                                                -------------  -------------

    Total, at cost                                  5,159,902      4,963,885
Less accumulated depreciation                       2,214,599      1,897,735
                                                -------------  -------------

    Net premises and equipment                  $   2,945,303  $   3,066,150
                                                =============  =============

Depreciation expense was  $329,526,  $256,893 and $213,485 in 1997, 1996 and
1995.

Occupancy expenses were reduced by rental income received in the amounts of $11,267, $19,909, and $19,020 for the years ended December 31, 1997, 1996 and
1995.

NOTE 5 - DEPOSITS

Deposits are summarized as follows:

                                                    1997            1996
                                                -------------  -------------

Demand - noninterest-bearing                    $  12,965,190  $  12,760,278
Demand - interest-bearing                          20,856,090     19,589,085
Money market                                        3,739,896      4,071,311
Savings                                            30,872,690     32,673,802
Time deposits of $100,000 or more                  16,379,787      9,381,996
Other time deposits                                50,287,733     47,526,035
                                                -------------  -------------

    Total                                       $ 135,101,386  $ 126,002,507
                                                =============  =============

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more:

                                                                    1997
                                                               -------------
Three months or less                                           $   5,184,334
Four through six months                                            6,199,153
Seven through twelve months                                        2,447,505
Over twelve months                                                 2,548,795
                                                               -------------

    Total                                                      $  16,379,787
                                                               =============

Interest expense on certificates of deposit $100,000 or more amounted to $633,138, $392,564 and $327,689 for the years ended December 31, 1997, 1996 and 1995.

NOTE 6 - SHORT-TERM BORROWINGS

The outstanding balances and related information for short-term borrowings are summarized as follows:

                                        1997                   1996
                                --------------------   --------------------
                                   Amount     Rate       Amount      Rate
                                -----------  -------   -----------  -------

Balance at year end             $ 2,390,044     4.50%  $         -        -%
Average balance outstanding
  during the year               $   544,209     4.01%    1,009,221     5.85%
Maximum amount outstanding
  at any month end              $ 2,390,044            $ 2,050,000

Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

The Bank has a Federal Home Loan Bank Flexline with a borrowing limit of approximately $3.5 million. The credit line is subject to annual renewal and incurs no service charges. The Bank has pledged as collateral for this credit line assets with market values in excess of advances received. The outstanding balance as of December 31, 1997 amounted to $785,000. There were no advances outstanding on this line as of December 31, 1996.

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $4,950,928 and $4,949,210, respectively, at December 31, 1997 were pledged as collateral for the securities sold under agreements to repurchase.

NOTE 7 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan. Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. In addition, the Plan provides for the optional purchase of shares of the Company's common stock up to a maximum of $5,000 per year, however, the Board of Directors have curtailed these provisions since January 1996. A participant may withdraw from the Plan at any time. Stockholders purchased 8,392 shares in 1997 and 13,465 shares in 1996 through the Plan.

NOTE 8 - RETIREMENT PLAN

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 100% matching of voluntary contributions up to 3% and 50% matching on the next 2% of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For 1997, 1996 and 1995, the Board of Directors authorized an additional 4%, 4% and 5%, respectively, of each eligible employee's compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 1997, 1996 and 1995 to this plan amounted to $110,838, $97,711 and $76,074, respectively.

NOTE 9 - INCOME TAXES

Federal income tax expense consists of the following:

                                      1997           1996           1995
                                -------------  -------------  -------------

Currently payable               $     747,139  $     659,662  $     590,825
Deferred taxes                         73,620         39,338         86,175
                                -------------  -------------  -------------

   Total provision              $     820,759  $     699,000  $     677,000
                                =============  =============  =============

Income taxes applicable to investment securities gain (losses), net amounted to ($1,921) and $20,147, for the years ended 1997 and 1996, respectively.

The components of the net deferred tax assets at December 31, 1997 and 1996 are as follows

                                                  1997             1996
                                               ---------        ---------
Deferred Tax Assets:
  Allowance for loan losses                     $ 387,438        $ 336,034
  Deferred loan origination fees, net                   -           60,788
  Deferred compensation                           35,323           39,707
  Allowance for loss on securities                12,886           31,605
  Unrealized loss on investment securities         4,614           14,878
  Other, net                                          86               86
                                               ---------        ---------
    Total                                        440,347          483,098
                                               ---------        ---------

Deferred Tax Liabilities:
  Premises and equipment                         210,745          186,887
  Deferred loan origination fees, net             19,137                -
  Unrealized gain on investment securities             -            1,862
                                               ---------        ---------
    Total                                        229,882          188,749
                                               ---------        ---------

      Net deferred tax assets                  $ 210,465        $ 294,349
                                               =========        =========

No valuation allowance was established at December 31, 1997, in view of the Company's ability to carryback taxes paid in paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:

                                       1997                1996                 1995
                                -----------------    -----------------    -----------------
                                             % of                % of                 % of
                                           Pre-tax             Pre-tax              Pre-tax
                                  Amount    Income     Amount   Income      Amount   Income
                                ---------  ------    ---------  ------    ---------  ------
Provision at statutory          $ 899,630    34.0%   $ 785,856    34.0%   $ 762,987    34.0%
Tax-exempt income                 (83,904)   (3.2)    (108,611)   (4.7)    (119,157)   (5.3)
Non-deductible interest            39,869     1.5       34,996     1.5       28,787     1.3
Other, net                        (34,836)   (1.3)     (13,241)   (0.6)       4,383     0.2
                                ---------   -----    ---------   -----    ---------   -----

Effective income tax and rate   $ 820,759    31.0%   $ 699,000    30.2%   $ 677,000    30.2%
                                ---------   -----    ---------   -----    ---------   -----

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS
In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, financial guarantees and letters of credit, which are not reflected in the accompanying financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                                  1997           1996
                                             -------------  -------------

Commitments to extend credit                 $  14,473,996  $  10,596,206
Financial guarantees (credit card limits)    $      41,500  $      41,500
Standby letters of credit                    $     390,419  $     354,898

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

At December 31, 1997, the minimum rental commitments for all non-cancelable leases are as follows:

               1998                        $     102,278
               1999                              100,586
               2000                               88,934
               2001                               63,246
               2002                               48,179
               2003 and thereafter               562,087
                                           -------------

               Total                       $     965,310
                                           =============

CONTINGENT LIABILITIES
The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 11 - REGULATORY RESTRICTIONS

CASH AND DUE FROM BANKS
Included in cash and due from banks are required federal reserves of $849,000 and $815,000 at December 31, 1997 and 1996, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with a correspondent bank.

DIVIDENDS
The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all chartered banks to the surplus of the Bank. Accordingly, at December 31, 1997, the balance in the capital surplus account totaling $1,756,216 is unavailable for dividends.

NOTE 12 - REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Reserve Board and the Federal Deposit Insurance Corporation has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized they must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

The following table reflects the Company's capital ratio and minimum requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                                         1997                          1996
                                              -------------------------     -------------------------
                                                  Amount       Ratio            Amount        Ratio
                                              -------------  ----------     -------------  ----------

TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
  Actual                                      $  16,043,354       13.05%    $  14,495,131       13.74%
  For Capital Adequacy Purposes                   9,834,640        8.00%        8,437,678        8.00%
  To be well capitalized                         12,293,300       10.00%       10,547,097       10.00%

TIER I CAPITAL (TO RISK-WEIGHTED ASSETS)
  Actual                                      $  14,532,231       11.82%    $  13,176,156       12.49%
  For Capital Adequacy Purposes                   4,917,320        4.00%        4,218,839        4.00%
  To be well capitalized                          7,375,980        6.00%        6,328,258        6.00%

TIER I CAPITAL (TO AVERAGE ASSETS)
  Actual                                      $  14,532,231        9.59%    $  13,176,156        9.97%
  For Capital Adequacy Purposes                   6,059,440        4.00%        5,284,982        4.00%
  To be well capitalized                          7,574,300        5.00%        6,606,228        5.00%

                                       30

NOTE 13 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                                   1997                          1996
                                       ----------------------------  ----------------------------
                                         Carrying         Fair         Carrying         Fair
                                           Value          Value          Value          Value
                                       -------------  -------------  -------------  -------------
Financial assets:
   Cash and due from banks             $   1,358,842  $   1,358,842  $   1,600,524  $   1,600,524
   Interest-bearing deposits in other      3,121,708      3,121,708      3,718,168      3,718,168
    banks
   Federal funds sold                              -              -       1,195,000      1,195,000
   Mortgage loans held for sale              156,871        160,521        206,813        211,481
   Investment securities available
    for sale                              30,702,190     30,702,190     13,714,782     13,714,782
   Investment securities                   4,542,486      4,602,088     14,792,495     14,907,048
   Net loans                             107,303,412    109,608,479     98,647,318    100,080,713
   Accrued interest receivable               859,177        859,177      1,003,565      1,003,565
                                       -------------  -------------  -------------  -------------

       Total                           $ 148,044,686  $ 150,413,005  $ 134,878,665  $ 136,431,281
                                       =============  =============  =============  =============

Financial liabilities:
   Deposits                            $ 135,101,386  $ 135,106,126  $ 126,002,507  $ 125,976,000
   Short-term borrowings                   2,390,044      2,390,044             -              -
   Accrued interest payable                  701,099        701,099        521,229        521,229
                                       -------------  -------------  -------------  -------------

       Total                           $ 138,192,529  $ 138,197,269  $ 126,523,736  $ 126,497,229
                                       =============  =============  =============  =============

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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN OTHER BANKS, FEDERAL FUNDS SOLD, ACCRUED INTEREST RECEIVABLE, SHORT-TERM BORROWINGS, AND ACCRUED INTEREST PAYABLE
The fair value is equal to the current carrying value.

MORTGAGE LOANS HELD FOR SALE
The fair value of mortgage loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

INVESTMENT SECURITIES
The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

LOANS AND DEPOSITS
The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 10.

NOTE 14 - PARENT COMPANY

Following are condensed financial statements for the parent company:

                             CONDENSED BALANCE SHEET

                                                        December 31,
                                                     1997           1996
                                                -------------  -------------
ASSETS
Cash and due from banks                         $      30,209  $      15,381
Investment in bank subsidiary                      14,535,963     13,146,691
Other assets                                           99,411        115,145
                                                -------------  -------------

   TOTAL ASSETS                                 $  14,665,583  $  13,277,217
                                                =============  =============

LIABILITIES
Dividends payable                               $     144,938  $     129,942

STOCKHOLDERS' EQUITY                               14,520,645     13,147,275
                                                -------------  -------------


   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  14,665,583  $  13,277,217
                                                =============  =============

                                  CONDENSED STATEMENT OF INCOME

                                                                  Year Ended December 31,
                                                             1997           1996           1995
                                                        -------------  -------------  -------------

Dividends from bank subsidiary                          $     483,000  $     222,000  $           -

Other noninterest expense                                      45,571         41,340         37,059
                                                        -------------  -------------  -------------

Net income (loss) before undistributed earnings
 of bank subsidiary and income taxes                          437,429        180,660        (37,059)

Undistributed earnings of bank subsidiary                   1,371,977      1,417,930      1,591,535
Income tax benefit                                            (15,806)       (13,750)       (12,600)
                                                        -------------  -------------  -------------

   NET INCOME                                           $   1,825,212  $   1,612,340  $   1,567,076
                                                        =============  =============  =============



                               CONDENSED STATEMENT OF CASH FLOWS

                                                                  Year Ended December 31,
                                                             1997           1996           1995
                                                        -------------  -------------  -------------
OPERATING ACTIVITIES
Net income                                              $   1,825,212  $   1,612,340  $   1,567,076
Adjustments to net income to net cash provided
  by operating activities:
  Undistributed earnings of bank subsidiary                (1,371,977)    (1,417,930)    (1,591,535)
  Other, net                                                   15,735        (75,590)         8,221
                                                        -------------  -------------  -------------

  Net cash provided by (used for) operating activities        468,970        118,820        (16,238)
                                                        -------------  -------------  -------------

FINANCING ACTIVITIES
Dividends paid                                               (520,073)      (407,961)      (368,125)
Purchase of treasury stock                                   (148,400)            -              -
Proceeds from dividend reinvestment
  and stock purchase plan                                     214,331        261,637        333,577
                                                        -------------  -------------  -------------

  Net cash used for financing activities                     (454,142)      (146,324)       (34,548)
                                                        -------------  -------------  -------------

  Increase (decrease) in cash and cash equivalents             14,828        (27,504)       (50,786)

CASH AT BEGINNING OF YEAR                                      15,381         42,885         93,671
                                                        -------------  -------------  -------------

CASH AT END OF YEAR                                     $      30,209  $      15,381  $      42,885
                                                        =============  =============  =============

REPORT OF INDEPENDENT AUDITORS






Board of Directors and Stockholders
Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As explained in the notes to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for impaired loans and related allowance for loan losses.







Wexford, PA
February 6, 1998

                           PROMOTIONS AND APPOINTMENTS
------------------------------------------------------------------------------

             JOHN R. BRANSTON is the Manager of the Greentown Office and was promoted to Assistant Cashier. John graduated from high school in Tioga Center, NY, served four years in the U.S. Navy and is a veteran of the Vietnam War. He is a graduate of Tompkins Cortland College, Ithaca, NY, the Central Atlantic Advanced School of Banking at Bucknell University, the Dale Carnegie course and received a Banking degree from the American Institute of Banking. John is a member of the Tobyhanna/Newfoundland Lions Club and the Newfoundland American Legion.

             RUTH E. DANIELS was promoted to Assistant Cashier and is the manager of the Residential Mortgage Lending Department. Ruth has been with the bank for more than 10 years, is a graduate of Wallenpaupack High School and earned an Associates Degree in Banking and Finance from Lackawanna Junior College and the American Institute of Banking. Ruth is a member of the Wayne and Pike County Builder's Association.

             NANCY M. LAVENDUSKI was promoted to Assistant Cashier in the Hawley office. A graduate of Honesdale High School and Wayne Commercial School, she joined the bank in 1986. She is involved with the lending function and the Bank's Client Investment Services Department. Nancy is a member of the American Institute of Banking and is a Board member and Treasurer of the American Red Cross.

             MELANIE E. RUTLEDGE was promoted to Assistant Cashier.
             She has been with the Bank for 13 years and is the Supervisor of the Loan Processing Department. A graduate of Honesdale High School, she earned an Associates Degree in Banking and Finance from Lackawanna Junior College and the American Institute of Banking. She serves on the Advisory Board of the Wayne County Cooperative Extension.

                        PROMOTIONS AND APPOINTMENTS
------------------------------------------------------------------------------

             CHERYL A. SMITH was also promoted to Assistant Cashier after 13 years with the Bank. Cheryl worked in various bookkeeping positions and is currently the Supervisor of the Bank's Deposit Processing Department. A graduate of Mid-Valley High School, she earned an Associates Degree in Mechanical Engineering from the Pennsylvania State University and an Associates Degree in Banking and Finance from Lackawanna
             Junior College and the American Institute of Banking.

             LINDA S. TALLMAN was promoted to Corporate Assistant Secretary. She joined The Dime Bank in 1986 as Executive Secretary to the Chief Executive Officer and remains in that capacity today. She is also involved with the Bank's Client Investment Services Department. Linda is the Treasurer of Honesdale's Junior Miss Softball League and the Stourbridge Heights Property Owner's Association

             CYNTHIA D. THEOBALD celebrated her 20th year with The
             Dime Bank in 1997 and was promoted to Assistant Cashier.
             Cindy began her career as a bookkeeper and served as Loan Secretary, Teller and Head Teller. She graduated from Honesdale High School and is a member of the Wayne Highlands PTA.

             DANA L. VANDERHOOK was promoted to Assistant Cashier and subsequently celebrated her 20th year with the Bank. Having started in Customer Service, Dana has served as Executive Secretary, Loan Processing Supervisor and is currently in charge of the Bank's compliance and Loan Review functions. She is a graduate of Honesdale High School and has earned an Associates Degree in Banking and Finance from Lackawanna Junior College and the American Institute of Banking. She graduated from the American Bankers Association Compliance School in Norman, OK and is a member of the Chronic Pain Association.