Form 10KSB, Exhibit 13
period 1998-12-31
DIMECO INC
filed 1999-03-31
CIK 898037

MISSION STATEMENT

The mission of Dimeco, Inc. is to operate, through its subsidiary The Dime Bank, a commercial bank in the communities it serves, providing to the public traditional banking and related services consistent with sound, prudent banking principles and fulfilling the social, economic, moral and political considerations ordinarily associated with a responsible, well-run banking corporation.

                    CONSOLIDATED FINANCIAL HIGHLIGHTS

                     For the year ended December 31,
                                                                  % Increase
(amounts in thousands, except per share)  1998           1997      (decrease)
                                        ------------------------------------
Performance
  Net income . . . . . . . . . . . . .  $  2,117       $  1,825       15.98%
  Return on average assets . . . . . .      1.29%          1.28%       0.78%
  Return on average equity . . . . . .     13.75%         13.86%      -0.79%

Shareholders' Value (per share)
  Net income . . . . . . . . . . . . .  $   2.90       $   2.52       15.08%
  Dividends. . . . . . . . . . . . . .  $   0.95       $   0.74       28.38%
  Book value . . . . . . . . . . . . .  $  22.11       $  20.04       10.34%
  Market value . . . . . . . . . . . .  $  42.00       $  31.00       35.48%
  Market value/book value ratio. . . .    189.95%        154.71%      22.78%
  Price/earnings multiple. . . . . . .     14.5 X         12.3 X      17.89%
  Dividend yield . . . . . . . . . . .      2.38%          2.39%      -0.42%

Safety and Soundness
  Shareholders' equity/asset ratio . .      9.15%          9.46%      -3.32%
  Dividend payout ratio. . . . . . . .     32.76%         29.33%      11.69%
  Nonperforming assets/total assets. .      1.45%          2.23%     -34.98%
  Allowance for loan loss as
    a % of loans . . . . . . . . . . .      1.35%          1.39%      -2.88%
  Net charge-offs/average loans. . . .      0.24%          0.35%     -31.43%
  Allowance for loan
    loss/nonaccrual loans. . . . . . .    124.84%         74.15%      68.36%
  Allowance for loan
    loss/non-performing loans. . . . .     65.62%         44.20%      48.46%
  Risk-based capital . . . . . . . . .     12.21%         13.05%      -6.44%

Balance Sheet Highlights
  Total assets . . . . . . . . . . . .  $176,474       $153,421       15.03%
  Investment securities. . . . . . . .  $ 39,284       $ 35,245       11.46%
  Loans, net unearned discount . . . .  $124,961       $108,815       14.84%
  Allowance for loan losses. . . . . .  $  1,682       $  1,511       11.32%
  Deposits . . . . . . . . . . . . . .  $154,893       $135,101       14.65%
  Stockholders' equity . . . . . . . .  $ 16,153       $ 14,521       11.24%

  Trust assets under management. . . .  $ 13,016       $ 11,465       13.53%

Consolidated Financial Highlights..........................................1

Letter to the Shareholders.................................................3

Dimeco, Inc. and The Dime Bank
   Board of Directors......................................................4

The Dime Bank Officers.....................................................5

Management's Discussion and Analysis of Financial
   Condition and Results of Operation......................................6

Selected Financial Data...................................................16

CONSOLIDATED FINANCIAL STATEMENTS:

Independent Auditor's Report..............................................17

Balance Sheet.............................................................18

Statement of Income.......................................................19

Statement of Changes in Stockholders' Equity..............................20

Statement of Cash Flows...................................................21

Notes to Consolidated Financial Statements................................22

March 8, 1999
1998 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. ("the Company") is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 1998 and 1997. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the financial statements.

Dimeco, Inc. is a one-bank holding company of The Dime Bank ("the Bank"), which is wholly-owned by Dimeco, Inc. The Company and the Bank derive their income from the operation of a commercial bank, including earning interest on loans and investment securities. The bank pays interest expense to customers for deposits and others for short-term borrowing. The bank operates four full-service branches in Honesdale, Hawley, Damascus and Greentown, Pennsylvania. The principal market areas are Wayne and Pike counties, Pennsylvania and Sullivan County, New York. At December 31, 1998, the bank had 62 full-time and 19 part-time employees.

Statement of Condition

Total assets increased $23,053,000 or 15.0% from December 31, 1997 to December 31, 1998. This increase is mainly attributable to increased loans of $16,146,000 or 14.9% along with an increase of $4,039,000 or 11.5% in investment securities. These positive changes were principally funded by growth of $19,791,000 or 14.6% in deposit accounts.

Cash and cash equivalents increased $1,629,000 or 36.4% from December 31, 1997 to December 31, 1998. The Bank has a need for greater amounts of cash on hand in order to be compliant with Federal Reserve cash requirement guidelines, which are based on deposits. In addition, both interest-bearing deposits in other banks and federal funds sold balances at December 31, 1998 showed increases from the previous year due mainly to maturities of commercial paper in December which were not reinvested due to lower market interest rates available. In viewing the changes in the comparative balance sheet dates, mortgage loans held for sale increased $766,000 or 488.7%. The Company, through its wholly-owned bank subsidiary, has seen a marked increase in loan originations of one-to-four family homes, in the form of both new purchases and refinances of existing mortgages. These loans are typically originated with the intention to sell in the secondary market and were sold in February and March 1999.

Investment securities available for sale increased $5,658,000 or 18.4% mainly due to an increase in commercial paper in the portfolio coupled with increased balances of U.S. Government agency securities. The Company has chosen to invest in more commercial paper in 1998 in light of the flattened interest rate yield curve. With interest rates at a low point as compared to rates in the past five years, management decided to maintain liquidity with these shorter term investments which represent increased interest yields to the more liquid federal funds sold. Holdings of U.S. Government agency securities increased concurrently with decreases in municipal securities, both of which are used to pledge for municipal deposits, required according to Pennsylvania regulatory guidelines. At the same time that investment securities available for sale increased, the balance sheet shows a decrease in investment securities (held to maturity). This category of investments has typically represented holdings of municipal securities and certain corporate bonds. The availability of municipal securities with our desired maturities and attractive rates has been negligible during 1998, therefore maturities of these investments has decreased the portfolio as compared with balances at December 31, 1997. Management has placed fewer securities in the held to maturity category in light of the accounting guidelines regarding the availability for sale of these securities. The Company views the investment portfolio as a complement to the loan portfolio, with our main business having to do with servicing the needs of the communities in which we operate. In light of this philosophy, it is natural to maintain the ability to use the investment portfolio as a liquidity source, which we would be precluded from doing if securities are held to maturity and not available for sale. The Company may continue to place municipal investments in this category since investments will continue to be used for municipal deposit pledging requirements.

Loan activity was strong during 1998. Overall, the loan portfolio increased $16,146,000, or 14.8%, boosting the total loans at December 31,1998 to $124,961,000 from $108,815,000 at December 31, 1997. Commercial real estate mortgages accounted for the majority of this growth, increasing by $13,106,000 or 42.2%. Additionally, commercial and industrial loans for working capital increased $1,900,000 or 13.3%. These loans were granted to both existing and new clientele for manufacturing concerns, childrens camps, small public utilities, retail establishments and non-profit groups. Management attributes a resurgence in the local economy, lower interest rates in general and increased sales activity on the part of loan officers for this growth.

Premises and equipment increased $875,000 or 29.7% during 1998 which is mainly attributable to the transfer of "back room" personnel to the new Operations Center. These departments had previously been housed in the lower level of the Honesdale branch. Management was concerned with that location due to the potential of water damage. The computer system, which is an "in-house" system, was located in the lower level along with the remaining operations departments. In light of this concern for possible flooding, combined with the sheer growth of the operations staff, which had outgrown the available space, these departments were moved offsite to a leased facility. The new facility is a first floor space located within a mile of the Honesdale branch. The goal of management is to have all non-customer contact personnel located in the new facility within two years.

Deposits increased $19,791,000 or 14.7% from December 31, 1997 to December 31, 1998. Management believes that these increases are derived from a combination of the volatility shown in the stock market during 1998 which served to draw customers back to the security of bank deposits, our competitive pricing on deposit products and the effects of additional branches which were opened in the past few years and continue to attract new customers in their markets. Noninterest-bearing deposits represent increases of $1,413,000 or 10.9% over December 31, 1997 due to new accounts opened and additional deposits in existing accounts. Interest-bearing deposits increased $18,378,000 or 15.1% with the majority of the change being $14,789,000 or 22.2% in time deposits. This growth is attributable to aggressive pricing on these products, the introduction of a new certificate of deposit product and to the opportunities of a wider customer base when considering the impact of the market penetration in the newer branches in Damascus and Greentown, PA. Municipal time deposits have also increased due to increased relationships in this market sector.

Allowance for Loan Losses

The balance in the allowance for loan losses is based upon management's assessment of risk in the loan portfolio. The analysis is based upon the grades assigned by our internal loan review system which takes into account perceived risk by category. Risk is determined by a number of factors including historical analysis of similar credits, delinquency reports, ratio analysis compared to industry peers, concentration of credit risk, local economic conditions and regulatory evaluations of the allowance for loan losses. The evaluation is reviewed monthly by management and at least quarterly with the Board of Directors. Management considers the allowance for loan losses to be adequate at December 31, 1998 based on this analysis.

A summary of loans charged-off and recoveries to the allowance for loan losses follows:

                     Summary of Loan Loss Experience

   Following is a summary of loans charged-off and recoveries to the allowance for loan losses for the periods ended December 31, 1997 and 1996:

    (amounts in thousands)                             1998           1997
                                                  ---------      ---------
Balance January 1,                               $    1,511     $    1,366

Charge-offs:
   Commercial                                            75            150
   Real estate                                           46            165
   Installment                                          192            113
                                                  ---------      ---------
     Total charge-offs                                  313            428
                                                  ---------      ---------
Recoveries:
   Commercial                                             2             11
   Real estate                                            3              4
   Installment                                           28             39
                                                  ---------      ---------
     Total recoveries                                    33             54
                                                  ---------      ---------
Net charge-offs                                         280            374

Additions charged to operations                         451            519
                                                  ---------      ---------
Balance December 31,                             $    1,682     $    1,511
                                                  =========      =========
Ratio of net charge-offs during the period to
     average loans outstanding during the period       0.24%          0.35%

Allowance for loan loss as a % of average
  loans outstanding                                    1.45%          1.43%

Liquidity

The Company's liquidity is reflected in its capacity to have sufficient amounts of cash available to fund customers' deposit withdrawal requests, accommodate loan demand, maintain reserve requirements, take advantage of investment opportunities and fund operating expenses. The primary sources for funding these liquidity needs are core deposits gathered through our branches, payments received on existing loans, sales of assets such as mortgage loans held for sale or investments available for sale, income from operations and decreases of cash equivalent items such as federal funds sold and interest-bearing deposits in other banks. Liquidity can also be achieved by increasing other liabilities such as securities sold under agreements to repurchase, borrowing from the Federal Reserve Bank or the Federal Home Loan Bank. The Bank has a borrowing arrangement of approximately $29,500,000 available at the Federal Home Loan Bank.

Management monitors liquidity regularly while attempting to match maturities of assets with liabilities. An important aspect of this measurement is the maintenance of sufficient net assets that mature within one year. The total of these assets at December 31, 1998 was $38,490,000 less short-term borrowings of $3,613,000 to net $34,877,000 which represents 19.8% of total assets. This compares with a net of $29,459,000 or 19.2% of total assets at December 31, 1997. The Company believes that these liquidity levels are adequate.

Interest Rate Sensitivity

Interest rate sensitivity refers to the relationship between market interest rates and the earnings volatility of the Company due to the repricing characteristics of assets and liabilities. In order to maximize earnings within acceptable guidelines for risk tolerance, management, through the Asset /Liability Committee, is responsible for implementing policy and monitoring the status of interest rate sensitivity. The Asset/Liability Committee employs various methods to accomplish this goal, including interest rate shock analysis to measure interest rate sensitivity and a static gap analysis. The interest shock analysis uses a model which assumes a positive and a negative 200 basis point movement in interest rates applied to our current balance sheet. The model for December 31, 1998 shows that the level of net interest income at risk due to these variations is minus 17.9%. The effect on total equity of these movements would be minus 4.2%. These measurements are within internal risk tolerance guidelines.

Another tool that is used to assess sensitivity to interest rate risk is the static gap analysis. This analysis groups assets and liabilities by repricing opportunities in order to monitor gaps between interest-earning assets and interest-costing liabilities. These analyses are very useful but do have inherent shortcomings. Even though certain assets and liabilities have similar repricing opportunities or maturities, they may react in different ways to fluctuations in interest rates with some reacting in advance of actual changes and some lagging actual changes in rates. In addition, certain assets or liabilities, such as adjustable rate mortgages with interest rate caps and
ceilings,   have features that restrict changes in interest rates.  In the event of interest rate changes, prepayment and early withdrawal levels may deviate significantly from those assumed in the analysis. Following is the static gap table as of December 31, 1998:


                                                                                                         3/05/99
                            Statement of Interest Sensitivity Gap

                                    90 days       >90 days      1 - 5
(amounts in thousands)              or less     but < 1 year    years        >5 years        Total
                                   ---------     ---------   -----------    ---------      ---------

Assets:
Federal funds sold                 $     945     $    -      $      -       $     -        $     945
Interest-bearing deposits              3,636          -             -             -            3,636
Mortgage loans held for sale             923          -             -             -              923
Investment securities
   available for sale                 30,066           500         4,957           838        36,361
Investment securities
   held to maturity                      526           365         1,388           644         2,923
Loans                                 10,426        61,720        37,256        15,237       124,639
                                    --------      --------      --------      --------      --------
Rate sensitive assets              $  46,522     $  62,585     $  43,601     $  16,719     $ 169,427
                                    ========      ========      ========      ========      ========

Liabilities:
Interest-bearing deposits:
   Interest-bearing demand         $  22,743     $    -        $    -             -        $  22,743
   Money market                        2,939          -             -             -            2,939
   Savings                            22,730        10,824                                    33,554
   Time deposits                      22,663        42,116        16,465          -           81,244
Short-term borrowings                  3,613          -             -             -            3,613
                                    --------      --------      --------      --------      --------
Rate sensitive liabilities         $  74,688     $  52,940     $  16,465     $       0     $ 144,093
                                    ========      ========      ========      ========      ========

Interest sensitivity gap           $ (28,166)    $   9,645     $  27,136     $  16,719     $  25,334
Cumulative gap                     $ (28,166)    $ (18,521)    $   8,615     $  25,334
Cumulative gap to total assets        -15.96%       -10.50%         4.88%        14.36%

Capital Resources

A strong capital position is an important element of shareholder and customer confidence in the Company. The capital base assists the Company in operating its business and acts as additional protection against potential losses.

Total Stockholders' Equity increased $1,632,000 or 11.3% in 1998 as compared to an increase of $1,373,000 or 10.4% during 1997. Net income, the primary source of growth in each year, was $2,117,000 in 1998 and $1,825,000 in 1997. An offset to this increase in capital were dividends paid to stockholders of $693,000 in 1998 and $535,000 in 1997. The Company has taken advantage of opportunities to purchase common stock at market price in both 1998 and 1997 for use in the dividend reinvestment plan. In 1998 the Company purchased 2,000 shares with a cost of $87,000 and in 1997 purchased 5,600 shares at a cost of $148,000. The dividend reinvestment plan returned $289,000 in 1998 and $214,000 in 1997 to stockholders' equity.

Management evaluates capital position attempting to maintain an optimum capital to asset ratio of between 9% and 10%. This ratio was 9.2% on December 31, 1998 and was 9.5% on December 31, 1997.

The Company is required by regulatory agencies to maintain certain ratios of capital adequacy. Total risk-based capital ratio requirements mandate a minimum of 8% to be adequately capitalized. At December 31, 1998, the Company's ratio was 12.2% with 11.1% being in the form of Tier I risk-based capital. At December 31, 1997, these ratios were 13.1% and 11.8%, respectively. In addition, the regulatory agencies have set a minimum of 4% for Tier I leverage capital; the Company's ratio at December 31, 1998 was 9.1% and at December 31, 1997 was 9.6%.

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

Net interest income, on a tax equivalent basis, increased $602,000 or 9.3% from 1997 to 1998. Interest income increased $1,353,000 or 11.9% from 1997 to
1998 mainly as a result of increased loan volume during the period.   The year
1997 showed a great increase in loan volume which continued into 1998. As a result of increased loan volume during the past two years interest income increased $975,000 in 1998 and $1,014,000 in 1997. This loan interest income increase was partially offset in 1998 by a decrease of $74,000 due to a decline of seven basis points and $111,000 in 1997 due to a decline of eleven basis points. Interest earned on investments, interest-bearing deposits and federal funds sold increased $139,000 , $132,000 and $181, 000 mainly as a result of volume increases in those accounts during 1998.

With no change in the average interest rates paid for all liabilities from 1997 to 1998, the increase in interest expense is attributable to larger balances in all product categories while balances of borrowings from the Federal Home Loan Bank declined. The Bank has seen increased balances due to the successes in our branches combined with competitive pricing on certificate of deposit products including the introduction of a new variable rate certificate of deposit with options for additions, a withdrawal and a step up in interest rate which generated $3,492,000 in 1998. In addition, the Bank introduced a sweep product for commercial customers in 1997 on a small scale and increased sales of this product in 1998 to achieve balances of $3,613,000 at December 31, 1998. Other than time deposits, all other categories of deposits can be repriced immediately but due to the competitive environment in which the Bank operates, management believes that it is prudent to slowly adjust these interest rates, as was done during 1998.

Provision for Loan Losses

The provision for loan losses decreased $68,000 or 13.1% from 1997 to 1998.
An internal model is used to assess the appropriate level for the allowance for loan losses, which management believes indicates an adequate balance at December 31, 1998. Over the past few years, management has taken a more aggressive approach to handling loan charge-offs, delinquencies and collection efforts; the results of these efforts have enabled the provision expense to decline. Net loans charged-off decreased 25.1% to $280,000 in 1998 from $374,000 in 1997. Nonperforming loans decreased $507,000 or 17.4% from December 31, 1997 to December 31, 1998 while other real estate owned decreased $351,000 or 56.1% to $275,000 at December 31, 1998. The allowance for loan losses represents 1.35% of total loans at December 31, 1998.
During 1997, the Company expended $520,000 as the provision for loan loss which represented a decrease over the $549,000 recorded in 1996.

Noninterest Income

Noninterest income includes a collection of income items which are not related to interest rates but rather to services rendered and activities conducted in conjunction with the operation of a commercial bank. Service charges earned on deposit accounts is the largest item in this category and includes fees charged for overdrafts on


                                        DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
                                                   INTEREST RATES AND INTEREST DIFFERENTIAL

The following is an analysis of the average balance sheets and net interest income for each of the three years ended December 31, 1998, 1997 and 1996:


(amounts in thousands)                             1998                         1997                          1996
                                       ---------------------------   ---------------------------   ---------------------------
                                       Average     Revenue/ Yield/   Average    Revenue/  Yield/   Average     Revenue/  Yield/
                                      Balance (3)  Expense   Rate   Balance (3)  Expense   Rate   Balance (3)  Expense    Rate
                                       ---------  ---------  -----   ---------  ---------  -----   ---------  ---------  -----
ASSETS
Interest-earning assets:
Total Loans   (1)(4)                   $ 114,303  $  10,372   9.07%  $ 103,637  $   9,471   9.14%  $  92,667  $   8,568   9.25%
Investment securities:
  Taxable                                 27,035      1,584   5.86%     21,009      1,298   6.18%     16,304        974   5.97%
  Exempt from federal income tax(2)        3,088        226   7.31%      5,130        373   7.27%      6,323        482   7.62%
Interest-bearing deposits                  5,187        154   2.97%      2,336         22   0.94%      2,063         23   1.11%
Federal funds sold and securities
  purchased under agreements to resell     6,540        357   5.46%      3,168        176   5.56%      7,119        383   5.38%
Total interest-earning assets/        ----------  ---------          ---------  ---------          ---------  ---------
  interest income                        156,153     12,693   8.13%    135,280     11,340   8.38%    124,476     10,430   8.38%

Cash and due from banks                    1,340                         1,244                         1,262
Premises and equipment, net                3,130                         3,000                         2,963
Other assets, less allowance
  for loan losses                          3,303                         3,090                         3,445
                                      ----------                     ---------                     ---------
Total assets                           $ 163,926                     $ 142,614                     $ 132,146
                                      ==========                     =========                     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                $  32,980      1,006   3.05%  $  32,706  $   1,030   3.15%  $  31,183  $     989   3.17%
Interest-bearing checking                 25,446        622   2.44%     22,482        583   2.59%     20,413        514   2.52%
Time deposits                             71,959      3,895   5.41%     59,539      3,225   5.42%     53,213      2,885   5.42%
Securities sold under agreements to
  repurchase                               2,551         85   3.33%        430         15   3.49%      1,003         59   5.88%
Federal Home Loan Bank advances               71          3   4.23%        112          7   6.25%          7         -      -
                                      ----------  ---------          ---------  ---------          ---------  ---------
   Total interest-bearing liabilities/
     interest expense                    133,007      5,611   4.22%    115,269      4,860   4.22%    105,819      4,447   4.20%

Noninterest-bearing deposits              14,039                        13,149                         12,697
Other liabilities                          1,490                         1,031                          1,151
                                      ----------                     ---------                      ---------
Total liabilities                        148,536                       129,449                        119,667

Stockholders' Equity                      15,390                        13,165                         12,479
                                      ----------                     ---------                      ---------
Total Liabilities and
   Stockholders' Equity                $ 163,926                     $ 142,614                      $ 132,146
                                      ==========                     =========                      =========
                                                  ---------                     ---------                      ---------
   Net interest income/interest spread            $   7,082   3.90%             $   6,480   4.15%              $   5,983    4.18%
                                                  =========   =====             =========   =====              =========    =====
Margin Analysis:
Interest income/earning assets                    $  12,693   8.13%             $  11,340   8.38%              $  10,430    8.38%
Interest expense/earning assets                       5,611   3.59%                 4,860   3.59%                  4,447    3.57%
                                                  ---------   -----             ---------   -----              ---------    -----
Net interest income/earning assets                $   7,082   4.54%             $   6,480   4.79%              $   5,983    4.81%
                                                  =========   =====             =========   =====              =========    =====

Ratio of average interest-earning assets
  to average interest-bearing liabilities                    117.40%                      117.36%                         117.63%

(1)  Nonaccrual loans are not included.
(2) Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)  Average balances are calculated using daily balances.
(4)  Interest on loans includes fee income.

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

                                          RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                               1998 Compared to 1997         1997 Compared to 1996
                                           -------------------------------------------------------------
                                           Total        Caused by        Total          Caused by
      (amounts in thousands)              Variance   Rate(1)    Volume  Variance    Rate(1)     Volume
                                           --------  -------   --------  --------  ---------   ---------
Interest income:
  Loans (gross)                           $    901  $    (7)  $    975  $    903  $    (111)  $   1,014
  Investment securities:
    Taxable                                    286      (86)       372       324         43         281
    Exempt from federal income tax            (147)       1       (148)     (109)       (18)        (91)
  Interest-bearing deposits                    132      105         27        (1)        (4)          3
  Federal funds sold and securities
    purchased under agreements to r            181       (6)       187      (207)         6        (213)
                                           --------  -------   --------  --------  ---------   ---------
Total interest-earning assets                1,353      (60)     1,413       910        (84)        994
                                           --------  -------   --------  --------  ---------   ---------

Interest expense:
  Savings                                      (24)     (33)         9        41         (7)         48
  Interest-bearing checking                     39      (38)        77        69         17          52
  Time deposits                                670       (3)       673       340         (3)        343
  Securities sold under agreements
    to repurchase                               70       (4)        74       (44)       (10)        (34)
  Federal Home Loan Bank advances               (4)      (1)        (3)        7          7           0
                                           --------  -------   --------  --------  ---------   ---------
Total interest-bearing liabilities             751      (79)       830       413          4         409
                                           --------  -------   --------  --------  ---------   ---------
Net change in net interest income         $    602  $    19        583  $    497  $     (88)  $     585
                                           ========  =======   ========  ======== =========   =========

(1) Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

checking accounts, checking account service charge fees and several other miscellaneous fees related to checking accounts. Income in this category increased $8,000 or 3.8% from 1997 to 1998 resulting from the increased number of deposit accounts.

Gains on loans available for sale decreased $38,000 or 19.4% from 1997 to 1998. Competitive forces in the markets served by the Bank led to the addition of new product offerings with 0% origination fee on residential loans
in 1998.   These fees are included as an adjustment of the loan balance and recognized in income on the sale of these mortgages; when there were no points charged, gains recognized on these sales were lower in 1998.

Gains(losses) on sales of investment securities increased $15,000 from 1997 to 1998 with the sale of Sallie Mae preferred stock and mutual funds that the Company has owned for at least ten years. These investments, which do not have a maturity, have shown market value decreases for a number of years. In the declining interest rate environment of the past few years, management took advantage of an opportunity to sell these securities, recognize a gain and eliminate that volatility in the balance sheet for the future. In 1996 the Company recognized a gain of $52,000 on the sale of a municipal security which had previously been in nonaccrual status along with a gain of $7,000 recognized on the sale of a low balance mortgage-backed security.

Other noninterest income includes a variety of fee income. This type of income
increased $67,000 or 14.4% from 1997 to 1998.   Fees earned on sales of mutual
fund products increased $21,000 in 1998 due to market value increases of customers accounts on which our fees are based. During 1997 the Company began charging a fee for use of our ATM machines by noncustomers and at approximately the same time introduced a debit card for our customer use.
Fees earned on the debit card usage increased $21,000 from 1997 to 1998 and ATM surcharge fees generated $16,000 more income in 1998 than in 1997.
Smaller variations in a number of other type fee income accounts represents the remaining difference in income. No significant changes were noted in income in these categories between 1996 and 1997.

Noninterest Expense

Noninterest expense includes all other operating expenses of the Company. Compensation and related benefits to employees are the largest expense in this category. Included are salaries and the cost of employment taxes, workman's compensation insurance, medical insurance, disability and life insurance for staff, education expenses and other employment benefits. Total salary and employee benefits increased $72,000 or 3.6% from 1997 to 1998 as a result of normal salary increases. Salary and employee benefits increased $62,000 or 3.2% from 1996 to 1997 based on similar reasons.

Included in occupancy expense are the costs to operate facilities including depreciation, leases, utilities, real estate taxes and property insurance. Occupancy expense increased $36,000 or 10.5% from 1997 to 1998 which was mainly due to the opening of the Operations Center in 1998. An increase of $56,000 in 1997 as compared to 1996 was the result of a full year of occupancy in the Greentown branch in 1997 versus three months in 1996.

Furniture and equipment expense represents the costs associated with depreciation of personal property, leasing of equipment and maintenance of these items. The Company has opted to lease the majority of computer equipment in the past few years rather than purchase it due to the continual upgrading of technology and the ease of implementing upgrades on leased equipment versus the risk of owning outdated equipment that would represent significant expense to replace. This lease expense increased $22,000 or 104.6% in 1998 over 1997. Maintenance on equipment, especially equipment which is critical to operations, is essential. As the Company takes advantage of new technologies, the maintenance costs for this equipment increases. Equipment maintenance expense increased $13,000 or 19% in 1998 as compared to 1997. Increased depreciation expenses related to furniture and equipment purchased for the Operations Center, including a new proof solution, accounts for the remaining increase in furniture and equipment expense in 1998 compared to 1997. Expense related to furniture and fixtures increased $44,000 or 16.4% from 1996 to 1997 due to the opening of the Greentown office in late 1996 and increased computer lease expenses.

Professional fees remained relatively stable from 1997 to 1998. In 1997 the Company began using the services of an outside agency to assist in profitability analysis and continued that relationship in 1998. In addition, the outsourcing of the internal audit function has been very successful and the Company expects to maintain this arrangement going forward. Legal expenses remain fairly constant both for normal operations and for the increased efforts related to delinquent loan situations. In 1997 the Company recognized an increase in professional fees of $81,000 from 1996. This increase was attributable to utilizing outside vendors for profitability analysis, internal audit, consulting on EDP issues, strategic planning and legal assistance in both corporate matters and loan delinquency matters.

The caption "other expense" includes a variety of expenses incurred in order to operate a commercial bank. Several expenses are specifically discussed here. In addition to these items, significant expenses included in this category are expenses to operate and sell other real estate owned, directors' fees, correspondent bank fees, the cost of bank liability and directors and officer's insurance, postage and many other day-to-day operating expenses.

Other expense increased $134,000 or 11.1% from 1997 to 1998. Advertising expense increased $35,000 or 26.4% from 1997 to 1998 due to a number of additional marketing promotions. These include the expansion of the use of a local radio station, an enhanced advertising campaign in conjunction with the addition of a new trust officer and additional expenses for advertising in new telephone books and billboards.

Telephone expense increased $19,000 or 52.3% due mainly to one time costs incurred to set up the new Operations Center, additional phone lines at that facility including a more efficient method of communicating with branch operations and increased calls placed over the course of the year in order to completely install the mortgage platform system. Travel and entertainment expenses increased $14,000 or 45.7% due mainly to expenses associated with setting up and training employees on the new mortgage platform system. Pennsylvania shares tax expense, which is based on assets, increased $13,000 or 11.9% in 1998. Computer software maintenance increased $13,000 or 26.2% due mainly to additional software placed in service in 1997 relating to the mortgage platform system. Bank supplies increased $13,000 or 10.3% from 1997 to 1998. This increase is due mainly to the increased size of the Company. Fees paid in conjunction with sales of the mutual fund product decreased $17,000 or 73.6% from 1997 to 1998 because of a one year arrangement made with the provider of this product in conjunction with the assignment of one employee to work specifically on sale of the mutual funds. Changes in various other categories accounted for the remaining increase with no one category being a significant dollar amount.

From 1996 to 1997 other expenses increased $113,000 primarily due to additional fees of $17,000 paid to operate additional ATM machines, increased deposit insurance premiums of $14,000 , increased advertising expenses of $12,000, increased Pennsylvania shares tax of $12,000, additional amortization of computer software of $11,000 and a variety of smaller items, no one of which was a significant dollar amount.

Federal income tax expense increased $190,000 or 23.2% based mainly on increased net income. The effective tax rate was 32.3% in 1998 as compared to 31.0% in 1997. A slight increase in the effective rate is due to management's policy of looking at the tax equivalent rate of interest on securities before purchases are made. Municipal investment securities generally did not offer higher interest earnings on this basis and therefore have not been replaced with similar exempt securities at maturity of these type investments.

The effective tax rate for 1996 was 30.2%, again lower than 1997 or 1998 due to the type of investments purchased to replace matured securities.


Year 2000

Company's State of Readiness

The year 2000 ("Y2K") problem is associated with the inability of some computer programs to distinguish between the year 1900 and the year 2000 because of software programs that were written with a two digit year field instead of a four digit field. If not correctly programmed or re-written, some computer applications could fail to operate or may create erroneous results when the year changes to 2000 or other key dates in the first quarter of the year 2000. This could cause entire system failures, miscalculations and disruptions of normal business operations. As the banking industry is heavily dependent on computer systems, the effects of this problem could be the temporary inability to process transactions, generate statements and billings or engage in normal day to day business activities. The extent of the potential impact of this problem is not known and if not timely corrected could affect the global economy.

The Company has assessed the extent of its vulnerability to the Y2K problem and believes that our core processing systems will not be affected. The company uses the Jack Henry and Associates Silverlake software system run on an IBM AS/400 mainframe computer. The Silverlake software was certified by the Information Technology Association of America on March 16, 1998 and the IBM AS/400 received the first Year 2000 certification by that organization. Internal testing of these primary mission critical systems was successfully completed in December 1998 while the validation of that testing is expected to be completed during March 1999. The remaining mission critical software systems have either been tested by the Company or have been tested by outside agencies and have been found to be substantially compliant.

Risk Assessment of the Year 2000
We believe that with modifications to existing software and conversions to new software, the Y2K problem will not pose a significant operational problem for the Company. However, because most computer systems are, by their very nature, interdependent, it is possible that non-compliant third party computers could impact the Company's computer systems. In addition, we have contacted third parties, such as wire transfer systems, debit card systems, telephone systems, public utilities and other vendors with which we transact business in order to request status reports on their Y2K projects. If any of these agents are unsuccessful in their attempt to deal with the Y2K problem, it could adversely affect the Company. We have contacted all of the Bank's large commercial loan customers in order to attempt to assess their readiness for the Year 2000 and determine the possible effects on the commercial loan portfolio.

Cost of Year 2000

We do not anticipate that the cost of the Y2K problem will have a significant effect on the Company's financial position or results of operations in 1999. As described above, our primary systems are Year 2000 compliant, therefore we believe that little programming costs will be incurred. The majority of costs associated with this issue are related to planning, testing and validating the results internally and are expected to amount to $40,000 of which $25,000 are for capital items. These expenses will be incurred in 1999. There is no guarantee that our estimates of compliance with the Y2K problem will be achieved and actual results could differ materially from those planned. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the replacement of non-compliant third party vendors or similar uncertainties.

Contingency Plans

Management is in the process of preparing contingency plans in the event that our assessment is not correct or that third party affiliate systems are not operational. Our preliminary plan involves the creation of a back up system for every application which in certain cases will be a manual operation. Our goal is to be ready for every possible situation with the specific intent to have no interruption in service to our customers or our shareholders.

Market Prices of Stock/Dividends Declared

The Company's stock is listed on the OTC Bulletin Board under the symbol DIMC and the cusip number 25432W104. The Company and previously the Bank has paid dividends for over 50 years and intends to continue to pay dividends in the future; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors at the time that the Board of Directors considers dividend payments. Book value of the common stock at December 31, 1998 was $22.11 and at December 31, 1997 was $20.04. As of December 31, 1998 there were approximately 669 holders of record of the Company's stock.

                             Market Prices of Stock/Dividends Declared
                                 1998                         1997
                       --------------------------   --------------------------
                                        Dividend                     Dividend
                        High    Lows    Declared     High    Lows    Declared
                       ------  ------  ----------   ------  ------  ----------
First Quarter..........$42.00  $31.00    $0.20      $25.00  $23.50    $0.18
Second Quarter.........$51.50  $41.00    $0.25      $30.00  $24.25    $0.18
Third Quarter..........$50.75  $40.00    $0.25      $29.00  $26.25    $0.18
Fourth Quarter.........$44.00  $42.00    $0.25      $31.00  $27.38    $0.20

This price information was obtained from daily prices published in local newspapers. Over-the-counter stock quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

                                    SUMMARY OF SELECTED FINANCIAL DATA

                                             1998         1997         1996         1995         1994
                                           --------     --------     --------  --------     --------
(amounts in thousands, except per share)

Summary of operations
Interest income                            $ 12,616     $ 11,213     $ 10,267     $  9,491     $  8,007
Interest expense                           $  5,611     $  4,860     $  4,447     $  4,115     $  3,308
Net interest income                        $  7,005     $  6,353     $  5,820     $  5,375     $  4,699
Provision for possible loan losses         $    451     $    520     $    549     $    382     $    162

Net interest income after provision
 for possible loan losses                  $  6,554     $  5,833     $  5,271     $  4,993     $  4,537
Other income                               $    930     $    878     $    735     $    645     $    506
Other expenses                             $  4,356     $  4,065     $  3,695     $  3,394     $  3,154
Income before income taxes                 $  3,128     $  2,646     $  2,646     $  2,311     $  2,244
Income taxes                               $  1,011     $    821     $    699     $    677     $    589


Net Income                                 $  2,117     $  1,825     $  1,612     $  1,567     $  1,300


Per common share
Cumulative effect of accounting
 change for income taxes                         -            -            -            -          0.36
Net income                                 $   2.90     $   2.52     $   2.24     $   2.24     $   1.91
Cash dividends                             $   0.95     $   0.74     $   0.60     $   0.54     $   0.43
Book value                                 $  22.11     $  20.04     $  18.21     $  16.58     $  14.60
Shares outstanding at year end                  731          727          722          708          686

Balance sheet data - end of year
Total assets                               $176,474     $153,421     $140,284     $124,808     $115,080
Deposits                                   $154,893     $135,101     $126,003     $109,878     $102,571
Loans, net                                 $124,961     $107,303     $ 98,647     $ 88,409     $ 80,838
Loans held for sale                        $    923     $    157     $    207     $    465     $    829
Investment securities available for sale   $ 36,361     $ 30,702     $ 13,715     $ 11,453     $ 11,236
Investment securities held to maturity     $  2,923     $  4,542     $ 14,792     $  9,267     $ 14,576
Shareholders' equity                       $ 16,153     $ 14,521     $ 13,147     $ 11,743     $ 10,011

Performance yardstick
Return on average assets                       1.29%        1.28%        1.22%        1.31%        1.15%
Return on average equity                      13.75%       13.86%       12.92%       14.37%       13.60%
Dividend payout ratio                         32.76%       29.33%       26.79%       24.11%       22.51%
Average equity to average
 assets ratio                                  9.39%        9.23%        9.44%        9.12%        8.69%

16

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------





Board of Directors and Stockholders
Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





Wexford, PA
February 12, 1999

                             DIMECO, INC.
                     CONSOLIDATED BALANCE SHEET

                                                      December 31,
                                                  1998            1997
                                            -------------   -------------
Assets
Cash and due from banks                     $   1,528,650   $   1,358,842
Interest-bearing deposits in other banks        3,636,326       3,121,708
Federal funds sold                                945,000              -
                                            -------------   -------------
   Total cash and cash equivalents              6,109,976       4,480,550

Mortgage loans held for sale (market
  value of $923,449 and $160,521)                 923,449         156,871
Investment securities available for sale       36,360,618      30,702,190
Investment securities held to maturity
  (market value of $2,967,741
  and $4,602,088)                               2,923,222       4,542,486
Loans (net of unearned income of
  $807,570 and $1,078,581)                    124,960,697     108,814,535
Less allowance for loan losses                  1,681,735       1,511,123
                                            -------------   -------------
   Net loans                                  123,278,962     107,303,412

Premises and equipment                          3,820,704       2,945,303
Other real estate                                 274,894         625,619
Accrued interest receivable                       910,750         859,177
Other assets                                    1,871,109       1,805,495
                                            -------------   -------------

 TOTAL ASSETS                               $ 176,473,684   $ 153,421,103
                                            =============   =============

Liabilities
Deposits:
 Noninterest-bearing                        $  14,378,252   $  12,965,190
 Interest-bearing                             140,514,277     122,136,196
                                            -------------   -------------
  Total deposits                              154,892,529     135,101,386

Short-term borrowings                           3,612,876       2,390,044
Accrued interest payable                          902,614         701,099
Other liabilities                                 913,074         707,929
                                            -------------   -------------

 TOTAL LIABILITIES                            160,321,093     138,900,458
                                            -------------   -------------

Stockholders' Equity
Common stock, $.50 par value; 3,000,000
  shares authorized; 730,518 and 726,216
  shares issued                                   365,259         363,108
Capital surplus                                 2,823,152       2,662,333
Retained earnings                              12,969,112      11,547,197
Net unrealized loss on securities                  (4,932)        (11,586)
Treasury stock, at cost (1,525 shares)                  -         (40,407)
                                            -------------   -------------

 TOTAL STOCKHOLDERS' EQUITY                    16,152,591      14,520,645
                                            -------------   -------------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 176,473,684   $ 153,421,103
                                            =============   =============


The accompanying notes are an integral part of these consolidated financial statements.

                                DIMECO, INC.
                       CONSOLIDATED STATEMENT OF INCOME

                                               Year Ended December 31,
                                           1998         1997         1996
                                       -----------  -----------  -----------
Interest Income
Interest and fees on loans             $10,371,556  $ 9,471,235  $ 8,568,178
Interest-bearing deposits in
 other banks                               154,120       22,198       23,218
Federal funds sold                         356,711      176,020      383,487
Investment securities:
   Taxable                               1,584,397    1,297,590      973,948
   Exempt from federal income tax          148,721      245,779      318,281
                                       -----------  -----------  -----------

   Total interest income                12,615,505   11,212,822   10,267,112
                                       -----------  -----------  -----------

Interest Expense
Deposits                                 5,522,955    4,838,505    4,388,073
Short-term borrowings                       87,553       21,820       59,011
                                       -----------  -----------  -----------

   Total interest expense                5,610,508    4,860,325    4,447,084
                                       -----------  -----------  -----------

Net Interest Income                      7,004,997    6,352,497    5,820,028

Provision for loan losses                  451,400      519,500      549,000
                                       -----------  -----------  -----------

Net Interest Income After Provision
   for Loan Losses                       6,553,597    5,832,997    5,271,028
                                       -----------  -----------  -----------

Noninterest Income
Service charges on deposit accounts        232,470      223,975      213,222
Mortgage loans held for sale gains, net    157,860      195,794       16,453
Investment securities gains (losses), net    8,900       (5,650)      59,257
Other income                               531,218      464,340      446,539
                                       -----------  -----------  -----------

   Total noninterest income                930,448      878,459      735,471
                                       -----------  -----------  -----------

Noninterest Expense
Salaries and employee benefits           2,075,353    2,003,280    1,940,853
Occupancy expense, net                     372,663      337,159      280,754
Furniture and equipment expense            366,973      314,419      270,074
Professional fees                          208,121      211,099      130,538
Other expense                            1,333,072    1,199,528    1,072,940
                                       -----------  -----------  -----------

   Total noninterest expense             4,356,182    4,065,485    3,695,159
                                       -----------  -----------  -----------

Income before income taxes               3,127,863    2,645,971    2,311,340
Income taxes                             1,011,235      820,759      699,000
                                       -----------  -----------  -----------

 NET INCOME                            $ 2,116,628  $ 1,825,212  $ 1,612,340
                                       ===========  ===========  ===========

Earnings Per Share                     $      2.90  $      2.52  $      2.24
                                       ===========  ===========  ===========

Average Shares Outstanding                 728,913      723,518      718,531

The accompanying notes are an integral part of these consolidated financial statements.


                                                      DIMECO, INC.
                                CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                              Net
                                                                           Unrealized                  Total
                                      Common       Capital     Retained    Gain (Loss)    Treasury  Stockholders' Comprehensive
                                       Stock       Surplus     Earnings   on Securities     Stock      Equity        Income
                                    -----------  -----------  -----------  ------------  ----------  -----------  -----------

Balance, December 31, 1995          $   354,225  $ 2,303,241  $ 9,076,350  $     9,226  $         -  $11,743,042

Net income                                                      1,612,340                              1,612,340  $ 1,612,340
Other comprehensive income:
   Unrealized loss on available
    for sale securities, net of
    reclassification adjustment                                                (38,107)                  (38,107)     (38,107)
                                                                                                                  -----------
Comprehensive income                                                                                              $ 1,574,233
                                                                                                                  ===========
Dividend reinvestment and stock
 purchase plan                            6,727      254,910                                             261,637
Cash dividends ($.60 per share)                                  (431,637)                              (431,637)
                                    -----------  -----------  -----------  ------------  ----------  -----------

Balance, December 31, 1996              360,952    2,558,151   10,257,053      (28,881)           -   13,147,275

Net income                                                      1,825,212                              1,825,212  $ 1,825,212
Other comprehensive income:
   Unrealized gain on available for
    sale securities, net of
    reclassification adjustment                                                 17,295                    17,295       17,295
                                                                                                                  -----------
Comprehensive income                                                                                              $ 1,842,507
                                                                                                                  ===========
Dividend reinvestment plan                2,156      104,182                                107,993      214,331
Purchase treasury stock                                                                    (148,400)    (148,400)
Cash dividends ($.74 per share)                                  (535,068)                              (535,068)
                                    -----------  -----------  -----------  ------------  ----------  -----------

Balance, December 31, 1997              363,108    2,662,333   11,547,197      (11,586)     (40,407)  14,520,645

Net income                                                      2,116,628                              2,116,628  $ 2,116,628
Other comprehensive income:
   Unrealized gain on available
    for sale  securities, net of
    reclassification adjustment                                                  6,654                     6,654        6,654
Comprehensive income                                                                                              $ 2,123,282
Dividend reinvestment plan                2,151      160,819       (1,860)                  127,407      288,517
Purchase treasury stock                                                                     (87,000)     (87,000)
Cash dividends ($.95 per share)                                  (692,853)                              (692,853)
                                    -----------  -----------  -----------  ------------  ----------  -----------
Balance, December 31, 1998          $   365,259  $ 2,823,152  $12,969,112  $    (4,932)  $        -  $16,152,591
                                    ===========  ===========  ===========  ============  ==========  ===========

[CAPTION]


                                                                  1998         1997       1996
                                                              -----------  ------------  ----------
Components of comprehensive income:
   Change in net unrealized gain on
    investment securities held for sale                       $    12,528  $    13,566   $    1,003
   Realized (gains) losses included in net income,
    net of tax                                                     (5,874)       3,729      (39,110)
                                                              -----------  ------------  ----------

Total                                                         $     6,654  $    17,295   $  (38,107)
                                                              ===========  ============  ==========

The accompanying notes are an integral part of these consolidated financial statements.

                              DIMECO, INC.
                  CONSOLIDATED STATEMENT OF CASH FLOWS

                                              Year Ended December 31,
                                         1998          1997          1996
                                     ------------  ------------  ------------
Operating Activities
Net income                           $  2,116,628  $  1,825,212  $  1,612,340
Adjustments to reconcile net income
 to net cash provided by operating
  activities:
   Provision for loan losses              451,400       519,500       549,000
   Depreciation                           348,748       329,526       256,893
   Amortization of premium and
    discount on investment securities    (995,180)     (330,791)      107,486
   Amortization of net deferred loan
    origination fees                      (34,969)      (67,653)      (85,396)
   Deferred tax provision                  29,900        73,620        39,338
   Investment securities (gains)
    losses, net                            (8,900)        5,650       (59,257)
   Net decrease (increase) in loans
    held for sale                        (766,578)       49,942       259,231
   Decrease (increase) in accrued
    interest receivable                   (51,573)      144,388       (60,246)
   Increase (decrease) in accrued
    interest payable                      201,515       179,870       (47,184)
   Other, net                             122,819       128,486       (35,456)
                                     ------------  ------------  ------------

     Net cash provided by operating
      activities                        1,413,810     2,857,750     2,536,749
                                     ------------  ------------  ------------

Investing Activities
Investment securities available
 for sale:
   Proceeds from sales                    389,900        72,650       354,248
   Proceeds from the maturities
    or paydown                        113,039,238    36,071,760    13,304,451
   Purchases                         (118,086,772)  (52,741,229)  (15,938,665)
Investment securities held to
  maturity:
   Proceeds from maturities or
    paydown                             4,644,000    12,711,001     6,430,001
   Purchases                           (3,011,368)   (2,500,235)  (12,042,470)
Net increase in loans                 (16,445,490)   (9,330,941)  (11,025,956)
Purchase of premises and equipment     (1,224,149)     (208,679)     (362,421)
Proceeds from the sale of other
 real estate owned                        349,926            -        208,113
                                     ------------  ------------  ------------
     Net cash used for investing
      activities                      (20,344,715)  (15,925,673)  (19,072,699)
                                     ------------  ------------  ------------

Financing Activities
Net increase in deposits               19,791,143     9,098,879    16,124,275
Increase (decrease) in short-term
 borrowings                             1,222,832     2,390,044    (2,050,000)
Proceeds from dividend reinvestment
 and stock purchase plan                  288,517       214,331       261,637
Purchase of treasury stock                (87,000)     (148,400)           -
Cash dividends paid                      (655,161)     (520,073)     (407,961)
                                     ------------  ------------  ------------

     Net cash provided by financing
      activities                       20,560,331    11,034,781    13,927,951
                                     ------------  ------------  ------------

Increase (decrease) in cash and
 cash equivalents                       1,629,426    (2,033,142)   (2,607,999)

Cash and cash equivalents at
 beginning of year                      4,480,550     6,513,692     9,121,691
                                     ------------  ------------  ------------

Cash and cash equivalents at
 end of year                         $  6,109,976  $  4,480,550  $  6,513,692
                                     ============  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

                            DIMECO, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

NATURE OF OPERATIONS AND BASIS OF PRESENTATION
----------------------------------------------

Dimeco, Inc. (the "Company") is a Pennsylvania company organized as the holding company of The Dime Bank (the "Bank"). The Bank is a state-chartered bank located in Pennsylvania. The Company and its subsidiary derive substantially all of their income from banking and bank-related services which include interest earnings on residential real estate, commercial mortgage, and commercial and consumer financings as well as interest earnings on investment securities and deposit services to its customers through four locations. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. All intercompany items have been eliminated in preparing the consolidated financial statements.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

INVESTMENT SECURITIES
---------------------

Investment securities are classified at the time of purchase, based on management's intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank and the Atlantic Central Bankers Bank represent ownership in institutions which are wholly owned by other financial institutions. These securities are accounted for at cost and are classified with equity securities available for sale.

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

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all of the circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

PREMISES AND EQUIPMENT
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis for specific items over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

OTHER REAL ESTATE
-----------------

Real estate acquired by foreclosure is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included other expense.

INCOME TAXES
------------

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets or liabilities are computed based on the difference between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

EARNINGS PER SHARE
------------------

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share are calculated using the weighted-average number of shares outstanding for the periods.

COMPREHENSIVE INCOME
--------------------

Effective January 1, 1998, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Statement of Changes in Stockholders' Equity.

CASH FLOWS
----------

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks and federal funds sold.

Amounts paid for interest and income taxes are as follows:

                                                                Federal
                                                  Interest   Income Taxes
                                                    Paid         Paid
                                                -----------  -----------
    Year ended December 31,
    1998                                        $ 5,408,993  $   905,384
    1997                                        $ 4,680,455  $   700,000
    1996                                        $ 4,494,268  $   592,000

PENDING ACCOUNTING PRONOUNCEMENT
--------------------------------

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, by requiring the recognition of those items as assets or liabilities in the consolidated balance sheet, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

RECLASSIFICATION OF COMPARATIVE AMOUNTS
---------------------------------------

Certain comparative amounts for prior years have been reclassified to conform with current year presentations. The reclassified amounts did not affect net income or stockholders' equity.

NOTE 2 - INVESTMENT SECURITIES

The amortized costs and estimated market value of investment securities are summarized as follows:

                                                1998
                        -----------------------------------------------------
                                         Gross         Gross       Estimated
                         Amortized    Unrealized    Unrealized       Market
                           Cost          Gains        Losses         Value
                        -----------   -----------   -----------   -----------
AVAILABLE FOR SALE
U.S. Government agency
  securities            $ 9,708,802   $     5,595   $    (6,248)  $ 9,708,149
Mortgage-backed
  securities                375,523             -        (8,256)      367,267
Commercial paper         25,813,465         2,597        (1,160)   25,814,902
                        -----------   -----------   -----------   -----------
  Total debt securities  35,897,790         8,192       (15,664)   35,890,318

Equity securities           470,300             -             -       470,300
                        -----------   -----------   -----------   -----------
  Total                 $36,368,090   $     8,192   $   (15,664)  $36,360,618
                        ===========   ===========   ===========   ===========


                                                1997
                        -----------------------------------------------------
                                         Gross         Gross       Estimated
                         Amortized    Unrealized    Unrealized       Market
                           Cost          Gains        Losses         Value
                        -----------   -----------   -----------   -----------
AVAILABLE FOR SALE
U.S. Treasury
  securities            $   999,202   $       173   $         -   $   999,375
U.S. Government agency
  securities              7,265,836         2,445        (7,722)    7,260,559
Mortgage-backed
  securities                448,813             -       (11,167)      437,646
Commercial paper         21,157,794             -        (3,984)   21,153,810
                        -----------   -----------   -----------   -----------
  Total debt securities  29,871,645         2,618       (22,873)   29,851,390

Equity securities
                            848,100        13,100       (10,400)      850,800
                        -----------   -----------   -----------   -----------
  Total                 $30,719,745   $    15,718   $   (33,273)  $30,702,190
                        ===========   ===========   ===========   ===========


                                                1998
                        -----------------------------------------------------
                                         Gross         Gross       Estimated
                         Amortized    Unrealized    Unrealized       Market
                           Cost          Gains        Losses         Value
                        -----------   -----------   -----------   -----------
HELD TO MATURITY
Obligations of states
  and political
  subdivisions          $ 1,397,269   $    43,135   $      (210)  $ 1,440,194
Corporate securities      1,525,953         1,594             -     1,527,547
                        -----------   -----------   -----------   -----------
        Total           $ 2,923,222   $    44,729   $      (210)  $ 2,967,741
                        ===========   ===========   ===========   ===========

                                                1997
                        -----------------------------------------------------
                                         Gross         Gross       Estimated
                         Amortized    Unrealized    Unrealized       Market
                           Cost          Gains        Losses         Value
                        -----------   -----------   -----------   -----------
HELD TO MATURITY
Obligations of states
  and political
  subdivisions          $ 4,292,144   $    60,740   $      (796)  $ 4,352,088
Corporate securities        250,342             -          (342)      250,000
                        -----------   -----------   -----------   -----------
        Total           $ 4,542,486   $    60,740   $    (1,138)  $ 4,602,088
                        ===========   ===========   ===========   ============

The amortized cost and estimated market values of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                            Available for Sale         Available for Sale
                        -------------------------   -------------------------
                                       Estimated                   Estimated
                         Amortized      Market       Amortized       Market
                           Cost          Value          Cost         Value
                        -----------   -----------   -----------   -----------
Due in one year or less $30,563,497   $30,565,545   $   890,888   $   891,178
Due after one year
  through five years      4,958,770     4,957,506     1,387,907     1,397,938
Due after five years
  through ten years               -             -       543,717       578,125
Due after ten years         375,523       367,267       100,710       100,500
                        -----------   -----------   -----------   -----------
Total debt securities   $35,897,790   $35,890,318   $ 2,923,222   $ 2,967,741
                        ===========   ===========   ===========   ===========

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities:

                                         1998           1997          1996
                                      -----------   -----------   -----------
Proceeds from sales                   $   389,900   $    72,650   $   354,248
Gross gains                           $    20,100   $         -   $    59,257
Gross losses                          $    11,200   $     5,650   $         -

Investment securities with an amortized cost of $21,885,599 and $13,326,088 and estimated market values of $21,928,901 and $13,377,748 at December 31, 1998 and 1997, respectively, were pledged to secure deposits, short-term borrowings and for other purposes as required by law.

NOTE 3 - LOANS
--------------

Major classifications of loans are as follows:

                                                       1998           1997
                                                   ------------   ------------
Loans secured by real estate:
  Construction and development                     $  1,383,758   $    958,425
  Secured by farmland                                 2,485,621      2,135,231
  Secured by 1-4 family residential properties:
    Revolving, open-end loans secured by 1-4 family
      residential properties                          1,359,899      1,651,949
    All other loans secured by 1-4 family
      residential properties                         40,628,489     39,233,416
  Secured by non-farm, non-residential properties    44,174,518     31,067,911
Commercial and industrial loans                      16,174,960     14,274,503
Loans to individuals for household, family and
 other personal expenditures:
  Ready credit loans                                     95,369         95,203
  Other installment loans                            18,457,317     18,852,767
Other loans:
  Agricultural loans                                    644,605        612,068
  All other loans                                       363,731      1,011,643
                                                   ------------   ------------
          Total loans                               125,768,267    109,893,116
  Less unearned income                                  807,570      1,078,581
                                                   ------------   ------------
           Loans, net of unearned income           $124,960,697   $108,814,535
                                                   ============   ============

Real estate loans, serviced for others, which are not included in the consolidated balance sheet, totaled $41,417,648 and $37,058,674 at December 31, 1998 and 1997, respectively.

Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection. The following table presents information concerning nonperforming loans:

                                                       1998           1997
                                                   ------------   ------------
Ninety days or more past due and
 accruing interest                                 $    940,740   $    755,516
Nonaccrual                                              584,292      1,061,182
Impaired loans                                          874,277      1,089,374
                                                   ------------   ------------
     Total nonperforming loans                     $  2,399,309   $  2,906,072
                                                   ============   ============

The Company had impaired loans of $874,27 and $1,089,374 as of December 31, 1998 and 1997, respectively, with related allowance for loan losses of $136,217 and $169,997, respectively. There were no impaired loans without a related allowance for loan losses. For the years ended December 31, 1998 and 1997, average impaired loans were $933,774 and $1,105,729, respectively. Interest recognized on impaired loans for the years ended December 31, 1998, 1997 and 1996, was $8,706, $12,927 and $13,826, respectively.

Changes in the allowance for loan losses are as follows:

                                         1998           1997          1996
                                     -----------   -----------   -----------
  Balance, beginning of year         $ 1,511,123   $ 1,366,006   $ 1,247,629
    Provision charged to operations      451,400       519,500       549,000
    Recoveries credited to allowance      32,475        54,110        83,393
    Losses charged to allowance         (313,263)     (428,493)     (514,016)
                                     -----------   -----------   -----------
  Balance, end of year               $ 1,681,735   $ 1,511,123   $ 1,366,006
                                     ===========   ===========   ===========

In the normal course of business loans are extended to officers, directors and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 1998 is as follows:

                Balance                     Amounts        Balance
           December 31, 1997   Additions   Collected   December 31, 1998
            ---------------    ---------   ---------   -----------------
              $ 2,994,773     $ 1,247,877 $   978,800     $ 3,263,850


The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. Although the Company has a diversified loan portfolio at December 31, 1998 and 1997, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 4 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows:

                                                       1998          1997
                                                   -----------   -----------
     Land                                          $   277,044   $   277,044
     Premises and improvements                       3,742,858     3,016,742
     Furniture and equipment                         2,345,199     1,866,116
                                                   -----------   -----------

           Total, at cost                            6,365,101     5,159,902
     Less accumulated depreciation                   2,544,397     2,214,599
                                                   -----------   -----------

           Net premises and equipment              $ 3,820,704   $ 2,945,303
                                                   ===========   ===========

Depreciation expense was $348,748, $329,526 and $256,893 in 1998, 1997 and
1996, respectively.

Occupancy expenses were reduced by rental income received in the amounts of $8,266, $11,267 and $19,909 for the years ended December 31, 1998, 1997 and
1996, respectively.

NOTE 5 - DEPOSITS

Deposits are summarized as follows:

                                              1998                1997
                                         -------------       -------------
     Demand - noninterest-bearing        $  14,378,252       $  12,965,190
     Demand - interest-bearing              22,742,701          20,856,090
     Money market                            2,939,310           3,739,896
     Savings                                33,375,592          30,872,690
     Time deposits of $100,000 or more      25,304,403          16,379,787
     Other time deposits                    56,152,271          50,287,733
                                         -------------       -------------
          Total                          $ 154,892,529       $ 135,101,386
                                         =============       =============

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more:

                                                                 1998
                                                             -------------
     Three months or less                                    $   9,604,854
     Four through six months                                     9,058,633
     Seven through twelve months                                 4,332,448
     Over twelve months                                          2,308,468
                                                             -------------
          Total                                              $  25,304,403
                                                             =============

Interest expense on certificates of deposit of $100,000 or more amounted to $1,075,303, $633,138 and $392,564 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh (AFHLB@) and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

The outstanding balances and related information for short-term borrowings are summarized as follows:

                                       1998                     1997
                            ----------------------------------------------
                               Amount        Rate       Amount        Rate
                            ------------  -------    ------------  -------
Balance at year end        $   3,612,876    2.75 %  $   2,390,044    4.50 %
Average balance outstanding
 during the year           $   2,622,292    3.34 %  $     544,209    4.01 %
Maximum amount outstanding
 at any month end          $   5,017,194     -   %  $   2,390,044     -   %

The Bank has the capability to borrow additional funds through their credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages and the Bank's investment in FHLB stock. At December 31, 1998, the Bank's maximum borrowing capacity with the FHLB was approximately $29.5 million. There were no advances on the credit arrangement at December 31, 1998 and 1997.

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $10,944,528 and $10,945,640, respectively, at December 31, 1998 were pledged as collateral for the securities sold under agreements to repurchase.

NOTE 7 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan. Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. In addition, the Plan provides for the optional purchase of shares of the Company's common stock up to a maximum of $5,000 per year; however, the Board of Directors has curtailed these provisions since January 1996. A participant may withdraw from the Plan at any time. Stockholders purchased 7,834 shares in 1998 and 8,392 shares in 1997 through the Plan.

NOTE 8 - RETIREMENT PLAN

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent, and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 1998, 1997 and 1996, the Board of Directors authorized an additional 4 percent of each eligible employee's compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 1998, 1997 and 1996 to this plan amounted to $109,252, $110,838 and $97,711, respectively.

NOTE 9 - INCOME TAXES

Federal income tax expense consists of the following:

                                    1998          1997          1996
                                -----------   -----------   -----------
     Currently payable          $   981,335   $   747,139   $   659,662
     Deferred taxes                  29,900        73,620        39,338
                                -----------   -----------   -----------
           Total provision      $ 1,011,235   $   820,759   $   699,000
                                ===========   ===========   ===========

Income taxes applicable to investment securities gains (losses), net amounted to $3,206, ($1,921) and $20,147, for the years ended 1998, 1997 and 1996, respectively.

The components of the net deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                       1998         1997
                                                   ----------   ----------
Deferred tax assets:

      Allowance for loan losses                    $  438,515   $  387,438
      Deferred compensation                            30,960       35,323
      Allowance for loss on other real estate           9,050           -
      Allowance for loss on securities                     -        12,886
      Unrealized loss on investment securities          2,540        4,614
      Other, net                                          321           86
                                                   ----------   ----------
                Total                                 481,386      440,347
                                                   ----------   ----------
Deferred tax liabilities:
      Premises and equipment                          232,927      210,745
      Deferred loan origination fees, net              69,968       19,137
                                                   ----------   ----------
                 Total                                302,895      229,882
                                                   ----------   ----------
                     Net deferred tax assets       $  178,491   $  210,465
                                                   ==========   ==========

No valuation allowance was established at December 31, 1998 in view of the Company's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:

                                         1998                      1997                     1996
                                 ---------------------    ----------------------   ----------------------
                                                % of                      % of                     % of
                                               Pre-tax                  Pre-tax                  Pre-tax
                                   Amount       Income      Amount       Income      Amount       Income
                                 ----------    -------    ----------    -------    ----------    -------

Provision at statutory rate      $1,063,473     34.0 %    $  899,630     34.0 %    $  785,856     34.0 %
Tax-exempt income                   (53,571)    (1.7)        (83,904)    (3.2)       (108,611)    (4.7)
Non-deductible interest              14,164      0.4          39,869      1.5          34,996      1.5
Other, net                          (12,831)    (0.4)        (34,836)    (1.3)        (13,241)    (0.6)
                                 ----------    -------    ----------    -------    ----------    -------
Effective income tax and rates   $1,011,235     32.3 %    $  820,759     31.0 %    $  699,000     30.2 %
                                 ==========    =======    ==========    =======    ==========    =======

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, there are outstanding commitments and contingent liabilities such as commitments to extend credit, financial guarantees, and letters of credit which are not reflected in the accompanying financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                           1998                1997
                                       ------------        ------------
Commitments to extend credit          $  16,050,818       $  14,515,496
Standby letters of credit             $     725,090       $     390,419


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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loan facilities to customers.

At December 31, 1998, the minimum rental commitments for all noncancellable leases are as follows:

               2000                            177,120
               2001                            150,354
               2002                             94,361
               2003                             94,144
               2004 and thereafter             712,054
                                          ------------
                    Total                 $  1,406,305
                                          ============



Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 11 - REGULATORY RESTRICTIONS

Cash and Due from Banks

Included in cash and due from banks are required federal reserves of $999,000 and $849,000 at December 31, 1998 and 1997, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with a correspondent bank.

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 1998, the balance in the capital surplus account totaling $1,756,216 is unavailable for dividends.

NOTE 12 - REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Reserve Board and the Federal Deposit Insurance Corporation has categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized they must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios of at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

The following table reflects the Company's capital ratio and minimum requirements at December 31. The Bank's capital ratios are substantially the same as the Company's.

                                                  1998                               1997
                                     ----------------------------------------------------------------
                                        Amount            Ratio            Amount            Ratio
                                     -------------     -----------      -------------     -----------
Total Capital
     (to Risk-Weighted Assets)
----------------------------------
Actual                              $   17,839,258          12.21%     $   16,043,354          13.05%
For Capital Adequacy Purposes       $   11,686,989           8.00%     $    9,834,640           8.00%
To Be Well Capitalized              $   14,608,736          10.00%     $   12,293,300          10.00%

Tier I Capital
     (to Risk-Weighted Assets)
----------------------------------
Actual                              $   16,157,523          11.06%     $   14,532,231          11.82%
For Capital Adequacy Purposes       $    5,843,494           4.00%     $    4,917,320           4.00%
To Be Well Capitalized              $    8,765,242           6.00%     $    7,375,980           6.00%

Tier I Capital (to Average Assets)
----------------------------------
Actual                              $   16,157,523           9.10%     $   14,532,231           9.59%
For Capital Adequacy Purposes       $    7,100,530           4.00%     $    6,059,440           4.00%
To Be Well Capitalized              $    8,875,663           5.00%     $    7,574,300           5.00%

NOTE 13 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                                 1998                                  1997
                                    ------------------------------        ------------------------------
                                     Carrying             Fair             Carrying             Fair
                                       Value              Value              Value              Value
                                    -----------        -----------        -----------        -----------
Financial assets:
  Cash and due from banks          $  1,528,650       $  1,528,650       $  1,358,842       $  1,358,842
  Interest-bearing deposits in
     other banks                      3,636,326          3,636,326          3,121,708          3,121,708
  Federal funds sold                    945,000            945,000                -                  -
  Mortgage loans held for sale          923,449            923,449            156,871            160,521
  Investment securities:
      Available for sale             36,360,618         36,360,618         30,702,190         30,702,190
      Held to maturity                2,923,222          2,967,741          4,542,486          4,602,088
  Net loans                         123,278,962        128,216,340        107,303,412        109,608,479
  Accrued interest receivable           910,750            910,750            859,177            859,177
                                    -----------        -----------        -----------        -----------

      Total                        $170,506,977       $175,488,874       $148,044,686       $150,413,005
                                    ===========        ===========        ===========        ===========
Financial liabilities:
  Deposits                         $154,892,529       $155,702,881       $135,101,386       $135,106,126
  Short-term borrowings               3,612,876          3,612,876          2,390,044          2,390,044
  Accrued interest payable              902,614            902,614            701,099            701,099
                                    -----------        -----------        -----------        -----------
      Total                        $159,408,019       $160,218,371       $138,192,529       $138,197,269
                                    ===========        ===========        ===========        ===========

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

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

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

Loans and Deposits

The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

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

NOTE 14 - PARENT COMPANY

Following are condensed financial statements for the parent company:

                          CONDENSED BALANCE SHEET

                                                          December 31,
                                                        1998          1997
                                                     ----------    ----------
Assets
Cash and due from banks                             $    16,606   $    30,209
Investment in bank subsidiary                        16,119,115    14,535,963
Other assets                                            199,500        99,411
                                                     ----------    ----------
     Total Assets                                   $16,335,221   $14,665,583
                                                     ==========    ==========

Liabilities
Dividends payable                                   $   182,630   $   144,938
Stockholders' Equity                                 16,152,591    14,520,645
                                                     ----------    ----------
     Total Liabilities and
       Stockholders' Equity                         $16,335,221   $14,665,583
                                                     ==========    ==========


                       CONDENSED STATEMENT OF INCOME

                                               Year Ended December 31,
                                          1998          1997          1996
                                       ----------    ----------    ----------
Dividends from bank subsidiary        $   574,000   $   483,000   $   222,000

Other noninterest expense                  51,369        45,571        41,340
                                       ----------    ----------    ----------
Net income before undistributed
 earnings of bank subsidiary and
 income taxes                             522,631       437,429       180,660

Undistributed earnings of bank
 subsidiary                             1,576,497     1,371,977     1,417,930
Income tax benefit                        (17,500)      (15,806)      (13,750)
                                       ----------    ----------    ----------
     Net Income                       $ 2,116,628   $ 1,825,212    $1,612,340
                                       ==========    ==========     =========

                      CONDENSED STATEMENT OF CASH FLOWS

                                               Year Ended December 31,
                                          1998          1997          1996
                                       ----------    ----------    ----------
Operating Activities
Net income                            $ 2,116,628   $ 1,825,212   $ 1,612,340
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Undistributed earnings of
   bank subsidiary                     (1,576,497)   (1,371,977)   (1,417,930)
     Other, net                          (100,090)       15,735       (75,590)
                                       ----------    ----------    ----------
     Net cash provided by
       operating activities               440,041       468,970       118,820
                                       ----------    ----------    ----------

Financing Activities
Dividends paid                           (655,161)     (520,073)     (407,961)
Purchase of treasury stock                (87,000)     (148,400)           -
Proceeds from dividend reinvestment
  and stock purchase plan                 288,517       214,331       261,637
                                       ----------    ----------    ----------
     Net cash used for financing
       activities                        (453,644)     (454,142)     (146,324)
                                       ----------    ----------    ----------

     Increase (decrease) in cash and
       cash equivalents                   (13,603)       14,828       (27,504)

Cash at Beginning of Year                  30,209        15,381        42,885
                                       ----------    ----------    ----------
Cash at End of Year                   $    16,606   $    30,209   $    15,381
                                       ==========    ==========    ==========

The following firms are known to handle Dimeco, Inc. Stock transactions:

                   Hopper Soliday & Co., Inc.
           1703 Oregon Pike, Lancaster, PA 17601-4201
            P.O. Box 4548, Lancaster, PA 17604-4548
                         (717)560-3042
                         (800)646-8647

                  Legg Mason Wood Walker, Inc.
                   330 Montage Mountain Road
                    Scranton, PA 18507-1762
                         (570)346-9300

                      Ryan Beck & Company
                        740 Broad Street
                      Shrewsbury, NJ 07702
                         (888)231-7226




                        Transfer Agent:

                         The Dime Bank
                       820 Church Street
                          P.O. Box 509
                      Honesdale, PA 18431
                         (570)253-1970

36