Form 10KSB, Exhibit 13
period 1999-12-31
DIMECO INC
filed 2000-03-31
CIK 898037

Exhibit 13
                                  ----------

                           ANNUAL REPORT TO STOCKHOLDERS
                      FOR FISCAL YEAR ENDED DECEMBER 31, 1999

MISSION STATEMENT

The mission of Dimeco, Inc. is the operation of a fully integrated financial services institution through its subsidiary The Dime Bank in a market that is defined by the institution's ability to provide services consistent with sound, prudent principles, and to fulfill the social, economic, moral, and political considerations ordinarily associated with a responsible, well-run financial institution.

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                      % increase
                                         1999             1998        (decrease)
                               -------------------------------------------------
(amounts in thousands, except per share)
[S]                                   [C]             [C]               [C]
PERFORMANCE
  Net income                          $     2,177     $     2,117         2.86%
  Return on average asset                    1.16%           1.29%      (10.08%)
  Return on average equit                   12.97%          13.75%       (5.67%)

STOCKHOLDERS' VALUE (PER SHARE)
  Net income                          $      2.97     $      2.90         2.41%
  Dividends                           $      1.05     $      0.95        10.53%
  Book value                          $     23.76     $     22.11         7.44%
  Market value                        $     29.00     $     42.00       (30.95%)
  Market value/book value ratio            122.07%         189.95%      (35.74%)
  Price/earnings multiple                    9.8 x          14.5 x      (32.41%)
  Dividend yield                             4.14%           2.38%       52.10%

SAFETY AND SOUNDNESS
  Stockholders' equity/asset ratio           8.95%          9.15%        (2.19%)
  Dividend payout ratio                     35.28%         32.76%         7.81%
  Nonperforming assets/total assets          1.47%          1.45%         1.38%
  Allowance for loan loss as a % of loans    1.33%          1.35%        (1.48%)
  Net charge-offs/average loans              0.27%          0.24%        12.50%
  Allowance for loan loss/nonaccrual
    loans                                  109.71%        124.84%       (12.12%)
  Allowance for loan loss/nonperforming
    loans                                   64.14%         65.62%        (2.26%)
  Risk-based capital                        12.22%         12.21%         0.08%

BALANCE SHEET HIGHLIGHTS
  Total assets                         $   194,667     $  176,474         10.31%
  Investment securities                $    46,817     $   39,284         19.18%
  Loans, net unearned                  $   137,526     $  124,961         10.06%
  Allowance for loan losses            $     1,834     $    1,682          9.04%
  Deposits                             $   167,294     $  154,893          8.01%
  Stockholders' equity                 $    17,423     $   16,153          7.87%

Trust assets under management          $    14,084     $   13,016          8.21%

TABLE OF CONTENTS

Consolidated Financial Highlights                  1
Letter to the Shareholders                         3
Dimeco, Inc. and The Dime Bank
   Board of Directors                              4
Dimeco, Inc. and The Dime Bank Officers            5
Locations                                          5
Management's Discussion and Analysis of
   Financial Condition and Results of Operation    6
Selected Financial Data                           16

CONSOLIDATED FINANCIAL STATEMENTS:
Independent Auditor's Report                      17
Balance Sheet                                     18
Statement of Income                               19
Statement of Changes in Stockholders' Equity      20
Statement of Cash Flows                           21
Notes to Consolidated Financial Statements        22

1999 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. ("the Company") is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 1999 and 1998. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the financial statements. Dimeco, Inc. is the one-bank holding company of The Dime Bank ("the Bank"), which is wholly-owned by the Company. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities. In addition, the Bank was granted full trust powers in 1999 and has begun to develop this line of business. The Bank incurs interest expense in relation to deposits and other borrowings. The Bank operates four full service branches in Honesdale, Hawley, Damascus and Greentown, Pennsylvania and two off-site automatic teller machines, one in Wayne County and one in Pike County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 67 full time employees and 23 part time employees at December 31, 1999.

FORWARD LOOKING STATEMENT
The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplated," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

STATEMENT OF CONDITION
Total assets increased $18,193,000 or 10.3% from December 31, 1998 to December 31, 1999. Increases in both deposits and borrowed funds on the liability side fueled this growth of assets which was evidenced in both the loan and investment portfolios.

At December 31, 1999, cash and cash equivalents decreased $1,479,000 or 24.2%. The components of this category of assets showed larger swings with an increase of $963,000 in cash and due from banks and a decrease of $2,437,000 or 67.0% in interest-bearing deposits in other banks. The large increase in cash and due from banks is mainly attributable to excess cash on hand at the millennium mark to fund possible deposit withdrawals over the year-end. This excess cash on hand was not withdrawn by our customers and was redistributed into earning assets as soon as possible in 2000. The decrease in interest-bearing deposits in other banks is partly attributable to the increase cited in cash on hand and also to the purchase in December 1999 of several investments that carried higher interest rates than were available in interest-bearing deposits.

Investment securities increased $7,534,000 or 19.2% from December 31, 1998 to December 31, 1999. Of that net increase, investment securities available for sale decreased $5,114,000 or 14.1% during the period as a result of the maturity of commercial paper, which was a large part of
this portfolio at December 31, 1998.  Management did not generally reinvest in commercial paper during the second half of 1999 due to the availability of
other investments yielding higher rates.   During that time, the Company
began to purchase investments with longer maturities than previously owned in order to take advantage of the rising slope of the interest yield curve. In previous periods, management did not believe that there was enough interest rate benefit in longer-term investments to include them in our purchase decisions. With the yield curve beginning to improve in relation to longer-term maturity investments, management took advantage of this change and did extend maturities of some purchases of corporate bonds, municipal bonds and U.S. Government agencies.

Investment securities held to maturity increased $12,647,000 or 432.7% during the same period due entirely to the purchase of the above mentioned corporate bonds with higher interest rates and somewhat longer-term maturities.

Loans increased in 1999, continuing a trend that has existed for the past several years. Net loans were $137,526,000 on December 31, 1999 compared to $124,961,000 on December 31, 1998, representing an increase of $12,566,000 or 10.1%. This growth was primarily centered in the categories of commercial real estate and residential mortgages. Commercial mortgages expanded by $7,402,000 or 16.8%, bringing this segment of the portfolio to $51,576,000 at December 31, 1999. The related category of commercial loans increased by $1,349,000 or 8.3% during 1999. These loans, both commercial real estate and other commercial loans, were originated for existing and new clients with businesses spread across a number of industries including children's camps, resorts, manufacturers, contractors and retailers. While the majority of these loans were written to expand or purchase a business, a number of loans were granted for the purpose of construction of additional facilities, acquisition of machinery, equipment and inventory. Residential mortgages of one-to-four family homes were the next largest loan portfolio segment that experienced growth in 1999. This type of loan increased $4,385,000 or 10.8%, reflecting the growth of the local real estate market in light of historically low borrowing rates during the period.

Deposits increased $12,401,000 or 8.0% from December 31, 1998 to December 31, 1999. The greatest increase was in time deposits. Time deposits less than $100,000 increased $4,444,000 or 7.9% during the period while time deposits of $100,000 or greater increased $3,955,000 or 15.6%. Management has assumed a competitive stance in pricing these deposits in light of aggressive pricing on the part of other institutions in our market areas. In addition, the Company instituted a special pricing strategy in late November 1999 in an effort to maintain deposits, which may have been lost to Year 2000 concerns or to the attractive returns shown in the stock market during 1999. Interest-bearing demand accounts increased $2,543,000 or 11.2% during the year due to heavier market penetration at the branches along with competitive pricing of these products.

Short-term borrowings increased $4,572,000 or 126.6% from December 31, 1998 to December 31, 1999. The main component of this change was in borrowings from the Federal Home Loan Bank (FHLB). Management took advantage of the ability to borrow from FHLB in order to fund the purchase of securities in December 1999. The interest rates available on the investments that were purchased were attractive as compared to those that had previously been available. The Company anticipated the ability to repay these borrowings with the maturity of investments in the first quarter of 2000.

CAPITAL RESOURCES
Total Stockholders' Equity increased $1,271,000 or 7.9% in 1999. This growth is primarily attributable to earnings retention. A common ratio used to determine the effective use of capital is the return on average equity. For the year ended December 31, 1999, this ratio was 13.0% as compared to 13.8% at December 31, 1998. The Company has continued to adhere to its policy of maintaining a strong capital position. The capital to asset ratio at December 31, 1999 was 9.0% and was 9.2% at December 31, 1998. Management has begun to re-assess the optimal level of capital and believes that the Company should better utilize its capital by maintaining a capital to asset ratio closer to 8.0%. By cautiously taking advantage of opportunities to leverage its capital position, the Company can increase earning assets while continuing to exceed regulatory capital guidelines.

The primary source of capital is earnings retention. Net income increased Stockholders' Equity by $2,177,000 while dividends declared offset this growth by $768,000. The return to stockholders was 35.3% of the earnings for 1999, an increase over the 32.7% for 1998. An important component of the increase in Stockholders' Equity each year is the participation of our shareholders in the Dividend Reinvestment Plan. This program added an additional $286,000 in
1999.   Management took advantage of opportunities to purchase stock in the open market to fund the Dividend Reinvestment Plan over the past few years.
In 1999, a total of 5,000 shares were purchased, with 2,144 remaining at December 31, 1999 to be used in the future.

The following table represents the Company's capital position as it compares to regulatory guidelines at December 31, 1999:

                                    "Well-            Minimum
                 Dimeco, Inc.     Capitalized"     Requirements
Leverage Ratio     9.23%              5.00%            4.00%

"Tier 1"
Capital Ratio     11.07%              6.00%            4.00%

"Total"
Capital Ratio     12.22%             10.00%            8.00%

LIQUIDITY
The Company's liquidity is reflected in its capacity to have sufficient amounts of cash available to fund customers' deposit withdrawal requests, accommodate loan demand and maintain regulatory reserve requirements; in general, to conduct banking business. Simply stated, additional liquidity is obtained by either increasing liabilities or decreasing assets. The Company's primary source for increasing liabilities is the generation of additional deposit accounts, which we manage through our branch system. In addition, loan payments on existing loans or sales of loans held for sale or investments
available for sale generate additional liquidity.   Other sources of liquidity
include income from operations, decreases in federal funds sold or interest-bearing deposits in other banks, additional securities sold under agreements to repurchase and borrowings from the FHLB. The Bank had a borrowing capacity of approximately $31,700,000 at December 31, 1999. A further indicator of the sources of liquidity is the Consolidated Statement of Cash Flows. During 1999, maturities of investments and increases of deposits and short-term borrowings provided the majority of additional cash with operating activities also contributing to liquidity. The funds were primarily used to grant loans to our customers and purchase additional investment securities along with paying dividends to our stockholders.

INTEREST RATE SENSITIVITY
Interest rate sensitivity refers to the relationship between market interest rates and the earnings volatility of the Company due to the repricing characteristics of assets and liabilities. The Company has given responsibility for monitoring interest rate sensitivity and policy decisions to the Asset/Liability Committee (ALCO). The main tools used to monitor sensitivity are the Statement of Interest Sensitivity Gap and interest rate shock analysis. The Statement of Interest Sensitivity Gap is a good assessment of current position and is a very useful tool to the ALCO in performing its job. This report is monitored in an effort to "match" maturities or repricing opportunities of assets and liabilities in order to attain maximum income within risk tolerance policy guidelines. The statement does, though, have inherent limitations in that certain assets and liabilities may react to changes in interest rates in different ways with some categories reacting in advance of changes and some lagging behind the changes. In addition, there are estimates used in determining the actual propensity to change of certain items, such as deposits with no set maturity date.

Following is the statement at December 31, 1999:

                               STATEMENT OF INTEREST SENSITIVITY GAP

                               90 days       >90 days     1   5
                               or less      but<1 year    years     >5 years     Total
                              ---------     ---------   ---------   ---------   ---------
(amounts in thousands)

Assets:
Federal funds sold            $     940     $           $           $           $     940
Interest-bearing deposits         1,199                                             1,199
Mortgage loans held for sale        237                                               237
Investment securities
available-for-sale (1)           12,509         1,695      14,455       2,588      31,247
Investment securities
held-to-maturity (1)                            7,600       7,676         294      15,570
Loans (1)                        12,705        60,298      44,944      18,827     136,774

                              ---------     ---------   ---------   ---------   ---------
 Rate sensitive assets        $  27,590     $  69,593   $  67,075   $  21,709   $ 185,967
                              =========     =========   =========   =========   =========
Liabilities:
Interest-bearing  deposits:
Interest-bearing demand (2)   $  25,285     $           $           $           $  25,285
Money market                      2,816                                             2,816
Savings (3)                      25,125         9,585                              34,710
Time deposits                    28,981        42,364      18,510                  89,855
Short-term borrowings             8,185                                             8,185
                              ---------     ---------   ---------   ---------   ---------
 Rate sensitive liabilities   $  90,392     $  51,949   $  18,510   $           $ 160,851
                              =========     =========   =========   =========   =========

Interest sensitivity gap      $ (62,802)    $  17,644   $  48,565   $  21,709   $  25,116
Cumulative gap                $ (62,802)    $ (45,158)  $   3,407   $  25,116
Cumulative gap to total assets  (32.26%)      (23.20%)      1.75%      12.90%

(1)Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

(2)Interest-bearing demand deposits are recorded as immediately repricing and/or maturing. Historically, these liabilities have been shown to have a greater maturity based on retention experience of such deposits in changing rate environments. Management has consistently used this time period in their analysis in order to make the information comparable.

(3)Passbook savings accounts have been included in the >90 days but
   < one-year period even though they have also been shown to have a greater effective maturity in changing rate environments. The placement in this category is done consistently to maintain comparability.

9

Interest rate shock analysis is a model that applies a shift of 200 basis points up or down in market interest rates to our balance sheet. The analysis at December 31, 1999 shows a variation in income of minus .9% and a variation of minus 9.2% in total equity. Both of these measurements are within internal risk tolerance guidelines.

ALLOWANCE FOR LOAN LOSSES
The balance in the allowance for loan losses is based upon management's
assessment of risk in the loan portfolio.   Allocations to specific
commercial loans are made in adherence to SFAS 114, Accounting by Creditors for Impairments of a Loan.  These allocations are based upon the present value of expected future cash flows or the fair value of the underlying collateral.  In addition, management reviews the other components of the loan portfolio through the loan review function and assigns internal grades to loans based upon the perceived risk inherent in each loan.  In determining risk, management reviews a number of factors including historical analysis of similar credits, delinquency reports, ratio analysis as compared to peers, concentration of credit risk, local economic conditions and regulatory evaluations of the allowance for loan losses.  The evaluation is reviewed monthly by management and at least quarterly by the Board of Directors.  At
December 31, 1999 management believes that the allowance for loan loss was adequate to absorb potential losses in the loan portfolio, however this judgement is subjective and a significant degradation of loan quality could require a change in the estimates and therefore a change in net income.

Following is a summary of loans charged-off and recoveries to the allowance for loan losses at December 31, 1999 and 1998:

                            SUMMARY OF LOAN LOSS EXPERIENCE

                                                        1999            1998
                                                    -----------     -----------
(amounts in thousands)
Balance January 1,                                  $     1,682     $     1,511
Charge-offs:
Commercial                                                  196              75
Real estate                                                  94              46
Installment                                                  93             192
                                                    -----------     -----------
Total charge-offs                                           383             313
                                                    -----------     -----------

Recoveries:
Commercial                                                    2              2
Real estate                                                   2              3
Installment                                                  27             28
                                                    -----------     -----------
 Total recoveries                                            31              33
                                                    -----------     -----------
Net charge-offs                                             352             280
Additions charged to operations                             504             451
                                                    -----------     -----------

Balance December 31,                                $     1,834     $     1,682
                                                    -----------     -----------

Ratio of net charge-offs during the period to
average loans outstanding during the period               0.27%           0.24%
Allowance for loan loss as a % of average
loans outstanding                                         1.40%           1.45%

10

                   Distribution of Assets, Liabilities and Stockholders' Equity;
                            Interest Rates and Interest Differential

The following is an analysis of the average balance sheets and net interest income for each of the three years ended December 31, 1999, 1998 and 1997:
(amounts in thousands)

                                             1999                              1998                              1997
                                -------------------------------   -------------------------------   ---------------------------
                                 Average    Revenue/   Yield/     Average    Revenue/    Yield/     Average     Revenue/  Yield/
                               Balance (3)  Expense     Rate    Balance (3)  Expense     Rate      Balance (3)  Expense   Rate
                                --------    --------    -----    --------    --------    -----      --------    -------   -----
ASSETS
Interest-earning assets:
Total loans  (1)(4)             $129,356    $ 11,251    8.70%    $114,303    $ 10,372    9.07%      $103,637    $  9,471  9.14%
Investment securities:
Taxable                           38,892       2,174    5.59%      27,035       1,584    5.86%        21,009       1,298  6.18%
Exempt from federal income
  tax (2)                          1,674         129    7.71%       3,088         226    7.31%         5,130         373  7.27%
Interest-bearing deposits          5,309         139    2.62%       5,187         154    2.97%         2,336          22  0.94%
Federal funds sold and
  securities
purchased under agreements
  to resell                        4,718         232    4.92%       6,540         357    5.46%         3,168         176  5.56%
                                --------    --------    -----    --------    --------    -----      --------     -------  -----
Total interest-earning
  assets/interest income         179,949      13,925    7.74%     156,153      12,693    8.13%       135,280      11,340  8.38%
Cash and due from banks            1,548                            1,340                              1,244
Premises and equipment, net        3,712                            3,130                              3,000
Other assets, less allowance
for loan losses                    3,164                            3,303                              3,090
                                --------                         --------                           --------
Total Assets                    $188,373                         $163,926                           $142,614
                                ========                         ========                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings                       $ 35,281    $    972    2.76%   $ 32,980     $  1,006    3.05%      $ 32,706     $ 1,030  3.15%
  Interest-bearing checking       28,523         547    1.92%     25,446          622    2.44%        22,482         583  2.59%
  Time deposits                   84,861       4,339    5.11%     71,959        3,895    5.41%        59,539       3,225  5.42%
  Securities sold under
    agreements to repurchase       4,478         133    2.97%      2,551           85    3.33%           430          15  3.49%
  Federal Home Loan Bank
    advances                       1,176          63    5.36%         71            3    4.23%           112           7  6.25%
                                --------    --------    -----   --------     --------    -----      --------     -------  -----
Total interest-bearing
liabilities/interest expense     154,319       6,054    3.92%    133,007        5,611    4.22%       115,269       4,860  4.22%
Noninterest-bearing deposits      15,580                          14,039                              13,149
Other liabilities                  1,685                           1,490                               1,031

Total liabilities                171,584                         148,536                             129,449
Stockholders' Equity              16,789                          15,390                              13,165
                                --------                        --------                            --------
Total Liabilities and
Stockholders' Equity            $188,373                        $163,926                            $142,614
                                ========    --------            ========     --------               ========     -------
Net interest income/
  interest spread                           $  7,871    3.82%                $  7,082    3.91%                   $ 6,480  4.16%
                                             ========   =====                ========    =====                   =======  =====
Margin Analysis:
Interest income/earning
  assets                                    $ 13,925    7.74%                $ 12,693    8.13%                   $11,340  8.38%

Interest expense/earning
  assets                                       6,054    3.36%                   5,611    3.59%                     4,860  3.59%
                                            --------    -----                --------    -----                   -------  -----
Net interest income/earning
  assets                                    $  7,871    4.38%                $  7,082    4.54%                   $ 6,480  4.79%
                                            ========    =====                ========    =====                   =======  =====


Ratio of average interest-earning assets
to average interest-bearing liabilities               116.61%                          117.40%                           117.36%

(1) Nonaccrual loans are not included.
(2) Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3) Average balances are calculated using average daily balances.
(4) Interest on loans includes fee income.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income is the main source of the Company's income. It is the difference between interest earned on assets and interest paid on liabilities. This discussion of net interest income should be read in conjunction with the tables "Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential" and "Rate/Volume Analysis of Changes in Net Interest Income."

Net interest income on loans increased $879,000 from 1998 to 1999. This increase was mainly attributable to a larger loan portfolio in 1999 than in 1998. Interest rates on adjustable rate loans decreased during the first half of the year due to the timing of their annual rate adjustment. Prime rate was 7.75% during the first half of 1999 as compared to 8.50% for the first half of 1998. Prime did increase over the course of 1999 to end at 8.50%.

Interest income on taxable investments increased $590,000 from 1998 to 1999 due to an increase of $11,857,000 in the average balances. The average interest rate received on these investments decreased from 5.86% in 1998 to 5.59% in 1999. In light of the relatively flat interest yield curve during most of 1999 combined with the need to maintain liquidity in the investment portfolio, management emphasized investment in short-term securities for the majority of 1998 and 1999. In the fourth quarter of 1999, management did take the opportunity to extend terms and increase the interest yields on purchases of some investments when the yield curve showed opportunity in this area.

                        Rate / Volume Analysis of Changes in Net Interest Income

                                                     1999 Compared to 1998             1998 Compared to 1997
                                                 -----------------------------     -----------------------------
                                                 Total          Caused by          Total         Caused by
                                                Variance   Rate (1)     Volume    Variance    Rate(1)     Volume
                                                 ------     ------      ------     ------     ------      ------
(amounts in thousands)

Interest income:
     Total loans                                 $  879     $ (487)     $1,366     $  901     $  (74)     $  975
     Investment securities:
          Taxable                                   590       (105)        695        286        (86)        372
          Exempt from federal income tax            (97)         6        (103)      (147)         1        (148)
     Interest-bearing deposits                      (15)       (19)          4        132        105          27
     Federal funds sold and securities
          purchased under agreements to resell     (125)       (26)        (99)       181         (6)        187
                                                 ------     ------      ------     ------     ------      ------
Total interest income                             1,232       (631)      1,863      1,353        (60)      1,413
                                                 ------     ------      ------     ------     ------      ------
Interest expense:
     Savings                                        (34)      (104)         70        (24)       (33)          9
     Interest-bearing checking                      (75)      (150)         75         39        (38)         77
     Time deposits                                  444       (254)        698        670         (3)        673
     Securities sold under agreements
       to repurchase                                 48        (16)         64         70         (4)         74
     Federal Home Loan Bank advances                 60         13          47         (4)        (1)         (3)
                                                 ------     ------      ------     ------     ------      ------
Total interest expense                              443       (511)        954        751        (79)        830
                                                 ------     ------      ------     ------     ------      ------
Net change in net interest income                $  789     $ (120)     $  909     $  602     $   19      $  583
                                                 ======     ======      ======     ======     ======      ======

(1) Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

Interest income on tax-exempt securities decreased in 1999 from 1998 as a result of maturities in the portfolio during 1998 and 1999. The proceeds of these maturities were not reinvested in similar securities based on management's review of rates offered in this type of security in the time frames for which the Asset/Liability Committee wanted to purchase investments. Other types of investments offered more attractive after-tax interest yields. Beginning in the second half of 1999, management did begin to purchase tax exempt securities when the interest yields offered became more attractive.

Average interest income of federal funds sold and securities purchased under agreements to resell decreased from 1998 to 1999 due to both a decrease in the volume of this type of investment and lower rates on the investments. With lower rates offered in the federal funds sold category, management invested in short-term commercial paper to provide liquidity rather than federal funds sold.

Interest expense increased $443,000 from 1998 to 1999, based mainly on increased balances in every category. The largest increase was in the area of time deposits with that category showing an increase of $12,902,000 in the average balance from 1998 to 1999. During 1998 and continuing in 1999, management aggressively priced municipal time deposits and special
certificate of deposit products.   While the average dollar balances in time
deposits increased, which accounted for $698,000 of additional expense, the average interest rate paid for these deposits decreased, thereby decreasing interest paid by $254,000.

Of the $443,000 total increase in interest expense on liabilities, there was an increase of $954,000 based on larger balances, which was offset by a decrease of $511,000 attributable to lower average interest rates paid.

PROVISION FOR LOAN LOSSES
The provision for loan losses increased $52,000 or 11.6% from 1998 to 1999. The loan portfolio concurrently increased 10.1%. Provision for loan losses expense is directly related to management's analysis of the adequacy of the Allowance for Loan Losses. An internal model is used which classifies all loans in the portfolio according to management's judgement of risk. According to this analysis, the Allowance for Loan Losses was adequate at December 31, 1999. Net loans charged off during 1999 were $352,000, which represents an increase of 25.7% over the loans charged off during 1998. Nonperforming loans increased $274,000 or 11.4% from 1998 to 1999. The Allowance for Loan Losses represented 1.33% of total loans at December 31, 1999. During 1998 the Company expensed $451,000, which resulted in the Allowance for Loan Losses representing 1.35% of total loans at December 31, 1998. This compares to a provision expense of $520,000 in 1997, which resulted in the Allowance for Loan Losses to represent 1.39% of total loans at December 31, 1997.

NONINTEREST INCOME
Noninterest income includes items that are not related to interest rates but rather to services rendered and activities conducted in conjunction with the operation of a commercial bank. Service charges earned on deposit accounts is the single largest item in this category and represents fees related to deposit accounts including overdraft fees, minimum balance fees and transaction fees. This category increased $38,000 or 16.4% from 1998 to 1999, while deposits increased 8.0% over the period. Several service fee charges on deposit accounts were increased during the year accounting for the remaining change.

Gains (losses) on the sale of mortgage loans decreased $195,000 or 123.3% from 1998 to 1999. Market interest rates have a direct bearing on this category of income. In 1998 and 1997 the Company was able to generate gains on loan sales due to the timing from origination to sale in a declining interest rate environment. During 1999 residential mortgage interest rates decreased slightly for a period of time and then rebounded. Loans that were originated during the period of lower interest rates were sold at losses when interest rates returned to previous rates. Management has employed processes that allow for quicker turnover of these loans in order to minimize the opportunity for losses in the future and did show a slight gain on sales of loans in the fourth quarter of 1999.

Other noninterest income was $549,000 in 1999, an increase of $18,000 or 3.4% over 1998. The increase from 1997 to 1998 was $67,000 or 14.4% with several new fees charged during 1998. This item includes a collection of many other types of fee income including trust fees, fees received for servicing loans which have been sold in the secondary market, credit card merchant fees, debit card fees and ATM fees. In 1999, the Bank was granted full trust powers from the Pennsylvania Department of Banking and entered into an alliance with Tompkins County Trust Company to provide a full range
of trust services to our customers.   The Company expects that over time the
trust business will generate additional noninterest income as the customer base of this service increases.

NONINTEREST EXPENSE
Noninterest expense includes all other expenses associated with the Company. Compensation and related benefits is the largest expense in this category and increased $217,000 or 10.4% from 1998 to 1999. Annual salary increases averaged 6.3% and several new employees were hired to handle the increased workflow resulting from loan and deposit growth over the past few years.
From 1997 to 1998 this category had an increase of $72,000 based on average salary increases of 3.6%.

Occupancy expenses increased $84,000 or 22.4% from 1998 to 1999 mainly as a
result of the opening of the Operations Center in October 1998.   From 1997
to 1998, occupancy expenses increased $36,000, which was also mainly attributable to expenses in the Operations Center. Additionally, the Company incurred extra expense in the Honesdale office related to HVAC units and in all offices due to increased snowplowing expenses in 1999 as compared to 1998.

Furniture and equipment expenses increased $49,000 or 13.3% from 1998 to 1999 due to increased expenses in relation to the Operation Center and new technology for deposit operations, which was implemented during late 1998 and 1999. In July 1999 the Company began to return deposit statements containing check images rather than the original checks to our customers. Image technology is less costly in regard to postage and increases employee productivity as manual tasks are eliminated from the deposit statement process. The Company recognizes the need to maintain our competitive advantage by researching new banking technology when available and implementing that technology when possible and profitable. The Company expects to continue to expand technological product offerings including internet banking and a voice response system during 2000 along with researching the possibility of implementing document imaging to make our systems more efficient and to enhance customer service.

Professional fees increased $95,000 or 45.4% from 1998 to 1999 due to the use of additional outside consultants. Following are the largest items included in this change: outsourcing the loan review and compliance functions, $35,000; Y2K project, $28,000; profit improvement project, $19,000; website design and hosting, $7,000 and marketing and implementation of the conversion to image statements for our customers, $6,000. Management is pleased with the results of outsourcing specialized services such as internal audit and expects to continue utilizing resources of this nature as appropriate.

The caption other expense, which increased $60,000 or 4.5% from 1998 to 1999, includes a variety of expenses incurred in the operation of a commercial bank. The largest items of change from 1998 to 1999 are specifically discussed here. Amortization of computer software increased $34,000 or 45.0% during the period and was mainly attributable to full implementation of the loan platform software and software purchased in 1998 to operate the check processing equipment. Bank supplies increased $33,000 or 23.0% based on a number of different items including: greater usage associated with growth of the Company, lower purchases in 1998 in order to deplete inventory before the move to the Operations Center in Fall 1998, a change in telephone area codes which required reprinting many supplies and new supplies used for returning check images to our customers. Correspondent bank expenses increased $25,000 or 48.6% from 1998 to 1999 due to the increased number of services used and to the maintenance of lower balances in the correspondent bank account. The Company receives earnings credits for balances maintained which offset charges for services rendered by the correspondent bank. When these balances decrease, charges for the correspondent's services increase. Directors' fees increased $17,000 or 24.1% due to the addition of two more directors in 1999. Pennsylvania shares tax, which is based on assets rather than income, increased $16,000 or 12.3% due to growth of the Company and fewer tax-exempt assets. Two categories of other expense showed large decreases from 1998 to 1999. Expenses associated with the operation and sale of other real estate owned decreased $65,000 or 59.2%, due to better management of this function
in 1999.   In addition, advertising expenses decreased $32,000 or 19.0% due to fewer advertising campaigns during 1999. Advertising expenses are expected to return to 1998 levels in future periods with the expansion of marketing efforts.

The increase of $134,000 or 11.1% from 1997 to 1998 was mainly due to increased advertising expenses, one-time telephone charges and additional travel expenses related to training for the new mortgage platform system.

YEAR 2000
The Company relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. The Company has operated and evaluated its computer operating systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. Nevertheless, the Company continues to monitor its information systems to assess whether its systems are at risk of misinterpreting any future dates and will develop, if needed, appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problems experienced by its vendors or its customers.

The Company will continue to monitor its significant vendors of goods and services and customers with respect to any Year 2000 problems they may encounter, as those issues may effect its ability to continue operations, or might adversely affect the Company's financial position, results of operations and cash flows. At this time, the Company does not believe that these potential problems will materially impact the ability to continue operations. However, no assurance can be given that this will be the case.

MARKET PRICES OF STOCK/DIVIDENDS DECLARED
The Company's stock is listed on the OTC Bulletin Board under the symbol DIMC; the cusip number is 25432W104. The Company, and previously the Bank, has paid dividends for over fifty years and intends to continue to pay dividends in the future; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors at the time that the Board of Directors considers dividend payments. Book value of common stock at December 31, 1999 was $23.76 and was $22.11 at December 31, 1998. The Company had approximately 691 holders of record of the Company's common stock.

MARKET PRICES OF STOCK/DIVIDENDS DECLARED

                                    1999                              1998
                       -----------------------------   ----------------------------
                                            Dividend                       Dividend
                        High        Low     Declared    High       Low     Declared
                       ------     ------     -----     ------     ------     -----
First Quarter          $42.50     $32.00     $0.25     $42.00     $31.00     $0.20
Second Quarter         $39.50     $34.50     $0.25     $51.50     $41.00     $0.25
Third Quarter          $39.00     $32.00     $0.25     $50.75     $40.00     $0.25
Fourth Quarter         $35.50     $29.00     $0.30     $44.00     $42.00     $0.25

Over-the-counter stock quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

                                            SUMMARY OF SELECTED FINANCIAL DATA

                                                1999      1998         1997          1996          1995
                                             ------------------------------------------------------------
(amounts in thousands, except per share)
Summary of operations
Interest income                              $ 13,882     $ 12,616     $ 11,213     $ 10,267     $  9,491
Interest expense                             $  6,054     $  5,611     $  4,860     $  4,447     $  4,116
Net interest income                          $  7,828     $  7,005     $  6,353     $  5,820     $  5,375
Provision for possible loan losses           $    504     $    451     $    520     $    549     $    382

Net interest income after provision
for possible loan losses                     $  7,324     $  6,554     $  5,833     $  5,271     $  4,993
Other income                                 $    783     $    930     $    878     $    735     $    645
Other expenses                               $  4,860     $  4,356     $  4,065     $  3,695     $  3,394
Income before income taxes                   $  3,247     $  3,128     $  2,646     $  2,311     $  2,244
Income taxes                                 $  1,070     $  1,011     $    821     $    699     $    677

Net Income                                   $  2,177     $  2,117     $  1,825     $  1,612     $  1,567

Per common share
Net income                                   $   2.97     $   2.90     $   2.52     $   2.24     $   2.24
Cash dividends                               $   1.05     $   0.95     $   0.74     $   0.60     $   0.54
Book value                                   $  23.76     $  22.11     $  20.04     $  18.21     $  16.58
Shares outstanding at year end                    733          731          727          722          708

Balance sheet data end of year
Total assets                                 $194,667     $176,474     $153,421     $140,284     $124,808
Loans, net                                   $137,526     $124,961     $107,303     $ 98,647     $ 88,409
Loans held for sale                          $    237     $    923     $    157          207     $    465
Investment securities available for sale     $ 31,247     $ 36,361     $ 30,702     $ 13,715     $ 11,453
Investment securities held to maturity       $ 15,570     $  2,923     $  4,542     $ 14,792     $  9,267
Deposits                                     $167,294     $154,893     $135,101     $126,003     $109,878
Stockholders' equity                         $ 17,423     $ 16,153     $ 14,521     $ 13,147     $ 11,743

Performance ratios
Return on average assets                        1.16%        1.29%        1.28%        1.22%        1.31%
Return on average equity                       12.97%       13.75%       13.86%       12.92%       14.37%
Dividend payout ratio                          35.28%       32.76%       29.33%       26.79%       24.11%
Average equity to average
 assets ratio                                   8.91%        9.39%        9.23%        9.44%        9.12%


                            REPORT OF INDEPENDENT AUDITORS
                            ------------------------------






Board of Directors and Stockholders
Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ S.R. Snodgrass, A.C.


Wexford, PA
February 11, 2000

S.R. Snodgrass, A.C.
1000 Stonewood Drive
Suite 200
Wexford, PA 15090-8399
Phone: 724-934-0344
Facsimile: 724-934-0345

                                                DIMECO, INC.
                                          CONSOLIDATED BALANCE SHEET

                                                                             December 31,
                                                                  1999                        1998
                                                           -----------------           -----------------
ASSETS
Cash and due from banks                                    $       2,491,460           $       1,528,650
Interest-bearing deposits in other banks                           1,199,210                   3,636,326
Federal funds sold                                                   940,000                     945,000
                                                           -----------------           -----------------
         Total cash and cash equivalents                           4,630,670                   6,109,976

Mortgage loans held for sale (market value of $237,000
  and $923,449)                                                      237,000                     923,449
Investment securities available for sale                          31,246,921                  36,360,618
Investment securities held to maturity (market value
  of $15,516,823 and $2,967,741)                                  15,570,500                   2,923,222
Loans (net of unearned income of $702,421 and
  $807,570)                                                      137,526,437                 124,960,697
Less allowance for loan losses                                     1,833,615                   1,681,735
                                                           -----------------           -----------------
         Net loans                                               135,692,822                 123,278,962

Premises and equipment                                             3,598,780                   3,820,704
Other real estate                                                    355,436                     274,894
Accrued interest receivable                                        1,386,655                     910,750
Other assets                                                       1,947,855                   1,871,109
                                                           -----------------           -----------------
         TOTAL ASSETS                                      $     194,666,639           $     176,473,684
                                                           =================           =================
LIABILITIES
Deposits:
         Noninterest-bearing                               $      14,627,337           $      14,378,252
         Interest-bearing                                        152,666,444                 140,514,277
                                                           -----------------           -----------------
                      Total deposits                             167,293,781                 154,892,529

Short-term borrowings                                              8,184,933                   3,612,876
Accrued interest payable                                             962,542                     902,614
Other liabilities                                                    802,167                     913,074
                                                           -----------------           -----------------
         TOTAL LIABILITIES                                       177,243,423                 160,321,093
                                                           -----------------           -----------------
STOCKHOLDERS' EQUITY

Common stock, $.50 par value; 3,000,000 shares authorized;
  735,565 and 730,518 shares issued                                  367,782                    365,259
Capital surplus                                                    3,004,439                  2,823,152
Retained earnings                                                 14,378,134                 12,969,112
Accumulated other comprehensive loss                                (245,830)                    (4,932)
Treasury stock, at cost (2,144 shares)                               (81,309)                       -
                                                           -----------------           -----------------
         TOTAL STOCKHOLDERS' EQUITY                               17,423,216                  16,152,591
                                                           -----------------           -----------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $     194,666,639           $     176,473,684
                                                           =================           =================


The accompanying notes are an integral part of these consolidated financial statements.
                                                     18

                                               DIMECO, INC.
                                    CONSOLIDATED STATEMENT OF INCOME

                                                                   Year Ended December 31,
                                                      1999                  1998                  1997
                                                 ---------------      ---------------      --------------
INTEREST INCOME
Interest and fees on loans                       $    11,251,457      $    10,371,556      $    9,471,235
Interest-bearing deposits in other banks                 139,491              154,120              22,198
Federal funds sold and securities purchased
  under agreements to resell                             231,884              356,711             176,020
Investment securities:
         Taxable                                       2,173,970            1,584,397           1,297,590
         Exempt from federal income tax                   85,009              148,721             245,779
                                                 ---------------      ---------------      --------------
         Total interest income                        13,881,811           12,615,505          11,212,822
                                                 ---------------      ---------------      --------------

INTEREST EXPENSE
Deposits                                               5,858,100            5,522,955           4,838,505
Short-term borrowings                                    195,631               87,553              21,820
                                                 ---------------      ---------------      --------------
         Total interest expense                        6,053,731            5,610,508           4,860,325
                                                 ---------------      ---------------      --------------

NET INTEREST INCOME                                    7,828,080            7,004,997           6,352,497

Provision for loan losses                                503,750              451,400             519,500
                                                 ---------------      ---------------      --------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                         7,324,330            6,553,597           5,832,997
                                                 ---------------      ---------------      --------------
Noninterest Income
Service charges on deposit accounts                      270,626              232,470             223,975
Mortgage loans held for sale gains (losses), net         (36,865)             157,860             195,794
Investment securities gains (losses), net                    -                  8,900              (5,650)
Other income                                             549,429              531,218             464,340
                                                 ---------------      ---------------      --------------
         Total noninterest income                        783,190              930,448             878,459
                                                 ---------------      ---------------      --------------
NONINTEREST EXPENSE
Salaries and employee benefits                         2,292,207            2,075,353           2,003,280

Occupancy expense, net                                   456,273              372,663             337,159
Furniture and equipment expense                          415,613              366,973             314,419
Professional fees                                        302,661              208,121             211,099
Other expense                                          1,393,361            1,333,072           1,199,528
                                                 ---------------      ---------------      --------------
         Total noninterest expense                     4,860,115            4,356,182           4,065,485
                                                 ---------------      ---------------      --------------
Income before income taxes                             3,247,405            3,127,863           2,645,971
Income taxes                                           1,070,258            1,011,235             820,759
                                                 ---------------      ---------------      --------------
         NET INCOME                              $     2,177,147      $     2,116,628      $    1,825,212
                                                 ===============      ===============      ==============
Earnings Per Share                               $          2.97      $          2.90      $         2.52
                                                 ===============      ===============      ==============
Average Shares Outstanding                               732,304              728,913             723,518


The accompanying notes are an integral part of these consolidated financial statements.

             DIMECO, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         Accumulated
                                                                            Other                  Total
                                         Common    Capital    Retained  Comprehensive  Treasury Stockholders' Comprehensive
                                         Stock     Surplus    Earnings   Income (Loss)  Stock      Equity        Income
                                       --------- ----------- ------------ ----------  ---------- ------------  -----------
Balance, December 31, 1996             $ 360,952 $ 2,558,151 $ 10,257,053 $  (28,881) $      -   $  3,147,275

Net income                                                      1,825,212                           1,825,212  $ 1,825,212
Other comprehensive income:
    Unrealized gain on available for
      sale securities,  net of taxes
      of $8,909                                                                 17,295                 17,295       17,295
                                                                                                               -----------
Comprehensive income                                                                                           $ 1,842,507
                                                                                                               ===========
Dividend reinvestment plan                 2,156     104,182                             107,993      214,331
Purchase treasury stock                                                                 (148,400)    (148,400)
Cash dividends ($.74 per share)                                  (535,068)                           (535,068)
                                       --------- ----------- ------------ ----------  ---------- ------------
Balance, December 31, 1997               363,108   2,662,333   11,547,197    (11,586)    (40,407)  14,520,645

Net income                                                      2,116,628                           2,116,628  $ 2,116,628
Other comprehensive income:
    Unrealized gain on available
      for sale securities, net of
      taxes of $3,427                                                          6,654                    6,654        6,654
                                                                                                               -----------
Comprehensive income                                                                                           $ 2,123,282
                                                                                                               ===========
Dividend reinvestment plan                 2,151     160,819       (1,860)               127,407      288,517
Purchase treasury stock                                                                  (87,000)     (87,000)
Cash dividends ($.95 per share)                                  (692,853)                           (692,853)
                                       --------- ----------- ------------ ----------  ---------- ------------
Balance, December 31, 1998               365,259   2,823,152   12,969,112     (4,932)        -     16,152,591
Net income                                                      2,177,147                           2,177,147  $ 2,177,147
Other comprehensive income:
    Unrealized loss on available
      for sale securities, net of
      tax benefit of $124,098                                               (240,898)                (240,898)    (240,898)
Comprehensive income                                                                                           $ 1,936,249
                                                                                                               ===========
Dividend reinvestment plan                 2,523     181,287                            102,191       286,001
Purchase treasury stock                                                                (183,500)     (183,500)
Cash dividends ($1.05 per share)                                 (768,125)                           (768,125)
                                       --------- ----------- ------------ ----------  ---------- ------------
BALANCE, DECEMBER 31, 1999             $ 367,782 $ 3,004,439 $ 14,378,134 $ (245,830) $ (81,309) $ 17,423,216
                                       ========= =========== ============ ==========  ========== ============

                                                                 1999                  1998                  1997
                                                             --------------          ----------           -----------
Components of other comprehensive income (loss):
    Change in net unrealized gain (loss) on
      investment securities available for sale               $    (240,898)          $   12,528           $    13,566
    Realized (gains) losses included in net income,
      net of taxes (benefit) of $0, $3,026, and ($1,921)               -                 (5,874)                3,729
                                                             --------------          ----------           -----------
Total                                                        $    (240,898)          $    6,654           $    17,295
                                                             ==============          ==========           ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                                   DIMECO, INC.
                                       CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                           Year Ended December 31,
                                                                   1999               1998               1997
                                                              -------------       -------------      -------------
OPERATING ACTIVITIES
Net income                                                    $   2,177,147       $   2,116,628      $   1,825,212
Adjustments to reconcile net income to net cash
  provided by operating activities:
         Provision for loan losses                                  503,750             451,400            519,500
         Depreciation                                               388,972             348,748            329,526
         Amortization of premium and discount on
           investment securities, net                              (716,124)           (995,180)          (330,791)
         Amortization of net deferred loan origination fees         (39,399)            (34,969)           (67,653)
         Deferred income taxes                                           (9)             29,900             73,620
         Investment securities (gains) losses, net                      -                (8,900)             5,650
         Net decrease (increase) in loans held for sale             687,393            (766,578)            49,942
         Decrease (increase) in accrued interest receivable        (475,905)            (51,573)           144,388
         Increase in accrued interest payable                        59,928             201,515            179,870
         Other, net                                                 (49,109)            122,819            128,486
                                                              -------------       -------------      -------------
                  Net cash provided by operating activities       2,536,644           1,413,810          2,857,750
                                                              -------------       -------------      -------------
INVESTING ACTIVITIES
Investment securities available for sale:
         Proceeds from sales                                            -               389,900             72,650
         Proceeds from maturities or paydown                     68,137,058         113,039,238         36,071,760
         Purchases                                              (62,541,995)       (118,086,772)       (52,741,229)
Investment securities held to maturity:
         Proceeds from maturities or paydown                      2,290,000           4,644,000         12,711,001
         Purchases                                              (15,067,515)         (3,011,368)        (2,500,235)
Net increase in loans                                           (13,069,381)        (16,445,490)        (9,330,941)
Purchase of premises and equipment                                 (167,048)         (1,224,149)          (208,679)
Proceeds from the sale of other real estate owned                    94,866             349,926                -
                                                              -------------       -------------      -------------
                  Net cash used for investing activities        (20,324,015)        (20,344,715)       (15,925,673)
                                                              -------------       -------------      -------------
Financing Activities
Net increase in deposits                                         12,401,252          19,791,143          9,098,879
Increase in short-term borrowings                                 4,572,057           1,222,832          2,390,044
Proceeds from dividend reinvestment and
  stock purchase plan                                               286,001             288,517            214,331
Purchase of treasury stock                                         (183,500)            (87,000)          (148,400)
Cash dividends paid                                                (767,745)           (655,161)          (520,073)
                                                              -------------       -------------      -------------
                Net cash provided by financing activities        16,308,065          20,560,331         11,034,781
                                                              -------------       -------------      -------------
Increase (decrease) in cash and cash equivalents                 (1,479,306)          1,629,426         (2,033,142)

Cash and cash equivalents at beginning of year                    6,109,976           4,480,550          6,513,692
                                                              -------------       -------------      -------------
Cash and cash equivalents at end of year                      $   4,630,670       $   6,109,976      $   4,480,550
                                                              =============       =============      =============



The accompanying notes are an integral part of these consolidated financial statements.
                                                            21

                           DIMECO, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

NATURE OF OPERATIONS AND BASIS OF PRESENTATION
----------------------------------------------

Dimeco, Inc. (the "Company") is a Pennsylvania company organized as the holding company of The Dime Bank (the "Bank"). The Bank is a state-chartered bank and operates from four locations in Northeastern Pennsylvania. The Company and its subsidiary derive substantially all of their income from banking and bank-related services which include interest earnings on residential real estate, commercial mortgage, commercial, and consumer financings as well as interest earnings on investment securities. The Company provides deposit services including checking, savings, and certificate of deposit accounts and trust services. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. All inter-company items have been eliminated in preparing the consolidated financial statements. The investment subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets of the Bank.

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

Common stock of the Federal Home Loan Bank and the Atlantic Central Bankers Bank represents ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified with equity securities available for sale.

MORTGAGE LOANS HELD FOR SALE
----------------------------

In general, fixed rate residential mortgage loans originated are held for sale and are carried at the aggregate lower of cost or market. Such loans are sold and serviced by the Bank.

LOANS
-----

Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which approximates level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. Loans are returned to accrual status when past due interest is collected, and the collection of principal is probable.

ALLOWANCE FOR LOAN LOSSES
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all of the circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

PREMISES AND EQUIPMENT
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis for specific items over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

OTHER REAL ESTATE
-----------------

Real estate acquired by foreclosure is classified separately on the consolidated balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included as other expense.

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

EARNINGS PER SHARE
------------------

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share are calculated by dividing net income by the weighted average number of shares of stock outstanding during the year.

COMPREHENSIVE INCOME
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

CASH FLOWS
----------

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold.

Amounts paid for interest and income taxes are as follows:

                                                        Federal
                                 Interest            Income Taxes
                                   Paid                  Paid
                              --------------       ----------------
Year Ended December 31,
1999                          $    5,993,803       $    1,128,278
1998                               5,408,993              905,384
1997                               4,680,455              700,000

PENDING ACCOUNTING PRONOUNCEMENT
--------------------------------

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, by requiring the recognition of those items as assets or liabilities in the consolidated balance sheet, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

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

NOTE 2 - INVESTMENT SECURITIES

The amortized costs and estimated market value of investment securities are summarized as follows:

                                                                   1999
                            ----------------------------------------------------------------------------
                                                      Gross               Gross             Estimated
                                 Amortized          Unrealized          Unrealized            Market
                                   Cost               Gains              Losses               Value
                            ---------------       -------------     ---------------      ---------------
AVAILABLE FOR SALE
U.S. Government agency
securities                  $    13,612,683       $         -       $     (302,340)      $    13,310,343
Mortgage-backed securities          305,158                 -              (11,277)              293,881
Obligations of states and
political subdivisions            2,418,208                 -              (45,338)            2,372,870
Corporate securities              2,209,990                 319                -               2,210,309
Commercial paper                 12,523,000                 253            (14,085)           12,509,168
                            ---------------       -------------     ---------------      ---------------
     Total debt securities       31,069,039                 572           (373,040)           30,696,571

Equity securities                   550,350                 -                  -                 550,350
                            ---------------       -------------     ---------------      ---------------
     Total                  $    31,619,389       $       572       $     (373,040)      $    31,246,921
                            ===============       =============     ===============      ===============

                                                                   1998
                            ----------------------------------------------------------------------------
                                                      Gross               Gross             Estimated
                                 Amortized          Unrealized          Unrealized            Market
                                   Cost               Gains              Losses               Value
                            ---------------       -------------     ---------------      ---------------
AVAILABLE FOR SALE
U.S. Government agency
securities                  $     9,708,802       $       5,595     $       (6,248)      $     9,708,149
Mortgage-backed securities          375,523                 -               (8,256)              367,267
Commercial paper                 25,813,465               2,597             (1,160)           25,814,902
                            ---------------       -------------     ---------------      ---------------
     Total debt securities       35,897,790               8,192            (15,664)           35,890,318

Equity securities                   470,300                 -                  -                 470,300
                            ---------------       -------------     ---------------      ---------------
     Total                  $    36,368,090       $       8,192     $      (15,664)      $    36,360,618
                            ===============       =============     ===============      ===============

                                                                   1999
                            ----------------------------------------------------------------------------
                                                      Gross               Gross             Estimated
                                 Amortized          Unrealized          Unrealized            Market
                                   Cost               Gains              Losses               Value
                            ---------------       -------------     ---------------      ---------------
HELD TO MATURITY
Obligations of states and
political subdivisions      $       692,129       $      32,823     $         (352)      $       724,600
Corporate securities             14,878,371               7,201            (93,349)           14,792,223
                            ---------------       -------------     ---------------      ---------------
     Total                  $    15,570,500       $      40,024     $      (93,701)      $    15,516,823
                            ===============       =============     ===============      ===============


                                                25

                                                                   1998
                            ----------------------------------------------------------------------------
                                                      Gross               Gross             Estimated
                                 Amortized          Unrealized          Unrealized            Market
                                   Cost               Gains              Losses               Value
                            ---------------       -------------     ---------------      ---------------
HELD TO MATURITY
Obligations of states and
political subdivisions      $     1,397,269       $      43,135     $         (210)      $     1,440,194
Corporate securities              1,525,953               1,594                -               1,527,547
                            ---------------       -------------     ---------------      ---------------
     Total                  $     2,923,222       $      44,729     $         (210)      $     2,967,741
                            ===============       =============     ===============      ===============

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market values of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Available for Sale                 Held to Maturity
                                ----------------------------------    ---------------------------------
                                                      Estimated                            Estimated
                                   Amortized          Market            Amortized           Market
                                      Cost              Value              Cost              Value
                                ---------------    ---------------    ---------------   ---------------
Due in one year or less         $    14,228,000    $    14,204,345    $     7,600,027   $     7,577,413
Due after one year through
  five years                         14,757,673         14,455,158          7,676,140         7,617,910
Due after five years through
  ten years                           1,778,208          1,743,187            294,333           321,500
Due after ten years                     305,158            293,881                -                 -
                                ---------------    ---------------    ---------------   ---------------
Total debt securities           $    31,069,039    $    30,696,571    $    15,570,500   $    15,516,823
                                ===============    ===============    ===============   ===============

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities:
                                1999               1998               1997
                           -------------    ---------------       --------------

Proceeds from sales        $      -         $       389,900       $       72,650
Gross gains                $      -         $        20,100       $          -
Gross losses               $      -         $        11,200       $        5,650

Investment securities with an amortized cost of $25,232,694 and $21,885,599 and estimated market values of $24,949,103 and $21,928,901 at December 31, 1999 and 1998, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 3 - LOANS

Major classifications of loans are as follows:

                                                                           1999                1998
                                                                      --------------       --------------
Loans secured by real estate:
   Construction and development                                       $      840,147       $    1,383,758
   Secured by farmland                                                     2,630,481            2,485,621
   Secured by 1 - 4 family residential properties:
      Revolving, open-end loans secured by 1 - 4 family
        residential properties                                             1,183,444            1,359,899
      All other loans secured by 1 - 4 family residential properties      45,013,193           40,628,489
   Secured by non-farm, non-residential properties                        51,576,198           44,174,518
Commercial and industrial loans                                           17,523,560           16,174,960
Loans to individuals for household, family, and other
  personal expenditures:
      Ready credit loans                                                     103,347               95,369
      Other installment loans                                             18,177,034           18,457,317
Other loans:
   Agricultural loans                                                        832,744              644,605
   All other loans                                                           348,710              363,731
                                                                      --------------       --------------
         Total loans                                                     138,228,858          125,768,267
Less unearned income                                                         702,421              807,570
                                                                      --------------       --------------

         Loans, net of unearned income                                $  137,526,437       $  124,960,697
                                                                      ==============       ==============

Real estate loans serviced for others which are not included in the consolidated balance sheet totaled $43,142,498 and $41,417,648 at December 31, 1999 and 1998, respectively.

Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection. The following table presents information concerning nonperforming loans:

                                                                  1999                   1998
                                                             --------------       ---------------

Ninety days or more past due and accruing interest           $      832,255       $       940,740
Nonaccrual                                                        1,000,071               584,292
Impaired loans                                                      841,228               874,277
                                                             --------------       ---------------
Total nonperforming loans                                    $    2,673,554       $     2,399,309
                                                             ==============       ===============

The Company had impaired loans of $841,228 and $874,277 as of December 31, 1999 and 1998, respectively, with related allowance for loan losses of $162,390 and $136,217, respectively. There were no impaired loans without a related allowance for loan losses. For the years ended December 31, 1999 and 1998, average impaired loans were $857,399 and $933,774, respectively. Interest recognized on impaired loans for the years ended December 31, 1999, 1998, and 1997, was $6,020, $8,706, and $12,927, respectively.

Changes in the allowance for loan losses are as follows:

                                                    1999                  1998                    1997
                                              ----------------      ----------------       ----------------
Balance, beginning of year                    $      1,681,735      $      1,511,123       $      1,366,006
  Provision charged to operations                      503,750               451,400                519,500
  Recoveries credited to allowance                      31,533                32,475                 54,110
  Losses charged to allowance                         (383,403)             (313,263)              (428,493)
                                              ----------------      ----------------       ----------------
Balance, end of year                          $      1,833,615      $      1,681,735       $       1,511,123
                                              ================      ================       ================

In the normal course of business loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 1999 is as follows:

Amounts
        1998                Additions           Collected               1999
     ----------             ---------           ---------            ----------
     $3,263,850             $729,840            $559,379             $3,434,311

The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. At December 31, 1999 and 1998, the Company had approximately $15,000,000 and $10,800,000, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 1999 and 1998, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 4 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows:

                                           1999                  1998
                                      --------------       ---------------
   Land                               $      277,044       $       277,044
   Premises and improvements               3,776,822             3,742,858
   Furniture and equipment                 2,472,426             2,345,199
                                      --------------       ---------------
      Total, at cost                       6,526,292             6,365,101
   Less accumulated depreciation           2,927,512             2,544,397
                                      --------------       ---------------
      Net premises and equipment      $    3,598,780       $     3,820,704
                                      ==============       ===============

Depreciation expense was $388,972, $348,748, and $329,526 in 1999, 1998, and
1997, respectively.

Occupancy expenses were reduced by rental income received in the amounts of $13,772, $8,266, and $11,267 for the years ended December 31, 1999, 1998, and
1997, respectively.

NOTE 5 - DEPOSITS

Deposits are summarized as follows:

                                             1999                     1998
                                      -----------------       ------------------
 Demand - noninterest-bearing         $      14,627,337       $       14,378,252
 Demand - interest-bearing                   25,285,390               22,742,701
 Money market                                 2,815,855                2,939,310
 Savings                                     34,709,839               33,375,592
 Time deposits of $100,000 or more           29,259,169               25,304,403
 Other time deposits                         60,596,191               56,152,271
                                      -----------------       ------------------
    Total                             $     167,293,781       $      154,892,529
                                      =================       ==================

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more:

                                                                   1999
                                                          -----------------

   Three months or less                                   $      13,859,484
   Four through six months                                        7,883,235
   Seven through twelve months                                    3,551,259
   Over twelve months                                             3,965,191
                                                          -----------------
      Total                                               $      29,259,169
                                                          =================

Interest expense on certificates of deposit of $100,000 or more amounted to $1,372,545, $1,075,303, and $633,138 for the years ended December31, 1999,
1998, and 1997, respectively.

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

The outstanding balances and related information for short-term borrowings are summarized as follows:

                                             1999                           1998
                              ---------------------------    ----------------------------
                                  Amount           Rate          Amount            Rate
                              --------------     --------    --------------       -------
Balance at year-end           $    8,184,933       4.50 %    $    3,612,876        2.75 %
Average balance outstanding
  during the year             $    5,652,984       3.46 %    $    2,622,292        3.34 %
Maximum amount outstanding
  at any month-end            $   12,895,446                 $    5,017,194

The Bank has the capability to borrow additional funds through their credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 1999, the Bank's remaining borrowing capacity with the FHLB was approximately $27.5 million. The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $10,927,882 and $10,914,160, respectively, at December 31, 1999 were pledged as collateral for the securities sold under agreements to repurchase.

NOTE 7 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan"). Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. In addition, the Plan provides for the optional purchase of shares of the Company's common stock up to a maximum of $5,000 per year; however, the Board of Directors has curtailed these provisions since January 1996. A participant may withdraw from the Plan at any time. Stockholders purchased 7,916 shares in 1999 and 7,834 shares in 1998 through the Plan.

NOTE 8 - RETIREMENT PLAN

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent, and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 1999, 1998, and 1997, the Board of Directors authorized an additional 4 percent of each eligible employee's compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 1999, 1998, and 1997 to this plan amounted to $113,554, $109,252, and $110,838, respectively.

NOTE 9 - INCOME TAXES

Federal income tax expense consists of the following:

                                     1999                1998                1997
                              ----------------     ---------------     --------------
      Currently payable       $      1,070,267     $       981,335     $      747,139
      Deferred taxes                        (9)             29,900             73,620
                              ----------------     ---------------     --------------
          Total provision     $      1,070,258     $     1,011,235     $      820,759

                              ================     ===============     ==============


The components of the net deferred tax assets and liabilities at December 31, are as follows:

                                                    1999                 1998
                                              --------------       ---------------
Deferred tax assets:
Allowance for loan losses                     $      491,577       $       438,515
Deferred compensation                                 26,595                30,960
   Allowance for loss on other real estate               720                 9,050
   Unrealized loss on investment securities          126,639                 2,540
   Capital loss carryforward                          13,872                   -
   Other, net                                            -                     321
                                              --------------       ---------------
       Total                                         659,403               481,386
                                              --------------       ---------------
Deferred tax liabilities:
   Premises and equipment                            249,364               232,927
   Deferred loan origination fees, net               107,440                69,968
                                              --------------       ---------------
       Total                                         356,804               302,895
                                              --------------       ---------------
          Net deferred tax assets             $      302,599       $       178,491
                                              ==============       ===============

No valuation allowance was established at December 31, 1999 in view of the Company's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:

                                             1999                          1998                          1997
                               ---------------------------    ---------------------------    ----------------------------
                                                    % of                           % of                            % of
                                                   Pre-tax                        Pre-tax                         Pre-tax
                                    Amount         Income         Amount          Income         Amount           Income
                               -------------       -------    -------------       -------    --------------       -------
Provision at statutory rate    $   1,104,118        34.0 %    $   1,063,473        34.0 %    $      899,630        34.0 %
Tax-exempt income                    (29,774)       (0.9)           (53,571)       (1.7)            (83,904)       (3.2)
Non-deductible interest                6,150         0.2             14,164         0.4              39,869         1.5
Other, net                           (10,236)       (0.4)           (12,831)       (0.4)            (34,836)       (1.3)
                               -------------       -------    -------------       -------    --------------      --------
Effective income tax
  and rate                     $   1,070,258        32.9 %    $   1,011,235        32.3 %    $      820,759        31.0 %
                               =============       =======    =============       =======    ==============      ========

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS
-----------

In the normal course of business, there are outstanding commitments and contingent liabilities such as commitments to extend credit, financial guarantees, and letters of credit which are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                          1999                   1998
                                   -----------------     ------------------
Commitments to extend credit       $      17,758,713     $       16,050,818
Standby letters of credit                  1,639,516                725,090

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

At December 31, 1999, the minimum rental commitments for all non-cancelable leases are as follows:

                                2000                  $   199,153
                                2001                      170,847
                                2002                       98,951
                                2003                       94,144
                                2004                       92,853
                                2005 and thereafter       624,332
                                                      -----------
                                  Total               $ 1,280,280
                                                      ===========
CONTINGENT LIABILITIES
----------------------

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 11 - REGULATORY RESTRICTIONS

CASH AND DUE FROM BANKS
-----------------------

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 1999 and 1998, the Bank had required reserves of $1,136,000 and $999,000, respectively, comprised of vault cash and a depository amount held directly with a correspondent bank.

DIVIDENDS
---------

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 1999, the balance in the capital surplus account totaling approximately $1,756,000 is unavailable for dividends.

NOTE 12 - REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 1999 and 1998, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

The Company's actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                 1999                                1998
                                 -------------------------------      --------------------------------
                                      Amount             Ratio              Amount             Ratio
                                 -----------------     ---------      -----------------      ---------
Total Capital
  (to Risk-weighted Assets)
---------------------------
Actual                           $      19,502,661       12.22 %      $      17,839,258       12.21 %
For Capital Adequacy Purposes    $      12,778,230        8.00 %      $      11,686,989        8.00 %
To Be Well Capitalized           $      15,972,788       10.00 %      $      14,608,736       10.00 %

Tier I Capital
  (to Risk-weighted Assets)
---------------------------
Actual                           $      17,669,046       11.07 %      $      16,157,523       11.06 %
For Capital Adequacy Purposes    $       6,389,115        4.00 %      $       5,843,494        4.00 %
To Be Well Capitalized           $       9,583,673        6.00 %      $       8,765,242        6.00 %

Tier I Capital
  (to Average Assets)
---------------------
Actual                           $      17,669,046       9.23 %       $      16,157,523        9.10 %
For Capital Adequacy Purposes    $       7,675,908       4.00 %       $       7,100,530        4.00 %
To Be Well Capitalized           $       9,594,886       5.00 %       $       8,875,663        5.00 %

                                                    32

NOTE 13 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company's financial instruments are as follows:

                                                 1999                                        1998
                                 --------------------------------------     ----------------------------------------
                                     Carrying               Fair                Carrying                 Fair
                                       Value                Value                 Value                  Value
                                 ----------------     -----------------     -----------------      -----------------
Financial assets:
  Cash and cash equivalents      $      4,630,670     $       4,630,670     $       6,109,976      $       6,109,976
  Mortgage loans held for sale            237,000               237,000               923,449                923,449
  Investment securities:
    Available for sale                 31,246,921            31,246,921            36,360,618             36,360,618
    Held to maturity                   15,570,500            15,516,823             2,923,222              2,967,741
  Net loans                           135,692,822           136,353,778           123,278,962            128,216,340
  Accrued interest receivable           1,386,655             1,386,655               910,750                910,750
                                 ----------------     -----------------     -----------------      -----------------
    Total                        $    188,764,568     $     189,371,847     $     170,506,977       $    175,488,874
                                 ================     =================     =================      =================
Financial liabilities:
  Deposits                       $    167,293,781     $     166,871,345     $     154,892,529       $    155,702,881
  Short-term borrowings                 8,184,933             8,184,933             3,612,876              3,612,876
  Accrued interest payable                962,542               962,542               902,614                902,614
                                 ----------------     -----------------     -----------------      -----------------
    Total                        $    176,441,256     $     176,018,820     $     159,408,019       $    160,218,371
                                 ================     =================     =================      =================

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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, SHORT-TERM
------------------------------------------------------------------
BORROWINGS, AND ACCRUED INTEREST PAYABLE
----------------------------------------

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

LOANS AND DEPOSITS
------------------

The fair value for loans is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

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

NOTE 14 - PARENT COMPANY

Following are condensed financial statements for the parent company:

                                         CONDENSED BALANCE SHEET


                                                          December 31,
                                                    1999                 1998
                                                -------------       --------------
ASSETS
Cash and due from banks                         $      83,063       $       16,606
Investment in bank subsidiary                      17,315,695           16,119,115
Other assets                                          244,485              199,500
                                                -------------       --------------
   TOTAL ASSETS                                 $  17,643,243       $   16,335,221
                                                =============       ==============

LIABILITIES
Dividends payable                               $     220,027       $      182,630

Stockholders' equity                               17,423,216           16,152,591
                                                -------------       --------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  17,643,243       $   16,335,221
                                                =============       ==============


                                                               Year Ended December 31,
                                                  1999                  1998                  1997
                                             --------------       ---------------       ---------------
Dividends from bank subsidiary               $      766,000       $       574,000       $       483,000

Other noninterest expense                            39,931                51,369                45,571
                                             --------------       ---------------       ---------------
Net income before undistributed earnings
  of bank subsidiary and income taxes               726,069               522,631               437,429

Undistributed earnings of bank subsidiary         1,437,478             1,576,497             1,371,977
Income tax benefit                                  (13,600)              (17,500)              (15,806)
                                             --------------       ---------------       ---------------
   NET INCOME                                $    2,177,147       $     2,116,628       $     1,825,212
                                             ==============       ===============       ===============

                                          CONDENSED STATEMENT OF CASH FLOWS

                                                                     Year Ended December 31,
                                                         1999                 1998                 1997
                                                     -------------       --------------       --------------
OPERATING ACTIVITIES
Net income                                        $      2,177,147       $    2,116,628       $   1,825,212
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Undistributed earnings of bank subsidiary           (1,437,478)          (1,576,497)         (1,371,977)
    Other, net                                             (34,135)            (100,090)             15,735
                                                     -------------       --------------       -------------
    Net cash provided by operating activities              705,534              440,041             468,970
                                                     -------------       --------------       -------------

INVESTING ACTIVITIES
Purchases of investment securities available
  for sale                                                 (10,850)                 -                   -
                                                     -------------       --------------       -------------
    Net cash used for investing activities                 (10,850)                 -                   -
                                                     -------------       --------------       -------------
FINANCING ACTIVITIES
Dividends paid                                            (730,728)            (655,161)           (520,073)
Purchase of treasury stock                                (183,500)             (87,000)           (148,400)
Proceeds from dividend reinvestment
  and stock purchase plan                                  286,001              288,517             214,331
                                                     -------------       --------------       -------------
    Net cash used for financing activities                (628,227)            (453,644)           (454,142)
                                                     -------------       --------------       -------------
    Increase (decrease) in cash and cash equivalents        66,457              (13,603)             14,828

CASH AT BEGINNING OF YEAR                                   16,606               30,209              15,381
                                                     -------------       --------------       -------------
CASH AT END OF YEAR                                  $      83,063       $       16,606       $      30,209
                                                     =============       ==============       =============

The following firms are known to handle Dimeco, Inc. stock transactions:

Tucker Anthony, Inc.
2101 Oregon Pike
P.O. Box 4548
Lancaster, PA  17604 4548
717 560 3042
800 646 8647

Legg Mason Wood Walker, Inc.
330 Montage Mountain Road
Scranton, PA  18507 1762
570 346 9300

F.J. Morrissey & Co., Inc.   *
Suite 1420
1700 Market Street
Philadelphia, PA  19103 3913
215 563 8500

Hill, Thompson, Magid & Co., Inc.   *
8th Floor
15 Exchange Place
Jersey City, NJ  07302
201 434 8100

Monroe Securities, Inc.    *
407 State Street
Rochester, NY  14614
716 546 1520


Transfer Agent:

The Dime Bank
820 Church Street
P.O. Box 509
Honesdale, PA  18431
570 253 1970
888 469 3463
*   Market Maker
                                     36