Form 10KSB, Exhibit 13
period 2000-12-31
DIMECO INC
filed 2001-03-30
CIK 898037

                                                                      EXHIBIT 13


                         ANNUAL REPORT TO STOCKHOLDERS
                    FOR FISCAL YEAR ENDED DECEMBER 31, 2000

MISSION STATEMENT

THE MISSION OF DIMECO, INC.

IS THE OPERATION OF A FULLY

INTEGRATED FINANCIAL SERVICES

INSTITUTION THROUGH ITS

SUBSIDIARY THE DIME BANK IN A

MARKET THAT IS DEFINED BY THE

INSTITUTION'S ABILITY TO PROVIDE

SERVICES CONSISTENT WITH

SOUND, PRUDENT PRINCIPLES,

AND TO FULFILL THE SOCIAL,

ECONOMIC, MORAL, AND

POLITICAL CONSIDERATIONS

ORDINARILY ASSOCIATED WITH A

RESPONSIBLE, WELL-RUN

FINANCIAL INSTITUTION.

       C O N S O L I D A T E D   F I N A N C I A L   H I G H L I G H T S

                                                                                        % INCREASE
                                                        2000             1999            (DECREASE)
                                                        ----             ----            ----------
 (amounts in thousands, except per share)

PERFORMANCE FOR THE YEAR ENDED DECEMBER 31,
 Interest income                                      $ 15,943         $ 13,882            14.85%
 Interest expense                                     $  7,214         $  6,054            19.16%
 Net interest income                                  $  8,729         $  7,828            11.51%
 Net income                                           $  2,479         $  2,177            13.87%
-------------------------------------------------------------------------------------------------

SHAREHOLDERS' VALUE (PER SHARE)
 Net income                                           $   3.35         $   2.97            12.79%
 Dividends                                            $   1.25         $   1.05            19.05%
 Book value                                           $  26.44         $  23.76            11.28%
 Market value                                         $  28.63         $  29.00            (1.28%)
 Market value/book value ratio                          108.29%          122.07%          (11.29%)
 Price/earnings multiple                                   8.5x             9.8x          (13.27%)
 Dividend yield                                           4.89%            4.14%           18.12%
-------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
 Return on average assets                                 1.23%            1.16%            6.03%
 Return on average equity                                13.50%           12.97%            4.09%
 Stockholders' equity/asset ratio                         9.09%            8.95%            1.56%
 Dividend payout ratio                                   37.22%           35.28%            5.50%
 Nonperforming assets/total assets                         .96%            1.47%          (34.69%)
 Allowance for loan loss as a % of loans                  1.35%            1.33%            1.50%
 Net charge-offs/average loans                             .46%             .27%           70.37%
 Allowance for loan losses/nonaccrual loans             207.40%          109.71%           89.04%
 Allowance for loan losses/non-performing loans         101.07%           64.14%           57.58%
 Risk-based capital                                      12.07%           12.22%           (1.23%)
-------------------------------------------------------------------------------------------------

FINANCIAL POSITION AT DECEMBER 31,
 Assets                                               $214,993         $194,667            10.44%
 Net loans                                            $154,947         $137,526            12.67%
 Allowance for loan losses                            $  2,088         $  1,834            13.85%
 Deposits                                             $184,305         $167,294            10.17%
 Stockholders' equity                                 $ 19,537         $ 17,423            12.13%
-------------------------------------------------------------------------------------------------

Trust assets under management                         $ 12,707         $ 14,084            (9.78%)

                               TABLE OF CONTENTS

LETTER TO THE SHAREHOLDERS: THE DIME - ON A ROLL...                     3

THE PEOPLE BEHIND THE DIME                                              4
       - RETIREMENT
       - NEW OFFICERS/OFFICERS
       - LOCATIONS

SHINING THE DIME: MODERN CONVENIENCE                                    6

SHINING THE DIME: PERSONAL SERVICE                                      8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATION                                          10

SELECTED FINANCIAL DATA                                                18

INDEPENDENT AUDITOR'S REPORT                                           19

FINANCIAL STATEMENTS                                                   20
  - CONSOLIDATED BALANCE SHEET
  - CONSOLIDATED STATEMENT OF INCOME
  - CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
  - CONSOLIDATED STATEMENT OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                             24

 M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S   O F
        F I N A N C I A L   C O N D I T I O N   A N D   R E S U L T S
                            O F   O P E R A T I O N

         This consolidated review and analysis of Dimeco, Inc. ("the Company") is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2000 and 1999. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the financial statements.

         Dimeco, Inc. is the one-bank holding company of The Dime Bank ("the Bank"), which is wholly-owned by the Company. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities. The Bank also has been granted full trust powers and has begun to develop this line of business. The Bank incurs interest expense in relation to deposits and other borrowings. The Bank operates four full service branches in Honesdale, Hawley, Damascus and Greentown, Pennsylvania and two off-site automatic teller machines, one in Wayne County and one in Pike County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 68 full time employees and 27 part time employees at December 31, 2000.

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

STATEMENT OF CONDITION

         Total assets increased $20,326,000 or 10.4% from December 31, 1999 to December 31, 2000. Asset growth came mainly in the area of loans, fueled primarily by increased deposits.

         Cash and cash equivalents increased $726,000 or 15.7% from December 31, 1999 to December 31, 2000. The cash and due from banks component increased $2,401,000 or 96.4%. In April 2000 the Bank established a relationship with the Federal Reserve Bank of Philadelphia (the "Fed") for deposit and funds transactions. Management determined that it will be more profitable than the arrangement we had with the Federal Home Loan Bank of Pittsburgh ("FHLB"). The Fed account arrangement is noninterest-bearing such as was the case with FHLB and correspondingly does not have similar charges for services but rather requires compensating account balances. Management expects to have a profit improvement of $23,000 per year from this strategy. Cash on hand decreased $813,000 or 39.7% because larger cash balances required per our Y2K contingency plan at the end of 1999 were not needed in 2000. The bank did not experience a noticeable increase in cash withdrawals at that time and therefore in January 2000 we reinvested the funds in earning assets. In conjunction with the transfer of deposit and funds transactions to the Fed, interest-bearing deposit balances decreased by $1,001,000 or 83.5% from 1999 levels. Federal funds sold is used as a short-term investment to strengthen our liquidity position when higher yielding investments are not available. Management was able to obtain investments with higher yields at the end of 2000 than were available in 1999, thereby showing a decrease in federal funds sold of $675,000 or 71.8% from 1999 to 2000.

         On April 1, 2000 management adopted FASB 133, "Accounting for Derivative Instruments and Hedging Activities" which allowed the reallocation of securities from the held to maturity category to the available for sale category. Management does not anticipate participating in hedging activities, but took advantage of the opportunity to reclassify corporate bonds with an amortized cost of $14,839,000 and market value of $14,777,000 to available for sale, providing for the greater liquidity and flexibility associated with this classification. This reclassification, along with the categorization of all new purchases as available for sale, were the main reasons for the increase in investment securities available for sale and the decrease in investment securities held to maturity.

         Loans increased $17,421,000 or 12.7% during the year 2000. Commercial real estate loans increased $12,210,000 or 23.7% during this period while commercial loans increased $3,982,000 or 22.7% Management has continued to develop local business relationships while expanding those in the camping industry. Loans were granted to businesses in a variety of sectors including automobile dealerships, insurance companies, paper manufacturing, grocery stores, residential communities and children's camps. Residential loan origination continued during 2000, albeit slower than in declining interest rate environments, with the majority of these loans being sold in the secondary mortgage market.

         Premises and equipment increased a net amount of $589,000 or 16.4%, due mainly to the remodeling of our Honesdale and Hawley offices. $870,000 was invested in these locations in order to comply with our customer's requests for more privacy and for management's desire to add increased marketing capabilities, while achieving the need for renovation of these facilities. In addition to the requested privacy, these offices now have a "greeter" who has the knowledge to direct customers to the proper employee and to handle simple non-cash transactions. Each banking branch has a computer station in order for employees to train customers on the use of our Internet banking product.

         Deposits increased $17,011,000 or 10.2% from December 31, 1999 to December 31, 2000. The greatest increase was in other time deposits, which accounted for $9,437,000 or 15.6% from a year earlier. With increased pressure from local competition compounded by the flight of customers to mutual fund and broker money market accounts, management featured a flexible certificate of deposit account that included opportunity for one rate change, one withdrawal and additional deposits. This "Choice" certificate of deposit had balances of $11,082,000 at December 31, 2000. With a greater emphasis placed on relationship banking along with very competitive pricing, management was also able to increase certificates of deposits greater than $100,000 by $4,857,000 or 16.6%. At the same time, noninterest-bearing deposits increased $2,486,000 or 17.0%. This increase is due to continuation of market penetration in the branch system and expansion of the commercial sweep accounts, which require a $20,000 minimum noninterest-bearing balance.

         Short-term borrowings decreased $4,028,000 or 49.2%, due mainly to the repayment of $4,200,000 of loans with FHLB during the first quarter of 2000. During 2000, management contracted for longer term borrowings of $4,000,000 with FHLB, specifically matching the borrowings to investments and loans in order to increase interest spread.

CAPITAL RESOURCES

         Total stockholders' equity increased $2,114,000 or 12.1% during 2000. As is normally the case, this increase came as the result of earnings. Net income at $2,479,000 increased $302,000 or 13.9% over the previous year. This income represents a return on average equity of 13.5%, showing an improvement of 4.1% over the 13.0% recorded for 1999. The Company has maintained a strong capital position with a capital to asset ratio of 9.1% at the end of 2000 as compared to 9.0% at the end of 1999. While continuing to present this strong capital position, shareholders have enjoyed an augmented return of $923,000, with an increase in dividends of $154,000 in 2000 versus 1999. This represent dividends of $1.25 per share, $.20 greater than in 1999. At this dividend level, shareholders received 37.3% of the earnings for 2000, as compared to 35.3% in 1999.

         Participation by shareholders in the dividend reinvestment program continued to be strong in 2000, with 468 shareholders involved at December 31, 2000. This plan added $384,000 to stockholders' equity during the year. In an effort to minimize shares outstanding, management has continued to purchase stock in the open market to fund the majority of the shares purchased through the plan. Treasury stock purchases were 8,118 shares during 2000. Using 7,754 shares, which included 2,144 shares from treasury stock at December 31, 1999, for the dividend reinvestment plan had a positive affect on shareholder value. On January 20, 2001, the balance of 2,508 shares held as treasury stock at December 31, 2000 were used for the dividend reinvestment plan.

         The following table represents the Company's capital position as it compares to regulatory guidelines at December 31, 2000:

                                   DIMECO, INC.     "WELL-CAPITALIZED"    MINIMUM REQUIREMENTS
                                   ------------     ------------------    --------------------

         Leverage Ratio               9.63%              5.00%                  4.00%
         "Tier 1" Capital Ratio      10.89%              6.00%                  4.00%
         "Total" Capital Ratio       12.07%             10.00%                  8.00%


LIQUIDITY

         The Company's liquidity is reflected in its capacity to have sufficient amounts of cash available to fund customers' deposit withdrawal requests, accommodate loan demand and maintain regulatory reserve requirements; in general, to conduct banking business. Simply stated, additional liquidity is obtained by either increasing liabilities or decreasing assets. The Company's primary source for increasing liabilities is the generation of additional deposit accounts, which we manage through our branch system. On the asset side, loan payments on existing loans or sales of loans held for sale or investments available for sale generate supplemental forms of liquidity. Other sources of liquidity include income from operations, federal funds sold or interest-bearing deposits in other banks, generation of additional securities sold under agreements to repurchase and from FHLB borrowings. The Bank had a borrowing capacity with FHLB of approximately $43,500,000 at December 31, 2000. A specific analysis of the sources of liquidity in the past three years is in the Consolidated Statement of Cash Flows. Investment maturities, increased customer deposits and short-term borrowings provided the majority of additional cash with operating activities also contributing to liquidity. The funds were primarily used to grant loans to our customers, purchase additional investment securities, remodel two branch offices and pay dividends to our shareholders.

INTEREST RATE SENSITIVITY

         Interest rate sensitivity refers to the relationship between market interest rates and its potential effect on earnings of the Company due to the repricing characteristics of assets and liabilities. The Company has given responsibility for monitoring interest rate sensitivity and policy decisions to the Asset/Liability Committee ("ALCO"). The main tools used to monitor sensitivity are the Statement of Interest Sensitivity Gap and interest rate shock analysis. The Statement of Interest Sensitivity Gap is a good assessment of current position and is a very useful tool to the ALCO in performing its job. This report is monitored in an effort to "match" maturities or repricing opportunities of assets and liabilities in order to attain maximum income within risk tolerance policy guidelines. The statement does, though, have inherent limitations in that certain assets and liabilities may react to changes in interest rates in different ways with some categories reacting in advance of changes and some lagging behind the changes. In addition, there are estimates used in determining the actual propensity to change of certain items, such as deposits with no set maturity date. Following is the statement at December 31, 2000:

                      STATEMENT OF INTEREST SENSITIVITY GAP

                                      90 DAYS          > 90 DAYS           1 - 5
                                      OR LESS         BUT < 1 YEAR         YEARS           > 5 YEARS          TOTAL
                                      -------         ------------         -----           ---------          -----
(amounts in thousands)

Assets:
Federal funds sold                    $    265          $     --          $     --         $     --         $    265
Interest-bearing deposits                  198                --                --               --              198
Mortgage loans held for sale                76                --                --               --               76
Investment securities
  available for sale (1)                13,961             7,678            22,308            4,316           48,263
Investment securities
  held to maturity (1)                      --                --               208              295              503
Loans (1)                               15,400            65,594            54,183           19,810          154,987
                                      --------          --------          --------         --------         --------
Rate sensitive assets                 $ 29,900          $ 73,272          $ 76,699         $ 24,421         $204,292
                                      ========          ========          ========         ========         ========

Liabilities:
Interest-bearing deposits:
  Interest-bearing demand (2)         $ 27,606          $     --          $     --         $     --         $ 27,606
  Money market                           2,442                --                --               --            2,442
  Savings (3) (4)                           --                --            32,994               --           32,994
  Time deposits                         33,635            57,012            13,503                           104,150
Short-term borrowings                    4,157                --                --               --            4,157
Other borrowings                            --                --             3,000            1,000            4,000
                                      --------          --------          --------         --------         --------
Rate sensitive liabilities            $ 67,840          $ 57,012          $ 49,497         $  1,000         $175,349
                                      ========          ========          ========         ========         ========

Interest sensitivity gap              $(37,940)         $ 16,260          $ 27,202         $ 23,421         $ 28,943
Cumulative gap                        $(37,940)         $(21,680)         $  5,522         $ 28,943
Cumulative gap to total assets          (17.65%)          (10.08%)            2.57%           13.46%


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

(3) Passbook savings accounts had previously been included in the >90 days but < one year period. Management has reclassified these liabilities to the 1 - 5 year category due to their belief that these liabilities truly have a longer maturity, with no effect in a changing interest rate environment.

(4) Statement savings accounts had previously been included in the 90 days or less category. Management has reclassified these liabilities to the 1 - 5 year category due to their belief that these liabilities truly have a longer maturity, with no effect in a changing interest rate environment.

         Interest rate shock analysis is a model that applies a shift of 200 basis points up or down in market interest rates to our balance sheet. The analysis at December 31, 2000 shows a variation in net interest income of minus 1.8% and a variation of minus 6.8% in total equity. Both of these measurements are within internal risk tolerance guidelines and compare favorably to a peer group consisting of customers of the outside consultant who assists management with this analysis.

ALLOWANCE FOR LOAN LOSSES

         The balance in the allowance for loan losses is based upon management's assessment of risk in the loan portfolio. Allocations to specific commercial loans are made in adherence to SFAS 114, "Accounting by Creditors for Impairments of a Loan". These allocations are based upon the present value of expected future cash flows or the fair value of the underlying collateral. In addition, management reviews the other components of the loan portfolio through the loan review function and assigns internal grades to loans based upon the perceived risk inherent in each loan. In determining risk, management reviews a number of factors including historical analysis of similar credits, delinquency reports, ratio analysis as compared to peers, concentration of credit risk, local economic conditions and regulatory evaluations of the allowance for loan losses. The evaluation is reviewed monthly by management and at least quarterly by the Board of Directors. At December 31, 2000 the allowance for loan losses as a percentage of loans was 1.35% and at December 31, 1999 was 1.33%. Industry peer reports showed an average of 1.27% in 2000 and 1.32% in 1999 for similar banks. Management believes that the allowance for loan losses was adequate to absorb potential losses in the loan portfolio, however this judgement is subjective and a significant degradation of loan quality could require a change in the estimates and therefore a change in future net income.

         Following is a summary of loans charged-off and recoveries to the allowance for loan losses at December 31, 2000 and 1999:

                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                       2000           1999
                                                       ----           ----
(amounts in thousands)

Balance January 1,                                    $1,834         $1,682

Charge-offs:
   Commercial                                            170            196
   Real estate                                           442             94
   Installment                                           165             93
                                                      ------         ------

   Total charge-offs                                     777            383
                                                      ------         ------

Recoveries:
   Commercial                                             38              2
   Real estate                                            22              2
   Installment                                            41             27
                                                      ------         ------

   Total recoveries                                      101             31
                                                      ------         ------

Net charge-offs                                          676            352

Additions charged to operations                          930            504
                                                      ------         ------

Balance December 31,                                  $2,088         $1,834
                                                      ======         ======

Ratio of net charge-offs during the period to
   average loans outstanding during the period           .46%           .27%

Allowance for loan losses as a % of average
   loans outstanding                                    1.42%          1.40%

          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIAL

         The following is an analysis of the average balance sheets and net interest income for each of the three years ended December 31, 2000, 1999 and 1998:

                                                               2000                                          1999
                                             ------------------------------------          -------------------------------------
(amounts in thousands)                         Average       Revenue/      Yield/            Average       Revenue/       Yield/
                                             Balance (3)     Expense        Rate           Balance (3)     Expense         Rate
                                             -----------     -------        ----           -----------     -------         ----

ASSETS
Interest-earning assets:
Total loans (1)(4)                            $145,339       $13,183        9.07%           $129,356       $11,251         8.70%
Investment securities:
 Taxable                                        35,894         2,264        6.31%             38,892         2,174         5.59%
 Exempt from federal income tax(2)               4,660           358        7.67%              1,674           129         7.69%
Interest-bearing deposits                        1,350            60        4.44%              5,309           139         2.62%
Federal funds sold and securities
 purchased under agreements to resell            3,095           200        6.46%              4,718           232         4.92%
                                              --------       -------                        --------       -------
Total interest-earning assets/
 interest income                               190,338        16,065        8.44%            179,949        13,925         7.74%

Cash and due from banks                          3,662                                         1,548
Premises and equipment, net                      4,033                                         3,712
Other assets, less allowance
 for loan losses                                 3,214                                         3,164
                                              --------                                      --------

Total Assets                                  $201,247                                      $188,373
                                              ========                                      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                       $ 34,576       $   936        2.71%           $ 35,281       $   972         2.76%
Interest-bearing checking                       29,189           652        2.23%             28,523           547         1.92%
Time deposits                                   91,975         5,228        5.68%             84,861         4,339         5.11%
Securities sold under
 agreements to repurchase                        5,400           251        4.65%              4,478           133         2.97%
Federal Home Loan Bank advances                  2,313           147        6.36%              1,176            63         5.36%
                                              --------       -------                        --------       -------
Total interest-bearing liabilities/
   interest expense                            163,453         7,214        4.41%            154,319         6,054         3.92%

Noninterest-bearing deposits                    17,267                                        15,580
Other liabilities                                2,159                                         1,685
                                              --------                                      --------
Total liabilities                              182,879                                       171,584

Stockholders' Equity                            18,368                                        16,789
                                              --------                                      --------

Total Liabilities and
Stockholders' Equity                          $201,247                                      $188,373
                                              ========       -------                        ========       -------
Net interest income/interest spread                          $ 8,851        4.03%                          $ 7,871         3.82%
                                                             =======      ======                           =======       ======

Margin Analysis:
Interest income/earning assets                               $16,065        8.44%                          $13,925         7.74%
Interest expense/earning assets                                7,214        3.79%                            6,054         3.36%
                                                             -------      ------                           -------       ------

Net interest income/earning assets                           $ 8,851        4.65%                          $ 7,871         4.38%
                                                             =======      ======                           =======       ======

Ratio of average interest-earning assets
 to average interest-bearing liabilities                                  116.45%                                        116.61%


                                                                  1998
                                                  -------------------------------------
(amounts in thousands)                              Average      Revenue/        Yield/
                                                  Balance (3)    Expense          Rate
                                                  -----------    -------          ----
ASSETS
Interest-earning assets:
Total loans (1)(4)                                 $114,303      $ 10,372         9.07%
Investment securities:
 Taxable                                             27,035         1,584         5.86%
 Exempt from federal income tax(2)                    3,088           226         7.31%
Interest-bearing deposits                             5,187           154         2.97%
Federal funds sold and securities
 purchased under agreements to resell                 6,540           357         5.46%
                                                   --------      --------
Total interest-earning assets/
 interest income                                    156,153        12,693         8.13%

Cash and due from banks                               1,340
Premises and equipment, net                           3,130
Other assets, less allowance
 for loan losses                                      3,303
                                                   --------

Total Assets                                       $163,926
                                                   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                            $ 32,980      $  1,006         3.05%
Interest-bearing checking                            25,446           622         2.44%
Time deposits                                        71,959         3,895         5.41%
Securities sold under
 agreements to repurchase                             2,551            85         3.33%
Federal Home Loan Bank advances                          71             3         4.23%
                                                   --------      --------
Total interest-bearing liabilities/
   interest expense                                 133,007         5,611         4.22%

Noninterest-bearing deposits                         14,039
Other liabilities                                     1,490
                                                   --------

Total liabilities                                   148,536

Stockholders' Equity                                 15,390
                                                   --------

Total Liabilities and
Stockholders' Equity                               $163,926
                                                   ========      --------
Net interest income/interest spread                              $  7,082         3.91%
                                                                 ========

Margin Analysis:
Interest income/earning assets                                   $ 12,693         8.13%
Interest expense/earning assets                                     5,611         3.59%
                                                                 --------

Net interest income/earning assets                               $  7,082         4.54%
                                                                 ========       ======

Ratio of average interest-earning assets
 to average interest-bearing liabilities                                        117.40%


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

         Interest income on loans increased $1,932,000 from 1999 to 2000. During that time, average loans increased $15,983,000 accounting for $1,390,000 in additional loan income. An increase of 37 basis points in the average interest rate earned on the portfolio accounted for the remaining $542,000 of income. The prime rate of interest, which either directly or indirectly drives the adjustable rate interest loans, grew to 9.50% at December 31, 2000 from 8.50% at December 31,1999. The loan portfolio included approximately 65% of adjustable rate loans at year end.

         Interest on taxable investment securities increased $90,000 due to an increase in the average interest rate earned on the portfolio of 72 basis points. This increase in interest rate accounted for $258,000 of additional income which was offset by a decrease in income of $168,000 that is directly attributable to a decrease of $2,998,000 in the average amount invested in these securities. Income earned on tax-exempt investment securities increased $229,000 due almost entirely to an increase in the amount invested in municipal securities. Management evaluates each investment on its tax equivalent return and this year was able to locate several municipal investments that carried a tax equivalent yield similar to that available in alternate investments. A profit improvement goal for the year was to increase the yield earned on investments by 100 basis points for all new purchases and that goal was accomplished.

             RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                     2000 COMPARED TO 1999                        1999 COMPARED TO 1998
                                             -------------------------------------        -------------------------------------
                                              TOTAL                CAUSED BY               TOTAL                CAUSED BY
  (amounts in thousands)                     VARIANCE       RATE(1)         VOLUME        VARIANCE        RATE(1)        VOLUME
                                             --------       -------         ------        --------        -------        ------
Interest income:
 Loans (gross)                               $ 1,932        $   542        $ 1,390        $   879        $  (487)       $ 1,366
 Investment securities:
  Taxable                                         90            258           (168)           590           (105)           695
  Exempt from federal income tax                 229             (1)           230            (97)             6           (103)
 Interest-bearing deposits                       (79)            25           (104)           (15)           (19)             4
 Federal funds sold and securities
  purchased under agreements to resell           (32)            48            (80)          (125)           (26)           (99)
                                             -------        -------        -------        -------        -------        -------

Total interest-earning assets                  2,140            872          1,268          1,232           (631)         1,863
                                             -------        -------        -------        -------        -------        -------

Interest expense:
 Savings                                         (36)           (17)           (19)           (34)          (104)            70
 Interest-bearing checking                       105             92             13            (75)          (150)            75
 Time deposits                                   889            525            364            444           (254)           698
 Securities sold under agreements
  to repurchase                                  118             91             27             48            (16)            64
 Federal Home Loan Bank advances                  84             23             61             60             13             47
                                             -------        -------        -------        -------        -------        -------

Total interest-bearing liabilities             1,160            714            446            443           (511)           954
                                             -------        -------        -------        -------        -------        -------
Net change in net interest income            $   980        $   158        $   822        $   789        $  (120)       $   909
                                             =======        =======        =======        =======        =======        =======


(1) Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

         Taking greater advantage of quality lending opportunities during 2000, average balances of both interest-bearing deposits and federal funds sold decreased from the average amounts during 1999. With the conversion of check clearing to the Fed from FHLB, lower interest-bearing balances were required at FHLB. The average interest rate earned on this investment was lower in 1999 and previous years due to the calculation used by FHLB to determine the interest-earning balance. An adjustment for collected funds is deducted from the total balance to calculate interest earned each day; when we were depositing our cash letter (clearing checks), this adjustment was much greater. Management chose to invest in more investment securities than in federal funds sold during 2000 as compared to previous years due to the availability of higher yielding securities that fit our liquidity needs.

         Interest expense increased $1,160,000 from 1999 to 2000, attributable to a combination of larger deposits and higher interest rates paid for the deposits. Interest rates paid for deposits and other liabilities increased as interest rates in general rose, although not directly proportionate to changes in target rates such as federal funds or prime interest rates. The only exception is in interest rates paid on passbook savings accounts, where management has slightly lowered interest rates paid in order to discourage this type of deposit relationship. The largest variance was in time deposits, where as mentioned above, management has aggressively priced these products in order to maintain and increase market share. This aggressive pricing has served to increase average time deposits by $7,114,000 or 8.4%. The average interest rate paid for these deposits increased from 5.1% to 5.7%. We continued to build greater commercial relationships with the Financial Manager accounts (securities sold under agreement to repurchase), increasing the average balance by $922,000. The average interest rate paid for these liabilities increased 168 basis points to make the product more attractive to commercial customers. Management took advantage of an opportunity to borrow $3,000,000 on a longer-term basis with the FHLB, using the funds to invest in a specific loan with an interest spread of 3.1%.

PROVISION FOR LOAN LOSSES

         The provision for loan losses increased $426,000 or 84.6% from 1999 to 2000. Several commercial loan accounts experienced unexpected financial difficulties forcing charging off these balances. The provision for loan losses expense is directly related to management's analysis of the adequacy of the allowance for loan losses. In order to maintain the allowance at the appropriate level according to the analysis, in relation to these larger than normal charge-offs, management found it necessary to increase the provision for loan losses. The loan portfolio increased 12.7% during the year. The ratio of nonperforming loans to total loans was 1.2% at December 31, 2000, an improvement over the 1.9% at December 31, 1999.

         Management has continued to strengthen the loan portfolio by setting higher standards for loan quality and by risk pricing all consumer loans written. In addition, commercial loan applications have had greater scrutiny.

NONINTEREST INCOME

         Noninterest income includes items that are not related to interest rates but rather to services rendered and activities conducted in conjunction with the operation of a commercial bank. Service charges on deposit accounts represents fees related to maintenance of deposit accounts including overdraft fees, minimum balance fees and transaction fees. This account showed an increase of $218,000 or 80.4% from 1999 to 2000. At the end of 1999, management worked with an outside consultant and formed a "Profit Improvement Team" with the objective of making a substantial increase in Net Income. A suggestion of the profit improvement team was to change the method used to calculate overdraft charges and charge a 25.0% increase in the amount assessed per overdraft. Implementation of these changes accounted for the main difference in service charges from 1999 to 2000. In addition, minimum balance fees were collected on various accounts which did not previously provide for these fees. The total deposits on which these fees are generated increased 3.5% to $80,155,000 from 1999 to 2000.

         Gain on loans held for sale increased $104,000 or 282.5% from 1999 to 2000. Management took a more aggressive position with regard to selling residential mortgages as soon as they close, or in several instances before they had been closed. This policy lessens the opportunity for market value volatility and served to eliminate losses this year.

         The category other noninterest income includes many miscellaneous items including participation fees earned on loans serviced for others, fees generated from our merchant credit card program, fees earned from customer's use of debit cards and trust service income. The increase of $55,000 or 10.0% from 1999 to 2000 is mainly attributable to an increase in the merchant credit card program of $73,000. This program was redesigned in 2000 with an increase in rates charged to commercial customers in order to eliminate losses sustained in 1999. Trust fee income decreased $40,000 or 38.6% due to use of the trust services of Tompkins County Bank & Trust. Our affiliation with Tompkins County enables us to offer full trust services which Management expects will increase income in future periods. Smaller changes in a number of other income categories accounted for the remaining change.

NONINTEREST EXPENSE

         The largest component of noninterest expense is salaries and benefits paid to employees. This expense increased $288,000 or 12.6% from 1999 to 2000. Several employees have been hired to handle the increased business generated by the Company such as an outside loan originator and additional staff in the trust area in addition to normal annual salary adjustments. Industry analysts look at several ratios in relation to payroll expenses including assets per employee, which was $2,652,000 at December 31, 2000. The industry benchmark was $2,500,000 for institutions of similar size. Average salary per employee was $31,864 compared to the same industry peer data of $36,670 per employee at December 31, 2000.

         Occupancy expense increased $30,000 or 6.7% from 1999 to 2000 as a result of the remodeling of the Honesdale and Hawley offices combined with larger expenses associated with rising energy costs and a greater amount spent for snow removal at our offices.

         Furniture and equipment expense increased $20,000 or 4.9% due to increased expenses related to computer and equipment maintenance contracts and leases. Management feels strongly that technology expenses are necessary to increase business and preserve our position in the banking industry. With the development of new delivery systems on a fast pace, we are committed to stay abreast of these changes as quickly as possible in a financially prudent fashion.

         Other expense increased $141,000 or 10.1% from 1999 to 2000. Many individual items are included in this expense category including advertising which increased $46,000 or 33.7% from 1999 due to an augmented advertising campaign to sell our Internet banking product and to build greater deposit relationships. Internet banking customers numbered approximately 750 at December 31, 2000. This number is much greater than our own peer evaluation of other banks that have introduced this type product. Computer software maintenance expenses increased $25,000 or 37.3% from the previous year due to the full implementation of a residential mortgage software package, internet banking product and imaged check statements. Expenses associated with the operation of our ATM machines increased $19,000 or 20.4% during the year due to price increases from our processor and one-time expenses of $5,000 to convert to a new processor. The Pennsylvania shares tax, which is based on bank equity, increased $16,000 or 11.2% during the period due to growth in the previous year.

MARKET PRICES OF STOCK/DIVIDENDS PAID

         The Company's stock is listed on the OTC Bulletin Board under the symbol DIMC; the cusip number is 25432W104. Book value of common stock at December 31, 2000 was $26.44 and was $23.76 at December 31, 1999. At December 31, 2000 there were approximately 689 holders of record of the Company's common stock. The quarterly high and low price of the Company's stock and dividends declared each quarter are as follows:

                     MARKET PRICES OF STOCK/DIVIDENDS DECLARED

                             2000                          1999
                  ---------------------------     --------------------------
                   HIGH      LOW     DIVIDEND     HIGH      LOW     DIVIDEND
                   ----      ---     DECLARED     ----      ---     DECLARED
                                     --------                       --------

First Quarter     $32.75    $24.00    $0.30      $42.50    $32.00    $0.25

Second Quarter    $30.00    $23.00    $0.30      $39.50    $34.50    $0.25

Third Quarter     $29.50    $26.31    $0.30      $39.00    $32.00    $0.25

Fourth Quarter    $29.50    $28.00    $0.35      $35.50    $29.00    $0.30

         This price information was obtained from daily prices listed on financial based Internet sites.

                       SUMMARY OF SELECTED FINANCIAL DATA


                                                  2000            1999            1998            1997            1996
                                                  ----            ----            ----            ----            ----
(amounts in thousands, except per share)
SUMMARY OF OPERATIONS
 Interest income                                $ 15,943        $ 13,882        $ 12,616        $ 11,213        $ 10,267
 Interest expense                               $  7,214        $  6,054        $  5,611        $  4,860        $  4,447
 Net interest income                            $  8,729        $  7,828        $  7,005        $  6,353        $  5,820
 Provision for possible loan losses             $    930        $    504        $    451        $    520        $    549

 Net interest income after provision
    for possible loan losses                    $  7,799        $  7,324        $  6,554        $  5,833        $  5,271
 Other income                                   $  1,173        $    783        $    930        $    878        $    735
 Other expenses                                 $  5,349        $  4,860        $  4,356        $  4,065        $  3,695
 Income before income taxes                     $  3,623        $  3,247        $  3,128        $  2,646        $  2,311
 Income taxes                                   $  1,144        $  1,070        $  1,011        $    821        $    699
 Net income                                     $  2,479        $  2,177        $  2,117        $  1,825        $  1,612

PER COMMON SHARE
 Earnings per share - basic                     $   3.35        $   2.97        $   2.90        $   2.52        $   2.24
 Earnings per share - diluted                   $   3.35        $   2.97        $   2.90        $   2.52        $   2.24
 Cash dividends                                 $   1.25        $   1.05        $   0.95        $   0.74        $   0.60
 Book value                                     $  26.44        $  23.76        $  22.11        $  20.04        $  18.21
 Shares outstanding at year end                      739             733             731             727             722

BALANCE SHEET DATA - END OF YEAR
 Total assets                                   $214,993        $194,667        $176,474        $153,421        $140,284
 Loans, net                                     $154,947        $137,526        $124,961        $107,303        $ 98,647
 Loans held for sale                            $     76        $    237        $    923        $    157        $    207
 Investment securities available for sale       $ 48,263        $ 31,247        $ 36,361        $ 30,702        $ 13,715
 Investment securities held to maturity         $    503        $ 15,570        $  2,923        $  4,542        $ 14,792
 Deposits                                       $184,305        $167,294        $154,893        $135,101        $126,003
 Stockholders' equity                           $ 19,537        $ 17,423        $ 16,153        $ 14,521        $ 13,147

PERFORMANCE YARDSTICK
 Return on average assets                           1.23%           1.16%           1.29%           1.28%           1.22%
 Return on average equity                          13.50%          12.97%          13.75%          13.86%          12.92%
 Dividend payout ratio                             37.29%          35.32%          32.76%          29.33%          26.79%
 Average equity to average
    assets ratio                                    9.13%           8.91%           9.39%           9.23%           9.44%

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ S. R. Snodgrass, A.C.


Wexford, PA
February 8, 2001


J. R. Snodgrass, A.C.
1000 Stonewood Drive
Suite 200
Wexford, PA 15090-8399
Phone: 724-934-0344
Facsimile: 724-934-0345

                                  DIMECO, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                               December 31,
                                                                         2000                    1999
                                                                    -------------           -------------
ASSETS
Cash and due from banks                                             $   4,892,873           $   2,491,460
Interest-bearing deposits in other banks                                  198,468               1,199,210
Federal funds sold                                                        265,000                 940,000
                                                                    -------------           -------------
     Total cash and cash equivalents                                    5,356,341               4,630,670

Mortgage loans held for sale (market value of $76,190
  and $237,000)                                                            76,000                 237,000
Investment securities available for sale                               48,262,971              31,246,921
Investment securities held to maturity (market value
  of $536,775 and $15,516,823)                                            503,098              15,570,500
Loans (net of unearned income of $770,710 and $702,421)               154,947,020             137,526,437
Less allowance for loan losses                                          2,087,690               1,833,615
                                                                    -------------           -------------
     Net loans                                                        152,859,330             135,692,822

Premises and equipment                                                  4,187,476               3,598,780
Other real estate                                                         178,608                 355,436
Accrued interest receivable                                             1,513,679               1,386,655
Other assets                                                            2,055,165               1,947,855
                                                                    -------------           -------------
     TOTAL ASSETS                                                   $ 214,992,668           $ 194,666,639
                                                                    =============           =============

LIABILITIES
Deposits:
     Noninterest-bearing                                            $  17,113,762           $  14,627,337
     Interest-bearing                                                 167,191,082             152,666,444
                                                                    -------------           -------------
             Total deposits                                           184,304,844             167,293,781

Short-term borrowings                                                   4,156,540               8,184,933
Other borrowed funds                                                    4,000,000                      --
Accrued interest payable                                                1,773,526                 962,542
Other liabilities                                                       1,220,879                 802,167
                                                                    -------------           -------------
     TOTAL LIABILITIES                                                195,455,789             177,243,423
                                                                    -------------           -------------

STOCKHOLDERS' EQUITY
Common stock, $.50 par value; 3,000,000 shares authorized;
  741,496 and 735,565 shares issued                                       370,748                 367,782
Capital surplus                                                         3,181,940               3,004,439
Retained earnings                                                      15,902,677              14,378,134
Accumulated other comprehensive income (loss)                             153,343                (245,830)
Treasury stock, at cost (2,508 and 2,144 shares)                          (71,829)                (81,309)
                                                                    -------------           -------------
     TOTAL STOCKHOLDERS' EQUITY                                        19,536,879              17,423,216
                                                                    -------------           -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 214,992,668           $ 194,666,639
                                                                    =============           =============



The accompanying notes are an integral part of these consolidated financial statements.

                                  DIMECO, INC.
                        CONSOLIDATED STATEMENT OF INCOME


                                                                     Year Ended December 31,
                                                           2000               1999                1998
                                                        -----------        ------------         -----------
INTEREST INCOME
Interest and fees on loans                              $13,183,149        $ 11,251,457         $10,371,556
Interest-bearing deposits in other banks                     60,505             139,491             154,120
Federal funds sold and securities purchased
  under agreements to resell                                199,695             231,884             356,711
Investment securities:
     Taxable                                              2,263,322           2,173,970           1,584,397
     Exempt from federal income tax                         236,188              85,009             148,721
                                                        -----------        ------------         -----------
     Total interest income                               15,942,859          13,881,811          12,615,505
                                                        -----------        ------------         -----------

INTEREST EXPENSE
Deposits                                                  6,816,547           5,858,100           5,522,955
Short-term borrowings                                       279,829             195,631              87,553
Other borrowed funds                                        117,851                  --                  --
                                                        -----------        ------------         -----------
     Total interest expense                               7,214,227           6,053,731           5,610,508
                                                        -----------        ------------         -----------

NET INTEREST INCOME                                       8,728,632           7,828,080           7,004,997

Provision for loan losses                                   930,000             503,750             451,400
                                                        -----------        ------------         -----------

NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                            7,798,632           7,324,330           6,553,597
                                                        -----------        ------------         -----------

NONINTEREST INCOME
Service charges on deposit accounts                         488,202             270,626             232,470
Mortgage loans held for sale gains (losses), net             67,261             (36,865)            157,860
Investment securities gains, net                             12,766                  --               8,900
Other income                                                604,482             549,429             531,218
                                                        -----------        ------------         -----------
     Total noninterest income                             1,172,711             783,190             930,448
                                                        -----------        ------------         -----------

NONINTEREST EXPENSE
Salaries and employee benefits                            2,580,618           2,292,207           2,075,353
Occupancy expense, net                                      486,687             456,273             372,663
Furniture and equipment expense                             436,005             415,613             366,973
Professional fees                                           311,620             302,661             208,121
Other expense                                             1,533,907           1,393,361           1,333,072
                                                        -----------        ------------         -----------
     Total noninterest expense                            5,348,837           4,860,115           4,356,182
                                                        -----------        ------------         -----------

Income before income taxes                                3,622,506           3,247,405           3,127,863
Income taxes                                              1,143,482           1,070,258           1,011,235
                                                        -----------        ------------         -----------
     NET INCOME                                         $ 2,479,024        $  2,177,147         $ 2,116,628
                                                        ===========        ============         ===========

EARNINGS PER SHARE
     Basic                                              $      3.35        $       2.97         $      2.90
     Diluted                                            $      3.35        $       2.97         $      2.90

The accompanying notes are an integral part of these consolidated financial statements.

                                  DIMECO, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                              Accumulated
                                                                                 Other                     Total
                                        Common       Capital    Retained     Comprehensive  Treasury    Stockholders'  Comprehensive
                                        Stock        Surplus    Earnings     Income (Loss)   Stock         Equity         Income
                                       ---------   ----------  -----------   ------------- ---------    -----------     ----------
Balance, December 31, 1997              $363,108   $2,662,333  $11,547,197    $ (11,586)     (40,407)   $14,520,645

Net income                                                       2,116,628                                2,116,628     $2,116,628
Other comprehensive income:
    Unrealized gain on available for
      sale securities, net of taxes
      of $3,427                                                                   6,654                       6,654          6,654
                                                                                                                        ----------
Comprehensive income                                                                                                    $2,123,282
                                                                                                                        ==========
Dividend reinvestment plan                 2,151      160,819       (1,860)                  127,407        288,517
Purchase treasury stock                                                                      (87,000)       (87,000)
Cash dividends ($.95 per share)                                   (692,853)                                (692,853)
                                        --------   ----------  -----------     ---------   ---------   -----------
Balance, December 31, 1998               365,259    2,823,152   12,969,112       (4,932)          --     16,152,591

Net income                                                       2,177,147                                2,177,147     $2,177,147
Other comprehensive income:
    Unrealized loss on available for
      sale securities, net of tax
      benefit of $124,098                                                      (240,898)                   (240,898)      (240,898)
                                                                                                                        ----------
Comprehensive income                                                                                                    $1,936,249
                                                                                                                        ==========
Dividend reinvestment plan                 2,523      181,287                                102,191        286,001
Purchase treasury stock                                                                     (183,500)      (183,500)
Cash dividends ($1.05 per share)                                  (768,125)                                (768,125)
                                        --------   ----------  -----------     ---------   ---------    -----------
Balance, December 31, 1999               367,782    3,004,439   14,378,134     (245,830)     (81,309)    17,423,216

Net income                                                       2,479,024                                2,479,024     $2,479,024
Other comprehensive income:
    Unrealized gain on available for
      sale securities, net of taxes
      of $205,634                                                               399,173                     399,173        399,173
                                                                                                                        ----------
Comprehensive income                                                                                                    $2,878,197
                                                                                                                        ==========
Dividend reinvestment plan                 2,966      177,501      (31,873)                  234,950        383,544
Purchase treasury stock                                                                     (225,470)     (225,470)
Cash dividends ($1.25 per share)                                  (922,608)                                (922,608)
                                        --------   ----------  -----------     ---------   ---------    -----------
BALANCE, DECEMBER 31, 2000              $370,748   $3,181,940  $15,902,677     $ 153,343   $ (71,829)   $19,536,879
                                        ========   ==========  ===========     =========   =========    ===========


                                                                   2000           1999        1998
                                                               -----------     ---------   ----------
Components of other comprehensive
  income (loss):
    Change in net unrealized gain (loss)
      on investment securities available
      for sale                                                 $   407,599     $(240,898)  $  12,528
    Realized gains included in net
      income, net of taxes of $4,340,
      $0, and $3,026                                                (8,426)          --       (5,874)
                                                               -----------     ---------   ---------
Total                                                          $   399,173     $(240,898)  $   6,654
                                                               ===========     =========   =========




The accompanying notes are an integral part of these consolidated financial statements.

                                  DIMECO, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                               Year Ended December 31,
                                                                   2000                 1999                 1998
                                                               ------------         ------------         -------------
OPERATING ACTIVITIES
Net income                                                     $  2,479,024         $  2,177,147         $   2,116,628
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for loan losses                                      930,000              503,750               451,400
     Depreciation                                                   399,661              388,972               348,748
     Amortization of premium and discount on
        investment securities, net                                 (107,552)            (716,124)             (995,180)
     Amortization of net deferred loan origination fees             (41,780)             (39,399)              (34,969)
     Investment securities gains, net                               (12,766)                  --                (8,900)
     Net decrease (increase) in loans held for sale                 161,000              687,393              (766,578)
     Increase in accrued interest receivable                       (127,024)            (475,905)              (51,573)
     Increase in accrued interest payable                           810,984               59,928               201,515
     Other, net                                                      72,942              (49,118)              152,719
                                                               ------------         ------------         -------------
         Net cash provided by operating activities                4,564,489            2,536,644             1,413,810
                                                               ------------         ------------         -------------

INVESTING ACTIVITIES
Investment securities available for sale:
     Proceeds from sales                                             34,731                   --               389,900
     Proceeds from maturities or paydown                         21,830,311           68,137,058           113,039,238
     Purchases                                                  (23,288,566)         (62,541,995)         (118,086,772)
Investment securities held to maturity:
     Proceeds from maturities or paydown                            200,000            2,290,000             4,644,000
     Purchases                                                           --          (15,067,515)           (3,011,368)
Net increase in loans                                           (18,240,276)         (13,069,381)          (16,445,490)
Purchase of premises and equipment                                 (988,347)            (167,048)           (1,224,149)
Proceeds from the sale of other real estate                         356,575               94,866               349,926
                                                               ------------         ------------         -------------
         Net cash used for investing activities                 (20,095,572)         (20,324,015)          (20,344,715)
                                                               ------------         ------------         -------------

FINANCING ACTIVITIES
Net increase in deposits                                         17,011,063           12,401,252            19,791,143
Increase in short-term borrowings                                (4,028,393)           4,572,057             1,222,832
Proceeds from other borrowed funds                                4,000,000                   --                    --
Proceeds from dividend reinvestment and
  stock purchase plan                                               383,544              286,001               288,517
Purchase of treasury stock                                         (225,470)            (183,500)              (87,000)
Cash dividends paid                                                (883,990)            (767,745)             (655,161)
                                                               ------------         ------------         -------------
         Net cash provided by financing activities               16,256,754           16,308,065            20,560,331
                                                               ------------         ------------         -------------

Increase (decrease) in cash and cash equivalents                    725,671           (1,479,306)            1,629,426

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    4,630,670            6,109,976             4,480,550
                                                               ------------         ------------         -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $  5,356,341         $  4,630,670         $   6,109,976
                                                               ============         ============         =============


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

     The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. All inter-company items have been eliminated in preparing the consolidated financial statements. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets of the Bank.

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

     MORTGAGE LOANS HELD FOR SALE

     In general, fixed rate residential mortgage loans originated are held for sale and are carried at the aggregate lower of cost or market. Such loans sold are generally serviced by the Bank.

     LOANS

     Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which approximates a level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. Loans are returned to accrual status when past due interest is collected, and the collection of principal is probable.

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

     PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method for specific items over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

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

     EARNINGS PER SHARE

     The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options, warrants, and convertible securities are adjusted for in the denominator.

     COMPREHENSIVE INCOME

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

     Amounts paid for interest and income taxes are as follows:

                                                        Federal
                                     Interest         Income Taxes
                                       Paid               Paid
                                    -----------       ------------
     Year Ended December 31,
     2000                           $6,403,242         $1,162,627
     1999                            5,993,803          1,128,278
     1998                            5,408,993            905,384

     PENDING ACCOUNTING PRONOUNCEMENTS

     In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces FASB Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization trans-actions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on financial position or results of operations.

     RECLASSIFICATION OF COMPARATIVE AMOUNTS

     Certain comparative amounts for prior years have been reclassified to conform with current year presentations. The reclassified amounts did not affect net income or stockholders' equity.

NOTE 2 - EARNINGS PER SHARE

     There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.


                                                         2000             1999             1998
                                                       --------         --------         --------
     Weighted-average common shares
        outstanding                                     739,559          734,344          729,106

     Average treasury stock shares                         (641)          (2,040)            (193)
                                                       --------         --------         --------

     Weighted-average common shares and
        common stock equivalents used to
        calculate basic earnings per share              738,918          732,304          728,913

     Additional common stock equivalents
        (stock options) used to calculate
        diluted earnings per share                        2,092               --               --
                                                       --------         --------         --------

     Weighted-average common shares and
        common stock equivalents used
        to calculate diluted earnings per share         741,010          732,304          728,913
                                                       ========         ========         ========

NOTE 3 - INVESTMENT SECURITIES

     In accordance with the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective April 1, 2000, the Company reclassified investment securities from the held to maturity classification to the available for sale classification with an amortized cost of $14,838,830 and an estimated market value of $14,777,236.

     The amortized costs and estimated market value of investment securities are summarized as follows:


                                                                       2000
                                           ---------------------------------------------------------------
                                                                Gross          Gross            Estimated
                                            Amortized         Unrealized     Unrealized          Market
                                              Cost              Gains          Losses             Value
                                           -----------        --------        --------         -----------

     AVAILABLE FOR SALE
     U.S. Government agency
       securities                          $11,905,196        $     --        $(37,946)        $11,867,250
     Mortgage-backed securities                259,545              --          (5,931)            253,614
     Obligations of states and
       political subdivisions                5,570,219          91,827          (6,400)          5,655,646
     Corporate securities                   17,703,138         172,603         (11,320)         17,864,421
     Commercial paper                       11,899,730              --          (8,455)         11,891,275
                                           -----------        --------        --------         -----------
              Total debt securities         47,337,828         264,430         (70,052)         47,532,206

     Equity securities                         692,805          37,960              --             730,765
                                           -----------        --------        --------         -----------
             Total                         $48,030,633        $302,390        $(70,052)        $48,262,971
                                           ===========        ========        ========         ===========

                                                                     1999
                                           ------------------------------------------------------------
                                                             Gross          Gross            Estimated
                                           Amortized       Unrealized     Unrealized           Market
                                              Cost            Gains         Losses             Value
                                           -----------      --------      ---------         -----------
     AVAILABLE FOR SALE
     U.S. Government agency
       securities                          $13,612,683        $ --         (302,340)        $13,310,343
     Mortgage-backed securities                305,158          --          (11,277)            293,881
     Obligations of states and
       political subdivisions                2,418,208          --          (45,338)          2,372,870
     Corporate securities                    2,209,990         319               --           2,210,309
     Commercial paper                       12,523,000         253          (14,085)         12,509,168
                                           -----------        ----        ---------         -----------
              Total debt securities         31,069,039         572         (373,040)         30,696,571


     Equity securities                         550,350          --               --             550,350
                                           -----------        ----        ---------         -----------
             Total                         $31,619,389        $572        $(373,040)        $31,246,921
                                           ===========        ====        =========         ===========

                                                             2000
                                     -----------------------------------------------------
                                                       Gross         Gross       Estimated
                                     Amortized      Unrealized     Unrealized      Market
                                        Cost           Gains         Losses        Value
                                      --------        -------        -------      --------
     HELD TO MATURITY
     Obligations of states and
       political subdivisions         $503,098        $33,677        $    --      $536,775
                                      --------        -------        -------      --------

             Total                    $503,098        $33,677        $    --      $536,775
                                      ========        =======        =======      ========


                                                                    1999
                                        --------------------------------------------------------------
                                                            Gross          Gross            Estimated
                                         Amortized       Unrealized      Unrealized          Market
                                           Cost             Gains          Losses             Value
                                        -----------        -------        --------         -----------
       HELD TO MATURITY
       Obligations of states and
         political subdivisions         $   692,129        $32,823        $   (352)        $   724,600
       Corporate securities              14,878,371          7,201         (93,349)         14,792,223
                                        -----------        -------        --------         -----------

               Total                    $15,570,500        $40,024        $(93,701)        $15,516,823
                                        ===========        =======        ========         ===========


     The amortized cost and estimated market values of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available for Sale                    Held to Maturity
                                         --------------------------------        ------------------------
                                                              Estimated                         Estimated
                                          Amortized            Market             Amortized       Market
                                             Cost               Value               Cost           Value
                                          -----------        -----------          --------       --------
     Due in one year or less              $21,665,717        $21,639,448          $     --       $     --
     Due after one year through
       five years                          22,160,221         22,308,045           208,105        211,025
     Due after five years through
       ten years                            3,252,346          3,331,100           294,993        325,750
     Due after ten years                      259,544            253,613                --             --
                                          -----------        -----------          --------       --------

             Total debt securities        $47,337,828        $47,532,206          $503,098       $536,775
                                          ===========        ===========          ========       ========


     The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities:

                                 2000           1999          1998
                                 ----           ----          ----

     Proceeds from sales        $34,731        $  --        $389,900
     Gross gains                 12,766        $  --          20,100
     Gross losses                    --           --          11,200


     Investment securities with an amortized cost of $28,951,704 and $25,232,694 and estimated market values of $29,097,944 and $24,949,103 at December 31, 2000 and 1999, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 4 - LOANS

     Major classifications of loans are as follows:

                                                                                            2000                1999
                                                                                        ------------        ------------
    Loans secured by real estate:
         Construction and development                                                   $    681,408        $    840,147
         Secured by farmland                                                               2,316,980           2,630,481
         Secured by 1 - 4 family residential properties:
             Revolving, open-end loans secured by 1 - 4 family
                residential properties                                                     1,005,215           1,183,444
             All other loans secured by 1 - 4 family residential properties               47,115,717          45,013,193
         Secured by non-farm, non-residential properties                                  63,786,451          51,576,198
    Commercial and industrial loans                                                       21,505,820          17,523,560
    Loans to individuals for household, family, and other personal expenditures:

         Ready credit loans                                                                   97,513             103,347
         Other installment loans                                                          17,618,013          18,177,034

    Other loans:
         Agricultural loans                                                                  852,913             832,744
         All other loans                                                                     737,700             348,710
                                                                                        ------------        ------------

                  Total loans                                                            155,717,730         138,228,858
       Less unearned income                                                                  770,710             702,421
                                                                                        ------------        ------------
                   Loans, net of unearned income                                        $154,947,020        $137,526,437
                                                                                        ============        ============


     Real estate loans serviced for others which are not included in the consolidated balance sheet totaled $44,446,932 and $43,142,498 at December 31, 2000 and 1999, respectively.

     Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection. The following table presents information concerning nonperforming loans:


                                                                 2000               1999
                                                               ----------        ----------
     Ninety days or more past due and accruing interest        $  340,726        $  832,255
     Nonaccrual                                                   929,645         1,000,071
     Impaired loans                                               616,708           841,228
                                                               ----------        ----------

          Total nonperforming loans                            $1,887,079        $2,673,554
                                                               ==========        ==========


     Interest income on loans would have been increased by $76,544, $92,924, and $103,481 during 2000, 1999, and 1998, respectively, if nonaccrual loans had performed in accordance with their original terms.

     The Company had impaired loans of $616,708 and $841,228 as of December 31, 2000 and 1999, respectively, with related allowance for loan losses of $116,682 and $162,390, respectively. There were no impaired loans without a related allowance for loan losses. For the years ended December 31, 2000, 1999, and 1998, average impaired loans were $643,662, $857,399, and $933,774, respectively. Interest recognized on impaired loans for the years ended December 31, 2000, 1999, and 1998, was $3,273, $6,020, and $8,706,
     respectively.

     Changes in the allowance for loan losses are as follows:

                                                              2000                1999             1998
                                                           ----------          ----------       ----------
      Balance, beginning of year                           $1,833,615          $1,681,735       $1,511,123
         Provision charged to operations                      930,000             503,750          451,400
         Recoveries credited to allowance                     100,715              31,533           32,475
         Losses charged to allowance                         (776,640)           (383,403)        (313,263)
                                                           ----------          ----------       ----------
      Balance, end of year                                 $2,087,690          $1,833,615       $1,681,735
                                                           ==========          ==========       ==========

     In the normal course of business loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2000 is as follows:

                                                 Amounts
        1999           Other      Additions      Collected        2000
        ----           -----      ---------      ---------        ----
     $3,434,311     $1,280,136    $1,274,118     $762,416      $5,226,149


     Other is comprised of loans to unrelated parties which are guaranteed by affiliates of officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors which were not previously included.

     The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. At December 31, 2000 and 1999, the Company had approximately $22,000,000 and $15,000,000, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2000 and 1999, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 5 - PREMISES AND EQUIPMENT

     A summary by asset classification is as follows:

                                             2000               1999
                                          ----------         ----------

     Land                                 $  277,044         $  277,044
     Premises and improvements             4,359,497          3,776,822
     Furniture and equipment               2,480,347          2,472,426
                                          ----------         ----------

           Total, at cost                  7,116,888          6,526,292
     Less accumulated depreciation         2,929,412          2,927,512
                                          ----------         ----------

           Net premises and equipment     $4,187,476         $3,598,780
                                          ==========         ==========

     Depreciation expense was $399,661, $388,972, and $348,748, in 2000, 1999, and 1998, respectively.

     Occupancy expenses were reduced by rental income received in the amounts of $20,845, $13,772, and $8,266, for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 6 - DEPOSITS

     Deposits are summarized as follows:

                                                  2000               1999
                                              ------------       ------------

     Demand - noninterest-bearing             $ 17,113,762       $ 14,627,337
     Demand - interest-bearing                  27,606,376         25,285,390
     Money market                                2,441,510          2,815,855
     Savings                                    32,993,502         34,709,839
     Time deposits of $100,000 or more          34,116,636         29,259,169
     Other time deposits                        70,033,058         60,596,191
                                              ------------       ------------
          Total                               $184,304,844       $167,293,781
                                              ============       ============


     The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more:

                                           2000
                                        -----------

     Three months or less               $15,821,908
     Four through six months              8,474,707
     Seven through twelve months          8,062,805
     Over twelve months                   1,757,216
                                        -----------

          Total                         $34,116,636
                                        ===========


     Interest expense on certificates of deposit of $100,000 or more amounted to $1,652,520, $1,372,545, and $1,075,303 for the years ended December 31,
     2000, 1999, and 1998, respectively.

NOTE 7 - SHORT-TERM BORROWINGS

     Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

     The outstanding balances and related information for short-term borrowings are summarized as follows:


                                                     2000                                   1999
                                       ------------------------------            -------------------------
                                          Amount               Rate                Amount              Rate
                                          ------               ----                ------              ----
     Balance at year-end                $4,156,540             4.82%             $ 8,184,933           4.50%
     Average balance outstanding
       during the year                  $5,901,536             4.74%             $ 5,652,984           3.46
     Maximum amount outstanding
       at any month-end                 $8,361,091                               $12,895,446


     The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $11,812,974 and $11,871,656, respectively, at December 31, 2000 were pledged as collateral for the securities sold under agreements to repurchase.

     The Bank has the capability to borrow additional funds through their credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 2000, the Bank's remaining borrowing capacity with the FHLB was approximately $40 million.

NOTE 8 - OTHER BORROWED FUNDS

     Other borrowed funds as of December 31, 2000 consists of FHLB advances of $4,000,000. There were no other borrowed funds as of December 31, 1999.

     FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows:

        Maturity              Rate            2000
     -----------------        -----        ----------
     September 8, 2003        6.85%        $3,000,000
     February 18, 2010        5.91%         1,000,000
                                           ----------

                Total                      $4,000,000
                                           ==========


     The advance maturing in 2010 is convertible to a variable rate advance on specific dates at the discretion of the FHLB. Should the FHLB convert this advance, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

NOTE 9 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

     A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. In addition, the Plan provides for the optional purchase of shares of the Company's common stock up to a maximum of $5,000 per year; however, the Board of Directors has curtailed these provisions since January 1996. A participant may withdraw from the Plan at any time. Stockholders purchased 13,693 shares in 2000 and 7,916 shares in 1999 through the Plan.

NOTE 10 - EMPLOYEE BENEFITS

     RETIREMENT PLAN

     The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent, and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2000, 1999, and 1998, the Board of Directors authorized an additional 4 percent of each eligible employee's compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2000, 1999, and 1998 to this plan amounted to $128,424, $113,554, and $109,252, respectively.

     STOCK OPTION PLAN

     On April 27, 2000, the Board of Directors approved and stockholders ratified the formation of a stock incentive plan and a stock option plan. The plans provide for granting incentive stock options to key officers and other employees of the Company and Bank, as determined by the Stock Option Committee and nonqualified stock options to non-employee directors of the Company. A total of 60,000 and 25,000 shares, respectively, of either authorized and unissued shares, or authorized shares, issued by and subsequently reacquired by the Company as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the date of shareholder ratification. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted in 2000 are primarily vested 33 percent after one year, 33 percent after two years, and 34 percent after three years.

     The following table presents share data related to the stock option plans:

                                                             Weighted-
                                                              average
                                                              Exercise
                                                 2000           Price
                                               -------         ------

     Outstanding, beginning                         --         $   --
       Granted                                  60,000          26.33
       Exercised                                    --             --
       Forfeited                                    --             --
                                               -------
     Outstanding, ending                        60,000         $26.33
                                               =======

     Exercisable at year-end                        --         $   --
                                               =======


The following table summarizes characteristics of stock options outstanding at December 31, 2000:

                                     Outstanding                                        Exercisable
                                  -------------------------------------------           ----------------------------
                                                                      Average                                Average
                                                  Average            Exercise                               Exercise
       Exercise Price                  Shares       Life               Price                Shares            Price
       --------------                  ------       ----               -----                ------            -----
          $26.00                       20,000       9.32              $26.00                  --               $ --
          $26.50                       40,000       9.50              $26.50                  --               $ --
                                      --------                                             -----
                                       60,000
                                      ========                                             =====


     The Company accounts for its stock option plan under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date. There were no stock options exercisable as of December 31, 2000; therefore, pro forma operating results would be the same as presented on the consolidated statement of income.

NOTE 11 - INCOME TAXES

     Federal income tax expense consists of the following:

                                     2000                1999                1998
                                  -----------         -----------         ----------
     Currently payable            $ 1,166,268         $ 1,070,267         $  981,335
     Deferred taxes                   (22,786)                 (9)            29,900
                                  -----------         -----------         ----------
           Total provision        $ 1,143,482         $ 1,070,258         $1,011,235
                                  ===========         ===========         ==========


     The components of the net deferred tax assets and liabilities at December 31, are as follows:

                                                             2000            1999
                                                           --------        --------
     Deferred tax assets:
           Allowance for loan losses                       $540,410        $491,577
           Deferred compensation                             22,263          26,595
           Allowance for loss on other real estate            1,518             720
           Unrealized loss on investment securities              --         126,639
           Capital loss carryforward                          9,532          13,872
                                                           --------        --------
                     Total                                  573,723         659,403
                                                           --------        --------

     Deferred tax liabilities:
           Premises and equipment                           256,416         249,364
           Deferred loan origination fees, net              118,561         107,440
           Unrealized gain on investment securities          78,995              --
                                                           --------        --------
                      Total                                 453,972         356,804
                                                           --------        --------
                          Net deferred tax assets          $119,751        $302,599
                                                           ========        ========


     No valuation allowance was established at December 31, 2000 in view of the Company's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

     A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:

                                                       2000                         1999                          1998
                                             -----------------------     -------------------------    ---------------------------
                                                              % of                         % of                          % of
                                                             Pre-tax                      Pre-tax                      Pre-tax
                                                Amount       Income           Amount       Income         Amount        Income
                                             ------------   ---------      ------------  ---------     -------------   ---------
          Provision at statutory rate        $ 1,231,652       34.0%       $ 1,104,118      34.0%       $ 1,063,473      34.0%
          Tax-exempt income                      (84,502)      (2.3)           (29,774)     (0.9)           (53,571)     (1.7)
          Non-deductible interest                 13,523        0.4              6,150       0.2             14,164       0.4
          Other, net                             (17,191)      (0.5)           (10,236)     (0.4)           (12,831)     (0.4)
                                             -----------      -----        -----------     -----        -----------     -----

          Effective income tax
            and rate                         $ 1,143,482       31.6%       $ 1,070,258      32.9%       $ 1,011,235      32.3%
                                             ===========      =====        ===========     =====        ===========     =====

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

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

     Financial instruments whose contract amounts represent credit risk are as follows:

                                            2000              1999
                                         -----------       ----------

     Commitments to extend credit        $16,780,735       $17,758,713
     Standby letters of credit           $ 2,097,140       $ 1,639,516


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

     At December 31, 2000, the minimum rental commitments for all non-cancelable leases are as follows:

                  2001                    $  191,158
                  2002                       150,765
                  2003                       139,954
                  2004                        98,866
                  2005                       100,207
                  2006 and thereafter        616,054
                                          ----------
                       Total              $1,297,004
                                          ==========

     CONTINGENT LIABILITIES

     The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 13 - REGULATORY RESTRICTIONS

     CASH AND DUE FROM BANKS

     The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 2000 and 1999, the Bank had required reserves of $1,581,000 and $1,136,000, respectively, comprised of vault cash and a depository amount held directly with a correspondent bank.

     DIVIDENDS

     The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2000, the balance in the capital surplus account totaling approximately $1,756,000 is unavailable for dividends.

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS

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

     As of December 31, 2000 and 1999, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

     The Company's actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                     2000                                 1999
                                          --------------------------            ------------------------
                                            Amount           Ratio                Amount         Ratio
                                            ------           -----                ------         -----
     Total Capital
     (to Risk-weighted Assets)

     Actual                               $21,488,308        12.07%             $19,502,661      12.22%
     For Capital Adequacy Purposes        $14,246,507         8.00%             $12,778,230       8.00%
     To Be Well Capitalized               $17,808,133        10.00%             $15,972,788      10.00%

     Tier I Capital
       (to Risk-weighted Assets)

     Actual                               $19,383,536        10.89%             $17,669,046      11.07%
     For Capital Adequacy Purposes        $ 7,123,253         4.00%             $ 6,389,115       4.00%
     To Be Well Capitalized               $10,684,880         6.00%             $ 9,583,673       6.00%

     Tier I Capital
       (to Average Assets)

     Actual                               $19,383,536         9.63%             $17,669,046       9.23%
     For Capital Adequacy Purposes        $ 8,049,861         4.00%             $ 7,675,908       4.00%
     To Be Well Capitalized               $10,062,327         5.00%             $ 9,594,886       5.00%

NOTE 15 - FAIR VALUE DISCLOSURE

     The estimated fair values of the Company's financial instruments are as follows:


                                                       2000                                  1999
                                           -------------------------------       -------------------------------
                                             Carrying             Fair             Carrying             Fair
                                              Value               Value              Value              Value
                                           ------------       ------------       ------------       ------------
     Financial assets:
        Cash and cash equivalents          $  5,356,341       $  5,356,341       $  4,630,670       $  4,630,670
        Mortgage loans held for sale             76,000             76,190            237,000            237,000
        Investment securities:
              Available for sale             48,262,971         48,262,971         31,246,921         31,246,921
              Held to maturity                  503,098         15,570,500         15,516,823            536,775
        Net loans                           152,859,330        156,955,426        135,692,822        136,353,778
        Accrued interest receivable           1,513,679          1,513,679          1,386,655          1,386,655
        Bank-owned life insurance             1,374,765          1,374,765          1,103,289          1,103,289
                                           ------------       ------------       ------------       ------------
              Total                        $209,946,184       $214,076,147       $189,867,857       $190,475,136
                                           ============       ============       ============       ============

     Financial liabilities:
        Deposits                           $184,304,844       $184,888,216       $167,293,781       $166,871,345
        Short-term borrowings                 4,156,540          4,156,540          8,184,933          8,184,933
        Other borrowed funds                  4,000,000          4,094,000                 --                 --
        Accrued interest payable              1,773,526          1,773,526            962,542            962,542
                                           ------------       ------------       ------------       ------------
              Total                        $194,234,910       $194,912,282       $176,441,256       $176,018,820
                                           ============       ============       ============       ============


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

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, SHORT-TERM BORROWINGS, AND ACCRUED INTEREST PAYABLE

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

     LOANS, DEPOSITS, AND OTHER BORROWED FUNDS

     The fair value for loans is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and other borrowed funds are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

     BANK-OWNED LIFE INSURANCE

     The fair value is equal to the cash surrender value of the life insurance policies.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

     These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 12.

NOTE 16 - PARENT COMPANY

     Following are condensed financial statements for the parent company:

                             CONDENSED BALANCE SHEET


                                                                 December 31,
                                                             2000               1999
                                                          -----------       -----------
     ASSETS
     Cash and due from banks                              $   302,443       $    83,063
     Investment securities available for sale                 191,265            10,850
     Investment in bank subsidiary                         19,300,454        17,315,695
     Other assets                                               1,363           233,635
                                                          -----------       -----------

         TOTAL ASSETS                                     $19,795,525        17,643,243
                                                          ===========        ==========

     LIABILITIES
     Dividends payable                                    $   258,646       $   220,027

     Stockholders' equity                                  19,536,879        17,423,216
                                                          -----------       -----------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $19,795,525       $17,643,243
                                                          ===========       ===========

                          CONDENSED STATEMENT OF INCOME


                                                                 Year Ended December 31,
                                                        2000                1999              1998
                                                     -----------        -----------        -----------
     Dividends from bank subsidiary                  $   889,000        $   766,000        $   574,000
     Dividends on investment securities                    7,207                 --                 --
     Investment securities gain                           12,766                 --                 --
                                                     -----------        -----------        -----------
               Total income                              908,973            766,000            574,000

     Other noninterest expense                            53,731             39,931             51,369
                                                     -----------        -----------        -----------

     Net income before undistributed earnings
       of bank subsidiary and income taxes               855,242            726,069            522,631

     Undistributed earnings of bank subsidiary         1,610,640          1,437,478          1,576,497
     Income tax benefit                                  (13,142)           (13,600)           (17,500)
                                                     -----------        -----------        -----------

         NET INCOME                                  $ 2,479,024        $ 2,177,147        $ 2,116,628
                                                     ===========        ===========        ===========

                       CONDENSED STATEMENT OF CASH FLOWS


                                                                            Year Ended December 31,
                                                                   2000               1999               1998
                                                                -----------        -----------        -----------
     OPERATING ACTIVITIES
     Net income                                                 $ 2,479,024        $ 2,177,147        $ 2,116,628
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Undistributed earnings of bank subsidiary               (1,610,640)        (1,437,478)        (1,576,497)
         Investment securities gains, net                           (12,766)                --                 --
         Other, net                                                 219,367            (34,135)          (100,090)
                                                                -----------        -----------        -----------

         Net cash provided by operating activities                1,074,985            705,534            440,041
                                                                -----------        -----------        -----------


     INVESTING ACTIVITIES

     Purchases of investment securities                            (164,420)           (10,850)                --
     Proceeds from sales of investment securities                    34,731                 --                 --
                                                                -----------        -----------        -----------

         Net cash used for investing activities                    (129,689)           (10,850)                --
                                                                -----------        -----------        -----------

     FINANCING ACTIVITIES
     Dividends paid                                                (883,990)          (730,728)          (655,161)
     Purchase of treasury stock                                    (225,470)          (183,500)           (87,000)
     Proceeds from dividend reinvestment
       and stock purchase plan                                      383,544            286,001            288,517
                                                                -----------        -----------        -----------

         Net cash used for financing activities                    (725,916)          (628,227)          (453,644)
                                                                -----------        -----------        -----------

         Increase (decrease) in cash and cash equivalents           219,380             66,457            (13,603)

     CASH AT BEGINNING OF YEAR                                       83,063             16,606             30,209
                                                                -----------        -----------        -----------

     CASH AT END OF YEAR                                        $   302,443        $    83,063        $    16,606
                                                                ===========        ===========        ===========

    The following firms are known to handle Dimeco, Inc. stock transactions:

                              TUCKER ANTHONY, INC.
                                2101 Oregon Pike
                                  P.O. Box 4548
                             Lancaster, PA 17604-4548
                                  717-519-5941

                          LEGG MASON WOOD WALKER, INC.
                            330 Montage Mountain Road
                             Scranton, PA 18507-1762
                                  570-346-9300
                                  800-346-4346

                            FERRIS, BAKER WATTS, INC.
                                100 Light Street
                               Baltimore, MD 21202
                                  410-659-4616
                                  800-638-7411

                         F. J. MORRISSEY & CO., INC. (*)
                                   Suite 1420
                               1700 Market Street
                           Philadelphia, PA 19103-3913
                                  215-563-8500
                                  800-842-8928

                      HILL, THOMPSON, MAGID & CO., INC. (*)
                                    Suite 800
                                15 Exchange Place
                              Jersey City, NJ 07302
                                  201-434-8100
                                  800-631-3083

                           MONROE SECURITIES, INC. (*)
                                 47 State Street
                               Rochester, NY 14614
                                  716-546-1520
                                  800-766-5560



                                 Transfer Agent:

                                  THE DIME BANK
                                820 Church Street
                                  P.O. Box 509
                               Honesdale, PA 18431
                                  570-253-1970
                                  888-469-3463

                                                              (*)MARKET MAKER