Form 10KSB, Exhibit 13
period 2001-12-31
DIMECO INC
filed 2002-03-26
CIK 898037

                                                                     EXHIBIT 13

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATION

     This consolidated review and analysis of Dimeco, Inc. (the "Company") is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2001 and 2000. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the financial statements.

     Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the "Bank"), which is wholly-owned by the Company. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities and providing trust services. The Bank's main expenses are related to interest on deposits and other borrowings and salary and benefits for employees. The Bank operates four full service branches in Honesdale, Hawley, Damascus and Greentown, Pennsylvania and two offsite automatic teller machines, one in Wayne County and one in Pike County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 75 full time employees and 30 part time employees at December 31, 2001.

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

STATEMENT OF CONDITION

     Total assets increased $33,881,000 or 15.8% from December 31, 2000 to December 31, 2001, mainly on the category of investments with a smaller increase in the loan portfolio.

     Cash and cash equivalents increased $5,004,000 or 93.4% from December 31, 2000 to December 31, 2001. The cash and due from banks component increased $2,254,000 or 46.1%. Balances held at the Federal Reserve Bank of Philadelphia ("the Fed") were responsible for this increase. The Bank is required to maintain balances sufficient to cover the amount of our customers' drafts being cleared on a daily basis. The cash letter for December 31, 2001 required $1,627,000 more than at the same date in 2000. Balances at other correspondent banks were $396,000 higher than at December 31, 2000 in order to maintain sufficient compensating balances required for wire services. Federal funds sold increased $2,795,000 over the previous year to maintain liquidity while management looked for higher interest rate investments with short term maturities. We have chosen to maintain a more liquid position at this perceived trough in the interest rate cycle.

     Investment securities available for sale increased $22,337,000 or 46.8% from December 31, 2000 to December 31, 2001. Growth of both deposits and securities sold under agreement to repurchase during the year were primarily invested in short-term securities. Management chose not to purchase longer term investments with the exception of US government agency bonds containing call provisions during the current low interest rate environment. All US government agency bonds owned at December 31, 2000 either matured or were called during 2001. Management replaced these investments with similar bonds and purchased an additional $3,093,000 of callable government agency bonds. In addition, management continued to purchase highly rated commercial paper when available in order to maintain liquidity while receiving a favorable interest spread to federal funds sold.

     Loans increased $6,793,000 or 4.4% from December 31, 2000 to December 31, 2001. Commercial borrowings accounted for the largest gains with commercial mortgages increasing $7,229,000 or 11.3%, bringing the total of this type loan to $71,015,000 at December 31, 2001. Other commercial loans increased $1,961,000 or 9.1% at the same time. We believe that these increases were directly related to the lower interest rate environment which spurred increased business activity. We serviced the credit needs of existing clientele while addressing the loan requests of new borrowers brought to us by our new commercial lender. Although the balance sheet shows slight change in residential mortgage loans from 2000 to 2001, there was significant activity in this loan product, with $14,400,000 in loans originated in 2001 as compared to $7,149,000 originated in 2000. In light of the decreases in interest rates, customers either purchased new homes or refinanced higher interest rate loans during the year. The majority of fixed rate loans originated were sold in the secondary loan market in order to reduce interest rate risk. This increased volume of mortgage refinances had a negative effect on our installment loan portfolio, which decreased $1,540,000 or 8.7% during 2001. In many instances borrowers included amounts to pay off personal loans when they were conducting their residential mortgage refinancing. Promotional financing packages offered in the automobile industry also had a negative impact on installment loans with customers taking advantage of these packages over traditional bank financing.

     Deposits increased $26,080,000 or 14.2% from December 31, 2000 to December 31, 2001. All deposit types showed increases from the previous year. With lower stock market returns during 2001, management believes that customers have returned in some part to the safety of bank deposits. Noninterest-bearing deposits increased $5,205,000 or 30.4% during the year 2001.The bank has increased the number of deposit accounts through its branch network along with year-end temporary deposit increases in several commercial customers' accounts. Interest-bearing deposits increased $20,875,000 or 12.5%. Customers took advantage over the year to add funds to their "Choice" certificates of deposit, coming both from maturities of existing certificates and new deposits, with this product increasing $30,946,000 or 274.8% over balances at December 31, 2000. This 12 month product features the ability to make additional deposits to the account after it is established and also gives depositors the ability to withdraw funds once or increase the interest rate once over the term. Many customers added to their balances or opened new accounts during the year because of the flexibility of this product. Upon maturity of "Choice" CD's in 2001, most customers maintained their deposit relationship either in this same product or another deposit type account.

     Short-term borrowings increased $4,095,000 or 98.5%. This growth is entirely in securities sold under agreement to repurchase. This liability relates to "sweep" accounts offered to certain higher balance commercial customers to enhance our relationships. Management has opened this product to a greater number of customers and has also seen an increase in average balances per customer during the past year.

     Other liabilities increased $1,899,000 or 155.5% due primarily to investment trade purchases which didn't settle until January 2002.

CAPITAL RESOURCES

     Total Stockholders' Equity increased $2,414,000 or 12.4% during 2001. Net income of $2,939,000 represented growth of $460,000 or 18.6% over earnings recorded in 2000. This income represents a return on average equity of 14.0% and a return of 1.27% on average assets. The Company has maintained a strong capital position with a capital to asset ratio of 8.8% at December 31, 2001, a slight decline over the ratio of 9.1% a year earlier. Management has targeted a range between 8.0% and 9.0% as optimal at this time. While continuing to present this strong capital position, stockholders have received dividends of $1,080,000, an increase of $158,000 as compared to dividends paid in 2000. On a per share basis, stockholders received $1.45 per share in 2001, an increase of 16.0% over the $1.25 per share declared during the year 2000. Dividend payout to stockholders was 36.7% of the earnings for 2001, sustaining the previous year's dividend payout level of 37.2%.

     Stockholders have continued their involvement in the dividend reinvestment plan with 41.9% of outstanding shares enrolled at December 31, 2001. Management has continued to use treasury stock whenever available instead of issuing new stock in an effort to minimize the number of shares outstanding. This plan added $427,000 to stockholders' equity during the year.

     The following table represents the Company's capital position as it compares to regulatory guidelines at December 31, 2001

                            Dimeco, Inc.    "Well-Capitalized"  Minimum Requirements
                        ---------------     ------------------  ---------------------
Leverage Ratio                 9.24%               5.00%                 4.00%
"Tier 1" Capital Ratio        10.58%               6.00%                 4.00%
"Total" Capital Ratio         11.75%              10.00%                 8.00%

LIQUIDITY

     The Company's liquidity is reflected in its capacity to have sufficient amounts of cash available to fund customers' deposit withdrawal requests, accommodate loan demand and maintain regulatory reserve requirements; in general, to conduct banking business. In order to obtain additional liquidity, management may either increase liabilities or decrease assets other than cash. The Company's primary source for increasing liabilities is the generation of additional deposit accounts, using the resources of our branch system. On the asset side, loan payments on existing loans, sales of loans held for sale or sale of investments available for sale generate supplemental forms of liquidity. Other sources of liquidity include income from operations, use of federal funds sold or interest-bearing deposits in other banks, generation of additional securities sold under agreements to repurchase and from FHLB borrowings. The Bank had unused borrowing capacity with FHLB of approximately $38,000,000 at December 31, 2001. A specific analysis of the sources of liquidity in the past three years is in the Consolidated Statement of Cash Flows. Investment maturities, increased customer deposits and short-term borrowings provided the majority of additional cash with operating activities also contributing to liquidity. The funds were primarily used to grant loans to our customers, purchase investment securities and pay dividends to our stockholders.

INTEREST RATE SENSITIVITY

     Interest rate sensitivity refers to the relationship between market interest rates and its potential effect on earnings of the Company due to the interest rate repricing characteristics of assets and liabilities. The Company has given responsibility for monitoring interest rate sensitivity and policy decisions to the Asset/Liability Committee (ALCO). The main tools used to monitor sensitivity are the Statement of Interest Sensitivity Gap and interest rate shock analysis. The Statement of Interest Sensitivity Gap is a good assessment of current position and is a very useful tool to the ALCO in performing its job. This report is monitored in an effort to "match" maturities or repricing opportunities of assets and liabilities in order to attain maximum income within risk tolerance policy guidelines. The statement does, though, have inherent limitations in that certain assets and liabilities may react to changes in interest rates in different ways with some categories reacting in advance of changes and some lagging behind the changes. In addition, there are estimates used in determining the actual propensity to change of certain items, such as deposits with no set maturity date. Following is the statement at December 31, 2001:

          S T A T E M E N T  O F  I N T E R E S T  S E N S I T I V I T Y  G A P

(In thousands)                     90 days     **90 days    1 - 5
                                   or less   but * 1 year   years  **5 years    Total
------------------------------    ---------  ------------  ------  ---------  ---------

Assets:
Federal funds sold                $   3,060  $       -  $       -  $       -  $   3,060
Interest-bearing deposits               153          -          -          -        153
Mortgage loans held for sale            527          -          -          -        527
Investment securities
   available for sale /(1)/          33,907      5,425     11,223     20,046     70,601
Investment securities
   held to maturity /(1)/                 -          -        414          -        414
Loans /(1)/                          14,617     63,729     59,684     24,545    162,575
                                  ---------  ----------- --------  ---------  ---------

Rate sensitive assets             $  52,264  $  69,154  $  71,321  $  44,591  $ 237,330
                                  =========  =========== ========  =========  =========

Liabilities:
Interest-bearing deposits:
   Interest-bearing demand /(2)/  $   2,393  $   7,477  $  20,039  $       -  $  29,909
   Money market /(3)/                   453      1,333        880          -      2,666
   Savings /(4)/                      2,703      8,448     22,640          -     33,791
   Time deposits                     47,540     59,698     14,461               121,699
Short-term borrowings                 8,252          -          -          -      8,252
Other borrowings                          -          -      3,000      1,000      4,000
                                  ---------  ----------- --------  ---------  ---------

Rate sensitive liabilities        $  61,341  $  76,956  $  61,020   $  1,000  $ 200,317
                                  =========  =========== ========  =========  =========

Interest sensitivity gap          $  (9,077) $  (7,802) $ 10,301   $  43,591  $ 37,013
Cumulative gap                    $  (9,077) $ (16,879) $ (6,578)  $  37,013
Cumulative gap to total assets        (3.65%)    (6.78%)   (2.64%)    (14.87%)

/(1)/ Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

/(2)/ Interest-bearing demand deposits had previously been included in the 90 days or less time period. However, for industry comparability, management has reclassified these liabilities based on the percentage of decay method. The decay rates used include 8.00% 0-3 months, 12.50% 4-6 months, 12.50% 7-12 months and 67.00% 13-36 months.

/(3)/ Money market deposits had previously been included in the 90 days or less category. However, for industry comparability, management has reclassified these liabilities based on the percentage of decay method. The decay rates used include 17.00% 0-3 months, 25.00% 4-6 months and 33.00% 13-36 months.

/(4)/ Passbook savings and Statement savings accounts had previously been included within the 1 - 5 years time period. However, for industry comparability, management has reclassified these liabilities based on the percentage of decay method. The decay rates used to include 8.00% 0-3 months, 12.50% 4-6 months, 12.50% 7-12 months and 67.00% 13-36 months.

* reperesents less than

** represents greater than

     Interest rate shock analysis is a model that applies a parallel shift of 200 basis points up or down in market interest rates to our balance sheet. The analysis at December 31, 2001 shows a variation in net interest income of minus 3.3% and a variation of minus 11.3% in total equity. Both of these measurements are within internal risk tolerance guidelines and compare favorably to a peer group consisting of customers of the outside group assisting management with this analysis.

ALLOWANCE FOR LOAN LOSSES

     The balance in the allowance for loan losses is based upon management's assessment of risk in the loan portfolio. All losses relating to loans, net of recoveries on previously charged-off loans, are recognized through the allowance. The allowance is established by a provision for loan loss expense charged to operations. Loans are charged-off according to standards established in the loan policy, generally when management believes that collection of the principal amount is doubtful based upon information such as delinquency statistics or bankruptcy filings. Allocations to specific commercial loans are made in adherence to FAS No. 114, Accounting by Creditors for Impairments of a Loan. These allocations are based upon the present value of expected future cash flows or the fair value of the underlying collateral. Loan relationships in excess of a pre-established amount are specifically reviewed by an outside professional team of experienced lenders. These loan review agents independently evaluate loans and establish a rating for each loan reviewed. In addition, management evaluates smaller dollar amount loans as homogeneous pools based on the perceived risk inherent in each category of loans. In determining risk, management and the loan review team review a number of factors including historical analysis of similar credits, delinquency reports, ratio analysis as compared to peers, concentrations of credit risk, local economic conditions and regulatory evaluations of the allowance for loan losses. We then assign internal loan ratings based upon these factors. These loan ratings are the basis of our internal estimate of the appropriate balance of the allowance for loan losses. Historical analysis of each category of loans is reviewed using a weighted average of the past five years for the homogeneous pools to determine our best estimate of the appropriate balance of the allowance for loan losses. Specific charge-off experience of similarly graded loans is analyzed to determine the perceived risk of loans reviewed by the loan review team. The evaluation is reviewed monthly by management and at least quarterly by the Board of Directors. At December 31, 2001 the allowance for loan losses as a percentage of loans was 1.47% and at December 31, 2000 was 1.35%. Industry peer reports an average of 1.28% in 2001 and 1.27% in 2000 for similar banks. Management believes that the allowance for loan losses was adequate to absorb probable losses inherent in the loan portfolio, however this judgement is subjective and a significant degradation of loan quality could require a change in the estimates and therefore a change in future net income.

     Following is a summary of loans charged-off and recoveries to the allowance for loan losses at December 31, 2001 and 2000:

           S U M M A R Y O F  L O A N  L O S S  E X P E R I E N C E

(In thousands)                                    2001    2000    1999
                                                -------  ------   -----

Balance January 1,                              $ 2,088  $ 1,834  $ 1,682
Charge-offs:
   Commercial                                       218      170      196
   Real estate                                      208      442       94
   Installment                                      199      165       93
                                                -------  -------  -------
   Total charge-offs                                625      777      383
                                                -------  -------  -------

Recoveries:
   Commercial                                        11       38        2
   Real estate                                        8       22        2
   Installment                                       24       41       27
                                                -------  -------  -------
   Total recoveries                                  43      101       31
                                                -------  -------  -------
Net charge-offs                                     582      676      352

Additions charged to operations                     867      930      504
                                                -------  -------  -------

Balance December 31,                            $ 2,373  $ 2,088  $ 1,834
                                                =======  =======  =======
Ratio of net charge-offs during the period to
   average loans outstanding during the period      .37%     .46%     .27%

Allowance for loan loss as a % of average
   loans outstanding                               1.50%    1.42%    1.40%

       D I S T R I B U T I O N  O F  A S S E T S ,  L I A B I L I T I E S
       A N D  S T O C K H O L D E R S ' E Q U I T Y : I N T E R E S T R A T E S
                 A N D  I N T E R E S T  D I F F E R E N T I A L

(In thousands)                                               2001                           2000
                                             --------------------------------  -----------------------------------
                                               Average       Revenue/   Yield/     Average       Revenue/  Yield/
                                             Balance /(3)/  Expense    Rate      Balance /(3)/    Expense   Rate
                                            ------------- -----------  ------- ---------------  ----------  ------

ASSETS
Interest-earning assets:
Total Loans /(1)/ /(4)/                     $    158,521  $  13,948    8.80%   $   145,339     $  13,183    9.07%
Investment securities:
   Taxable                                        51,025      2,880    5.64%        35,894         2,264    6.31%
   Exempt from federal income tax /(2)/            5,260        391    7.43%         4,660           358    7.67%
Interest-bearing deposits                          1,765         67    3.80%         1,350            60    4.44%
Federal funds sold                                 4,303        168    3.90%         3,095           200    6.46%
                                            ------------  ---------            -----------     ---------
Total interest-earning assets/
   interest income                               220,874     17,454    7.90%       190,338        16,065    8.44%

Cash and due from banks                            5,039                             3,662
Premises and equipment, net                        4,101                             4,033
Other assets, less allowance
   for loan losses                                 2,155                             3,214
                                            ------------                       -----------
Total assets                                $    232,169                       $   201,247
                                            ============                       ===========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                     $     33,082  $     727    2.20%   $    34,576     $     936    2.71%
Interest-bearing checking                         30,811        497    1.61%        29,189           652    2.23%
Time deposits                                    114,488      6,223    5.44%        91,975         5,228    5.68%
Securities sold under agreements to
   repurchase                                      7,259        178    2.45%         5,400           251    4.65%
Federal Home Loan Bank advances                    4,039        268    6.64%         2,313           147    6.36%
                                            ------------  ---------            -----------     ---------
   Total interest-bearing liabilities/
    interest expense                             189,679      7,893    4.16%       163,453         7,214    4.41%

Noninterest-bearing deposits                      18,994                            17,267
Other liabilities                                  2,518                             2,159
                                            ------------                       -----------
Total liabilities                                211,191                           182,879

Stockholders' Equity                              20,978                            18,368
                                            ------------                       -----------

Total Liabilities and
   Stockholders' Equity                     $    232,169                       $   201,247
                                            ============                       ===========

                                                          ---------                            ---------
   Net interest income/interest spread                    $   9,561    3.74%                   $   8,851    4.03%
                                                          =========    =====                   =========    =====
Margin Analysis:
Interest income/earning assets                            $  17,454    7.90%                   $  16,065    8.44%
Interest expense/earning assets                               7,893    3.57%                       7,214    3.79%
                                                          ---------    -----                   ---------    -----

Net interest income/earning assets                        $   9,561    4.33%                   $   8,851    4.65%
                                                          =========    =====                   =========    =====

Ratio of average interest-earning assets
   to average interest-bearing liabilities                           116.45%                              116.45%

(In thousands)                                                 1999
                                                   -------------------------------------
                                                    Average       Revenue/     Yield/
                                                  Balance /(3)/    Expense      Rate
                                                 ------------     ----------   ----------

ASSETS
Interest-earning assets:
Total Loans /(1)// (4)/                          $    129,356     $  11,251    8.70%
Investment securities:
   Taxable                                             38,892         2,174    5.59%
   Exempt from federal income tax /(2)/                 1,674           129    7.69%
Interest-bearing deposits                               5,309           139    2.62%
Federal funds sold                                      4,718           232    4.92%
                                                 ------------     ---------
Total interest-earning assets/
   interest income                                    179,949        13,925    7.74%

Cash and due from banks                                 1,548
Premises and equipment, net                             3,712
Other assets, less allowance
   for loan losses                                      3,164
                                                 ------------
Total assets                                     $    188,373
                                                 ============

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                          $     35,281     $     972    2.76%
Interest-bearing checking                              28,523           547    1.92%
Time deposits                                          84,861         4,339    5.11%
Securities sold under agreements to
   repurchase                                           4,478           133    2.97%
Federal Home Loan Bank advances                         1,176            63    5.36%
                                                 ------------     ---------
   Total interest-bearing liabilities/
    interest expense                                  154,319         6,054    3.92%

Noninterest-bearing deposits                           15,580
Other liabilities                                       1,685
                                                 ------------
Total liabilities                                     171,584

Stockholders' Equity                                   16,789
                                                 ------------

Total Liabilities and
   Stockholders' Equity                          $    188,373
                                                 ============

                                                                  ---------
   Net interest income/interest spread                            $   7,871    3.82%
                                                                  =========    =====
Margin Analysis:
Interest income/earning assets                                    $  13,925    7.74%
Interest expense/earning assets                                       6,054    3.36%
                                                                  ---------    -----
Net interest income/earning assets                                $   7,871    4.38%
                                                                  =========    =====
Ratio of average interest-earning assets
   to average interest-bearing liabilities                                   116.61%

/(1)/ Nonaccrual loans are not included.

/(2)/ Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.

/(3)/ Average balances are calculated using daily balances.

/(4)/ Interest on loans includes fee income.

[GRAPHIC OMITTED]

NET INCOME (IN THOUSANDS)

[GRAPHIC OMITTED]

              R A T E / V O L U M E  A N A L Y S I S  O F  C H A N G E S  I N
                              N E T  I N T E R E S T I N C O M E

(In thousands)                         2001 Compared to 2000        2000 Compared to 1999
                                      --------------------------  --------------------------
                                      Total         Caused by      Total        Caused by
                                    Variance     Rate/(1)/ Volume  Variance  Rate/(1)/ Volume
                                      --------  ---------- ------  --------  --------- ------
Interest income:
   Loans (gross)                     $   765   $  (431)   $1,196  $  1,932  $    542   $1,390
   Investment securities:
    Taxable                              616      (338)      954        90       258     (168)
    Exempt from federal income tax        33       (13)       46       229        (1)     230
   Interest-bearing deposits               7       (11)       18       (79)       25     (104)
   Federal funds sold                    (32)     (110)       78       (32)       48      (80)
                                      -------- ---------  ------  --------  ---------  ------
Total interest-earning assets          1,389      (903)    2,292     2,140       872    1,268
                                      -------- ---------  ------  --------  ---------  ------

Interest expense:
   Savings                              (209)      (169)     (40)      (36)      (17)     (19)
   Interest-bearing checking            (155)      (191)      36       105        92       13
   Time deposits                         995       (285)   1,280       889       525      364
   Securities sold under agreements
     to repurchase                       (73)      (159)      86       118        91       27
Federal Home Loan Bank advances          121         11      110        84        23       61
                                      -------- ---------  ------  --------  ---------  ------
Total interest-bearing liabilities       679       (793)   1,472     1,160       714      446
                                      -------- ---------  ------  --------  ---------  ------
Net change in net interest income    $   710   $   (110)  $  820  $    980  $    158   $  822
                                      ======== =========  ======  ========  =========  ======

/(1)/ Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

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

     Interest income on loans increased $765,000 or 5.8% from 2000 to 2001. During that time, average loans increased $13,182,000 or 9.1% accounting for $1,196,000 in additional loan income. Due to the continual lowering of interest rates during the year, this increase was offset by a decrease of $431,000 relating to the 27 basis points reduction in the average interest rate earned on the loan portfolio. The prime interest rate, which either directly or indirectly drives the adjustable rate interest loans, declined a record 11 times during 2001 to end the year at 4.75% after beginning the year 2001 at 9.50%. The loan portfolio included approximately 65% of adjustable rate loans at year end.

     Interest on taxable investment securities increased $616,000 or 27.2% from 2000 to 2001. The average volume of these assets increased $15,130,000 or 42.8%, accounting for $954,000 of the increase. The average interest rate of these investments decreased 67 basis points during the year resulted in an offsetting reduction of $338,000 in income.

     The average volume of funds invested in tax exempt investments, interest-bearing deposits and in federal funds sold increased as shown in the tables, but again was offset by decreases in the average interest rate earned on these assets during the period.

     Interest expense increased $679,000 or 9.4% from 2000 to 2001, mainly attributable to larger balances which were offset by lower interest rates paid. Interest rates paid for deposits and other liabilities decreased as market interest rates declined, although not directly proportionate to changes in target rates such as federal funds or prime interest rates. Interest expense paid on savings accounts decreased due to both a reduction in average balances and a decrease in the interest rate paid on these deposits. Average balances of interest-bearing checking deposits increased $1,622,000 resulting in additional expense of $36,000. Simultaneously, the average interest rate paid on these balances decreased 62 basis points to 1.6% during 2001, accounting for a decline of $191,000 in interest expense on checking accounts. Interest expense on time deposits increased significantly during 2001. The "Choice" CD product in particular had significant growth during the year with customers taking advantage of the ability to add to their accounts which carried interest rates set in the fourth quarter of 1999 through the entire declining interest rate cycle of 2001. This growth helped account for the large variance in interest expense paid on time deposits, showing that $1,280,000 of the increase was attributable to an increase in the average balance of $22,513,000 while the average interest rate paid on these liabilities declined 24 basis points, resulting in the offsetting $285,000 in expense. These "Choice" certificate of deposit accounts have a term of 12 months. Management did not anticipate the unprecedented 475 basis point decrease in interest rates and therefore had higher interest expense on this product than anticipated. We adjusted interest rates downward on this product in the first quarter of 2001, limiting our exposure to further acceptance of higher interest rate deposits.

     Commercial business relationships increased an average of $1,859,000 or 34.4% in the Financial Manager accounts (securities sold under agreement to repurchase). The average interest rate paid for these liabilities decreased 221 basis points during the year.

[GRAPHIC OMITTED]

NET INTEREST INCOME (IN THOUSANDS)

[GRAPHIC OMITTED]

Provision for Loan Losses

     The provision for loan losses decreased $63,000 or 6.8% from 2000 to 2001. Although the loan portfolio increased 4.4% during the year, the ratio of nonperforming loans to total loans decreased to .7% at December 31, 2001, representing further improvement from the 1.2% ratio noted at December 31, 2000. Collection efforts were strengthened in the past few years and management has continued to reinforce the loan portfolio by adhering to higher standards for loan quality and by risk pricing all consumer loans written. Commercial loan applications have undergone very intensive review, especially in the recent year with a greater threat of recession.

Noninterest Income

     Noninterest income includes items that are not related to interest rates but rather to services rendered and activities conduted in the financial services industry. Service charges on deposit accounts represent fees related to maintenance of deposit accounts including overdraft fees, minimum balance fees and transaction fees. This account represented $564,000 of income in 2001, an increase of $76,000 or 15.6% from 2000. Total deposits on which these fees are generated increased 10.6% to $88,684,000 from 2000 to 2001. Several fees increased during the year while an increased emphasis on collection of fees also assisted in increasing this income category.

     Gain on mortgage loans held for sale increased $219,000 or 326.9% from 2000 to 2001. In the declining interest rate market, residential mortgage refinancing and purchases of new residences increased 93.0% over the dollars of residential mortgages closed in 2000. Although the entire financial services industry experienced an increase in residential mortgage closings during this period, management believes that by streamlining procedures from the time of application to actually closing the loan, we have become more popular with closing agents and realtors in the areas we serve.

     The category other noninterest income includes many miscellaneous items including participation fees earned on loans serviced for others, fees generated from our merchant credit card program, increases in cash surrender values of bank owned life insurance and trust service income. The increase of $69,000 or 11.4% from 2000 to 2001 is attributable to increases in most individual income categories.

Noninterest Expense

     The largest component of noninterest expense was salaries and benefits paid to employees. This expense increased $375,000 or 14.5% from 2000 to 2001. Normal annual salary adjustments, the addition of a senior lender and a higher accrual for incentive compensation, which is based on the return on average assets, were the major components of this increase. In addition, a one-time payment of $113,000 was negotiated with Mr. Murray in order to fully fund an individually owned life insurance policy. Previously a portion of Mr. Murray's salary was used to fund the policy. He has agreed to continue his service as President and a member of the Board of Directors for a minimum of three years and accept a downward adjusted salary based upon this payment. Industry analysts look at several ratios in relation to payroll expenses including average salary per employee which was $31,778 as compared to industry peer data of $38,150 per employee at December 31, 2001.

     Occupancy expense increased $45,000 or 9.2% from 2000 to 2001 as a result of depreciation related to remodeling expenses incurred in 2000 for the Honesdale and Hawley offices combined with the addition of a part-time maintenance worker for all of 2001 and several small nonrecurring building repairs.

     Other expense increased $109,000 or 7.1% from 2000 to 2001. Included in this expense category are charges relating to many items, the largest being for advertising, fees and expenses for directors, FDIC insurance, donations, computer software amortization, postage and PA Shares Tax. The greatest increase in expenses was related to charitable donations. This category increased $66,000 or 187.8% in 2001 compared to 2000. Management took advantage of the new PA Educational Improvement Tax Program whereby we made a contribution of $50,000 in 2001 with a commitment to make a contribution of the same amount in 2002, receiving PA tax credits of $45,000 each year for the contribution. This year $6,000 more was contributed to the American Red Cross in light of the September 11, 2001 tragedy. Contributions to several other local charities were also increased this year. The addition of new products in 2000 precipitated additional software purchases which are being amortized over a three year period. Amortization of computer software increased $25,000 in 2001 over 2000. PA Shares Tax increased $19,000 or 11.7% from 2000 to 2001 based on the growth of the Bank. Offsetting these increased expenses, several categories experienced decreased expenses during the year also. Advertising expense decreased $27,000 or 14.9% from 2000 to 2001 with fuller utilization of our staff for design and production of advertising. Correspondent banking expense decreased $26,000 or 43.6% as a full year of using the Fed as our check processing correspondent has occurred. The Bank experienced a gain on the sale of foreclosed property in 2001, netting income in a typical expense category amounting to $21,000 greater in 2001 than in 2000. Other specific expenses had changes which were not as substantive in comparing 2001 expenses to 2000 expenses.

MARKET PRICES OF STOCK/DIVIDENDS PAID

     The Company's stock is listed on the OTC Bulletin Board under the symbol "DIMC". Book value of common stock at December 31, 2001 was $29.40 and was $26.44 at December 31, 2000. At December 31, 2001 there were approximately 686 holders of record of the Company's common stock. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

     The following table sets forth high and low bid prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the OTC Bulletin Board. All such bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                   M A R K E T  P R I C E S  O F  S T O C K / D I V I D E N D S
                                     D E C L A R E D

                          2001                       2000
                -------------------------  -------------------------
                                 Dividend                   Dividend
                 High    Low     Declared   High    Low     Declared
                ------  ------  ---------  ------  ------  ---------
First Quarter   $30.25  $28.50  $0.35      $32.75  $24.00  $0.30
Second Quarter  $34.00  $29.63  $0.35      $30.00  $23.00  $0.30
Third Quarter   $38.00  $32.50  $0.35      $29.50  $26.31  $0.30
Fourth Quarter  $38.50  $35.35  $0.40      $29.50  $28.00  $0.35

     The ability of the Company to pay dividends is dependent upon the ability of the Bank to pay dividends to the Company. Because the Bank is a depository institution insured by the FDIC it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Additionally, the Bank is subject to certain state banking regulations that limit the ability of the Bank to pay dividends to the Company. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. This Policy could have the effect of reducing the amount of dividends declarable by the Company.

SUMMARY OF SELECTED FINANCIAL DATA

(In thousands, except per share data)       2001       2000       1999       1998       1997
-------------------------------------     --------   --------   --------   --------   --------

Summary of operations
Interest income                           $  17,320  $  15,943  $  13,882  $  12,616  $  11,213
Interest expense                          $   7,893  $   7,214  $   6,054  $   5,611  $   4,860
Net interest income                       $   9,427  $   8,729  $   7,828  $   7,005  $   6,353
Provision for possible loan losses        $     867  $     930  $     504  $     451  $     520
Net interest income after provision
   for possible loan losses               $   8,560  $   7,799  $   7,324  $   6,554  $   5,833
Other income                              $   1,561  $   1,173  $     783  $     930  $     878
Other expenses                            $   5,829  $   5,349  $   4,860  $   4,356  $   4,065
Income before income taxes                $   4,292  $   3,623  $   3,247  $   3,128  $   2,646
Income taxes                              $   1,353  $   1,144  $   1,070  $   1,011  $     821

Net Income                                $   2,939  $   2,479  $   2,177  $   2,117  $   1,825

-----------------------------------------------------------------------------------------------

Per common share
Earnings per share - basic                $    3.95  $    3.35  $    2.97  $    2.90  $    2.52
Earnings per share - diluted              $    3.89  $    3.35  $    2.97  $    2.90  $    2.52
Cash dividends                            $    1.45  $    1.25  $    1.05  $     .95  $     .74
Book value                                $   29.40  $   26.44  $   23.76  $   22.11  $   20.04
Shares outstanding at year end                  746        739        733        731        727

-----------------------------------------------------------------------------------------------

Balance sheet data - end of year
Total assets                              $ 248,874  $ 214,993  $ 194,667  $ 176,474  $ 153,421
Loans, net of unearned income             $ 161,740  $ 154,947  $ 137,526  $ 124,961  $ 107,303
Loans held for sale                       $     527  $      76  $     237  $     923  $     157
Investment securities available for sale  $  70,060  $  48,263  $  31,247  $  36,361  $  30,702
Investment securities held to maturity    $     414  $     503  $  15,570  $   2,923  $   4,542
Deposits                                  $ 210,385  $ 184,305  $ 167,294  $ 154,893  $ 135,101
Stockholders' equity                      $  21,951  $  19,537  $  17,423  $  16,153  $  14,521

-----------------------------------------------------------------------------------------------

Performance yardstick
Return on average assets                       1.27%      1.23%      1.16%      1.29%      1.28%
Return on average equity                      14.01%     13.50%     12.97%     13.75%     13.86%
Dividend payout ratio                         36.71%     37.22%     35.32%     32.76%     29.33%
Average equity to average assets ratio         9.04%      9.13%      8.91%      9.39%      9.23%

[GRAPHIC OMITTED]

TOTAL ASSETS (In thousands)

[GRAPHIC OMITTED]

REPORT OF INDEPENDENT AUDITORS

[GRAPHIC OMITTED]

SNODGRASS
Certified Public Accountants and Consultants

Board of Directors and Stockholders
Dimeco, Inc.

     We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
February 8, 2002

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344
Facsimile: 724-934-0345

CONSOLIDATED BALANCE SHEET

(In thousands)                                                      December 31,

                                                                  2001         2000
                                                               ---------     ---------

Assets
Cash and due from banks                                        $   7,147     $   4,893
Interest-bearing deposits in other banks                             153           198
Federal funds sold                                                 3,060           265
                                                               ---------     ---------
   Total cash and cash equivalents                                10,360         5,356

Mortgage loans held for sale (market value of $527 and $76)          527            76
Investment securities available for sale                          70,060        47,723
Investment securities held to maturity
   (market value of $450 and $537)                                   414           503

Loans (net of unearned income of $766 and $771)                  161,740       154,947
Less allowance for loan losses                                     2,373         2,088
                                                               ---------     ---------
   Net loans                                                     159,367       152,859

Premises and equipment                                             4,024         4,188
Accrued interest receivable                                        1,257         1,514
Other assets                                                       2,865         2,774
                                                               ---------     ---------

   TOTAL ASSETS                                                $ 248,874     $ 214,993
                                                               =========     =========

Liabilities
Deposits:
   Noninterest-bearing                                         $  22,319     $  17,114
   Interest-bearing                                              188,066       167,191
                                                               ---------     ---------
      Total deposits                                             210,385       184,305

Short-term borrowings                                              8,252         4,157
Other borrowed funds                                               4,000         4,000
Accrued interest payable                                           1,166         1,773
Other liabilities                                                  3,120         1,221
                                                               ---------     ---------

   TOTAL LIABILITIES                                             226,923       195,456
                                                               ---------     ---------
Stockholders' Equity
Common stock, $.50 par value; 3,000,000 shares
   authorized; 746,785 and 741,496 shares issued                     374           371
Capital surplus                                                    3,349         3,182
Retained earnings                                                 17,762        15,903
Accumulated other comprehensive income                               484           153
Treasury stock, at cost (500 and 2,508 shares)                       (18)          (72)
                                                               ---------     ---------

   TOTAL STOCKHOLDERS' EQUITY                                     21,951        19,537
                                                               ---------     ---------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 248,874     $ 214,993
                                                               =========     =========

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)                  Year Ended December 31,

                                                      2001       2000       1999
                                                    --------   --------   --------
Interest Income
Interest and fees on loans                          $ 13,948   $ 13,183   $ 11,251
Interest-bearing deposits in other banks                  67         61        140
Federal funds sold and securities purchased
  under agreements to resell                             168        200        232
Investment securities:
   Taxable                                             2,879      2,263      2,174
   Exempt from federal income tax                        258        236         85
                                                    --------   --------   --------

Total interest income                                 17,320     15,943     13,882
                                                    --------   --------   --------
Interest Expense
Deposits                                               7,447      6,816      5,858
Short-term borrowings                                    178        280        196
Other borrowed funds                                     268        118          -
                                                    --------   --------   --------

   Total interest expense                              7,893      7,214      6,054
                                                    --------   --------   --------

Net Interest Income                                    9,427      8,729      7,828

Provision for loan losses                                867        930        504
                                                    --------   --------   --------

Net Interest Income After Provision
for Loan Losses                                        8,560      7,799      7,324
                                                    --------   --------   --------
Noninterest Income
Service charges on deposit accounts                      564        488        271
Mortgage loans held for sale gains (losses), net         286         67        (37)
Investment securities gains, net                          37         13          -
Other income                                             674        605        549
                                                    --------   --------   --------

   Total noninterest income                            1,561      1,173        783
                                                    --------   --------   --------
Noninterest Expense
Salaries and employee benefits                         2,955      2,580      2,292
Occupancy expense, net                                   532        487        456
Furniture and equipment expense                          446        436        416
Professional fees                                        253        312        303
Other expense                                          1,643      1,534      1,393
                                                    --------   --------   --------

   Total noninterest expense                           5,829      5,349      4,860
                                                    --------   --------   --------

Income before income taxes                             4,292      3,623      3,247
Income taxes                                           1,353      1,144      1,070
                                                    --------   --------   --------

   NET INCOME                                       $  2,939   $  2,479   $  2,177
                                                    ========   ========   ========

Earnings Per Share
   Basic                                            $   3.95   $   3.35   $   2.97
   Diluted                                          $   3.89   $   3.35   $   2.97

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.
CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDER'S EQUITY

(In thousands, except per share data)                                       Accumulated
                                                                              Other                     Total
                                           Common     Capital     Retained  Comprehensive  Treasury  Stockholders'  Comprehensive
                                           Stock      Surplus     Earnings  Income (Loss)   Stock       Equity         Income
                                          ---------  ----------  ---------- ------------- ---------  ------------   -------------
Balance, December 31, 1998                $     365  $    2,823  $   12,969   $     (5)   $      -   $   16,152

Net income                                                            2,177                               2,177       $    2,177
Other comprehensive income:
  Unrealized loss on available for sale
  securities, net of tax benefit of $124                                          (241)                    (241)            (241)
                                                                                                                      ----------
Comprehensive income                                                                                                  $    1,936
                                                                                                                      ==========

Dividend reinvestment plan                        3         181                                102          286
Purchase treasury stock                                                                       (183)        (183)
Cash dividends ($1.05 per share)                                       (768)                               (768)
                                          ---------  ----------  ----------   ---------   --------   ----------

Balance, December 31, 1999                      368       3,004      14,378       (246)        (81)      17,423

Net income                                                            2,479                               2,479       $    2,479
Other comprehensive income:
  Unrealized gain on available for sale
  securities, net of reclassification
  adjustment, net of taxes of $206                                                 399                      399              399
                                                                                                                      ----------
Comprehensive income                                                                                                  $    2,878
                                                                                                                      ==========

Dividend reinvestment plan                        3         178         (32)                   235          384
Purchase treasury stock                                                                       (226)        (226)
Cash dividends ($1.25 per share)                                       (922)                               (922)
                                          ---------  ----------  ----------   ---------   --------   ----------

Balance, December 31, 2000                      371       3,182      15,903        153         (72)      19,537

Net income                                                            2,939                               2,939       $    2,939
Other comprehensive income:
  Unrealized gain on available for sale
  securities, net of reclassification
  adjustment, net of taxes of $171                                                 331                      331              331
                                                                                                                      ----------
Comprehensive income                                                                                                  $    3,270
                                                                                                                      ==========

Dividend reinvestment plan                        3         167                                257          427
Purchase treasury stock                                                                       (203)        (203)
Cash dividends ($1.45 per share)                                     (1,080)                             (1,080)
                                          ---------  ----------  ----------   ---------   --------   ----------
Balance, December 31, 2001                $     374  $    3,349  $   17,762   $    484    $    (18)  $   21,951
                                          =========  ==========  ==========   =========   ========   ==========

                                                                                2001        2000         1999
                                                                              --------    --------   ----------
Components of other comprehensive income (loss):
  Change in net unrealized gain (loss) on investment securities available
     for sale                                                                 $    355    $    408   $     (241)
  Realized gains included in net income, net of taxes of $13, $4, and $0           (24)         (9)           -
                                                                              --------    --------   ----------
Total                                                                         $    331    $    399   $     (241)
                                                                              ========    ========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)                                           Year Ended December 31,
                                                         2001       2000       1999
                                                      ---------   --------   --------
Operating Activities
Net income                                            $   2,939   $  2,479   $  2,177
Adjustments to reconcile net income to net cash
provided by operating activities:
  Provision for loan losses                                 867        930        504
  Depreciation / amortization of software                   571        503        389
  Amortization of premium and discount on
    investment securities, net                             (940)      (108)      (716)
  Amortization of net deferred loan origination fees        (40)       (42)       (39)
  Investment securities gains, net                          (37)       (13)         -
  Origination of loans held for sale                    (14,400)    (7,149)    (7,318)
  Proceeds from sale of loans                            14,235      7,377      7,968
  Mortgage loans sold (gains) losses, net                  (286)       (67)        37
  Decrease (increase) in accrued interest receivable        257       (127)      (476)
  Increase (decrease) in accrued interest payable          (607)       811         60
  Other, net                                               (395)       (30)       (49)
                                                      ---------   --------   --------
    Net cash provided by operating activities             2,164      4,564      2,537
                                                      ---------   --------   --------
Investing Activities
Investment securities available for sale:
  Proceeds from sales                                        70         34          -
  Proceeds from maturities or paydown                   132,127     21,830     68,137
  Purchases                                            (151,266)   (23,289)   (62,542)
Investment securities held to maturity:
  Proceeds from maturities or paydown                       100        200      2,290
  Purchases                                                   -          -    (15,068)
Net increase in loans                                    (7,780)   (18,240)   (13,069)
Purchase of premises and equipment                         (280)      (988)      (167)
Proceeds from the sale of other real estate                 509        357         95
                                                      ---------   --------   --------
    Net cash used for investing activities              (26,520)   (20,096)   (20,324)
                                                      ---------   --------   --------
Financing Activities
Net increase in deposits                                 26,080     17,011     12,401
Increase (decrease) in short-term borrowings              4,095     (4,028)     4,572
Proceeds from other borrowed funds                            -      4,000          -
Proceeds from dividend reinvestment and
Stock purchase plan                                         427        384        286
Purchase of treasury stock                                 (203)      (226)      (183)
Cash dividends paid                                      (1,039)      (884)      (768)
                                                      ---------   --------   --------
    Net cash provided by financing activities            29,360     16,257     16,308
                                                      ---------   --------   --------
Increase (decrease) in cash and cash equivalents          5,004        725     (1,479)

Cash and cash equivalents at beginning of year            5,356      4,631      6,110
                                                      ---------   --------   --------
Cash and cash equivalents at end of year              $  10,360   $  5,356   $  4,631
                                                      =========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

     The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period.Actual results could differ significantly from those estimates.

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

     Common stock of the Federal Home Loan Bank and the Atlantic Central Bankers Bank represents ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified with other assets.

MORTGAGE LOANS HELD FOR SALE

     In general, fixed rate residential mortgage loans originated by the Bank are held for sale and are carried at the aggregate lower of cost or market. Such loans sold are generally serviced by the Bank.

LOANS

     Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which approximates a level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected, and the collection of principal is probable.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio, as of the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straightline method for specific items over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

OTHER REAL ESTATE

     Real estate acquired by foreclosure is classified on the consolidated balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included as other expense.

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

MORTGAGE SERVICING RIGHTS ("MSRS")

     The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for most of these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the consolidated balance sheet.

COMPREHENSIVE INCOME

     The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

CASH FLOWS

     The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold.

     Amounts paid for interest and income taxes are as follows:

(In thousands)                                             Federal
                                    Interest             Income Taxes
                                      Paid                   Paid
                                   ------------           ------------
Year Ended December 31,
        2001                       $      8,501           $     1,353
        2000                       $      6,403           $     1,163
        1999                       $      5,994           $     1,128

PENDING ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of FAS No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

     In July 2001, the FASB issued FAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, the new statement did not amend FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of FAS No. 72 in 2002. Therefore, the adoption of FAS No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

     In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

     In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

     Certain comparative amounts for prior years have been reclassified to conform with current year presentations. The reclassified amounts did not affect net income or stockholders' equity.

NOTE 2  EARNINGS PER SHARE

     There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

(In thousands)                                       2001        2000        1999
                                                  ---------   ---------   ---------
Weighted-average common shares
   outstanding                                      744,792     739,559     734,344

Average treasury stock shares                          (370)       (641)     (2,040)
                                                  ---------   ---------   ---------
Weighted-average common shares and
   common stock equivalents used to
   calculate basic earnings per share               744,422     738,918     732,304

Additional common stock equivalents
   (stock options) used to calculate
   diluted earnings per share                        11,234       2,092           -
                                                  ---------   ---------   ---------
Weighted-average common shares and
   common stock equivalents used
   to calculate diluted earnings per share          755,656     741,010     732,304
                                                  =========   =========   =========

NOTE 3  INVESTMENT SECURITIES (In thousands)

     In accordance with the FASB issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective April 1, 2000, the Company reclassified investment securities from the held to maturity classification to the available for sale classification with an amortized cost of $14,839 and an estimated market value of $14,777.

     The amortized costs and estimated market value of investment securities are summarized as follows:

          (In thousands)                                    2001
                                   --------------------------------------------------------
                                                   Gross              Gross      Estimated
                                    Amortized   Unrealized         Unrealized      Market
                                       Cost        Gains             Losses        Value
                                   ----------  -----------        -----------   ----------
AVAILABLE FOR SALE
U.S. Government agency securities  $   14,998  $        56        $       (12)  $   15,042
Mortgage-backed securities                218            -                 (3)         215
Obligations of states and
   political subdivisions               6,116          133                  -        6,249
Corporate securities                   13,445          516                 (2)      13,959
Commercial paper                       34,374            9                  -       34,383
                                   ----------  -----------        -----------   ----------
      Total debt securities            69,151          714                (17)      69,848

Equity securities                         175           45                 (8)         212
                                   ----------  -----------        -----------   ----------
      Total                        $   69,326  $       759        $       (25)  $   70,060
                                   =========== ===========        ============  ==========

(In thousands)                                              2000
                                   --------------------------------------------------------
                                                   Gross              Gross      Estimated
                                    Amortized   Unrealized         Unrealized      Market
                                       Cost        Gains             Losses        Value
                                   ----------  -----------        -----------   ----------

AVAILABLE FOR SALE
U.S. Government agency securities  $   11,905  $         -        $       (38)  $   11,867
Mortgage-backed securities                260            -                 (6)         254
Obligations of states and                                                                -
   political subdivisions               5,570           92                 (6)       5,656
Corporate securities                   17,703          172                (11)      17,864
Commercial paper                       11,900            -                 (9)      11,891
                                   ----------  -----------        -----------   ----------
      Total debt securities            47,338          264                (70)      47,532

Equity securities                         153           38                  -          191
                                   ----------  -----------        -----------   ----------

      Total                        $   47,491  $       302        $       (70)  $   47,723
                                   ==========  ===========        ===========   ==========

(In thousands)                                              2001
                                   --------------------------------------------------------
                                                   Gross              Gross      Estimated
                                    Amortized   Unrealized         Unrealized      Market
                                      Cost         Gains              Losses        Value
                                   ----------  -----------        -----------   ----------
HELD TO MATURITY
Obligations of states and
   political subdivisions          $      414  $        36        $         -   $      450
                                   ==========  ===========        ===========   ==========

(In thousands)                                                   2000
                                      --------------------------------------------------------------
                                                        Gross           Gross         Estimated
                                      Amortized       Unrealized      Unrealized        Market
                                        Cost            Gains            Losses         Value
                                      ----------     -----------     -----------     ------------
HELD TO MATURITY
Obligations of states and
   political subdivisions             $      503     $        34     $         -     $        537
                                      ==========     ===========     ===========     ============

     The amortized cost and estimated market values of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)                           Available for Sale             Held to Maturity
                                        -----------------------    ------------------------
                                                      Estimated                Estimated
                                         Amortized      Market     Amortized     Market
                                            Cost        Value         Cost       Value
                                        -----------------------    ------------------------
Due in one year or less                 $   40,827   $   40,921   $        -   $          -
Due after one year through five years       10,747       11,222          414            450
Due after five years through ten years       6,765        6,906            -              -
Due after ten years                         10,812       10,799            -              -
                                        ----------   ----------   ----------   ------------
      Total debt securities             $   69,151   $   69,848   $      414   $        450
                                        ==========   ==========   ==========   ============

     Proceeds from sales of investment securities during 2001 and 2000 were $70 and $34, respectively. Gross and net gains of $17 and $13, respectively, were realized on those sales. Additionally, in 2001 the Company recorded an investment security gain of $20 resulting from a business combination where the Company received the common stock of the acquirer in a non-monetary exchange. There were no sales of investment securities during 1999.

     Investment securities with an amortized cost of $35,629 and $28,952 and estimated market values of $36,195 and $29,098 at December 31, 2001 and 2000, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 4  LOANS

     Major classifications of loans are as follows:

(In thousands)                                                                    2001        2000
                                                                                --------   ---------
Loans secured by real estate:
   Construction and development                                                $     233   $     681
   Secured by farmland                                                             2,318       2,317
   Secured by 1 - 4 family residential properties:
      Revolving, open-end loans secured by 1 - 4 family residential properties       993       1,005
      All other loans secured by 1 - 4 family residential properties              46,809      47,116
   Secured by non-farm, non-residential properties                                71,015      63,786
Commercial and industrial loans                                                   23,467      21,506
Loans to individuals for household, family, and other personal expenditures:
   Ready credit loans                                                                115          98
   Other installment loans                                                        16,078      17,618
Other loans:
   Agricultural loans                                                                772         853
   All other loans                                                                   706         738
                                                                               ---------   ---------
   Total loans                                                                   162,506     155,718
Less unearned income                                                                 766         771
                                                                               ---------   ---------
   Loans, net of unearned income                                               $ 161,740   $ 154,947
                                                                               =========   =========

     Real estate loans serviced for others which are not included in the consolidated balance sheet totaled $48,674 and $44,447 at December 31, 2001 and 2000, respectively.

     Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection. The following table presents information concerning nonperforming loans:

(In thousands)                                            2001              2000
                                                       ------------    -------------
Ninety days or more past due and accruing interest     $        360    $         341
Nonaccrual                                                      256              929
Impaired loans                                                  520              617
                                                       ------------    -------------
      Total nonperforming loans                        $      1,136    $       1,887
                                                       ============    =============

     Interest income on loans would have been increased by $30, $77, and $93 during 2001, 2000, and 1999, respectively, if nonaccrual loans had performed in accordance with their original terms.

     The Company had impaired loans of $520 and $617 as of December 31, 2001 and 2000, respectively, with related allowance for loan losses of $83 and $117, respectively. There were no impaired loans without a related allowance for loan losses. For the years ended December 31, 2001, 2000, and 1999, average impaired loans were $531, $644, and $857, respectively. Interest recognized on impaired loans for the years ended December 31, 2001, 2000, and 1999, was $21, $3, and $6, respectively.

     Changes in the allowance for loan losses are as follows:

(In thousands)                                2001              2000              1999
                                          -------------    --------------    --------------
Balance, beginning of year                $       2,088    $        1,834    $       1,682
   Provision charged to operations                  867               930              504
   Recoveries credited to allowance                  43               101               31
   Losses charged to allowance                     (625)             (777)            (383)
                                          -------------    --------------    --------------
Balance, end of year                       $      2,373    $        2,088    $       1,834
                                          ==============   ==============    ==============

     In the normal course of business loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2001 is as follows:

(In thousands)
                                       Amounts
   2000          Additions           Collected          2001
----------      -----------      -------------      -----------
$    5,226      $     1,758      $       1,365      $     5,619

     The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. At December 31, 2001 and 2000, the Company had approximately $23.5 million and $22.2 million respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2001 and 2000, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 5 PREMISES AND EQUIPMENT

     A summary by asset classification is as follows:

(In thousands)                              2001             2000
                                      ------------      ------------
Land                                  $        277      $        277
Premises and improvements                    4,472             4,360
Furniture and equipment                      2,625             2,480
                                      ------------      ------------
      Total, at cost                         7,374             7,117
Less accumulated depreciation                3,350             2,929
                                      ------------      ------------
      Net premises and equipment      $      4,024      $      4,188
                                      ============      ============


     Depreciation expense was $443, $400, and $389, in 2001, 2000, and 1999, respectively.

     Occupancy expenses were reduced by rental income received in the amounts of $18, $21, and $14, for the years ended December 31, 2001, 2000, and 1999, respectively.

NOTE 6  DEPOSITS

   Deposits are summarized as follows:

(In thousands)                                 2001                 2000
                                          -------------         -------------
Demand - noninterest-bearing              $      22,319         $      17,114
Demand - interest-bearing                        29,910                27,606
Money market                                      2,665                 2,442
Savings                                          33,791                32,993
Time deposits of $100,000 or more                44,697                34,117
Other time deposits                              77,003                70,033
                                          -------------         -------------
     Total deposits                       $     210,385         $     184,305
                                            =============         =============

     The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more:

(In thousands)                                           2001
                                                    ------------
Three months or less                                $     24,468
Four through six months                                    7,304
Seven through twelve months                                9,712
Over twelve months                                         3,213
                                                    ------------
      Total                                         $     44,697
                                                    ============

     Interest expense on certificates of deposit of $100,000 or more amounted to $2,043, $1,653, and $1,373, for the years ended December 31, 2001, 2000, and
1999, respectively.

NOTE 7  SHORT-TERM BORROWINGS

     Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

     The outstanding balances and related information for short-term borrowings are summarized as follows:

(In thousands)                            2001                        2000
                                ----------------------     -----------------------
                                   Amount         Rate        Amount         Rate
                                ------------     -----     ------------      -----
Balance at year-end             $      8,252     1.32%     $      4,157      4.82%
Average balance outstanding
  during the year               $      7,298     2.45%     $      5,902      4.74%
Maximum amount outstanding
  at any month-end              $     10,085               $      8,361

     The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $14,255 and $14,417, respectively, at December 31, 2001 were pledged as collateral for the securities sold under agreements to repurchase.

     The Bank has the capability to borrow additional funds through their credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 2001, the Bank's remaining borrowing capacity with the FHLB was approximately $38 million.

NOTE 8     OTHER BORROWED FUNDS

     Other borrowed funds as of December 31, 2001 and 2000 consists of FHLB advances of $4 million.

     FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows:

             (In thousands)
                 Maturity               Rate           2001          2000
             --------------------     -------     ---------     ---------
             September 8, 2003          6.85%     $   3,000     $   3,000
             February 18, 2010          5.91%         1,000         1,000
                                                  ---------     ---------
                  Total                           $   4,000     $   4,000
                                                  =========     =========

     The advance maturing in 2010 is convertible to a variable rate advance on specific dates at the discretion of the FHLB. Should the FHLB convert this advance, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

NOTE 9     DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

     A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. In addition, the Plan provides for the optional purchase of shares of the Company's common stock up to a maximum of $5,000 per year; however, the Board of Directors has curtailed these provisions since January 1996. A participant may withdraw from the Plan at any time. Stockholders purchased 13,431 shares in 2001 and 13,693 shares in 2000 through the Plan.

NOTE 10     EMPLOYEE BENEFITS

Retirement Plan (In thousands)

     The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent, and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2001, 2000, and 1999, the Board of Directors authorized an additional 4 percent of each eligible employee's compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2001, 2000, and 1999 to this plan amounted to $152, $128, and $114, respectively.

                                                                           P33.

Stock Option Plan

     On April 27, 2000, the Board of Directors approved and stockholders ratified the formation of a stock incentive plan and a stock option plan. The plans provide for granting incentive stock options to key officers and other employees of the Company and Bank, as determined by the Stock Option Committee and nonqualified stock options to non-employee directors of the Company. A total of 60,000 and 25,000 shares, respectively, of either authorized and unissued shares, or authorized shares, issued by and subsequently reacquired by the Company as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the date of shareholder ratification. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted are primarily vested 33 percent after one year, 33 percent after two years, and 34 percent after three years.

     The following table presents share data related to the stock option plans:

                                               Weighted-                 Weighted-
                                               average                   average
                                               Exercise                  Exercise
                               2001             Price       2000          Price
                            ----------      -----------   ---------    -----------
Outstanding, beginning         60,000      $     26.33           -    $         -
 Granted                        3,000            33.00      60,000          26.33
 Exercised                          -                -           -              -
 Forfeited                          -                -           -              -
                           ----------                    ---------

Outstanding, ending            63,000      $     26.65      60,000    $     26.33
                           ==========                    =========

Exercisable at year-end        19,800      $     26.33           -    $         -
                           ==========                    =========

     The following table summarizes characteristics of stock options outstanding at December 31, 2001:

                                   Outstanding                        Exercisable
                         ------------------------------    ---------------------------
                                               Average                      Average
                                    Average    Exercise                     Exercise
Exercise Price           Shares      Life       Price          Shares        Price
-----------------      ---------   -------    ----------      ---------    ----------
  $  26.00               20,000      8.32      $  26.00          6,600      $  26.00
  $  26.50               40,000      8.50      $  26.50         13,200      $  26.50
  $  33.00                3,000      8.44      $  33.00              -      $      -
                       ---------                              ---------
                         63,000                                19,800
                       =========                              =========

     The Company accounts for its stock option plan under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

     For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions which can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the


P34.

following weighted-average assumptions for grants in 2001 and 2000, respectively: (1) expected dividend yields of 4.24 percent and 4.58 percent; (2) risk-free interest rates of 5.47 percent and 5.10 percent; (3) expected volatility of 12 percent; and (4) expected lives of options of 10 years.

     Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of FAS No. 123, Accounting for Stock-based Compensation, net income applicable to common stock and basic and diluted net income per common share for the years ended December 31, would have been as follows:

(In thousands, except per share data)              2001         2000
                                                ---------     ---------
Net income applicable to common stock:
    As reported                                 $   2,939     $   2,479
    Pro forma                                   $   2,903     $   2,479
Basic net income per common share:
    As reported                                 $    3.95     $    3.35
    Pro forma                                   $    3.90     $    3.35
Diluted net income per common share:
    As reported                                 $    3.89     $    3.35
    Pro forma                                   $    3.84     $    3.35

NOTE 11     INCOME TAXES

Federal income tax expense consists of the following:

         (In thousands)                 2001            2000             1999
                                     ---------       ---------        ---------
         Currently payable           $   1,391       $   1,166        $   1,070
         Deferred taxes                    (38)            (22)               -
                                     ---------       ---------        ---------
            Total provision          $   1,353       $   1,144        $   1,070
                                     =========       =========        =========

                                                                           P35.

     The components of the net deferred tax assets and liabilities at December 31, are as follows:

(In thousands)                                          2001            2000
                                                      ---------       --------
Deferred tax assets:
  Allowance for loan losses                           $     617      $     540
  Deferred compensation                                      12             22
  Allowance for loss on other real estate                     2              2
  Capital loss carryforward                                   -             10
                                                      ---------      ---------
    Total                                             $     631      $     574
                                                      ---------      ---------
Deferred tax liabilities:
  Premises and equipment                              $     255      $     256
  Deferred loan origination fees, net                       136            119
  Unrealized gain on non-monetary exchange                    3              -
  Unrealized gain on investment securities                  250             79
                                                      ---------      ---------
    Total                                             $     644      $     454
                                                      ---------      ---------
      Net deferred tax assets (liabilities)           $     (13)     $     120
                                                      =========      =========

     No valuation allowance was established at December 31, 2001 in view of the Company's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

     A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:

(In thousands)                         2001                   2000                   1999
                              ----------------------  ---------------------   -------------------
                                             % of                    % of                 % of
                                            Pre-tax                 Pre-tax              Pre-tax
                                  Amount    Income     Amount       Income     Amount    Income
                                  ------   --------   ---------    --------   --------  ---------
Provision at statutory rate   $   1,459      34.0 %   $   1,232       34.0%   $  1,104     34.0%
Tax-exempt income                   (97)     (2.3)          (85)      (2.3)        (30)    (0.9)
Non-deductible interest              14       0.3            14        0.4           6      0.2
Other, net                          (23)     (0.5)          (17)      (0.5)        (10)    (0.4)
                              ----------   --------   ---------    --------   --------  ---------
Effective income tax
   and rate                   $   1,353      31.5%    $   1,144       31.6%   $  1,070     32.9%
                              ==========   ========   =========    ========   ========  =========

NOTE 12     COMMITMENTS AND CONTINGENT LIABILITIES

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

     Financial instruments whose contract amounts represent credit risk are as follows:

(In thousands)                    2001          2000
                                ---------    ---------
Commitments to extend credit    $  20,728    $  16,781
Standby letters of credit       $  1,827     $   2,097

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

     At December 31, 2001, the minimum rental commitments for all non-cancelable leases are as follows:

(In thousands)

2002                        $   193
2003                            166
2004                            153
2005                             96
2006                             98
2007 and thereafter             519
                            -------
Total                       $ 1,225
                            =======

Contingent Liabilities

     The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 13  REGULATORY RESTRICTIONS

Cash and Due from Banks (In thousands)

     The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 2001 and 2000, the Bank had required reserves of $1,907 and $1,581, respectively, comprised of vault cash and a depository amount held directly with a correspondent bank.

Dividends (In thousands)

     The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2001 the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

NOTE 14  REGULATORY CAPITAL REQUIREMENTS

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

     As of December 31, 2001 and 2000, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total riskbased, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

     The Company's actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

(In thousands)                         2001             2000
                               ----------------   ---------------
                                  Amount  Ratio    Amount   Ratio
                                --------  ------  --------  ------
Total Capital
    (to Risk-weighted Assets):
Actual                          $ 23,843  11.75%  $ 21,488  12.07%
For Capital Adequacy Purposes   $ 16,228   8.00%  $ 14,247   8.00%
To Be Well Capitalized          $ 20,285  10.00%  $ 17,808  10.00%

Tier I Capital
    (to Risk-weighted Assets):
Actual                          $ 21,453  10.58%  $ 19,384  10.89%
For Capital Adequacy Purposes   $  8,114   4.00%  $  7,123   4.00%
To Be Well Capitalized          $ 12,171   6.00%  $ 10,685   6.00%

Tier I Capital
    (to Average Assets):
Actual                          $ 21,453   9.24%   $ 19,384  9.63%
For Capital Adequacy Purposes   $  9,287   4.00%   $ 8,050   4.00%
To Be Well Capitalized          $ 11,608   5.00%   $ 10,062  5.00%

NOTE 15  FAIR VALUE DISCLOSURE

     The estimated fair values of the Company's financial instruments are as follows:

(In thousands)                              2001                   2000
                                ------------------------ ----------------------
                                  Carrying        Fair      Carrying    Fair
                                   Value         Value       Value     Value

Financial assets:               -----------   ----------  ---------  ----------
  Cash and cash equivalents     $    10,360   $   10,360  $   5,356  $    5,356
  Mortgage loans held for sale          527          527         76          76
  Investment securities:
    Available for sale               70,060       70,060     47,723      47,723
    Held to maturity                    414          450        503         537
  Net loans                         159,367      167,580    152,859     156,955
  Accrued interest receivable         1,257        1,257      1,514       1,514
  Regulatory stock                      540          540        540         540
  Bank-owned life insurance           1,447        1,447      1,375       1,375
                                -----------   ----------  ---------  ----------
  Total                         $   243,972   $  252,221  $ 209,946  $  214,076
                                ===========   ==========  =========  ==========

Financial liabilities:
  Deposits                      $   210,385   $  212,275  $ 184,305  $  184,888
  Short-term borrowings               8,252        8,252      4,157       4,157
  Other borrowed funds                4,000        4,193      4,000       4,094
  Accrued interest payable            1,166        1,166      1,773       1,773
                                -----------   ----------  ---------  ----------
  Total                         $   223,803   $  225,886  $ 194,235  $  194,912
                                ===========   ==========  =========  ==========

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

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Regulatory Stock, Short-term Borrowings, and Accrued Interest Payable

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

NOTE 16  PARENT COMPANY

     Following are condensed financial statements for the parent company:

                       CONDENSED BALANCE SHEET

(In thousands)                                          December 31,
                                                   2001        2000
                                                ---------    ---------

Assets
Cash and due from banks                         $      862    $     303
Investment securities available for sale               212          191
Investment in bank subsidiary                       21,162       19,301
Other assets                                            26            1
                                                ----------    ---------
   Total Assets                                 $   22,262    $  19,796
                                                ==========    =========

Liabilities
Dividends payable                               $      299    $     259
Other liabilities                                       12            -
                                                ----------    ---------
   Total Liabilities                                   311          259

Stockholders' equity                                21,951       19,537
                                                ----------    ---------
   Total Liabilities and Stockholders' Equity   $   22,262    $  19,796
                                                ==========    =========

                     CONDENSED STATEMENT OF INCOME

(In thousands)                               Year Ended December 31,
                                             2001       2000      1999
                                           --------   --------   --------
Dividends from bank subsidiary             $  1,418   $    889   $    766
Dividends on investment securities                9          7          -
Investment securities gain                       37         13          -
                                           --------   --------   --------
   Total income                               1,464        909        766

Other noninterest expense                        63         54         40
                                           --------   --------   --------
Net income before undistributed earnings
 of bank subsidiary and income taxes          1,401        855        726

Undistributed earnings of bank subsidiary     1,530      1,611      1,437
Income tax benefit                               (8)       (13)       (14)
                                           --------   --------   --------
   Net Income                              $  2,939   $  2,479   $  2,177
                                           ========   ========   ========

                   CONDENSED STATEMENT OF CASH FLOWS

(In thousands)                                     Year Ended December 31,
                                                 2001       2000      1999
                                              ----------  --------  --------
Operating Activities
Net income                                    $    2,939  $  2,479  $  2,177
Adjustments to reconcile net income to net
   cash provided by operating activities:
    Undistributed earnings of bank subsidiary     (1,530)   (1,611)   (1,437)
    Investment securities gains, net                 (37)      (13)        -
    Other, net                                       (14)      220       (35)
                                              ----------  --------  --------
    Net cash provided by operating activities      1,358     1,075       705
                                              ----------  --------  --------
Investing Activities
Purchases of investment securities                    70      (164)      (11)
Proceeds from sales of investment securities         (54)       35         -
                                              ----------  --------  --------
    Net cash provided by (used for)
     investing activities                             16      (129)      (11)
                                              ----------  --------  --------
Financing Activities
Dividends paid                                    (1,039)     (884)     (731)
Purchase of treasury stock                          (203)     (226)     (183)
Proceeds from dividend reinvestment
   and stock purchase plan                           427       384       286
                                              ----------  --------  --------
    Net cash used for financing activities          (815)     (726)     (628)
                                              ----------  --------  --------
Increase in cash and cash equivalents                559       220        66

Cash at beginning of year                            303        83        17
                                              ----------  --------  --------
Cash at end of year                           $      862  $    303  $     83
                                              ==========  ========  ========