Form 10KSB, Exhibit 13
period 2002-12-31
DIMECO INC
filed 2003-03-26
CIK 898037

                                   EXHIBIT 13

 DIMECO, INC.

                       11. -- Management's Discussion and
                                 Analysis of Financial Condition
                                 and Results of Operation

                       22. -- Selected Financial Data

                       23. -- Independent Auditor's Report

                       24. -- Financial Statements

                              . Consolidated Balance Sheet

                              .  Consolidated Statement of Income

                              .  Consolidated Statement
                                 of Changes in Stockholders'
                                 Equity

                              .  Consolidated Statement
                                 of Cash Flows

                      28. -- Notes to Consolidated
                                Financial Statements

                                   [GRAPHIC]

                                     Yield

                                                                    DIMECO, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     This consolidated review and analysis of Dimeco, Inc. (the "Company") is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2002 and 2001. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

     Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the "Bank"), which is wholly-owned by the Company. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities and providing trust services. The Bank's main expenses are related to interest paid on deposits and other borrowings and salary and benefits for employees. The Bank operates four full service branches in Honesdale, Hawley, Damascus, and Greentown, Pennsylvania and two off-site automatic teller machines, one in Wayne County and one in Pike County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 79 full time employees and 19 part time employees at December 31, 2002.

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

CRITICAL ACCOUNTING POLICIES

[GRAPHIC]

     The Company's accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the consolidated financial statements. Our most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

     Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company's allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio.

Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company's methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of "Notes to Consolidated Financial Statements" commencing on page 28 of this Annual Report.

Mortgage Servicing Rights

     The Bank originates residential mortgages that are sold on the secondary market and it is the Bank's normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold to the secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights in other assets and recognizes other income from the mortgage banking activity. The capitalized servicing rights are amortized against noninterest income in proportion to, and over the periods of, the estimated net servicing income of the underlying financial assets.

DIMECO, INC.

     Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is determined using quoted prices for similar assets with similar characteristics, when available, or estimated based on projected discounted cash flows using market based assumptions. The Bank primarily uses the discounted cash flow method.

Deferred Tax Assets

     We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in
Note 11 of the consolidated financial statements.

     All dollars are stated in thousands, with the exception of per share numbers.

STATEMENT OF CONDITION

     The Company recorded another double-digit growth year with an increase in assets of $32,078 or 12.9% from December 31, 2001 to December 31, 2002. The majority of the expansion was centered in loans and to a smaller degree in the investment portfolio.

     Cash and cash equivalents decreased $3,130 or 30.2% from December 31, 2001 to December 31, 2002. Management decreased balances of federal funds sold and maintained larger balances of investments in order to take advantage of higher interest rates offered in these assets.

[GRAPHIC]

     Investment securities available for sale increased $8,820 or 12.6% during the year 2002. Growth was centered mainly in U.S. Government agency bonds. Management chose to invest more heavily in "step-up" issues which typically have opportunities for increased interest rates over their life and include various call features. In the low interest rate environment of the year 2002, fixed rate bonds offered in the market, if available, were priced similarly to variable interest rate bonds but without the opportunity for higher interest rates as the bonds age. The initial interest rate paid on the bonds was comparable to fixed rate bonds, but over the life of the instrument offers the guarantee of higher interest rates if not called by the issuer. Management has purchased these bonds with staggered call opportunities in an effort to offset some of the interest rate risk associated with the potential of having all the bonds being called and not having comparable or otherwise acceptable offerings available at the time of the calls.

     Loans increased $25,621 or 15.8% with commercial real estate loans as the major contributor to growth. These loans increased $17,945 or 25.3% during 2002 with loans granted to customers in a wide array of business sectors. We have granted loans in a variety of industries including children's camps, manufacturing, real estate development, and hospitality and retail sales. Corresponding commercial loan activity increased $4,970 or 21.2% to fund general business needs such as equipment and inventory purchases for new and existing customers. The Company has targeted loan growth in the small business sector through the addition in 2001 of a respected, locally-known commercial loan officer who has worked with our community office managers to attract new customers. Residential mortgage business continued to be strong in 2002 with the Company showing an increase of $2,171 or 4.6% consisting primarily of variable interest rate mortgages retained by the Company to lessen the interest rate risk based on the current low interest rate environment. Additionally, approximately $18 million of residential mortgage loans originated during 2002 were sold in the secondary market.

     Deposits increased $28,974 or 13.8% from December 31, 2001 to December 31, 2002. Customers have expressed the desire to keep their funds in the more secure banking environment than to risk further declines in the stock market. All categories of interest-bearing deposits increased with the largest growth in time deposits of less than $100, which increased $12,302 or 16.0% during 2002. The Bank featured a 36 month certificate of deposit for nine months that gives the flexibility to depositors of increasing the interest rate once over the term of the deposit. This product compliments the Choice CD product, our 12 month certificate of deposit that gives the customer the ability to add to the certificate, withdraw funds once during the term and increase the rate once over the term. Time deposits of $100 or greater increased slightly indicating that the Company was able to maintain 2001 existing customers in this type deposit, including balances of an additional large municipal customer. Interest-bearing demand deposits increased $8,022 or 26.8%, attributable to a wide variety of products including a packaged checking account and tiered interest rate pricing of various products. Historically, our principal municipal depositor has held funds in certificate of deposits but this year they invested in a combination of interest-bearing checking accounts and CDs. Savings accounts increased $7,178 or 21.2% with a large base of customers increasing their balances during the year. The statement savings product has tiered interest rates with the highest tier paying rates similar to money market pricing while still allowing the flexibility of withdrawal.

                                                                    DIMECO, INC.

CAPITAL RESOURCES

     Total stockholders' equity increased $2,568 or 11.7% during 2002. The largest component of the growth is from net income of $3,371, representing a return on average equity of 14.5% and a return on average assets of 1.3%. Offsetting this increase was $1,225 in dividend declarations, representing a dividend payout of 36.3%. Dividends per share in 2002 were $1.63, an increase of 12.4% over the $1.45 declared in 2001. The Company's equity to asset ratio of 8.7% continues to show a strong capital position. Management has targeted a range of between 8.0% and 9.0% as the optimal range for shareholder value. Stockholders have continued to utilize the dividend reinvestment plan as a method to acquire additional stock in a convenient fashion. Approximately two thirds of our stockholders were enrolled in the plan at year end, contributing $500 to capital in 2002. In an effort to minimize the dilutive effect of additional shares issued, management has consistently purchased treasury stock as available to fund plan purchases. In 2002 5,534 shares were purchased at a price of $231 for use in the plan . In January 2003 the plan was rewritten eliminating the need for the Company to purchase treasury shares for use by the dividend reinvestment plan. The transfer agent will now purchase stock as available for the plan as dividends are paid.

     The following table represents the Company's capital position as it compares to regulatory guidelines at December 31, 2002:

                       Dimeco, Inc.   "Well-Capitalized"   Minimum Requirements
                       ------------   ------------------   --------------------
Leverage Ratio            9.21%             5.00%                 4.00%
Tier 1 Capital Ratio     10.50%             6.00%                 4.00%
Total Capital Ratio      11.75%            10.00%                 8.00%

LIQUIDITY

     Liquidity management is vital to the operation of a financial services business. The Company must have sufficient cash flows to meet a variety of needs including satisfying the credit needs of our borrowers and withdrawal requests of our depositors. In addition, the Company should have sufficient liquidity to capitalize on investment business opportunities as they arise and to fund the Company's operations with consideration to regulatory guidelines while attention is paid to limiting excess liquidity, which could hamper profitability.

     The Company's primary source of liquidity is the ability to retain and expand deposits through the Bank's branch network. Assets including investments available for sale and loans may be sold. The Bank also has the ability to borrow up to an additional $47 million through the Federal Home Loan Bank of Pittsburgh. Normal operating liquidity comes from payments on existing loans, sales of loans held for sale in the secondary market, operating income, use of federal funds sold and due from banks, maturities in the investment portfolio and increases in short-term borrowings. In reviewing the Consolidated Statement of Cash Flows included in this report, the primary source of liquidity during the past three years has been calls and maturities of securities available for sale, increases in deposits and proceeds from sales of residential mortgages. The funds were then used primarily to purchase additional securities available for sale, to grant loans and to originate additional loans held for sale.

INTEREST RATE SENSITIVITY

     The Company derives income by acting as a depository financial intermediary. Responsibility for monitoring the possible effects on income from changes in interest rates is vested in the Asset Liability Committee (ALCO). This committee is comprised of Senior Management and reports to the Board of Directors on a quarterly basis. Interest rate sensitivity is measured in order to estimate earnings volatility in varying interest rate scenarios. The ALCO uses two separate analyses to estimate the effects on the income statement of changes in interest rates. Both analyses have limitations in that they assume that assets and liabilities will move in a parallel fashion in a changing environment. In reality, assets and liabilities may react differently to changes in interest rates with some lagging behind the changes and some changing in advance of a deviation in rates. The analyses also contain assumptions regarding the time frames in which to place deposit balances. Other than time deposits, management must assign all liabilities to sensitivity periods and therefore makes assumptions as to the life of our core deposits. One of the inherent limitations of any analysis method is the lack of

                                                                       [GRAPHIC]

DIMECO, INC.

measurement for management's ability to alter the structure of the balance sheet by making interest rates more attractive to customers on either the loan or deposit products or by leveraging the balance sheet with FHLB borrowings.

     The first analysis is referred to as the Statement of Interest Sensitivity Gap. This statement attempts to match maturities and repricing opportunities of assets and liabilities by specific time frames to determine whether the institution is asset or liability sensitive. An asset sensitive position in a certain time frame reflects a greater value of assets repricing than liabilities repricing in that time frame. This mismatch of assets and liabilities in a time frame is referred to as the gap. Generally an asset sensitive gap will benefit the Company in a rising interest rate environment.

     Following is the statement at December 31, 2002:

                      STATEMENT OF INTEREST SENSITIVITY GAP

(In thousands)                   90 days    **90 days      1 - 5
                                 or less   but * 1 year    years     **5 years     Total
                                 -------   ------------   --------   ---------   --------
Assets:
Interest-bearing deposits        $   196     $    --      $     --    $    --    $    196
Mortgage loans held for sale       1,195          --            --         --       1,197
Investment securities
   available for sale (1)         34,249       1,768        12,110     31,283      79,410
Investment securities
   held to maturity (1)               --          --           426         --         426
Loans (1)                         21,200      79,021        56,655     30,958     187,834
                                 -------     -------      --------    -------    --------
Rate sensitive assets            $56,841     $80,789      $ 69,191    $62,241    $269,062
                                 =======     =======      ========    =======    ========

Liabilities:
Interest-bearing deposits:
   Interest-bearing demand (2)   $ 3,035     $ 9,483      $ 25,414    $    --    $ 37,932
   Money market (3)                  536       1,578         1,041         --       3,155
   Savings (2)                     3,278      10,242        27,449         --      40,969
   Time deposits                  32,502      59,295        42,968                134,765
Short-term borrowings              8,928          --            --         --       8,928
Other borrowings                      --       3,000            --      1,000       4,000
                                 -------     -------      --------    -------    --------
Rate sensitive liabilities       $48,279     $83,598      $ 96,872    $ 1,000    $229,749
                                 =======     =======      ========    =======    ========

Interest sensitivity gap         $ 8,563     $(2,809)     $(27,681)   $61,241    $ 39,313
Cumulative gap                   $ 8,563     $ 5,753      $(21,928)   $39,313
Cumulative gap to total assets      3.05%       2.05%        -7.81%     13.99%

     (1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.
     (2) Interest-bearing demand deposits, Passbook savings and Statement savings are segmented based on the percentage of decay method. The decay rates used include 8.00% 0-3 months, 12.50% 4-6 months, 12.50% 7-12 months and 67.00% 13-36 months.
     (3) Money market deposits are segmented based on the percentage of decay method. The decay rates used include 17.00% 0-3 months, 25.00% 4-6 months, 25.00% 7-12 months and 33.00% 13-36 months.
     (4) Includes Federal Home Loan Bank and Atlantic Central bankers Bank stock which is included in Other Assets in the Consolidated Financial Statements.
     (5) Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.

                                                                    DIMECO, INC.

[GRAPHIC]

     This statement reflects an asset sensitive position at 90 days or less, changing to a liability sensitive position at one year. These ratios are within the tolerance levels set by the Board of Directors.

     The second analysis tool used to monitor interest rate sensitivity is Interest Rate Shock Analysis. This analysis tool attempts to monitor the effects on income of a parallel shift in interest rates of 200 basis points at one time. Once again, this analysis uses numerous assumptions such as the maturity of core deposits and the propensity to replace matured assets with similar loans and investments. The Board determines tolerance levels at which management must adjust the composition of the balance sheet to alleviate the potential effect on income. According to the analysis, the Company would suffer a decrease of $605 or 5.7 % in net interest income if interest rates were to rapidly decrease 200 basis points. Management believes that in the current low interest rate environment the possibility of interest rates declining 200 basis points is not merited and therefore we have not given the same priority to this condition as we would in a higher interest rate environment. Conversely, if interest rates were to rapidly increase 200 basis points, net interest income would increase $457 or 4.3%. Both results are within internal tolerance levels.

ALLOWANCE FOR LOAN LOSSES

     Risk assessment in relation to the loan portfolio is the largest assumption management makes in the financial statements. We believe that the tools we employ are sufficient to make this assessment and believe that the amount in the allowance for loan losses at December 31, 2002 was adequate to absorb probable losses inherent in the loan portfolio. This judgment is subjective and a significant decline in loan quality could require a change in the estimate and possibly a decrease in future net income.

     All losses on loans and recoveries of previous charge offs are recognized through the allowance account. The allowance is established by charges to the provision for loan losses expense account. Loans are charged off according to standards and procedures enumerated in the Bank's loan policy. Generally this is when management believes that collection of the principal amount is doubtful based on delinquency, collateral value, status or bankruptcy filings.

     Commercial loans are reviewed for potential losses in accordance with FAS No. 114, Accounting by Creditors for Impairments of a Loan and include an analysis of the fair value of the underlying collateral or the present value of expected future cash flows when management believes that there is deterioration in the loan quality.

     The Company employs the services of an outside, independent and experienced loan review agency to conduct a review of the loan portfolio. All commercial loan relationships in excess of a predetermined value are examined and a risk rating assigned. Management evaluates smaller loans in homogeneous pools based on the perceived risk inherent on each category. Both internal assessments and those conducted by the outside review team utilize a number of factors in determining the risk rating assigned. These factors include historical analysis, delinquency, financial ratio analysis, concentrations of credit risk, local and national economic conditions, banking trends, regulatory evaluations and management's judgment. Risk ratings are then assigned based on these factors. The loan review evaluation uses these ratings as the base to determine the appropriate level in the allowance. Each loan rating category and homogeneous pool is reviewed using a weighted average of our experience over the past five years. This evaluation is based on specific charge-off experience of similarly graded loans in order to predict future risk in the loan categories.

     The allowance for loan losses is reviewed monthly by management and at least quarterly by the Board of Directors. The allowance represented 1.50% of loans at December 31, 2002 and 1.47% at December 31, 2001. Each institution's loan portfolio must be independently analyzed for inherent risk but industry comparisons may help indicate trends. Regulatory reports which compare the Bank to a national peer group of similar asset size institutions indicate other institutions to have an average level of 1.32%. Loans at December 31, 2002 that were greater than 90 days past due, in nonaccrual status or impaired were $3,719 or 2.0% of net loans.

                                                                       [GRAPHIC]

DIMECO, INC.

     The specifics of loans charged off and recoveries to the allowance for loan losses by category for the past three years are as follows:

                        SUMMARY OF LOAN LOSS EXPERIENCE

(In thousands)                                   2002     2001     2000
                                                ------   ------   ------
Balance January 1,                              $2,373   $2,088   $1,834

Charge-offs:
   Commercial                                      100      218      170
   Real estate                                      48      208      442
   Installment                                     151      199      165
                                                ------   ------   ------
   Total charge-offs                               299      625      777
                                                ------   ------   ------
Recoveries:
   Commercial                                        6       11       38
   Real estate                                      23        8       22
   Installment                                      40       24       41
                                                ------   ------   ------
   Total recoveries                                 69       43      101
                                                ------   ------   ------
Net charge-offs                                    230      582      676

Additions charged to operations                    675      867      930
                                                ------   ------   ------
Balance December 31,                            $2,818   $2,373   $2,088
                                                ======   ======   ======

Ratio of net charge-offs during the
   period to average loans outstanding
   during the period                               .13%     .37%     .46%

Allowance for loan loss as a % of average
   loans outstancing                              1.63%    1.49%    1.42%

                                      LOANS

                             [GRAPHIC APPEARS HERE]

[GRAPHIC]

                                                                    DIMECO, INC.

                       DISTRIBUTION OF ASSETS, LIABILITIES
                            AND STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIAL

(In thousands)                                        2002                             2001
                                         -------------------------------   -------------------------------
                                           Average     Revenue/   Yield/     Average     Revenue/   Yield/
                                         Balance (3)    Expense    Rate    Balance (3)    Expense    Rate
                                         -----------   --------   ------   -----------   --------   ------
ASSETS
Interest-earning assets:
Total Loans (1)(4)                        $172,368      $12,472     7.24%    $158,521     $13,948     8.80%
Investment securities:
   Taxable (5)                              61,700        2,571     4.17%      51,025       2,880     5.64%
   Exempt from federal income tax(2)         6,500          470     7.23%       5,260         391     7.43%
Interest-bearing deposits                    2,196           34     1.55%       1,765          67     3.80%
Federal funds sold                           4,971           81     1.63%       4,303         168     3.90%
                                          --------      -------              --------     -------
Total interest-earning assets/
   interest income                         247,735       15,628     6.31%     220,874      17,454     7.90%

Cash and due from banks                      6,507                              5,039
Premises and equipment, net                  4,088                              4,101
Other assets, less allowance
   for loan losses                           1,403                              2,155
                                          --------                           --------
Total assets                              $259,733                           $232,169
                                          ========                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                   $ 39,413      $   532     1.35%      33,082     $   727     2.20%
Interest-bearing checking                   35,952          317     0.88%      30,811         497     1.61%
Time deposits                              122,846        4,358     3.55%     114,488       6,223     5.44%
Short-term borrowings                       10,821          143     1.32%       7,259         178     2.45%
Federal Home Loan Bank advances              4,065          268     6.59%       4,039         268     6.64%
                                          --------      -------              --------     -------
   Total interest-bearing liabilities/
      interest expense                     213,097        5,618     2.64%     189,679       7,893     4.16%

Noninterest-bearing deposits                21,294                             18,994
Other liabilities                            2,075                              2,518
                                          --------                           --------
Total liabilities                          236,466                            211,191

Stockholders' Equity                        23,267                             20,978
                                          --------                           --------
Total Liabilities and
   Stockholders' Equity                   $259,733                           $232,169
                                          ========                           ========
                                                        -------                           -------
   Net interest income/interest spread                  $10,010     3.67%                 $ 9,561     3.74%
                                                        =======   ======                  =======   ======

Margin Analysis:
Interest income/earning assets                          $15,628     6.31%                 $17,454     7.90%
Interest expense/earning assets                           5,618     2.27%                   7,893     3.57%
                                                        -------   ------                  -------   ------
Net interest income/earning assets                      $10,010     4.04%                 $ 9,561     4.33%
                                                        =======   ======                  =======   ======

Ratio of average interest-earning
   assets to average
   interest-bearing liabilities                                   116.25%                           116.45%

(In thousands)                                         2000
                                         -------------------------------
                                           Average     Revenue/   Yield/
                                         Balance (3)   Expense     Rate
                                         -----------   --------   ------
ASSETS
Interest-earning assets:
Total Loans (1)(4)                         $145,339     $13,183     9.07%
Investment securities:
   Taxable (5)                               35,894       2,264     6.31%
   Exempt from federal income tax(2)          4,660         358     7.67%
Interest-bearing deposits                     1,350          60     4.44%
Federal funds sold                            3,095         200     6.46%
                                           --------     -------
Total interest-earning assets/
   interest income                          190,338      16,065     8.44%

Cash and due from banks                       3,662
Premises and equipment, net                   4,033
Other assets, less allowance
   for loan losses                            3,214
                                           --------
Total assets                               $201,247
                                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings                                    $ 34,576     $   936     2.71%
Interest-bearing checking                    29,189         652     2.23%
Time deposits                                91,975       5,228     5.68%
Short-term borrowings                         5,400         251     4.65%
Federal Home Loan Bank advances               2,313         147     6.36%
                                           --------     -------
   Total interest-bearing liabilities/
      interest expense                      163,453       7,214     4.41%

Noninterest-bearing deposits                 17,267
Other liabilities                             2,159
                                           --------
Total liabilities                           182,879

Stockholders' Equity                         18,368
                                           --------
Total Liabilities and
   Stockholders' Equity                    $201,247
                                           ========
                                                        -------
   Net interest income/interest spread                  $ 8,851     4.03%
                                                        =======   ======

Margin Analysis:
Interest income/earning assets                          $16,065     8.44%
Interest expense/earning assets                           7,214     3.79%
                                                        -------   ------
Net interest income/earning assets                      $ 8,851     4.65%
                                                        =======   ======

Ratio of average interest-earning
   assets to average
   interest-bearing liabilities                                   116.45%

(1)  Nonaccrual loans are not included.
(2) Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)  Average balances are calculated using daily balances.
(4)  Interest on loans includes fee income.
(5)  Includes equity investments in FHLB and ACBB

DIMECO, INC.

                     RATE/VOLUME ANALYSIS OF CHANGES IN NET
                                 INTEREST INCOME

(In thousands)                                  2002 Compared to 2001         2001 Compared to 2000
                                             ---------------------------   ---------------------------
                                               Total        Caused by        Total       Caused by
                                             Variance   Rate(1)   Volume   Variance   Rate(1)   Volume
                                             --------   -------   ------   --------   -------   ------
Interest income:
   Loans (gross)                             $(1,476)   $(2,694)  $1,218    $  765     $(431)   $1,196
   Investment securities:
      Taxable                                   (309)      (912)     603       616      (338)      954
      Exempt from federal income tax              79        (13)      92        33       (13)       46
   Interest-bearing deposits                     (33)       (49)      16         7       (11)       18
   Federal funds sold and securities
      purchased under agreements to resell       (87)      (113)      26       (32)     (110)       78
                                             -------    -------   ------    ------     -----    ------
Total interest-earning assets                 (1,826)    (3,781)   1,955     1,389      (903)    2,292
                                             -------    -------   ------    ------     -----    ------

Interest expense:
   Savings                                      (195)      (334)     139      (209)     (169)      (40)
   Interest-bearing checking                    (180)      (263)      83      (155)     (191)       36
   Time deposits                              (1,865)    (2,319)     454       995      (285)    1,280
   Securities sold under agreements
      to repurchase                              (35)      (122)      87       (73)     (159)       86
   Federal Home Loan Bank advances                --         (2)       2       121        11       110
                                             -------    -------   ------    ------     -----    ------
Total interest-bearing liabilities            (2,275)    (3,040)     765       679      (793)    1,472
                                             -------    -------   ------    ------     -----    ------
Net change in net interest income            $   449    $  (741)  $1,190    $  710     $(110)   $  820
                                             =======    =======   ======    ======     =====    ======

          (1) Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

RESULTS OF OPERATIONS

     Net income for the year 2002 increased $432 or 14.7% over income recorded for the year 2001. The improvement in income in 2002 was attributable to higher net interest income, greater noninterest income and operating efficiencies.

Net Interest Income

     Net interest income, representing the difference between interest received on assets and interest paid for liabilities, is the main component of income for the Company. This discussion of net interest income should be read in conjunction with the tables Distribution of Assets, Liabilities and Stockholders' Equity and Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income.

     With the 2001 declines in prime interest rates and varying repricing periods for loans, the average interest rate earned in the loan portfolio declined 156 basis points during 2002. The Bank has approximately 66% of the loan portfolio in variable interest rates. In light of this, interest earned on loans decreased $1,476 or 10.6%.

                                                                    DIMECO, INC.

The average interest rate earned on the loan portfolio declined from 8.80% to 7.24% from 2001 to 2002. Simultaneously, the average balance of loans increased $13,847 or 8.7%, offsetting the negative effects of lower interest rates.

     Average taxable investment securities increased $10,675 or 20.9% from 2001 to 2002. While the Company continued to invest deposit increases in loans whenever credit-worthy opportunities arose, deposits grew at a faster pace than was seen in the loan portfolio. Assets not devoted to loans are invested in securities with consideration given to liquidity management. The average interest rate earned on the portfolio declined from 5.64% to 4.17% from 2001 to 2002. Market rates available were at lower interest rates in 2002 than in 2001 and management maintained a segment of the portfolio in short term investments due to the low interest rate environment. The primary bonds purchased were either commercial paper or U.S. Government Agency Step-up bonds with call features. The net effect of declining interest rates combined with additional funds invested resulted in a decrease of $308 or 10.7% in revenue from these assets.

     Declines in interest earned on the tax exempt investments, interest-bearing deposits in other banks and federal funds sold occurred with similar increases in the average balances of these items while the average interest rate earned was indicative of the lower market rates seen in general.

     With the decline of market interest rates, the Company was able to maintain existing deposits and enhance its deposit base while paying a lower rate of interest. Interest expense decreased $2,275 or 28.8% from 2001 to 2002. The largest component of interest expense is that paid for time deposits. Average time deposits increased $8,358 from 2001 to 2002 while the average interest rate paid for the deposits decreased 189 basis points resulting in $1,865 or 30.0% less interest expense for those deposits over the prior period. The tables also reflect decreases in savings interest expense of $195 or 26.8% as a result of lowering the interest rate paid on these deposits 85 basis points with the average liability increasing $6,331 or 19.1%. Average interest-bearing checking balances increased $5,141 or 16.7% from 2001 to 2002 while the average interest rate paid on the deposits declined 73 basis points to 0.88%, reflecting a decrease of $180 or 36.2% in expense relating to these deposits.

     Short term borrowings represent commercial sweep accounts granted to select depositors who typically maintain higher balances and are not able to benefit from interest-bearing checking accounts. The average balance of these accounts increased by $3,562 or 49.1% while the average interest rate paid on the accounts declined from 2.45% to 1.32% resulting in a $35 decrease in expense from 2001 to 2002. Interest on these accounts is tiered by balance and is directly affected by market interest changes.

                                   NET INCOME

                             [GRAPHIC APPEARS HERE]

                                                                       [GRAPHIC]

DIMECO, INC.

Provision for Loan Losses

[GRAPHIC}

     The provision for loan losses decreased $192 or 22.2% from 2001 to 2002. Upon reviewing the results of the analysis of the allowance for loan losses at December 31, 2002, management believes that the provision expense is adequate at this lower level. Loan delinquency in 2002 was consistently lower for each month end than our historical review. Impaired loans did increase in December 2002 as a result of management's concern regarding one credit relationship. Management has taken into consideration all impaired loans when determining the proper level of the allowance and believes that the allowance is appropriate at the level of 1.50% of total loans.

Noninterest Income

     Although the main source of revenue for a financial services company is from net interest income, the category of noninterest income is rapidly gaining importance as interest spreads are challenged from greater competition and the current low interest rate environment. Included in noninterest income is revenue relating to services rendered and activities conducted within regulatory guidelines. Service charges on deposit accounts is the largest of these revenue producing items and represents fees relating to maintenance of the accounts including overdraft fees, minimum balance fees and transaction fees. There was an increase of $36 or 6.4% in 2002 versus 2001. Deposit accounts affected by service charges increased $15,909 or 17.9%. Service charge income is not directly proportionate to the deposit base in that the Company did receive a higher percentage of overdraft charges on accounts in 2001 due to several commercial customers incurring fees in 2001 who had corrected their finances in 2002 and did not incur the same charges. Management continues to work diligently to collect all fees assessed.

     Net gains on mortgage loans held for sale increased $165 or 57.5% in 2002 as compared to 2001. The residential mortgage department originated 287 loans in 2002 as compared to 218 in 2001. The Company generally sells these loans in the secondary market and retains the servicing of the loans. Customers either refinanced existing mortgages or purchased new residences due to the low interest rate environment of 2002. The Company has devoted its resources to ensure that the loans will be sold in a timely manner thereby limiting the volatility relating to interest rate changes.

Noninterest Expense

     The largest category of expenses that is not related to interest is salaries and employee benefit expense. The Company recorded expense of $3,004 in 2002, an increase of $49 or 1.7% over 2001. As was experienced nationally, expenses relating to medical insurance benefits for employees increased approximately 25% in September 2002. At that time the Company analyzed all benefits offered to employees and determined that the insurance increase could be partially offset by changing several benefits which were not critical to staff retention. Employees received an average payroll increase of 6.1% from 2001 to 2002. Bank industry peer group comparisons reflect efficiencies in this area. The latest periods available are for the nine months ended September 30, 2002 and reflect that the Bank had personnel expense per employee of $33.6 as compared to the national average of $40.2. In addition, the Bank had $3,000 assets per employee versus the peer group average of $2,730.

     Professional fees increased $61 or 24.1% from 2001 to 2002 as a result of a number of new expenses including the creation of a bank-wide business recovery plan, legal review and update of standard regulatory filings, and the review and re-write of the dividend reinvestment plan.

                                                                    DIMECO, INC.

MARKET PRICES OF STOCK/DIVIDENDS PAID

     The Company's stock is currently listed on the OTC Bulletin Board under the symbol "DIMC". The book value per share at December 31, 2002 was $32.50 as compared to $29.40 at December 31, 2001. There were approximately 694 shareholders of record at December 31, 2002. This number does not include persons or entities who hold their stock in nominee name through various brokerage firms.

     The following table sets forth high and low sale prices per share of the common stock for the calendar quarters indicated, based upon information obtained from published sources:

                    MARKET PRICES OF STOCK/DIVIDENDS DECLARED

                                    2002                           2001
                         --------------------------   --------------------------
                                           Dividend                     Dividend
                          High     Low     Declared    High     Low     Declared
                         ------   ------   --------   ------   ------   --------
First Quarter            $40.00   $35.60     $0.40    $30.25   $28.50     $0.35
Second Quarter           $44.00   $40.63     $0.40    $34.00   $29.63     $0.35
Third Quarter            $44.00   $42.20     $0.40    $38.00   $32.50     $0.35
Fourth Quarter           $47.50   $42.75     $0.43    $38.50   $35.35     $0.40

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

                                 CASH DIVIDENDS

                             [GRAPHIC APPEARS HERE]

                                                                       [GRAPHIC]

DIMECO, INC.

                       SUMMARY OF SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)     2002       2001        2000      1999       1998
                                                --------   --------   --------   --------   --------
Summary of operations
Interest Income                                 $ 15,468   $ 17,320   $ 15,943   $ 13,882   $ 12,616
Interest expense                                $  5,618   $  7,893   $  7,214   $  6,054   $  5,611
Net interest income                             $  9,850   $  9,427   $  8,729   $  7,828   $  7,005
Provision for loan losses                       $    675   $    867   $    930   $    504   $    451
Net interest income after provision
   for loan losses                              $  9,175   $  8,560   $  7,799   $  7,324   $  6,554
Other income                                    $  1,719   $  1,561   $  1,173   $    783   $    930
Other expenses                                  $  5,974   $  5,829   $  5,349   $  4,860   $  4,356
Income before income taxes                      $  4,920   $  4,292   $  3,623   $  3,247   $  3,128
Income taxes                                    $  1,549   $  1,353   $  1,144   $  1,070   $  1,011

Net income                                      $  3,371   $  2,939   $  2,479   $  2,177   $  2,117

----------------------------------------------------------------------------------------------------

Per common share
Earnings per share - basic                      $   4.49   $   3.95   $   3.35   $   2.97   $   2.90
Earnings per share - diluted                    $   4.37   $   3.89   $   3.35   $   2.97   $   2.90
Cash dividends                                  $   1.63   $   1.45   $   1.25   $   1.05   $    .95
Book value                                      $  32.50   $  29.40   $  26.44   $  23.76   $  22.11
Shares outstanding at year end                   753,600    746,285    738,988    733,421    730,518

----------------------------------------------------------------------------------------------------

Balance sheet data - end of year
Total assets                                    $280,952   $248,874   $214,993   $194,667   $176,474
Loans, net of unearned                          $187,361   $161,740   $154,947   $137,526   $124,961
Loans held for sale                             $  1,195   $    527   $     76   $    237   $    923
Investment securities:
   Available for sale                           $ 78,880   $ 70,060   $ 48,263   $ 31,247   $ 36,361
      Held to maturity                          $    426   $    414   $    503   $ 15,570   $  2,923
Deposits                                        $239,359   $210,385   $184,305   $167,294   $154,893
Stockholders' equity                            $ 24,519   $ 21,951    $19,537   $ 17,423   $ 16,153

----------------------------------------------------------------------------------------------------

Performance
Return on average assets                            1.30%      1.27%      1.23%      1.16%      1.29%
Return on average equity                           14.49%     14.01%     13.50%     12.97%     13.75%
Dividend payout ratio                              36.30%     36.71%     37.22%     35.32%     32.76%
Average equity to average assets ratio              8.96%      9.04%      9.13%      8.91%      9.39%

[GRAPHIC]

                                  CONSOLIDATED
                              FINANCIAL HIGHLIGHTS

                                                                        % Increase
(amounts in thousands, except per share)             2002      2001     (decrease)
                                                  --------   --------   ----------
Performance for the year ended December 31,
   Interest income                                $ 15,468   $ 17,320     (10.69%)
   Interest expense                               $  5,618   $  7,893     (28.82%)
   Net interest income                            $  9,850   $  9,427       4.49%
   Net income                                     $  3,371   $  2,939      14.70%

----------------------------------------------------------------------------------

Shareholders' Value (per share)
   Net income - basic                             $   4.49   $   3.95      13.67%
   Net income - diluted                           $   4.37   $   3.89      12.34%
   Dividends                                      $   1.63   $   1.45      12.41%
   Book value                                     $  32.50   $  29.40      10.54%
   Market value                                   $  44.10   $  38.50      14.55%
   Market value/book value ratio                    135.70%    130.95%      3.63%
   Price/earnings multiple                             9.8X       9.7X      1.03%
   Dividend yield                                     3.90%      4.16%     (6.25%)

----------------------------------------------------------------------------------

Financial Ratios
   Return on average assets                           1.30%      1.27%      2.36%
   Return on average equity                          14.49%     14.01%      3.43%
   Shareholders' equity/asset ratio                   8.73%      8.82%     (1.02%)
   Dividend payout ratio                             36.30%     36.71%     (1.12%)
   Nonperforming assets/total assets                   .43%       .51%    (15.69%)
   Allowance for loan loss as a % of loans            1.50%      1.47%      2.04%
   Net charge-offs/average loans                       .13%       .37%    (64.86%)
   Allowance for loan loss/nonaccrual loans         467.79%    925.02%    (49.43%)
   Allowance for loan loss/non-performing loans     236.38%    208.85%     13.18%
   Risk-based capital                                11.75%     11.75%        --

----------------------------------------------------------------------------------

Financial Position at December 31,
   Assets                                         $280,952   $248,874      12.89%
   Loans                                          $187,361   $161,740      15.84%
   Deposits                                       $239,359   $210,385      13.77%
   Stockholders' equity                           $ 24,519   $ 21,951      11.70%

----------------------------------------------------------------------------------


                                                                    DIMECO, INC.

                         REPORT OF INDEPENDENT AUDITORS

SNODGRASS
Certified Public Accountants and Consultants

Board of Directors and Stockholders
Dimeco, Inc.

[GRAPHIC]

     We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ S.R. Snodgrass, A.C.
---------------------------
Wexford, PA
February 7, 2003

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344
Facsimile: 724-934-0345

DIMECO, INC.

                           CONSOLIDATED BALANCE SHEET

(In thousands)                                                       December 31,
                                                                 -------------------
                                                                   2002       2001
                                                                 --------   --------
Assets
Cash and due from banks                                          $  7,033   $  7,147
Interest-bearing deposits in other banks                              197        153
Federal funds sold                                                     --      3,060
                                                                 --------   --------
   Total cash and cash equivalents                                  7,230     10,360

Mortgage loans held for sale (market value of $1,199 and $527)      1,195        527
Investment securities available for sale                           78,880     70,060
Investment securities held to maturity
   (market value of $462 and $450)                                    426        414

Loans (net of unearned income of $746 and $766)                   187,361    161,740
Less allowance for loan losses                                      2,818      2,373
                                                                 --------   --------
   Net loans                                                      184,543    159,367

Premises and equipment                                              4,262      4,024
Accrued interest receivable                                         1,224      1,257
Other assets                                                        3,192      2,865
                                                                 --------   --------
   TOTAL ASSETS                                                  $280,952   $248,874
                                                                 ========   ========
Liabilities
Deposits:
   Noninterest-bearing                                           $ 22,538   $ 22,319
   Interest-bearing                                               216,821    188,066
                                                                 --------   --------
      Total deposits                                              239,359    210,385

Short-term borrowings                                               8,928      8,252
Other borrowed funds                                                4,000      4,000
Accrued interest payable                                              842      1,166
Other liabilities                                                   3,304      3,120
                                                                 --------   --------
   TOTAL LIABILITIES                                              256,433    226,923
                                                                 --------   --------

Stockholders' Equity
Common stock, $.50 par value; 3,000,000 shares authorized;
754,479 and 746,785 shares issued                                     377        374
Capital surplus                                                     3,648      3,349
Retained earnings                                                  19,908     17,762
Accumulated other comprehensive income                                624        484
Treasury stock, at cost (879 and 500 shares)                          (38)       (18)
                                                                 --------   --------
   TOTAL STOCKHOLDERS' EQUITY                                      24,519     21,951
                                                                 --------   --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $280,952   $248,874
                                                                 ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

[GRAPHIC]

                                                                    DIMECO, INC.

                        CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)                   Year Ended December 31,
                                                      ---------------------------
                                                       2002      2001      2000
                                                      -------   -------   -------
Interest Income
Interest and fees on loans                            $12,472   $13,948   $13,183
Interest-bearing deposits in other banks                   34        67        61
Federal funds sold                                         81       168       200
Investment securities:
   Taxable                                              2,571     2,879     2,263
   Exempt from federal income tax                         310       258       236
                                                      -------   -------   -------
   Total interest income                               15,468    17,320    15,943
                                                      -------   -------   -------

Interest Expense
Deposits                                                5,207     7,447     6,816
Short-term borrowings                                     143       178       280
Other borrowed funds                                      268       268       118
                                                      -------   -------   -------
   Total interest expense                               5,618     7,893     7,214
                                                      -------   -------   -------

Net Interest Income                                     9,850     9,427     8,729

Provision for loan losses                                 675       867       930
                                                      -------   -------   -------
Net Interest Income After Provision for Loan Losses     9,175     8,560     7,799
                                                      -------   -------   -------

Noninterest Income
Service charges on deposit accounts                       600       564       488
Mortgage loans held for sale gains, net                   451       286        67
Investment securities gains                                12        37        13
Other income                                              656       674       605
                                                      -------   -------   -------
   Total noninterest income                             1,719     1,561     1,173
                                                      -------   -------   -------

Noninterest Expense
Salaries and employee benefits                          3,004     2,955     2,580
Occupancy expense, net                                    539       532       487
Furniture and equipment expense                           469       446       414
Professional fees                                         314       253       312
Data processing expense                                   268       293       248
Other expense                                           1,380     1,350     1,308
                                                      -------   -------   -------
   Total noninterest expense                            5,974     5,829     5,349
                                                      -------   -------   -------

Income before income taxes                              4,920     4,292     3,623
Income taxes                                            1,549     1,353     1,144
                                                      -------   -------   -------
   NET INCOME                                         $ 3,371   $ 2,939   $ 2,479
                                                      =======   =======   =======
Earnings Per Share
   Basic                                              $  4.49   $  3.95   $  3.35
   Diluted                                            $  4.37   $  3.89   $  3.35

The accompanying notes are an integral part of these consolidated financial statements.

                                                                       [GRAPHIC]

DIMECO, INC.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands, except per share data)                                     Accumulated
                                                                             Other                      Total
                                           Common   Capital   Retained   Comprehensive   Treasury   Stockholders'   Comprehensive
                                            Stock   Surplus   Earnings   Income (Loss)     Stock        Equity          Income
                                           ------   -------   --------   -------------   --------   -------------   -------------
Balance, December 31, 1999                  $368    $3,004    $14,378        $(246)       $ (81)       $17,423

Net income                                                      2,479                                    2,479          $2,479
Other comprehensive income:
   Unrealized gain on available for sale
   securities, net of reclassification
   adjustment, net of taxes of $206                                            399                         399             399
                                                                                                                        ------
Comprehensive income                                                                                                    $2,878
                                                                                                                        ======
Dividend reinvestment plan                     3       178        (32)                      235            384
Purchase treasury stock                                                                    (226)          (226)
Cash dividends ($1.25 per share)                                 (922)                                    (922)
                                            ----    ------    -------        -----        -----        -------
Balance, December 31, 2000                   371     3,182     15,903          153          (72)        19,537

Net income                                                      2,939                                    2,939          $2,939
Other comprehensive income:
   Unrealized gain on available for sale
   securities, net of reclassification
   adjustment, net of taxes of $171                                            331                         331             331
                                                                                                                        ------
Comprehensive income                                                                                                    $3,270
                                                                                                                        ======
Dividend reinvestment plan                     3       167                                  257            427
Purchase treasury stock                                                                    (203)          (203)
Cash dividends ($1.45 per share)                               (1,080)                                  (1,080)
                                            ----    ------    -------        -----        -----        -------
Balance, December 31, 2001                   374     3,349     17,762          484          (18)        21,951

Net income                                                      3,371                                    3,371          $3,371
Other comprehensive income:
   Unrealized gain on available for sale
   securities, net of reclassification
   adjustment, net of taxes of $72                                             140                         140             140
                                                                                                                        ------
Comprehensive income                                                                                                    $3,511
                                                                                                                        ======
Dividend reinvestment plan                     3       286                                  211            500
Purchase treasury stock                                                                    (231)          (231)
Exercise of stock options                               13                                                  13
Cash dividends ($1.63 per share)                               (1,225)                                  (1,225)
                                            ----    ------    -------        -----        -----        -------
Balance, December 31, 2002                  $377    $3,648    $19,908        $ 624        $ (38)       $24,519
                                            ====    ======    =======        =====        =====        =======

                                                 2002   2001   2000
                                                 ----   ----   ----
Components of other comprehensive income:
   Change in net unrealized gain on
      investment securities available for sale   $148   $355   $408
   Realized gains included in net income,
      net of taxes of $4, $13, and $4              (8)   (24)    (9)
                                                 ----   ----   ----

Total                                            $140   $331   $399
                                                 ====   ====   ====

The accompanying notes are an integral part of these consolidated financial statements.

                                                                       [GRAPHIC]

                                                                    DIMECO, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)                                                  Year Ended December 31,
                                                           --------------------------------
                                                              2002        2001      2000
                                                           ---------   ---------   --------
Operating Activities
Net income                                                 $   3,371   $   2,939   $  2,479
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses                                  675         867        930
      Depreciation and amortization of software                  553         571        503
      Amortization of premium and discount on
         investment securities, net                             (696)       (940)      (108)
      Amortization of net deferred loan origination fees        (604)        (40)       (42)
      Investment securities gains                                (12)        (37)       (13)
      Origination of loans held for sale                     (18,046)    (14,400)    (7,149)
      Proceeds from sale of loans                             17,607      14,235      7,377
      Mortgage loans sold gains, net                            (451)       (286)       (67)
      Decrease (increase) in accrued interest receivable          33         257       (127)
      Increase (decrease) in accrued interest payable           (324)       (607)       811
      Deferred federal income taxes                             (249)        (38)       (22)
      Other, net                                                 333        (357)        (8)
                                                           ---------   ---------   --------

         Net cash provided by operating activities             2,190       2,164      4,564
                                                           ---------   ---------   --------

Investing Activities
Investment securities available for sale:
   Proceeds from sales                                             7          70         34
   Proceeds from maturities or paydown                       220,351     132,127     21,830
   Purchases                                                (228,277)   (151,266)   (23,289)
Investment securities held to maturity:
   Proceeds from maturities or paydown                            --         100        200
Net increase in loans                                        (25,262)     (7,780)   (18,240)
Purchase of bank-owned life insurance                           (200)         --         --
Purchase of premises and equipment                              (782)       (280)      (988)
Proceeds from the sale of other real estate                      123         509        357
                                                           ---------   ---------   --------

         Net cash used for investing activities              (34,040)    (26,520)   (20,096)
                                                           ---------   ---------   --------

Financing Activities
Net increase in deposits                                      28,974      26,080     17,011
Increase (decrease) in short-term borrowings                     676       4,095     (4,028)
Proceeds from other borrowed funds                                --          --      4,000
Proceeds from dividend reinvestment and
   stock purchase plan                                           500         427        384
Purchase of treasury stock                                      (231)       (203)      (226)
Cash dividends paid                                           (1,199)     (1,039)      (884)
                                                           ---------   ---------   --------

         Net cash provided by financing activities            28,720      29,360     16,257
                                                           ---------   ---------   --------

Increase (decrease) in cash and cash equivalents              (3,130)      5,004        725

Cash and cash equivalents at beginning of year                10,360       5,356      4,631
                                                           ---------   ---------   --------

Cash and cash equivalents at end of year                   $   7,230   $  10,360   $  5,356
                                                           =========   =========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                       [GRAPHIC]

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

Loans

     Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which approximates a level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Payments received on nonaccrual loans are either applied to principal or reported as interest income according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected, and the collection of principal is probable.

                                                                       [GRAPHIC]

                                                                    DIMECO, INC.

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

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from three to twenty years for furniture and equipment and five to thirty-one years for office buildings and improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from five to twenty years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

                                                                       [GRAPHIC]

DIMECO, INC.

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

Stock Options

     The company maintains stock option plans for key officers, employees, and non-employee directors.

     The Company accounts for its stock option plan under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

     Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, net income applicable to common stock and basic and diluted net income per common share for the years ended December 31, would have been as follows:

(In thousands, except per share data)                    2002     2001     2000
                                                        ------   ------   ------
Net income as reported                                  $3,371   $2,939   $2,479
Less pro forma expense related to options                   39       36       --
                                                        ------   ------   ------
Pro forma net income                                    $3,332   $2,903   $2,479
                                                        ======   ======   ======

Basic net income per common share:
   As reported                                          $ 4.49   $ 3.95   $ 3.35
   Pro forma                                            $ 4.44   $ 3.90   $ 3.35
Diluted net income per common share:
   As reported                                          $ 4.37   $ 3.89   $ 3.35
   Pro forma                                            $ 4.32   $ 3.84   $ 3.35

     For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions which can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2002, 2001, and 2000, respectively: (1) expected dividend yields of 3.81 percent, 4.24 percent, and
4.58 percent; (2) risk-free interest rates of 3.78 percent, 5.47 percent, and
5.10 percent; (3) expected volatility of 17 percent, 12 percent, and 12 percent; and (4) expected lives of options of 7.8, 8.8, and 9.8 years.

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

                                                                    DIMECO, INC.

Cash Flows

     The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold.

     Amounts paid for interest and income taxes are as follows:

(In thousands)                                                        Federal
                                                         Interest   Income Taxes
                                                           Paid         Paid
                                                         --------   ------------
Year Ended December 31,
2002                                                      $5,942       $1,616
2001                                                      $8,501       $1,353
2000                                                      $6,403       $1,163

Recent Accounting Pronouncements

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

     In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations -Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial statements.

     In April 2002, the FASB issued FAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. The provisions of this statement related to the rescission of FAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishments of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early adoption of the provisions of this statement related to FAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Early application of this statement is encouraged. The adoption of the effective portions of this statement did not have an impact on the Company's financial position or results of operations. The adoption of the remaining portions of this statement is not expected to have an impact on the Company's financial position or results of operations.

[GRAPHIC]

DIMECO, INC.

     In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which is not expected to have a material effect on the Company's financial statements.

     On October 1, 2002, the FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002. This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of this statement did not have an effect on the Company's financial statements.

     On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation -Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

     In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies

                                                                       [GRAPHIC]

                                                                    DIMECO, INC.

that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.

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

                                                     2002      2001       2000
                                                    -------   -------   -------
Weighted-average common shares
   outstanding                                      752,188   744,792   739,559

Average treasury stock shares                        (1,038)     (370)     (641)
                                                    -------   -------   -------
Weighted-average common shares and
   common stock equivalents used to
   calculate basic earnings per share               751,150   744,422   738,918

Additional common stock equivalents
   (stock options) used to calculate
   diluted earnings per share                        20,168    11,234     2,092
                                                    -------   -------   -------
Weighted-average common shares and
   common stock equivalents used
   to calculate diluted earnings per share          771,318   755,656   741,010
                                                    =======   =======   ========

                                                                       [GRAPHIC]

DIEMCO, INC.

NOTE 3 - INVESTMENT SECURITIES

     The amortized costs and estimated market value of investment securities are summarized as follows:

(In thousands)                                                2002
                                         -----------------------------------------------
                                                       Gross        Gross      Estimated
                                         Amortized   Unrealized   Unrealized     Market
                                           Cost        Gains        Losses       Value
                                         ---------   ----------   ----------   ---------
AVAILABLE FOR SALE
U.S. Government agency securities         $27,732       $121         $ (8)      $27,845
Mortgage-backed securities                    169         --           (2)          167
Obligations of states and
   political subdivisions:
      Taxable                               1,884         --           --         1,884
      Tax exempt                            6,796        236          (10)        7,022
Corporate securities                       11,083        569           (1)       11,651
Commercial paper                           29,966          2           (1)       29,967
                                          -------       ----         ----       -------
         Total debt securities             77,630        928          (22)       78,536

Equity securities                             306         58          (20)          344
                                          -------       ----         ----       -------
      Total                               $77,936       $986         $(42)      $78,880
                                          =======       ====         ====       =======

(In thousands)                                                2001
                                         -----------------------------------------------
                                                        Gross        Gross     Estimated
                                         Amortized   Unrealized   Unrealized     Market
                                            Cost        Gains       Losses       Value
                                         ---------   ----------   ----------   ---------
AVAILABLE FOR SALE
U.S. Government agency securities         $14,998       $ 56         $(12)      $15,042
Mortgage-backed securities                    218         --           (3)          215
Obligations of states and
   political subdivisions:
      Taxable                               2,085         10           --         2,095
      Tax exempt                            4,031        123           --         4,154
Corporate securities                       13,445        516           (2)       13,959
Commercial paper                           34,374          9           --        34,383
                                          -------       ----         ----       -------
         Total debt securities             69,151        714          (17)       69,848

Equity securities                             175         45           (8)          212
                                          -------       ----         ----       -------
         Total                            $69,326       $759         $(25)      $70,060
                                          =======       ====         ====       =======

(In thousands)                                                2002
                                         -----------------------------------------------
                                                        Gross        Gross     Estimated
                                         Amortized   Unrealized   Unrealized     Market
                                            Cost        Gains       Losses       Value
                                         ---------   ----------   ----------   ---------
HELD TO MATURITY
Obligations of states and
   political subdivisions - tax exempt    $   426       $ 36         $ --       $   462
                                          =======       ====         ====       =======

[GRAPHIC]

                                                                    DIMECO, INC.

(In thousands)                                                2001
                                         -----------------------------------------------
                                                        Gross        Gross     Estimated
                                         Amortized   Unrealized   Unrealized    Market
                                            Cost        Gains       Losses       Value
                                         ---------   ----------   ----------   ---------
HELD TO MATURITY
Obligations of states and
   political subdivisions - tax exempt    $   414      $    36       $ --         $450
                                          =======      =======       ====         ====

     The amortized cost and estimated market values of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)                             Available for Sale        Held to Maturity
                                         -----------------------------------------------
                                                      Estimated                Estimated
                                         Amortized     Market      Amortized     Market
                                            Cost       Value         Cost        Value
                                         ---------   ----------   ----------   ---------

Due in one year or less                   $32,646      $32,686       $230        $229
Due after one year through five years      11,779       12,339        196         233
Due after five years through ten years     10,006       10,194         --          --
Due after ten years                        23,199       23,317         --          --
                                          -------      -------       ----        ----
   Total debt securities                  $77,630      $78,536       $426        $462
                                          =======      =======       ====        ====

     In 2002, the Company recorded an investment security gain of $12 resulting from a business combination where the Company received a combination of the common stock of the acquirer in a non-monetary exchange and cash proceeds of $7. Proceeds from sales of investment securities during 2001 were $70. Gross and net gains of $17 were realized on those sales. In 2001, the Company recorded an investment security gain of $20 resulting from a business combination where the Company received the common stock of the acquirer in a non-monetary exchange. Proceeds from sales of investment securities during 2000 were $34, and the resulting gross and net gains of $13 were realized.

     Investment securities with an amortized cost of $47,545 and $35,629 and estimated market values of $48,296 and $36,195 at December 31, 2002 and 2001, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

                                                                       [GRAPHIC]

DIMECO, INC.

NOTE 4 - LOANS

     Major classifications of loans are as follows:

(In thousands)                                                              2002       2001
                                                                          --------   --------
Loans secured by real estate:
      Construction and development                                        $    111   $    233
      Secured by farmland                                                    1,978      2,318
      Secured by 1 - 4 family residential properties:
         Revolving, open-end loans secured by 1 - 4 family
            residential properties                                           1,402        993
         All other loans secured by 1 - 4 family residential properties     48,980     46,809
      Secured by non-farm, non-residential properties                       88,960     71,015
Commercial and industrial loans                                             28,437     23,467
Loans to individuals for household, family, and other
   personal expenditures:
      Ready credit loans                                                       141        115
      Other installment loans                                               16,755     16,078
Other loans:
      Agricultural loans                                                       705        772
      All other loans                                                          638        706
                                                                          --------   --------
            Total loans                                                    188,107    162,506
   Less unearned income                                                        746        766
                                                                          --------   --------
               Loans, net of unearned income                              $187,361   $161,740
                                                                          ========   ========

     Real estate loans serviced for others which are not included in the consolidated balance sheet totaled $57,108 and $48,674 at December 31, 2002 and 2001, respectively.

     Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection or identified by management to meet the definition of an impaired loan. The following table presents information concerning nonperforming loans:

(In thousands)                                                    2002     2001
                                                                 ------   ------
Ninety days or more past due and accruing interest               $   92   $  360
Nonaccrual                                                          602      256
Impaired loans                                                    3,025      520
                                                                 ------   ------
   Total nonperforming loans                                     $3,719   $1,136
                                                                 ======   ======

     Interest income on loans would have been increased by $11, $30, and $77 during 2002, 2001, and 2000, respectively, if nonaccrual loans had performed in accordance with their original terms.

     The Company had impaired loans of $3,025 and $520 as of December 31, 2002 and 2001, respectively, with related allowance for loan losses of $528 and $83, respectively. There were no impaired loans without a related allowance for loan losses. For the years ended December 31, 2002, 2001, and 2000, average impaired loans were $705, $531, and $644, respectively. Interest recognized on impaired loans for the years ended December 31, 2002, 2001, and 2000, was $20, $21, and $3, respectively.

[GRAPHIC]

                                                                    DIMECO, INC.

     Changes in the allowance for loan losses are as follows:

(In thousands)                                          2002     2001     2000
                                                       ------   ------   ------
Balance, beginning of year                             $2,373   $2,088   $1,834
   Provision charged to operations                        675      867      930
   Recoveries credited to allowance                        69       43      101
   Losses charged to allowance                           (299)    (625)    (777)
                                                       ------   ------   ------
Balance, end of year                                   $2,818   $2,373   $2,088
                                                       ======   ======   ======

     In the normal course of business loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2002 is as follows:

(In thousands)
                      Amounts
 2001    Additions   Collected    2002
------   ---------   ---------   ------
$5,619    $4,206       $2,727    $7,098

     The Company's primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company's credit policy guidelines. At December 31, 2002 and 2001, the Company had approximately $29.0 million and $23.5 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2002 and 2001, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 5 - PREMISES AND EQUIPMENT

     A summary by asset classification is as follows:

(In thousands)                                                    2002     2001
                                                                 ------   ------
Land                                                             $  277   $  277
Premises and improvements                                         3,657    3,610
Leasehold improvements                                            1,359      862
Furniture and equipment                                           2,745    2,625
                                                                 ------   ------
   Total, at cost                                                 8,038    7,374
Less accumulated depreciation and amortization                    3,776    3,350
                                                                 ------   ------
   Net premises and equipment                                    $4,262   $4,024
                                                                 ======   ======

Depreciation and amortization expense was $454, $443, and $400, in 2002, 2001, and 2000, respectively.

                                                                       [GRAPHIC]

DIMECO, INC.

NOTE 6 - DEPOSITS

     Deposits are summarized as follows:

(In thousands)                                                 2002       2001
                                                             --------   --------
Demand - noninterest-bearing                                 $ 22,538   $ 22,319
Demand - interest-bearing                                      37,932     29,910
Money market                                                    3,155      2,665
Savings                                                        40,969     33,791
Time deposits of $100,000 or more                              45,460     44,697
Other time deposits                                            89,305     77,003
                                                             --------   --------
   Total                                                     $239,359   $210,385
                                                             ========   ========

     The following table summarizes the maturity distribution of time deposits at December 31, 2002:

(In thousands)                              2002
                                          --------
2003                                      $ 91,797
2004                                         5,047
2005                                        28,688
2006                                         3,418
2007                                         5,815
                                          --------
   Total                                  $134,765
                                          ========

     The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more at December 31, 2002:

(In thousands)                               2002
                                           -------
Three months or less                       $14,870
Four through six months                      9,426
Seven through twelve months                  9,842
Over twelve months                          11,322
                                           -------
   Total                                   $45,460
                                           =======

     Interest expense on certificates of deposit of $100,000 or more amounted to $1,330, $2,043, and $1,653, for the years ended December 31, 2002, 2001, and
2000, respectively.

NOTE 7 - SHORT-TERM BORROWINGS

     Short-term borrowings consist of borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

     The outstanding balances and related information for short-term borrowings are summarized as follows:

(In thousands)                                        2002             2001
                                                --------------   --------------
                                                 Amount   Rate    Amount   Rate
                                                -------   ----   -------   ----
Balance at year-end                             $ 8,928   1.00%  $ 8,252   1.32%
Average balance outstanding
   during the year                              $10,886   1.32%  $ 7,298   2.45%
Maximum amount outstanding
   at any month-end                             $15,552          $10,085

                                                                       [GRAPHIC]

                                                                    DIMECO, INC.

     The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs and estimated market values of $21,218 and $21,493, respectively, at December 31, 2002 were pledged as collateral for the securities sold under agreements to repurchase.

     The Bank has the capability to borrow additional funds through their credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. At December 31, 2002, the Bank's remaining borrowing capacity with the FHLB was approximately $47 million.

NOTE 8 - OTHER BORROWED FUNDS

     Other borrowed funds as of December 31, 2002 and 2001 consist of FHLB advances of $4 million. FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows:

     (In thousands)
     Maturity                                           Rate    2002     2001
     --------                                           ----   ------   ------
     September 8, 2003                                  6.85%  $3,000   $3,000
     February 18, 2010                                  5.91%   1,000    1,000
                                                               ------   ------
        Total                                                  $4,000   $4,000
                                                               ======   ======

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

     A participant in the Plan may elect to reinvest dividends on all or part of their shares to acquire additional common stock. A participant may withdraw from the Plan at any time. Stockholders purchased 12,352 shares in 2002 and 13,431 shares in 2001 through the Plan.

NOTE 10 - EMPLOYEE BENEFITS

Retirement Plan

     The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 100 percent matching of voluntary contributions up to three percent, and 50 percent matching on the next two percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2002, 2001, and 2000, the Board of Directors authorized an additional 4.0 percent of each eligible employee's compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2002, 2001, and 2000 to this plan amounted to $142, $152, and $128, respectively.

Supplemental Retirement Plan

     The Bank maintains a Salary Continuation Plan for the executive officers of the Bank to provide post-retirement payments over a ten-year period based on a five-year vesting schedule beginning the date of the agreement between the Bank and the executive. Expenses for the years ended December 31, 2002, 2001, and 2000 amounted to $59, $55, and $46, respectively, and are included as a component of salaries and employee benefits.

DIMECO, INC.

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

     The following table presents share data related to the stock option plans:

                                                  Weighted-            Weighted-
                                                   average              average
                                                   Exercise             Exercise
                                          2002      Price      2001      Price
                                         ------   ---------   ------   ---------

Outstanding, beginning                   63,000     $26.65    60,000    $26.33
   Granted                                2,000      42.60     3,000     33.00
   Exercised                               (500)     26.50        --        --
   Forfeited                             (1,000)     26.50        --        --
                                         ------               ------

Outstanding, ending                      63,500     $27.16    63,000    $26.65
                                         ======               ======

Exercisable at year-end                  39,430     $26.50    19,800    $26.33
                                         ======               ======

     The following table summarizes characteristics of stock options outstanding at December 31, 2002:

                           Outstanding              Exercisable
                 -----------------------------   -----------------
                           Average     Average             Average
                          Number of   Exercise            Exercise
Exercise Price   Shares     Years      Price     Shares    Price
--------------   ------   ---------   --------   ------   --------

    $26.00       20,000     7.21       $26.00    13,200    $26.00
    $26.50       38,500     7.21       $26.50    25,240    $26.50
    $33.00        3,000     7.21       $33.00       990    $33.00
    $42.60        2,000     7.21       $42.60        --    $   --
                 ------                          ------
                 63,500                          39,430
                 ======                          ======

NOTE 11 - INCOME TAXES

     Federal income tax expense consists of the following:

(In thousands)                                          2002     2001     2000
                                                       ------   ------   ------
Currently payable                                      $1,798   $1,391   $1,166
Deferred taxes                                           (249)     (38)     (22)
                                                       ------   ------   ------
   Total provision                                     $1,549   $1,353   $1,144
                                                       ======   ======   ======

[GRAPHIC]

                                                                    DIMECO, INC.

     The components of the net deferred tax assets and liabilities at December 31, are as follows:

(In thousands)                                                     2002   2001
                                                                   ----   ----
Deferred tax assets:
   Allowance for loan losses                                       $777   $617
   Deferred compensation                                             10     12
   Allowance for loss on other real estate                            2      2
   Salary continuation plan                                         115     --
   Mortgage servicing rights                                          4     --
                                                                   ----   ----
      Total                                                         908    631
                                                                   ----   ----
Deferred tax liabilities:
   Premises and equipment                                           254    255
   Deferred loan origination fees, net                              162    136
   Unrealized gain on non-monetary exchange                           5      3
   Unrealized gain on investment securities                         321    250
                                                                   ----   ----
      Total                                                         742    644
                                                                   ----   ----
      Net deferred tax assets (liabilities)                        $166   $(13)
                                                                   ====   ====

     No valuation allowance was established at December 31, 2002, in view of the Company's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

     A reconciliation between the expected statutory income tax rate and the effective income tax rate follows:

(In thousands)                       2002              2001              2000
                              ----------------   ----------------   ----------------
                                         % of               % of               % of
                                       Pre-tax            Pre-tax            Pre-tax
                              Amount   Income    Amount   Income    Amount   Income
                              ------   -------   ------   -------   ------   -------
Provision at statutory rate   $1,673    34.0%    $1,459    34.0%    $1,232    34.0%
Tax-exempt income               (110)   (2.2)       (97)   (2.3)       (85)   (2.3)
Non-deductible interest           10      .2         14      .3         14      .4
Other, net                       (24)    (.5)       (23)    (.5)       (17)    (.5)
                              ------    ----     ------    ----     ------    ----
Effective income tax
   and rate                   $1,549    31.5%    $1,353    31.5%    $1,144    31.6%
                              ======    ====     ======    ====     ======    ====

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

DIMECO, INC.

     Financial instruments whose contract amounts represent credit risk are as follows:

(In thousands)                                                  2002       2001
                                                               -------   -------
Commitments to extend credit                                   $25,016   $20,728
Standby letters of credit                                      $ 5,669   $ 1,827

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

     Standby letters of credit represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments.

     At December 31, 2002, the minimum rental commitments for all non-cancelable leases are as follows:

(In thousands)

2003                                 $  218
2004                                    167
2005                                    144
2006                                    144
2007                                    143
2008 and thereafter                     313
                                     ------
   Total                             $1,129
                                     ======

Contingent Liabilities

     The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

NOTE 13 - REGULATORY RESTRICTIONS

Cash and Due from Banks

     The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 2002 and 2001, the Bank had required reserves of $2,700 and $1,907, respectively, comprised of vault cash and a depository amount held directly with a correspondent bank.

Dividends

     The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2002 the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

                                                                       [GRAPHIC]

                                                                    DIMECO, INC.

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

     As of December 31, 2002 and 2001, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier I risk-based, and Tier I Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

     The Company's actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

(In thousands)                                     2002              2001
                                             ---------------   ---------------
                                              Amount   Ratio    Amount   Ratio
                                             -------   -----   -------   -----
Total Capital
   (to Risk-weighted Assets)
Actual                                       $26,699   11.75%  $23,843   11.75%
For Capital Adequacy Purposes                $18,184    8.00%  $16,228    8.00%
To Be Well Capitalized                       $22,730   10.00%  $20,285   10.00%

Tier I Capital
   (to Risk-weighted Assets)
Actual                                       $23,864   10.50%  $21,453   10.58%
For Capital Adequacy Purposes                $ 9,092    4.00%  $ 8,114    4.00%
To Be Well Capitalized                       $13,638    6.00%  $12,171    6.00%

Tier I Capital
   (to Average Assets)
Actual                                       $23,864    9.21%  $21,453    9.24%
For Capital Adequacy Purposes                $10,367    4.00%  $ 9,287    4.00%
To Be Well Capitalized                       $12,958    5.00%  $11,608    5.00%

                                   [GRAPHIC]

DIMECO, INC.

NOTE 15 - FAIR VALUE DISCLOSURE

     The estimated fair values of the Company's financial instruments are as follows:

(In thousands)                                2002                  2001
                                      -------------------   -------------------
                                      Carrying     Fair     Carrying     Fair
                                        Value      Value      Value      Value
                                      --------   --------   --------   --------
Financial assets:
   Cash and cash equivalents          $  7,230   $  7,230   $ 10,360   $ 10,360
   Mortgage loans held for sale          1,195      1,199        527        527
   Investment securities:
      Available for sale                78,880     78,880     70,060     70,060
      Held to maturity                     426        462        414        450
   Net loans                           184,543    194,601    159,367    167,580
   Accrued interest receivable           1,224      1,224      1,257      1,257
   Regulatory stock                        530        530        540        540
   Bank-owned life insurance             1,725      1,725      1,447      1,447
                                      --------   --------   --------   --------
      Total                           $275,753   $285,851   $243,972   $252,221
                                      ========   ========   ========   ========

Financial liabilities:
   Deposits                           $239,359   $241,756   $210,385   $212,275
   Short-term borrowings                 8,928      8,928      8,252      8,252
   Other borrowed funds                  4,000      4,006      4,000      4,193
   Accrued interest payable                842        842      1,166      1,166
                                      --------   --------   --------   --------
      Total                           $253,129   $255,532   $223,803   $225,886
                                      ========   ========   ========   ========

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

                                                                       [GRAPHIC]

                                                                    DIMECO, INC.

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

[GRAPHIC]

DIMECO, INC.

NOTE 16 - PARENT COMPANY

     Following are condensed financial statements for the parent company:

                             CONDENSED BALANCE SHEET

(In thousands)                                                    December 31,
                                                               -----------------
                                                                 2002     2001
                                                               -------   -------
Assets
Cash and due from banks                                        $   734   $   862
Investment securities available for sale                           344       212
Investment in bank subsidiary                                   23,572    21,162
Other assets                                                       212        26
                                                               -------   -------
   Total Assets                                                $24,862   $22,262
                                                               =======   =======

Liabilities
Dividends payable                                              $   324   $   299
Other liabilities                                                   19        12
                                                               -------   -------
   Total Liabilities                                               343       311

Stockholders' equity                                            24,519    21,951
                                                               -------   -------
   Total Liabilities and Stockholders' Equity                  $24,862   $22,262
                                                               =======   =======

                         CONDENSED STATEMENT OF INCOME

(In thousands)                                         Year Ended December 31,
                                                      ------------------------
                                                       2002     2001     2000
                                                      ------   ------   ------
Dividends from bank subsidiary                        $1,131   $1,418   $  889
Dividends on investment securities                        12        9        7
Investment securities gain                                12       37       13
                                                      ------   ------   ------
   Total income                                        1,155    1,464      909

Other noninterest expense                                 75       63       54
                                                      ------   ------   ------
Net income before undistributed earnings
   of bank subsidiary and income taxes                 1,080    1,401      855

Undistributed earnings of bank subsidiary              2,271    1,530    1,611
Income tax benefit                                       (20)      (8)     (13)
                                                      ------   ------   ------
   Net Income                                         $3,371   $2,939   $2,479
                                                      ======   ======   ======

[GRAPHIC]

                                                                    DIMECO, INC.

                        CONDENSED STATEMENT OF CASH FLOWS

(In thousands)                                                 Year Ended December 31,
                                                             ---------------------------
                                                               2002      2001      2000
                                                             -------   -------   -------
Operating Activities
Net income                                                   $ 3,371   $ 2,939   $ 2,479
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Undistributed earnings of bank subsidiary               (2,271)   (1,530)   (1,611)
      Investment securities gains                                (12)      (37)      (13)
      Other, net                                                (167)      (14)      220
                                                             -------   -------   -------
      Net cash provided by operating activities                  921     1,358     1,075
                                                             -------   -------   -------

Investing Activities

Purchases of investment securities                              (126)      (54)     (164)
Proceeds from sales of investment securities                       7        70        35
                                                             -------   -------   -------
      Net cash provided by (used for) investing activities      (119)       16      (129)
                                                             -------   -------   -------

Financing Activities
Dividends paid                                                (1,199)   (1,039)     (884)
Purchase of treasury stock                                      (231)     (203)     (226)
Proceeds from dividend reinvestment
   and stock purchase plan                                       500       427       384
                                                             -------   -------   -------
      Net cash used for financing activities                    (930)     (815)     (726)
                                                             -------   -------   -------
Increase (decrease) in cash and cash equivalents                (128)      559       220

Cash and cash equivalents at beginning of year                   862       303        83
                                                             -------   -------   -------
Cash and cash equivalents end of year                        $   734   $   862   $   303
                                                             =======   =======   =======

                                                                       [GRAPHIC]

DIMECO, INC.

NOTE 17 - QUARTERLY DATA (Unaudited)

     The Company's selected quarterly financial data is presented in the following tables:

(In thousands)                                     Three Months Ended
                                       ------------------------------------------
                                         March      June     September   December
                                         2002       2002        2002       2002
                                       --------   --------   ---------   --------
Total interest income                  $  3,867   $  3,855    $  3,817   $  3,929
Total interest expense                    1,480      1,418       1,353      1,367
                                       --------   --------    --------   --------
Net interest income                       2,387      2,437       2,464      2,562
Provision for loan losses                   224        205         146        100
                                       --------   --------    --------   --------
Net interest income after
   provision for loan losses              2,163      2,232       2,318      2,462

Total noninterest income                    405        373         381        560
Total noninterest expense                 1,467      1,468       1,504      1,535
                                       --------   --------    --------   --------
Income before income taxes                1,101      1,137       1,195      1,487
Income taxes                                350        354         376        469
                                       --------   --------    --------   --------
Net income                             $    751   $    783    $    819   $  1,018
                                       ========   ========    ========   ========

Per share data:
Net income
   Basic                               $   1.00   $   1.05    $   1.09   $   1.35
   Diluted                             $    .98   $   1.02    $   1.06   $   1.31

Weighted-average shares outstanding:
   Basic                                749,928    750,829     751,728    751,996
   Diluted                              766,104    772,229     772,849    773,947

[GRAPHIC]

                                                                    DIMECO, INC.

(In thousands)                                     Three Months Ended
                                       ------------------------------------------
                                         March      June     September   December
                                         2001       2001        2001       2001
                                       --------   --------   ---------   --------
Total interest income                  $  4,329   $  4,411    $  4,366   $  4,214
Total interest expense                    2,073      2,077       1,963      1,780
                                       --------   --------    --------   --------
Net interest income                       2,256      2,334       2,403      2,434
Provision for loan losses                   225        227         230        185
                                       --------   --------    --------   --------
Net interest income after
   provision for loan losses              2,031      2,107       2,173      2,249

Total noninterest income                    293        341         414        513
Total noninterest expense                 1,378      1,416       1,516      1,519
                                       --------   --------    --------   --------
Income before income taxes                  946      1,032       1,071      1,243
Income taxes                                297        324         334        398
                                       --------   --------    --------   --------
Net income                             $    649   $    708    $    737   $    845
                                       ========   ========    ========   ========

Per share data:
Net income
   Basic                               $    .87   $    .95    $    .98   $   1.15
   Diluted                             $    .87   $    .91    $    .97   $   1.14

Weighted-average shares outstanding:
   Basic                                741,504    743,621     745,911    744,537
   Diluted                              747,931    774,697     759,191    760,027

[GRAPHIC]