Form 10KSB, Exhibit 13
period 2003-12-31
DIMECO INC
filed 2004-03-22
CIK 898037

EXHIBIT 13

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2003 and 2002. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings and salary and benefits for employees. The Bank operates four full service branches in Honesdale, Hawley, Damascus and Greentown, Pennsylvania and three off-site automatic teller machines, one in Wayne County and two in Pike County, Pennsylvania. The Bank has been granted approval to open a fifth branch in Dingmans Ferry, Pike County, Pennsylvania and expects to open that office during 2004. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 85 full time employees and 27 part time employees at December 31, 2003.

FORWARD-LOOKING STATEMENT

The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes,” “anticipates,” “contemplated,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

The Company’s accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the “Notes to Consolidated Financial Statements.” Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure that valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio.

Management uses historical information as well as information gathered regarding our estimation of our prevailing business environment. The probability of collection of loans is affected by changing economic conditions and various external factors which may impact the portfolio in ways currently unforeseen. We monitor this information in an effort to assess the adequacy of the allowance for loan losses. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses refer to Note 1.

Mortgage Servicing Rights

The Bank originates residential mortgages that are sold on the secondary market. It is the Bank’s normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold to the secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights in other assets and recognizes other income from the sale and servicing of these loans. The capitalized servicing rights are amortized against noninterest income in proportion to the estimated net servicing income over the remaining periods of the underlying financial assets.

Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is determined using quoted prices for similar assets with similar characteristics when available or estimated based on projected discounted cash flows using market based assumptions. The Bank primarily uses the discounted cash flow method.

Deferred Tax Assets

We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in Note 12 of the “Notes to Consolidated Financial Statements.”

Other than Temporary Impairment of Investments

Investments are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

All dollars are stated in thousands, with the exception of per share numbers.

STATEMENT OF CONDITION

At December 31, 2003 the Company had total assets of $304,304, representing an increase of $23,352 or 8.3% from the previous year end.

Cash and cash equivalents increased $2,980 or 41.2% from balances one year earlier. An additional $1,589 or 877.9% increase in federal funds sold was the largest increase in this category. Federal funds sold offers necessary liquidity for the banking business. The Company had anticipated a greater need for liquidity at December 31, 2003 and kept balances in these investments for use in the first weeks of 2004.

Investment securities available for sale decreased $14,523 or 18.4% at year end 2003 as compared to the same point in 2002. With greater availability of quality loans in 2003, management took advantage of using some investment maturities to fund loan demand rather than invest in similar securities. The average rate earned on investments is typically less than that earned on loans, which offer increased net interest income with the added benefit of helping to expand the local economy through granting commercial loans. Balances of commercial paper were decreased by $19,978 or 66.7% while balances of U.S. Government Agency investments increased $6,958 or 25.0% during the year 2003. With interest rates at the lowest point in forty years, short-term commercial paper investments carried the lowest interest rates in the investment portfolio. Management chose to enhance the U.S. Government Agency callable step-up balances in order to increase current interest earnings while maintaining the possibility of higher interest rates as the market rises.

Loans increased $32,248 or 17.2% from December 31, 2002 to December 31, 2003. The growth was centered in our commercial loan portfolio with commercial real estate loans increasing $23,483 or 26.4% during the period and other commercial loans increasing $3,826 or 13.5%. These loans were granted to businesses in several industries with the greatest in summer camps and investment real estate. In the second quarter of 2003 we hired an experienced loan officer with contacts in Pike County, near the site of our next branch location. He has been successful in originating over $9,000 of commercial loans in 2003. We expect this trend to continue in 2004 due to the many relationships he has developed in that area over several years. Another category of loan growth is in the consumer installment loan area which increased a modest $2,594 or 15.5%. During the past two years, customers have taken advantage of the ability to include consumer installment loan balances in lower rate residential loan refinances, paying off their higher interest rate consumer loans. In spite of the tremendous increase in this activity, the Company increased the installment loan portfolio by purchasing auto loans from an Ohio bank and offering several loan promotions during the year 2003. Management offered a challenge to the loan origination staff who responded with great enthusiasm resulting in several loan promotions to enhance consumer loans. Since consumer loans generally have a maturity of between two and ten years, origination of a greater number of loans is necessary to replace declining balances as a result of regularly scheduled payments in addition to residential real estate refinancing payoffs. These loan promotions were successful in 2003 but management feels this performance will be difficult to duplicate in 2004.

Bank-owned life insurance increased $3,136 or 181.8% during the period due to an additional investment of $3,000. This investment vehicle provides an attractive interest rate combined with the ability to offer enhanced benefits to our officers while increasing their life insurance coverage. The amount of life insurance purchased is sufficient to offer increased benefits to the officers and provide key man insurance in case we were to lose an important member of our management team.

Total deposits increased $22,848 or 9.6% during 2003. With an initiative to increase balances of money market deposits in 2003, this type of account increased $13,932 or 441.6%. Management offered a very attractive interest rate on this product, enabling our customers to benefit by reallocating their funds to this type of account and encouraging them to move balances here from other institutions. This strategy enables us to better manage deposits by having these balances in accounts which can be repriced at any time. In addition, noninterest-bearing deposits increased $6,985 or 31.0% over the period due to increasing the minimum balance requirement on several categories of demand deposit accounts and simultaneously offering employee incentives for increasing the number of accounts and dollar balances. Individual balances in commercial accounts also increased due to seasonal business swings and a concerted effort by the loan origination staff to ask commercial customers to establish a deposit account when the commercial loan relationship is begun.

Short-term borrowings increased $2,872 or 32.2% from the end of 2002 to 2003. The primary component of short-term borrowings is securities sold under agreements to repurchase. These liabilities are associated with the deposit sweep product offered to commercial customers. The liability is not insured by the Federal Deposit Insurance Corporation (“FDIC”) and is collateralized by a pool of marketable bonds. We offer these customers a favorable tiered interest rate on funds which are automatically swept from their noninterest-bearing demand deposit account on a daily basis. The other component of short-term borrowings is overnight borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”). At year end 2003, several large loans closed necessitating a short-term funding requirement of $2,612. These borrowings were repaid by the end of January 2004.

Other borrowed funds decreased $3,000 as a result of the maturity of a three year borrowing from the FHLB which carried an interest rate of 6.85%. Management did not have a specific need to replace this type of funding although we are investigating this alternative for the future in light of the current low interest rate environment.

Other liabilities declined $1,993 or 60.3% due primarily to an accrual at December 31, 2002 to purchase an investment which was not matched at year end 2003.

CAPITAL RESOURCES

Growth of $2,789 or 11.4% in stockholders’ equity during the year 2003 was primarily the result of earnings of $3,854. Net income at this level represents a return on average stockholders’ equity of 14.79% and a return on average assets of 1.34%, both ratios representing an increase over the same figures for 2002. Dividends declared to stockholders increased to $1,320, an increase of 7.8% over the amount paid in 2002. These 2003 dividends were $.87 per share, or 6.1% greater than the amount of dividends declared in 2002, adjusted for the December 1, 2003 stock dividend. The Board of Directors voted to declare a 100% stock split effected in the form of a dividend to stockholders of record on November 14, 2003. This event increased the total shares outstanding by approximately 759,000 and lowered the market price of stock to $43.00 per share on that day. The Dividend Reinvestment Plan added $291 to stockholders’ equity from shares issued from authorized but unissued. The Company has directed its stock transfer agent to pursue purchases in the open market to fill the share needs of the plan, but has issued stock when insufficient amounts are available at current market rates.

The following table represents the Company’s capital position as it compares to regulatory guidelines at December 31, 2003:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements
Leverage Ratio	9.31%	5.00%	4.00%
Tier I Capital Ratio	11.15%	6.00%	4.00%
Total Capital Ratio	12.43%	10.00%	8.00%

LIQUIDITY

A key component of administration within the financial services industry is the maintenance of liquidity within the organization. The Company must assess its need to have the proper level of cash flow in order to accommodate loan demand and deposit withdrawals while maintaining the ability to capitalize on investment opportunities that may arise and fund normal operations and capital projects. Bank regulations stipulate certain liquidity requirements in order to operate in a safe and sound manner. These guidelines are followed closely with the intent to stay well within regulatory requirements while investing assets in a manner which we believe will add the greatest profitability to the Company.

The Company’s primary source of liquidity is its ability to retain current deposits and generate new deposits. This is accomplished by offering customers four branch locations and three off-site automated teller machines. The Bank has been approved to establish an additional branch location in 2004 which will expand this opportunity for deposit growth. Additional sources of liquidity are maturities or sale of investments, regularly scheduled and prepayments of loans, sale of loans in the secondary market, operating income, use of federal funds sold and our deposits in correspondent banks and increases in short-term borrowings. The Bank, through its affiliation with the FHLB has the ability to borrow up to $58 million if further need arises. Management has used this borrowing capability for short-term liquidity needs through overnight borrowing and also has used long-term financing of up to $4 million for other specific needs. We expect that use of this long-term borrowing option will increase as traditional deposit growth lessens in the future. We do expect to generate a significant growth in deposits with the opening of the new branch in Dingmans Ferry, but we are cognizant of the nation’s renewed comfort level with investing in equity markets and the disintermediation this will pose for banks. We believe that one reason for the large growth in deposits during the past few years was the general distrust of the stock market. Given the current low interest rate environment combined with the perception of stabilization in the equity market and the tremendous growth in mutual fund vehicles whereby funds can be diversified, customers are increasing investment in stocks rather than traditional bank deposits. This trend, combined with pressure from other financial services competitors, could force the Company to pursue other sources of liquidity including borrowing from the FHLB, issuing more capital stock or increasing the number of short-term borrowings in commercial sweep accounts if traditional deposit gathering declines.

The attached Consolidated Statement of Cash Flows reveals that the primary source of funds in each of the past three years has come from maturities or calls of bonds in the investment portfolio. Deposit growth has continued to be the main source of new funds and sales of residential loans in the secondary market were greatly increased in 2003 to $30 million. These funds were mainly used to generate new loans, both for our portfolio and for sale in the secondary market and for purchases of investment securities.

INTEREST RATE SENSITIVITY

A key function of management in its role as the Asset/Liability Committee (“ALCO”) is to evaluate the Company’s exposure to interest rate risk. The primary business of the Company in the financial services industry is to act as a depository financial intermediary. In this role, an integral element of risk involves the chance that prevailing interest rates will adversely affect assets, liabilities, capital, income and/or expense at different times and in different amounts. The ALCO is comprised of all senior officers of the Bank. This committee reports directly to the Board of Directors on at least a quarterly basis.

Two separate reports are used to assist in measuring interest rate risk. The first is the Statement of Interest Sensitivity Gap report. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame, or bucket, in which funds can be reinvested or repriced. The second report is the Interest Rate Shock Analysis discussed in more detail below. In both reports, there are inherent assumptions that must be used in the evaluation. These assumptions include the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity and the reference that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the Balance Sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase borrowings at the FHLB will affect the results of the analysis. In spite of these limitations, these analyses are still very good tools to assist in management of the Company and similar versions of these same reports are used by all financial institutions.

STATEMENT OF INTEREST SENSITIVITY GAP

(In thousands)	90 days or less	>90 days but < 1 year	1 - 5 years	>5 years	Total
Assets:
Interest-bearing deposits and federal funds sold	$2,717	$—	$—	$—	$2,717
Mortgage loans held for sale	654	—	—	—	654
Investment securities available for sale (1) (4) (6)	14,618	19,079	23,124	8,064	64,885
Investment securities held to maturity (1)	—	—	197	—	197
Loans (1) (5)	35,584	66,274	81,180	35,400	218,438

Rate sensitive assets	$53,573	$85,353	$104,501	$43,464	$286,891

Liabilities:
Interest–bearing deposits:
Interest–bearing demand (2)	$3,012	$9,411	$25,222	$—	$37,645
Money market (3)	2,905	8,543	5,639	—	17,087
Savings (2)	3,329	10,402	27,876	—	41,607
Time deposits	32,896	53,244	50,205	—	136,345
Short–term borrowings	11,800	—	—	—	11,800
Other borrowed funds	—	—	—	1,000	1,000

Rate sensitive liabilities	$53,942	$81,600	$108,942	$1,000	$245,484

Interest sensitivity gap	$(369)	$3,753	$(4,441)	$42,464	$41,407
Cumulative gap	$(369)	$3,384	$(1,057)	$41,407
Cumulative gap to total assets	(.12)%	1.11%	(.35)%	13.61%

(1)	Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

(2)	Interest-bearing demand deposits and savings are segmented based on the percentage of decay method. The decay rates used are 8% in 90 days or less, 25% in >90 days but < 1 year, and 67% in 1 - 5 years.
(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used are 17% in 90 days or less, 50% in >90 days but < 1 year and 33% in 1 - 5 years.
(4)	Includes Federal Home Loan Bank and Atlantic Central Bankers Bank stock which is included in Other Assets on the Consolidated Balance Sheet.
(5)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.
(6)	Among Dimeco’s investment portfolio are step-up securities. Due to this feature these securities have been reallocated from their maturity date to their next step-up date. The specific impact of this policy by timeframe is as follows: 90 days or less increased $1,502, >90 days but < 1 year increased $16,014, 1- 5 years increased $10,283 and >5 years decreased $27,798.

As this report shows, the Company was nearly balanced with a slight asset sensitive position at December 31, 2003. This means that in the one year time frame, or bucket, there were more interest-sensitive assets than liabilities. This position is optimal with interest rates poised to increase since assets tend to reprice quicker than liabilities. The Company has classified its callable, step-up U.S. Government Agency bonds in the periods in which the bonds will next reprice versus the period in which they mature since, in management’s judgment, these repricing events will occur.

The second report used to monitor interest rate risk is the Interest Rate Shock Analysis. This tool attempts to determine the affect on income of various shifts in the interest rate environment. In particular, a shift of 200 basis points, or 2% in interest rates, is the industry standard. Given a shift downward of 200 basis points, net interest income would decrease by $479 or 4.4% while net income would decrease $331 or 8.1%. Given the current low interest rate environment, management feels that a general decrease in interest rates of this magnitude is nearly impossible. If interest rates were to rise 200 basis points, the report predicts an increase of $71 or .7% in net interest income and an increase of $64 or 1.5% in net income as compared to the actual results for 2003. The results of a potential shift of 200 basis points in either direction are well within internal policy guidelines. If the results were not tolerable, our policy would determine that management should reallocate the Balance Sheet in order to maintain compliance with the policy.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the largest subjective measurement in the financial statements. This balance represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio. Specifically, the accounting practice is that losses are charged against the allowance while recoveries are credited to it. As of December 31, 2003, the Company’s allowance totaled $3,014 which represented 1.37% of the loan portfolio at that date. The amount of the allowance increased $196 or 7.0% over the balance one year earlier while the amount as a percentage of the loan portfolio decreased from 1.50% of total loans at December 31, 2002. The allowance is established through a provision for loan losses which is charged to operations. The provision is based on management’s periodic evaluation of the adequacy of the allowance for loan losses, taking into consideration the overall risk characteristics of the portfolio, our specific loan loss experience, current and projected economic conditions, industry loan experience and other relevant factors. The estimates, including the amounts and timing of future cash flows relating to impaired loans, used to determine the adequacy of the allowance are particularly susceptible to significant change. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance and a qualitative allowance. The specific allowance is determined by measuring impairment based upon the practices outlined in Statement of Financial Accounting Standards (“FAS”) No. 114, Accounting by Creditors for Impairment of a Loan and by FAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. This standard prescribes methods to measure impairment and income recognition as well as documenting disclosure requirements. The formula allowance is calculated by applying factors to outstanding loans by type and risk weighting, excluding those loans for which a specific allowance has been determined. These loss factors are determined by management using historical loss information, current economic factors, portfolio concentration analysis, current delinquency ratios, an evaluation of the experience level of the loan officers and appraisal of the loan review process. The qualitative portion of the allowance is determined based upon management’s evaluation of a number of factors including: national and local economic business conditions, collateral values within the portfolio, credit quality trends and management’s evaluation of appropriate balances in the allowance.

The Company employs an experienced outside professional loan review agency to perform the loan review function. A review of all loans or loan relationships over $400 is made in order to assure an annual review of a majority of the commercial loan portfolio. This review is based upon current financial information of the customer, an analysis of loan concentrations, financial ratio comparisons, adherence to payment schedule, regulatory evaluations and portfolio peer comparisons. Management evaluates all other loans utilizing similar guidelines. After careful evaluation of all factors, a risk weight is assigned. Groups of smaller dollar amount loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

SUMMARY OF LOAN LOSS EXPERIENCE

(In thousands)	2003	2002	2001
Balance January 1,	$2,818	$2,373	$2,088

Charge-offs:
Commercial	69	100	218
Real estate	558	48	208
Installment	195	151	199

Total charge-offs	822	299	625

Recoveries:
Commercial	4	6	11
Real estate	2	23	8
Installment	52	40	24

Total recoveries	58	69	43

Net charge-offs	764	230	582
Additions charged to operations	960	675	867

Balance December 31,	$3,014	$2,818	$2,373

Ratio of net charge-offs during the period to average loans outstanding during the period	.37%	.13%	.37%
Allowance for loan loss as a % of average loans outstanding	1.47%	1.63%	1.50%

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY:

INTEREST RATES AND INTEREST DIFFERENTIAL

	2003			2002			2001
(In thousands)	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Total Loans (1) (4)	$205,209	$12,864	6.27%	$172,368	$12,472	7.24%	$158,521	$13,948	8.80%
Investment securities:
Taxable (5)	57,454	2,131	3.71%	61,700	2,571	4.17%	51,025	2,880	5.64%
Exempt from federal income tax (2)	6,702	447	6.67%	6,500	470	7.23%	5,260	391	7.43%
Interest-bearing deposits	124	1.81%		2,196	34	1.55%	1,765	67	3.80%
Federal funds sold	2,675	30	1.12%	4,971	81	1.63%	4,303	168	3.90%

Total interest-earning assets/ interest income	272,164	15,473	5.69%	247,735	15,628	6.31%	220,874	17,454	7.90%
Cash and due from banks	7,380			6,507			5,039
Premises and equipment, net	4,234			4,088			4,101
Other assets, less allowance for loan losses	3,835			1,403			2,155

Total assets	$287,613			$259,733			$232,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings	$42,565	$348.82%		$39,413	$532	1.35%	$33,082	$727	2.20%
Interest-bearing checking	45,623	313.69%		35,952	317.88%		30,811	497	1.61%
Time deposits	130,515	3,724	2.85%	122,846	4,358	3.55%	114,488	6,223	5.44%
Short-term borrowings	11,369	112.99%		10,886	143	1.31%	7,298	178	2.44%
Other borrowed funds	3,055	202	6.61%	4,000	268	6.70%	4,000	268	6.70%

Total interest-bearing liabilities/interest expense	233,127	4,699	2.02%	213,097	5,618	2.64%	189,679	7,893	4.16%
Noninterest-bearing deposits	26,430			21,294			18,994
Other liabilities	1,998			2,075			2,518

Total liabilities	261,555			236,466			211,191
Stockholders’ Equity	26,058			23,267			20,978

Total Liabilities and Stockholders’ Equity	$287,613			$259,733			$232,169

Net interest income/ interest spread		$10,774	3.67%		$10,010	3.67%		$9,561	3.74%

Margin Analysis:
Interest income/earning assets		$15,473	5.69%		$15,628	6.31%		$17,454	7.90%
Interest expense/earning assets		4,699	1.73%		5,618	2.27%		7,893	3.57%

Net interest income/earning assets		$10,774	3.96%		$10,010	4.04%		$9,561	4.33%

Ratio of average interest-earning assets to average interest-bearing liabilities			116.74%			116.25%			116.45%

Certain amounts for prior years have been reclassified in order to conform to current presentation.

(1)	Nonaccrual loans are not included.

(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)	Average balances are calculated using daily balances.
(4)	Interest on loans includes fee income.
(5)	Includes equity investments in FHLB and ACBB

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2003 Compared to 2002			2002 Compared to 2001
	Total Variance	Caused by		Total Variance	Caused by
(In thousands)		Rate (1)	Volume		Rate (1)	Volume
Interest income:
Loans	$392	$(1,984)	$2,376	$(1,476)	$(2,694)	$1,218
Investment securities:
Taxable	(440)	(263)	(177)	(309)	(912)	603
Exempt from federal income tax	(23)	(38)	15	79	(13)	92
Interest-bearing deposits	(33)	(1)	(32)	(33)	(49)	16
Federal funds sold	(51)	(14)	(37)	(87)	(113)	26

Increase (decrease) in tax-equivalent income	(155)	(2,300)	2,145	(1,826)	(3,781)	1,955

Interest expense:
Savings	(184)	(227)	43	(195)	(334)	139
Interest-bearing checking	(4)	(89)	85	(180)	(263)	83
Time deposits	(634)	(906)	272	(1,865)	(2,319)	454
Short-term borrowings	(31)	(37)	6	(35)	(123)	88
Other borrowed funds	(66)	(3)	(63)	—	—	—

Total interest expense	(919)	(1,262)	343	(2,275)	(3,039)	764

Increase (decrease) in interest expense	$764	$(1,038)	$1,802	$449	$(742)	$1,191

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

RESULTS OF OPERATIONS

Net income continued to increase in 2003 with the year end amount of $3,854, representing growth of $483 or 14.3% more than in 2002. Net interest income and noninterest income both showed gains in 2003 as compared to previous years.

Net Interest Income

The difference between interest earned on assets and interest paid on liabilities is the key component of earnings for the Company. The following discussion regarding net interest income should be read in conjunction with the schedule Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income.

Interest earned on loans increased $392 or 3.1% from 2002 to 2003 based on growth of $32,841 or 19.1% in the average size of the loan portfolio combined with a decrease of 97 basis points in the average interest rate charged for loans. Loans which have variable interest rates comprise 66% of the loan portfolio and the majority of those loans reprice within a one year time frame. Management believes, due to the large volume of loan refinancing seen in the past few years combined with the portfolio loan repricing frequency, that the general decline in interest rates has been fully reflected in the variable portion of the loan portfolio at year end 2003. Competition for loans is keen in the markets we serve and our rates are reflective of this. We believe that by continuing to serve our customers to our mutual benefit, we will continue to maintain and even increase our market penetration for loans.

With the large loan demand seen in 2003, the average balance of taxable investment securities declined over the period due to reinvestment of these funds in higher yielding loans. The investment portfolio has been consistently maintained to offer liquidity for loan demand or other corporate needs. The average balance of taxable investment securities decreased $4,246 or 6.9% from 2002 to 2003 while the average interest rate earned on the portfolio also declined from an average rate of 4.17% to 3.71% over the period. In order to maintain the liquidity position at acceptable levels while waiting for upward movement in the interest rate curve, management has accepted lower rates of return for reinvestment of bond calls or maturities. We believe that a short-term decrease in interest earned is better than taking the risk of investing in long-term securities in the current low interest rate environment and feel that this position will enable the Company to garner increased returns on investments as the market rises.

Deposits continued to grow in 2003, with average savings deposits increasing $3,152 or 8.0% while the average interest rate paid for the deposits declined 53 basis points from 1.35% to .82% over the period. At the same time, interest-bearing deposits, including money market deposits, also increased with growth of $9,671 of average balances and the corresponding average interest rate paid for the deposits decreasing 19 basis points from .88% in 2002 to .69% in 2003. Interest expense relating to time deposits also decreased $634 or 14.5% with average time deposits growing $7,669 or 6.2% while the average interest rate paid for these deposits declined 70 basis points from 3.55% to 2.85%. The Rate/Volume Analysis of Changes in Net Interest Income indicates that the decreased interest expense in each category is due entirely to the lower interest rates paid for deposits in spite of higher balances in each category. Management monitors interest rates in our marketplace and sets rates to remain competitive; we believe that by emphasizing the extra level of service given to depositors we can maintain or increase the deposit base without marginally adding interest expense. Due to the extended period of low market interest rates, management has taken steps to retain and expand the deposit base by planning several marketing campaigns and additional employee incentives to increase deposits for 2004. We are also confident that new deposits will be garnered with the opening of the Dingmans Ferry office.

Expense associated with short-term borrowings during 2003 decreased $31 or 21.7% with the average volume of these liabilities increasing $483 or 4.4% while the average interest rate paid declined from 1.31% to .99%. Management has lowered the interest rate paid on sweep accounts in line with decreases in short-term investment rates.

Provision for Loan Losses

The provision for loan losses of $960 for the year ended December 31, 2003 represented an increase of $285 or 42.2% over the provision expense recorded in 2002. The loan portfolio increased $32,248 or 17.2% during 2003. Management reviews the adequacy of the allowance for loan losses on a quarterly basis and has determined that the allowance, which represented 1.37% of total loans, was adequate. During 2002 an impaired commercial loan customer experienced difficulty in making scheduled payments on its loan which was to revert from interest only to a monthly payment of principal and interest. Management modified the loan payment schedule to include payments based upon cash flow of the business. Their cash flow projections for operations were not realized and therefore they were able to pay interest only payments in 2003. After completing updated appraisals on the real estate and business, we felt it prudent to charge off $424 of the loan. We believe that this charge off has placed the loan balance in an amount that is collectible. Loan delinquencies are monitored monthly and for the past two years the delinquency rate was generally less than 1.00% at each month end.

Noninterest Income

Financial institutions have historically earned the majority of their income from net interest income. Over the past several years, these interest spreads have been challenged by both increased competition and the current low interest rate environment. While net interest income is still the primary source of income for the Company, noninterest income is the primary solution to maintaining profitability. Noninterest income is basically all revenues related to services rendered to customers within regulatory guidelines.

Service charges on deposit accounts are the main component of noninterest income. In February 2003, the Bank began offering an overdraft protection plan which entitles deposit customers the privilege of paying overdrawn checks up to a predetermined limit when repaid according to pre-established terms. Fees associated with this service were $510 in 2003, this amount being the main reason for the increase of $456 or 76.0% over 2002 service charge income.

Net gains on the sale of mortgage loans held for sale expanded to $834 in 2003, representing a gain of $383 or 85.0% over this income in 2002. The number of residential mortgage loans sold in 2003 increased to 272 from 188 the previous year with a notable slowing in the number of originations during the fourth quarter of 2003. Customers have taken advantage of the perception that residential mortgage rates are at or near as low as they will go, increasing the level of both new financing and refinances. Management believes that the “refinance rush” is nearly over and has budgeted for half the net gains on sale of mortgage loans for 2004. We are expanding our presence in the local residential real estate market and are looking at enhancing the product line in order to attain the goal.

The category of other noninterest income includes many miscellaneous revenue items including participation service charges earned on servicing loans which are sold in the secondary market, fees for wiring funds, merchant credit card commissions and debit card interchange fees along with fees for other activities. The sale of investment products in conjunction with a third party was begun in July 2003. Brokerage service commissions relating to these sales were $146 in 2003. Management expects this new line of business to continue to grow in future periods. Earnings on the cash surrender value of life insurance policies also increased in 2003 by $64 or 72.2% over the earnings in 2002 primarily as a result of the Bank purchasing an additional $3,000 of bank-owned life insurance in July 2003. Offsetting these increases in income, a contra account to noninterest income is the amortization of mortgage servicing rights which increased $83 or 195.0% over 2002. Variations in all other income categories made up the remaining increase in other noninterest income.

Noninterest Expense

The largest noninterest expense for the Company is salaries and employee benefits. Totaling $3,524 for 2003, this category increased $520 or 17.3% over the 2002 amount. In order to accommodate new operations including the sale of investment products and expanding loan originations in Pike County, Pennsylvania, the Company hired two new Vice Presidents along with several other employees to handle the larger volume of transactions relating to growth of both loans and deposits. The number of full time equivalent employees increased from 89 in 2002 to 97 in 2003. At that level, the Company still outperformed its national peer group in salary and employee benefit expense as of the latest survey dated September 30, 2003. The average assets per employee of $2,980 compared favorably to a national average of $2,790 and listed the Bank in the top 62% of similar sized institutions. The average personnel expense per employee of $34 as compared to $42 ranks the Bank in the top 9% if this peer group.

Professional fees increased $155 or 49.4% from 2002 to 2003. A significant item in 2003 which was not incurred in 2002 is related to the implementation of an overdraft protection plan. The Bank entered into an agreement with a third party to provide the program software whereby we agreed to pay a percentage of earnings on the program for thirty months, amounting to $77 in 2003. The Company had such a positive experience with a profit improvement project begun in 1999 that management decided to re-establish the program in 2003. We hired a consultant to facilitate the effort and paid $50 in 2003 for the service for which we expect to generate approximately 20% in annual increases of net income. The program touches on all areas of the Company, asking input from every functional area, expanding services and decreasing expenses while enhancing income from traditional services. Examples of the initiatives are the overdraft protection program and the formation of a title insurance subsidiary in order to offer title services to our loan customers. In addition, the Company instituted a training initiative in 2003 to boost the level of service provided by employees to our customers and paid a consultant $26 to implement the training. We believe that one of the best methods to retain customers is to offer the best service in our markets.

MARKET PRICES OF STOCK/DIVIDENDS PAID

The Company’s stock is currently listed on the OTC Bulletin Board under the symbol “DIMC”. The book value per share at December 31, 2003 was $17.89 as compared to $16.25, restated for the stock split, at December 31, 2002. There were approximately 718 shareholders of record at December 31, 2003. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock for the calendar quarters indicated, based upon information obtained from published sources.

MARKET PRICES OF STOCK / DIVIDENDS DECLARED

	2003			2002
	High	Low	Dividend Declared	High	Low	Dividend Declared
First Quarter	$25.75	$18.75	$.215	$20.00	$17.80	$.200
Second Quarter	$29.00	$25.50	$.215	$22.00	$20.32	$.200
Third Quarter	$32.50	$28.75	$.215	$22.00	$21.10	$.200
Fourth Quarter	$45.00	$32.00	$.225	$23.75	$21.38	$.215

Table reflects high and low stock prices and dividends adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

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

DIMECO, INC.

HONESDALE, PENNSYLVANIA

AUDIT REPORT

DECEMBER 31, 2003

DIMECO, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003

Page Number
Report of Independent Auditors	1

Financial Statements

Consolidated Balance Sheet	2

Consolidated Statement of Income	3

Consolidated Statement of Changes in Stockholders’ Equity	4

Consolidated Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 31

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Wexford, PA

February 6, 2004

DIMECO, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31,
	2003	2002
Assets
Cash and due from banks	$7,493	$7,033
Interest-bearing deposits in other banks	947	16
Federal funds sold	1,770	181

Total cash and cash equivalents	10,210	7,230

Mortgage loans held for sale (market value of $662 and $1,199)	654	1,195
Investment securities available for sale	64,357	78,880
Investment securities held to maturity (market value of $228 and $462)	197	426

Loans (net of unearned income of $741 and $746)	219,609	187,361
Less allowance for loan losses	3,014	2,818

Net loans	216,595	184,543

Premises and equipment	4,179	4,262
Accrued interest receivable	1,295	1,224
Bank-owned life insurance	4,861	1,725
Other assets	1,956	1,467

TOTAL ASSETS	$304,304	$280,952

Liabilities
Deposits:
Noninterest-bearing	$29,523	$22,538
Interest-bearing	232,684	216,821

Total deposits	262,207	239,359

Short-term borrowings	11,800	8,928
Other borrowed funds	1,000	4,000
Accrued interest payable	678	842
Other liabilities	1,311	3,304

TOTAL LIABILITIES	276,996	256,433

Stockholders’ Equity
Common stock, $.50 par value; 3,000,000 shares authorized; 1,526,134 and 754,479 shares issued	763	377
Capital surplus	3,973	3,648
Retained earnings	22,038	19,908
Accumulated other comprehensive income	534	624
Treasury stock, at cost (879 shares)	—	(38)

TOTAL STOCKHOLDERS’ EQUITY	27,308	24,519

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$304,304	$280,952

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Interest Income
Interest and fees on loans	$12,864	$12,472	$13,948
Interest-bearing deposits in other banks	1	34	67
Federal funds sold	30	81	168
Investment securities:
Taxable	2,131	2,571	2,879
Exempt from federal income tax	295	310	258

Total interest income	15,321	15,468	17,320

Interest Expense
Deposits	4,385	5,207	7,447
Short-term borrowings	112	143	178
Other borrowed funds	202	268	268

Total interest expense	4,699	5,618	7,893

Net Interest Income	10,622	9,850	9,427

Provision for loan losses	960	675	867

Net Interest Income After Provision for Loan Losses	9,662	9,175	8,560

Noninterest Income
Service charges on deposit accounts	1,056	600	564
Mortgage loans held for sale gains, net	834	451	286
Investment securities gains	13	12	37
Other income	792	656	674

Total noninterest income	2,695	1,719	1,561

Noninterest Expense
Salaries and employee benefits	3,524	3,004	2,955
Occupancy expense, net	595	539	532
Furniture and equipment expense	448	469	446
Professional fees	469	314	253
Data processing expense	290	268	293
Other expense	1,477	1,380	1,350

Total noninterest expense	6,803	5,974	5,829

Income before income taxes	5,554	4,920	4,292
Income taxes	1,700	1,549	1,353

NET INCOME	$3,854	$3,371	$2,939

Earnings Per Share
Basic	$2.54	$2.24	$1.98
Diluted	$2.45	$2.19	$1.95

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’ Equity	Comprehensive Income
Balance, December 31, 2000	$371	$3,182	$15,903	$153	$(72)	$19,537

Net income			2,939			2,939	$2,939
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of taxes of $171				331		331	331

Comprehensive income							$3,270

Dividend reinvestment plan	3	167			257	427
Purchase treasury stock					(203)	(203)
Cash dividends ($.73 per share)			(1,080)			(1,080)

Balance, December 31, 2001	374	3,349	17,762	484	(18)	21,951

Net income			3,371			3,371	$3,371
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of taxes of $72				140		140	140

Comprehensive income							$3,511

Dividend reinvestment plan	3	286			211	500
Purchase treasury stock					(231)	(231)
Exercise of stock options		13				13
Cash dividends ($.82 per share)			(1,225)			(1,225)

Balance, December 31, 2002	377	3,648	19,908	624	(38)	24,519

Net income			3,854			3,854	$3,854
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $46				(90)		(90)	(90)

Comprehensive income							$3,764

Dividend reinvestment plan	2	209			80	291
Purchase treasury stock					(114)	(114)
Exercise of stock options	3	116	(23)		72	168
100 % stock split effected in the form of a stock dividend	381		(381)			—
Cash dividends ($.87 per share)			(1,320)			(1,320)

Balance, December 31, 2003	$763	$3,973	$22,038	$534	$—	$27,308

	2003	2002	2001
Components of other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale	$(81)	$148	$355
Realized gains included in net income, net of taxes of $4, $4, and $13	(9)	(8)	(24)

Total	$(90)	$140	$331

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Operating Activities
Net income	$3,854	$3,371	$2,939
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	960	675	867
Depreciation and amortization	576	553	571
Amortization of premium and discount on investment securities, net	(235)	(696)	(940)
Amortization of net deferred loan origination fees	(88)	(604)	(40)
Investment securities gains	(13)	(12)	(37)
Origination of loans held for sale	(29,081)	(18,046)	(14,400)
Proceeds from sale of loans	30,034	17,607	14,235
Mortgage loans sold gains, net	(834)	(451)	(286)
Decrease (increase) in accrued interest receivable	(71)	33	257
Decrease in accrued interest payable	(164)	(324)	(607)
Deferred federal income taxes	6	(249)	(38)
Other, net	(120)	320	(357)

Net cash provided by operating activities	4,824	2,177	2,164

Investing Activities
Investment securities available for sale:
Proceeds from sales	33	7	70
Proceeds from maturities or paydown	165,449	220,351	132,127
Purchases	(152,840)	(228,277)	(151,266)
Investment securities held to maturity:
Proceeds from maturities or paydown	230	—	100
Net increase in loans	(32,953)	(25,262)	(7,780)
Purchase of bank-owned life insurance	(3,000)	(200)	—
Purchase of premises and equipment	(560)	(782)	(280)
Proceeds from the sale of other real estate	33	123	509

Net cash used for investing activities	(23,608)	(34,040)	(26,520)

Financing Activities
Net increase in deposits	22,848	28,974	26,080
Increase in short-term borrowings	2,872	676	4,095
Repayment of other borrowed funds	(3,000)	—	—
Proceeds from dividend reinvestment and stock purchase plan	291	500	427
Purchase of treasury stock	(114)	(231)	(203)
Proceeds from exercise of stock options	168	13	—
Cash dividends paid	(1,301)	(1,199)	(1,039)

Net cash provided by financing activities	21,764	28,733	29,360

Increase (decrease) in cash and cash equivalents	2,980	(3,130)	5,004
Cash and cash equivalents at beginning of year	7,230	10,360	5,356

Cash and cash equivalents at end of year	$10,210	$7,230	$10,360

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

Dimeco, Inc. (the “Company”) is a Pennsylvania company organized as the holding company of The Dime Bank (the “Bank”) and its wholly owned subsidiary, TDB Insurance Services LLC. The Bank is a state-chartered bank and operates from four locations in Northeastern Pennsylvania. The Company and its subsidiary derive substantially all of their income from banking and bank-related services which include interest earnings on residential real estate, commercial mortgage, commercial, and consumer financings as well as interest earnings on investment securities. The Company provides deposit services including checking, savings, and certificate of deposit accounts and investment and trust services. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include its wholly owned subsidiary, the Bank. All inter-company items have been eliminated in preparing the consolidated financial statements. The investment in subsidiary on the parent company financial statements is carried at the parent company’s equity in the underlying net assets of the Bank.

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

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (“FHLB”) and the Atlantic Central Bankers Bank represents ownership in institutions which are wholly owned by other financial institutions. These securities are accounted for at cost and are classified with other assets.

Mortgage Loans Held for Sale

In general, fixed rate residential mortgage loans originated by the Bank are held for sale and are carried at the aggregate lower of cost or market. Such loans sold are generally serviced by the Bank.

NOTE	1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees, and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which results in a level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Payments received on nonaccrual loans are either applied to principal or reported as interest income according to management’s judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio, as of the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all of the circumstances surrounding the loan and the borrower including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Options

The Company maintains stock option plans for key officers and non-employee directors.

The Company accounts for its stock option plan under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the grant date.

NOTE	1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options (Continued)

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, net income applicable to common stock and basic and diluted net income per common share for the years ended December 31 would have been as follows (in thousands, except per share data):

	2003	2002	2001
Net income as reported	$3,854	$3,371	$2,939
Less pro forma expense related to options	38	39	36

Pro forma net income	$3,816	$3,332	$2,903

Basic net income per common share:
As reported	$2.54	$2.24	$1.98
Pro forma	$2.52	$2.22	$1.95
Diluted net income per common share
As reported	$2.45	$2.19	$1.95
Pro forma	$2.42	$2.16	$1.92

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions which can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2003, 2002, and 2001, respectively: (1) expected dividend yields of 2.53 percent, 3.81 percent, and 4.24 percent; (2) risk-free interest rates of 3.91 percent, 3.78 percent, and 5.47 percent; (3) expected volatility of 25 percent, 17 percent, and 12 percent; and (4) expected lives of options of 6.6, 7.8, and 8.8 years.

Mortgage Servicing Rights (“MSRs”)

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

Comprehensive Income

The Company is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is comprised of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flows

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold.

Amounts paid for interest and income taxes are as follows (in thousands):

	Interest Paid	Federal Income Taxes Paid
Year Ended December 31,
2003	$4,863	$1,973
2002	$5,942	$1,616
2001	$8,501	$1,353

Recent Accounting Pronouncements

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective January 1, 2003, did not have a material effect on the Company’s financial position or results of operations.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a “ramp-up” effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity’s full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies—regardless of the accounting method used—by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

In April 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133, Implementation Issues, that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Company’s reported equity.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor’s obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company’s financial position or results of operations.

In December 2003, the FASB issued a revision to Interpretation 46, Consolidation of Variable Interest Entities, which established standards for identifying a variable interest entity (VIE) and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this interpretation has not and is not expected to have a material effect on the Company’s financial position or results of operations.

Reclassification of Comparative Amounts

Certain comparative amounts for prior years have been reclassified to conform with current year presentations. The reclassified amounts did not affect net income or stockholders’ equity.

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

	2003	2002	2001
Weighted-average common shares outstanding	1,515,596	1,504,376	1,489,584
Average treasury stock shares	(579)	(2,076)	(740)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,515,017	1,502,300	1,488,844
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	59,578	40,336	22,468

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,574,595	1,542,636	1,511,312

NOTE 3 – STOCK DIVIDEND

On November 6, 2003, the Board of Directors approved a 100 percent stock split effected in the form of a dividend, payable December 1, 2003, to stockholders of record on November 14, 2003. Average shares outstanding and all per share amounts included in the consolidated financial statements are based on the increased number of shares giving retroactive effect to the stock split effected in the form of a dividend.

NOTE 4 - INVESTMENT SECURITIES

The amortized costs and estimated market value of investment securities are summarized as follows (in thousands):

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
AVAILABLE FOR SALE
U.S. Government agency securities	$34,749	$109	$(55)	$34,803
Mortgage-backed securities	122	—	(4)	118
Obligations of states and political subdivisions:
Taxable	1,993	—	(8)	1,985
Tax-exempt	6,449	163	(6)	6,606
Corporate securities	9,959	473	(4)	10,428
Commercial paper	9,989	—	—	9,989

Total debt securities	63,261	745	(77)	63,929

Equity securities	286	144	(2)	428

Total	$63,547	$889	$(79)	$64,357

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
AVAILABLE FOR SALE
U.S. Government agency securities	$27,732	$121	$(8)	$27,845
Mortgage-backed securities	169	—	(2)	167
Obligations of states and political subdivisions:
Taxable	1,884	—	—	1,884
Tax-exempt	6,796	236	(10)	7,022
Corporate securities	11,083	569	(1)	11,651
Commercial paper	29,966	2	(1)	29,967

Total debt securities	77,630	928	(22)	78,536

Equity securities	306	58	(20)	344

Total	$77,936	$986	$(42)	$78,880

NOTE 4 - INVESTMENT SECURITIES (Continued)

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
HELD TO MATURITY
Obligations of states and political subdivisions - tax-exempt	$197	$31	$—	$228

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
HELD TO MATURITY
Obligations of states and political subdivisions - tax-exempt	$426	$36	$—	$462

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2003 (in thousands).

	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses
U.S. Government agencies	$7,499	$55	$—	$—	$7,499	$55
Obligations of states and political subdivisions	1,330	14	—	—	1,330	14
Mortgage-backed securities	—	—	118	4	118	4
Corporate securities	389	4	—	—	389	4

Total debt securities	9,218	73	118	4	9,336	77
Equity securities	—	—	40	2	40	2

Total	$9,218	$73	$158	$6	$9,376	$79

The Company’s investment portfolio contains unrealized losses of direct obligations of U.S. Government securities, including mortgage-related instruments, issued or backed by the full faith and credit of the U.S. Government or are generally viewed as having the implied guarantee of the U.S. Government and debt obligations of a U.S. state or political subdivision, and equity securities of financial institutions.

On a monthly basis, the Company evaluates the severity and duration of impairment for its investment securities portfolio unless the Company has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a declined of 10 percent or more for six months.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

NOTE 4 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market values of debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
Due in one year or less	$13,131	$13,230	$—	$—
Due after one year through five years	12,438	12,840	197	228
Due after five years through ten years	15,539	15,661	—	—
Due after ten years	22,153	22,198	—	—

Total debt securities	$63,261	$63,929	$197	$228

Proceeds from sales of investment securities during 2003 were $33, and the resulting gross and net gains of $13 were realized. In 2002, the Company recorded an investment security gain of $12 resulting from a business combination where the Company received a combination of the common stock of the acquirer in a non-monetary exchange and cash proceeds of $7. Proceeds from sales of investment securities during 2001 were $70. Gross and net gains of $17 were realized on those sales. In 2001, the Company recorded an investment security gain of $20 resulting from a business combination where the Company received the common stock of the acquirer in a non-monetary exchange.

Investment securities with an amortized cost of $45,969 and $47,545 and estimated market values of $46,633 and $48,296 at December 31, 2003 and 2002, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 5 - LOANS

Major classifications of loans are as follows (in thousands):

	2003	2002
Loans secured by real estate:
Construction and development	$396	$111
Secured by farmland	1,644	1,978
Secured by 1 - 4 family residential properties:
Revolving, open-end loans secured by 1 - 4 family residential properties	1,367	1,402
All other loans secured by 1 - 4 family residential properties	50,986	48,980
Secured by nonfarm, nonresidential properties	112,443	88,960
Commercial and industrial loans	32,263	28,437
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	292	141
Other installment loans	19,349	16,755
Other loans:
Agricultural loans	470	705
All other loans	1,140	638

Total loans	220,350	188,107
Less unearned income	741	746

Loans, net of unearned income	$219,609	$187,361

Real estate loans serviced for others, which are not included in the Consolidated Balance Sheet totaled $69,382 and $57,108 at December 31, 2003 and 2002, respectively.

Nonperforming loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection or identified by management to meet the definition of an impaired loan. The following table presents information concerning nonperforming loans (in thousands):

	2003	2002
Ninety days or more past due and accruing interest	$175	$92
Nonaccrual	316	602
Impaired loans	2,530	3,025

Total nonperforming loans	$3,021	$3,719

Interest income on loans would have been increased by $57, $11, and $30 during 2003, 2002, and 2001, respectively, if nonaccrual loans had performed in accordance with their original terms.

The Company had impaired loans of $2,530 and $3,025 as of December 31, 2003 and 2002, respectively, with related allowance for loan losses of $37 and $528, respectively. The decline in the related allowance for loan losses on impaired loans is the result of the Company recording charge-offs to reflect the impaired loans at their fair market value at 2003. For the years ended December 31, 2003, 2002, and 2001, average impaired loans were $2,575, $705, and $531, respectively. Interest recognized on impaired loans for the years ended December 31, 2003, 2002, and 2001, was $66, $20, and $21, respectively.

NOTE 5 - LOANS (Continued)

Changes in the allowance for loan losses are as follows (in thousands):

	2003	2002	2001
Balance, beginning of year	$2,818	$2,373	$2,088
Provision charged to operations	960	675	867
Recoveries credited to allowance	58	69	43
Losses charged to allowance	(822)	(299)	(625)

Balance, end of year	$3,014	$2,818	$2,373

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2003, is as follows (in thousands):

2002	Additions	Amounts Collected	2003
$ 7,098	$1,754	$2,693	$6,159

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2003 and 2002, the Company had approximately $38 million and $29 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2003 and 2002, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 6 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows (in thousands):

	2003	2002
Land	$433	$277
Premises and improvements	3,682	3,657
Leasehold improvements	1,411	1,359
Furniture and equipment	2,843	2,745

Total, at cost	8,369	8,038
Less accumulated depreciation and amortization	4,190	3,776

Net premises and equipment	$4,179	$4,262

Depreciation and amortization expense was $463, $454, and $443, in 2003, 2002, and 2001, respectively.

NOTE 7 - DEPOSITS

Deposits are summarized as follows (in thousands):

	2003	2002
Demand - noninterest-bearing	$29,523	$22,538
Demand - interest-bearing	37,645	37,932
Money market	17,087	3,155
Savings	41,607	40,969
Time deposits of $100,000 or more	48,384	45,460
Other time deposits	87,961	89,305

Total	$262,207	$239,359

The following table summarizes the maturity distribution of time deposits (in thousands):

2004	$86,139
2005	32,624
2006	5,322
2007	6,486
2008	5,774

Total	$136,345

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more (in thousands):

2003
Three months or less	$16,896
Four through six months	11,610
Seven through twelve months	6,164
Over twelve months	13,714

Total	$48,384

Interest expense on certificates of deposit of $100,000 or more amounted to $1,081, $1,330, and $2,043, for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

NOTE 8 - SHORT-TERM BORROWINGS (Continued)

The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

	2003		2002
	Amount	Rate	Amount	Rate
Balance at year-end	$11,800	0.89%	$8,928	1.00%
Average balance outstanding during the year	11,369	0.98	10,886	1.32
Maximum amount outstanding at any month-end	15,142		15,552

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs of $17,823 and $21,218 and market values of $18,148 and $21,493, respectively, at December 31, 2003 and 2002, were pledged as collateral for the securities sold under agreements to repurchase.

The Bank has the capability to borrow additional funds through their credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank’s investment in FHLB stock. At December 31, 2003, the Bank’s remaining borrowing capacity with the FHLB was approximately $54 million.

NOTE 9 - OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows (in thousands):

Maturity	Rate	2003	2002
September 8, 2003	6.85%	$—	$3,000
February 18, 2010	5.91%	1,000	1,000

Total		$1,000	$4,000

The advance maturing in 2010 is convertible to a variable rate advance on specific dates at the discretion of the FHLB. Should the FHLB convert this advance, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

NOTE 10 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. A participant may withdraw from the Plan at any time. Stockholders purchased 18,958 shares in 2003 and 24,704 shares in 2002 through the Plan.

NOTE 11 - EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2003, 2002, and 2001, the Board of Directors authorized an additional 5 percent, 4 percent, and 4 percent of each eligible employee’s compensation, respectively. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2003, 2002, and 2001 to this plan amounted to $182, $142, and $152, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the executive officers of the Bank to provide guaranteed consecutive post-retirement payments totaling a pre-determined amount over a ten-year period based on a five-year vesting schedule beginning the date of the agreement between the Bank and the executive. Expenses for the years ended December 31, 2003, 2002, and 2001, amounted to $70, $59, and $55, respectively, and are included as a component of salaries and employee benefits. An assumption of 8.5 percent was used as the discount rate in determining the present value of the estimated liability or the Salary Continuation Plan.

Stock Option Plan

The Company maintains a stock incentive plan and a stock option plan that provide for granting incentive stock options to key officers and other employees of the Company and Bank, as determined by the Stock Option Committee, and nonqualified stock options to nonemployee directors of the Company. A total of 120,000 and 50,000 shares, respectively, of either authorized and unissued shares, or authorized shares, issued by and subsequently reacquired by the Company as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the date of shareholder ratification. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted are primarily vested 33 percent after one year, 33 percent after two years, and 34 percent after three years.

The following table presents share data related to the stock option plans:

	2003	Weighted-average Exercise Price	2002	Weighted-average Exercise Price
Outstanding, beginning	127,000	$13.58	126,000	$13.33
Granted	7,000	27.01	4,000	21.30
Exercised	(12,470)	13.23	(1,000)	13.25
Forfeited	—	—	(2,000)	13.25

Outstanding, ending	121,530	$14.39	127,000	$13.58

Exercisable at year-end	109,810	$13.38	78,860	$13.25

NOTE 11 - EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

The following table summarizes characteristics of stock options outstanding at December 31, 2003:

	Outstanding			Exercisable
Exercise Price	Shares	Average Life	Average Exercise Price	Shares	Average Exercise Price
$ 13.00	39,000	6.21	$13.00	39,000	$13.00
$ 13.25	65,530	6.21	$13.25	65,530	$13.25
$ 16.50	6,000	6.21	$16.50	3,960	$16.50
$ 21.30	4,000	6.21	$21.30	1,320	$21.30
$ 23.00	2,000	6.21	$23.00	—	$—
$ 25.75	2,000	6.21	$25.75	—	$—
$ 26.50	1,000	6.21	$26.50	—	$—
$ 32.55	2,000	9.83	$32.55	—	$—

Total	121,530			109,810

NOTE 12 - INCOME TAXES

Federal income tax expense consists of the following (in thousands):

	2003	2002	2001
Currently payable	$1,694	$1,798	$1,391
Deferred taxes	6	(249)	(38)

Total provision	$1,700	$1,549	$1,353

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2003	2002
Deferred tax assets:
Allowance for loan losses	$807	$777
Deferred compensation	7	10
Allowance for loss on other real estate	—	2
Salary continuation plan	139	115
Mortgage servicing rights	24	4

Total	977	908

Deferred tax liabilities:
Premises and equipment	314	254
Deferred loan origination fees, net	179	162
Unrealized gain on nonmonetary exchange	3	5
Unrealized gain on investment securities	275	321

Total	771	742

Net deferred tax assets	$206	$166

No valuation allowance was established at December 31, 2003 and 2002, in view of the Company’s ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

NOTE 12 - INCOME TAXES (Continued)

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows (in thousands):

	2003		2002		2001
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Provision at statutory rate	$1,888	34.0%	$1,673	34.0%	$1,459	34.0%
Tax-exempt income	(112)	(2.0)	(110)	(2.2)	(97)	(2.3)
BOLI earnings	(52)	(0.9)	(30)	(0.6)	(28)	(0.6)
Nondeductible interest	8	0.1	10	0.2	14	0.3
Other, net	(32)	(0.6)	6	0.1	5	0.1

Effective income tax and rate	$1,700	30.6%	$1,549	31.5%	$1,353	31.5%

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, there are outstanding commitments and contingent liabilities such as commit-ments to extend credit, financial guarantees, and letters of credit which are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

	2003	2002
Commitments to extend credit	$23,581	$25,016
Standby letters of credit	$2,807	$5,669

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

Standby letters of credit represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized at the expiration of the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments (Continued)

At December 31, 2003, the minimum rental commitments for all noncancelable leases are as follows (in thousands):

2004	$202
2005	212
2006	168
2007	147
2008	77
2009 and thereafter	225

Total	$1,031

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

NOTE 14 - REGULATORY RESTRICTIONS

Cash and Due from Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 2003 and 2002, the Bank had required reserves of $2,368 and $2,700, respectively, comprised of vault cash and a depository amount held directly with a correspondent bank.

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2003 the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

NOTE 15 - REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2003 and 2002, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company’s actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands).

	2003		2002
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)

Actual	$29,771	12.43%	$26,699	11.75%
For Capital Adequacy Purposes	19,163	8.00	18,184	8.00
To Be Well Capitalized	23,954	10.00	22,730	10.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$26,712	11.15%	$23,864	10.50%
For Capital Adequacy Purposes	9,582	4.00	9,092	4.00
To Be Well Capitalized	14,372	6.00	13,638	6.00

Tier I Capital (to Average Assets)

Actual	$26,712	9.31%	$23,864	9.21%
For Capital Adequacy Purposes	11,476	4.00	10,367	4.00
To Be Well Capitalized	14,346	5.00	12,958	5.00

NOTE 16 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$10,210	$10,210	$7,230	$7,230
Mortgage loans held for sale	654	662	1,195	1,199
Investment securities:
Available for sale	64,357	64,357	78,880	78,880
Held to maturity	197	228	426	462
Net loans	216,595	223,506	184,543	194,601
Accrued interest receivable	1,295	1,295	1,224	1,224
Regulatory stock	528	528	530	530
Bank-owned life insurance	4,861	4,861	1,725	1,725

Financial liabilities:
Deposits	$262,207	$263,551	$239,359	$241,756
Short-term borrowings	11,800	11,800	8,928	8,928
Other borrowed funds	1,000	1,006	4,000	4,006
Accrued interest payable	678	678	842	842

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

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

NOTE 16 - FAIR VALUE DISCLOSURE (Continued)

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

Commitments to Extend Credit and Standby Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 13.

NOTE	17 - PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

(In thousands)

	December 31,
	2003	2002
Assets
Cash and due from banks	$917	$734
Investment securities available for sale	428	344
Investment in bank subsidiary	26,009	23,572
Other assets	356	212

Total Assets	$27,710	$24,862

Liabilities
Dividends payable	$343	$324
Other liabilities	59	19

Total Liabilities	402	343
Stockholders’ equity	27,308	24,519

Total Liabilities and Stockholders’ Equity	$27,710	$24,862

CONDENSED STATEMENT OF INCOME

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Dividends from bank subsidiary	$1,300	$1,131	$1,418
Dividends on investment securities	12	12	9
Investment securities gains	13	12	37

Total income	1,325	1,155	1,464

Other noninterest expense	91	75	63

Net income before undistributed earnings of bank subsidiary and income taxes	1,234	1,080	1,401
Undistributed earnings of bank subsidiary	2,595	2,271	1,530
Income tax benefit	(25)	(20)	(8)

Net Income	$3,854	$3,371	$2,939

NOTE 17 - PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Operating Activities
Net income	$3,854	$3,371	$2,939
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(2,595)	(2,271)	(1,530)
Investment securities gains	(13)	(12)	(37)
Other, net	(140)	(180)	(14)

Net cash provided by operating activities	1,106	908	1,358

Investing Activities
Purchases of investment securities	—	(126)	(54)
Proceeds from sales of investment securities	33	7	70

Net cash provided by (used for) investing activities	33	(119)	16

Financing Activities
Cash dividends paid	(1,301)	(1,199)	(1,039)
Purchase of treasury stock	(114)	(231)	(203)
Proceeds from exercise of stock options	168	13	—
Proceeds from dividend reinvestment and stock purchase plan	291	500	427

Net cash used for financing activities	(956)	(917)	(815)

Increase (decrease) in cash and cash equivalents	183	(128)	559
Cash at beginning of year	734	862	303

Cash at end of year	$917	$734	$862

NOTE 18 – QUARTERLY DATA (Unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands):

	Three Months Ended
	March 2003	June 2003	September 2003	December 2003
Total interest income	$3,789	$3,884	$3,838	$3,810
Total interest expense	1,247	1,225	1,157	1,070

Net interest income	2,542	2,659	2,681	2,740
Provision for loan losses	192	257	230	281

Net interest income after provision for loan losses	2,350	2,402	2,451	2,459

Total noninterest income	611	569	700	815
Total noninterest expense	1,596	1,632	1,732	1,843

Income before income taxes	1,365	1,339	1,419	1,431
Income taxes	436	423	399	442

Net income	$929	$916	$1,020	$989

Per share data:
Net income
Basic	$0.62	$0.61	$0.67	$0.64
Diluted	$0.60	$0.56	$0.63	$0.62
Weighted-average shares outstanding
Basic	1,510,170	1,511,450	1,513,312	1,521,423
Diluted	1,559,808	1,623,566	1,625,430	1,592,154

NOTE 18 – QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 2002	June 2002	September 2002	December 2002
Total interest income	$3,867	$3,855	$3,817	$3,929
Total interest expense	1,480	1,418	1,353	1,367

Net interest income	2,387	2,437	2,464	2,562
Provision for loan losses	224	205	146	100

Net interest income after provision for loan losses	2,163	2,232	2,318	2,462

Total noninterest income	405	373	381	560
Total noninterest expense	1,467	1,468	1,504	1,535

Income before income taxes	1,101	1,137	1,195	1,487
Income taxes	350	354	376	469

Net income	$751	$783	$819	$1,018

Per share data:
Net income
Basic	$0.50	$0.52	$0.54	$0.68
Diluted	$0.49	$0.51	$0.53	$0.66
Weighted-average shares outstanding
Basic	1,499,856	1,501,658	1,503,456	1,503,992
Diluted	1,532,208	1,544,458	1,545,698	1,547,894