Form 10-K, Exhibit 13
period 2004-12-31
DIMECO INC
filed 2005-03-30
CIK 898037

Exhibit 13

DIMECO, INC.

HONESDALE, PENNSYLVANIA

AUDIT REPORT

DECEMBER 31, 2004

DIMECO, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

Page Number
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Consolidated Balance Sheet	2

Consolidated Statement of Income	3

Consolidated Statement of Changes in Stockholders’ Equity	4

Consolidated Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dimeco, Inc.

We have audited the consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

February 4, 2005

DIMECO, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31,
	2004	2003
Assets
Cash and due from banks	$4,139	$7,493
Interest-bearing deposits in other banks	15	947
Federal funds sold	978	1,770

Total cash and cash equivalents	5,132	10,210

Mortgage loans held for sale (market value of $112 and $662)	112	654
Investment securities available for sale	55,662	64,357
Investment securities held to maturity (market value of $216 and $228)	198	197

Loans (net of unearned income of $623 and $741)	253,141	219,609
Less allowance for loan losses	3,172	3,014

Net loans	249,969	216,595

Premises and equipment	5,580	4,179
Accrued interest receivable	1,106	1,295
Bank-owned life insurance	5,065	4,861
Other assets	2,897	1,956

TOTAL ASSETS	$325,721	$304,304

Liabilities
Deposits:
Noninterest-bearing	$30,380	$29,523
Interest-bearing	240,162	232,684

Total deposits	270,542	262,207

Short-term borrowings	12,033	11,800
Other borrowed funds	11,349	1,000
Accrued interest payable	609	678
Other liabilities	1,492	1,311

TOTAL LIABILITIES	296,025	276,996

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,548,994 and 1,526,134 shares issued	774	763
Capital surplus	4,377	3,973
Retained earnings	24,496	22,038
Accumulated other comprehensive income	49	534

TOTAL STOCKHOLDERS’ EQUITY	29,696	27,308

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$325,721	$304,304

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
Interest Income
Interest and fees on loans	$13,847	$12,864	$12,472
Interest-bearing deposits in other banks	9	1	34
Federal funds sold	46	30	81
Investment securities:
Taxable	1,674	2,131	2,571
Exempt from federal income tax	232	295	310

Total interest income	15,808	15,321	15,468

Interest Expense
Deposits	4,001	4,385	5,207
Short-term borrowings	129	112	143
Other borrowed funds	282	202	268

Total interest expense	4,412	4,699	5,618

Net Interest Income	11,396	10,622	9,850
Provision for loan losses	1,126	960	675

Net Interest Income After Provision for Loan Losses	10,270	9,662	9,175

Noninterest Income
Service charges on deposit accounts	1,250	1,056	600
Mortgage loans held-for-sale gains, net	460	834	451
Investment securities gains	95	13	12
Brokerage commissions	353	146	—
Earnings on bank-owned life insurance	230	154	76
Other income	545	492	580

Total noninterest income	2,933	2,695	1,719

Noninterest Expense
Salaries and employee benefits	3,930	3,524	3,004
Occupancy expense, net	636	595	539
Furniture and equipment expense	489	448	469
Professional fees	447	469	314
Data processing expense	375	290	268
Other expense	1,648	1,477	1,380

Total noninterest expense	7,525	6,803	5,974

Income before income taxes	5,678	5,554	4,920
Income taxes	1,772	1,700	1,549

NET INCOME	$3,906	$3,854	$3,371

Earnings Per Share
Basic	$2.54	$2.54	$2.24
Diluted	$2.46	$2.45	$2.19

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’ Equity	Comprehensive Income
Balance, December 31, 2001	$374	$3,349	$17,762	$484	$(18)	$21,951

Net income			3,371			3,371	$3,371
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of taxes of $72				140		140	140

Comprehensive income							$3,511

Dividend reinvestment plan	3	286			211	500
Purchase treasury stock					(231)	(231)
Exercise of stock options		13				13
Cash dividends ($.82 per share)			(1,225)			(1,225)

Balance, December 31, 2002	377	3,648	19,908	624	(38)	24,519

Net income			3,854			3,854	$3,854
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $46				(90)		(90)	(90)

Comprehensive income							$3,764

Dividend reinvestment plan	2	209			80	291
Purchase treasury stock					(114)	(114)
Exercise of stock options	3	116	(23)		72	168
100 % stock split effected in the form of a stock dividend	381		(381)			—
Cash dividends ($.87 per share)			(1,320)			(1,320)

Balance, December 31, 2003	763	3,973	22,038	534	—	27,308

Net income			3,906			3,906	$3,906
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $250				(485)		(485)	(485)

Comprehensive income							$3,421

Exercise of stock options	11	404				415
Cash dividends ($.94 per share)			(1,448)			(1,448)

Balance, December 31, 2004	$774	$4,377	$24,496	$49	$—	$29,696

			2004	2003	2002
Components of other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale			$(422)	$(81)	$148
Realized gains included in net income, net of taxes of $32, $4, and $4			(63)	(9)	(8)

Total			$(485)	$(90)	$140

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2004	2003	2002
Operating Activities
Net income	$3,906	$3,854	$3,371
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,126	960	675
Depreciation and amortization	736	576	553
Amortization of premium and discount on investment securities, net	(126)	(235)	(696)
Amortization of net deferred loan origination fees	(99)	(88)	(604)
Investment securities gains	(95)	(13)	(12)
Origination of loans held for sale	(12,302)	(29,081)	(18,046)
Proceeds from sale of loans	12,896	30,034	17,607
Mortgage loans sold gains, net	(460)	(834)	(451)
Decrease (increase) in accrued interest receivable	189	(71)	33
Decrease in accrued interest payable	(69)	(164)	(324)
Deferred federal income taxes	264	6	(249)
Other, net	(440)	(120)	320

Net cash provided by operating activities	5,526	4,824	2,177

Investing Activities
Investment securities available for sale:
Proceeds from sales	174	33	7
Proceeds from maturities or paydown	94,873	165,449	220,351
Purchases	(86,868)	(152,840)	(228,277)
Investment securities held to maturity:
Proceeds from maturities or paydown	—	230	—
Purchase of Federal Home Loan Bank stock	(423)	—	—
Net increase in loans	(34,901)	(32,953)	(25,262)
Purchase of bank-owned life insurance	—	(3,000)	(200)
Purchase of premises and equipment	(1,887)	(560)	(782)
Proceeds from the sale of other real estate	500	33	123

Net cash used for investing activities	(28,532)	(23,608)	(34,040)

Financing Activities
Net increase in deposits	8,335	22,848	28,974
Increase in short-term borrowings	233	2,872	676
Increase in other borrowed funds	10,600	—	—
Proceeds from other borrowed funds	(251)	(3,000)	—
Proceeds from dividend reinvestment and stock purchase plan	—	291	500
Purchase of treasury stock	—	(114)	(231)
Proceeds from exercise of stock options	415	168	13
Cash dividends paid	(1,404)	(1,301)	(1,199)

Net cash provided by financing activities	17,928	21,764	28,733

Increase (decrease) in cash and cash equivalents	(5,078)	2,980	(3,130)

Cash and cash equivalents at beginning of year	10,210	7,230	10,360

Cash and cash equivalents at end of year	$5,132	$10,210	$7,230

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

Dimeco, Inc. (the “Company”) is a Pennsylvania company organized as the holding company of The Dime Bank (the “Bank”) and its wholly owned subsidiary, TDB Insurance Services LLC. The Bank is a state-chartered bank and operates from five locations in northeastern Pennsylvania. The Company and its subsidiary derive substantially all of their income from banking and bank-related services that include interest earnings on residential real estate, commercial mortgage, commercial, and consumer financings as well as interest earnings on investment securities. The Company provides deposit services including checking, savings, and certificate of deposit accounts and investment and trust services. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include its wholly owned subsidiary, the Bank. All inter-company items have been eliminated in preparing the consolidated financial statements. The investment in subsidiary on the parent company financial statements is carried at the parent company’s equity in the underlying net assets of the Bank.

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

Common stock of the Federal Home Loan Bank (“FHLB”) and the Atlantic Central Bankers Bank represents ownership in institutions that are wholly owned by other financial institutions. These securities are accounted for at cost and are classified with other assets.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 20 years for furniture and equipment and 5 to 31 years for office buildings and improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from 5 to 20 years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

NOTE	1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank-Owned Life Insurance (BOLI)

The Company purchased life insurance policies on certain key employees. BOLI is recorded at its cash surrender value, or the amount that can be realized.

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

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options are adjusted for in the denominator.

Stock Options

The Company maintains stock option plans for key officers and nonemployee directors.

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

	2004	2003	2002
Net income as reported	$3,906	$3,854	$3,371
Less pro forma expense related to options	18	38	39

Pro forma net income	$3,888	$3,816	$3,332

Basic net income per common share:
As reported	$2.54	$2.54	$2.24
Pro forma	$2.53	$2.52	$2.22
Diluted net income per common share
As reported	$2.46	$2.45	$2.19
Pro forma	$2.45	$2.42	$2.16

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2004, 2003, and 2002, respectively: (1) expected dividend yields of 2.44 percent, 2.53 percent, and 3.81 percent; (2) risk-free interest rates of 4.22 percent, 3.91 percent, and 3.78 percent; (3) expected volatility of 17 percent, 25 percent, and 17 percent; and (4) expected lives of options of 9.9, 6.6, and 7.8 years.

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

Comprehensive Income

The Company is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flows

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold that have original maturities of 90 days or less.

Amounts paid for interest and income taxes are as follows (in thousands):

	Interest Paid	Federal Income Taxes Paid
Year Ended December 31,
2004	$4,481	$1,527
2003	$4,863	$1,973
2002	$5,942	$1,616

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 123 (Revised 2004), Share-Based Payment. The statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123 (Revised 2004) on July 1, 2005, and is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, of the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual, or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on the consolidated financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification of Comparative Amounts

Certain comparative amounts for prior years have been reclassified to conform to current year presentations. The reclassified amounts did not affect net income or stockholders’ equity.

NOTE 2 - EARNINGS PER SHARE

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	2004	2003	2002
Weighted-average common shares outstanding	1,537,511	1,515,596	1,504,376

Average treasury stock shares	—	(579)	(2,076)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,537,511	1,515,017	1,502,300

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	48,072	59,578	40,336

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,585,583	1,574,595	1,542,636

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

NOTE 4 - INVESTMENT SECURITIES

The amortized costs and estimated market value of investment securities are summarized as follows (in thousands):

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
AVAILABLE FOR SALE
U.S. government agency securities	$18,461	$3	$(161)	$18,303
Mortgage-backed securities	93	—	(1)	92
Obligations of states and political subdivisions:
Taxable	1,761	—	(9)	1,752
Tax-exempt	3,408	68	(4)	3,472
Corporate securities	6,192	102	—	6,294
Commercial paper	25,459	—	—	25,459

Total debt securities	55,374	173	(175)	55,372

Equity securities	214	77	(1)	290

Total	$55,588	$250	$(176)	$55,662

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
AVAILABLE FOR SALE
U.S. government agency securities	$34,749	$109	$(55)	$34,803
Mortgage-backed securities	122	—	(4)	118
Obligations of states and political subdivisions:
Taxable	1,993	—	(8)	1,985
Tax-exempt	6,449	163	(6)	6,606
Corporate securities	9,959	473	(4)	10,428
Commercial paper	9,989	—	—	9,989

Total debt securities	63,261	745	(77)	63,929

Equity securities	286	144	(2)	428

Total	$63,547	$889	$(79)	$64,357

NOTE 4 - INVESTMENT SECURITIES (Continued)

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
HELD TO MATURITY
Obligations of states and political subdivisions - tax-exempt	$198	$18	$—	$216

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
HELD TO MATURITY
Obligations of states and political subdivisions - tax-exempt	$197	$31	$—	$228

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2004 (in thousands).

	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses
U.S. government agencies	$14,811	$161	$—	$—	$14,811	$161
Mortgage-backed securities	70	1	—	—	70	1
Obligations of states and political subdivisions	401	10	262	3	663	13

Total debt securities	15,282	172	262	3	15,544	175

Equity securities	21	1	—	—	21	1

Total	$15,303	$173	$262	$3	$15,565	$176

The policy of the Company is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. The Company reviews its position quarterly and has asserted that at December 31, 2004, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit changes, or Company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

NOTE 4 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market values of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
Due in one year or less	$28,981	$29,036	$—	$—
Due after one year through five years	8,031	8,067	198	216
Due after five years through ten years	8,155	8,085	—	—
Due after ten years	10,207	10,184	—	—

Total debt securities	$55,374	$55,372	$198	$216

Proceeds from sales of investment securities during 2004 and 2003 were $174 and $33, respectively, and the resulting gross and net gains of $68 and $13 were realized. In 2004 and 2002, the Company recorded an investment security gain of $27 and $12, respectively, resulting from a business combination where the Company received a combination of the common stock of the acquirer in a non-monetary exchange and cash proceeds of $73 and $7.

Investment securities with an amortized cost of $45,892 and $45,969 and estimated market values of $45,909 and $46,633 at December 31, 2004 and 2003, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 5 - LOANS

Major classifications of loans are as follows (in thousands):

	2004	2003
Loans secured by real estate:
Construction and development	$662	$396
Secured by farmland	1,786	1,644
Secured by 1 - 4 family residential properties:
Revolving, open-end loans secured by 1 -4 family residential properties	1,820	1,367
All other loans secured by 1 - 4 family residential properties	53,026	50,986
Secured by nonfarm, nonresidential properties	133,259	112,443
Commercial and industrial loans	41,848	32,263
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	451	292
Other installment loans	17,632	19,349
Other loans:
Agricultural loans	606	470
All other loans	2,674	1,140

Total loans	253,764	220,350
Less unearned income	623	741

Loans, net of unearned income	$253,141	$219,609

Real estate loans serviced for others which are not included in the Consolidated Balance Sheet totaled $77,542 and $69,382 at December 31, 2004 and 2003, respectively.

Nonperforming loans consist of commercial, mortgage, and consumer loans which are on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payment but are not on nonaccrual status because they are well secured or in process of collection or identified by management to meet the definition of an impaired loan. The following table presents information concerning nonperforming loans (in thousands):

	2004	2003
Ninety days or more past due and accruing interest	$293	$175
Nonaccrual	261	316
Impaired loans	461	2,530

Total nonperforming loans	$1,015	$3,021

Interest income on loans would have been increased by $5, $57, and $11 during 2004, 2003, and 2002, respectively, if nonaccrual loans had performed in accordance with their original terms.

The Company had impaired loans of $461 and $2,530 as of December 31, 2004 and 2003, respectively, with related allowance for loan losses of $14 and $37, respectively. For the years ended December 31, 2004, 2003, and 2002, average impaired loans were $473, $2,575, and $705, respectively. Interest recognized on impaired loans for the years ended December 31, 2004, 2003, and 2002, was $28, $66, and $20, respectively.

NOTE 5 - LOANS (Continued)

Changes in the allowance for loan losses are as follows (in thousands):

	2004	2003	2002
Balance, beginning of year	$3,014	$2,818	$2,373
Provision charged to operations	1,126	960	675
Recoveries credited to allowance	150	58	69
Losses charged to allowance	(1,118)	(822)	(299)

Balance, end of year	$3,172	$3,014	$2,818

In the normal course of business, loans are extended to officers and directors and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2004, is as follows (in thousands):

2003	Additions	Amounts Collected	2004
$6,159	$2,737	$1,327	$7,569

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2004 and 2003, the Company had approximately $49 million and $38 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2004 and 2003, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE	6 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows (in thousands):

	2004	2003
Land	$584	$433
Premises and improvements	4,983	3,682
Furniture and equipment	3,216	2,843
Leasehold improvements	1,421	1,411

Total, at cost	10,204	8,369
Less accumulated depreciation and amortization	4,624	4,190

Net premises and equipment	$5,580	$4,179

Depreciation and amortization expense was $486, $463, and $454, in 2004, 2003, and 2002, respectively.

NOTE 7 - DEPOSITS

Deposits are summarized as follows (in thousands):

	2004	2003
Demand - noninterest-bearing	$30,380	$29,523
Demand - interest-bearing	39,141	37,645
Money market	31,536	17,087
Savings	41,725	41,607
Time deposits of $100,000 or more	40,406	48,384
Other time deposits	87,354	87,961

Total	$270,542	$262,207

The following table summarizes the maturity distribution of time deposits (in thousands):

2005	$97,439
2006	9,533
2007	10,061
2008	5,546
2009	5,181

Total	$127,760

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more (in thousands):

2004
Three months or less	$10,748
Four through six months	13,307
Seven through twelve months	8,605
Over twelve months	7,746

Total	$40,406

Interest expense on certificates of deposit of $100,000 or more amounted to $946, $1,081, and $1,330, for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

NOTE 8 - SHORT-TERM BORROWINGS (Continued)

The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

	2004		2003
	Amount	Rate	Amount	Rate
Balance at year-end	$12,033	1.22%	$11,800	0.89%
Average balance outstanding during the year	$13,142	0.98%	$11,369	0.98%
Maximum amount outstanding at any month-end	$16,087		$15,142

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs of $21,132 and $17,823 and market values of $21,148 and $18,148, respectively, at December 31, 2004 and 2003, were pledged as collateral for the securities sold under agreements to repurchase.

The Bank has the capability to borrow additional funds through its credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank’s investment in FHLB stock. At December 31, 2004, the Bank’s remaining borrowing capacity with the FHLB was approximately $61 million.

NOTE 9 - OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows (in thousands):

Maturity	Rate	2004	2003
June 28, 2006	3.31%	$2,000	$—
June 28, 2007	3.78%	2,000	—
May 5, 2014	4.52%	1,906	—
March 11, 2016	3.47%	2,847	—
November 25, 2024	4.87%	1,596	—
February 18, 2010	5.91%	1,000	1,000

Total		$11,349	$1,000

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

A participant in the Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. A participant may withdraw from the Plan at any time. Stockholders purchased 12,848 shares in 2004 and 18,958 shares in 2003 through the Plan.

NOTE 11 - EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2004, 2003, and 2002, the Board of Directors authorized an additional 4 percent, 5 percent, and 4 percent of each eligible employee’s compensation, respectively. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2004, 2003, and 2002 to this plan amounted to $199, $182, and $142, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the executive officers of the Bank to provide guaranteed consecutive postretirement payments totaling a predetermined amount over a ten-year period based on a five-year vesting schedule beginning the date of the agreement between the Bank and the executive. Expenses for the years ended December 31, 2004, 2003, and 2002, amounted to $76, $70, and $59, respectively, and are included as a component of salaries and employee benefits. An assumption of 8.5 percent was used as the discount rate in determining the present value of the estimated liability or the Salary Continuation Plan.

Stock Option Plan

The Company maintains a stock incentive plan and a stock option plan that provide for granting incentive stock options to key officers and other employees of the Company and Bank, as determined by the Stock Option Committee, and nonqualified stock options to nonemployee directors of the Company. A total of 120,000 and 50,000 shares, respectively, of either authorized and unissued shares or authorized shares issued by and subsequently reacquired by the Company as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the date of shareholder ratification. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted are primarily vested 33 percent after one year, 33 percent after two years, and 34 percent after three years.

The following table presents share data related to the stock option plans:

	2004	Weighted- Average Exercise Price	2003	Weighted- Average Exercise Price
Outstanding, beginning	121,530	$14.39	127,000	$13.58
Granted	1,000	35.00	7,000	27.01
Exercised	(22,860)	13.64	(12,470)	13.23
Forfeited	—	—	—	—

Outstanding, ending	99,670	$14.77	121,530	$14.39

Exercisable at year-end	92,620	$13.83	109,810	$13.38

NOTE 11 - EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

The following table summarizes characteristics of stock options outstanding at December 31, 2004:

	Outstanding			Exercisable
Exercise Price	Shares	Average Life	Average Exercise Price	Shares	Average Exercise Price
$ 13.00	28,500	5.21	$13.00	28,500	$13.00
$ 13.25	54,830	5.21	$13.25	54,830	$13.25
$ 16.50	5,000	5.21	$16.50	5,000	$16.50
$ 21.30	4,000	5.21	$21.30	2,640	$21.30
$ 23.00	2,000	5.21	$23.00	660	$23.00
$ 25.75	1,340	5.21	$25.75	—	$—
$ 26.50	1,000	5.21	$26.50	330	$26.50
$ 32.55	2,000	8.83	$32.55	660	$32.55
$ 35.00	1,000	9.85	$35.00	—	$—

	99,670			92,620

NOTE 12 - INCOME TAXES

Federal income tax expense consists of the following (in thousands):

	2004	2003	2002
Currently payable	$1,508	$1,694	$1,798
Deferred taxes	264	6	(249)

Total provision	$1,772	$1,700	$1,549

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2004	2003
Deferred tax assets:
Allowance for loan losses	$804	$807
Deferred compensation	3	7
Salary continuation plan	165	139
Mortgage servicing rights	—	24

Total	972	977

Deferred tax liabilities:
Premises and equipment	574	314
Deferred loan origination fees, net	172	179
Unrealized gain on nonmonetary exchange	9	3
Unrealized gain on investment securities	25	275

Total	780	771

Net deferred tax assets	$192	$206

No valuation allowance was established at December 31, 2004 and 2003, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

NOTE 12 - INCOME TAXES (Continued)

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows (in thousands):

	2004		2003		2002
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$1,930	34.0%	$1,888	34.0%	$1,673	34.0%
Tax-exempt income	(100)	(1.8)	(112)	(2.0)	(110)	(2.2)
BOLI earnings	(78)	(1.4)	(52)	(0.9)	(30)	(0.6)
Nondeductible interest	6	0.1	8	0.1	10	0.2
Other, net	14	0.3	(32)	(0.6)	6	0.1

Effective income tax and rate	$1,772	31.2%	$1,700	30.6%	$1,549	31.5%

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, there are outstanding commitments and contingent liabilities such as commitments to extend credit, financial guarantees, and letters of credit that are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

	2004	2003
Commitments to extend credit	$31,957	$23,581
Standby letters of credit	$2,012	$2,807

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

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments (Continued)

At December 31, 2004, the minimum rental commitments for all noncancelable leases are as follows (in thousands):

2005	$229
2006	184
2007	157
2008	81
2009	45
2010 and thereafter	188

Total	$884

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

NOTE 14 - REGULATORY RESTRICTIONS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 2004 and 2003, the Bank had required reserves of $225 and $2,368, respectively, composed of vault cash and a depository amount held directly with the Federal Reserve Bank.

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2004, the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

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

As of December 31, 2004 and 2003, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company’s actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands).

	2004		2003
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)

Actual	$32,784	11.71%	$29,771	12.43%
For Capital Adequacy Purposes	$22,396	8.00%	$19,163	8.00%
To Be Well Capitalized	$27,995	10.00%	$23,954	10.00%

Tier I Capital (to Risk-Weighted Assets)

Actual	$29,577	10.57%	$26,712	11.15%
For Capital Adequacy Purposes	$11,198	4.00%	$9,582	4.00%
To Be Well Capitalized	$16,797	6.00%	$14,372	6.00%

Tier I Capital (to Average Assets)

Actual	$29,577	9.52%	$26,712	9.31%
For Capital Adequacy Purposes	$12,433	4.00%	$11,476	4.00%
To Be Well Capitalized	$15,542	5.00%	$14,346	5.00%

NOTE 16 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$5,132	$5,132	$10,210	$10,210
Mortgage loans held for sale	112	112	654	662
Investment securities:
Available for sale	55,662	55,662	64,357	64,357
Held to maturity	198	216	197	228
Net loans	249,969	253,787	216,595	223,506
Accrued interest receivable	1,106	1,106	1,295	1,295
Regulatory stock	951	951	528	528
Bank-owned life insurance	5,065	5,065	4,861	4,861
Mortgage servicing rights	700	700	616	616

Financial liabilities:
Deposits	$270,542	$270,551	$262,207	$263,551
Short-term borrowings	12,033	12,033	11,800	11,800
Other borrowed funds	11,349	11,385	1,000	1,006
Accrued interest payable	609	609	678	678

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

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

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

Loans, Deposits, Other Borrowed Funds and Mortgage Servicing Rights

The fair value for loans and mortgage servicing rights is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and other borrowed funds are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

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

NOTE 17 - PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

(In thousands)

	December 31,
	2004	2003
Assets
Cash and due from banks	$1,294	$917
Investment securities available for sale	290	428
Investment in bank subsidiary	27,419	26,009
Other assets	1,115	356

Total Assets	$30,118	$27,710

Liabilities
Dividends payable	$387	$343
Other liabilities	35	59

Total Liabilities	422	402

Stockholders’ equity	29,696	27,308

Total Liabilities and Stockholders’ Equity	$30,118	$27,710

CONDENSED STATEMENT OF INCOME

(In thousands)

	Year Ended December 31,
	2004	2003	2002
Dividends from bank subsidiary	$2,050	$1,300	$1,131
Dividends on investment securities	9	12	12
Investment securities gains	95	13	12

Total income	2,154	1,325	1,155

Other noninterest expense	103	91	75

Net income before undistributed earnings of bank subsidiary and income taxes	2,051	1,234	1,080

Undistributed earnings of bank subsidiary	1,853	2,595	2,271
Income tax benefit	(2)	(25)	(20)

Net Income	$3,906	$3,854	$3,371

NOTE 17 - PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2004	2003	2002
Operating Activities
Net income	$3,906	$3,854	$3,371
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(1,853)	(2,595)	(2,271)
Investment securities gains	(95)	(13)	(12)
Other, net	(760)	(140)	(180)

Net cash provided by operating activities	1,198	1,106	908

Investing Activities
Purchases of investment securities	(6)	—	(126)
Proceeds from sales of investment securities	174	33	7

Net cash provided by (used for) investing activities	168	33	(119)

Financing Activities
Cash dividends paid	(1,404)	(1,301)	(1,199)
Purchase of treasury stock	—	(114)	(231)
Proceeds from exercise of stock options	415	168	13
Proceeds from dividend reinvestment and stock purchase plan	—	291	500

Net cash used for financing activities	(989)	(956)	(917)

Increase (decrease) in cash and cash equivalents	377	183	(128)

Cash at beginning of year	917	734	862

Cash at end of year	$1,294	$917	$734

NOTE 18 – QUARTERLY DATA (Unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands, except per share data):

	Three Months Ended
	March 2004	June 2004	September 2004	December 2004
Total interest income	$3,732	$3,820	$4,051	$4,205
Total interest expense	1,028	1,053	1,110	1,221

Net interest income	2,704	2,767	2,941	2,984
Provision for loan losses	377	488	261	—

Net interest income after provision for loan losses	2,327	2,279	2,680	2,984
Total noninterest income	716	685	694	838
Total noninterest expense	1,822	1,832	1,871	2,000

Income before income taxes	1,221	1,132	1,503	1,822
Income taxes	371	348	465	588

Net income	$850	$784	$1,038	$1,234

Per share data:
Net income
Basic	$0.56	$0.51	$0.67	$0.80
Diluted	$0.53	$0.49	$0.65	$0.78
Weighted-average shares outstanding
Basic	1,529,925	1,535,347	1,538,727	1,545,940
Diluted	1,599,794	1,601,086	1,599,004	1,587,911

NOTE 18 – QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 2003	June 2003	September 2003	December 2003
Total interest income	$3,789	$3,884	$3,838	$3,810
Total interest expense	1,247	1,225	1,157	1,070

Net interest income	2,542	2,659	2,681	2,740
Provision for loan losses	192	257	230	281

Net interest income after provision for loan losses	2,350	2,402	2,451	2,459
Total noninterest income	611	569	700	815
Total noninterest expense	1,596	1,632	1,732	1,843

Income before income taxes	1,365	1,339	1,419	1,431
Income taxes	436	423	399	442

Net income	$929	$916	$1,020	$989

Per share data:
Net income
Basic	$0.62	$0.61	$0.67	$0.64
Diluted	$0.60	$0.56	$0.63	$0.62
Weighted-average shares outstanding
Basic	1,510,170	1,511,450	1,513,312	1,521,423
Diluted	1,559,808	1,623,566	1,625,430	1,592,154

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2004 and 2003. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. The Bank formed and owns 100% of a limited liability company, TDB Insurance Services, LLC, offering title insurance services. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings along with salary and benefits for employees. The Bank operates five full service branches in Honesdale, Hawley, Damascus, Greentown and Dingmans Ferry, Pennsylvania and two off-site automatic teller machines, one each in Wayne and Pike County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 90 full time employees and 29 part time employees at December 31, 2004.

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

Management uses both historical and current information relating to the loan portfolio as well as general economic information in order to determine our estimation of the prevailing business environment. The probability of collection of loans is affected by changing economic conditions and various external factors which may impact the portfolio in ways currently unforeseen. We monitor this information in an effort to assess the adequacy of the allowance for loan losses. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses refer to Note 1.

Mortgage Servicing Rights

The Bank originates residential mortgages that are sold in the secondary market. It is the Bank’s normal practice to retain the servicing of these loans. This means that the customers whose loans have been sold in the secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights categorized in other assets and recognizes other income from the sale and servicing of these loans. The capitalized servicing rights are amortized against noninterest income in proportion to the estimated net servicing income over the remaining periods of the underlying financial assets.

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

STATEMENT OF CONDITION

Total assets of $325,721 at December 31, 2004 represented an increase of $21,417 or 7.0% over balances one year earlier. This increase occurred mainly in the loan portfolio, with more opportunities for quality loans arising during 2004.

Cash and cash equivalents declined $5,078 or 49.7% from December 31, 2003 to December 31, 2004. Balances of cash and due from banks decreased $3,354 during this period due mainly to implementation of a computer software program which enables the Bank to reclassify for regulatory purposes certain deposits from transaction accounts to non-transaction accounts. The Federal Reserve requires banks to maintain higher balances for transaction accounts than for non-transaction accounts; therefore the reclassification of these deposits has allowed the Bank to lower the cash and due from banks balance necessary to comply with current regulations. Management is comfortable that the current level of cash is sufficient to meet liquidity needs. Balances of immediately available federal funds sold and interest-bearing balances in other banks decreased due to temporary cash needs. These funds are used for daily cash appropriations and balances will fluctuate in line with cash requirements.

Investment securities available for sale declined $8,695 or 13.5% at December 31, 2004 from balances one year earlier. Due to the high loan demand during the year, funds from maturities and calls of securities in the portfolio were selectively diverted to fund loans. Interest earned on loans traditionally returns a greater rate of return than can be recognized in the investment portfolio. Maturities and calls of U.S. Government agency securities, tax-exempt securities and corporate securities were reinvested in short-term commercial paper when not used for loans in order to maintain acceptable liquidity levels. When we have funds available for reinvestment in the future, we will determine whether these types of securities offer an appropriate return commensurate with the interest rate risk accepted to invest in longer time frames. Management expects to return funds to the investment portfolio as deposit growth is recognized.

Loans increased $33,532 or 15.3% from December 31, 2003 to December 31, 2004 with the majority of the growth centered in commercial loans, related both to real estate lending and other commercial uses. The Bank has developed over the past twenty years an expertise in lending to the recreational camping industry. Due to our customers’ recognition of this specialization, the Bank has garnered relationships with camps throughout the northeastern United States. This segment represented $14,887 of loan growth in 2004. Commercial loans were also granted to businesses in several other segments including the real estate investment, hotel/motel and retail sales industries during 2004. In anticipation of the opening of the Dingmans Ferry office, our commercial loan officers originated $15,956 of loans in this market. Loan demand was even greater than noted in the balance sheet as demonstrated by the sale of $9,977 of commercial camp loans which were originated by the Bank and participated to other financial institutions during 2004. These loans were participated in order to maintain our internal guideline regarding the concentration ratio of loans in one sector. Residential real estate loans increased $2,040 or 4.0% and home equity real estate loans also increased slightly with continued refinancing of consumer debt. As anticipated, the Bank saw a decline of $1,717 or 8.9% in installment loans during 2004. Consumers utilized low rate financing offered by auto makers and credit card issuers for purchases and also frequently paid off other consumer debt as part of refinancing residential mortgages.

Premises and equipment expanded to $5,580 after increasing $1,401 or 33.5% during 2004. The Bank opened its’ fifth community banking office in December 2004. The cost of this branch facility, along with our annual reinvestment in technology, is the main component of growth in this category.

Deposits increased $8,335 or 3.2% during 2004. The majority of this growth was in interest-bearing deposits. Management offered attractive interest rates on the money market product to entice customers to move funds from other depositories and to offer an alternative to longer term fixed rates of interest in the current rising interest rate environment. This strategy resulted in an increase of $14,449 or 84.6% in money market accounts. As a result of this strategy, balances in certificates of deposit accounts declined $8,585 or 6.3%. Included in this decline, balances of jumbo certificates of deposit were $7,978 or 16.5% lower over the period. This type of deposit frequently attracts larger dollar municipal accounts for which all local institutions bid. Local competition has been very aggressive in pricing for these accounts; management did not bid at rates outside of internally developed strategies for pricing and was not the highest bidder for several larger accounts in 2004. We believe that customers who were concerned about risk in the capital markets in recent years have now renewed their confidence in the market and are returning funds there. In addition, they are becoming more comfortable investing in insurance products that offer higher returns than traditional bank certificates of deposit. In spite of these events, we anticipate increases in deposit balances in 2005 due to the opening of a new community banking office in December 2004 and enhanced marketing efforts to attract more dollars from both current and potential new customers. One new product is certificates of deposit offered through the Certificate of Deposit Registry Service (CDARS). Through membership in an elite group of banks, the Bank can offer customers FDIC insurance coverage on balances up to $10 million. We expect to attract large dollar certificates of deposit through this program in 2005.

Other borrowed funds increased $10,349 in 2004 as a result of fixed rate advances from the Federal Home Loan Bank of Pittsburgh (FHLB). These borrowings were used both to fund specific loan requests from established customers for fixed rate financing and to provide additional funds to fulfill cash requirement needs. Management is cognizant of the interest rate risk associated with originating loans in a low interest rate period but maintains our philosophy of nurturing relationships with long time customers; by utilizing these fixed rate borrowings from the FHLB we were able to address both concerns.

CAPITAL RESOURCES

Stockholders’ Equity of $29,696 at December 31, 2004 represents an increase of $2,388 or 8.7% from a year earlier. The primary source of the expansion came from net income of $3,906, representing earnings of $2.54 per share and a return on average equity of 13.72%. The Board of Directors voted to return $1,448, representing $.94 per share and 37.1% of earnings, to shareholders in the form of cash dividends. This level of dividends represents an increase of $.07 per share or 8.0% more than was paid in 2003. Officers and directors chose to exercise 22,860 options granted since 2000. These exercises increased equity by $415. Declines in the market value of investments available for sale resulted in a charge of $485, net of taxes, to accumulated other comprehensive income. On October 21, 2004 the Board of Directors announced its intention to repurchase up to 5% of the outstanding common stock. We believe that this action will augment shareholder value by increasing the book value and net income per share while offering the potential to mitigate any dilutive effects of the Company’s stock option plan. The plan offers the Company a one year window in which to repurchase shares. We expect to purchase shares as they become available and the cash position of the Company warrants.

The Company’s capital position at December 31, 2004 as it relates to regulatory guidelines is presented below:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements
Leverage Ratio	9.52%	5.00%	4.00%
Tier I Capital Ratio	10.57%	6.00%	4.00%
Total Capital Ratio	11.71%	10.00%	8.00%

LIQUIDITY

Liquidity within the Company is viewed mainly through an analysis of the Consolidated Statement of Cash Flows which is included in the audited financial statements. The financial service industry is dependent on each company’s ability to maintain proper levels of short and long term liquidity. The key is to maintain appropriate levels of liquidity to allow for customers’ cash needs from both a lending and deposit perspective, to maintain sufficient cash for operating expenses and to have amounts available to take advantage of earning opportunities as they arise.

Dimeco, Inc. defines cash and cash equivalents as cash on hand and in banks along with overnight investments in federal funds sold. Balances of these accounts totaled $5,132 or 1.6% of total assets at December 31, 2004. Operating activities generated $5,526 of cash and financing activities added $17,928 in 2004 while investing activities used $28,532. Other funds used came as a result of a decrease in cash and cash equivalents of $5,078 during the year.

Both short-term and long-term liquidity is generated through principal and interest payments on loans, increases in borrowed funds and deposits, sales and maturities of investment securities, sales of residential loans in the secondary market and from operating income. Uses of this liquidity are originations of loans both for addition to our portfolio and for sales in the secondary market, capital projects such as the construction of the branch office in Dingmans Ferry, operating expenses and payment of dividends. The deposit base, through our ability to maintain current deposits and garner new funds, has historically been the primary source of liquidity for the Company. It continues to be the main source of funds but has been augmented by the Bank’s ability to borrow from the FHLB. In 2004, the Bank took advantage of this ability and borrowed $10,600 in order to meet liquidity needs, while maintaining an additional available credit line of $61,000 available to it. This line is generally viewed as a long term source of liquidity but is also used regularly in lower dollar amounts to borrow overnight funds as needed.

Management believes that the Company has sufficient liquidity to meet both its short and long term needs. We understand that liquidity may be adversely affected by many factors including unexpected deposit outflows, aggressive competitive pricing by other financial intermediaries and other cash requirements. We are aware of our dependence on customers’ deposits to sustain our liquidity levels. As mentioned earlier, we believe that people are becoming more comfortable investing in capital markets and insurance products but, through marketing efforts and the opening of our fifth community branch, we will be able to maintain the majority of current deposits and gain new deposits.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is inherent in the financial services industry. It encompasses the risk of loss associated with adverse changes in market interest rates and prices. As an organization, we have placed the management of this risk in the Asset/Liability Committee (ALCO). During 2004, this committee was comprised of all members of senior management including the President, CEO, CFO, Senior Lending Officer and Vice President, Human Resource/Marketing. The committee follows guidelines enumerated in the ALCO policy which was developed to achieve earnings consistent with established goals while maintaining acceptable levels of interest rate risk, adequate levels of liquidity and adherence to regulatory mandates. The committee reports to the Board of Directors on at least a quarterly basis.

Asset market risk is most prevalent in the investment portfolio and to a lesser degree, in mortgage loans held for sale. As interest rates are increasing, it becomes more important that the Company consider the market risk of investments available for sale, particularly if the need to liquidate these assets would be imminent. Investment in long term securities at current rates may hamper future amounts to be garnered if the need arises to sell for liquidity. Management has maintained a portfolio containing investments such as shorter maturity commercial paper or in U.S. Government agency securities that contain interest rate steps over the life of the investment. Although virtually all investments are held in the available for sale category, management anticipates holding all investments to maturity and has historically not had the need to sell for liquidity needs. Market risk inherent in loans held for sale has been mitigated by controlling the length of time between origination and sale of these loans. The balance of loans in this category is generally less than $1 million.

To address credit risk, both the loan portfolio and the investment portfolio have stringent guidelines as to the quality of acceptable investments.

Liability market risk is associated with the adverse affects of our pricing strategies compared to competitors’ pricing strategies. The markets in which we have offices are generally located in areas where other financial institutions also operate branches. If there is not enough flexibility in our pricing models to quickly move interest rates of both loans and deposits, we may lose accounts to other financial intermediaries. The ALCO is cognizant of the ability of interest rates to adversely affect assets, liabilities, capital and interest income and expense. In particular, two analytical tools are used to ascertain our ability to manage this market risk. The first is the Statement of Interest Sensitivity Gap. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame, or bucket, in which funds can be reinvested or repriced. The second report is the Interest Rate Shock Analysis which attempts to determine the affect on income of various shifts in the interest rate environment. In both reports, there are inherent assumptions that must be used. These assumptions include the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity along with the reference that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the Balance Sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase borrowings at the FHLB will affect the results of the analysis. In spite of these limitations, these analyses are very good tools to assist in management of the Company. Similar versions of these same reports are used by all financial institutions. Both measurements are as of December 31, 2004.

	STATEMENT OF INTEREST SENSITIVITY GAP
(In thousands)	90 days or less	>90 days but < 1 year	1 - 5 years	>5 years	Total
Assets:
Interest-bearing deposits in other banks and federal funds sold	$993	$—	$—	$—	$993
Mortgage loans held for sale	112	—	—	—	112
Investment securities available for sale (1) (4) (6)	30,584	14,624	7,051	4,354	56,613
Investment securities held to maturity (1)	—	—	198	—	198
Loans (1) (5)	44,067	68,116	98,309	43,634	254,126

Rate sensitive assets	$75,756	$82,740	$105,558	$47,988	$312,042

Liabilities:
Interest-bearing deposits:
Interest-bearing demand (2)	$3,131	$9,785	$26,225	$—	$39,141
Money market (3)	5,361	15,768	10,407	—	31,536
Savings (2)	3,338	10,431	27,956	—	41,725
Time deposits	30,910	66,529	30,321	—	127,760
Short-term borrowings	12,033	—	—	—	12,033
Other borrowings	—	—	4,000	7,349	11,349

Rate sensitive liabilities	$54,773	$102,513	$98,909	$7,349	$263,544

Interest sensitivity gap	$20,983	$(19,773)	$6,649	$40,639	$48,498
Cumulative gap	$20,983	$1,210	$7,859	$48,498
Cumulative gap to total assets	6.44%	0.37%	2.41%	14.89%

(1)	Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.
(2)	Interest-bearing demand deposits, Passbook savings and Statement savings are segmented based on the percentage of decay method. The decay rates used include 8.00% 0-3 months, 12.50% 4-6 months, 12.50% 7-12 months and 67.00% 13-36 months.
(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used include 17.00% 0-3 months, 25.00% 4-6 months, 25.00% 7-12 months and 33.00% 13-36 months.
(4)	Includes Federal Home Loan Bank and Atlantic Central Bankers Bank stock which is included in Other Assets on the Consolidated Financial Statements.
(5)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.
(6)	Among Dimeco’s investment portfolios are step-up securities. These securities are characterized by having tiered (usually increasing) interest rates over their life. Due to this feature these securities have been reallocated from their matuity date to their next step-up date. The specific impact of this policy by timeframe is as follows: “90 days or less” increased $1,000 “>90 days but < 1” year increased $12,351 “1 - 5 years” decreased $1,016 and “>5 years” decreased $12,335.

This report shows the Company to be in an asset sensitive position of $20,983 in less than or equal to three months, meaning that there are more assets which will reprice in this period than liabilities. Traditionally management focuses attention to the net gap of the balance sheet in the second time frame, assets which mature in less than or equal to one year. Our statement shows the Company to be slightly asset sensitive in the amount of $1,210. We believe that in a rising interest rate period it is advantageous to be asset sensitive, giving greater opportunity for reinvestment as interest rates rise. The most conservative position is perfectly balanced in any time frame.

The following table presents the Company’s potential sensitivity in net interest income, net income and equity value at risk, or the potential of adverse change in the economic value of equity (EVE) with rates up or down 100 and 200 basis points. EVE is the present value of assets minus the present value of liabilities at a point in time.

ANALYSIS OF SENSITIVITY TO CHANGES IN MARKET INTEREST RATES

	100 basis points				200 basis points
	Up		Down		Up		Down
	Amount	%	Amount	%	Amount	%	Amount	%
Net interest income	$—	—	$(183)	(1.49)%	$43	0.35%	$(481)	(3.92)%
Net income	$11	0.25%	$(131)	(2.93)%	$49	1.10%	$(338)	(7.56)%
EVE	$(1,772)	(4.87)%	$1,814	4.98%	$(4,551)	(12.50)%	$3,252	8.93%

The greatest risk to the Company from an income perspective is a decline in market interest rates of 200 basis points. Given the current position of the interest rate cycle, management does not believe that interest rates will decline 200 basis points. In the EVE measurement, an increase of 200 basis points would affect the Company greater. Although we believe that interest rates will continue to rise in 2005 and equity will be affected in other comprehensive income as a result of these changes, all of these measurements are within internal acceptable limits.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio. It is the largest subjective measurement in the financial statements. The balance is derived as losses are charged against the allowance while recoveries are credited to it with charges to provision expense providing the amount necessary to maintain the appropriate balance per our analysis. As of December 31, 2004, the Company’s allowance totaled $3,172 which represented 1.25% of the loan portfolio.

As noted, the allowance is established through a provision for loan losses which is charged to operations. The provision is based on management’s periodic evaluation of the adequacy of the allowance for loan losses, taking into consideration the overall risk characteristics of the portfolio, our specific loan loss experience, current and projected economic conditions, industry loan experience and other relevant factors. The estimates, including the amounts and timing of future cash flows relating to impaired loans, used to determine the adequacy of the allowance are particularly susceptible to significant change. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance and a qualitative allowance. The specific allowance is determined by measuring impairment based upon the practices outlined in Statement of Financial Accounting Standards (“FAS”) No. 114, Accounting by Creditors for Impairment of a Loan and by FAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. This standard prescribes methods to measure impairment and income recognition as well as documenting disclosure requirements. The formula allowance is calculated by applying factors to outstanding loans by type and risk weighting, excluding those loans for which a specific allowance has been determined. These loss factors are determined by management using historical loss information, current economic factors, portfolio concentration analysis, current delinquency ratios and an evaluation of the experience level of the loan officers in conjunction with evaluations of specific loans during the loan review process. The qualitative portion of the allowance is determined based upon management’s evaluation of a number of factors including: national and local economic business conditions, collateral values within the portfolio, credit quality trends and management’s evaluation of our particular loan portfolio as a whole.

The Company employs an experienced outside professional loan review agency to perform the loan review function. In order to test the majority of the asset category, a review of commercial loan relationships which approximate 55% of the portfolio is performed. This review is based upon current financial information of the customer, an analysis of loan concentrations, financial ratio comparisons, adherence to payment schedule, regulatory evaluations and peer comparisons. Management evaluates all other loans utilizing similar guidelines. After careful evaluation of all factors, a risk weight is assigned and an amount is calculated for each category of reviewed loans. Groups of smaller dollar amount loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

SUMMARY OF LOAN LOSS EXPERIENCE

(In thousands)	2004	2003	2002	2001	2000
Balance January 1,	$3,014	$2,818	$2,373	$2,088	$1,834
Charge-offs:
Commercial	32	69	100	218	170
Real estate	860	558	48	208	442
Installment	226	195	151	199	165

Total charge-offs	1,118	822	299	625	777

Recoveries:
Commercial	4	4	6	11	38
Real estate	89	2	23	8	22
Installment	57	52	40	24	41

Total recoveries	150	58	69	43	101

Net charge-offs	968	764	230	582	676

Additions charged to operations	1,126	960	675	867	930

Balance December 31,	$3,172	$3,014	$2,818	$2,373	$2,088

Ratio of net charge-offs during the period to average loans outstanding during the period	0.41%	0.37%	0.13%	0.37%	0.46%

Allowance for loan loss as a % of average loans outstanding	1.34%	1.47%	1.63%	1.50%	1.42%

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth contractual obligations of the Company which represent required and potential cash outflows as of December 31, 2004. Further discussion of the nature of each obligation is included in the referenced note to the financial statements as of December 31, 2004:

		Payments Due In				Total
(In thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years
Deposits without a stated maturity		$142,782	$—	$—	$—	$142,782
Time deposits	7	$97,439	$19,594	$10,727	$—	$127,760
Short-term borrowings	8	$12,033	$—	$—	$—	$12,033
Other borrowed funds	9	$—	$4,000	$—	$7,349	$11,349
Operating leases	13	$229	$341	$126	$188	$884

The following table details the amounts and expected maturities of significant commitments as of December 31, 2004. Further discussion of these commitments is included in Note 13 to the financial statements as of December 31, 2004:

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Commitments to extend credit:
Commercial	$18,078	$2,256	$105	$2,490	$22,929
Residential real estate	$3,440	$109	$—	$—	$3,549
Revolving home equity	$39	$44	$107	$1,796	$1,986
Other	$1,701	$1,790	$—	$—	$3,491
Standby letters of credit	$2,012	$—	$—	$—	$2,012

RESULTS OF OPERATIONS

2004 Compared to 2003

The year 2004 resulted in growth of $52 or 1.3% in net income as compared to the results of operation for the previous year. Although this rate of growth is somewhat less than has been recognized in previous years, management views the results of operation for 2004 as favorable given several events experienced during the year. The Company experienced elevated overhead expenses relating to expansion of the Company and for expenses relating to extinguishment of a problem loan.

Net Interest Income

Net interest income is the amount that interest earned on assets exceeds interest paid on deposits and borrowings. The following discussion regarding net interest income should be read in conjunction with the schedule Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income.

Interest and fees earned on loans increased $983 or 7.6% in 2004 as compared to 2003 as a result of average loan portfolio growth of $31,880 combined with a decline of .43% in the average rate earned on loans. In order to facilitate our customers transition into new borrowings for expansion of their businesses, commercial real estate loans are frequently granted with interest rates fixed for a two to three year period and then reverting to annual adjustment based on changes in the prime interest rate. The timing effects of rate changes on these loans are a main reason for this decrease in the average interest rate. In addition, competitive factors forced interest rate modifications on several large commercial credits.

Interest earned on taxable investment securities declined $457 or 21.4% from 2003 to 2004. Management administers the balance sheet to handle opportunities for investing in assets that offer the highest interest rate while maintaining asset quality. Due to high loan demand combined with slower growth in deposits, management utilized maturities of investments to partially fund loan growth. The average balance of the investment portfolio decreased $9,110 or 15.9% while the average interest rate earned declined from 3.71% to 3.46% during 2004. Various investments which were purchased in prior years, earning higher interest rates, matured during the year and were reinvested at current interest rates or rebalanced to fund loan growth. In an effort to position the portfolio for higher interest rates in the future, during 2004 management purchased securities that were either short term or offered opportunities for rate increases over their lives. This strategy limits the interest rate risk associated with purchasing longer term investments during the current lower interest rate period and offers the potential to lock higher rates in the future.

Interest expense in total declined $287 or 6.1% in 2004 as compared to 2003. Variations in individual components of this change are discussed separately. Interest related to savings deposits declined $100 or 28.7% from 2003 to 2004 with the entire amount related to lowering the average interest rate on all deposits by .24%. Simultaneously, average balances of interest-bearing checking accounts increased $18,681 or 40.9% during the period with the majority of the growth in money market accounts. This growth, coupled with payment of a slightly higher average interest rate of .12% for these deposits, was responsible for the increase in this interest expense of $207. Management priced this particular deposit account higher for larger balance accounts in order to attract new deposits that were potentially leaving financial institutions to be invested in similar type accounts with brokerage firms. Although this interest rate was higher than traditionally paid, it was less than rates paid to borrow from FHLB and offered the potential for deepening relationships with our customers. Interest expense related to time deposits decreased $491 or 13.2% due to a decline of $5,602 or 4.3% in the average balance combined with a decline of .26% in the average rates paid for these deposits. As discussed above, management increased rates paid for money market accounts and some customers transferred balances to this type of account in anticipation of higher interest rates during the first half of 2004. In July 2004 a certificate of deposit product special was offered with a premium interest rate paid on deposits greater than $10 to customers who maintained a checking account with the Bank. This product attracted $11,164 of deposits both from existing customers reinvesting matured deposits and from new customers. The marketplace has been extremely competitive in pricing certificates of deposit and this offering was made to maintain and hopefully increase our market share while locking in rates in this rising rate environment.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY;

INTEREST RATES AND INTEREST DIFFERENTIAL

	2004			2003			2002
	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Total Loans (1)(4)	$237,089	$13,847	5.84%	$205,209	$12,864	6.27%	$172,368	$12,472	7.24%
Investment securities:
Taxable (5)	48,344	1,674	3.46%	57,454	2,131	3.71%	61,700	2,571	4.17%
Exempt from federal income tax (2)	5,422	352	6.50%	6,702	447	6.67%	6,500	470	7.23%
Interest-bearing deposits	610	9	1.48%	124	1	0.81%	2,196	34	1.55%
Federal funds sold	3,196	46	1.44%	2,675	30	1.12%	4,971	81	1.63%

Total interest-earning assets/ interest income	294,661	15,928	5.41%	272,164	15,473	5.69%	247,735	15,628	6.31%

Cash and due from banks	5,608			7,380			6,507
Premises and equipment, net	4,639			4,234			4,088
Other assets, less allowance for loan losses	6,320			3,835			1,403

Total assets	$311,228			$287,613			$259,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings	$42,516	$248	0.58%	$42,565	$348	0.82%	$39,413	$532	1.35%
Interest-bearing checking	64,304	520	0.81%	45,623	313	0.69%	35,952	317	0.88%
Time deposits	124,913	3,233	2.59%	130,515	3,724	2.85%	122,846	4,358	3.55%
Short-term borrowings	13,142	129	0.98%	11,369	112	0.99%	10,886	143	1.31%
Other borrowed funds	6,873	282	4.10%	3,055	202	6.61%	4,000	268	6.70%

Total interest-bearing liabilities/ interest expense	251,748	4,412	1.75%	233,127	4,699	2.02%	213,097	5,618	2.64%

Noninterest-bearing deposits	29,264			26,430			21,294
Other liabilities	1,749			1,998			2,075

Total liabilities	282,761			261,555			236,466

Stockholders’ Equity	28,467			26,058			23,267

Total Liabilities and Stockholders’ Equity	$311,228			$287,613			$259,733

Net interest income/interest spread		$11,516	3.66%		$10,774	3.67%		$10,010	3.67%

Margin Analysis:
Interest income/earning assets		$15,928	5.41%		$15,473	5.69%		$15,628	6.31%
Interest expense/earning assets		4,412	1.50%		4,699	1.73%		5,618	2.27%

Net interest income/earning assets		$11,516	3.91%		$10,774	3.96%		$10,010	4.04%

Ratio of average interest-earning assets to average interest-bearing liabilities			117.05%			116.74%			116.25%

Certain amounts for prior years have been reclassified in order to conform to current presentation.

(1)	Nonaccrual loans are not included.
(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)	Average balances are calculated using daily balances.
(4)	Interest on loans includes fee income.
(5)	Includes equity investments in FHLB and ACBB

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2004 Compared to 2003			2003 Compared to 2002
(in thousands)	Total Variance	Caused by		Total Variance	Caused by
		Rate(1)	Volume		Rate(1)	Volume
Interest income:
Loans (gross)	$983	$(1,016)	$1,999	$392	$(1,984)	$2,376
Investment securities:
Taxable	(457)	(119)	(338)	(440)	(263)	(177)
Exempt from federal income tax	(95)	(10)	(85)	(23)	(38)	15
Interest-bearing deposits	8	4	4	(33)	(1)	(32)
Federal funds sold	16	10	6	(51)	(14)	(37)

Total interest-earning assets	455	(1,131)	1,586	(155)	(2,300)	2,145

Interest expense:
Savings	(100)	(100)	—	(184)	(227)	43
Interest-bearing checking	207	79	128	(4)	(89)	85
Time deposits	(491)	(331)	(160)	(634)	(906)	272
Short-term borrowings	17	1	17	(31)	(37)	6
Other borrowings	80	(172)	252	(66)	(3)	(63)

Total interest-bearing liabilities	(287)	(523)	237	(919)	(1,262)	343

Net change in net interest income	$742	$(608)	$1,349	$764	$(1,038)	$1,802

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

Provision for Loan Losses

The provision for loan losses increased $166 or 17.3% in 2004 as compared to 2003. As discussed above, the loan portfolio increased 15.3% over the time period. A commercial loan which was in nonaccrual status continued to experience financial difficulties in 2004. Due to a re-appraisal of the business and accompanying real estate, the Bank found it necessary to charge-off an additional $732. After adjusting the provision expense in prior quarters, management determined that there was no expense necessary in the fourth quarter 2004. The assets on which the problem loan was collateralized were sold in the fourth quarter, a charge was made to the allowance and the loan was removed from the books. This unusual charge-off combined with the increase in the loan portfolio during the year is the primary cause for higher expense in 2004. Management reviews the adequacy of the allowance for loan losses on a quarterly basis and has determined that the allowance, which represented 1.25% of loans at December 31, 2004, was adequate. A positive factor relating to the adequacy is that the delinquency rate at December 31, 2004 was .57% compared to .76% the previous year end.

Noninterest Income

Service charges on deposit accounts remains the largest source of noninterest income for the Company, representing income of $1,250, an increase of $194 or 18.4% over 2003 fees. The majority of this income is the result of fees charged in conjunction with an overdraft protection plan. Although there has been regulatory scrutiny of these type plans, the Bank’s annual examinations have been favorable in relation to this product and we expect to continue to offer it in the future. Gains on sales of mortgage loans in the secondary market decreased $374 or 44.8% in 2004 as compared to 2003, returning to a level similar to 2002 and years before. The year 2003 was a banner year for both refinances and new purchases as customers took advantage of the low interest rate environment. Management anticipated this decline and expects that the current level will be maintained in the future. Brokerage commissions increased $207 or 141.8% in 2004 as compared to 2003. The transition of accounts into a new investment program in the first quarter, attraction of new customers throughout the year with the hiring of an experienced Vice President in 2003 and the availability of new product offerings all combined to produce higher revenues. We expect this level of income to continue and be enhanced as the program matures. As discussed above, management is concerned with the disintermediation of deposits when customers are attracted back to equity and insurance investments. We plan to transition these customers into our investments department in order to maintain the relationship and produce noninterest income.

Noninterest Expense

Salaries and employee benefits increased $406 or 11.5% in 2004 as compared to 2003. Several factors contributed to increase these expenses. The Company hired several key new employees including two Vice Presidents in 2003 in order to expand product offerings. Salaries and the related benefits for these individuals were paid for the entire year of 2004 and only part of 2003. With plans made to open the Dingmans Ferry office in the fourth quarter 2004, eight new employees were hired in the second half of the year in order to train this new team in both operational procedures and philosophical ideals. Annual health insurance rates continued to rise, representing another factor to increase expenses. Regulatory agencies publish peer analysis of similar sized banks across the country on a quarterly basis; according to their analysis at December 31, 2004, our personnel expense as a percent of average assets of 1.27% place the bank in the top 26% of its peers. Average personnel expense per employee of $39 placed it in the top 8% of its peer group in the comparison.

Associated with expansion into a new market area, both occupancy and furniture and equipment expense increased during 2004 as compared to previous years. This increase in expense will continue in future periods and management expects this facility to generate additional income for future periods.

Data processing expenses rose $85 or 29.3% in 2004 as compared to 2003. The addition of new software platforms in the consumer loan, customer service and teller areas accounted for the majority of additional expense. Software upgrades costing $20 were made to personal computers during 2004; these upgrades are not done on an annual basis and the cost per license is less than internal guidelines for capitalizing payments, thus increasing expense for the year.

Other expense increased $171 or 11.6% in 2004 as compared to 2003. Included in this category are many expenses not separately enumerated. Several categories had more pronounced changes and are detailed in particular. Advertising expense increased $37 or 21.0% due to additional exposure and the higher unit cost of advertising in the Dingmans Ferry market. Expense relating to operation of our ATM network increased $33 or 25.8% due to increased usage, generation of new cards and an increase in fees charged by the third party vendor used for processing. Travel and entertainment expenses increased $26 or 48.4% due to attendance at a national convention in 2004 which was unmatched in previous years and an emphasis on officers calling on customers in 2004. Pennsylvania shares tax is based on average equity over a five year period; due to profitability of the Company this tax increased $20 or 12.0% in 2004 as compared to 2003. Other smaller changes accounted for the remaining difference in expense.

2003 Compared to 2002

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

With the large loan demand seen in 2003, the average balance of taxable investment securities declined over the period due to reinvestment of these funds in higher yielding loans. The investment portfolio has been consistently maintained to offer liquidity for loan demand or other corporate needs. The average balance of taxable investment securities decreased $4,246 or 6.9% from 2002 to 2003 while the average interest rate earned on the portfolio also declined from an average rate of 4.17% to 3.71% over the period. In order to maintain the liquidity position at acceptable levels while waiting for upward movement in the interest rate curve, management accepted lower rates of return for reinvestment of bond calls or maturities. We believe that a short-term decrease in interest earned is better than taking the risk of investing in long-term securities in the low interest rate environment and felt that this position would enable the Company to garner increased returns on investments as the market rises.

Deposits continued to grow in 2003, with average savings deposits increasing $3,152 or 8.0% while the average interest rate paid for the deposits declined 53 basis points from 1.35% to .82% over the period. At the same time, interest-bearing deposits, including money market deposits, also increased with growth of $9,671 of average balances while the corresponding average interest rate paid for the deposits decreased 19 basis points from .88% in 2002 to .69% in 2003. Interest expense relating to time deposits also decreased $634 or 14.5% with average time deposits growing $7,669 or 6.2% while the average interest rate paid for these deposits declined 70 basis points from 3.55% to 2.85%. The Rate/Volume Analysis of Changes in Net Interest Income indicates that the decreased interest expense in each category is due entirely to the lower interest rates paid for deposits in spite of higher balances in each category.

Expense associated with short-term borrowings during 2003 decreased $31 or 21.7% with the average volume of these liabilities increasing $483 or 4.4% while the average interest rate paid declined from 1.31% to .99%. Management lowered the interest rate paid on sweep accounts in line with decreases in short-term investment rates.

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

Noninterest Income

Service charges on deposit accounts are the main component of noninterest income. In February 2003, the Bank began offering an overdraft protection plan which entitles deposit customers the privilege of paying overdrawn checks up to a predetermined limit when repaid according to pre-established terms. Fees associated with this service were $510 in 2003, this amount was the main reason for the increase of $456 or 76.0% over 2002 service charge income.

Net gains on the sale of mortgage loans held for sale expanded to $834 in 2003, representing a gain of $383 or 85.0% over 2002. The number of residential mortgage loans sold in 2003 increased to 272 from 188 the previous year with a notable slowing in the number of originations during the fourth quarter of 2003. Customers took advantage of the perception that residential mortgage rates were at or near as low as they would go, increasing the level of both new financing and refinances.

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

Noninterest Expense

The largest noninterest expense for the Company is salaries and employee benefits. Totaling $3,524 for 2003, this category increased $520 or 17.3% over the 2002 amount. In order to accommodate new operations including the sale of investment products and expanding loan originations in Pike County, Pennsylvania, the Company hired two new Vice Presidents along with several other employees to handle the larger volume of transactions relating to growth of both loans and deposits. The number of full time equivalent employees increased from 89 in 2002 to 97 in 2003. At that level, the Company still outperformed its national peer group in salary and employee benefit expense with the average personnel expense per employee $34 as compared to $42 which ranked the Bank in the top 9% if this peer group.

Professional fees increased $155 or 49.4% from 2002 to 2003. A significant item in 2003 which was not incurred in 2002 is related to the implementation of an overdraft protection plan. The Bank entered into an agreement with a third party to provide the program software whereby we agreed to pay a percentage of earnings on the program for thirty months, amounting to $77 in 2003. The Company had such a positive experience with a profit improvement project begun in 1999 that management decided to re-establish the program in 2003. We hired a consultant to facilitate the effort and paid $50 in 2003 for the service with the expectation of generating approximately 20% in annual increases of net income. In addition, the Company instituted a training initiative in 2003 to boost the level of service provided by employees to our customers and paid a consultant $26 to implement the training. We believe that one of the best methods to retain customers is to offer the best service in our markets.

MARKET PRICES OF STOCK/DIVIDENDS PAID

The Company’s stock is listed on the OTC Bulletin Board under the symbol “DIMC”. The book value per share at December 31, 2004 was $19.17 represented an increase of 7.2% over the 2003 book value of $17.89. There were approximately 758 shareholders of record at December 31, 2004. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock for the calendar quarters indicated, based upon information obtained from published sources.

MARKET PRICES OF STOCK / DIVIDENDS DECLARED

	2004			2003
	High	Low	Dividend Declared	High	Low	Dividend Declared
First Quarter	$44.50	$40.05	$.23	$25.75	$18.75	$.215
Second Quarter	$45.00	$41.00	$.23	$29.00	$25.50	$.215
Third Quarter	$42.50	$34.50	$.23	$32.50	$28.75	$.215
Fourth Quarter	$36.25	$34.00	$.25	$45.00	$32.00	$.225

Table reflects high and low stock prices and dividends adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

The ability of the Company to pay dividends is dependent upon the ability of the Bank to pay dividends to the Company. Because the Bank is a depository institution insured by the FDIC it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Additionally, the Bank is subject to certain state banking regulations that limit the ability of the Bank to pay dividends to the Company. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. These regulations may have the effect of reducing the amount of future dividends declarable by the Company.

SUMMARY OF SELECTED FINANCIAL DATA

(In thousands, except per share data)	2004	2003	2002	2001	2000
Summary of operations
Interest income	$15,808	$15,321	$15,468	$17,320	$15,943
Interest expense	$4,412	$4,699	$5,618	$7,893	$7,214
Net interest income	$11,396	$10,622	$9,850	$9,427	$8,729
Provision for loan losses	$1,126	$960	$675	$867	$930
Net interest income after provision for loan losses	$10,270	$9,662	$9,175	$8,560	$7,799
Other income	$2,933	$2,695	$1,719	$1,561	$1,173
Other expenses	$7,525	$6,803	$5,974	$5,829	$5,349
Income before income taxes	$5,678	$5,554	$4,920	$4,292	$3,623
Income taxes	$1,772	$1,700	$1,549	$1,353	$1,144

Net income	$3,906	$3,854	$3,371	$2,939	$2,479

Per common share
Earnings per share - basic*	$2.54	$2.54	$2.24	$1.98	$1.68
Earnings per share - diluted*	$2.46	$2.45	$2.19	$1.95	$1.68
Cash dividends*	$0.94	$0.87	$0.82	$0.73	$0.63
Book value*	$19.17	$17.89	$16.25	$14.70	$13.22
Shares outstanding at year end	1,548,994	1,526,134	753,600	746,285	738,988

Balance sheet data - end of year
Total assets	$325,721	$304,304	$280,952	$248,874	$214,993
Loans, net of unearned	$253,141	$219,609	$187,361	$161,740	$154,947
Loans held for sale	$112	$654	$1,195	$527	$76
Investment securities:
Available for sale	$55,662	$64,357	$78,880	$70,060	$48,263
Held to maturity	$198	$197	$426	$414	$503
Deposits	$270,542	$262,207	$239,359	$210,385	$184,305
Stockholders’ equity	$29,696	$27,308	$24,519	$21,951	$19,537

Performance
Return on average assets	1.26%	1.34%	1.30%	1.27%	1.23%
Return on average equity	13.72%	14.79%	14.49%	14.01%	13.50%
Dividend payout ratio	37.01%	35.51%	36.30%	36.71%	37.22%
Average equity to average assets ratio	9.15%	9.06%	8.96%	9.04%	9.13%

*	Years before 2003 adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.