Form 10-K, Exhibit 13
period 2005-12-31
DIMECO INC
filed 2006-03-22
CIK 898037

Exhibit 13

DIMECO, INC. 2005 ANNUAL REPORT

A lot has changed,

but some things haven’t

relationships

commitment

dedication

success

CONTENTS

1	Financial Highlights

2	President’s Message

5	Relationships

7	Commitment

9	Dedication

10	Success

11	Management’s Discussion and Analysis of Financial Condition and Results of Operation

26	Selected Financial Data

27	Independent Auditor’s Report

28	Financial Statements

- Consolidated Balance Sheet

- Consolidated Statement of Income

- Consolidated Statement of Changes in Stockholders’ Equity

- Consolidated Statement of Cash Flows

32	Notes to Consolidated Financial Statements

58	Shareholder Information

~    The mission of Dimeco, Inc. is the operation of a fully integrated financial services institution through its subsidiary The Dime Bank in a market that is defined by the institution’s ability to provide services consistent with sound, prudent principles and to fulfill the social, economic, moral and political considerations ordinarily associated with a responsible, well-run financial institution.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share data)	2005		2004		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$19,202		$15,808		21.5%
Interest expense	$6,118		$4,412		38.7%
Net interest income	$13,084		$11,396		14.8%
Net income	$4,455		$3,906		14.1%

Shareholders’ Value (per share)
Net income - basic	$2.89		$2.54		13.8%
Net income - diluted	$2.80		$2.46		13.8%
Dividends	$1.01		$.94		7.5%
Book value	$20.53		$19.17		7.1%
Market value	$33.75		$35.05		(3.7%)
Market value/book value ratio	164.4%		182.8%		(10.1%)
Price/earnings multiple	11.7	X	13.8	X	(15.2%)
Dividend yield	2.99%		2.68%		11.6%

Financial Ratios
Return on average assets	1.30%		1.26%		3.2%
Return on average equity	14.53%		13.72%		5.9%
Shareholders’ equity/asset ratio	8.73%		9.12%		(4.3%)
Dividend payout ratio	34.95%		37.01%		(5.6%)
Nonperforming assets/total assets	.22%		.17%		29.4%
Allowance for loan loss as a % of loans	1.40%		1.25%		12.0%
Net charge-offs/average loans	.02%		.41%		(95.1%)
Allowance for loan loss/nonaccrual loans	755.3%		1,215.3%		(37.9%)
Allowance for loan loss/non-performing loans	493.5%		572.6%		(13.8%)
Risk-based capital	11.6%		11.7%		(.9%)

Financial Position at December 31,
Assets	$358,204		$325,721		10.0%
Loans	$283,562		$253,141		12.0%
Deposits	$294,856		$270,542		9.0%
Stockholders’ equity	$31,260		$29,696		5.3%

DIMECO, INC.

Celebrating a century of relationships, commitment, dedication, and success.

Dear shareholder,

~    It is with distinct pleasure that I present the annual report of Dimeco, Inc. Simply stated, 2005 was a year of many accomplishments. Most noteworthy for you, our shareholders, were our financial achievements. Significant strides were made in gathering deposits, originating loans, and maintaining spread. These successes are especially gratifying when compared to peer financial institutions–many of whom struggled with one or more of those activities.

~    Deposits expanded by $24 million, an increase of 9% over last year. While all of our community banking offices grew nicely, we note that our newest office, Dingmans Ferry, contributed almost $10 million of this growth. Total loans outstanding also saw new levels as we finished the year at $284 million, which is 12% above 2004. The growth of this portfolio is largely the result of heightened commercial activity. We believe that this loan growth is indicative of a vibrant local economy and our ability to assess and respond to the credit needs of our marketplace. What all of this translates to is our total assets expanding by 10%, to end the year at $358 million.

~    The growth of the institution was rewarding. Even more exciting were the results of operations. Despite keen competition for deposits and loans, our pricing strategies allowed us to grow both, and at the same time attain double-digit earnings growth. Net profit for the year was a record $4.5 million, an increase of 14% over 2004. The excitement of these accomplishments was shared with you, our shareholders, as we returned almost 35% of income to you in the form of dividends.

~    Success like this doesn’t just happen. It occurs as the result of the dedication, loyalty, and commitment of many. Our staff, which now exceeds 100 full time equivalents, is the lifeblood of our operations and certainly is to be commended. Collectively, this group carries out the mission of our institution every day. Their strong belief in our goals is evidenced by the fact that our ranks now include twenty-three individuals whose tenure is fifteen years or more. During the year, we celebrated the twenty year employment anniversaries of Eileen Jaggars and Eileen Ertel. Furthermore, leadership efforts were rewarded with the promotions of Jan M. Hoadley, to the position of Damascus Community Office Manager, Mary Carol Cicco, to the rank of Community Banking Officer, and Deborah L. Unflat, to the level of Assistant Vice President of Marketing.

~    We are mindful of the communities that we serve and of our responsibility as a corporate citizen to give back to those that assist our marketplace at large. Each year we help numerous organizations by way of donations and voluntary efforts. Among these groups are area fire, ambulance, and rescue units, chambers of commerce, hospitals and health organizations, libraries, economic development agencies, educational foundations, and many, many more. We truly strive to be “Your Total Financial Partner.” Of particular note this past year were our contributions to the American Cancer Society’s Relay for Life and to the Hurricane Katrina Disaster Relief. Through the direct participation of our staff, coupled with employee-run fundraisers like bake sales and car washes, matched by personal donations of our entire group and our directors, we assisted those two humanitarian efforts by $15,538 and $9,275 respectively.

~    Besides being a year of performance, 2005 was also a historic year. It was the year of The Dime Bank’s 100th Anniversary! Our roots began on December 16, 1905 when the bank was chartered, and the opening day of banking business was January 2, 1906. For any business to attain a century of existence is truly a milestone event. But to do so while continuing to grow, flourish, and prosper, is absolutely remarkable. While celebrating this achievement we were able to pause and give praise to the four groups that helped make this all possible–our shareholders, customers, staff, and our directors, both those past for their foresight in creating the bank, and those present whose vision and guidance continues the legacy. What began as a banking alternative for the marketplace is true -then, now, and always. We eagerly anticipate the future with great enthusiasm.

~    With the writing of each annual report comes the quest to do even more. Our plans are to do just that. We have launched a new campaign directed at expanding our deposit base. To complement this effort, we have bundled products and increased interest rates to reward our customers as they increase their overall relationship with us. All other departments have lofty goals as well. Loans, investments, customer service, trust, marketing, title insurance, and operations have all been challenged to attain higher levels of performance. At the same time, we continue to search for new business lines and market areas through which we may grow our franchise.

~    All of our efforts are directed toward producing the best possible results for you, our shareholders. We thank you for your continued confidence and support and we encourage you to make referrals of business to us. As always, we welcome your comments.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer

DIMECO, INC.

Celebrating a
century of
long lasting relationships.

An early bank pass book.	~ At Dimeco we believe in relationships. We’ve helped generations of customers realize their goals and dreams. Bill Roos and his family have been banking with The Dime Bank since we opened our doors January 2, 1906. His great uncle, Jacob Katz, was one of our founders and a member of the original Board of Directors of The Honesdale Dime Bank. The spirit of helping neighbors started with our founding fathers and continues today. Through the years, we became known as The Friendly Honesdale Dime Bank. Our reputation of friendliness grew as we formed partnerships with our customers, ensuring their financial foundation was laid for generations to come. We continue to build stability and strength in our corporation and the community. We’ve been here for one hundred years, and we plan on being here for hundreds more.

“I was given stock certificates as a child. I believe so strongly in The Dime Bank that I passed my stock on to my heirs and continue to be a customer to this day. Our family business, Katz Bros Department Store, while in operation, was also a customer of The Dime Bank.”

DIMECO, INC.

Celebrating a
century of
commitment.

~    Dimeco, through its subsidiary The Dime Bank, has been committed to serving the financial requests of the community for the past one hundred years. Alert Hook & Ladder Company #2 has been responding to the fire and rescue needs of the community since 1898. It holds the oldest business checking account currently in use at The Dime Bank. Over the course of the century, owing to the lending and financial advice of The Dime Bank, countless corporations and non-profit operations have grown their businesses, and continue to thrive in the present—looking to a bright future with The Dime Bank as their financial partner. These energetic business development efforts have helped the community prosper and grow. Our loyalty and allegiance to long-term customers brings growth to our communities and thereby returns rewards to Dimeco and The Dime Bank, ultimately bringing value to you, our shareholder.

“Alert Hook & Ladder Company #2 has been responding to the fire and rescue needs of the community since 1898 and holds the oldest business checking account currently in use at The Dime Bank.”

DIMECO, INC.

Celebrating a	“I have formed lasting friendships with many wonderful customers and co-workers throughout the years. I have learned a lot and look forward to continuing my career at The Dime Bank.”
century of
dedication.

~    Our employees are the bedrock of our business. Cindy Theobald, Security Officer, has been with us for 28 years starting as a teller, advancing to head teller and subsequently moving into our electronic data processing department. Due to her longevity and extensive banking knowledge, Cindy now manages the functions of security and bank secrecy and regularly instructs on the importance of both. We are proud to know that Cindy has chosen to be an integral part of our management team. Through the years we’ve had employees who have been with us for thirty, forty and close to fifty years. In an era when long-term employee tenure is uncommon, this high level of dedication is impressive and brings greater knowledge and stability to the daily operation of our corporation. Low turnover means reduced expense to the bottom line and our educated and experienced employees are best able to conduct the most efficient and effective customer interactions. All of this in turn brings greater profits to you, our dedicated shareholders.

BOARD OF DIRECTORS—Left to right: Barbara J. Genzlinger, John F. Spall, John S. Kiesendahl, Robert E. Genirs, Gary C. Beilman, Henry M. Skier, William E. Schwarz, Thomas A. Peifer

Celebrating a century of success.

DIMECO, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2005 and 2004. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. The Bank formed and owns 100% of a limited liability company, TDB Insurance Services, LLC, offering title insurance services. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings along with salary and benefits for employees. The Bank operates five full service branches in Honesdale, Hawley, Damascus, Greentown and Dingmans Ferry, Pennsylvania and two off-site automatic teller machines, one each in Wayne and Pike County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 93 full time employees and 30 part time employees at December 31, 2005.

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

Management uses both historical and current information relating to the loan portfolio, as well as general economic information, in order to determine our estimation of the prevailing business environment. The probability of collection of loans is affected by changing economic conditions and various external factors which may impact the portfolio in ways currently unforeseen. We monitor this information in an effort to assess the adequacy of the allowance for loan losses. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses refer to Note 1.

DIMECO, INC.

Mortgage Servicing Rights

The Bank originates residential mortgages that are sold in the secondary market. It is the Bank’s normal practice to retain the servicing of these loans, meaning that the customers whose loans have been sold in the secondary market still make their monthly payments to the Bank. As a result of these mortgage loan sales, the Bank capitalizes a value allocated to the servicing rights categorized in other assets and recognizes other income from the sale and servicing of these loans. The capitalized servicing rights are amortized against noninterest income in proportion to the estimated net servicing income over the remaining periods of the underlying financial assets.

Capitalized servicing rights are evaluated for impairment periodically based upon the fair value of the rights as compared to amortized cost. The rights are deemed to be impaired when the fair value of the rights is less than the amortized cost. The fair value of the servicing rights is estimated using projected, discounted cash flows by means of a computer pricing model, based on objective characteristics of the portfolio and commonly used industry assumptions.

Deferred Tax Assets

The Company uses an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in Note 12 of the “Notes to Consolidated Financial Statements.”

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

STATEMENT OF CONDITION

Total assets increased $32,483 or 10.0% during 2005, ending the year at $358,204. This increase occurred mainly in the loan portfolio, with the Company encountering another year of quality loan opportunities.

Cash and cash equivalents increased $3,345 or 65.2% from December 31, 2004 to December 31, 2005. Cash and due from bank balances of $5,554 were $1,415 or 34.2% greater in 2005 than in 2004 with the majority of the increase related to the Bank’s balance in the Federal Reserve Bank of Philadelphia (the “Fed”). The Bank clears customer checks through the Fed and is required to maintain balances sufficient to cover the amounts of these items on a daily basis. Fluctuations in drafts presented are normal in this regard. Balances of federal funds sold increased $1,912 or 195.5% due to temporary cash requirements that also fluctuate with changes in deposits and loan demand.

Investment securities available for sale declined $1,533 or 2.8% at December 31, 2005 from balances one year earlier. Due to the high loan demand during the year, funds from maturities and calls of securities in the portfolio were selectively diverted to fund loans in 2005. Traditionally, interest earned on loans is greater than can be recognized in the investment portfolio. As funds become available for reinvestment in the future, we will determine which securities offer an appropriate return commensurate with the interest rate risk. Management expects to return funds to the investment portfolio as deposit growth is recognized and loan demand declines.

DIMECO, INC.

Loans increased $30,421 or 12.0% from December 31, 2004 to December 31, 2005 with the majority of the growth centered in loans secured by commercial real estate, which represented $23,817 of the portfolio growth. As in prior years, the Bank continues to capitalize on relationships developed within the recreational camping industry with $9,766 of new loan balances during 2005. Commercial loans to hotels, motels and resorts increased $4,565 and loans to recreational vehicle dealers increased $2,385 with the balance of the loan growth spread over various industries. As a tool to manage loan concentration to any particular industry or individual, the Bank sold $5,295 of loan participations to other financial institutions during 2005. A strong housing market was evident, as real estate loans for construction and development grew by $3,109. Total closed residential mortgages of 118 represented $16,019 of volume compared to 124 residential mortgages amounting to $15,689 in 2004. The vast majority of residential loan originations are sold on the secondary market to Freddie Mac. Loans which were not sold and held in our loan portfolio increased residential mortgage balances by $1,656 or 3.1% during 2005. Installment loans remained stable from year to year with continued competition from low rate financing from auto manufacturers, credit card issuers and special financing programs of consumer goods.

Deposits increased $24,314 or 9.0% in 2005. Contributing to this growth was $9,666 of new deposits garnered in the Dingmans Ferry office, which opened in December 2004. While the majority of deposit growth was centered in interest-bearing accounts, growth of noninterest-bearing accounts was $6,239 or 20.5% from December 31, 2004 to December 31, 2005, with $2,585 of this increase in the Dingmans Ferry office. We have priced deposits on a customer’s total relationship with the Bank in order to increase funds from existing customers which were with other financial institutions and to attract new customers. Balances in the accounts of real estate transfer agents were higher at December 31, 2005 due to real estate closings which happened at the end of the year and for which all payments had not yet cleared the payments system.

Interest-bearing deposits increased $18,075 or 7.5% from December 31, 2004 to December 31, 2005. Total money market account balances declined $5,072 or 16.1%. Customers invested in other higher interest rate certificates of deposit or moved money to other investment products. Balances of passbook savings declined $1,184 or 19.8% with customers reinvesting in other, higher interest rate products. Management dropped the rate paid on these deposits several years ago in an effort to eliminate the burden of maintaining passbooks.

Certificates of deposit continued to grow over the year showing an increase of $27,199 or 21.3%. The Bank offered very competitive interest rates to assure that funds which were invested in a premium rate 36 month certificate of deposit product three years ago would remain on deposit. During the first three quarters of the year, the featured interest rates were on three levels: thirteen months, two years and three years. We experienced great success with these products and in the fourth quarter added a special six month rate in order to maintain our desired interest gap structure while offering customers another product to compete with local institutions and insurance products. Included in this growth was $4,369 of additional deposits placed in the Certificate of Deposit Account Registry Service (“CDARS”) program. Through membership in this elite group of banks, the Bank can offer our customers FDIC insurance coverage on balances up to $20 million. This product offers a way to attract and maintain deposits for customers who must be assured of insurance coverage. We expect to continue to acquire deposits through this program in 2006. During 2005 management bid more aggressively on local municipal certificates of deposit and garnered $6,881 more in 2005 than in 2004.

Other borrowed funds increased $5,199 or 45.8% from December 31, 2004 to December 31, 2005. This category represents long term borrowing from the Federal Home Loan Bank of Pittsburgh (“FHLB”). Management utilized our borrowing capacity with FHLB in order to offer preferred commercial customers long term fixed rate financing with funds at a guaranteed interest rate over similar terms. Management uses this strategy as an effective way to manage the interest rate risk associated with granting long term fixed rate loans in a rising interest rate environment.

DIMECO, INC.

CAPITAL RESOURCES

Stockholders’ Equity of $31,260 at December 31, 2005 represented an increase of $1,564 or 5.3% from a year earlier. The primary source of the expansion came from net income of $4,455, representing earnings of $2.89 per share and a return on average equity of 14.5%. The Board of Directors voted to return $1,551, representing $1.01 per share and 35.0% of earnings per share, to shareholders in the form of cash dividends. This level of dividends represents an increase of $.07 per share or 7.5% more than was paid in 2004. The Company did utilize the stock repurchase plan which was implemented in 2004. Purchases of treasury stock amounted to $1,062 and represented 30,000 shares of stock. These purchases mitigate the dilutive effect of both book value and earnings per share which could be caused by the exercise of outstanding stock options. Declines in the market value of investments available for sale resulted in a charge of $348, net of taxes, to accumulated other comprehensive income.

The Company’s capital position at December 31, 2005 as it relates to regulatory guidelines is presented below:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements
Leverage Ratio	9.16%	5.00%	4.00%
Tier I Capital Ratio	10.31%	6.00%	4.00%
Total Capital Ratio	11.57%	10.00%	8.00%

LIQUIDITY

Liquidity within the Company is viewed mainly through an analysis of the Consolidated Statement of Cash Flows which is included in the audited financial statements. Companies in the financial service industry are dependent on their ability to maintain proper levels of short and long term liquidity. The key is to maintain appropriate levels of liquidity to allow for customers’ cash needs from both a lending and deposit perspective, to maintain sufficient cash for operating expenses and to have amounts available to take advantage of earning opportunities as they arise.

Dimeco, Inc. defines cash and cash equivalents as cash on hand and in banks along with overnight investments in federal funds sold. Balances of these accounts totaled $8,477 or 2.4% of total assets at December 31, 2005. Operating activities generated $5,076 of cash and financing activities added $27,899 while investing activities used $29,630.

Both short-term and long-term liquidity is generated through principal and interest payments on loans, increases in borrowed funds and deposits, sales and maturities of investment securities, sales of residential loans in the secondary market and from operating income. Uses of this liquidity are originations of loans both for addition to our portfolio and for sales in the secondary market, capital projects, operating expenses and payment of dividends. The deposit base, through our ability to maintain current deposits and garner new funds, has historically been the primary source of liquidity for the Company. It continues to be the main source of funds, but has been augmented by the Bank’s ability to borrow from the FHLB. In 2005, the Bank took advantage of this ability and borrowed $5,725 in order to meet liquidity needs, while maintaining an additional available credit line of $54,000. This line is generally viewed as a long term source of liquidity, but is also used regularly in lower dollar amounts to borrow overnight funds as needed.

Management believes that the Company has sufficient liquidity to meet both its short and long term needs. We understand that liquidity may be adversely affected by many factors including unexpected deposit outflows, aggressive competitive pricing by other financial intermediaries and other cash requirements. We are aware of our dependence on customers’ deposits to sustain our liquidity levels. As mentioned earlier, we believe that people are becoming more comfortable investing in capital markets and insurance products, but through enhanced marketing efforts and deposit pricing we will be able to maintain the majority of current deposits and gain new deposits. Through our investments department we can offer products in capital markets and insurance products. By developing this proficiency we feel that the Company can maintain customer relationships and be positioned to garner deposits when and as investment cycles change.

DIMECO, INC.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is inherent in the financial services industry, encompassing the risk of loss associated with adverse changes in market interest rates and prices. As an organization, we have placed the management of this risk in the Asset/Liability Committee (“ALCO”). During 2005, this committee was comprised of the President/Chief Executive Officer, Chief Financial Officer, Senior Lending Officer, Vice President, Human Resources/Marketing, Vice President, Deposit Operations, Senior I.T. Officer and Assistant Vice President, Marketing. The committee follows guidelines enumerated in the ALCO policy which was developed to achieve earnings consistent with established goals while maintaining acceptable levels of interest rate risk, adequate levels of liquidity and adherence to regulatory mandates. The committee reports to the Board of Directors on at least a quarterly basis.

Asset market risk is most prevalent in the investment portfolio and to a lesser degree, in mortgage loans held for sale. As interest rates are increasing, it becomes more important that the Company consider the market risk of investments available for sale, particularly if the need to liquidate these assets would be imminent. Investment in long term securities at current rates may provide a lower return if the need arises to sell for liquidity in the future. Management has maintained a portfolio which includes investments in short maturity commercial paper and U.S. Government agencies that contain interest rate step-ups over the life of the investment. Although virtually all investments are held in the available for sale category, management anticipates holding all investments to maturity and has historically not had the need to sell for liquidity needs. Market risk inherent in loans held for sale has been mitigated by controlling the length of time between origination and sale of these loans. The balance of loans in this category is generally less than $1 million.

To address credit risk, both the loan portfolio and the investment portfolio have stringent guidelines as to the quality of acceptable investments.

Liability market risk is associated with the adverse affects of our pricing strategies compared to competitors’ pricing strategies. The markets in which we have offices are located in areas where other financial institutions also operate branches. If there is not enough flexibility in our pricing models to quickly move interest rates of both loans and deposits, we may lose accounts to other financial intermediaries. The ALCO is cognizant of the ability of interest rates to adversely affect assets, liabilities, capital and interest income and expense. In particular, two analytical tools are used to ascertain our ability to manage this market risk. The first is the Statement of Interest Sensitivity Gap. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame in which funds can be reinvested or repriced. The second report is the Interest Rate Shock Analysis which attempts to determine the affect on income of various shifts in the interest rate environment. In both reports, there are inherent assumptions that must be used although management is aware that these assumptions affect the results and certainly cannot be absolutely accurate. These assumptions include the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity along with the reference that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the Balance Sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase borrowings at the FHLB will affect the results of the analysis. In spite of these limitations, these analyses are still good tools to assist in management of the Company. Similar versions of these same reports are used by all financial institutions. Both measurements are as of December 31, 2005.

DIMECO, INC.

STATEMENT OF INTEREST SENSITIVITY GAP

	90 days or less	>90 days but < 1 year	1 - 5 years	>5 years	Total
Assets:
Interest-bearing deposits in other banks and federal funds sold	$2,923	$—	$—	$—	$2,923
Mortgage loans held for sale	211	—	—	—	211
Investment securities available for sale (1) (4) (6)	27,433	11,050	11,027	5,564	55,074
Investment securities held to maturity (1)	—	199	—	—	199
Loans (1) (5)	63,249	95,935	77,103	48,243	284,530

Rate sensitive assets	$93,816	$107,184	$88,130	$53,807	$342,937

Liabilities:
Interest-bearing deposits:
Interest-bearing demand (2)	$2,980	$9,313	$24,958	$—	$37,251
Money market (3)	4,499	13,232	8,733	—	26,464
Savings (2)	3,165	9,891	26,507	—	39,563
Time deposits	32,625	66,055	56,279	—	154,959
Short-term borrowings	12,954	—	—	—	12,954
Other borrowings	—	2,000	3,000	11,548	16,548

Rate sensitive liabilities	$56,223	$100,491	$119,477	$11,548	$287,739

Interest sensitivity gap	$37,593	$6,693	$(31,347)	$42,259	$55,198
Cumulative gap	$37,593	$44,286	$12,939	$55,198
Cumulative gap to total assets	10.49%	12.36%	3.61%	15.41%

(1)	Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

(2)	Interest-bearing demand deposits, Passbook savings and Statement savings are segmented based on the percentage of decay method. The decay rates used include 8% “90 days or less”, 12.5% “>90 days but <1 year” and 67% “1-5 years.”

(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used include 17% “90 days or less”, 25% “>90 days but <1 year” and 33% “1-5 years.”

(4)	Includes Federal Home Loan Bank and Atlantic Central Bankers Bank stock which is included in Other Assets on the Consolidated Financial Statements.

(5)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.

(6)	Among Dimeco’s investment portfolios are step-up securities. These securities are characterized by having tiered (usually increasing) interest rates over their life. Due to this feature these securities have been reallocated from their maturity date to their next step-up date. The specific impact of this policy by timeframe is as follows: “90 days or less” increased $3,977 “>90 days but <1” year increased $7,833 “1 - 5 years” decreased $1,063 and “>5 years” decreased $10,747.

This report shows the Company to be in an asset sensitive position of $37,593 in less than or equal to three months, meaning that there are more assets which will reprice in this period than liabilities. Traditionally management focuses attention to the net gap of the balance sheet in the second time frame, assets which mature in less than or equal to one year. Our statement shows the Company to be much more asset sensitive in this time frame, with $44,286 of net assets repricing up to this time. The loan portfolio is the main asset category responsible for the higher level of asset sensitivity at this point. Commercial loans have historically been written with a variable interest rate and commercial real estate loans are typically fixed in rate for up to three years and then the interest rate will float with changes to the prime rate. We believe that in a rising interest rate period it is advantageous to be asset sensitive, giving greater opportunity for reinvestment as interest rates rise. The most conservative position is perfectly balanced in any time frame.

DIMECO, INC.

The following table presents the Company’s potential sensitivity in net interest income, net income and equity value at risk, or the potential of adverse change in the economic value of equity (“EVE”) with rates up or down 100 and 200 basis points. EVE is the present value of assets minus the present value of liabilities at a point in time.

ANALYSIS OF SENSITIVITY TO CHANGES IN MARKET INTEREST RATES

	100 basis points				200 basis points
	Up		Down		Up		Down
	Amount	%	Amount	%	Amount	%	Amount	%
Net interest income	$304	2.03%	$(398)	(2.67)%	$591	3.96%	$(776)	(5.19)%
Net income	$211	3.41%	$(273)	(4.42)%	$412	6.65%	$(533)	(8.62)%
EVE	$(1,065)	(2.67)%	$1,069	2.68%	$(3,360)	(8.42)%	$1,759	4.41%

The greatest risk to the Company from an income perspective is an immediate decline in market interest rates of 200 basis points. Although possible, management does not believe that interest rates will immediately decline 200 basis points. In the EVE measurement, an increase of 200 basis points would affect the Company by a decline in equity of $3,361 or 8.42%. Although these analyses reflect the possibility of negative effects when interest rates change, all of these measurements are within internal acceptable limits. Management believes that we have the ability to affect the changes in income and equity by taking actions which are not factored in this analysis.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio. It is the largest subjective measurement in the financial statements. The balance is derived as losses are charged against the allowance while recoveries are credited to it with charges to provision expense providing the amount necessary to maintain the appropriate balance per our analysis. As of December 31, 2005, the Company’s allowance totaled $3,973 which represented 1.47% of the loan portfolio.

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

DIMECO, INC.

The Company employs an experienced outside professional loan review agency to perform the loan review function. In order to test the majority of the asset category, a review of commercial loan relationships which approximate 65% of the portfolio is performed. This review is based upon current financial information of the customer, an analysis of loan concentrations, financial ratio comparisons, adherence to payment schedule, regulatory evaluations and peer comparisons. Management evaluates all other loans utilizing similar guidelines. After careful evaluation of all factors, a risk rate is assigned and an amount is calculated for each category of reviewed loans. Groups of smaller dollar loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

SUMMARY OF LOAN LOSS EXPERIENCE

	2005	2004	2003	2002	2001
Balance January 1,	$3,172	$3,014	$2,818	$2,373	$2,088
Charge-offs:
Commercial	106	32	69	100	218
Real estate	—	860	558	48	208
Installment	200	226	195	151	199

Total charge-offs	306	1,118	822	299	625

Recoveries:
Commercial	46	4	4	6	11
Real estate	141	89	2	23	8
Installment	70	57	52	40	24

Total recoveries	257	150	58	69	43

Net charge-offs	49	968	764	230	582
Additions charged to operations	850	1,126	960	675	867

Balance December 31,	$3,973	$3,172	$3,014	$2,818	$2,373

Ratio of net charge-offs during the period to average loans outstanding during the period	0.02%	0.41%	0.37%	0.13%	0.37%
Allowance for loan loss as a % of average loans outstanding	1.47%	1.34%	1.47%	1.63%	1.50%

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth contractual obligations of the Company which represent required and potential cash outflows as of December 31, 2005. Further discussion of the nature of each obligation is included in the referenced note to the financial statements as of December 31, 2005:

		Payments Due In
	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$139,897	$—	$—	$—	$139,897
Time deposits	7	$98,680	$42,113	$14,166	$—	$154,959
Short-term borrowings	8	$12,954	$—	$—	$—	$12,954
Other borrowed funds	9	$2,000	$2,000	$1,000	$11,548	$16,548
Operating leases	13	$256	$372	$92	$199	$919

DIMECO, INC.

The following table details the amounts and expected maturities of significant commitments as of December 31, 2005. Further discussion of these commitments is included in Note 13 to the financial statements as of December 31, 2005:

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Commitments to extend credit:
Commercial	$25,288	$3,495	$60	$1,783	$30,626
Residential real estate	$2,399	$72	$—	$—	$2,471
Revolving home equity	$126	$142	$162	$2,288	$2,718
Other	$6,666	$—	$—	$—	$6,666
Standby letters of credit	$3,216	$—	$—	$—	$3,216

RESULTS OF OPERATIONS

2005 Compared to 2004

Net income for the year ended December 31, 2005 was $4,455, representing an increase of $549 or 14.1% greater than the fiscal year ended December 31, 2004. Growth of net income was attributable to many factors which will be discussed with greater detail to follow.

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

Interest and fees on loans increased $3,303 or 23.9% in 2005 versus 2004. As demonstrated in the table, the average rate of interest earned in the loan portfolio for 2005 was 6.33%, or 49 basis points greater than that earned in 2004. The higher average rate received is responsible for $1,332 of the increase in income earned. During the year 2005, many variable rate loans which had annual or longer repricing intervals did reprice at higher interest rates. The largest part of the expansion in interest earned, $1,970, is attributable to growth of $33,726 in the average size of the portfolio in the year 2005 as compared to the previous year. The Bank has continued to generate new loans, in particular commercial and commercial real estate loans, in our marketplace and in the children’s camping sector.

Interest earned on investments for the year 2005 was fairly stable from year to year while the types of investments varied during the period. Management did not believe that the risk of extending maturities was evident in the market for the majority of 2005, investing some longer term investment maturities in short term commercial paper. We are confident of this strategy to maintain liquidity for loan activity while remaining positioned to take advantage of increases in long term interest rates as they may occur. Therefore, interest earned on taxable investments increased only slightly, by 21 basis points, in spite of a rise of 200 basis points in federal funds sold over the period. The maturities of corporate bonds during the year came from investments which were purchased in periods which offered much higher long term interest rates which were not available for similar quality investments in 2005. There was much greater activity of maturities and calls of US government agencies during 2004, thereby producing lower average balances of these securities in 2005 as compared to 2004. Interest rates offered on these bonds in 2005 were not comparable to that seen in 2004. The tax exempt investment portfolio also had greater amounts of securities called in 2004, leaving lower average balances for 2005. Management has pursued purchasing some tax exempt bonds to replace some maturities in an effort to offer a stable maturity schedule in the future. We will continue to invest in these longer term securities at a similar pace in 2006 unless market opportunities arise that significantly change the offerings.

DIMECO, INC.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY;

INTEREST RATES AND INTEREST DIFFERENTIAL

	2005			2004			2003
	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Total loans (1)(4)	$270,815	$17,150	6.33%	$237,089	$13,847	5.84%	$205,209	$12,864	6.27%
Investment securities:
Taxable (5)	48,349	1,776	3.67%	48,344	1,674	3.46%	57,454	2,131	3.71%
Exempt from federal income tax (2)	3,682	229	6.22%	5,422	352	6.50%	6,702	447	6.67%
Interest-bearing deposits	1,235	37	3.00%	610	9	1.48%	124	1	0.81%
Federal funds sold	3,007	88	2.93%	3,196	46	1.44%	2,675	30	1.12%

Total interest-earning assets/ interest income	327,088	19,280	5.89%	294,661	15,928	5.41%	272,164	15,473	5.69%
Cash and due from banks	5,810			5,608			7,380
Premises and equipment, net	6,129			4,639			4,234
Other assets, less allowance for loan losses	4,876			6,320			3,835

Total Assets	$343,903			$311,228			$287,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings	$41,969	$294	0.70%	$42,516	$248	0.58%	$42,565	$348	0.82%
Interest-bearing checking	67,973	727	1.07%	64,304	520	0.81%	45,623	313	0.69%
Time deposits	138,379	4,362	3.15%	124,913	3,233	2.59%	130,515	3,724	2.85%
Short-term borrowings	14,856	207	1.39%	13,142	129	0.98%	11,369	112	0.99%
Other borrowed funds	12,724	528	4.15%	6,873	282	4.10%	3,055	202	6.61%

Total interest-bearing liabilities/ interest expense	275,901	6,118	2.22%	251,748	4,412	1.75%	233,127	4,699	2.02%
Noninterest-bearing deposits	35,298			29,264			26,430
Other liabilities	2,036			1,749			1,998

Total Liabilities	313,235			282,761			261,555
Stockholders’ Equity	30,668			28,467			26,058

Total Liabilities and Stockholders’ Equity	$343,903			$311,228			$287,613

Net interest income/interest spread		$13,162	3.67%		$11,516	3.66%		$10,774	3.67%

Margin Analysis:
Interest income/earning assets		$19,280	5.89%		$15,928	5.41%		$15,473	5.69%
Interest expense/earning assets		6,118	1.87%		4,412	1.50%		4,699	1.73%

Net interest income/earning assets		$13,162	4.02%		$11,516	3.91%		$10,774	3.96%

Ratio of average interest-earning assets to average interest-bearing liabilities			118.55%			117.05%			116.74%

(1)	Nonaccrual loans are not included.

(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.

(3)	Average balances are calculated using daily balances.

(4)	Interest on loans includes fee income.

(5)	Includes equity investments in FHLB and ACBB.

Certain amounts for prior years have been reclassified in order to conform to current presentation.

DIMECO, INC.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2005 Compared to 2004			2004 Compared to 2003
	Total Variance	Caused by		Total Variance	Caused by
		Rate(1)	Volume		Rate(1)	Volume
Interest income:
Loans (gross)	$3,303	$1,333	$1,970	$983	$(1,016)	$1,999
Investment securities:
Taxable	102	102	—	(457)	(119)	(338)
Exempt from federal income tax (2)	(123)	(10)	(113)	(95)	(10)	(85)
Interest-bearing deposits	28	19	9	8	4	4
Federal funds sold	42	45	(3)	16	10	6

Total interest-earning assets	3,352	1,489	1,863	455	(1,131)	1,586

Interest expense:
Savings	46	49	(3)	(100)	(100)	—
Interest-bearing checking	207	177	30	207	79	128
Time deposits	1,129	780	349	(491)	(331)	(160)
Short-term borrowings	78	61	17	18	2	17
Other borrowings	246	6	240	79	(173)	252

Total interest-bearing liabilities	1,706	1,073	633	(287)	(523)	237

Net change in net interest income	$1,646	$416	$1,229	$742	$(609)	$1,349

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.

Interest expense increased $1,706 or 38.7% in 2005 over amounts paid in 2004. The majority of the added expense was due to rising interest rates paid for deposits, but also had increases attributable to deposit growth. Savings and interest-bearing checking deposits remained fairly stable during the year while the average interest paid on savings increased 12 basis points and checking 26 basis points. These account types are not as sensitive to rates as other deposits and management did not feel it necessary to offer higher interest rates at this time. Special interest rates were offered during all of 2005 for time deposits, increasing the average balances by $13,466 during 2005. Interest paid for time deposits averaged a rate of 3.15% during the year, greater by 56 basis points than those offered in 2004. Due to short term market rates rising by 200 basis points, management believed that offering higher rates was essential to maintaining deposits. Each pricing decision is made with consideration to interest rates offered for other funding sources. As a community bank, we believe that it is appropriate to develop relationships with our customers and when similar results can be accomplished by offering special rates on deposit products or accessing other sources, we generally will use the deposit route to procure funds. Short-term borrowings are mainly related to sweep accounts offered to select commercial customers. The average rate paid on these borrowings escalated to 1.39% in 2005, representing 42 basis points more than in 2004. These customers are more sensitive to interest rate; therefore, management was more aggressive in pricing these funds. We expect to see these rates fluctuate at similar times, but in smaller increments than short-term market rates. Other borrowed funds increased on average by $5,851 or 85.1% due to the aforementioned FHLB borrowings made in order to facilitate offering fixed, long term interest rates to customers. The average rate of these borrowings was similar to those of 2004 with long term interest rates remaining fairly flat during the year even though short term interest rates increased as discussed above. Management believes that using this source of funding assures long term relationships with quality commercial customers.

Provision for Loan Losses

The provision for loan losses declined $276 or 24.5% in 2005 as compared to 2004. During 2004 the Bank experienced an unusual charge-off of $732 which did not recur in 2005. Rather, the level of collections of previously charged-off loans increased to $257 during 2005 which, combined with charge-offs of $306 for the year, assisted with the decline in provision expense for the year. The delinquency ratio at each quarter continued to remain at low levels, ending the year at .49% of loans. Although the loan portfolio grew by

DIMECO, INC.

$30,421 or 12.0%, management continues to review the adequacy of the allowance for loan losses on a quarterly basis and believes that the expense recorded for 2005 presented an adequate balance in the allowance at year end.

Noninterest Income

The greatest source of noninterest income for the Company continues to be derived from service charges on deposit accounts. The balance of $1,298 for 2005 represented an increase of $48 or 3.9% over the previous year. During that time, checking account balances increased $4,349 or 6.3%. While it is usual to expect that this income category would fluctuate somewhat in line with the liability component, management believes that customers are less apt to use the overdraft protection feature of their accounts than in the past. They have increased utilization of electronic and telephone banking products to more accurately track their checking balances and make appropriate balance transfers, eliminating the need for as much overdraft protection. Improving economic conditions have also attributed to less utilization of the overdraft protection product. Gains on mortgage loans held-for-sale declined $172 or 37.4% from income recognized in 2004. Although the general level of loans originated and sold in the secondary market in 2005 is comparable to that of 2004, the opportunity to recognize gains on the sales is not as evident due to a fairly level interest rate scenario in 2005. The opportunity for gain on the sale of loans is greatest when interest rates are declining slowly and management is able to sell loans as rates decline, as experienced in 2004. The opportunity to recognize investment security gains in 2004 was not matched in 2005. Included in the increase of $75 or 13.8% in the category of other income were many unrelated categories of income. The most significant of these are as follows: 1) fees earned in relation to administering the merchant credit card processing program increased $79 or 114.7% with the allocation of a full time employee to the program; 2) income earned in relation to the Bank’s title insurance subsidiary, TDB Insurances Services, LLC increased $46 or 96.2% in 2005 and 3) a decline in market value of $75 relating to the mortgage servicing rights was recorded in the second quarter of 2005 with an increase of $15 recorded in the fourth quarter of 2005, netting to a market value loss of $60 for the year.

Noninterest Expense

Salaries and employee benefits are the largest noninterest cost of operating a financial institution. As such, this expense category increased $590 or 15.0% in 2005 as compared to 2004. Management has hired six employees in the middle management ranks as we see the need for managers to take on more responsibility and train for future advancement. We also employed a full time accountant to work on the requirements of Sarbanes-Oxley Section 404 in 2005. In addition, our fifth banking office and TDB Insurance Services, LLC were open and fully staffed for the entire year of 2005 with employees hired beginning in the second half of 2004. We have faced stiff competition for entry level employees as large national retailers have entered or expanded in our marketplaces, therefore increasing salaries paid to these employees. Health insurance premiums continued to increase in cost per employee, rising 14% in 2005 over 2004 costs. The Bank receives peer analysis of its financial condition from regulatory sources which show that the personnel expense as a percent of average assets was 1.32% as compared to a national average of 1.57%, placing the Bank in the 29th percentile for this efficiency ratio.

Occupancy expense increased $113 or 17.8% and furniture and fixture expense increased $68 or 13.9% with the majority of these increases attributable to the Dingmans Ferry office expense.

The category of other expense includes many diverse expense items. These expenses increased $190 or 11.5% in 2005 as compared to 2004. Many of these line item accounts increased consistent with the addition of another banking office. The largest variances in this total category have to do with the following: 1) advertising expense increased $111 or 52.6% with the Bank using the services of an outside consultant to assist in attracting deposit accounts and promotion of the Bank’s 100th anniversary at the end of 2005 and beginning of 2006; 2) donations expense increased $38 or 35.9% as a result of our policy of making charitable contributions in the communities we serve, including the newest office in Dingmans Ferry along with $17 as the initial payment of a five year commitment towards the local hospital’s capital campaign; 3) increased PA shares tax expense of $21 or 11.1% which is based on the average equity of the Bank and 4) a decline of $57 or 101.4% in expense relating to other real estate owned since there were no assets in this category during 2005. Other smaller changes accounted for the remaining difference in expense.

DIMECO, INC.

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

DIMECO, INC.

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

DIMECO, INC.

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

MARKET PRICES OF STOCK/DIVIDENDS DECLARED

The Company’s stock is listed on the OTC Bulletin Board under the symbol “DIMC”. The book value per share at December 31, 2005 was $20.53 and represented an increase of 7.1% over the 2004 book value of $19.17. There were approximately 763 shareholders of record at December 31, 2005. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock for the calendar quarters indicated, based upon information obtained from published sources:

MARKET PRICES OF STOCK / DIVIDENDS DECLARED

	2005			2004
	High	Low	Dividend Declared	High	Low	Dividend Declared
First Quarter	$39.50	$34.75	$.25	$44.50	$40.05	$.23
Second Quarter	$36.85	$34.00	$.25	$45.00	$41.00	$.23
Third Quarter	$36.00	$33.50	$.25	$42.50	$34.50	$.23
Fourth Quarter	$35.75	$33.75	$.26	$36.25	$34.00	$.25

The ability of the Company to pay dividends is dependent upon the ability of the Bank to pay dividends to the Company. The Bank is a depository institution insured by the FDIC and therefore it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Additionally, the Bank is subject to certain state banking regulations that limit the ability of the Bank to pay dividends to the Company. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. These regulations may have the effect of reducing the amount of future dividends declarable by the Company.

DIMECO, INC.

SUMMARY OF SELECTED FINANCIAL DATA

	2005	2004	2003	2002	2001
Summary of operations
Interest Income	$19,202	$15,808	$15,321	$15,468	$17,320
Interest expense	$6,118	$4,412	$4,699	$5,618	$7,893
Net interest income	$13,084	$11,396	$10,622	$9,850	$9,427
Provision for loan losses	$850	$1,126	$960	$675	$867
Net interest income after provision for loan losses	$12,234	$10,270	$9,662	$9,175	$8,560
Other income	$2,801	$2,933	$2,695	$1,719	$1,561
Other expenses	$8,498	$7,525	$6,803	$5,974	$5,829
Income before income taxes	$6,537	$5,678	$5,554	$4,920	$4,292
Income taxes	$2,082	$1,772	$1,700	$1,549	$1,353
Net income	$4,455	$3,906	$3,854	$3,371	$2,939

Per common share
Earnings per share - basic*	$2.89	$2.54	$2.54	$2.24	$1.98
Earnings per share - diluted*	$2.80	$2.46	$2.45	$2.19	$1.95
Cash dividends*	$1.01	$0.94	$0.87	$0.82	$0.73
Book value*	$20.53	$19.17	$17.89	$16.25	$14.70
Shares outstanding at year end	1,522,669	1,548,994	1,526,134	753,600	746,285

Balance sheet data - end of year
Total assets	$358,204	$325,721	$304,304	$280,952	$248,874
Loans, net of unearned	$283,562	$253,141	$219,609	$187,361	$161,740
Loans held for sale	$211	$112	$654	$1,195	$527
Investment securities:
Available for sale	$54,129	$55,662	$64,357	$78,880	$70,060
Held to maturity	$199	$198	$197	$426	$414
Deposits	$294,856	$270,542	$262,207	$239,359	$210,385
Stockholders’ equity	$31,260	$29,696	$27,308	$24,519	$21,951

Performance
Return on average assets	1.30%	1.26%	1.34%	1.30%	1.27%
Return on average equity	14.53%	13.72%	14.79%	14.49%	14.01%
Dividend payout ratio	34.95%	37.01%	35.51%	36.30%	36.71%
Average equity to average assets ratio	8.92%	9.15%	9.06%	8.96%	9.04%

*	Years before 2003 adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

DIMECO, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dimeco, Inc.

We have audited the consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.
Wexford, Pennsylvania February 3, 2006

S.R. Snodgrass, A.C. 1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

DIMECO, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(In thousands)	2005	2004
Assets
Cash and due from banks	$5,554	$4,139
Interest-bearing deposits in other banks	33	15
Federal funds sold	2,890	978

Total cash and cash equivalents	8,477	5,132
Mortgage loans held for sale (market value of $211 and $112)	211	112
Investment securities available for sale	54,129	55,662
Investment securities held to maturity (market value of $207 and $216)	199	198
Loans (net of unearned income of $734 and $623)	283,562	253,141
Less allowance for loan losses	3,973	3,172

Net loans	279,589	249,969
Premises and equipment	6,022	5,580
Accrued interest receivable	1,380	1,106
Bank-owned life insurance	5,254	5,065
Other assets	2,943	2,897

TOTAL ASSETS	$358,204	$325,721

Liabilities
Deposits:
Noninterest-bearing	$36,619	$30,380
Interest-bearing	258,237	240,162

Total deposits	294,856	270,542
Short-term borrowings	12,954	12,033
Other borrowed funds	16,548	11,349
Accrued interest payable	952	609
Other liabilities	1,634	1,492

TOTAL LIABILITIES	326,944	296,025

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,552,669 and 1,548,994 shares issued	776	774
Capital surplus	4,445	4,377
Retained earnings	27,400	24,496
Accumulated other comprehensive income (loss)	(299)	49
Treasury stock, at cost (30,000 shares)	(1,062)	—

TOTAL STOCKHOLDERS’ EQUITY	31,260	29,696

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$358,204	$325,721

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(In thousands, except per share data)	2005	2004	2003
Interest Income
Interest and fees on loans	$17,150	$13,847	$12,864
Interest-bearing deposits in other banks	37	9	1
Federal funds sold	88	46	30
Investment securities:
Taxable	1,776	1,674	2,131
Exempt from federal income tax	151	232	295

Total interest income	19,202	15,808	15,321

Interest Expense
Deposits	5,383	4,001	4,385
Short-term borrowings	207	129	112
Other borrowed funds	528	282	202

Total interest expense	6,118	4,412	4,699

Net Interest Income	13,084	11,396	10,622
Provision for loan losses	850	1,126	960

Net Interest Income After Provision for Loan Losses	12,234	10,270	9,662

Noninterest Income
Service charges on deposit accounts	1,298	1,250	1,056
Mortgage loans held-for-sale gains, net	288	460	834
Investment securities gains	2	95	13
Brokerage commissions	371	353	146
Earnings on bank-owned life insurance	222	230	154
Other income	620	545	492

Total noninterest income	2,801	2,933	2,695

Noninterest Expense
Salaries and employee benefits	4,520	3,930	3,524
Occupancy expense, net	749	636	595
Furniture and equipment expense	557	489	448
Professional fees	482	447	469
Data processing expense	352	375	290
Other expense	1,838	1,648	1,477

Total noninterest expense	8,498	7,525	6,803

Income before income taxes	6,537	5,678	5,554
Income taxes	2,082	1,772	1,700

NET INCOME	$4,455	$3,906	$3,854

Earnings Per Share:
Basic	$2.89	$2.54	$2.54
Diluted	$2.80	$2.46	$2.45

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share data)	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity	Comprehensive Income
Balance, December 31, 2002	$377	$3,648	$19,908	$624	$(38)	$24,519
Net income			3,854			3,854	$3,854
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $46				(90)		(90)	(90)

Comprehensive income							$3,764

Dividend reinvestment plan	2	209			80	291
Purchase treasury stock					(114)	(114)
Exercise of stock options	3	116	(23)		72	168
100% stock split effected in the form of a stock dividend	381		(381)			—
Cash dividends ($.87 per share)			(1,320)			(1,320)

Balance, December 31, 2003	763	3,973	22,038	534	—	27,308
Net income			3,906			3,906	$3,906
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $250				(485)		(485)	(485)

Comprehensive income							$3,421

Exercise of stock options	11	404				415
Cash dividends ($.94 per share)			(1,448)			(1,448)

Balance, December 31, 2004	774	4,377	24,496	49	—	29,696
Net income			4,455			4,455	$4,455
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $180				(348)		(348)	(348)

Comprehensive income							$4,107

Purchase of treasury stock					(1,062)	(1,062)
Exercise of stock options	2	68				70
Cash dividends ($1.01 per share)			(1,551)			(1,551)

Balance, December 31, 2005	$776	$4,445	$27,400	$(299)	$(1,062)	$31,260

	2005	2004	2003
Components of other comprehensive loss:
Change in net unrealized loss on investment securities available for sale	$(347)	$(422)	$(81)
Realized gains included in net income, net of taxes of $1, $32, and $ 4	(1)	(63)	(9)

Total	$(348)	$(485)	$(90)

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2005	2004	2003
Operating Activities
Net income	$4,455	$3,906	$3,854
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	850	1,126	960
Depreciation and amortization	790	736	576
Amortization of premium and discount on investment securities, net	(714)	(126)	(235)
Amortization of net deferred loan origination fees	(108)	(99)	(88)
Investment securities gains	(2)	(95)	(13)
Origination of loans held for sale	(12,430)	(12,302)	(29,081)
Proceeds from sale of loans	12,619	12,896	30,034
Mortgage loans sold gains, net	(288)	(460)	(834)
Decrease (increase) in accrued interest receivable	(274)	189	(71)
Increase (decrease) in accrued interest payable	343	(69)	(164)
Deferred federal income taxes	(311)	264	6
Increase in cash surrender value	(189)	(204)	(136)
Other, net	335	(236)	16

Net cash provided by operating activities	5,076	5,526	4,824

Investing Activities
Investment securities available for sale:
Proceeds from sales	6	174	33
Proceeds from maturities or paydown	214,833	94,873	165,449
Purchases	(213,118)	(86,868)	(152,840)
Investment securities held to maturity:
Proceeds from maturities or paydown	—	—	230
Redemption of Federal Home Loan Bank stock	1,021	813
Purchase of Federal Home Loan Bank stock	(1,014)	(1,236)	—
Net increase in loans	(30,362)	(34,901)	(32,953)
Purchase of bank-owned life insurance	—	—	(3,000)
Purchase of premises and equipment	(996)	(1,887)	(560)
Proceeds from the sale of other real estate	—	500	33

Net cash used for investing activities	(29,630)	(28,532)	(23,608)

Financing Activities
Net increase in deposits	24,314	8,335	22,848
Increase in short-term borrowings	921	233	2,872
Proceeds from other borrowed funds	5,725	10,600	—
Repayment of other borrowed funds	(526)	(251)	(3,000)
Proceeds from dividend reinvestment plan	—	—	291
Purchase of treasury stock	(1,062)	—	(114)
Proceeds from exercise of stock options	70	415	168
Cash dividends paid	(1,543)	(1,404)	(1,301)

Net cash provided by financing activities	27,899	17,928	21,764

Increase (decrease) in cash and cash equivalents	3,345	(5,078)	2,980
Cash and cash equivalents at beginning of year	5,132	10,210	7,230

Cash and cash equivalents at end of year	$8,477	$5,132	$10,210

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

DIMECO, INC.

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

DIMECO, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank-Owned Life Insurance (BOLI)

The Company purchased life insurance policies on certain key employees. BOLI is recorded at its cash surrender value, or the amount that can be realized upon termination of the policies.

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

DIMECO, INC.

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

	2005	2004	2003
Net income as reported	$4,455	$3,906	$3,854
Less pro forma expense related to options	155	18	38

Pro forma net income	$4,300	$3,888	$3,816

Basic net income per common share:
As reported	$2.89	$2.54	$2.54
Pro forma	$2.79	$2.53	$2.52
Diluted net income per common share:
As reported	$2.80	$2.46	$2.45
Pro forma	$2.70	$2.45	$2.42

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2005, 2004, and 2003, respectively: (1) expected dividend yields of 2.85 percent, 2.44 percent, and 2.53 percent; (2) risk-free interest rates of 4.19 percent, 4.22 percent, and 3.91 percent; (3) expected volatility of 22 percent, 17 percent, and 25 percent; and (4) expected lives of options of 5.0 years, 9.9 years, and 6.6 years.

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

DIMECO, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flows

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold that have original maturities of 90 days or less.

Amounts paid for interest and income taxes are as follows (in thousands):

	Interest Paid	Federal Income Taxes Paid
Year Ended December 31,
2005	$5,775	$2,125
2004	$4,481	$1,527
2003	$4,863	$1,973

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS No. 123R”). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period during which an employee provides service in exchange for the award.

In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on January 1, 2006. Management has determined that unless additional options are granted, there will be no impact on future earnings.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in Management’s Discussion and Analysis (“MD&A”) subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006, and is currently evaluating the impact the adoption of the standard will have on the Company’s financial condition, results of operations, and cash flows.

DIMECO, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods.

Reclassification of Comparative Amounts

Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. The reclassified amounts did not affect net income or stockholders’ equity.

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

	2005	2004	2003
Weighted-average common shares outstanding	1,550,616	1,537,511	1,515,596
Average treasury stock shares	(9,874)	—	(579)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,540,742	1,537,511	1,515,017
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	51,325	48,072	59,578

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,592,067	1,585,583	1,574,595

DIMECO, INC.

NOTE 3 - STOCK DIVIDEND

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

NOTE 4 - INVESTMENT SECURITIES

The amortized costs and estimated market value of investment securities are summarized as follows (in thousands):

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
AVAILABLE FOR SALE
U.S. government agencies	$22,968	$—	$(395)	$22,573
Mortgage-backed securities	1,977	—	(63)	1,914
Obligations of states and political subdivisions:
Taxable	1,697	—	(10)	1,687
Tax-exempt	4,515	34	(11)	4,538
Corporate securities	1,244	—	(73)	1,171
Commercial paper	21,971	—	—	21,971

Total debt securities	54,372	34	(552)	53,854
Equity securities	209	71	(5)	275

Total	$54,581	$105	$(557)	$54,129

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
AVAILABLE FOR SALE
U.S. government agencies	$18,461	$3	$(161)	$18,303
Mortgage-backed securities	93	—	(1)	92
Obligations of states and political subdivisions:
Taxable	1,761	—	(9)	1,752
Tax-exempt	3,408	68	(4)	3,472
Corporate securities	6,192	102	—	6,294
Commercial paper	25,459	—	—	25,459

Total debt securities	55,374	173	(175)	55,372
Equity securities	214	77	(1)	290

Total	$55,588	$250	$(176)	$55,662

DIMECO, INC.

NOTE 4 - INVESTMENT SECURITIES (Continued)

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
HELD TO MATURITY
Obligations of states and political subdivisions - tax-exempt	$199	$8	$—	$207

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
HELD TO MATURITY
Obligations of states and political subdivisions - tax-exempt	$198	$18	$—	$216

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as follows (in thousands):

	2005
	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses
U.S. government agencies	$8,907	$76	$13,666	$319	$22,573	$395
Mortgage-backed securities	1,914	63	—	—	1,914	63
Obligations of states and political subdivisions	1,457	9	390	12	1,847	21
Corporate securities	1,171	73	—	—	1,171	73

Total debt securities	13,449	221	14,056	331	27,505	552
Equity securities	18	5	—	—	18	5

Total	$13,467	$226	$14,056	$331	$27,523	$557

DIMECO, INC.

	2004
	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses
U.S. government agencies	$14,811	$161	$—	$—	$14,811	$161
Mortgage-backed securities	70	1	—	—	70	1
Obligations of states and political subdivisions	401	10	262	3	663	13

Total debt securities	15,282	172	262	3	15,544	175
Equity securities	21	1	—	—	21	1

Total	$15,303	$173	$262	$3	$15,565	$176

The policy of the Company is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 41 positions that are temporarily impaired at December 31, 2005. The aggregate carrying amount of those investments at December 31, 2005, was $27,523. The Company reviews its position quarterly and has asserted that at December 31, 2005, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit changes, or Company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

The amortized cost and estimated market values of debt securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
Due in one year or less	$24,970	$24,959	$199	$207
Due after one year through five years	10,569	10,377	—	—
Due after five years through ten years	7,328	7,151	—	—
Due after ten years	11,505	11,367	—	—

Total debt securities	$54,372	$53,854	$199	$207

Proceeds from sales of investment securities during 2005, 2004, and 2003 were $6, $174, and $33, respectively, and the resulting gross and net gains of $2, $68, and $13 were realized. In 2004, the Company recorded an investment security gain of $27 resulting from a business combination where the Company received a combination of the common stock of the acquirer in a non-monetary exchange and cash proceeds of $73.

DIMECO, INC.

NOTE 4 - INVESTMENT SECURITIES (Continued)

Investment securities with an amortized cost of $50,398 and $45,892 and estimated market value of $49,914 and $45,909 at December 31, 2005 and 2004, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 5 - LOANS

Major classifications of loans are as follows (in thousands):

	2005	2004
Loans secured by real estate:
Construction and development	$3,771	$662
Secured by farmland	1,879	1,786
Secured by 1 - 4 family residential properties:
Revolving, open-end loans secured by 1 - 4 family residential properties	2,535	1,820
All other loans secured by 1 - 4 family residential properties	54,682	53,026
Secured by nonfarm, nonresidential properties	157,076	133,259
Commercial and industrial loans	41,351	41,848
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	876	451
Other installment loans	17,686	17,632
Other loans:
Agricultural loans	863	606
All other loans	3,577	2,674

Total loans	284,296	253,764
Less unearned income	734	623

Loans, net of unearned income	$283,562	$253,141

Real estate loans serviced for others which are not included in the Consolidated Balance Sheet totaled $83,391 and $77,542 at December 31, 2005 and 2004, respectively.

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

	2005	2004
Ninety days or more past due and accruing interest	$279	$293
Nonaccrual	526	261
Impaired loans	—	461

Total nonperforming loans	$805	$1,015

Interest income on loans would have been increased by $12, $5, and $57 during 2005, 2004, and 2003, respectively, if nonaccrual loans had performed in accordance with their original terms.

DIMECO, INC.

NOTE 5 - LOANS (Continued)

The Company had no impaired loans as of December 31, 2005. Impaired loans as of December 31, 2004, were $461 with a related allowance for loan losses of $14. For the years ended December 31, 2005, 2004, and 2003, average impaired loans were $213, $473, and $2,575, respectively. Interest recognized on impaired loans for the years ended December 31, 2005, 2004, and 2003, was $113, $28, and $66, respectively.

Changes in the allowance for loan losses are as follows (in thousands):

	2005	2004	2003
Balance, beginning of year	$3,172	$3,014	$2,818
Provision charged to operations	850	1,126	960
Recoveries credited to allowance	257	150	58
Losses charged to allowance	(306)	(1,118)	(822)

Balance, end of year	$3,973	$3,172	$3,014

In the normal course of business, loans are extended to officers and directors and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2005, is as follows (in thousands):

2004	Additions	Amounts Collected	2005
$7,569	$3,317	$3,170	$7,716

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2005 and 2004, the Company had approximately $57 million and $49 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2005 and 2004, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 6 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows (in thousands):

	2005	2004
Land	$814	$584
Premises and improvements	5,354	4,983
Furniture and equipment	3,267	3,216
Leasehold improvements	1,526	1,421

Total, at cost	10,961	10,204
Less accumulated depreciation	4,939	4,624

Net premises and equipment	$6,022	$5,580

Depreciation and amortization expense was $554, $486, and $463, in 2005, 2004, and 2003, respectively.

DIMECO, INC.

NOTE 7 - DEPOSITS

Deposits are summarized as follows (in thousands):

	2005	2004
Demand - non-interest-bearing	$36,619	$30,380
Demand - interest-bearing	37,251	39,141
Money market	26,464	31,536
Savings	39,563	41,725
Time deposits of $100,000 or more	54,462	40,406
Other time deposits	100,497	87,354

Total	$294,856	$270,542

The following table summarizes the maturity distribution of time deposits (in thousands):

2006	$98,680
2007	15,788
2008	26,325
2009	4,150
2010	10,016

Total	$154,959

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more (in thousands):

2005
Three months or less	$14,497
Four through six months	17,174
Seven through twelve months	8,696
Over twelve months	14,095

Total	$54,462

Interest expense on certificates of deposit of $100,000 or more amounted to $1,434, $946, and $1,081, for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

DIMECO, INC.

NOTE 8 - SHORT-TERM BORROWINGS (Continued)

The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

	2005		2004
	Amount	Rate	Amount	Rate
Balance at year-end	$12,954	2.97%	$12,033	1.22%
Average balance outstanding during the year	$14,855	1.40%	$13,142	0.98%
Maximum amount outstanding at any month-end	$20,204		$16,087

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs of $16,157 and $21,132 and market values of $16,121 and $21,148, respectively, at December 31, 2005 and 2004, were pledged as collateral for the securities sold under agreements to repurchase.

The Bank has the capability to borrow additional funds through its credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank’s investment in FHLB stock. At December 31, 2005, the Bank’s remaining borrowing capacity with the FHLB was approximately $54 million.

NOTE 9 - OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows (in thousands):

Maturity	Rate	2005	2004
June 28, 2006	3.31%	$2,000	$2,000
June 28, 2007	3.78%	2,000	2,000
February 18, 2010	5.91%	1,000	1,000
May 5, 2014	4.52%	1,740	1,906
June 3, 2015	4.04%	1,439	—
August 4, 2015	4.81%	1,461	—
March 11, 2016	3.47%	2,636	2,847
December 9, 2019	4.91%	1,500	—
November 25, 2024	4.87%	1,547	1,596
December 16, 2025	5.17%	1,225	—

Total		$16,548	$11,349

The advance maturing in 2010 is convertible to a variable rate advance on specific dates at the discretion of the FHLB. Should the FHLB convert this advance, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

DIMECO, INC.

NOTE 10 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. A participant may withdraw from the Plan at any time. Stockholders purchased 15,665 shares in 2005 and 12,848 shares in 2004 through the Plan.

NOTE 11 - EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2005, 2004, and 2003, the Board of Directors authorized an additional 4 percent, 4 percent, and 5 percent, respectively, of each eligible employee’s compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2005, 2004, and 2003 to this plan amounted to $207, $199, and $182, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the executive officers of the Bank to provide guaranteed consecutive postretirement payments totaling a predetermined amount over a ten-year period based on a five-year vesting schedule beginning the date of the agreement between the Bank and the executive. Expenses for the years ended December 31, 2005, 2004, and 2003, amounted to $61, $76, and $70, respectively, and are included as a component of salaries and employee benefits.

Stock Option Plan

The Company maintains a stock incentive plan and a stock option plan that provide for granting incentive stock options to key officers and other employees of the Company and Bank, as determined by the Stock Option Committee, and nonqualified stock options to nonemployee directors of the Company. A total of 120,000 and 50,000 shares, respectively, of either authorized and unissued shares or authorized shares issued by and subsequently reacquired by the Company as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the date of shareholder ratification. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted prior to 2005 are primarily vested 33 percent after one year, 33 percent after two years, and 34 percent after three years. In 2005, options were granted with an immediate vesting schedule. The remaining unvested options granted in the previous years were accelerated whereby all options granted since inception are fully vested.

DIMECO, INC.

NOTE 11 - EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

The following table presents share data related to the stock option plans:

	2005	Weighted- Average Exercise Price	2004	Weighted- Average Exercise Price
Outstanding, beginning	99,670	$14.77	121,530	$14.39
Granted	31,996	35.22	1,000	35.00
Exercised	(3,675)	13.05	(22,860)	13.64
Forfeited	—	—	—	—

Outstanding, ending	127,991	$19.93	99,670	$14.77

Exercisable at year-end	127,991	$19.93	92,620	$13.83

The following table summarizes characteristics of stock options outstanding at December 31, 2005:

	Outstanding			Exercisable
Exercise Price	Shares	Average Remaining Life	Average Exercise Price	Shares	Average Exercise Price
$13.00	25,500	4.21	$13.00	25,500	$13.00
$13.25	54,155	4.21	$13.25	54,155	$13.25
$16.50	5,000	4.21	$16.50	5,000	$16.50
$21.30	4,000	4.21	$21.30	4,000	$21.30
$23.00	2,000	4.21	$23.00	2,000	$23.00
$25.75	1,340	4.21	$25.75	1,340	$25.75
$26.50	1,000	4.21	$26.50	1,000	$26.50
$32.55	2,000	7.86	$32.55	2,000	$32.55
$34.00	11,996	9.96	$34.00	11,996	$34.00
$35.00	1,000	8.85	$35.00	1,000	$35.00
$35.95	20,000	9.73	$35.95	20,000	$35.95

	127,991			127,991

NOTE 12 - INCOME TAXES

Federal income tax expense consists of the following (in thousands):

	2005	2004	2003
Currently payable	$2,393	$1,508	$1,694
Deferred taxes	(311)	264	6

Total provision	$2,082	$1,772	$1,700

DIMECO, INC.

NOTE 12 - INCOME TAXES (Continued)

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,093	$804
Deferred compensation	1	3
Salary continuation plan	168	165
Mortgage servicing rights	20	—
Unrealized loss on investment securities	154	—

Total	1,436	972

Deferred tax liabilities:
Premises and equipment	574	574
Deferred loan origination fees, net	171	172
Unrealized gain on nonmonetary exchange	9	9
Unrealized gain on investment securities	—	25

Total	754	780

Net deferred tax assets	$682	$192

No valuation allowance was established at December 31, 2005 and 2004, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows (in thousands):

	2005		2004		2003
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$2,222	34.0%	$1,930	34.0%	$1,888	34.0%
Tax-exempt income	(93)	(1.4)	(100)	(1.8)	(112)	(2.0)
BOLI earnings	(76)	(1.2)	(78)	(1.4)	(52)	(0.9)
Nondeductible interest	8	0.1	6	0.1	8	0.1
Other, net	21	0.3	14	0.3	(32)	(0.6)

Effective income tax and rate	$2,082	31.8%	$1,772	31.2%	$1,700	30.6%

DIMECO, INC.

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

Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

	2005	2004
Commitments to extend credit	$42,481	$31,957
Standby letters of credit	$3,216	$2,012

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

At December 31, 2005, the minimum rental commitments for all noncancelable leases are as follows (in thousands):

2006	$256
2007	229
2008	143
2009	48
2010	44
2011 and thereafter	199

Total	$919

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

DIMECO, INC.

NOTE 14 - REGULATORY RESTRICTIONS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of each of the years ended December 31, 2005 and 2004, the Bank had required reserves of $225, composed of vault cash and a depository amount held directly with the Federal Reserve Bank.

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2005, the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

DIMECO, INC.

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

As of December 31, 2005 and 2004, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company’s actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands):

	2005		2004
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Actual	$35,341	11.57%	$32,784	11.71%
For Capital Adequacy Purposes	$24,438	8.00%	$22,396	8.00%
To Be Well Capitalized	$30,548	10.00%	$27,995	10.00%

Tier I Capital (to Risk-Weighted Assets)
Actual	$31,491	10.31%	$29,577	10.57%
For Capital Adequacy Purposes	$12,219	4.00%	$11,198	4.00%
To Be Well Capitalized	$18,329	6.00%	$16,797	6.00%

Tier I Capital (to Average Assets)
Actual	$31,491	9.16%	$29,577	9.52%
For Capital Adequacy Purposes	$13,756	4.00%	$12,433	4.00%
To Be Well Capitalized	$17,195	5.00%	$15,542	5.00%

DIMECO, INC.

NOTE 16 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$8,477	$8,477	$5,132	$5,132
Mortgage loans held for sale	211	211	112	112
Investment securities:
Available for sale	54,129	54,129	55,662	55,662
Held to maturity	199	207	198	216
Net loans	279,589	281,271	249,969	253,787
Accrued interest receivable	1,380	1,380	1,106	1,106
Regulatory stock	945	945	951	951
Bank-owned life insurance	5,254	5,254	5,065	5,065
Mortgage servicing rights	680	680	700	700
Financial liabilities:
Deposits	$294,856	$293,944	$270,542	$270,551
Short-term borrowings	12,954	12,954	12,033	12,033
Other borrowed funds	16,548	16,388	11,349	11,385
Accrued interest payable	952	952	609	609

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

DIMECO, INC.

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

DIMECO, INC.

NOTE 17 - PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
(In thousands)	2005	2004
Assets
Cash and due from banks	$1,374	$1,294
Investment securities available for sale	275	290
Investment in bank subsidiary	29,484	27,419
Other assets	555	1,115

Total Assets	$31,688	$30,118

Liabilities
Dividends payable	$396	$387
Other liabilities	32	35

Total Liabilities	428	422
Stockholders’ Equity	31,260	29,696

Total Liabilities and Stockholders’ Equity	$31,688	$30,118

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(In thousands)	2005	2004	2003
Dividends from bank subsidiary	$2,100	$2,050	$1,300
Dividends on investment securities	8	9	12
Investment securities gains	2	95	13

Total income	2 ,110	2,154	1,325
Noninterest expense	89	103	91

Net income before undistributed earnings of bank subsidiary and income taxes	2 ,021	2,051	1,234
Undistributed earnings of bank subsidiary	2,405	1,853	2,595
Income tax benefit	(29)	(2)	(25)

Net Income	$4,455	$3,906	$3,854

DIMECO, INC.

NOTE 17 - PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2005	2004	2003
Operating Activities
Net income	$4,455	$3,906	$3,854
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(2,405)	(1,853)	(2,595)
Investment securities gains	(2)	(95)	(13)
Other, net	561	(760)	(140)

Net cash provided by operating activities	2,609	1,198	1,106

Investing Activities
Purchases of investment securities	—	(6)	—
Proceeds from sales of investment securities	6	174	33

Net cash provided by investing activities	6	168	33

Financing Activities
Cash dividends paid	(1,543)	(1,404)	(1,301)
Purchase of treasury stock	(1,062)	—	(114)
Proceeds from exercise of stock options	70	415	168
Proceeds from dividend reinvestment and stock purchase plan	—	—	291

Net cash used for financing activities	(2,535)	(989)	(956)

Increase in cash and cash equivalents	80	377	183
Cash at beginning of year	1,294	917	734

Cash at end of year	$1,374	$1,294	$917

DIMECO, INC.

NOTE 18 - QUARTERLY DATA (Unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands, except per share data):

	Three Months Ended
	March 2005	June 2005	September 2005	December 2005
Total interest income	$4,175	$4,653	$4,971	$5,403
Total interest expense	1,293	1,422	1,564	1,839

Net interest income	2,882	3,231	3,407	3,564
Provision for loan losses	220	173	182	275

Net interest income after provision for loan losses	2,662	3,058	3,225	3,289
Total noninterest income	738	618	711	734
Total noninterest expense	2,041	2,156	2,104	2,197

Income before income taxes	1,359	1,520	1,832	1,826
Income taxes	428	481	588	585

Net income	$931	$1,039	$1,244	$1,241

Per share data:
Net income
Basic	$0.60	$0.67	$0.80	$0.82
Diluted	$0.58	$0.65	$0.78	$0.79
Weighted-average shares outstanding:
Basic	1,549,187	1,549,269	1,548,204	1,522,669
Diluted	1,603,562	1,600,212	1,599,655	1,571,481

DIMECO, INC.

NOTE 18 - QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 2004	June 2004	September 2004	December 2004
Total interest income	$3,732	$3,820	$4,051	$4,205
Total interest expense	1,028	1,053	1,110	1,221

Net interest income	2,704	2,767	2,941	2,984
Provision for loan losses	377	488	261	—

Net interest income after provision for loan losses	2,327	2,279	2,680	2,984
Total noninterest income	716	685	694	838
Total noninterest expense	1,822	1,832	1,871	2,000

Income before income taxes	1,221	1,132	1,503	1,822
Income taxes	371	348	465	588

Net income	$850	$784	$1,038	$1,234

Per share data:
Net income
Basic	$0.56	$0.51	$0.67	$0.80
Diluted	$0.53	$0.49	$0.65	$0.78
Weighted-average shares outstanding:
Basic	1,529,925	1,535,347	1,538,727	1,545,940
Diluted	1,599,794	1,601,086	1,599,004	1,587,911

DIMECO, INC.

NOTES

DIMECO, INC.

Dimeco, Inc. and its subsidiary, The Dime Bank, recognize that an integral component adding to the strength of the Company is the quality of our management team. During 2005, as a result of the hard work, commitment and ability demonstrated by these employees, we announced the following officer promotions:

MARY CAROL CICCO	JAN M. HOADLEY	DEBORAH L. UNFLAT
Community Banking Officer	Community Office Manager	Assistant Vice President

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

PO Box 509

820 Church Street

Honesdale, PA 18431

Phone: 570-253-1970

www.thedimebank.com

INDEPENDENT AUDITORS

S.R. Snodgrass, A.C.

1000 Stonewood Drive, Suite 200

Wexford, PA 15090-8399

Phone: 724-934-0344

www.srsnodgrass.com

TRANSFER AGENT

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Phone: 800-368-5948

email: info@rtco.com

www.rtco.com

For change of name, address, or to replace lost stock certificates, write or call the securities transfer division.

DIVIDEND REINVESTMENT PLAN

The Company offers a plan for stockholders to automatically reinvest their dividends in shares of common stock. There are no brokerage commissions or fees imposed. For more information contact the transfer agent.

ANNUAL MEETING

Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at 2:00 pm on Thursday April 27, 2006, at The Dime Bank Operations Center, 120 Sunrise Avenue, Honesdale, PA.

Management urges all shareholders to vote their proxies and thus participate in the decisions that will be made at this meeting.

FIRMS KNOWN TO HANDLE DIMECO, INC. STOCK TRANSACTIONS

Ferris, Baker Watts, Inc.*

100 Light Street

Baltimore, MD 21202

Phone: 410-468-2749 or 877-840-0012

RBC Dain Rauscher

2101 Oregon Pike, PO Box 4548

Lancaster, PA 17604-4548

Phone: 717-519-5940 or 866-604-1471

Ryan, Beck & Company*

7111 Fairway Drive, Suite 301

Palm Beach Gardens, FL 33418

Phone: 800-793-7226

Legg Mason Wood Walker, Inc.

330 Montage Mountain Road, Suite 201

Scranton, PA 18507-1762

Phone: 570-346-9300 or 800-346-4346

Boenning & Scattergood, Inc.*

Four Tower Bridge

200 Barr Harbor Drive, Suite 300

West Conshohocken, PA 19428-2979

Phone: 610-862-5360 or 800-842-8928

*	Denotes Market Makers

The Dime Bank Executive Officers Maureen Beilman, Gary Beilman, Jill George, Peter Bochnovich

The Dime Bank Officers

Front row – left to right:

Jerry Theobald, Deb Unflat, Ruth Daniels, Tom Didato,

Cindy Theobald, Mary Carol Cicco, Janette Davis

Back row – left to right:

Joe Adams, Nancy Lavenduski, Jan Hoadley, Melanie

Seagraves, Eileen Ertel, Linda Tallman, Cheryl Smith

Not pictured: Frank Redington

DIMECO, INC. OFFICERS

WILLIAM E. SCHWARZ

Chairman of the Board

JOHN S. KIESENDAHL

Vice Chairman of the Board

GARY C. BEILMAN

President and Chief Executive Officer

MAUREEN H. BEILMAN

Chief Financial Officer,

Treasurer and Assistant Secretary

PETER BOCHNOVICH

Vice President and Assistant Secretary

JOHN F. SPALL

Secretary

THE DIME BANK OFFICERS

WILLIAM E. SCHWARZ

Chairman of the Board

JOHN S. KIESENDAHL

Vice Chairman of the Board

GARY C. BEILMAN

President and Chief Executive Officer

MAUREEN H. BEILMAN

Chief Financial Officer and Treasurer

PETER BOCHNOVICH

Vice President and Assistant Secretary

L. JILL GEORGE

Vice President

JOSEPH W. ADAMS

Vice President

RUTH E. DANIELS

Vice President

JANETTE M. DAVIS

Vice President

THOMAS M. DIDATO

Vice President

FRANK R. REDINGTON

Vice President

CHERYL A. SMITH

Vice President

JEROME D. THEOBALD

Vice President

DEBORAH L. UNFLAT

Assistant Vice President

MARY CAROL CICCO

Community Banking Officer

EILEEN K. ERTEL

Commercial Deposit Officer

JAN M. HOADLEY

Community Office Manager

NANCY M. LAVENDUSKI

Loan Officer

MELANIE F. SEAGRAVES

Community Office Manager

LINDA S. TALLMAN

Secretary

CYNTHIA D. THEOBALD

Bank Security Officer

TDB INSURANCE SERVICES LLC. OFFICERS

GARY C. BEILMAN

President

PETER BOCHNOVICH

Secretary

MAUREEN H. BEILMAN

Treasurer

JOSEPH PIZZO

Vice President

THE DIME BANK AND DIMECO, INC. BOARD OF DIRECTORS

WILLIAM E. SCHWARZ

President, Edw. J. Schwarz, Inc.

GARY C. BEILMAN

President and Chief Executive Officer,

Dimeco, Inc. and The Dime Bank

ROBERT E. GENIRS

Retired Chief Administrative Officer,

Lehman Brothers

BARBARA J. GENZLINGER

Secretary and Treasurer, The Settlers Inn, Ltd.

President, Sayre Mansion, LLC

JOHN S. KIESENDAHL

President and Chief Executive Officer,

Woodloch Pines, Inc.

THOMAS A. PEIFER

Retired Superintendent,

Wallenpaupack Area School District

HENRY M. SKIER

President, A.M. Skier Agency, Inc.

JOHN F. SPALL

Attorney-at-Law

GERALD J. WENIGER

Director Emeritus

www.thedimebank.com

DIMECO, INC. 2005 ANNUAL REPORT

STOCK LISTING: OTC Bulletin Board

DIMC - cusip number 25432W104

HONESDALE OFFICE

P.O. Box 509

820 Church Street

Honesdale, PA 18431

Phone: 570-253-1970

email: honesdale@thedimebank.com

GREENTOWN OFFICE

P.O. Box 946

1586 Route 507

Greentown, PA 18426

Phone: 570-676-8390

email: greentown@thedimebank.com

HAWLEY OFFICE

P.O. Box 290

309 Main Avenue

Hawley, PA 18428

Phone: 570-226-3506

email: hawley@thedimebank.com

DAMASCUS OFFICE

P.O. Box 190

1679 Cochecton Turnpike

Damascus, PA 18415

Phone: 570-224-6300

email: damascus@thedimebank.com

DINGMANS FERRY OFFICE

1824 Route 739

Dingmans Ferry, PA 18328

Phone: 570-828-1200

email: dingmansferry@thedimebank.com

OPERATIONS CENTER

P.O. Box 509

120 Sunrise Avenue

Honesdale, PA 18431

Phone: 570-253-1970

email: operations@thedimebank.com