Form 10-K, Exhibit 13
period 2006-12-31
DIMECO INC
filed 2007-03-22
CIK 898037

Exhibit 13

drives you

What drives us drives you.

We all care about profits, about the

community, about partnership and

about building trust. No matter how

you look at it, when it comes to

success, we’re in it together.

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

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share data)	2006		2005		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$24,646		$19,202		28.4%
Interest expense	$9,478		$6,118		54.9%
Net interest income	$15,168		$13,084		15.9%
Net income	$5,585		$4,455		25.4%

Shareholders' Value (per share)
Earnings—basic	$3.67		$2.89		27.0%
Earnings—diluted	$3.55		$2.80		26.8%
Dividends—year to date	$1.07		$1.01		5.9%
Book value	$23.17		$20.53		12.9%
Market value	$41.75		$33.75		23.7%
Market value/book value ratio	180.2%		164.4%		9.6%
Price/earnings multiple	11.4	X	11.7	X	(2.6)%
Dividend yield	2.56%		2.99%		(14.4)%

Financial Ratios
Return on average assets	1.50%		1.30%		15.4%
Return on average equity	16.80%		14.53%		15.6%
Shareholders’ equity/asset ratio	8.76%		8.73%		.3%
Dividend payout ratio	29.16%		34.95%		(16.6)%
Nonperforming assets/total assets	.18%		.22%		(18.2)%
Allowance for loan loss as a % of loans	1.46%		1.40%		4.3%
Net charge-offs/average loans	.10%		.02%		400.0%
Allowance for loan loss/nonaccrual loans	1,049.1%		755.3%		38.9%
Allowance for loan loss/non-performing loans	624.2%		493.5%		26.5%
Risk-based capital	11.6%		11.6%		—

Financial Position at December 31,
Assets	$403,577		$358,204		12.7%
Loans	$305,291		$283,562		7.7%
Deposits	$338,117		$294,856		14.7%
Stockholders’ equity	$35,337		$31,260		13.0%

Dear Shareholder,

Having just celebrated our 100th anniversary last year, I can’t envision a better way to begin our second century as a financial institution than with the performance that was achieved in 2006! What a year it was for Dimeco, Inc. Your company posted the most significant gains in its existence.

positioning

When we position ourselves in the right place at the right time... we can see outstanding results!

Deposits, probably the most competitively sought category in banking in 2006, grew by $43 million, an increase of over 14% from the previous year. All of our five community banking offices contributed to these deposit gathering efforts. Total loans outstanding also posted new highs as this asset class reached $305 million, a growth of more than 7% above 2005. Throughout the entire year, loan originations were being made to assist families and businesses grow and prosper. These areas of activity combined to achieve yet another record high as Dimeco surpassed the $400 million mark in total assets. This overall growth was an impressive increase of more than 12% over the previous year.

The gains in deposits, loans, and total assets were all significant. Yet, even more impressive was the utilization of these funds. During 2006, our interest spread was carefully monitored and managed, and posted handsome results, when many other financial institutions struggled with this important income source. These efforts, together with service fee and investment income, coupled with a strong cost containment strategy, allowed us to attain outstanding results. For 2006, the results of operations produced net income which was more than $5.5 million, an increase of over 25% from the year before. These performance figures are more fully evidenced in our return on average assets of 1.50% and the return on average equity of 16.80%, both of which should elevate us to the level of high performer in our peer group.

These accomplishments are certainly exciting. For you our shareholders, it is equally robust. A direct result of the aforementioned performance can be seen in stockholders’ equity, which increased $4 million, an uptick of 13% over the previous year. Dividends on your investment not only increased almost 6% during the year, but more importantly, your Board of Directors increased the dividend in the fourth quarter by 11.5%. In addition to all of that, the marketplace responded favorably as the per share market value of your Dimeco stock rose well over 23% to end the year at $41.75 per share.

Annual Reports are the perfect venue to recognize each of the groups that contributed so significantly to the successes of the past year. First, accolades must be given to our directors, officers, and staff. Each and every day this collective group carries out our mission of enhancing shareholder value. This dedication is demonstrated by every one of our more than 130 individuals, and can most prominently be seen in the loyal tenure of many. During 2006, William E. Schwarz, our Chairman of the Board, celebrated 35 years of leadership and service. His steadfast, common sense approach is consistently directed toward long term goals. Correspondingly, staff who celebrated 15 or more years of dedication to the institution included Jean Birmelin, Nancy Lavenduski, Linda Tallman, Stacey Williams, and Donna Young. These individuals, and the commitment they demonstrate, are

DIMECO, INC.

the models by which Dimeco’s entire workforce is guided. During the year there were officer recognitions as well. Amy Burke and Tom Onions were both granted officer status as the Community Office Managers of our Dingmans Ferry and Hawley offices, respectively. Additionally, our Board elevated Pete Bochnovich to the rank of Senior Vice President. These three promotions were well deserved and are representative of the quality staff we employ.

Our customer base deserves our praise also. This group – individuals, families, businesses, organizations, non-profits, municipalities, and governments – are the lifeblood by which we grow and prosper. At the end of 2006, Dimeco was serving over 10,500 personal households and more than 2,700 businesses. Although this group is diverse in terms of financial needs and wants, it demonstrates a commonality of satisfaction in, and benefit from, conducting business with the company and continually deepening that relationship.

drives us

Shareholders obviously deserve our compliments. In the most basic business definition, it is our shareholders who provide the means for Dimeco’s very existence. This is the group to whom our staff dedicates its efforts, and for whom we strive to be the best. We extend our sincere thanks for your investment, loyalty, and confidence, and we urge you to continue recommending us to others for all banking, trust, and investment needs.

There is a strong synergy among all of the groups that comprise this company. Shareholders, customers, staff, and the community at large, are dependent on each other for success. This year’s theme highlights this very premise: “What drives us – Drives you” and alternatively, “What drives you – Drives us”!

As we go forward, our immediate attention will be to look “inside the box”. We want to continue the performance trend lines of which we are so proud. We want to have the best products and services, and the best processes in place to deliver both, as we embark on our goals to take the company to the next level.

In closing, please accept our sincere appreciation for your continued confidence and support. As always, we welcome your comments.

Gary C. Beilman

President and Chief Executive Officer

DIMECO, INC.

drives us Our direction & commitment to a common goal make progress inevitable.

In 2006, we created and deepened many partnerships with local businesses assisting them to start an operation, expand or make capital improvements. These partnerships add value so that organizations continue to grow and prosper. Listening to customer needs and working with them to develop the products and services that will help them, fosters an interdependency. Many customer groups from individuals to various business entities rely on us for support. Through The Dime Bank, we gather deposits to fund the progress of our communities and promote economic development.

One aspect which we feel is important in our partnerships is technology. Our systems are state-of-the-art and are ready to expand to the next level of technological progress. This has a two-fold benefit. We bring fast, convenient and efficient financial services to our customers as an incentive for them to maintain and expand their relationship with us. Technology also saves time and expense in our operations departments thereby enhancing our bottom line.

DIMECO, INC.

It's nice to know that your company puts things in perspective – especially the things that are most important to all of us. drives us

We care about the growth and welfare of the communities we serve. Playing a part in the development of a thriving economy, a safe and clean environment and first-class cultural and recreational activities is important to us. We believe that by assisting to build a stronger community, we build a better bank. Investment in all of these areas makes our communities a great place to work and live, starting with the education of our youth and continuing across all generations.

In 2006, our financial donations helped many non-profit, local associations such as Wayne Memorial Hospital, Wayne County Library and fire companies as well as national organizations such as American Cancer Society, American Red Cross and United Way. Additionally, we gave to many local school events, civic fundraisers and community endeavors to assist in promoting awareness of their cause. Our philanthropy goes beyond that of financial assistance. The directors, officers and staff of Dimeco collectively give thousands of hours of personal time to these and countless other worthy organizations.

DIMECO, INC.

Always moving forward to reach our goals– that is important to our investors and employees. drives us

We have ambitious goals for the next year. Reaching them is all about positioning, partnership and perspective, but it is also about perseverance. We’re prepared to roll up our sleeves, put in the hard work to achieve these goals and prosper through increasing core deposits as well as maintaining a high quality loan portfolio.

In 2007, our business model will focus on the commercial banking segment, concentrating our efforts in finding opportunities to assist small businesses and increasing community awareness of The Dime Bank as a total financial services partner. Our goal is to bring outstanding service to ensure that the business of our customers is handled in the most efficient, professional and accurate manner, while maintaining adherence to all applicable rules and regulations. We look forward to bringing the greatest rewards to shareholders, customers, community and staff.

Pictured below is Joseph W. Adams, Vice President, Investments and Financial Services named 2006 Representative of the Year, for his perseverance in achieving the highest professional standards for financial advisors.

DIMECO, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2006 and 2005. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. The Bank formed and owns 100% of a limited liability company, TDB Insurance Services, LLC, offering title insurance services. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities, fees on services performed and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings along with salary and benefits for employees. The Bank operates five full service branches in Honesdale, Hawley, Damascus, Greentown and Dingmans Ferry, Pennsylvania, two off-site automatic teller machines, one each in Wayne and Pike County, Pennsylvania and an operations center in Wayne County, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 96 full time employees and 29 part time employees at December 31, 2006.

FORWARD-LOOKING STATEMENT

The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes,” “anticipates,” “contemplates,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Deferred Tax Assets

The Company uses an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Our deferred tax assets are described further in Note 11 of the “Notes to Consolidated Financial Statements.”

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

STATEMENT OF CONDITION

Total assets at December 31, 2006 were $403,577, representing an increase of $45,373 or 12.7% over the previous year end. The largest portion of this growth appeared in the loan and investment portfolios along with higher balances of cash and cash equivalents during the year.

Cash and cash equivalents increased $10,494 or 123.8% from December 31, 2005 to December 31, 2006. Balances of interest-bearing deposits in other banks and in federal funds sold both increased due to temporary cash requirements that fluctuate with changes in deposits and loan demand. Maturities of customers’ large certificates of deposit early in January 2007, historical customer withdrawal trends in the first quarter of each year, seasonal increases in customer deposits at year end and large loan commitments which were expected to close in January 2007 were all factors in maintaining greater balances of cash and cash equivalents at December 31, 2006.

Investment securities available for sale increased $13,137 or 24.3% at December 31, 2006 from balances one year earlier. Although loan demand continued to be favorable in 2006, deposit growth surpassed loan demand enabling management to increase our investment in securities. Investments in U.S. government agency bonds declined $6,732 during 2006 with the primary change due to calls of $4,000 and maturities of $3,000. Rates offered for similar bonds at the time of the calls did not fit our investment strategy. Investments in commercial paper increased $12,803 during 2006 as short term interest rates were typically the highest rates offered and allowed us to be in a position to extend maturities or reinvest dollars as the yield curve changes. In addition, we have invested to a lesser degree in mortgage-backed securities, tax-free municipal bonds and other corporate securities when we saw opportunities to improve the portfolio in adherence to our investment policy. We continue to have solid loan demand and will invest in quality loans as they emerge, which requires investment portfolio liquidity.

Loans of $305,291 at December 31, 2006 represented an increase of $21,729 or 7.7% from balances at December 31, 2005. Loans secured by commercial real estate experienced the greatest gains, increasing $13,834 or 8.8% with balances of $170,910 as of December 31, 2006. This gain included commercial mortgages to real estate developers of $5,929 along with an increase of $2,588 in mortgages to finance restaurants. The remaining growth in this segment of the loan portfolio represents loans to businesses in a variety of other segments. Total balances of conventional residential mortgage loans increased $9,506 or 17.4% during 2006 due to the retention of several large balance adjustable rate mortgages originated during the year along with experiencing great success with a closed-end home equity promotion. The housing market in the areas we serve was slower in 2006 as evidenced by a decline of 25% in conventional residential mortgages originated in 2006 as compared to 2005. The average mortgage balance financed in 2006 increased by 43.4% over the loans originated in 2005 due to origination of those large balance adjustable rate mortgages. It is our policy to sell the majority of residential loan originations in the secondary market to Freddie Mac. Revolving home equity loans increased $1,683 or 66.4% during the year due to continued marketing efforts to promote a restructured home equity line of credit product which allows access through various means including internet, checks

DIMECO, INC.

and a home equity line of credit card. Continued competition from nontraditional financing sources, scheduled repayments and early pay-offs caused installment loans to decrease by $1,719 or 10.1% during the year.

Deposits increased $43,261 or 14.7% as of December 31, 2006 as compared to a year earlier. Contributing to this growth was $10,973 of new deposits in the Dingmans Ferry office, which opened in December 2004.

Noninterest-bearing balances declined $2,447 or 6.7% from December 31, 2005 to December 31, 2006. In 2005, as part of our marketing efforts to increase total deposits, we employed an outside consultant to assist in a plan to garner new customers while enhancing current customer relationships. Management examined all transaction accounts, eliminated several types and moved certain balances from noninterest-bearing to interest-bearing status. The plan included reallocation of our product line followed by the launch of a marketing program to acquire new customers. This conversion, which occurred in the first quarter of 2006, resulted in the transfer of two thousand accounts from noninterest-bearing accounts to interest-bearing. We have seen positive results during the year as evidenced by higher cross-sell ratios and significant new deposits. We believe that this conversion should result in greater customer loyalty and long-term profitability.

Interest-bearing deposits increased $45,708 or 17.7% from December 31, 2005 to December 31, 2006. Time deposits continued the trend from the previous year with growth of $40,579 or 26.2% during the year. The Bank maintained very competitive interest rates in 2006 to attempt to retain customer deposits in very aggressive local markets. Savings deposits declined $5,970 or 15.1% during 2006 with customers choosing to move funds from savings accounts to higher yielding certificates of deposit and money market accounts. Total money market account balances increased $8,812 or 33.3%. During the first quarter of 2006, we increased the number of interest rate tiers and added a premium rate tier for the largest balances in our money market product in an effort to maintain current deposit relationships and attract new funds to this type of account.

Other borrowed funds declined $2,785 or 16.8% from December 31, 2005 to December 31, 2006. This category represents long-term borrowing from the Federal Home Loan Bank of Pittsburgh (“FHLB”). In June, a $2,000 borrowing matured and was repaid. The remaining decline is the result of scheduled principal reductions.

CAPITAL RESOURCES

Stockholders’ Equity of $35,337 at December 31, 2006 represented an increase of $4,077 or 13.0% from the previous year end. Net income of $5,585 was the primary source of this increase, representing earnings of $3.67 per share and a return on average equity of 16.8%. Dividends of $1,630 in total, or $1.07 per share, were returned to shareholders in the form of cash dividends. The Company utilized the 2004 Stock Repurchase Plan to purchase 13,000 shares of treasury stock during 2006, using $480 of equity. Although we have not yet used these purchases, when stock options are exercised these purchases will mitigate the dilutive effect of both book value and earnings per share which could be caused by the exercise of these outstanding stock options. Market value appreciation of investments available for sale resulted in a benefit of $264, net of taxes, to accumulated other comprehensive income.

The Company’s capital position at December 31, 2006 as it relates to regulatory guidelines is presented below:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements
Leverage Ratio	9.48%	5.00%	4.00%
Tier I Capital Ratio	10.33%	6.00%	4.00%
Total Capital Ratio	11.59%	10.00%	8.00%

DIMECO, INC.

LIQUIDITY

Liquidity within the Company is viewed mainly through an analysis of the Consolidated Statement of Cash Flows which is included in the audited financial statements. Companies in the financial service industry are dependent on their ability to maintain proper levels of short and long-term liquidity. The key is to maintain appropriate levels of liquidity to allow for customers’ cash needs from both a lending and deposit perspective, to maintain sufficient cash for operating expenses and to have amounts available to take advantage of earning opportunities as they arise.

Dimeco, Inc. defines cash and cash equivalents as cash on hand and in banks along with overnight investments in federal funds sold. Balances of these accounts totaled $18,971 or 4.7% of total assets at December 31, 2006. Operating activities generated $5,844 of cash and financing activities added $38,501 while investing activities used $33,851.

Both short-term and long-term liquidity are generated through principal and interest payments on loans, increases in borrowed funds and deposits, sales and maturities of investment securities, sales of residential loans in the secondary market and from operating income. Uses of liquidity include originations of loans both for addition to our portfolio and for sales in the secondary market, capital projects, operating expenses and payment of dividends. The deposit base, through our ability to maintain current deposits and garner new funds, has historically been the primary source of liquidity for the Company. It continues to be the main source of funds, but has been augmented by the Bank’s ability to borrow from the FHLB. The Bank has an available credit line of $78,372. This line is generally viewed as a long-term source of liquidity, but is also used regularly in lower dollar amounts to borrow overnight funds as needed.

Management believes that the Company has sufficient liquidity to meet both its short and long-term needs. We understand that liquidity may be adversely affected by many factors including unexpected deposit outflows, aggressive competitive pricing by other financial intermediaries and other cash requirements. We are aware of our dependence on customers’ deposits to sustain our liquidity levels. We believe that people are becoming more comfortable investing in capital markets and insurance products, but through enhanced marketing efforts, deposit pricing and opportunities in new market areas, we think that we will be able to maintain the majority of current deposits and gain new deposits. We have been able to add to our product line through our investment department where we offer the ability for investment in capital markets and insurance products, representing our ability to be the total financial resource for customers. Each area of the institution cross sells the abilities of the other departments; therefore, we feel that the Company can maintain customer relationships and be positioned to acquire deposits as investment cycles change.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is inherent in the financial services industry, encompassing the risk of loss associated with adverse changes in market interest rates and prices. As an organization, we have placed the management of this risk in the Asset/Liability Committee (“ALCO”). This committee is comprised of senior officers, vice presidents representing each product offering and information technology along with the assistant vice president of marketing. The committee follows guidelines enumerated in the ALCO policy which was developed to achieve earnings consistent with established goals while maintaining acceptable levels of interest rate risk, adequate levels of liquidity and adherence to regulatory mandates. The committee reports to the Board of Directors on at least a quarterly basis.

Asset market risk is most prevalent in the investment portfolio and to a lesser degree, in mortgage loans held for sale. As interest rates are increasing, it becomes more important that the Company consider the market risk of investments available for sale, particularly if the need to liquidate these assets would be imminent. Investment in long-term securities at current rates may provide a lower return if the need arises to sell for liquidity in the future. Management has maintained a portfolio which includes investments in short maturity commercial paper and U.S. government agencies that contain interest rate step-ups over the life of the investment. Although all investments are held in the available for sale category, management anticipates holding all investments to maturity and has historically not had the need to sell for liquidity needs. Market risk inherent in loans held for sale has been mitigated by controlling the length of time between origination and sale of these loans. The balance of loans in this category is generally less than $1 million.

DIMECO, INC.

To address credit risk, both the loan portfolio and the investment portfolio have stringent guidelines as to the credit quality of acceptable investments.

Liability market risk is associated with the adverse affects of our pricing strategies compared to competitors’ pricing strategies. The markets in which we have offices are located in areas where other financial institutions also operate branches. If there is not enough flexibility in our pricing models to quickly move interest rates of both loans and deposits, we may lose accounts to other financial intermediaries. The ALCO is cognizant of the ability of interest rates to adversely affect assets, liabilities, capital and interest income and expense. In particular, two analytical tools are used to ascertain our ability to manage this market risk. The first is the Statement of Interest Sensitivity Gap. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame in which funds can be reinvested or repriced. The second report is the Analysis of Sensitivity to Changes in Market Interest Rates which is used to determine the affect on income of various shifts in the interest rate environment. In both reports, there are inherent assumptions that must be used. Management is aware that these assumptions affect the results and cannot be absolutely accurate and include an estimate of the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity and the reference that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the balance sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase borrowings at the FHLB will affect the results of the analysis. In spite of these limitations, these analyses are good tools to assist in the management of the Company. Similar versions of these same reports are used by all financial institutions. Both measurements are as of December 31, 2006.

DIMECO, INC.

STATEMENT OF INTEREST SENSITIVITY GAP

	90 days or less	>90 days but < 1 year	1 - 5 years	>5 years	Total
Assets:
Interest-bearing deposits in other banks and federal funds sold	$12,287	$—	$—	$—	$12,287
Mortgage loans held for sale	—	—	—	—	—
Investment securities available for sale (4) (6)	40,061	14,653	3,161	10,305	68,180
Loans (1) (5)	80,624	108,897	57,054	58,937	305,512

Rate sensitive assets	$132,972	$123,550	$60,215	$69,242	$385,979

Liabilities:
Interest-bearing deposits:
Interest-bearing demand (2)	$3,163	$9,884	$26,491	$—	$39,538
Money market (3)	5,997	17,638	11,641	—	35,276
Savings (2)	2,688	8,398	22,507	—	33,593
Time deposits	39,872	105,929	49,737	—	195,538
Short-term borrowings	12,705	—	—	—	12,705
Other borrowings	—	2,000	1,000	10,763	13,763

Rate sensitive liabilities	$64,425	$143,849	$111,376	$10,763	$330,413

Interest sensitivity gap	$68,547	$(20,299)	$(51,161)	$58,479	$55,566
Cumulative gap	$68,547	$48,248	$(2,913)	$55,566
Cumulative gap to total assets	16.98%	11.96%	(.72)%	13.77%

(1)

Loans are included in the earlier period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

(2)	Interest-bearing demand deposits and savings are segmented based on the percentage of decay method. The decay rates used include 8% “90 days or less,” 25% “ >90 days but <1 year” and 67% “1-5 years.”
(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used include 17% “90 days or less,” 50% “>90 days but < 1 year” and 33% “1-5 years.”
(4)	Includes Federal Home Loan Bank and Atlantic Central Bankers Bank stock which is included in Other Assets on the Consolidated Financial Statements.
(5)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.
(6)

Investments are included in the earlier period in which interest rates are next scheduled to adjust or in which they are due. Included are U.S. Government Agency step-up bonds characterized by having tiered interest rates over their life. Due to this feature these securities have been reallocated from their matuity date to their next step-up date. The specific impact of this policy by timeframe is as follows: “90 days or less” increased $1,995, “>90 days but < 1 year” increased $13,845, “1-5 years” decreased $9,913 and “>5 years” decreased $5,927.

This report shows the Company to be in an asset sensitive position of $68,547 in less than or equal to three months, meaning that there are more assets which will reprice in this period than liabilities. Traditionally management focuses attention to the net gap of the balance sheet in the second time frame, assets which mature in less than or equal to one year. Our statement shows that the Company remains asset sensitive in this cumulative time frame, with $48,248 of net assets repricing. The loan portfolio is the main asset category responsible for the higher level of asset sensitivity for the one year period. Commercial loans have historically been written with a variable interest rate and commercial real estate loans are typically fixed in rate for up to three years after which the interest rate will float with changes to the prime rate. During 2006, short-term interest rates increased four times for a total of 1.0%. Being in an asset sensitive position was ideal for this scenario, increasing our net interest income. Management is aware that if interest rates start declining, being asset sensitive may not be ideal and is working to decrease the asset sensitivity of the balance sheet. The most conservative position is perfectly balanced in any time frame.

DIMECO, INC.

The following table presents the Company’s potential sensitivity in net interest income, net income and equity value at risk, or the potential of adverse change in the economic value of equity (“EVE”) with rates up or down 100 and 200 basis points. EVE is the present value of assets minus the present value of liabilities at a point in time.

ANALYSIS OF SENSITIVITY TO CHANGES IN MARKET INTEREST RATES

	100 basis points				200 basis points
	Up		Down		Up		Down
	Amount	%	Amount	%	Amount	%	Amount	%
Net interest income	$532	3.29%	$(450)	(2.78)%	$1,002	6.20%	$(935)	(5.78)%
Net income	$368	6.13%	$(314)	(5.23)%	$695	11.58%	$(651)	(10.84)%
EVE	$(1,280)	(2.83)%	$1,201	2.65%	$(3,334)	(7.36)%	$1,946	4.30%

The greatest risk to the Company from an income perspective is an immediate decline in market interest rates of 200 basis points. Although possible, management does not believe that interest rates will immediately decline 200 basis points. In the EVE measurement, an increase of 200 basis points would affect the Company by a decline in equity of $3,334 or 7.36%. Although these analyses reflect the possibility of negative effects when interest rates change, all of these measurements are within internal acceptable limits. Management believes that we have the ability to affect the changes in income and equity by taking actions which are not factored in this analysis.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio. It is the largest subjective measurement in the financial statements. The balance is derived as losses are charged against the allowance while recoveries are credited to it with charges to provision expense providing the amount necessary to maintain the appropriate balance per our analysis. As of December 31, 2006, the Company’s allowance totaled $4,469 which represented 1.46% of the loan portfolio at that date and 1.53% of the average loans outstanding during 2006.

As noted, the allowance is established through a provision for loan losses which is charged to operations. The provision is based on management’s periodic evaluation of the adequacy of the allowance for loan losses, taking into consideration the overall risk characteristics of the portfolio, our specific loan loss experience, current and projected economic conditions, industry loan experience and other relevant factors. The estimates, including the amounts and timing of future cash flows relating to impaired loans, used to determine the adequacy of the allowance are particularly susceptible to significant change. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance and a qualitative allowance. The specific allowance is determined by measuring impairment based upon the practices outlined in Statement of Financial Accounting Standards (“FAS”) No. 114, Accounting by Creditors for Impairment of a Loan and by FAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. This standard prescribes methods to measure impairment and income recognition as well as documenting disclosure requirements. The formula allowance is calculated using two separate methods. First, we apply factors to outstanding loans by type and risk weighting, excluding those loans for which a specific allowance has been determined. These loss factors are determined by management using historical loss information, current economic factors, portfolio concentration analysis, current delinquency ratios and the experience level of the loan officers in conjunction with evaluations of specific loans during the loan review process. The second formula evaluates selected loans on an individual basis and allocates specific amounts to the allowance based on our internal risk assessment. The qualitative portion of the allowance is determined based upon management’s evaluation of a number of factors including: national and local economic business conditions, collateral values within the portfolio, credit quality trends and management’s evaluation of our particular loan portfolio as a whole.

The Company employs an experienced outside professional loan review agency to perform the loan review function. In order to test the majority of the asset category, a review of commercial loan relationships which approximate 66% of the portfolio is performed. This review is based upon current financial information of the customer, an analysis of loan concentrations, financial ratio comparisons, adherence to payment schedule, regulatory evaluations and peer comparisons. Management evaluates all other loans utilizing similar guidelines. After careful evaluation of all factors, a risk rate is assigned and an amount is calculated for each category of reviewed loans. Groups of smaller dollar loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

DIMECO, INC.

SUMMARY OF LOAN LOSS EXPERIENCE

	2006	2005	2004	2003	2002
Balance January 1,	$3,973	$3,172	$3,014	$2,818	$2,373
Charge-offs:
Commercial	37	106	32	69	100
Real estate	181	—	860	558	48
Installment	153	200	226	195	151

Total charge-offs	371	306	1,118	822	299

Recoveries:
Commercial	5	46	4	4	6
Real estate	6	141	89	2	23
Installment	71	70	57	52	40

Total recoveries	82	257	150	58	69

Net charge-offs	289	49	968	764	230

Additions charged to operations	785	850	1,126	960	675

Balance December 31,	$4,469	$3,973	$3,172	$3,014	$2,818

Ratio of net charge-offs during the period to average loans outstanding during the period	.10%	.02%	.41%	.37%	.13%

Allowance for loan loss as a % of average loans outstanding	1.53%	1.47%	1.34%	1.47%	1.63%

CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth contractual obligations of the Company which represent required and potential cash outflows as of December 31, 2006. Further discussion of the nature of each obligation is included in the referenced note to the financial statements:

	Payments Due In
	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$142,579	$—	$—	$—	$142,579
Time deposits	6	$145,801	$32,052	$17,685	$—	$195,538
Short-term borrowings	7	$12,705	$—	$—	$—	$12,705
Other borrowed funds	8	$2,000	$—	$1,000	$10,763	$13,763
Supplemental retirement plan	10	$50	$100	$100	$2,150	$2,400
Operating leases	12	$257	$229	$97	$171	$754

DIMECO, INC.

The following table details the amounts and expected maturities of significant commitments as of December 31, 2006. Further discussion of these commitments is included in Note 12 to the financial statements:

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Commitments to extend credit:
Commercial	$25,628	$4,989	$—	$167	$30,784
Residential real estate	$4,211	$343	$—	$5	$4,559
Revolving home equity	$55	$237	$319	$3,948	$4,559
Other	$7,698	$24	$—	$—	$7,722
Standby letters of credit	$3,423	$—	$—	$—	$3,423

RESULTS OF OPERATIONS

2006 Compared to 2005

The year ended December 31, 2006 provided net income of $5,585, recognizing an increase of $1,130 or 25.4% over the previous year end. The majority of the increase in net income is attributable to greater net interest income for the year with efficiency in other cost categories contributing to the growth.

Net Interest Income

Net interest income is the amount that interest earned on assets exceeds interest paid on deposits and borrowings. In 2006, this amount increased $2,084 or 15.9% more than was realized in 2005. The following discussion regarding net interest income should be read in conjunction with the schedule Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income.

Interest and fees on loans increased $4,451 or 26.0% over the previous year with interest rate increases being the greatest contribution to this change. Although the average loan portfolio grew by $21,008 or 7.8% over balances at the end of 2005, the average interest rate received on the portfolio increased from 6.33% to 7.40% over the time frame. With over 70% of the loan portfolio invested in variable rate loans, the Company, through its bank subsidiary, recognized greater income while the prime interest rate increased 1.0% during 2006. Commercial real estate loans have been granted with the rate of interest fixed for up to three years, converting to an adjustable rate that is tied to the prime interest rate for the remainder of the loan term. Many of these loans reached the conversion to adjustable rate during 2006, thereby increasing the rates received since prime interest rates have increased substantially over the past three years, in some cases by up to 4.0%. Management has made rate adjustments in some cases in order to maintain relationships with customers ensuring that the rate adjustment remains within current market rates for similar new loan offerings.

Interest earned on taxable investment securities increased $715 or 40.3% from 2005 to 2006. Growth of $3,176 in the average balance of the portfolio contributed to the greater results, but the main reason for higher income is attributable to an increase of 1.16% in the average rate earned on the portfolio in 2006 as compared to 2005, accounting for $598 of the increase. Management has primarily invested in short-term commercial paper rather than extend maturities in the current interest rate environment. Short-term rates offer the ability to reinvest in longer term securities when the interest rate yield curve becomes more traditional while earning a similar or higher rate of interest to those investments. We believe that our primary source of interest income will continue to be generated from loans and have made investments in securities that will support this philosophy by maintaining liquidity. Although a portion of the investment portfolio is invested in longer-term securities, we are willing to wait until the yield curve offers incentives to extend the maturity of more of the portfolio.

DIMECO, INC.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY;

INTEREST RATES AND INTEREST DIFFERENTIAL

	2006			2005			2004
	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Total loans (1)(4)	$291,823	$21,601	7.40%	$270,815	$17,150	6.33%	$237,089	$13,847	5.84%
Investment securities:
Taxable (5)	51,525	2,491	4.83%	48,349	1,776	3.67%	48,344	1,674	3.46%
Exempt from federal income tax (2)	5,444	338	6.20%	3,682	229	6.22%	5,422	352	6.50%
Interest-bearing deposits	962	48	4.99%	1,235	37	3.00%	610	9	1.48%
Federal funds sold	5,570	283	5.08%	3,007	88	2.93%	3,196	46	1.44%

Total interest-earning assets/interest income	355,324	24,761	6.97%	327,088	19,280	5.89%	294,661	15,928	5.41%

Cash and due from banks	5,824			5,810			5,608
Premises and equipment, net	5,840			6,129			4,639
Other assets, less allowance for loan losses	5,269			4,876			6,320

Total Assets	$372,257			$343,903			$311,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings	$36,795	$265.72%		$41,969	$294.70%		$42,516	$248.58%
Interest-bearing checking	69,728	1,215	1.74%	67,973	727	1.07%	64,304	520.81%
Time deposits	166,680	6,967	4.18%	138,379	4,362	3.15%	124,913	3,233	2.59%
Short-term borrowings	15,734	371	2.36%	14,856	207	1.39%	13,142	129.98%
Other borrowed funds	15,119	660	4.37%	12,724	528	4.15%	6,873	282	4.10%

Total interest-bearing liabilities/interest expense	304,056	9,478	3.12%	275,901	6,118	2.22%	251,748	4,412	1.75%

Noninterest-bearing deposits	32,242			35,298			29,264
Other liabilities	2,712			2,036			1,749

Total Liabilities	339,010			313,235			282,761

Stockholders’ Equity	33,247			30,668			28,467

Total Liabilities and Stockholders’ Equity	$372,257			$343,903			$311,228

Net interest income/interest spread		$15,283	3.85%		$13,162	3.67%		$11,516	3.66%

Margin Analysis:
Interest income/earning assets		$24,761	6.97%		$19,280	5.89%		$15,928	5.41%
Interest expense/earning assets		9,478	2.67%		6,118	1.87%		4,412	1.50%

Net interest income/earning assets		$15,283	4.30%		$13,162	4.02%		$11,516	3.91%

Ratio of average interest-earning to assets average interest-bearing liabilities			116.86%			118.55%			117.05%

(1)	Nonaccrual loans are not included.
(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.
(3)	Average balances are calculated using daily balances.
(4)	Interest on loans includes fee income.
(5)	Includes equity investments in FHLB and ACBB.

Certain amounts for prior years have been reclassified in order to conform to current presentation.

DIMECO, INC.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2006 Compared to 2005			2005 Compared to 2004
	Total	Caused by		Total	Caused by
	Variance	Rate(1)	Volume	Variance	Rate(1)	Volume
Interest income:
Loans (gross)	$4,451	$3,121	$1,330	$3,303	$1,333	$1,970
Investment securities:
Taxable	715	598	117	102	102	—
Exempt from federal income tax (2)	109	(1)	110	(123)	(10)	(113)
Interest-bearing deposits	11	20	(9)	28	19	9
Federal funds sold	195	120	75	42	45	(3)

Total interest-earning assets	5,481	3,858	1,623	3,352	1,489	1,863

Interest expense:
Savings	(29)	6	(35)	46	49	(3)
Interest-bearing checking	488	469	19	207	177	30
Time deposits	2,605	1,713	892	1,129	780	349
Short-term borrowings	164	152	12	78	61	17
Other borrowings	132	33	99	246	6	240

Total interest-bearing liabilities	3,360	2,373	987	1,706	1,073	633

Net change in net interest income	$2,121	$1,485	$636	$1,646	$416	$1,230

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.
(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.

Interest expense increased $3,360 or 54.9% in 2006 as compared to 2005. Although the transfer of many accounts from noninterest-bearing to interest-bearing did increase the expense, volume accounted for only $19 of the $488 in greater expense in 2006. The remaining growth was primarily attributable to the average interest rate paid for money market deposits which increased by 1.45% to 3.19% in 2006. We added an additional, higher interest rate tier to the product in order to compete with other money market providers in the financial services industry for large balance deposits. The primary cause of increased interest expense in 2006 was attributable to the rate of interest paid for certificates of deposit. The average rate paid for these deposits increased by 1.03% over the period to not only keep pace with short-term market rate increases but to keep pace with local competitors’ rate offerings. Each of the markets we serve has multiple financial institutions included, each of which experience pressure to increase their deposit base. This pressure has grown more so now than in recent years as customers are more confident investing in the stock market or in insurance products, adding more competition than from banks alone. While average time deposits increased $28,301 in 2006, only $892 of the interest expense increase was attributable to these higher balances and $1,713 was due to higher interest rates paid.

Provision for Loan Losses

The provision for loan losses declined $65 or 7.6% in 2006 as compared to 2005. Although the decline in expense is not a significant dollar amount, many factors contribute to the expense recorded each year. Loans charged off were $371 in 2006 with recoveries of previously charged off loans amounting to $82. The loan portfolio grew by 7.7% or $21,729 in 2006. After careful analysis of many factors, management determines the appropriate balance for the allowance for loan losses and funds the difference in the allowance account through provision expense. After expensing $785 in 2006, the allowance as a percentage of loans was 1.46% and represented the amount which we believe to be adequate to address possible future losses. Management has succeeded in maintaining a low delinquency average in recent years, with only .71% of the loan portfolio past due 30 days or more at December 31, 2006.

Noninterest Income

Noninterest income increased $355 or 12.7% in 2006 as compared to 2005. The primary source of this increase was related to service charge income of $1,495, showing growth of $197 or 15.2% over the previous year. The main source of service charge income is derived from charges associated with our overdraft protection product which pays overdrafts on checking accounts up to predetermined amounts when needed. The customer pays a flat fee for the privilege of using

DIMECO, INC.

this service and their checks are not returned unpaid to the payee. The bank increased the number of checking accounts eligible for this service by 852 during 2006, enabling more customers to use this product along with increasing the fee per transaction by five dollars.

Gains on mortgage loans held for sale declined in 2006 with the number of mortgages sold in the secondary market remaining flat while the gain recognized on each sale declined from levels seen in previous years. The residential mortgage interest rate environment was more favorable in 2005 for recognizing gains on these sales than they were in 2006.

Brokerage commissions increased $105 or 28.3% in 2006 over the $371 earned in 2005 to account for $476 of earnings in 2006. Our investments department recognized substantial activity in the fourth quarter of 2006 with the culmination of several large transactions. After a long introductory period in this business sector and much learning on management’s part, we believe that this area of our business is now in place to continue to grow each year. Our customers are becoming more aware that we can meet or exceed their investment needs and the frontline staff has received extensive training to recognize and refer potential candidates for these products to investment representatives.

Other income encompasses many other smaller sources of revenue that is not related to interest income and accounted for $773 in 2006, an increase of $153 or 24.7% more than in 2005. The largest of these income sources was an increase of $80 in relation to the recovery of market value declines recorded in 2005 on the value of the mortgage servicing rights asset. In addition, fees earned in relation to our debit card portfolio increased $62 or 40.3% to $214 in 2006 with greater penetration of our checking accounts in 2006. We eliminated an annual fee and charged no transaction fee for use of the card while granting incentives to our staff for cross selling this product. With more cards used by our customers we have realized greater fee income from issuing companies. Trust service income grew by $32 or 267.1% with the Bank terminating use of an outside agent to administer the program in 2006 along with additional assets under management. Offsetting these gains in income recognition during 2006 was income relating to the merchant card processing. This activity declined $42 due to challenges associated with the third party administrator for the program. This problem has been addressed and management believes that the program will regain the momentum begun in 2005.

Noninterest Expense

Expenses incurred in relation to salaries and employee benefits increased $752 or 16.6% from 2005 to 2006. Actual payroll expense increased $395 or 11.9% as a result of the net effect of adding one additional full time equivalent employee, along with annual salary adjustments during the year. Employees are paid an incentive based upon goals that are set at the beginning of each year. The incentive rate is based on return on average equity. Due to the successful accomplishment of these goals in 2006, incentives for the year 2006 were $155 or 65.1% greater than in 2005. Employee benefits increased $123 or 16.4% due to higher premiums paid for health insurance along with higher employer payroll taxes based on greater payroll expense. Contributions to the Bank’s 401(k) retirement plan were $78 greater because more employees were eligible for the benefit in addition to the Board of Directors adding an extra 1% toward the discretionary profit sharing segment for 2006 due to the Company’s favorable return this year.

All other categories of noninterest expense showed variations from the previous year, none of which were significant dollar amounts.

2005 Compared to 2004

Net income for the year ended December 31, 2005 was $4,455, representing an increase of $549 or 14.1% greater than the fiscal year ended December 31, 2004.

Net Interest Income

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

DIMECO, INC.

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

Interest expense increased $1,706 or 38.7% in 2005 over amounts paid in 2004. The majority of the added expense was due to rising interest rates paid for deposits, but also had increases attributable to deposit growth. Savings and interest-bearing checking deposits remained fairly stable during the year while the average interest paid on savings increased 12 basis points and checking 26 basis points. These account types are not as sensitive to rates as other deposits and management did not feel it necessary to offer higher interest rates at this time. Special interest rates were offered during all of 2005 for time deposits, increasing the average balances by $13,466 during 2005. Interest paid for time deposits averaged a rate of 3.15% during the year, greater by 56 basis points than those offered in 2004. Due to short term market rates rising by 200 basis points, management believed that offering higher rates was essential to maintaining deposits. Each pricing decision is made with consideration to interest rates offered for other funding sources. As a community bank, we believe that it is appropriate to develop relationships with our customers and when similar results can be accomplished by offering special rates on deposit products or accessing other sources, we generally will use the deposit route to procure funds. Short-term borrowings are mainly related to sweep accounts offered to select commercial customers. The average rate paid on these borrowings escalated to 1.39% in 2005, representing 42 basis points more than in 2004. These customers are more sensitive to interest rate; therefore, management was more aggressive in pricing these funds. We expect to see these rates fluctuate at similar times, but in smaller increments than short-term market rates. Other borrowed funds increased on average by $5,851 or 85.1% due to FHLB borrowings made in order to facilitate offering fixed, long term interest rates to customers. The average rate of these borrowings was similar to those of 2004 with long term interest rates remaining fairly flat during the year even though short term interest rates increased as discussed above. Management believes that using this source of funding assures long term relationships with quality commercial customers.

Provision for Loan Losses

The provision for loan losses declined $276 or 24.5% in 2005 as compared to 2004. During 2004 the Bank experienced an unusual charge-off of $732 which did not recur in 2005. Rather, the level of collections of previously charged-off loans increased to $257 during 2005 which, combined with charge-offs of $306 for the year, assisted with the decline in provision expense for the year. The delinquency ratio at each quarter continued to remain at low levels, ending the year at .49% of loans. Although the loan portfolio grew by $30,421 or 12.0%, management continues to review the adequacy of the allowance for loan losses on a quarterly basis and believes that the expense recorded for 2005 presented an adequate balance in the allowance at year end.

Noninterest Income

The greatest source of noninterest income for the Company continues to be derived from service charges on deposit accounts. The balance of $1,298 for 2005 represented an increase of $48 or 3.9% over the previous year. During that time, checking account balances increased $4,349 or 6.3%. While it is usual to expect that this income category would fluctuate somewhat in line with the liability component, management believes that customers are less apt to use the overdraft protection feature of their accounts than in the past. They have increased utilization of electronic and telephone banking products to more accurately track their checking balances and make appropriate balance transfers, eliminating the need for as much overdraft protection. Improving economic conditions have also contributed to less utilization of the overdraft protection product. Gains on mortgage loans held-for-sale declined $172 or 37.4% from income recognized in 2004. Although the general level of loans originated and sold in the secondary market in 2005 is comparable to that of 2004, the opportunity to recognize gains on the sales is not as evident due to a fairly level interest rate scenario in 2005. The opportunity for gain on the sale of loans is greatest when interest rates are declining slowly and management is able to sell loans as rates decline, as experienced in 2004. The opportunity to recognize investment security gains in 2004 was not matched in 2005. Included in the increase of $75 or 13.8% in the category of other

DIMECO, INC.

income were many unrelated categories of income. The most significant of these are as follows: 1) fees earned in relation to administering the merchant credit card processing program increased $79 or 114.7% with the allocation of a full time employee to the program; 2) income earned in relation to the Bank’s title insurance subsidiary, TDB Insurances Services, LLC increased $46 or 96.2% in 2005 and 3) a decline in market value of $75 relating to the mortgage servicing rights was recorded in the second quarter of 2005 with an increase of $15 recorded in the fourth quarter of 2005, netting to a market value loss of $60 for the year.

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

MARKET PRICES OF STOCK/DIVIDENDS DECLARED

The Company’s stock is listed on the OTC Bulletin Board under the symbol “DIMC.” The book value per share at December 31, 2006 was $23.17 and represented an increase of 12.9% over the 2005 book value of $20.53. There were approximately 750 shareholders of record at December 31, 2006. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock and dividends declared for the calendar quarters indicated, based upon information obtained from published sources:

MARKET PRICES OF STOCK / DIVIDENDS DECLARED

	2006			2005
	High	Low	Dividend Declared	High	Low	Dividend Declared
First Quarter	$34.50	$33.25	$.26	$39.50	$34.75	$.25
Second Quarter	$37.00	$33.81	$.26	$36.85	$34.00	$.25
Third Quarter	$37.00	$35.80	$.26	$36.00	$33.50	$.25
Fourth Quarter	$43.00	$37.00	$.29	$35.75	$33.75	$.26

DIMECO, INC.

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

Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total return on stocks included in The Nasdaq Stock Market index and (b) the cumulative total return on stocks included in the Nasdaq Bank index, as prepared for Nasdaq by the Center for Research in Securities Prices (“CRSP”) at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on December 31, 2001 and the reinvestment of dividends paid. The graph provides comparison at December 31, 2002 and each fiscal year through December 31, 2006.

Historical Total Return Values

Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Dimeco, Inc.	100.0	119.1	250.4	199.6	197.7	251.8

Nasdaq Stock Market (US Companies)	100.0	69.1	103.4	112.5	114.9	126.2

Nasdaq Bank Index	100.0	102.4	131.7	150.7	147.2	165.2

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

DIMECO, INC.

SUMMARY OF SELECTED FINANCIAL DATA

	2006	2005	2004	2003	2002
Summary of operations
Interest income	$24,646	$19,202	$15,808	$15,321	$15,468
Interest expense	$9,478	$6,118	$4,412	$4,699	$5,618
Net interest income	$15,168	$13,084	$11,396	$10,622	$9,850
Provision for loan losses	$785	$850	$1,126	$960	$675
Net interest income after provision for loan losses	$14,383	$12,234	$10,270	$9,662	$9,175
Other income	$3,156	$2,801	$2,933	$2,695	$1,719
Other expenses	$9,341	$8,498	$7,525	$6,803	$5,974
Income before income taxes	$8,198	$6,537	$5,678	$5,554	$4,920
Income taxes	$2,613	$2,082	$1,772	$1,700	$1,549

Net income	$5,585	$4,455	$3,906	$3,854	$3,371

Per common share
Earnings—basic*	$3.67	$2.89	$2.54	$2.54	$2.24
Earnings—diluted*	$3.55	$2.80	$2.46	$2.45	$2.19
Cash dividends*	$1.07	$1.01	$0.94	$0.87	$0.82
Book value*	$23.17	$20.53	$19.17	$17.89	$16.25
Shares outstanding at year end	1,525,024	1,522,669	1,548,994	1,526,134	753,600

Balance sheet data—end of year
Total assets	$403,577	$358,204	$325,721	$304,304	$280,952
Loans, net of unearned	$305,291	$283,562	$253,141	$219,609	$187,361
Loans held for sale	$—	$211	$112	$654	$1,195
Investment securities:
Available for sale	$67,266	$54,129	$55,662	$64,357	$78,880
Held to maturity	$—	$199	$198	$197	$426
Deposits	$338,117	$294,856	$270,542	$262,207	$239,359
Stockholders’ equity	$35,337	$31,260	$29,696	$27,308	$24,519

Performance
Return on average assets	1.50%	1.30%	1.26%	1.34%	1.30%
Return on average equity	16.80%	14.53%	13.72%	14.79%	14.49%
Dividend payout ratio	29.16%	34.95%	37.01%	35.51%	36.30%
Average equity to average assets ratio	8.93%	8.92%	9.15%	9.06%	8.96%

*	Years before 2003 adjusted to reflect 100% stock split effected in the form of a dividend on 12/1/03.

DIMECO, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dimeco, Inc.

We have audited the consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.
Wexford, Pennsylvania
March 1, 2007

S.R. Snodgrass, A.C. 2100 Corporate Drive, Suite 400 Wexford, PA 15090-7647    Phone: 724-934-0344    Facsimile: 724-934-0345

DIMECO, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(In thousands)	2006	2005
Assets
Cash and due from banks	$6,684	$5,554
Interest-bearing deposits in other banks	2,287	33
Federal funds sold	10,000	2,890

Total cash and cash equivalents	18,971	8,477

Mortgage loans held for sale	—	211
Investment securities available for sale	67,266	54,129
Investment securities held to maturity (fair value of $ 207)	—	199

Loans (net of unearned income of $777 and $ 734)	305,291	283,562
Less allowance for loan losses	4,469	3,973

Net loans	300,822	279,589

Premises and equipment	5,731	6,022
Accrued interest receivable	1,798	1,380
Bank-owned life insurance	5,892	5,254
Other assets	3,097	2,943

TOTAL ASSETS	$403,577	$358,204

Liabilities
Deposits:
Noninterest-bearing	$34,172	$36,619
Interest-bearing	303,945	258,237

Total deposits	338,117	294,856

Short-term borrowings	12,705	12,954
Other borrowed funds	13,763	16,548
Accrued interest payable	1,428	952
Other liabilities	2,227	1,634

TOTAL LIABILITIES	368,240	326,944

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,568,024 and 1,552,669 shares issued	784	776
Capital surplus	4,775	4,445
Retained earnings	31,355	27,400
Accumulated other comprehensive loss	(35)	(299)
Treasury stock, at cost (43,000 and 30,000 shares)	(1,542)	(1,062)

TOTAL STOCKHOLDERS’ EQUITY	35,337	31,260

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$403,577	$358,204

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004
Interest Income
Interest and fees on loans	$21,601	$17,150	$13,847
Interest-bearing deposits in other banks	48	37	9
Federal funds sold	283	88	46
Investment securities:
Taxable	2,491	1,776	1,674
Exempt from federal income tax	223	151	232

Total interest income	24,646	19,202	15,808

Interest Expense
Deposits	8,447	5,383	4,001
Short-term borrowings	371	207	129
Other borrowed funds	660	528	282

Total interest expense	9,478	6,118	4,412

Net Interest Income	15,168	13,084	11,396

Provision for loan losses	785	850	1,126

Net Interest Income After Provision for Loan Losses	14,383	12,234	10,270

Noninterest Income
Service charges on deposit accounts	1,495	1,298	1,250
Mortgage loans held-for-sale gains, net	182	288	460
Investment securities gains	—	2	95
Brokerage commissions	476	371	353
Earnings on bank-owned life insurance	230	222	230
Other income	773	620	545

Total noninterest income	3,156	2,801	2,933

Noninterest Expense
Salaries and employee benefits	5,272	4,520	3,930
Occupancy expense, net	786	749	636
Furniture and equipment expense	512	557	489
Professional fees	496	482	447
Data processing expense	391	352	375
Other expense	1,884	1,838	1,648

Total noninterest expense	9,341	8,498	7,525

Income before income taxes	8,198	6,537	5,678
Income taxes	2,613	2,082	1,772

NET INCOME	$5,585	$4,455	$3,906

Earnings Per Share:
Basic	$3.67	$2.89	$2.54
Diluted	$3.55	$2.80	$2.46

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share data)	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity	Comprehensive Income
Balance, December 31, 2003	$763	$3,973	$22,038	$534	$ — $	27,308

Net income			3,906			3,906	$3,906
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $ 250				(485)		(485)	(485)

Comprehensive income							$3,421

Exercise of stock options	11	404				415
Cash dividends ($.94 per share)			(1,448)			(1,448)

Balance, December 31, 2004	774	4,377	24,496	49	—	29,696

Net income			4,455			4,455	$4,455
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $ 180				(348)		(348)	(348)

Comprehensive income							$4,107

Purchase of treasury stock					(1,062)	(1,062)
Exercise of stock options	2	68				70
Cash dividends ($1.01 per share)			(1,551)			(1,551)

Balance, December 31, 2005	776	4,445	27,400	(299)	(1,062)	31,260

Net income			5,585			5,585	$5,585
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of reclassification adjustment, net of tax expense of $135				264		264	264

Comprehensive income							$5,849

Purchase of treasury stock					(480)	(480)
Exercise of stock options	8	330				338
Cash dividends ($1.07 per share)			(1,630)			(1,630)

Balance, December 31, 2006	$784	$4,775	$31,355	$(35)	$(1,542)	$35,337

				2006	2005	2004
Components of other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale				$264	$(347)	$(422)
Realized gains included in net income, net of taxes of $0, $1, and $ 32				—	(1)	(63)

Total				$264	$(348)	$(485)

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004
Operating Activities
Net income	$5,585	$4,455	$3,906
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	785	850	1,126
Depreciation and amortization	743	790	736
Amortization of premium and discount on investment securities, net	(1,235)	(714)	(126)
Amortization of net deferred loan origination fees	(133)	(108)	(99)
Investment securities gains	—	(2)	(95)
Origination of loans held for sale	(6,917)	(12,430)	(12,302)
Proceeds from sale of loans	7,310	12,619	12,896
Mortgage loans sold gains, net	(182)	(288)	(460)
Decrease (increase) in accrued interest receivable	(418)	(274)	189
Increase (decrease) in accrued interest payable	476	343	(69)
Deferred federal income taxes	(235)	(311)	264
Earnings on bank-owned life insurance	(230)	(189)	(204)
Other, net	295	335	(236)

Net cash provided by operating activities	5,844	5,076	5,526

Investing Activities
Investment securities available for sale:
Proceeds from sales	—	6	174
Proceeds from maturities or paydown	252,970	214,833	94,873
Purchases	(264,474)	(213,118)	(86,868)
Investment securities held to maturity:
Proceeds from maturities or paydown	200	—	—
Redemption of Federal Home Loan Bank stock	671	1,021	813
Purchase of Federal Home Loan Bank stock	(641)	(1,014)	(1,236)
Net increase in loans	(21,885)	(30,362)	(34,901)
Purchase of bank-owned life insurance	(442)	—	—
Purchase of premises and equipment	(250)	(996)	(1,887)
Proceeds from the sale of other real estate	—	—	500

Net cash used for investing activities	(33,851)	(29,630)	(28,532)

Financing Activities
Net increase in deposits	43,261	24,314	8,335
Increase (decrease) in short-term borrowings	(249)	921	233
Proceeds from other borrowed funds	1,225	5,725	10,600
Repayment of other borrowed funds	(4,010)	(526)	(251)
Purchase of treasury stock	(480)	(1,062)	—
Proceeds from exercise of stock options	338	70	415
Cash dividends paid	(1,584)	(1,543)	(1,404)

Net cash provided by financing activities	38,501	27,899	17,928

Increase (decrease) in cash and cash equivalents	10,494	3,345	(5,078)

Cash and cash equivalents at beginning of year	8,477	5,132	10,210

Cash and cash equivalents at end of year	$18,971	$8,477	$5,132

The accompanying notes are an integral part of these consolidated financial statements.

DIMECO, INC.

DIMECO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

DIMECO, INC.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

DIMECO, INC.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank-Owned Life Insurance (BOLI)

The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the consolidated statements of financial condition, and any increases in cash surrender value are recorded as noninterest income on the consolidated statement of income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as noninterest income.

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

Stock Options

In December 2004, the FASB issued FAS No. 123R, Share-Based Payment, which revised FAS 123, Accounting for Stock-Based Compensation, and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. FAS 123R requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as employee compensation expense over the requisite service period. The Company adopted FAS 123R on January 1, 2006 and applied the modified prospective transition method. Under this transition method, the Company (1) did not restate any prior periods and (2) are recognizing compensation expense for all share-based payment awards that were outstanding, but not yet vested, as of January 1, 2006, based upon the same estimated grant-date fair values and service periods used to prepare the FAS 123 pro-forma disclosures.

Prior to adopting FAS 123R, the Company accounted for shared-based payment awards using the intrinsic value method of APB 25 and related interpretations. Under APB 25, the Company did not record compensation expense for employee share options, unless the awards were modified, because the share options were granted with exercise prices equal to or greater than the fair value of our stock on the date of grant. The following table illustrates the effect on reported net income and earnings per share applicable to common shareholders for the years ended December 31, 2005 and 2004, had we accounted for share-based compensation plans using the fair value method of FAS 123:

DIMECO, INC.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options (Continued)

	2005	2004
Net income as reported	$4,455	$3,906
Less pro forma expense related to options	155	18

Pro forma net income	$4,300	$3,888

Basic net income per common share:
As reported	$2.89	$2.54
Pro forma	$2.79	$2.53
Diluted net income per common share:
As reported	$2.80	$2.46
Pro forma	$2.70	$2.45

For 2006, the Company did not recognize any compensation expense as all outstanding options were vested at January 1, 2006.

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. The fair value of each stock option granted was estimated using the following weighted-average assumptions:

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2005, and 2004, respectively: (1) expected dividend yields of 2.85 percent, and 2.44 percent; (2) risk-free interest rates of 4.19 percent, and 4.22 percent; (3) expected volatility of 22 percent, and 17 percent; and (4) expected lives of options of 5.0 years, and 9.9 years.

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

DIMECO, INC.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flows

The Company has defined cash and cash equivalents as cash and due from banks, interest-bearing deposits in other banks, and federal funds sold that have original maturities of 90 days or less.

Amounts paid for interest and income taxes are as follows (in thousands):

	Interest Paid	Federal Income Taxes Paid
Year Ended December 31,
2006	$9,002	$2,759
2005	$5,775	$2,125
2004	$4,481	$1,527

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This Interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

DIMECO, INC.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5(“EITF 06-5”), Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

Reclassification of Comparative Amounts

Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. The reclassified amounts did not affect net income or stockholders’ equity.

NOTE 2—EARNINGS PER SHARE

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	2006	2005	2004
Weighted-average common shares outstanding	1,558,553	1,550,616	1,537,511

Average treasury stock shares	(34,770)	(9,874)	—

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,523,783	1,540,742	1,537,511

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	49,992	51,325	48,072

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,573,775	1,592,067	1,585,583

DIMECO, INC.

NOTE 3—INVESTMENT SECURITIES

The amortized costs and fair value of investment securities are summarized as follows (in thousands):

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AVAILABLE FOR SALE
U.S. government agencies	$15,987	$—	$(146)	$15,841
Mortgage-backed securities	4,547	14	(56)	4,505
Obligations of states and political subdivisions:
Taxable	1,692	—	(1)	1,691
Tax-exempt	7,308	37	(10)	7,335
Corporate securities	2,745	1	(4)	2,742
Commercial paper	34,774	—	—	34,774

Total debt securities	67,053	52	(217)	66,888

Equity securities	266	116	(4)	378

Total	$67,319	$168	$(221)	$67,266

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AVAILABLE FOR SALE
U.S. government agencies	$22,968	$—	$(395)	$22,573
Mortgage-backed securities	1,977	—	(63)	1,914
Obligations of states and political subdivisions:
Taxable	1,697	—	(10)	1,687
Tax-exempt	4,515	34	(11)	4,538
Corporate securities	1,244	—	(73)	1,171
Commercial paper	21,971	—	—	21,971

Total debt securities	54,372	34	(552)	53,854

Equity securities	209	71	(5)	275

Total	$54,581	$105	$(557)	$54,129

DIMECO, INC.

NOTE 3—INVESTMENT SECURITIES (Continued)

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
HELD TO MATURITY
Obligations of states and political subdivisions—tax-exempt	$199	$8	$—	$207

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, (in thousands):

	2006
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agencies	$—	$—	$15,841	$146	$15,841	$146
Mortgage-backed securities	—	—	1,790	56	1,790	56
Obligations of states and political subdivisions	828	3	1,841	8	2,669	11
Corporate securities	—	—	741	4	741	4

Total debt securities	828	3	20,213	214	21,041	217
Equity securities	10	2	20	2	30	4

Total	$838	$5	$20,233	$216	$21,071	$221

	2005
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agencies	$8,907	$76	$13,666	$319	$22,573	$395
Mortgage-backed securities	1,914	63	—	—	1,914	63
Obligations of states and political subdivisions	1,457	9	390	12	1,847	21
Corporate securities	1,171	73	—	—	1,171	73

Total debt securities	13,449	221	14,056	331	27,505	552

Equity securities	18	5	—	—	18	5

Total	$13,467	$226	$14,056	$331	$27,523	$557

DIMECO, INC.

NOTE 3—INVESTMENT SECURITIES (Continued)

The policy of the Company is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 36 positions that are temporarily impaired at December 31, 2006. The aggregate carrying amount of those investments at December 31, 2006, was $21,071. The Company reviews its position quarterly and has asserted that at December 31, 2006, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

The amortized cost and fair values of debt securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$36,374	$36,372
Due after one year through five years	12,015	11,937
Due after five years through ten years	6,077	6,022
Due after ten years	12,587	12,557

Total debt securities	$67,053	$66,888

Proceeds from sales of investment securities during 2005 and 2004 were $6 and $174, respectively, and the resulting gross and net gains of $2 and $68 were realized. Additionally, in 2004, the Company recorded an investment security gain of $27 resulting from a business combination where the Company received a combination of the common stock of the acquirer in a non-monetary exchange and cash proceeds of $73. There were no sales of investment securities during 2006.

Investment securities with amortized costs of $56,506 and $50,398 and fair value of $56,342 and $49,914 at December 31, 2006 and 2005, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

DIMECO, INC.

NOTE 4—LOANS

Major classifications of loans are as follows (in thousands):

	2006	2005
Loans secured by real estate:
Construction and development	$3,733	$3,771
Secured by farmland	1,775	1,879
Secured by 1—4 family residential properties:
Revolving, open-end loans secured by 1—4 family residential properties	4,218	2,535
All other loans secured by 1—4 family residential properties	64,188	54,682
Secured by nonfarm, nonresidential properties	170,910	157,076
Commercial and industrial loans	38,502	41,289
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	958	876
Other installment loans	15,300	17,019
Other loans:
Agricultural loans	1,132	858
All other loans	4,575	3,577

Loans, net of unearned income	$305,291	$283,562

Real estate loans serviced for others which are not included in the Consolidated Balance Sheet totaled $83,337 and $83,391 at December 31, 2006 and 2005, respectively.

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

	2006	2005
Ninety days or more past due and accruing interest	$290	$279
Nonaccrual	426	526
Impaired loans	—	—

Total nonperforming loans	$716	$805

Interest income on loans would have been increased by $38, $12, and $5 during 2006, 2005, and 2004, respectively, if nonaccrual loans had performed in accordance with their original terms.

The Company had no impaired loans as of December 31, 2006 and 2005. Impaired loans as of December 31, 2004 were $461 with a related allowance for loan losses of $14. For the years ended December 31, 2005 and 2004, average impaired loans were $213 and $473, respectively. Interest recognized on impaired loans for the years ended December 31, 2005 and 2004, was $113 and $28, respectively. There were no impaired loans at any time during 2006.

DIMECO, INC.

NOTE 4—LOANS (Continued)

Changes in the allowance for loan losses are as follows (in thousands):

	2006	2005	2004
Balance, beginning of year	$3,973	$3,172	$3,014
Provision charged to operations	785	850	1,126
Recoveries credited to allowance	82	257	150
Losses charged to allowance	(371)	(306)	(1,118)

Balance, end of year	$4,469	$3,973	$3,172

In the normal course of business, loans are extended to officers and directors and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $120,000 for the year ended December 31, 2006, is as follows (in thousands):

2005	Additions	Amounts Collected	2006
$ 7,716	$3,818	$3,316	$8,218

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2006 and 2005, the Company had approximately $61 million and $57 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2006 and 2005, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 5—PREMISES AND EQUIPMENT

A summary by asset classification is as follows (in thousands):

	2006	2005
Land	$1,184	$1,093
Premises and improvements	5,106	5,075
Furniture and equipment	3,321	3,267
Leasehold improvements	1,530	1,526

Total, at cost	11,141	10,961
Less accumulated depreciation	5,410	4,939

Net premises and equipment	$5,731	$6,022

Depreciation and amortization expense was $541, $554, and $486, in 2006, 2005, and 2004, respectively.

DIMECO, INC.

NOTE 6—DEPOSITS

Deposits are summarized as follows (in thousands):

	2006	2005
Demand—noninterest-bearing	$34,172	$36,619
Demand—interest-bearing	39,538	37,251
Money market	35,276	26,464
Savings	33,593	39,563
Time deposits of $100,000 or more	71,063	54,462
Other time deposits	124,475	100,497

Total	$338,117	$294,856

The following table summarizes the maturity distribution of time deposits (in thousands):

2007	$145,801
2008	27,627
2009	4,425
2010	9,718
2011	7,967

Total	$195,538

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more (in thousands):

2006
Three months or less	$18,855
Four through six months	21,898
Seven through twelve months	17,078
Over twelve months	13,232

Total	$71,063

Interest expense on certificates of deposit of $100,000 or more amounted to $2,476, $1,434, and $946, for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 7—SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

DIMECO, INC.

NOTE 7—SHORT-TERM BORROWINGS (Continued)

The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

	2006		2005
	Amount	Rate	Amount	Rate
Balance at year-end	$12,705	2.64%	$12,954	2.97%
Average balance outstanding during the year	$15,733	2.36%	$14,855	1.40%
Maximum amount outstanding at any month-end	$21,191		$20,204

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs of $18,282 and $16,157 and market values of $18,278 and $16,121, respectively, at December 31, 2006 and 2005, were pledged as collateral for the securities sold under agreements to repurchase.

The Bank has the capability to borrow additional funds through its credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank’s investment in FHLB stock. At December 31, 2006, the Bank’s remaining borrowing capacity with the FHLB was approximately $65 million.

NOTE 8—OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows (in thousands):

Maturity	Rate	2006	2005
June 28, 2006	3.31%	$—	$2,000
June 28, 2007	3.78%	2,000	2,000
February 18, 2010	5.91%	1,000	1,000
May 5, 2014	4.52%	1,566	1,740
June 3, 2015	4.04%	1,312	1,439
August 4, 2015	4.81%	1,339	1,461
March 11, 2016	3.47%	2,418	2,636
December 9, 2019	4.91%	1,424	1,500
November 25, 2024	4.87%	1,496	1,547
December 16, 2025	5.17%	—	1,225
January 26, 2026	4.91%	1,208	—

Total		$13,763	$16,548

The advance maturing in 2010 is convertible to a variable rate advance on specific dates at the discretion of the FHLB. Should the FHLB convert this advance, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

DIMECO, INC.

NOTE 9—DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Participation is available to all common stockholders. The Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. A participant may withdraw from the Plan at any time. Stockholders purchased 15,546 shares in 2006 and 15,665 shares in 2005 through the Plan.

NOTE 10—EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2006, 2005, and 2004, the Board of Directors authorized an additional 5 percent, 4 percent, and 4 percent, respectively, of each eligible employee’s compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2006, 2005, and 2004 to this plan amounted to $285, $207, and $199, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the executive officers of the Bank to provide guaranteed consecutive postretirement payments totaling a predetermined amount over a ten-year period based on a five-year vesting schedule beginning the date of the agreement between the Bank and the executive. Expenses for the years ended December 31, 2006, 2005, and 2004, amounted to $59, $61, and $76, respectively, and are included as a component of salaries and employee benefits.

Stock Option Plan

The Company maintains a stock incentive plan and a stock option plan that provide for granting incentive stock options to key officers and other employees of the Company and Bank, as determined by the Stock Option Committee, and nonqualified stock options to nonemployee directors of the Company. A total of 120,000 and 50,000 shares, respectively, of either authorized and unissued shares or authorized shares issued by and subsequently reacquired by the Company as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the date of shareholder ratification. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted prior to 2005 are primarily vested 33 percent after one year, 33 percent after two years, and 34 percent after three years. In 2005, options were granted with an immediate vesting schedule. The remaining unvested options granted in the previous years were accelerated in 2005 whereby all options granted since inception are fully vested.

DIMECO, INC.

NOTE 10—EMPLOYEE BENEFITS (Continued) Stock Option Plan (Continued)

The following table presents share data related to the stock option plans:

	2006	Weighted- Average Exercise Price	2005	Weighted- Average Exercise Price
Outstanding, beginning	127,991	$19.93	99,670	$14.77
Granted	—	—	31,996	35.22
Exercised	(15,355)	15.91	(3,675)	13.05
Forfeited	—	—	—	—

Outstanding, ending	112,636	$20.48	127,991	$19.93

Exercisable at year-end	112,636	$20.48	127,991	$19.93

The following table summarizes characteristics of stock options outstanding at December 31, 2006:

	Outstanding			Exercisable
Exercise Price	Shares	Average Remaining Life	Average Exercise Price	Shares	Average Exercise Price
$13.00	14,500	3.21	$13.00	14,500	$13.00
$13.25	53,030	3.21	$13.25	53,030	$13.25
$16.50	4,610	3.21	$16.50	4,610	$16.50
$21.30	4,000	3.21	$21.30	4,000	$21.30
$23.00	1,500	3.21	$23.00	1,500	$23.00
$26.50	1,000	3.21	$26.50	1,000	$26.50
$32.55	2,000	6.86	$32.55	2,000	$32.55
$34.00	10,996	8.96	$34.00	10,996	$34.00
$35.00	1,000	7.85	$35.00	1,000	$35.00
$35.95	20,000	8.73	$35.95	20,000	$35.95

Total	112,636		Total	112,636

NOTE 11—INCOME TAXES

Federal income tax expense consists of the following (in thousands):

	2006	2005	2004
Currently payable	$2,848	$2,393	$1,508
Deferred taxes	(235)	(311)	264

Total provision	$2,613	$2,082	$1,772

DIMECO, INC.

NOTE 11—INCOME TAXES (Continued)

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,303	$1,093
Deferred compensation	—	1
Salary continuation plan	171	168
Mortgage servicing rights	14	20
Unrealized loss on investment securities	18	154

Total	1,506	1,436

Deferred tax liabilities:
Premises and equipment	558	574
Deferred loan origination fees, net	158	171
Unrealized gain on nonmonetary exchange	9	9

Total	725	754

Net deferred tax assets	$781	$682

No valuation allowance was established at December 31, 2006 and 2005, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows (in thousands):

	2006		2005		2004
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$2,787	34.0%	$2,222	34.0%	$1,930	34.0%
Tax-exempt income	(127)	(1.6)	(93)	(1.4)	(100)	(1.8)
BOLI earnings	(78)	(.9)	(76)	(1.2)	(78)	(1.4)
Nondeductible interest	16.2		8.1		6.1
Other, net	15.2		21.3		14.3

Effective income tax and rate	$2,613	31.9%	$2,082	31.8%	$1,772	31.2%

DIMECO, INC.

NOTE 12—COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

	2006	2005
Commitments to extend credit	$47,624	$42,481
Standby letters of credit	$3,423	$3,216

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

DIMECO, INC.

NOTE 12—COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments (Continued)

At December 31, 2006, the minimum rental commitments for all noncancelable leases are as follows (in thousands):

2007	$257
2008	169
2009	60
2010	49
2011	48
2012 and thereafter	171

Total	$754

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

NOTE 13—REGULATORY RESTRICTIONS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of each of the years ended December 31, 2006 and 2005, the Bank had required reserves of $225, composed of vault cash and a depository amount held directly with the Federal Reserve Bank.

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2006, the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

DIMECO, INC.

NOTE 14—REGULATORY CAPITAL REQUIREMENTS

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

As of December 31, 2006 and 2005, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company’s actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands);

	2006		2005
	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk-Weighted Assets)

Actual	$39,627	11.59%	$35,341	11.57%
For Capital Adequacy Purposes	$27,352	8.00%	$24,438	8.00%
To Be Well Capitalized	$34,189	10.00%	$30,548	10.00%

Tier I Capital
(to Risk-Weighted Assets)

Actual	$35,301	10.33%	$31,491	10.31%
For Capital Adequacy Purposes	$13,676	4.00%	$12,219	4.00%
To Be Well Capitalized	$20,514	6.00%	$18,329	6.00%

Tier I Capital
(to Average Assets)

Actual	$35,301	9.48%	$31,491	9.16%
For Capital Adequacy Purposes	$14,897	4.00%	$13,756	4.00%
To Be Well Capitalized	$18,621	5.00%	$17,195	5.00%

DIMECO, INC.

NOTE 15—FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$18,971	$18,971	$8,477	$8,477
Mortgage loans held for sale	—	—	211	211
Investment securities:
Available for sale	67,266	67,266	54,129	54,129
Held to maturity	—	—	199	207
Net loans	300,822	305,486	279,589	281,271
Accrued interest receivable	1,798	1,798	1,380	1,380
Regulatory stock	914	914	945	945
Bank-owned life insurance	5,892	5,892	5,254	5,254
Mortgage servicing rights	716	716	680	680

Financial liabilities:
Deposits	$338,117	$338,250	$294,856	$293,944
Short-term borrowings	12,705	12,705	12,954	12,954
Other borrowed funds	13,763	13,857	16,548	16,388
Accrued interest payable	1,428	1,428	952	952

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

DIMECO, INC.

NOTE 15—FAIR VALUE DISCLOSURE (Continued)

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

DIMECO, INC.

NOTE 16—PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
(In thousands)	2006	2005
Assets
Cash and due from banks	$1,664	$1,374
Investment securities available for sale	378	275
Investment in bank subsidiary	33,260	29,484
Other assets	531	555

Total Assets	$35,833	$31,688

Liabilities
Dividends payable	$442	$396
Other liabilities	54	32

Total Liabilities	496	428

Stockholders’ Equity	35,337	31,260

Total Liabilities and Stockholders’ Equity	$35,833	$31,688

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(In thousands)	2006	2005	2004
Dividends from bank subsidiary	$2,100	$2,100	$2,050
Dividends on investment securities	9	8	9
Investment securities gains	—	2	95

Total income	2,109	2,110	2,154

Noninterest expense	101	89	103

Net income before undistributed earnings of bank subsidiary and income taxes	2,008	2,021	2,051
Undistributed earnings of bank subsidiary	3,544	2,405	1,853
Income tax benefit	(33)	(29)	(2)

Net Income	$5,585	$4,455	$3,906

DIMECO, INC.

NOTE 16—PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004
Operating Activities
Net income	$5,585	$4,455	$3,906
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(3,544)	(2,405)	(1,853)
Investment securities gains	—	(2)	(95)
Other, net	32	561	(760)

Net cash provided by operating activities	2,073	2,609	1,198

Investing Activities
Purchases of investment securities	(57)	—	(6)
Proceeds from sales of investment securities	—	6	174

Net cash provided by (used for) investing activities	(57)	6	168

Financing Activities
Cash dividends paid	(1,584)	(1,543)	(1,404)
Purchase of treasury stock	(480)	(1,062)	—
Proceeds from exercise of stock options	338	70	415

Net cash used for financing activities	(1,726)	(2,535)	(989)

Increase in cash and cash equivalents	290	80	377

Cash at beginning of year	1,374	1,294	917

Cash at end of year	$1,664	$1,374	$1,294

DIMECO, INC.

NOTE 17 – QUARTERLY DATA (Unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands, except per share data):

	Three Months Ended
	March 2006	June 2006	September 2006	December 2006
Total interest income	$5,457	$5,903	$6,325	$6,961
Total interest expense	1,939	2,210	2,425	2,904

Net interest income	3,518	3,693	3,900	4,057
Provision for loan losses	215	—	185	385

Net interest income after provision for loan losses	3,303	3,693	3,715	3,672
Total noninterest income	739	783	758	875
Total noninterest expense	2,294	2,450	2,316	2,281

Income before income taxes	1,748	2,026	2,157	2,266
Income taxes	553	646	689	724

Net income	$1,195	$1,380	$1,468	$1,542

Per share data:
Net income
Basic	$.78	$.90	$.96	$1.01
Diluted	$.76	$.88	$.93	$.98

Weighted-average shares outstanding:
Basic	1,522,967	1,527,395	1,523,958	1,521,073
Diluted	1,571,149	1,575,616	1,573,677	1,574,918

DIMECO, INC.

NOTE 17 – QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 2005	June 2005	September 2005	December 2005
Total interest income	$4,175	$4,653	$4,971	$5,403
Total interest expense	1,293	1,422	1,564	1,839

Net interest income	2,882	3,231	3,407	3,564
Provision for loan losses	220	173	182	275

Net interest income after provision for loan losses	2,662	3,058	3,225	3,289
Total noninterest income	738	618	711	734
Total noninterest expense	2,041	2,156	2,104	2,197

Income before income taxes	1,359	1,520	1,832	1,826
Income taxes	428	481	588	585

Net income	$931	$1,039	$1,244	$1,241

Per share data:
Net income
Basic	$.60	$.67	$.80	$.82
Diluted	$.58	$.65	$.78	$.79

Weighted-average shares outstanding:
Basic	1,549,187	1,549,269	1,548,204	1,522,669
Diluted	1,603,562	1,600,212	1,599,655	1,571,481

DIMECO, INC.

NOTES

DIMECO, INC.

Dimeco, Inc. and its subsidiary, The Dime Bank, recognize that a fundamental component adding to the strength of the Company is the quality of our management team. During 2006, as a result of the dedication, hard work and capability demonstrated by these employees, we announced the following officer promotions:

PETER BOCHNOVICH	AMY L. BURKE	THOMAS A. ONIONS
Senior Vice President and	Community Office Manager	Community Office Manager
Senior Lending Officer	Dingmans Ferry	Hawley

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS	ANNUAL MEETING
P.O. Box 509	Shareholders are cordially invited to attend
820 Church Street	the Annual Meeting of Shareholders, which
Honesdale, PA 18431	will be held at The Community Room of the
570-253-1970	Wayne County Chamber of Commerce
email: dimeco@thedimebank.com	Building, 303 Commercial Street,
www.thedimebank.com	Honesdale, PA on Thursday, April 26,
2007 at 2:00 pm.
INDEPENDENT AUDITORS
S.R. Snodgrass, A.C.	FIRMS KNOWN TO HANDLE DIMECO, INC.
2100 Corporate Drive, Suite 400	STOCK TRANSACTIONS
Wexford, PA 15090-7647	Ferris, Baker Watts, Inc.*
724-934-0344	100 Light Street
www.srsnodgrass.com	Baltimore, MD 21202
410-468-2749 or 877-840-0012
LEGAL COUNSEL
Malizia Spidi & Fisch, P.C.	RBC Dain Rauscher
901 New York Avenue, N.W.	2101 Oregon Pike
Suite 210 East	Lancaster, PA 17601-9669
Washington, DC 20001	717-519-5940 or 866-604-1471
202-434-4660
Ryan, Beck & Company*
TRANSFER AGENT	7111 Fairway Drive, Suite 301
Registrar and Transfer Company	Palm Beach Gardens, FL 33418
10 Commerce Drive	800-793-7226
Cranford, NJ 07016
800-368-5948	Legg Mason Wood Walker, Inc.
email: info@rtco.com	330 Montage Mountain Road, Suite 201
www.rtco.com	Scranton, PA 18507-1762
570-346-9300 or 800-346-4346
For change of name, address, or to replace lost stock certificates, write or call the	Boenning & Scattergood, Inc.*
securities transfer division.	Four Tower Bridge
200 Barr Harbor Drive, Suite 300
DIVIDEND REINVESTMENT PLAN	West Conshohocken, PA 19428-2979
The Company offers a plan for stockholders	610-862-5360 or 800-842-8928
to automatically reinvest their dividends in shares of common stock. There are no brokerage commissions or fees imposed.
For more information contact the transfer agent.

*	Denotes Market Makers

The Dime Bank Officers

Front row – left to right: Thomas Didato, Jill George, Janette Davis, Maureen Beilman	Front row – left to right: Cynthia Theobald, Jan Hoadley, Deborah Unflat, Melanie Seagraves

Back row– left to right: Frank Redington, Ruth Daniels, Peter Bochnovich, Gary Beilman, Jerome Theobald, Cheryl Smith, Not pictured: Joseph Adams	Back row – left to right: Eileen Ertel, Linda Tallman, Nancy Lavenduski, Thomas Onions, Mary Carol Cicco, Amy Burke

productivity drives us

DIMECO, INC. OFFICERS	JOSEPH W. ADAMS	THOMAS A. ONIONS
	Vice President	Community Office Manager	DIMECO, INC.
WILLIAM E. SCHWARZ			AND THE DIME BANK
Chairman of the Board	RUTH E. DANIELS	MELANIE F. SEAGRAVES	BOARD OF DIRECTORS
	Vice President	Community Office Manager
JOHN S. KIESENDAHL			WILLIAM E. SCHWARZ
Vice Chairman of the Board	JANETTE M. DAVIS	LINDA S. TALLMAN	President, Edw. J. Schwarz, Inc.
	Vice President	Secretary
GARY C. BEILMAN			GARY C. BEILMAN
President and Chief Executive Officer	THOMAS M. DIDATO	CYNTHIA D. THEOBALD	President and Chief Executive Officer,
	Vice President	Bank Security Officer	Dimeco, Inc. and The Dime Bank
MAUREEN H. BEILMAN
Chief Financial Officer, Treasurer and Assistant Secretary	FRANK R. REDINGTON Vice President	TDB INSURANCE SERVICES, LLC. OFFICERS	ROBERT E. GENIRS Retired Chief Administrative Officer,
Lehman Brothers
PETER BOCHNOVICH	CHERYL A. SMITH	GARY C. BEILMAN
Senior Vice President and Assistant Secretary	Vice President	President	BARBARA J. GENZLINGER
Secretary and Treasurer, The Settlers Inn, Ltd.
JOHN F. SPALL	JEROME D. THEOBALD	PETER BOCHNOVICH	President, Sayre Mansion, LLC
Secretary	Vice President	Secretary
JOHN S. KIESENDAHL
THE DIME BANK OFFICERS		MAUREEN H. BEILMAN	President and Chief Executive Officer,
	DEBORAH L. UNFLAT	Treasurer	Woodloch Pines, Inc.
WILLIAM E. SCHWARZ	Assistant Vice President
Chairman of the Board		JOSEPH PIZZO	THOMAS A. PEIFER
	AMY L. BURKE	Vice President	Retired Superintendent,
JOHN S. KIESENDAHL	Community Office Manager		Wallenpaupack Area School District
Vice Chairman of the Board
	MARY CAROL CICCO		HENRY M. SKIER
GARY C. BEILMAN	Community Banking Officer		President, A.M. Skier Agency, Inc.
President and Chief Executive Officer
	EILEEN K. ERTEL		JOHN F. SPALL
MAUREEN H. BEILMAN	Assistant Community Office Manager		Attorney-at-Law
Chief Financial Officer and Treasurer
	JAN M. HOADLEY		GERALD J. WENIGER
PETER BOCHNOVICH	Community Office Manager		Director Emeritus
Senior Vice President and Assistant Secretary
NANCY M. LAVENDUSKI
L. JILL GEORGE	Loan Officer
Vice President

	HONESDALE OFFICE	HAWLEY OFFICE
	P.O. Box 509	P.O. Box 290
	820 Church Street	309 Main Avenue
	Honesdale, PA 18431	Hawley, PA 18428
	Phone: 570-253-1970	Phone: 570-226-3506
	email: honesdale@thedimebank.com	email: hawley@thedimebank.com

	DAMASCUS OFFICE	GREENTOWN OFFICE
	P.O. Box 190	P.O. Box 946
	1679 Cochecton Turnpike	1586 Route 507
www.thedimebank.com	Damascus, PA 18415	Greentown, PA 18426
	Phone: 570-224-6300	Phone: 570-676-8390
	email: damascus@thedimebank.com	email: greentown@thedimebank.com

	DINGMANS FERRY OFFICE	OPERATIONS CENTER
DIMECO, INC. 2006 ANNUAL REPORT	1824 Route 739	P.O. Box 509
	Dingmans Ferry, PA 18328	120 Sunrise Avenue
STOCK LISTING: OTC Bulletin Board	Phone: 570-828-1200	Honesdale, PA 18431
DIMC—cusip number 25432W104	email: dingmansferry@thedimebank.com	Phone: 570-253-1970
email: operations@thedimebank.com