Form 10-K, Exhibit 13
period 2007-12-31
DIMECO INC
filed 2008-03-21
CIK 898037

Exhibit 13

DIMECO, INC. 2007 ANNUAL REPORT

solid

dimeco

CONTENTS

1	Financial Highlights

2	President’s Message

11	Management’s Discussion and Analysis of Financial Condition and Results of Operation

27	Selected Financial Data

28	Management’s Annual Report on Internal Control Over Financial Reporting

29	Independent Auditor’s Report

30	Financial Statements

- Consolidated Balance Sheet

- Consolidated Statement of Income

- Consolidated Statement of Changes in Stockholders’ Equity

- Consolidated Statement of Cash Flows

34	Notes to Consolidated Financial Statements

60	Shareholder Information

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

FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share data)	2007		2006		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$29,951		$24,646		21.5%
Interest expense	$12,601		$9,478		32.9%
Net interest income	$17,350		$15,168		14.4%
Net income	$6,612		$5,585		18.4%
Shareholders’ Value (per share)
Net income - basic	$4.34		$3.67		18.3%
Net income - diluted	$4.18		$3.55		17.7%
Dividends	$1.19		$1.07		11.2%
Book value	$26.23		$23.17		13.2%
Market value	$46.26		$41.75		10.8%
Market value/book value ratio	176.4%		180.2%		(2.1%)
Price/earnings multiple	10.7	X	11.4	X	(6.1%)
Dividend yield	2.57%		2.56%		.4%
Financial Ratios
Return on average assets	1.58%		1.50%		5.3%
Return on average equity	17.54%		16.80%		4.4%
Shareholders’ equity/asset ratio	9.19%		8.76%		4.9%
Dividend payout ratio	27.42%		29.16%		(6.0%)
Nonperforming assets/total assets	.26%		.18%		44.4%
Allowance for loan loss as a % of loans	1.56%		1.46%		6.8%
Net charge-offs/average loans	.06%		.10%		(40.0%)
Allowance for loan loss/nonaccrual loans	942.7%		1,049.1%		(10.1%)
Allowance for loan loss/nonperforming loans	476.3%		624.2%		(23.7%)
Risk-based capital	11.6%		11.6%		—
Financial Position at December 31,
Assets	$434,322		$403,577		7.6%
Loans	$344,758		$305,291		12.9%
Deposits	$364,600		$338,117		7.8%
Stockholders’ equity	$39,923		$35,337		13.0%

PRESIDENT’S MESSAGE

solid growth

Dear Shareholders:

2007 was planned, budgeted, and directed by a set of extremely lofty goals. These challenges triggered an overwhelming spirit of determination and purpose that was embraced by everyone within our organization. The results of our efforts, I am thrilled to report, can only be described as rock solid performance as Dimeco, Inc. posted its best numbers ever!

As reported in our quarterly financial statements, we continued to achieve growth and profitability during 2007. Deposits grew by more than 7% as all of our five community banking offices expanded existing relationships and initiated new ones. We regard this uptick in deposits as a great accomplishment this year, given the difficulty that much of the banking industry experienced in gathering this important funding source. According to the Federal Deposit Insurance Corporation annual report on all banks in the country, our market share of deposits increased more than twice as much as our nearest competitor in the Pike County market. In Wayne County we moved into the top position. These results pay tribute to the quality of the products and services we provide.

Our loan portfolio expanded handsomely as well, with an overall increase of almost 13%. Continuing our trend of the past several years, commercial loans grew the most, as our lenders assisted entrepreneurs to acquire or expand businesses, which is vitally important to the economy of our marketplace. Commercial loan originations were varied and included real estate mortgages, capital improvement term loans, working capital lines of credit, loans for equipment, inventory, and technology. This increase in loans was accomplished while many other financial institutions struggled just to maintain credits already on their books.

Our growth did not come at the expense of credit quality. Loan delinquencies were held at low levels, being consistently below 1% throughout the year. Proactive loan management resulted in minimal charge-offs and numerous recoveries. To ensure that we are well positioned for the future, our allowance for loan losses is at a healthy 1.56% of total loans.

We are particularly pleased to report that the subprime mortgage problems that plague many other institutions are non-existent here, as we never strayed from our prudent underwriting guidelines. Our loan portfolio, which is both our largest asset class as well as our largest source of income, is diligently managed by practices that have served us well for more than 102 years.

PRESIDENT’S MESSAGE CONTINUED

solid performance

Net income, probably one of our most notable accomplishments for the year, was record-setting at $6.6 million. This amount was 18.4% higher than the net income of the previous year, and was achieved primarily by maintaining spread, monitoring cost, and proper, yet competitive, pricing on both sides of the balance sheet. We were able to hold our margins and maintain our spreads while numerous other institutions lost ground.

With net income of this magnitude, we posted a 1.58% return on average assets and a 17.54% return on average equity. Our efficiency ratio continues to be among the highest of our peers, with the bank ratio at 47.5% compared to a peer average of 61.5%, placing us in the top 12% of our national peer group as published in the Uniform Bank Performance Report for December 31, 2007. When all annual reports are filed, and the comparisons are completed, these ratios should place us near the top of our peer group, both statewide and nationally.

Of particular importance to our shareholders is the manner in which our income was utilized. A large portion of income is prudently placed in retained earnings. This net worth category is extremely strong at over $39.9 million, an increase of 13.0% over the previous year. A significant portion of our income is distributed to you in the form of dividends. For a second year in a row, your Board of Directors increased the dividend by double digits, with this year’s increase being 11.2%.

Also of considerable note is the market’s reaction to the value and strength of Dimeco’s stock. At the beginning of the year, our market price per share was $41.75, and the year ended with a value of $46.26 per share–a growth rate of more than 10% in the market value of Dimeco stock in 2007. We view this as a true accomplishment, especially in light of the recent downturn experienced in the overall securities market and the performance of other financial stocks.

PRESIDENT’S MESSAGE CONTINUED

solid value

Successes like these don’t just happen; they are achieved through the efforts of many. Certainly our Board of Directors and our staff are to be highly commended. Every day this group puts forth its best efforts, displaying pride, dedication, and loyalty to our institution. During the year, eight individuals were recognized as they celebrated employment anniversaries ranging from five to fifteen years. Of special note were Ruth Daniels and Cindy Theobald who attained twenty and thirty year employment milestones, respectively. Both individuals have contributed to our success and intend to help guide us for many years to come. Tenure at all levels provides stability and consistency—the cornerstones of our operating philosophy. Our dedicated directors transform our mission statement into a living document by which all actions are dictated. Director Henry Skier was honored during 2007 for his twenty-five years of guidance, insight, and wisdom. The entire directorate continually exercises vigilance in doing what is right and best for all concerned.

We also thank our customers, long-standing and new alike. This group entrusts its financial well-being to us, a responsibility that we take very seriously. Whether account service, investment strategies, financial planning, or building a dream, the backbone of our business is addressing the desires of our clientele. Our staff listens closely and asks appropriate questions in order to gain a full understanding of the needs, wants, and future plans of our customers. With this knowledge we are able to develop a true relationship and serve the best interests of all.

To you, our shareholders, we offer sincere gratitude and respect. It is through your interest and loyalty that we exist. Please know that the enhancement of your investment is our daily commitment. Our ultimate goal is to reward your trust and faith. As we move forward together, we hope that you will continue to refer others to us for both financial services and stock ownership.

PRESIDENT’S MESSAGE CONTINUED

solid outlook

Looking ahead, we are excited by the view. During the upcoming year we will be introducing new technology geared toward customer convenience and efficiency. Several new services will be rolled out which will enhance banking activities and expand client relationships. Additionally, our service area will grow geographically as we construct and open our new Lake Region Office. Our primary market area of Wayne and Pike Counties, Pennsylvania, and Sullivan County, New York are vibrant and growing. The overall population is increasing, economic development continues to expand, and the area boasts a workforce with a strong work ethic. The strategic placement of our community banking offices provides us the opportunity to be a part of, and significantly contribute to, the well-being of our marketplace.

For the year ahead, we will strive to go even further in achieving outstanding results. The performance of 2007 provides a solid foundation for the future. As always, we thank you for your continued support.

Sincerely,

Gary C. Beilman
President and Chief Executive Officer

solid 2007

$434
$404
$358
$326
$304
2007 2006 2005 2004 2003

assets
(In millions)

$365
$338
$295
$271
$262
2007 2006 2005 2004 2003

deposits
(In millions)

$345
$305
$284
$253
$220
2007 2006 2005 2004 2003

loans
(In millions)

$6,612
$5,585
$4,455
$3,906
$3,854
2007 2006 2005 2004 2003

net income
(In thousands)

1.58%
1.50%
1.30%
1.26%
1.34%
2007 2006 2005 2004 2003

return on average assets

17.54%
16.80%
14.53%
13.72%
14.79%
2007 2006 2005 2004 2003

return on average equity

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2007 and 2006. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. The Bank formed and owns 100% of a limited liability company, TDB Insurance Services, LLC, offering title insurance services. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities, fees on services performed and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings along with salary and benefits for employees. The Bank operates five full service branches in Honesdale, Hawley, Damascus, Greentown and Dingmans Ferry, Pennsylvania, two off-site automatic teller machines, one each in Wayne and Pike County, Pennsylvania and an operations center in Wayne County, Pennsylvania. The Bank plans to open a sixth full service office in Palmyra Township, Wayne County, Pennsylvania, in 2008. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 102 full time employees and 27 part time employees at December 31, 2007.

FORWARD-LOOKING STATEMENT

This Management Discussion and Analysis section of the Annual Report contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements, as that term is defined in the U.S. federal securities laws. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “estimate” or similar expressions.

Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. Forward-looking statements involve risks, uncertainties and assumptions (some of which are beyond our control), and as a result actual results may differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere herein:

•

our investments in our businesses and in related technology could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to our earnings;

•

general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for loan and lease losses or a reduced demand for credit or fee-based products and services;

•	changes in the interest rate environment could reduce net interest income and could increase credit losses;

•

the conditions of the securities markets could change, which could adversely affect, among other things, the value or credit quality of our assets, the availability and terms of funding necessary to meet our liquidity needs and our ability to originate loans and leases;

•	changes in the extensive laws, regulations and policies governing financial holding companies and their subsidiaries could alter our business environment or affect our operations;

•	the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

•

competitive pressures could intensify and affect our profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet or bank regulatory reform; and

•

acts or threats of terrorism and actions taken by the United States or other governments as a result of such acts or threats, including possible military action, could further adversely affect business and economic conditions in the United States generally and in our principal markets, which could have an adverse effect on our financial performance and that of our borrowers and on the financial markets and the price of our common stock.

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events except to the extent required by federal securities laws.

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

Management uses both historical and current information relating to the loan portfolio, as well as general economic information, in order to determine our estimation of the prevailing business environment. The probability of collection of loans is affected by changing economic conditions and various external factors which may impact the portfolio in ways currently unforeseen. We monitor this information in an effort to assess the adequacy of the allowance for loan losses. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses refer to Note 1 of the “Notes to Consolidated Financial Statements.”

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

STATEMENT OF CONDITION

Total assets at December 31, 2007 were $434,322 representing an increase of $30,745 or 7.6% over balances at December 31, 2006. Growth for the year was concentrated in loans which had double-digit growth. Many of our competitors found it difficult to grow their portfolios and achieve the same results.

Cash and cash equivalents declined $11,159 or 58.8% from December 31, 2006 to December 31, 2007. Balances of interest-bearing deposits in other banks and federal funds sold declined due to temporary cash requirements that fluctuate with changes in deposits and loan demand. At the end of 2006 we had increased these balances anticipating several maturities of customers’ certificates of deposit and commitments for large loans early in January 2007. At December 31, 2007 we did not have similar maturities of customers’ certificates of deposit and had sufficient liquidity from short-term investments to provide for loan closings in January 2008.

Investment securities available for sale decreased $527 or .8% at December 31, 2007 from balances one year earlier. These cash flows, along with deposit growth, were utilized to fund loan demand. Higher yields are garnered from lending than from investments, in addition to the commitment to fulfill our mission as a community bank to serve the financial needs of our marketplace, both good reasons to invest in quality loans rather than to increase the investment portfolio. During the year, investments in U.S. government agency bonds declined $7,835 or 49.5%, mainly due to calls of $8,000. These bonds included a feature to step-up the interest rate on scheduled dates throughout their lives along with the ability for the issuing agency to call the bond at regular intervals. Given that the interest rates on the bonds were greater than market rates at the time of this year’s step-up, the agencies took the opportunity to call the bonds rather than pay the higher interest rates. With choices for higher yielding investments limited during 2007, management invested funds in tax free municipal bonds during the year, increasing the balances of these securities by $5,107 or 69.6%. Tax equivalent yields received on these bonds compared favorably to those available for other offerings at the time of purchase. Investments in commercial paper increased $2,071 or 6.0% during 2007, as short term interest rates were frequently the highest rates offered, allowing us to be in a position to extend maturities or reinvest dollars as the yield curve changed or as needed to fund loan demand.

The loan portfolio continued to increase again during 2007 with growth of $39,467 or 12.9% over balances at December 31, 2006. As has been the trend, loans secured by commercial real estate experienced the greatest gains, increasing $27,413 or 16.0% with balances of $198,323 as of December 31, 2007. The Bank has continued to expand our niche in children’s summer camps, where total loans to this industry increased by $18,822 during the year. Loans to commercial real estate investors centered in non-owner occupied commercial rental facilities grew by $5,790. Origination of residential mortgages in 2007 totaled $15,066, down slightly from $17,201 in 2006. Total balances of conventional residential mortgage loans increased $5,054 or 7.9% during 2007. While it is our policy to sell the majority of long term fixed rate mortgages originations to Freddie Mac, the Bank selectively retained some 15 year fixed rate and adjustable rate mortgages which conformed to secondary market underwriting guidelines for creditworthiness but included properties that had characteristics that were not within the agency’s guidelines. Balances of construction and development loans increased from $3,733 to $8,385, an increase of $4,652 or 124.6% from December 31, 2006 to December 31, 2007. The Bank financed several large construction projects during the year.

As we have noted in previous reports, the bank does not originate subprime mortgage loans and therefore has not had the problems that the industry has been experiencing with this type of lending. Community banks in general, including The Dime Bank, have not participated in this or any other predatory lending. These types of programs are not consistent with Dimeco’s mission statement to provide services consistent with sound, prudent principles and to fulfill the social, economic, moral and political considerations associated with a responsible, well-run financial institution.

Premises and equipment increased $656 or 11.4% due primarily to costs incurred as construction began on a new branch facility in Palmyra Township, Wayne County, Pennsylvania and to improve the current main branch in Honesdale, Pennsylvania. The new branch will be located in close proximity to Lake Wallenpaupack, a very active recreational area. Commercial businesses have grown in this area and management believes that this branch will attract new customers while offering the appropriate physical location to maintain several large commercial customers we currently service from this vicinity. The Honesdale office serves the greatest number of customers of all our branches and is home to our corporate offices. The facility is very attractive but is strained by the number of employees and does not offer sufficient parking for customers or staff. We purchased the commercial property adjacent to this office in 2005 and have begun to modify it to better meet our needs.

Balances of bank-owned life insurance increased by $2,316 or 39.3% during 2007 as a result of the purchase of $2,000 of additional polices in the first quarter of 2007 along with $316 of net earnings on policies during the year. Additional life insurance was purchased in order to offer benefits for new corporate officers that match those offered to existing officers and to place additional insurance on key officers to complement changes in their benefit plans.

Deposits increased by $26,483 or 7.8% as of December 31, 2007 as compared to a year earlier. Noninterest-bearing balances grew slightly by $591 or 1.7% from December 31, 2006 to December 31, 2007. While this change is not significant in dollars, we are pleased that the product had positive growth during this period. Garnering checking accounts has proven to be a considerable challenge for all banks, however, we experienced growth of over 12% in new accounts during 2007. The average balance per account decreased during the period as customers seem to be more cognizant of all funds on deposit, allocating funds to interest-bearing accounts more readily than has been the case historically. Interest-bearing deposits increased $25,892 or 8.5% during 2007 with the greatest increase in time deposits. Time deposits of $100 or greater increased $9,788 or 13.8% while those in amounts less than $100 increased $7,177 or 5.8% over balances at December 31, 2006. The Bank continued to offer very competitive interest rates in 2007 in order to attract new deposits and retain existing deposits in very aggressive local markets. Balances in money market accounts increased by $10,899 or 30.9% from December 31, 2006 to December 31, 2007. These accounts are designed to pay interest on a tiered basis with higher rates paid for greater balances. In so doing, we have attracted larger balance customers to the higher rates without paying a premium for all deposits while continuing to offer a competitive interest rate at every level. Savings deposits declined $2,175 or 6.5% during 2007 with customers choosing to move funds from savings accounts to higher yielding certificates of deposit and money market accounts during the period.

Short-term borrowings declined $4,495 or 35.4% from balances at December 31, 2006. In addition to the seasonal fluctuations in commercial customers’ balances, we have seen a migration to higher yielding certificates of deposit or money market accounts from customers who use this product.

Other borrowed funds increased $3,898 or 28.3% during 2007 due primarily to additional borrowings of $6,900 from the Federal Home Loan Bank of Pittsburgh (“FHLB”) offset by regularly scheduled payments of $3,002 made during the year. In order to meet the needs of our commercial loan customers for fixed rate financing while managing interest rate risk, we borrowed from the FHLB to fund these loans and included a prepayment penalty in the loan documents to equal the penalty which would be incurred for early payment of these borrowings from the FHLB.

CAPITAL RESOURCES

Stockholders’ Equity of $39,923 at December 31, 2007 represented an increase of $4,586 or 13.0% from the previous year end. Net income of $6,612 was the primary source of this increase, representing earnings per share of $4.34 and a return on average equity of 17.5%. Dividends of $1,815, or $1.19 per share, were returned to shareholders. The Company utilized the 2004 Stock Repurchase Plan to purchase 10,100 shares of treasury stock during 2007, using $490 of equity. Management believes that the market price of our stock is a worthwhile investment allowing for greater leverage of the balance sheet. Use of treasury shares will offer the opportunity to offset the possible dilutive effect on both book value and earnings per share when stock options are exercised in the future. Market value appreciation of investments available for sale resulted in a benefit of $72, net of taxes, to accumulated other comprehensive income.

The Company’s capital position at December 31, 2007 as it relates to regulatory guidelines is presented below:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements
Leverage Ratio	9.50%	5.00%	4.00%
Tier I Capital Ratio	10.35%	6.00%	4.00%
Total Capital Ratio	11.61%	10.00%	8.00%

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

Dimeco, Inc. defines cash and cash equivalents as cash on hand and in banks along with overnight investments in federal funds sold. Balances of these accounts totaled $7,812 or 1.8% of total assets at December 31, 2007. Operating activities generated $5,184 of cash and financing activities added $23,833 while investing activities used $40,176.

Both short-term and long-term liquidity are generated through principal and interest payments on loans, increases in borrowed funds and deposits, sales and maturities of investment securities, sales of residential loans in the secondary market and from operating income. Another manner that is available to the Company to garner funds is by issuance of additional common stock. This method has not been used in many years, but does offer another source of funds if management decides to increase liquidity in this manner. Uses of liquidity include originations of loans both for addition to our portfolio and for sales in the secondary market, purchases of investment securities, capital projects, treasury stock repurchases, operating expenses and payment of dividends. The deposit base, through our ability to maintain current deposits and garner new funds, has historically been the primary source of liquidity for the Company. It continues to be the main source of funds, but has been augmented by the Bank’s ability to borrow from the FHLB. The Bank has a credit line of $83,403 with $65,741 available at December 31, 2007. This line is generally viewed as a long-term source of liquidity, but is also used regularly in lower dollar amounts to borrow overnight funds as needed.

Management believes that the Company has sufficient liquidity to meet both its short and long-term needs. We understand that liquidity may be adversely affected by many factors including unexpected deposit outflows, aggressive competitive pricing by other financial intermediaries and other cash requirements. We are aware of our dependence on customers’ deposits to sustain our liquidity levels. We believe that people are becoming more comfortable investing in capital markets and insurance products, but through continuing marketing efforts, deposit pricing and opportunities in new markets we think that we will be able to maintain the majority of current deposits and gain new deposits. Our investment department compliments our product line by offering customers the ability to invest in capital markets and insurance products, augmenting our ability to be their total financial resource. Each area of the institution cross sells the abilities of the other departments; therefore, we feel that the Company can maintain customer relationships and be positioned to acquire deposits even as investment cycles change.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is inherent in the financial services industry, encompassing the risk of loss associated with adverse changes in market interest rates and prices. As an organization, we have placed the management of this risk in the Asset/Liability Committee (“ALCO”). This committee is comprised of all senior officers, vice presidents representing each product offering, information technology along with the community banking officer and the marketing officer. The committee follows guidelines enumerated in the ALCO policy which was developed to achieve earnings consistent with established goals while maintaining acceptable levels of interest rate risk, adequate levels of liquidity and adherence to regulatory mandates. The committee reports to the Board of Directors on at least a quarterly basis.

Asset market risk is most prevalent in the investment portfolio and to a lesser degree, in mortgage loans held for sale. Given the recent declines in interest rates, it becomes more difficult to locate and purchase investments with yields that management believes will offer long term benefit for the Company. Consequently, we have continued our strategy of purchasing short-term bonds that will be available for repricing as market rates fluctuate along with investment in a lesser number of tax-free municipal bonds that are longer term in order to build the tax benefits associated with these bonds. We evaluate the municipal issuers and generally acquire muni bonds that are insured by MBIA, FGIG, and others. Muni bond insurers have been under intense scrutiny by the rating agencies, but their Triple A ratings were reaffirmed in February 2008, reassuring a secure investment product. We expect to extend maturities as opportunities arise, but we do not anticipate that scenario in the near future. Investment in long-term securities at current rates may provide a lower return if the need arises to sell for liquidity in the future. Management has maintained a portfolio which includes investments in short maturity commercial paper and, to a lesser extent, U.S. government agencies that contain interest rate step-ups over the life of the investment. Although all investments are held in the available for sale category, management anticipates holding all investments to maturity and has historically not had the need to sell for liquidity needs. Market risk inherent in loans held for sale has been mitigated by controlling the length of time between origination and sale of these loans. The balance of loans in this category is generally less than $1 million.

To address credit risk, both the loan portfolio and the investment portfolio have stringent guidelines as to the credit quality of acceptable investments. These guidelines are dictated by the safety and soundness provisions of the agencies which govern the Bank and holding company.

Liability market risk is associated with the adverse affects of our pricing strategies compared to competitors’ pricing strategies. The markets in which we have offices are located in areas where other financial institutions also operate branches. If there is not enough flexibility in our pricing models to quickly move interest rates of both loans and deposits, we may lose accounts to other financial intermediaries. The ALCO is cognizant of the ability of interest rates to adversely affect assets, liabilities, capital and interest income and expense. In particular, two analytical tools are used to ascertain our ability to manage this market risk. The first is the Statement of Interest Sensitivity Gap. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame in which funds can be reinvested or repriced. The second report is the Analysis of Sensitivity to Changes in Market Interest Rates which is used to determine the affect on income of various shifts in the interest rate environment. Both reports include inherent assumptions in order to process the information. Management is aware that these assumptions affect the results and actual results may differ. These assumptions include an estimate of the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity and the reference that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the balance sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase borrowings at the FHLB will affect the results of the analysis. In spite of these limitations, these analyses are good tools to use in a consistent fashion to assist in the management of the Company. Similar versions of these same reports are used by most financial institutions. Both measurements are as of December 31, 2007.

STATEMENT OF INTEREST SENSITIVITY GAP

	90 days or less	>90 days but < 1 year	1 - 5 years	>5 years	Total
Assets:
Interest-bearing deposits in other banks and federal funds sold	$934	$—	$—	$—	$934
Investment securities available for sale (4)(6)	40,660	2,815	10,717	13,728	67,920
Loans (1)(5)	69,962	98,664	102,157	74,202	344,985

Rate sensitive assets	$111,556	$101,479	$112,874	$87,930	$413,839

Liabilities:
Interest-bearing deposits:
Interest-bearing demand (2)	$3,180	$9,935	$26,626	$—	$39,741
Money market (3)	7,850	23,087	15,238	—	46,175
Savings (2)	2,513	7,855	21,050	—	31,418
Time deposits	55,008	116,185	41,310	—	212,503
Short-term borrowings	8,210	—	—		8,210
Other borrowings	289	887	6,259	10,226	17,661

Rate sensitive liabilities	$77,050	$157,949	$110,483	$10,226	$355,708

Interest sensitivity gap	$34,506	$(56,470)	$2,391	$77,704	$58,131
Cumulative gap	$34,506	$(21,964)	$(19,573)	$58,131
Cumulative gap to total assets	7.94%	(5.06%)	(4.51%)	13.38%

(1)	Loans are included in the earlier period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.

(2)	Interest-bearing demand deposits and savings are segmented based on the percentage of decay method. The decay rates used include 8% “90 days or less,” 25% “ >90 days but <1 year” and 67% “1-5 years.”

(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used include 17% “90 days or less,” 50% “>90 days but <1 year” and 33% “1-5 years.”

(4)	Includes Federal Home Loan Bank and Atlantic Central Bankers Bank stock which is included in Other Assets on the Consolidated Financial Statements.

(5)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.

(6)	Investments are included in the earlier period in which interest rates are next scheduled to adjust or in which they are due. Included are U.S. Government Agency step-up bonds characterized by having tiered interest rates over their life. Due to this feature these securities have been reallocated from their maturity date to their next step-up date. The specific impact of this policy by timeframe is as follows: “>90 days but <1 year” increased $997, “1-5 years” increased $2,000 and “>5 years” decreased $2,997.

This report shows the Company to be in an asset sensitive position of $34,506 in 90 days or less, meaning that there are more assets which will reprice in this period than liabilities. Traditionally management focuses the greatest attention to the net gap of the balance sheet in the second time frame, assets which mature in less than or equal to one year. Our statement shows that the Company becomes liability sensitive in this cumulative time frame, with $21,964 of net liabilities repricing in the next twelve months. This scenario is favorable in a declining interest rate period meaning that liabilities will re-price before assets and therefore we should maintain our ability to produce favorable interest spreads. With 73% of our loan portfolio written with variable and adjustable interest rates, those loans will re-price downward, but this reset in rates will trail the repricing of certificates of deposit during the year. During 2007 short-term interest rates decreased four times for a total of 1.0%. Early in 2008 the Federal Reserve Bank has continued this trend and many market analysts believe that the trend will continue or level for the remainder of the year. With the balance sheet being more sensitive to liability changes, our budget suggests that we will continue to show acceptable profit for 2008. Management has established a range of sensitivity that we feel depicts prudent banking practice and we manage the balance sheet to be within that range. The most conservative position is perfectly balanced in any time frame.

The following table presents the Company’s potential sensitivity in net interest income, net income and equity value at risk, or the potential of adverse change in the economic value of equity (“EVE”) with rates up or down 100 and 200 basis points. EVE is the present value of assets minus the present value of liabilities at a point in time.

ANALYSIS OF SENSITIVITY TO CHANGES IN MARKET INTEREST RATES

	100 basis points				200 basis points
	Up		Down		Up		Down
	Amount	%	Amount	%	Amount	%	Amount	%
Net interest income	$157	0.80%	$(51)	(0.26)%	$230	1.17%	$(343)	(1.75)%
Net income	$132	1.71%	$(62)	(0.80)%	$209	2.70%	$(282)	(3.68)%
EVE	$(2,825)	(5.55)%	$1,172	2.30%	$(5,920)	(11.62)%	$1,367	2.68%

The greatest risk to the Company from an income perspective is an immediate decline in market interest rates of 200 basis points. With a sudden shift of that magnitude we would experience a decline of $282 or 3.68% in net income, a level that is within our established tolerance limits. In the EVE measurement, an increase of 200 basis points would affect the Company by a decline in equity of $5,920 or 11.62%, again at a level that is within our established tolerance limits. Management believes that we have the ability to affect the changes in income and equity by taking actions which are not factored in this analysis.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio. It is the largest subjective measurement in the financial statements. The balance is derived as losses are charged against the allowance while recoveries are credited to it with charges to provision expense providing the amount necessary to maintain the appropriate balance per our analysis. As of December 31, 2007, the Company’s allowance totaled $5,392 which represented 1.56% of the loan portfolio at that date and 1.66% of the average loans outstanding during 2007.

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

The Company employs an experienced outside professional loan review agency to perform the loan review function. In order to test the majority of the asset category, a review of commercial loan relationships which approximate 67% of the portfolio is performed. This review is based upon current financial information of the customer, an analysis of loan concentrations, financial ratio comparisons, adherence to payment schedule, regulatory evaluations and peer comparisons. Management evaluates all other loans utilizing similar guidelines. After careful evaluation of all factors, a risk rate is assigned and an amount is calculated for each category of reviewed loans. Groups of smaller dollar loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

SUMMARY OF LOAN LOSS EXPERIENCE

	2007	2006	2005	2004	2003
Balance January 1,	$4,469	$3,973	$3,172	$3,014	$2,818
Charge-offs:
Commercial	146	37	106	32	69
Real estate	—	181	—	860	558
Installment	214	153	200	226	195

Total charge-offs	360	371	306	1,118	822

Recoveries:
Commercial	4	5	46	4	4
Real estate	19	6	141	89	2
Installment	130	71	70	57	52

Total recoveries	153	82	257	150	58

Net charge-offs	207	289	49	968	764
Additions charged to operations	1,130	785	850	1,126	960

Balance December 31,	$5,392	$4,469	$3,973	$3,172	$3,014

Ratio of net charge-offs during the period to average loans outstanding during the period	.06%	.10%	.02%	.41%	.37%
Allowance for loan loss as a % of loans outstanding	1.56%	1.46%	1.40%	1.25%	1.37%

Included in the footnotes to the financial statements are schedules which include the total loans which were past due ninety days or more, in nonaccrual status and in impaired status. During 2007 we classified loans to two customers as impaired in the amount of $1,023. There were no loans in impaired status during 2006. The level of loans past due ninety days or more increased $270 or 93.1% with an increase in the number of loans so classified. The majority of these loans are secured by real estate and management does not believe that we have any one loan that would have a material charge to the allowance for loan loss. Loans in nonaccrual status were $572 at December 31, 2007. The majority of these loans were secured by real estate and in the process of collection.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company engages in a variety of financial transactions, that in accordance with generally accepted accounting principles, are not recorded on its consolidated financial statements. These off-balance sheet arrangements primarily consist of loan commitments and lines of credit, including commercial lines that we use to meet the financing needs of our customers. These off-balance sheet arrangements involve, to varying degrees, elements of credit, interest rate, and liquidity risk. During the year ended December 31, 2007, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.

RESULTS OF OPERATIONS

2007 Compared to 2006

Net income for the year ended December 31, 2007 was $6,612, representing an increase of $1,027 or 18.4% over income earned in 2006. The majority of the increase in net income is attributable to greater net interest income for the year with efficiencies in other cost categories contributing to the growth.

Net Interest Income

Net interest income is the amount that interest earned on assets exceeds interest paid on deposits and borrowings. In 2007, this amount was $17,350, an increase of $2,182 or 14.4% more than was realized in 2006. The following discussion regarding net interest income should be read in conjunction with the schedule Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income.

Interest and fees on loans increased $4,506 or 20.9% over the previous year, attributable to greater volume combined with higher interest rates earned during 2007 as compared to 2006. During 2007 the average loan portfolio increased by $32,883 or 11.3% while the average interest rate received on the portfolio increased .64% from 7.40% to 8.04%. With 73% of the loan portfolio invested in variable rate loans, the Company, through its bank subsidiary, recognized greater income when these loans, primarily commercial real estate loans, re-priced even though the prime interest rate declined by 1.0% in the second half of 2007. These commercial real estate loans have been written with the rate of interest fixed for two to three years, generally converting to an annually adjusted rate that is tied to the prime interest rate for the remainder of the loan term. Many of these loans reached the conversion to adjustable rate during 2007, thereby increasing the rates received because the prime interest rate has increased since the loans were granted over the past three years.

Interest earned on taxable investment securities increased $758 or 30.4% from 2006 to 2007. The average balance of the portfolio increased by $10,079 or 19.6%, contributing $487 of the earnings increase and the interest rate earned on the portfolio increased by .44% to a yield of 5.27% in 2007. Management has primarily invested funds from bonds matured and called in short-term commercial paper rather than extend maturities over the past few years. Short-term investments offer the ability to reinvest in longer term securities when the interest rate yield curve becomes more traditional, while earning a similar or higher rate of interest to those investments during 2007. We believe that our primary source of interest income will continue to be generated from loans and have made investments in securities that will support this philosophy by maintaining liquidity.

We extended some maturities by making a net investment of $5,107 in longer-term municipal bonds during 2007, diversifying our holdings, which resulted in an increase of $141 or 63.2% over the previous year in income earned.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY;

INTEREST RATES AND INTEREST DIFFERENTIAL

	2007			2006			2005
	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate	Average Balance (3)	Revenue/ Expense	Yield/ Rate
ASSETS
Interest-earning assets:
Total loans (1)(4)	$324,706	$26,107	8.04%	$291,823	$21,601	7.40%	$270,815	$17,150	6.33%
Investment securities:
Taxable(5)	61,604	3,249	5.27%	51,525	2,491	4.83%	48,349	1,776	3.67%
Exempt from federal income tax(2)	9,105	552	6.06%	5,444	338	6.20%	3,682	229	6.22%
Interest-bearing deposits	605	30	4.96%	962	48	4.99%	1,235	37	3.00%
Federal funds sold	3,946	201	5.09%	5,570	283	5.08%	3,007	88	2.93%

Total interest-earning assets/interest income	399,966	30,139	7.54%	355,324	24,761	6.97%	327,088	19,280	5.89%
Cash and due from banks	5,577			5,824			5,810
Premises and equipment, net	5,743			5,840			6,129
Other assets, less allowance for loan losses	7,802			5,269			4,876

Total Assets	$419,088			$372,257			$343,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings	$33,176	$246.74%		$36,795	$265.72%		$41,969	$294.70%
Interest-bearing checking	80,333	1,828	2.28%	69,728	1,215	1.74%	67,973	727	1.07%
Time deposits	200,886	9,403	4.68%	166,680	6,967	4.18%	138,379	4,362	3.15%
Short-term borrowings	13,538	349	2.58%	15,734	371	2.36%	14,856	207	1.39%
Other borrowed funds	16,410	775	4.72%	15,119	660	4.37%	12,724	528	4.15%

Total interest-bearing liabilities/interest expense	344,343	12,601	3.66%	304,056	9,478	3.12%	275,901	6,118	2.22%
Noninterest-bearing deposits	33,530			32,242			35,298
Other liabilities	3,526			2,712			2,036

Total Liabilities	381,399			339,010			313,235
Stockholders’ Equity	37,689			33,247			30,668

Total Liabilities and Stockholders’ Equity	$419,088			$372,257			$343,903

Net interest income/interest spread		$17,538	3.88%		$15,283	3.85%		$13,162	3.67%

Margin Analysis:
Interest income/earning assets		$30,139	7.54%		$24,761	6.97%		$19,280	5.89%
Interest expense/earning assets		12,601	3.15%		9,478	2.67%		6,118	1.87%

Net interest income/earning assets		$17,538	4.39%		$15,283	4.30%		$13,162	4.02%

Ratio of average interest-earning assets to average interest-bearing liabilities			116.15%			116.86%			118.55%

(1)	Nonaccrual loans are not included.

(2)	Income on tax-exempt assets is based on a taxable equivalent basis using a federal income tax rate of 34%.

(3)	Average balances are calculated using daily balances.

(4)	Interest on loans includes fee income.

(5)	Includes equity investments in FHLB and ACBB.

Certain amounts for prior years have been reclassified in order to conform to current presentation.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2007 Compared to 2006			2006 Compared to 2005
	Total Variance	Caused by		Total Variance	Caused by
		Rate(1)	Volume		Rate(1)	Volume
Interest income:
Loans (gross)	$4,506	$2,072	$2,434	$4,451	$3,121	$1,330
Investment securities:
Taxable	758	271	487	715	598	117
Exempt from federal income tax(2)	214	(13)	227	109	(1)	110
Interest-bearing deposits	(18)	—	(18)	11	20	(9)
Federal funds sold	(82)	1	(83)	195	120	75

Total interest-earning assets	5,378	2,331	3,047	5,481	3,858	1,623

Interest expense:
Savings	(19)	7	(26)	(29)	6	(35)
Interest-bearing checking	613	428	185	488	469	19
Time deposits	2,436	1,006	1,430	2,605	1,713	892
Short-term borrowings	(22)	30	(52)	164	152	12
Other borrowings	115	59	56	132	33	99

Total interest-bearing liabilities	3,123	1,530	1,593	3,360	2,373	987

Net change in net interest income	$2,255	$801	$1,454	$2,121	$1,485	$636

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.

(2)	Income on interest-earning assets is based on a taxable equivalent basis using a federal income tax rate of 34%.

Interest expense increased $3,123 or 32.9% in 2007 as compared to 2006 with the primary increase in interest expense on deposits, amounting to an increase of $3,030 or 35.9%. In addition to acquiring more deposits from new customers, we believe that many customers have reallocated their deposits into higher interest paying products in order to gain greater interest income as they become better investors. Interest paid on time deposits, primarily certificates of deposit, represented the greatest increase in interest expense for 2007, with $9,403 paid during the year, an increase of $2,436 or 35.0% more than was paid in 2006. This increase in interest paid was primarily attributable to more time deposits, amounting to $1,430 of the increase while an increase of .50% paid on average during the year accounted for $1,006 of the larger expense. Local competition for these deposits continued to be very aggressive during all of 2007. In order to maintain and build customer relationships our staff was given the opportunity to cross sell other products to customers on visits to the branches while opening these higher interest rate certificates of deposit. Interest paid on checking accounts was the next largest interest expense category with an increase of $613 or 50.5% in 2007 as compared to 2006. Interest paid on money market deposits accounted for the majority of this increase. In the first quarter of 2006 we added an additional, higher interest rate tier to the product in order to compete with other money market providers. This strategy was successful with an average increase of $11,047 or 37.3% in money market accounts during 2007.

Provision for Loan Losses

The provision for loan losses increased $345 or 43.9% from 2006 to 2007. Management calculates the appropriate balance for the allowance for loan loss and uses that calculation to determine the annual provision expense. During 2007 the loan portfolio grew by $39,467 or 12.9% while the allowance for loan loss increased $923 or 20.7%. Many factors are considered in the calculation of the appropriate level for the allowance including information collected from the loan review process, current economic indicators both on a local and national level and the rate of delinquency for our loan portfolio along with other statistical and subjective information. In addition, the provision expense is affected by the amount of loans charged off and recoveries of prior loan charge-offs the net amount of which was $207 in 2007. After careful analysis of all factors, management determined that the appropriate balance for the allowance for loan losses and funded the difference in the allowance account through provision expense. As of December 31, 2007, the allowance as a percentage of loans was 1.56%.

Noninterest Income

Noninterest income increased $361 or 11.4% in 2007 as compared to 2006. Service charges on deposit accounts increased $112, or 7.5% over the previous year. The main source of service charge income is derived from charges associated with our overdraft protection product which pays overdrafts on checking accounts up to predetermined amounts when needed. The fee per use of this product has remained constant for the past two years, but more customers used the service in 2007 than in previous years.

Gains on mortgage loans held for sale declined in 2007 with the number of mortgages sold in the secondary market remaining flat however, we recognized less gain on each sale than in previous years.

Earnings on bank-owned life insurance increased by $125 or 54.3% in 2007 as compared to 2006. This increase resulted from the purchase of $2,000 additional life insurance in 2007 and $442 in 2006 combined with a slight increase in the average interest rate earned on the policies.

Other income encompasses many other smaller sources of revenue that are not related to interest income and accounted for $951 in 2007, an increase of $178 or 23.0% more than in 2006. The largest of these income sources was an increase of $80 in relation to fees earned on our debit card portfolio which has grown to over six thousand cards issued and outstanding at December 31, 2007. We have no fees for use of the card and have granted incentives to our staff for cross selling this product. Income relating to merchant card processing grew by $48 or 45.2% with a concerted effort to better manage the program in 2007. No other category of noninterest income showed material changes from the year before.

Noninterest Expense

Expenses incurred in relation to salaries and employee benefits increased $690 or 13.1% from 2006 to 2007. There are many components of this expense category; the largest items are discussed here with smaller changes of other components comprising the remainder. Salaries and wages increased $329 or 8.9% as a result of the net effect of adding six additional full time equivalent employees and granting annual salary adjustments to existing employees during the year. In addition, employees are paid an incentive based upon goals that are set at the beginning of each year, contingent on reaching a predetermined goal for return on average equity. These goals were once again attained or surpassed; therefore, the employees were paid incentives for the year 2007 of $504 which was 28.6% greater than in 2006. Employee benefits increased $63 or 7.7% due mainly to greater payroll taxes which are based on higher payroll expense along with increased cost associated with health insurance due to more employees becoming eligible and a slight increase in the cost per employee. Contributions to the Bank’s 401(k) retirement plan were $83 or 29.1% greater mainly due to the Board of Directors granting an extra 1% toward the discretionary profit sharing segment for 2007 due to the Company’s favorable return this year along with having more employees eligible for the benefit in 2007.

Income Taxes

Income tax expense increased $384 or 14.7% from 2006 to 2007. The increase primarily reflects higher earnings in 2007. The Company’s effective tax rate for 2007 was 31.2% in 2007 compared to 31.9% in 2006. The Company’s effective tax rate differs from statutory rate primarily due to tax exempt income from its municipal bonds and bankowned life insurance investments.

2006 Compared to 2005

The year ended December 31, 2006 provided net income of $5,585, recognizing an increase of $1,130 or 25.4% over the previous year end. The majority of the increase in net income is attributable to greater net interest income for the year with efficiency in other cost categories contributing to the growth.

Net Interest Income

Net interest income increased $2,084 or 15.9% in 2006 over 2005. The following discussion regarding net interest income should be read in conjunction with the schedule Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income.

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

Interest earned on taxable investment securities increased $715 or 40.3% from 2005 to 2006. Growth of $3,176 in the average balance of the portfolio contributed to the greater results, but the main reason for higher income is attributable to an increase of 1.16% in the average rate earned on the portfolio in 2006 as compared to 2005, accounting for $598 of the increase. Management primarily invested in short-term commercial paper rather than extend maturities during that interest rate environment. We believe that our primary source of interest income will continue to be generated from loans and made investments in securities to support this philosophy by maintaining liquidity. Although a portion of the investment portfolio is invested in longer-term securities, we were willing to wait until the yield curve offers incentives to extend the maturity of more of the portfolio.

Interest expense increased $3,360 or 54.9% in 2006 as compared to 2005. Although the transfer of many accounts from noninterest-bearing to interest-bearing did increase the expense, volume accounted for only $19 of the $488 in greater expense in 2006. The remaining growth was primarily attributable to the average interest rate paid for money market deposits which increased by 1.45% to 3.19% in 2006. We added an additional, higher interest rate tier to the product in order to compete with other money market providers in the financial services industry for large balance deposits. The primary cause of increased interest expense in 2006 was attributable to the rate of interest paid for certificates of deposit. The average rate paid for these deposits increased by 1.03% over the period to not only keep pace with short-term market rate increases but to keep pace with local competitors’ rate offerings. Each of the markets we serve has multiple financial institutions included, each of which experience pressure to increase their deposit base. This pressure grew as customers became more confident investing in the stock market or in insurance products, adding more competition than from banks alone. While average time deposits increased $28,301 in 2006, only $892 of the interest expense increase was attributable to these higher balances and $1,713 was due to higher interest rates paid.

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

Noninterest Income

Noninterest income increased $355 or 12.7% in 2006 as compared to 2005. The primary source of this increase was related to service charge income of $1,495, showing growth of $197 or 15.2% over the previous year. The main source of service charge income is derived from charges associated with our overdraft protection product. The Bank increased the number of checking accounts eligible for this service by 852 during 2006, enabling more customers to use this product along with increasing the fee per transaction by five dollars.

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

Other income encompasses many other smaller sources of revenue that is not related to interest income and accounted for $773 in 2006, an increase of $153 or 24.7% more than in 2005. The largest of these income sources was an increase of $80 in relation to the recovery of market value declines recorded in 2005 on the value of the mortgage servicing rights asset. In addition, fees earned in relation to our debit card portfolio increased $62 or 40.3% to $214 in 2006 with greater penetration of our checking accounts in 2006. We eliminated an annual fee and charged no transaction fee for use of the card while granting incentives to our staff for cross selling this product. With more cards used by our customers we have realized greater fee income from issuing companies. Trust service income grew by $32 or 267.1% with the Bank terminating use of an outside agent to administer the program in 2006 along with additional assets under management. Offsetting these gains in income recognition during 2006 was income relating to the merchant card processing. This activity declined $42 due to challenges associated with the third party administrator for the program. This problem was addressed in 2005.

Noninterest Expense

Expenses incurred in relation to salaries and employee benefits increased $752 or 16.6% from 2005 to 2006. Actual payroll expense increased $395 or 11.9% as a result of the net effect of adding one additional full time equivalent employee, along with annual salary adjustments during the year. Employees are paid an incentive as described above. Due to the successful accomplishment of these goals in 2006, incentives for the year 2006 were $155 or 65.1% greater than in 2005. Employee benefits increased $123 or 16.4% due to higher premiums paid for health insurance along with higher employer payroll taxes based on greater payroll expense. Contributions to the Bank’s 401(k) retirement plan were $78 greater because more employees were eligible for the benefit in addition to the Board of Directors adding an extra 1% toward the discretionary profit sharing segment for 2006 due to the Company’s favorable return this year.

All other categories of noninterest expense showed variations from the previous year, none of which were significant dollar amounts.

MARKET PRICES OF STOCK/DIVIDENDS DECLARED

The Company’s stock is listed on the OTC Bulletin Board under the symbol “DIMC.” The book value per share at December 31, 2007 was $26.23 and represented an increase of 13.2% over the 2006 book value of $23.17. There were approximately 757 shareholders of record at December 31, 2007. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock and dividends declared for the calendar quarters indicated, based upon information obtained from published sources:

MARKET PRICES OF STOCK / DIVIDENDS DECLARED

	2007			2006
	High	Low	Dividend Declared	High	Low	Dividend Declared
First Quarter	$43.50	$40.60	$.29	$34.50	$33.25	$.26
Second Quarter	$49.00	$43.00	$.29	$37.00	$33.81	$.26
Third Quarter	$49.50	$47.60	$.29	$37.00	$35.80	$.26
Fourth Quarter	$48.50	$46.26	$.32	$43.00	$37.00	$.29

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

SUMMARY OF SELECTED FINANCIAL DATA

	2007	2006	2005	2004	2003
Summary of operations
Interest income	$29,951	$24,646	$19,202	$15,808	$15,321
Interest expense	$12,601	$9,478	$6,118	$4,412	$4,699
Net interest income	$17,350	$15,168	$13,084	$11,396	$10,622
Provision for loan losses	$1,130	$785	$850	$1,126	$960
Net interest income after provision for loan losses	$16,220	$14,383	$12,234	$10,270	$9,662
Other income	$3,157	$3,156	$2,801	$2,933	$2,695
Other expenses	$10,128	$9,341	$8,498	$7,525	$6,803
Income before income taxes	$9,609	$8,198	$6,537	$5,678	$5,554
Income taxes	$2,997	$2,613	$2,082	$1,772	$1,700
Net income	$6,612	$5,585	$4,455	$3,906	$3,854
Per common share
Earnings - basic	$4.34	$3.67	$2.89	$2.54	$2.54
Earnings - diluted	$4.18	$3.55	$2.80	$2.46	$2.45
Cash dividends	$1.19	$1.01	$1.01	$.94	$.87
Book value	$26.23	$23.17	$20.53	$19.17	$17.89
Shares outstanding at year end	1,522,200	1,525,024	1,522,669	1,548,994	1,526,134
Balance sheet data - end of year
Total assets	$434,322	$403,577	$358,204	$325,721	$304,304
Loans, net of unearned	$344,758	$305,291	$283,562	$253,141	$219,609
Loans held for sale	$—	$—	$211	$112	$654
Investment securities:
Available for sale	$66,739	$67,266	$54,129	$55,662	$64,357
Held to maturity	$—	$—	$199	$198	$197
Deposits	$364,600	$338,117	$294,856	$270,542	$262,207
Stockholders’ equity	$39,923	$35,337	$31,260	$29,696	$27,308
Performance
Return on average assets	1.58%	1.50%	1.30%	1.26%	1.34%
Return on average equity	17.54%	16.80%	14.53%	13.72%	14.79%
Dividend payout ratio	27.42%	29.16%	34.95%	37.01%	35.51%
Average equity to average assets ratio	8.99%	8.93%	8.92%	9.15%	9.06%

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency (as defined in Public Company Accounting Oversight Board Auditing Standard No. 2), or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course by management or employees in the normal course of performing their assigned functions.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of December 31, 2007, the Company’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

By: Gary C. Beilman

President and Chief Executive Officer

(Principal Executive Officer)

Date: March 6, 2008

By: Maureen H. Beilman

Chief Financial Officer

(Principal Financial & Accounting Officer)

Date: March 6, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dimeco, Inc.

We have audited the consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
March 10, 2008

S.R. Snodgrass, A.C. 2100 Corporate Drive, Suite 400 Wexford, PA 15090-7647 Phone: 724-934-0344 Facsimile: 724-934-0345

CONSOLIDATED BALANCE SHEET

	December 31,
(In thousands)	2007	2006
Assets
Cash and due from banks	$6,878	$6,684
Interest-bearing deposits in other banks	39	2,287
Federal funds sold	895	10,000

Total cash and cash equivalents	7,812	18,971
Investment securities available for sale	66,739	67,266
Loans (net of unearned income of $604 and $777)	344,758	305,291
Less allowance for loan losses	5,392	4,469

Net loans	339,366	300,822
Premises and equipment	6,387	5,731
Accrued interest receivable	1,966	1,798
Bank-owned life insurance	8,208	5,892
Other assets	3,844	3,097

TOTAL ASSETS	$434,322	$403,577

Liabilities
Deposits:
Noninterest-bearing	$34,763	$34,172
Interest-bearing	329,837	303,944

Total deposits	364,600	338,117
Short-term borrowings	8,210	12,705
Other borrowed funds	17,661	13,763
Accrued interest payable	1,691	1,428
Other liabilities	2,237	2,227

TOTAL LIABILITIES	394,399	368,240

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,575,300 and 1,568,024 shares issued	788	784
Capital surplus	4,978	4,775
Retained earnings	36,152	31,355
Accumulated other comprehensive income (loss)	37	(35)
Treasury stock, at cost (53,100 and 43,000 shares)	(2,032)	(1,542)

TOTAL STOCKHOLDERS’ EQUITY	39,923	35,337

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$434,322	$403,577

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(In thousands, except per share data)	2007	2006	2005
Interest Income
Interest and fees on loans	$26,107	$21,601	$17,150
Interest-bearing deposits in other banks	30	48	37
Federal funds sold	201	283	88
Investment securities:
Taxable	3,249	2,491	1,776
Exempt from federal income tax	364	223	151

Total interest income	29,951	24,646	19,202

Interest Expense
Deposits	11,477	8,447	5,383
Short-term borrowings	349	371	207
Other borrowed funds	775	660	528

Total interest expense	12,601	9,478	6,118

Net Interest Income	17,350	15,168	13,084
Provision for loan losses	1,130	785	850

Net Interest Income After Provision for Loan Losses	16,220	14,383	12,234

Noninterest Income
Service charges on deposit accounts	1,607	1,495	1,298
Mortgage loans held-for-sale gains, net	154	182	288
Investment securities gains	—	—	2
Brokerage commissions	450	476	371
Earnings on bank-owned life insurance	355	230	222
Other income	951	773	620

Total noninterest income	3,517	3,156	2,801

Noninterest Expense
Salaries and employee benefits	5,962	5,272	4,520
Occupancy expense, net	796	786	749
Furniture and equipment expense	525	512	557
Professional fees	519	496	482
Data processing expense	342	391	352
Other expense	1,984	1,884	1,838

Total noninterest expense	10,128	9,341	8,498

Income before income taxes	9,609	8,198	6,537
Income taxes	2,997	2,613	2,082

NET INCOME	$6,612	$5,585	$4,455

Earnings Per Share:
Basic	$4.34	$3.67	$2.89
Diluted	$4.18	$3.55	$2.80

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share data)	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity	Comprehensive Income
Balance, December 31, 2004	$774	$4,377	$24,496	$49	$—	$29,696	$
Net income			4,455			4,455		$4,455
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $ 180				(348)		(348)		(348)

Comprehensive income								$4,107

Purchase of treasury stock					(1,062)	(1,062)
Exercise of stock options	2	68				70
Cash dividends ($1.01 per share)			(1,551)			(1,551)

Balance, December 31, 2005	776	4,445	27,400	(299)	(1,062)	31,260
Net income			5,585			5,585		$5,585
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of tax expense of $135				264		264		264

Comprehensive income								$5,849

Purchase of treasury stock					(480)	(480)
Exercise of stock options	8	330				338
Cash dividends ($1.07 per share)			(1,630)			(1,630)

Balance, December 31, 2006	784	4,775	31,355	(35)	(1,542)	35,337
Net income			6,612			6,612		$6,612
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of tax expense of $38				72		72		72

Comprehensive income								$6,684

Purchase of treasury stock					(490)	(490)
Exercise of stock options	4	203				207
Cash dividends ($1.19 per share)			(1,815)			(1,815)

Balance, December 31, 2007	$788	$4,978	$36,152	$37	$(2,032)	$39,923

	2007	2006	2005
Components of other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale	$72	$264	$(347)
Realized gains included in net income, net of taxes of $1	—	—	(1)

Total	$72	$264	$(348)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2007	2006	2005
Operating Activities
Net income	$6,612	$5,585	$4,455
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1130	785	850
Depreciation and amortization	705	743	790
Amortization of premium and discount on investment securities, net	(2,146)	(1,235)	(714)
Amortization of net deferred loan origination fees	(169)	(133)	(108)
Investment securities gains	—	—	(2)
Origination of loans held for sale	(8,028)	(6,917)	(12,430)
Proceeds from sale of loans	8,182	7,310	12,619
Mortgage loans sold gains, net	(154)	(182)	(288)
Increase in accrued interest receivable	(168)	(418)	(274)
Increase in accrued interest payable	263	476	343
Deferred federal income taxes	(414)	(235)	(311)
Earnings on bank-owned life insurance	(355)	(230)	(189)
Other, net	(274)	295	335

Net cash provided by operating activities	5,184	5,844	5,076

Investing Activities
Investment securities available for sale:
Proceeds from sales	—	—	6
Proceeds from maturities or paydown	295,220	252,970	214,833
Purchases	(292,436)	(264,474)	(213,118)
Investment securities held to maturity:
Proceeds from maturities or paydown	—	200	—
Redemption of Federal Home Loan Bank stock	797	671	1,021
Purchase of Federal Home Loan Bank stock	(1,063)	(641)	(1,014)
Net increase in loans	(39,505)	(21,885)	(30,362)
Purchase of bank-owned life insurance	(2,000)	(442)	—
Purchase of premises and equipment	(1,189)	(250)	(996)

Net cash used for investing activities	(40,176)	(33,851)	(29,630)

Financing Activities
Net increase in deposits	26,483	43,261	24,314
Increase (decrease) in short-term borrowings	(4,495)	(249)	921
Proceeds from other borrowed funds	6,900	1,225	5,725
Repayment of other borrowed funds	(3,002)	(4,010)	(526)
Purchase of treasury stock	(490)	(480)	(1,062)
Proceeds from exercise of stock options	207	338	70
Cash dividends paid	(1,770)	(1,584)	(1,543)

Net cash provided by financing activities	23,833	38,501	27,899

Increase (decrease) in cash and cash equivalents	(11,159)	10,494	3,345
Cash and cash equivalents at beginning of year	18,971	8,477	5,132

Cash and cash equivalents at end of year	$7,812	$18,971	$8,477

The accompanying notes are an integral part of these consolidated financial statements.

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

Prior to adopting FAS 123R, the Company accounted for shared-based payment awards using the intrinsic value method of APB 25 and related interpretations. Under APB 25, the Company did not record compensation expense for employee share options, unless the awards were modified, because the share options were granted with exercise prices equal to or greater than the fair value of our stock on the date of grant. The following table illustrates the effect on reported net income and earnings per share applicable to common shareholders for the year ended December 31, 2005, had we accounted for share-based compensation plans using the fair value method of FAS 123:

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options (Continued)

2005
Net income as reported	$4,455
Less pro forma expense related to options	155

Pro forma net income	$4,300

Basic net income per common share:
As reported	$2.89
Pro forma	$2.79
Diluted net income per common share:
As reported	$2.80
Pro forma	$2.70

For 2007 and 2006, the Company did not recognize any compensation expense as all outstanding options were vested at January 1, 2006.

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2005: (1) expected dividend yields of 2.85 percent; (2) risk-free interest rates of 4.19 percent; (3) expected volatility of 22 percent; and (4) expected lives of options 5.0 years.

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

Amounts paid for interest and income taxes are as follows (in thousands):

	Interest Paid	Federal Income Taxes Paid
Year Ended December 31,
2007	$12,338	$3,539
2006	$9,002	$2,759
2005	$5,775	$2,125

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities –Including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the Issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of this EITF is not going to have a material effect on the Company’s results of operations or financial position.

In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 (“EITF 06-10”), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The adoption of this EITF is not going to have a material effect on the Company’s results of operations or financial position.

In June 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-11 (“EITF 06-11”), Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified nonvested shares, (b) dividend equivalents on equity-classified nonvested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under FAS No. 123R, Share-Based Payment, and result in an income tax deduction for the employer. A consensus was reached that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The adoption of this EITF is not expected to have a material effect on the Company’s results of operations or financial position.

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

	2007	2006	2005
Weighted-average common shares outstanding	1,572,604	1,558,553	1,550,616
Average treasury stock shares	(48,068)	(34,770)	(9,874)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,524,536	1,523,783	1,540,742
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	56,598	49,992	51,325

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,581,134	1,573,775	1,592,067

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and fair value of investment securities are summarized as follows (in thousands):

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AVAILABLE FOR SALE
U.S. government agencies	$7,993	$19	$(6)	$8,006
Mortgage-backed securities	4,101	30	(39)	4,092
Obligations of states and political subdivisions:
Taxable	1,340	—	—	1,340
Tax-exempt	12,409	74	(41)	12,442
Corporate securities	3,674	13	(36)	3,651
Commercial paper	36,845	—	—	36,845

Total debt securities	66,362	136	(122)	66,376
Equity securities	320	70	(27)	363

Total	$66,682	$206	$(149)	$66,739

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AVAILABLE FOR SALE
U.S. government agencies	$15,987	$—	$(146)	$15,841
Mortgage-backed securities	4,547	14	(56)	4,505
Obligations of states and political subdivisions:
Taxable	1,692	—	(1)	1,691
Tax-exempt	7,308	37	(10)	7,335
Corporate securities	2,745	1	(4)	2,742
Commercial paper	34,774	—	—	34,774

Total debt securities	67,053	52	(217)	66,888
Equity securities	266	116	(4)	378

Total	$67,319	$168	$(221)	$67,266

NOTE 3 - INVESTMENT SECURITIES (Continued)

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, (in thousands):

	2007
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agencies	$3,992	$6	$—	$—	$3,992	$6
Mortgage-backed securities	802	6	1,486	33	2,288	39
Obligations of states and political subdivisions	4,649	40	232	1	4,881	41
Corporate securities	1,210	36	—	—	1,210	36

Total debt securities	10,653	88	1,718	34	12,371	122
Equity securities	102	13	20	14	122	27

Total	$10,755	$101	$1,738	$48	$12,493	$149

	2006
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agencies	$—	$—	$15,841	$146	$15,841	$146
Mortgage-backed securities	—	—	1,790	56	1,790	56
Obligations of states and political subdivisions	828	3	1,841	8	2,669	11
Corporate securities	—	—	741	4	741	4

Total debt securities	828	3	20,213	214	21,041	217
Equity securities	10	2	20	2	30	4

Total	$838	$5	$20,233	$216	$21,071	$221

NOTE 3 - INVESTMENT SECURITIES (Continued)

The policy of the Company is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 33 positions that are temporarily impaired at December 31, 2007. The aggregate carrying amount of those investments at December 31, 2007, was $12,493. The Company reviews its position quarterly and has asserted that at December 31, 2007, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

The amortized cost and estimated market values of debt securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$39,700	$39,692
Due after one year through five years	8,933	8,945
Due after five years through ten years	6,476	6,497
Due after ten years	11,253	11,242

Total debt securities	$66,362	$66,376

Proceeds from sales of investment securities during 2005 were $6 and the resulting gross and net gains of $2 were realized. There were no sales of investment securities during 2006 and 2007.

Investment securities with amortized costs of $61,392 and $56,506 and fair value of $61,400 and $56,342 at December 31, 2007 and 2006, respectively, were pledged to secure deposits, short-term borrowings, and for other purposes as required by law.

NOTE 4 - LOANS

Major classifications of loans are as follows (in thousands):

	2007	2006
Loans secured by real estate:
Construction and development	$8,385	$3,733
Secured by farmland	1,869	1,775
Secured by 1- 4 family residential properties:
Revolving, open-end loans secured by 1- 4 family residential properties	4,718	4,218
All other loans secured by 1- 4 family residential properties	69,242	64,188
Secured by nonfarm, nonresidential properties	198,323	170,910
Commercial and industrial loans	39,337	38,502
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	1,045	958
Other installment loans	14,611	15,300
Other loans:
Agricultural loans	879	1,132
All other loans	6,349	4,575

Loans, net of unearned income	344,758	305,291

Real estate loans serviced for others which are not included in the Consolidated Balance Sheet totaled $84,114 and $83,337 at December 31, 2007 and 2006, respectively.

Information with respect to impaired loans as of and for the year ended December 31 is as follows (in thousands):

	2007	2006	2005
Impaired loans without related allowance for loan losses	$298	$—	$—
Impaired loans with related allowance for loan losses	725	—	—
Related allowance for loan losses	410	—	—
Average recorded balance for of impaired loans	1,051	—	213
Interest income recognized on impaired loans	61	—	113

NOTE 4 - LOANS (Continued)

The following is a summary of past due and nonaccrual as of December 31, 2007 and 2006 (in thousands):

	December 31, 2007
	Past Due 90 days or more	Nonaccrual
Real estate loans	$509	$443
Installment loans	1	13
Commercial and all other loans	50	116

Total	$560	$572

	December 31, 2006
	Past Due 90 days or more	Nonaccrual
Real estate loans	$184	$366
Installment loans	7	43
Commercial and all other loans	99	15

Total	$290	$424

Changes in the allowance for loan losses are as follows (in thousands):

	2007	2006	2005
Balance, beginning of year	$4,469	$3,973	$3,172
Provision charged to operations	1,130	785	850
Recoveries credited to allowance	153	82	257
Losses charged to allowance	(360)	(371)	(306)

Balance, end of year	$5,392	$4,469	$3,973

In the normal course of business, loans are extended to officers and directors and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $120,000 for the year ended December 31, 2007, is as follows (in thousands):

2006	Additions	Amounts Collected	2007
$8,218	$4,897	$2,314	$10,801

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential, and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2007 and 2006, the Company had approximately $80 million and $61 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2007 and 2006, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 5 - PREMISES AND EQUIPMENT

A summary by asset classification is as follows (in thousands):

	2007	2006
Land	$1,377	$1,184
Premises and improvements	5,619	5,106
Furniture and equipment	3,463	3,321
Leasehold improvements	1,625	1,530

Total, at cost	12,084	11,141
Less accumulated depreciation	5,697	5,410

Net premises and equipment	$6,387	$5,731

Depreciation and amortization expense was $526, $541, and $554, in 2007, 2006, and 2005, respectively.

NOTE 6 - DEPOSITS

Deposits are summarized as follows (in thousands):

	2007	2006
Demand - noninterest-bearing	$34,763	$34,172
Demand - interest-bearing	39,741	39,538
Money market	46,175	35,276
Savings	31,418	33,593
Time deposits of $100,000 or more	80,851	71,063
Other time deposits	131,652	124,475

Total	$364,600	$338,117

The following table summarizes the maturity distribution of time deposits (in thousands):

2008	$171,193
2009	11,664
2010	10,640
2011	9,008
2012	9,998

Total	$212,503

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more excluding IRAs of $250,000 or more (in thousands):

2007
Three months or less	$23,645
Four through six months	25,682
Seven through twelve months	17,843
Over twelve months	11,526

Total	$78,696

Interest expense on certificates of deposit of $100,000 or more excluding IRAs of $250,000 or more amounted to $3,328, $2,432, and $1,403, for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTE 6 - DEPOSITS (Continued)

The following table summarizes the maturity distribution of IRAs of $250,000 or more (in thousands):

2007
Three months or less	$367
Four through six months	—
Seven through twelve months	—
Over twelve months	1,788

Total	$2,155

Interest expense on IRAs of $250,000 or more amounted to $121, 44, and 31 for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from the FHLB of Pittsburgh and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

The outstanding balances and related information for short-term borrowings are summarized as follows (in thousands):

	2007		2006
	Amount	Rate	Amount	Rate
Balance at year-end	$8,210	2.22%	$12,705	2.64%
Average balance outstanding during the year	$13,537	2.58%	$15,733	2.36%
Maximum amount outstanding at any month-end	$19,165		$21,191

The Bank has pledged, as collateral for the borrowings from the FHLB, all stock in the FHLB and certain other qualifying collateral. Investment securities with amortized costs of $14,454 and $18,282 and market values of $14,426 and $18,278, respectively, at December 31, 2007 and 2006, were pledged as collateral for the securities sold under agreements to repurchase.

The Bank has the capability to borrow additional funds through its credit arrangement with the FHLB. The FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank’s investment in FHLB stock. At December 31, 2007, the Bank’s remaining borrowing capacity with the FHLB was approximately $66 million.

NOTE 8 - OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans as follows (in thousands):

	Maturity Range		Weighted Average Rate	Stated Interest Rate Range		At December 31,
Description	From	To		From	To	2007	2006
Fixed Rate	06/28/07	06/28/07	3.78%	3.78%	3.78%	$—	$2,000
Fixed Rate Amortizing	05/05/14	01/26/26	4.76%	3.47%	5.55%	16,661	10,763
Convertible select-fixed to float	02/18/10	08/18/10	5.91%	5.91%	5.91%	1,000	1,000

Total						$17,661	$13,763

Maturities/repayments Year Ending December 31,	2007	Weighted Average Rate
2008	$1,176	4.85%
2009	1,231	4.87%
2010	2,289	4.97%
2011	1,349	4.93%
2012	1,412	4.98%
2013 and beyond	10,204	5.02%

Total	$17,661

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

A participant in the Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. A participant may withdraw from the Plan at any time. Stockholders purchased 12,786 shares in 2007 and 15,546 shares in 2006 through the Plan.

NOTE 10 - EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2007, 2006, and 2005, the Board of Directors authorized an additional 6 percent, 5 percent, and 4 percent, respectively, of each eligible employee’s compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2007, 2006, and 2005 to this plan amounted to $373, $285, and $207, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the certain officers of the Bank to provide guaranteed consecutive postretirement payments totaling a predetermined amount over a ten or fifteen year period. Expenses for the years ended December 31, 2007, 2006, and 2005, amounted to $144, $59, and $61, respectively, and are included as a component of salaries and employee benefits.

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

The following table presents share data related to the stock option plans:

	2007	Weighted- Average Exercise Price	2006	Weighted- Average Exercise Price
Outstanding, beginning	112,636	$20.48	127,991	$19.93
Granted	—	—	—	—
Exercised	(7,276)	22.54	(15,355)	15.91
Forfeited	—	—	—	—

Outstanding, ending	105,360	$20.33	112,636	$20.48

Exercisable at year-end	105,360	$20.33	112,636	$20.48

NOTE 10 - EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

The following table summarizes characteristics of stock options outstanding at December 31, 2007:

	Outstanding			Exercisable
Exercise Price	Shares	Average Remaining Life	Average Exercise Price	Shares	Average Exercise Price
$13.00	12,000	2.21	$13.00	12,000	$13.00
$13.25	51,640	2.21	$13.25	51,640	$13.25
$16.50	4,550	2.21	$16.50	4,550	$16.50
$21.30	4,000	2.21	$21.30	4,000	$21.30
$23.00	1,250	2.21	$23.00	1,250	$23.00
$26.50	1,000	2.21	$26.50	1,000	$26.50
$32.55	2,000	5.86	$32.55	2,000	$32.55
$34.00	8,840	7.96	$34.00	8,840	$34.00
$35.00	1,000	6.85	$35.00	1,000	$35.00
$35.95	19,080	7.73	$35.95	19,080	$35.95

Total	105,360		Total	105,360

NOTE 11 - INCOME TAXES

Federal income tax expense consists of the following (in thousands):

	2007	2006	2005
Currently payable	$3,411	$2,848	$2,393
Deferred taxes	(414)	(235)	(311)

Total provision	$2,997	$2,613	$2,082

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,650	$1,303
Salary continuation plan	204	171
Mortgage servicing rights	7	14
Unrealized loss on investment securities	—	18

Total	1,861	1,506

Deferred tax liabilities:
Premises and equipment	529	558
Deferred loan origination fees, net	146	158
Unrealized gain on nonmonetary exchange	9	9
Unrealized gain on investment securities	19	—

Total	703	725

Net deferred tax assets	$1,158	$781

NOTE 11 - INCOME TAXES (Continued)

No valuation allowance was established at December 31, 2007 and 2006, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows (in thousands):

	2007		2006		2005
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$3,267	34.0%	$2,787	34.0%	$2,222	34.0%
Tax-exempt income	(194)	(2.0)	(127)	(1.6)	(93)	(1.4)
BOLI earnings	(121)	(1.3)	(78)	(0.9)	(76)	(1.2)
Nondeductible interest	29	0.3	16	0.2	8	0.1
Other, net	16	0.2	15	0.2	21	0.3

Effective income tax and rate	$2,997	31.2%	$2,613	31.9%	$2,082	31.8%

The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. The adoption of FIN No. 48 did not have a significant impact on the Company’s financial statements.

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

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments (Continued)

Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

	2007	2006
Commitments to extend credit	$49,985	$47,624
Standby letters of credit	$3,296	$3,423

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

At December 31, 2007, the minimum rental commitments for all noncancelable leases are as follows (in thousands):

2008	$227
2009	119
2010	105
2011	89
2012	86
2013 and thereafter	123

Total	$749

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

NOTE 13 - REGULATORY RESTRICTIONS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of each of the years ended December 31, 2007 and 2006, the Bank had required reserves of $225, composed of vault cash and a depository amount held directly with the Federal Reserve Bank.

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2007, the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

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

As of December 31, 2007 and 2006, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company’s actual capital ratios are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands);

	2007		2006
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Actual	$44,651	11.61%	$39,627	11.59%
For Capital Adequacy Purposes	$30,770	8.00%	$27,352	8.00%
To Be Well Capitalized	$38,462	10.00%	$34,189	10.00%
Tier I Capital (to Risk-Weighted Assets)
Actual	$39,817	10.35%	$35,301	10.33%
For Capital Adequacy Purposes	$15,385	4.00%	$13,676	4.00%
To Be Well Capitalized	$23,077	6.00%	$20,514	6.00%
Tier I Capital (to Average Assets)
Actual	$39,817	9.50%	$35,301	9.48%
For Capital Adequacy Purposes	$16,762	4.00%	$14,897	4.00%
To Be Well Capitalized	$20,953	5.00%	$18,621	5.00%

NOTE 15 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2007		2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$7,812	$7,812	$18,971	$18,971
Investment securities Available for sale	66,739	66,739	67,266	67,266
Net loans	339,366	352,811	300,822	305,486
Accrued interest receivable	1,966	1,966	1,798	1,798
Regulatory stock	1,181	1,181	914	914
Bank-owned life insurance	8,208	8,208	5,892	5,892
Mortgage servicing rights	689	689	716	716
Financial liabilities:
Deposits	$364,600	$367,851	$338,117	$338,250
Short-term borrowings	8,210	8,208	12,705	12,705
Other borrowed funds	17,661	18,422	13,763	13,857
Accrued interest payable	1,691	1,691	1,428	1,428

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

NOTE 15 - FAIR VALUE DISCLOSURE (Continued)

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Regulatory Stock, and Accrued Interest Payable

The fair value is equal to the current carrying value.

Investment Securities

The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans, Deposits, Short Term Borrowings, Other Borrowed Funds, and Mortgage Servicing Rights

The fair value for loans and mortgage servicing rights is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits, short term borrowings and other borrowed funds are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

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

NOTE 16 - PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
(In thousands)	2007	2006
Assets
Cash and due from banks	$1,604	$1,664
Investment securities available for sale	363	378
Investment in bank subsidiary	37,598	33,260
Other assets	878	531

Total Assets	$40,443	$35,833

Liabilities
Dividends payable	$487	$442
Other liabilities	33	54

Total Liabilities	520	496
Stockholders’ Equity	39,923	35,337

Total Liabilities and Stockholders’ Equity	$40,443	$35,833

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(In thousands)	2007	2006	2005
Dividends from bank subsidiary	$2,450	$2,100	$2,100
Dividends on investment securities	10	9	8
Investment securities gains	—	—	2

Total income	2,460	2,109	2,110
Noninterest expense	101	101	89

Net income before undistributed earnings of bank subsidiary and income taxes	2,359	2,008	2,021
Undistributed earnings of bank subsidiary	4,220	3,544	2,405
Income tax benefit	(33)	(33)	(29)

Net Income	$6,612	$5,585	$4,455

NOTE 16 - PARENT COMPANY (Continued)

	Year Ended December 31,
(In thousands)	2007	2006	2005
Operating Activities
Net income	$6,612	$5,585	$4,455
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(4,220)	(3,544)	(2,405)
Investment securities gains	—	—	(2)
Other, net	(346)	32	561

Net cash provided by operating activities	2,046	2,073	2,609

Investing Activities
Purchases of investment securities	(53)	(57)	—
Proceeds from sales of investment securities	—	—	6

Net cash provided by (used for) investing activities	(53)	(57)	6

Financing Activities
Purchase of treasury stock	(490)	(480)	(1,062)
Proceeds from exercise of stock options	207	338	70
Cash dividends paid	(1,770)	(1,584)	(1,543)

Net cash used for financing activities	(2,053)	(1,726)	(2,535)

Increase (decrease) in cash and cash equivalents	(60)	290	80
Cash at beginning of year	1,664	1,374	1,294

Cash at end of year	$1,604	$1,664	$1,374

NOTE 17 - QUARTERLY DATA (Unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands, except per share data):

	Three Months Ended
	March 2007	June 2007	September 2007	December 2007
Total interest income	$6,987	$7,388	$7,705	$7,871
Total interest expense	2,976	3,116	3,153	3,356

Net interest income	4,011	4,272	4,552	4,515
Provision for loan losses	225	225	300	380

Net interest income after provision for loan losses	3,786	4,047	4,252	4,135
Total noninterest income	810	840	921	946
Total noninterest expense	2,420	2,562	2,465	2,681

Income before income taxes	2,176	2,325	2,708	2,400
Income taxes	679	726	851	741

Net income	$1,497	$1,599	$1,857	$1,659

Per share data:
Net income
Basic	$.98	$1.05	$1.22	$1.09
Diluted	$.95	$1.01	$1.18	$1.05
Weighted-average shares outstanding:
Basic	1,527,418	1,529,139	1,520,024	1,521,670
Diluted	1,580,945	1,587,416	1,578,255	1,578,026

NOTE 17 - QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 2006	June 2006	September 2006	December 2006
Total interest income	$5,457	$5,903	$6,325	$6,961
Total interest expense	1,939	2,210	2,425	2,904

Net interest income	3,518	3,693	3,900	4,057
Provision for loan losses	215	—	185	385

Net interest income after provision for loan losses	3,303	3,693	3,715	3,672
Total noninterest income	739	783	758	875
Total noninterest expense	2,294	2,450	2,316	2,281

Income before income taxes	1,748	2,026	2,157	2,266
Income taxes	553	646	689	724

Net income	$1,195	$1,380	$1,468	$1,542

Per share data:
Net income
Basic	$.78	$.90	$.96	$1.01
Diluted	$.76	$.88	$.93	$.98
Weighted-average shares outstanding:
Basic	1,522,967	1,527,395	1,523,958	1,521,073
Diluted	1,571,149	1,575,616	1,573,677	1,574,918

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

P.O. Box 509

820 Church Street

Honesdale, PA 18431

570-253-1970

email: dimeco@thedimebank.com

www.thedimebank.com

INDEPENDENT AUDITORS

S.R. Snodgrass, A.C.

2100 Corporate Drive, Suite 400

Wexford, PA 15090-7647

724-934-0344

www.srsnodgrass.com

LEGAL COUNSEL

Malizia Spidi & Fisch, P.C.

901 New York Avenue, N.W.

Suite 210 East

Washington, DC 20001

202-434-4660

TRANSFER AGENT

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

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

ANNUAL MEETING

Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at The Community Room of the Wayne County Chamber of Commerce Building, 303 Commercial Street, Honesdale, PA on Thursday, April 24, 2008 at 2:00 pm.

FIRMS KNOWN TO HANDLE DIMECO, INC. STOCK TRANSACTIONS

Ferris, Baker Watts, Inc.*

100 Light Street

Baltimore, MD 21202

410-468-2749 or 877-840-0012

Howe Barnes Hoefer & Arnett, Inc.*

21B South Main Street

Cohasset, MA 02025

781-383-3350

888-239-4463

www.howebarnes.com

RBC Dain Rauscher

2101 Oregon Pike

Lancaster, PA 17601-9669

717-519-5940 or 866-604-1471

Stifel Nicolaus*

7111 Fairway Drive, Suite 301

Palm Beach Gardens, FL 33418

800-793-7226

Legg Mason Wood Walker, Inc.

330 Montage Mountain Road, Suite 201

Scranton, PA 18507-1762

570-346-9300 or 800-346-4346

Boenning & Scattergood, Inc.*

Four Tower Bridge

200 Barr Harbor Drive, Suite 300

West Conshohocken, PA 19428-2979

610-862-5360 or 800-842-8928

* Denotes Market Makers

THE DIME BANK OFFICERS

WILLIAM E. SCHWARZ

Chairman of the Board

JOHN S. KIESENDAHL

Vice Chairman of the Board

GARY C. BEILMAN

President and Chief Executive Officer

MAUREEN H. BEILMAN

Chief Financial Officer and Treasurer

PETER BOCHNOVICH

Senior Vice President and Assistant Secretary

L. JILL GEORGE

Vice President

JOSEPH W. ADAMS

Vice President

RUTH E. DANIELS

Vice President

JANETTE M. DAVIS

Vice President

THOMAS M. DIDATO

Vice President

FRANK R. REDINGTON

Vice President

CHERYL A. SMITH

Vice President

JEROME D. THEOBALD

Vice President

DEBORAH L. UNFLAT

Assistant Vice President

AMY L. BURKE

Community Office Manager

MARY CAROL CICCO

Community Banking Officer

JAN M. HOADLEY

Community Office Manager

NANCY M. LAVENDUSKI

Loan Officer

THOMAS A. ONIONS

Community Office Manager

MELANIE F. SEAGRAVES

Community Office Manager

LINDA S. TALLMAN

Secretary

CYNTHIA D. THEOBALD

Bank Security Officer

DIMECO, INC. OFFICERS

WILLIAM E. SCHWARZ

Chairman of the Board

JOHN S. KIESENDAHL

Vice Chairman of the Board

GARY C. BEILMAN

President and Chief Executive Officer

MAUREEN H. BEILMAN

Chief Financial Officer,

Treasurer and Assistant Secretary

PETER BOCHNOVICH

Senior Vice President and Assistant Secretary

JOHN F. SPALL

Secretary

TDB INSURANCE SERVICES, LLC OFFICERS

GARY C. BEILMAN

President

PETER BOCHNOVICH

Secretary

MAUREEN H. BEILMAN

Treasurer

JOSEPH PIZZO

Vice President

THE DIME BANK LOCATIONS

HONESDALE OFFICE

P.O. Box 509

820 Church Street

Honesdale, PA 18431

Phone:570-253-1902

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

Phone:570-828-1200

email: dingmansferry@thedimebank.com

OPERATIONS CENTER

P.O. Box 509

120 Sunrise Avenue

Honesdale, PA 18431

Phone:570-253-1970

email: operations@thedimebank.com

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

BARBARA J. GENZLINGER Secretary and Treasurer, The Settlers Inn, Ltd. President, Sayre Mansion, LLC

JOHN S. KIESENDAHL President and Chief Executive Officer, Woodloch Pines, Inc.

THOMAS A. PEIFER Retired Superintendent, Wallenpaupack Area School District

HENRY M. SKIER President, A.M. Skier Agency, Inc.

JOHN F. SPALL Attorney-at-Law

Not pictured: GERALD J. WENIGER, Director Emeritus

THE DIME BANK EXECUTIVE OFFICERS

Peter Bochnovich, Gary Beilman, Maureen Beilman, Joseph Adams, Jill George

THE DIME BANK OFFICERS

Melanie Seagraves, Nancy Lavenduski, Thomas Didato, Eileen Ertel, Ruth Daniels, Thomas Onions, Frank Redington, Deborah Unflat, Jerome Theobald, Cynthia Theobald, Linda Tallman, Mary Carol Cicco, Cheryl Smith, Janette Davis, Jan Hoadley

Not pictured: Amy Burke

www.thedimebank.com

DIMECO, INC. 2007 ANNUAL REPORT

STOCK LISTING: OTC Bulletin Board

DIMC - cusip number 25432W104