Form 10-K, Exhibit 13
period 2011-12-31
DIMECO INC
filed 2012-03-23
CIK 898037

DIMECO, INC. 2011 ANNUAL REPORT

www.thedimebank.com

DIMECO INC.

2011 ANNUAL REPORT

STOCK LISTING: OTC Bulletin Board
STOCK SYMBOL: DIMC
CUSIP NUMBER: 25432W104

DIMECO, INC. 2011 ANNUAL REPORT

consistency

5 YEARS IN A ROW
TOP 200
COMMUNITY BANKS IN THE COUNTRY
U.S. BANKER MAGAZINE

consistency

 you can measure.

CONTENTS

1	Financial Highlights

3	President’s Message

8	Board of Directors and Officers

9	Management’s Discussion & Analysis of Financial Condition and Results of Operation

29	Summary of Selected Financial Data

30	Management’s Annual Report on Internal Control Over Financial Reporting

31	Report on Independent Registered Public Accounting Firm

32	Consolidated Balance Sheet

33	Consolidated Statement of Income

34	Consolidated Statement of Changes in Stockholders’ Equity

35	Consolidated Statement of Cash Flows

36	Notes to Consolidated Financial Statements

72	Investor Information

72	Officers

73	Office Locations

73	Promotions

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

financial highlights

			% Increase
(amounts in thousands, except per share data)	2011	2010	(decrease)

Performance for the year ended December 31,
Interest income	$24,922	$24,640	1.1%
Interest expense	$5,152	$7,320	(29.6)%
Net interest income	$19,770	$17,320	14.1%
Net income	$5,336	$5,159	3.4%

Shareholders’ Value (per share)
Net income - basic	$3.34	$3.24	3.1%
Net income - diluted	$3.31	$3.24	2.2%
Dividends	$1.44	$1.44	-
Book value	$34.45	$31.71	8.6%
Market value	$33.50	$36.10	(7.2)%
Market value/book value ratio	97.2%	113.8%	(14.6)%
Price/earnings multiple	10.0 X	11.1 X	(9.9)%
Dividend yield	4.30%	3.99%	7.8%

Financial Ratios
Return on average assets	.96%	.94%	2.1%
Return on average equity	10.04%	10.43%	(3.7)%
Shareholders’ equity/asset ratio	9.47%	9.35%	1.3%
Dividend payout ratio	43.11%	44.44%	(3.0)%
Nonperforming assets/total assets	3.83%	3.46%	10.7%
Allowance for loan loss as a % of loans	1.86%	1.82%	2.2%
Net charge-offs/average loans	.53%	.06%	783.3%
Allowance for loan loss/nonaccrual loans	61.5%	49.4%	24.5%
Allowance for loan loss/nonperforming loans	44.3%	43.6%	1.6%
Risk-based capital	12.3%	12.2%	.8%

Financial Position at December 31,
Assets	$581,894	$542,214	7.3%
Loans	$447,254	$425,069	5.2%
Deposits	$484,284	$454,734	6.5%
Stockholders’ equity	$55,100	$50,679	8.7%

"Like the movement of a clock, our investors have counted on our sensible decision making, disciplined planning and sound policies."

consistency
you can count on.

Dear Shareholders:

It is my honor to present the 2011 annual report of Dimeco, Inc. As you read the Company’s highlights, you will see that during this past year there were numerous achievements. Throughout the year we continued to expand existing relationships, and develop new ones, with the result being an increase of 6.5% in deposit balances. According to the Federal Deposit Insurance Corporation’s annual Summary of Deposits report, we once again held the number one spot, having the highest percentage of deposits of all FDIC insured institutions within our marketplace of Wayne and Pike Counties, Pennsylvania. We were successful originating loans as well. While many institutions in our peer group struggled with diminished loan demand, we continued to meet the growing credit needs of our borrowers, with the result being an increase of 5.2% in our loan portfolio. Continuing our growth pattern, this translated into a 7.3% increase in total assets, to end the year at $582 million. These positive measurements point to our overall philosophy which is directed toward consistency in all we do. Our goal is to be our customer’s trusted financial partner. We believe that our strategic geographical office locations, coupled with our desire to grow by delivering unparalleled service, bode well for us now, as they will in the future.

One of our many consistent practices has always been that of full disclosure. This leads us to a discussion of the challenges brought about by the stagnant economy that is affecting the majority of America. As noted throughout the year, we have certain credits for which the borrowers are experiencing difficulty in meeting the contractual obligations of their loans. The majority of these loans are in the commercial portfolio and are spread across several different industries. Due to diminished or limited commerce, these borrowers are past due on their loan payments. To address this portion of our business, we concentrated our focus on all aspects of loan administration and added loan personnel in an effort to improve asset quality. Delinquencies have been met with prompt action on our part, assisting and counseling borrowers whenever possible. When prudent, borrowings were restructured. When necessary, more formal collection actions were initiated, creating an increase in the level of impaired loans over previous periods. As a result, we experienced increased costs over that typically incurred in recent years for the provision for loan losses, collection and legal fees, and carrying costs of foreclosed properties. Although these additional costs increased operating expenses in 2011, all have been adequately managed, and we believe that we have efficient policies and procedures in place to deal with issues as they arise. We realize that downturns are an inevitable part of ongoing economic cycles. To ensure that we are properly prepared for such recessionary times, we rely on, and are confident in, our detailed analyses and accompanying allowance for loan loss. However, this recessionary period is harsher and longer in duration than those that most of us can ever recall. As we go forward into what is described as the new economy, we do so with the quest of achieving successes by improving asset quality. The results of our actions will, of course, be communicated to you in future reports.

With that said, I am pleased to report that the overall results of our operations for 2011 were positive. We managed spread, controlled expenses, made timely decisions, and worked diligently to produce a successful year. You will see that the result of our efforts produced net income of $5.3 million, an increase of 3.4% over that of the previous year. Furthermore, we returned to you, our shareholders, $1.44 per share in dividends. These payments produced a very solid dividend yield of 4.3% based on our stock price at the end of the year. Stockholders’ equity expanded by a substantial 8.7% during 2011. During the year the Company reinstituted an option within the Dividend Reinvestment Plan which provides you the opportunity to make additional cash purchases of Dimeco stock with no brokerage commissions or fees imposed. All of these accomplishments were attained during another year of a struggling national economy. Despite the recessionary challenges that began in late 2008, our resolve has been, and will continue to be, directed at enhancing your investment at every possible opportunity. No matter what the economic climate, we strive for consistency that you can count on.

"When things change you can feel comfortable to move forward knowing responsible people are at the wheel."

consistency

you can trust.

Technology plays an ever increasing role in all aspects of our business activities. This is especially true in the arena of electronic banking. For several years now we have offered internet and telephone banking, cash management, merchant credit card services, remote deposit capture, and online loan applications. About a year ago, we introduced mobile phone banking, and during this past year we rolled out internet-based deposit account opening. All of these products and services are delivered in safe and secure environments, with the efficiency and convenience to meet today’s fast-paced business and personal lifestyles. Certainly as new technologies evolve, you can trust that we will implement those that are most consistent with our strategic direction.

Our Wealth Management division continues to grow. This department serves the investment needs of clients including education savings plans, asset and income enhancement, and retirement strategies. Individuals, businesses, and governmental units are served through a variety of products and services including annuities, stocks and bonds, funds, insurance products, and retirement plans. As of year end, this department was meeting the investment needs of over 1,200 clients, with more than $136 million in assets under management. The outstanding success in this area was recognized in 2011 by BAR Financial, the regional director of our investment broker/dealer, who awarded our wealth management program its national “Program of the Year” award. This honor speaks directly to the professionalism and dedication of this team to provide the utmost in investment strategies for its constituency.

Our staff, in its entirety, is to be commended for consistently contributing to our success. Each and every day this group puts forth their best efforts to meet the banking and financial goals of our customers. To them we owe our thanks, individually and as a group. Our team is comprised of dedicated people who work collectively for the betterment of all. During the year this group celebrated the milestone tenures of several of our members. Jean Birmelin, Nancy Lavenduski, Linda Tallman, and Donna Young were honored for 25 years of service along with Stacey Williams for 20 years. We recognize employment tenure at five year intervals; during 2011 nine other employees were recognized for ten or fifteen years of service. Of special note is the recognition of eight dedicated employees who were awarded the title of assistant vice president for their unending commitment to excellence; they are featured later in this annual report. The attitude, compassion, and professionalism displayed by our entire staff are qualities in which you can trust.

"Beginning every day with the responsibility of making sure everything you care about is safe and secure is a goal we both share."

consistency

you can believe in.

As alluded to earlier in this writing, the Federal Reserve, in a recent pronouncement, predicted that our national economy will limp along into late 2014, in much the same way that we have experienced the past few years. This greatly prolonged recovery from a recession is unprecedented. What that means for all of us is yet to be discovered. However, logic dictates that now is the time for all of us to be the best, the most efficient, and the most prudent that we can be, in all of our business undertakings. When I take a moment to absorb these thoughts, I see the same notions laid out in our Company’s mission statement. That statement, drafted many years ago, dictates that we “. . . provide services consistent with sound, prudent principles and to fulfill the social, economic, moral and political considerations ordinarily associated with a responsible, well-run financial institution.” We consistently operate this Company by those very sentiments. That is something in which you can truly believe.

Successes and achievements would not be possible without you, our investors. We, like all publicly held entities, are dependent on your faith and trust, evidenced by the financial commitment you made in Dimeco stock. We are thankful for the confidence you have shown through your investment. Please know that the actions we take, and the plans that we make, are all governed by our desire to provide you with the best possible return.

In conclusion, we truly thank you for your continued patronage and loyalty. We encourage you to promote to others, our banking and investment services as well as stock ownership. As always, we welcome your comments and questions.

Sincerely,

Gary C. Beilman
President and Chief Executive Officer

Officers THE DIME BANK

Officers
First row from left to right: Cheryl A. Smith, Marcia F. Guberman, Mary Carol Hanis, Ruth E. Daniels, Janette M. Davis, Melanie F. Seagraves
Middle row from left to right: Michelle E. Urban, Linda S. Tallman, Nancy M. Lavenduski, D. Jean Birmelin, Cynthia D. Burdick, Thomas M. Didato, Jerome D. Theobald, Jan M. Hoadley, Deborah L. Unflat, Amy L. Burke
Back row from left to right: Stephen Ehrhardt, Bryan G. Rupp, William R. Boyle, Robert F. Davis

Senior Officers
From left to right: Peter Bochnovich, Gary C. Beilman, Maureen H. Beilman, L. Jill George, Joseph W. Adams

8 DIMECO, INC. 2011 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2011 and 2010. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. TDB Insurance Services, LLC (“TDB”), a limited liability company, offering title insurance services, was formed by the Bank and is owned 100% by the Bank. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities, fees on services performed and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings along with salary and benefits for employees. The Bank operates six full-service branches in Honesdale, Hawley, Damascus, Greentown and Dingmans Ferry, Pennsylvania, two off-site automatic teller machines, one each in Wayne and Pike County, Pennsylvania and an operations center in Honesdale, Pennsylvania. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 113 full-time employees and 17 part-time employees at December 31, 2011.

FORWARD-LOOKING STATEMENTS

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

Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. Forward-looking statements involve risks, uncertainties and assumptions (some of which are beyond our control), and as a result actual results may differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere herein:

•	our investments in our businesses and in related technology could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to our earnings;

•	general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for loan losses and/or a reduced demand for credit or fee-based products and services;

•	changes in the interest rate environment could reduce net interest income and could increase credit losses;

•	the conditions of the securities markets could change, which could adversely affect, among other things, the value or credit quality of our assets, the availability and terms of funding necessary to meet our liquidity needs and our ability to originate loans;

•	changes in the extensive laws, regulations and policies governing financial holding companies and their subsidiaries could alter our business environment or affect our operations;

•	the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

•	competitive pressures could intensify and affect our profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet or bank regulatory reform; and

•	acts or threats of terrorism and actions taken by the United States or other governments as a result of such acts or threats, including possible military action, could further adversely affect business and economic conditions in the United States generally and in our principal markets, which could have an adverse effect on our financial performance and that of our borrowers and on the financial markets and the price of our common stock.

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events except to the extent required by federal securities laws.

NON - U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) FINANCIAL MEASURES

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

10 DIMECO, INC. 2011 ANNUAL REPORT

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

STATEMENT OF CONDITION

Growth of 7.3% in total assets for the Company was centered in growth of 20.0% in investment securities available for sale and 5.2% in loans while liabilities were up 7.2%, in particular deposits and short term borrowings finished up 6.5% and 59.0%, respectively. Continued growth has been a consistent element of our strategic plan for a number of years and will continue to be key in the future.

Cash and cash equivalents declined by $729 or 6.8% at December 31, 2011 from balances a year earlier. Cash and due from banks declined $483 or 8.3% as noninterest-bearing deposits in correspondent banks, particularly the balance in the Federal Reserve Bank of Philadelphia (the “Fed”) was lower than a year earlier. These balances support the depository clearing process and fluctuate based on the checks presented daily. Balances of interest-bearing deposits in other banks declined a slight $246 or 5.1% as funds were used to purchase investments and fund loans, both of which return a higher rate of interest than we receive on these liquid assets.

Investment securities available for sale increased $15,964 or 20.0% at December 31, 2011 as compared to balances at the end of 2010. As bonds matured or were called during the year, funds were typically reinvested in offerings that best suited our investment policy guidelines. Our goal is always to maximize income while purchasing bonds that have qualities within our pre-determined risk profile. During the year, we purchased collateralized mortgage obligations of government-sponsored agencies, securities which were not previously included in our portfolio. Management extensively researched this type of investment and determined that they meet our investment guidelines. Both mortgage-backed securities and collateralized mortgage-backed obligations of government-sponsored agencies provide cash flows on a monthly basis. Both types of investment offered attractive market rates at purchase and provide cash for reinvestment as the bonds roll off, giving us the ability to reinvest when interest rates increase. Commercial paper purchases are investment grade issues of short-term products, usually with a term of thirty to sixty days. As municipal deposits increased in the fourth quarter of 2011, we increased purchases of this short term investment in order to have assets to pledge for those deposits that would have maturities in time frames similar to the maturity dates of certificates of deposit for these customers. We have worked diligently to increase relationships with local municipal customers and continue to be more successful in our marketplace. At year end 65.2% of the investment portfolio was pledged for public funds and 19.4% was pledged for securities sold under agreement to repurchase.

Loans increased $22,185 or 5.2% from $425,069 to $447,254 during 2011. The largest area of growth was in loans secured by non-farm, non-residential properties. This portfolio grew by $13,397 or 5.2% to a total balance of $269,248 with loans granted to borrowers in a variety of industries. We continued to serve our niche market of children’s summer camps with a balance of $105,623, remaining relatively stable from the prior year total of $106,801. In February 2011, we hired an experienced commercial loan officer who has developed relationships with commercial borrowers throughout northeastern Pennsylvania. He has originated many quality loans in areas we previously had not penetrated. Loans for construction and development increased $2,099 or 16.8% at December 31, 2011 compared to a year earlier.

Contributing to the net growth in this category were two loans for hotel projects in the amount of $2,297. The first was a loan to construct a hotel and the second was a loan participation purchased from a correspondent bank for a different hotel project. The collateral for both of these transactions are located in areas with Marcellus Shale activity. Construction and development loans for completed projects are moved into their appropriate category upon completion, offsetting this growth. In addition, loans secured by one-to-four family residential properties increased $5,423 or 6.6%. Included in this growth were commercial loans secured by one-to-four family residences of $4,734. Many small business owners utilize the equity in their primary residences to collateralize their business loans. The remaining growth was primarily in adjustable rate and nonconforming mortgages. Our nonconforming mortgages are those loans that do not fit the requirements for sale in the secondary market for issues that are not related to credit quality. Some of these issues may include the acreage size of the home site being larger than what is deemed typical for residential dwellings or the total square footage of a home that is deemed to be smaller than that which is considered typical for homes of similar nature. The applicants of these loans qualify for residential borrowings in all other aspects. The Bank typically originates long term fixed rate residential mortgages with the intent to sell these mortgages in the secondary market. In addition to the loans that remained on our books, we originated $12,210 of residential mortgage loans for sale in the secondary market during 2011. As has been the trend for over six years, consumer loan balances continued to decline, albeit at a slower pace than in previous years. Consumers have continued to utilize the equity value of their homes when financing consumer purchases such as automobiles, appliances or furniture since the interest rates on home equity lines are more attractive than on installment loans. In addition, as the economy continues to struggle, fewer borrowers meet our credit quality guidelines to qualify for consumer loans.

Other real estate owned increased $2,507 or 261.1% at December 31, 2011 from balances a year earlier. As collection efforts were exhausted, we found it necessary to foreclose on two commercial properties in 2011. The property with the largest value is a summer camp in Monroe County, Pennsylvania, valued at $2,285 at December 31, 2011. This property was acquired during the first quarter of 2011. At that time, we were negotiating to sell the property for $3,000, the value at which it was placed in other real estate owned. After a few months, negotiations did not culminate in a sale. As we continued to show the property to other potential buyers, the lack of occupancy and continuation of a sluggish economy indicated that we would have to settle for less in order to sell the property. In the fourth quarter of 2011, we lowered the book value to $2,285, the value that new prospects indicated they would offer. We do not have a signed agreement of sale but expect to have a sale complete in 2012. We expected to sell a restaurant property valued at $673 in 2011 that was acquired in 2010; however, it was still on our books at year end. This property was sold in January 2012. A bar/restaurant property was acquired in the second quarter of 2011 at a value of $232. We believe that the sale of this property will occur by the end of the second quarter 2012.

The balance of other assets increased $993 or 9.9% at December 31, 2011 as compared to a year earlier. Although there were many smaller variances in assets included in this category, we will discuss the most significant increases. Due to greater borrowing activity, our required investment in stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) increased $455 or 26.4%. This equity investment is not an earning asset at this time and management took that fact into consideration before increasing borrowings during the year. In addition, we entered into a partnership for generation of low income housing tax credits in May 2011 and had advanced $360 of the total $845 investment in this partnership. Deferred tax assets increased $334 or 16.7% at December 31, 2011 compared to a year earlier based on information included in Note 12 of the “Notes to the Consolidated Financial Statements.”

Total deposits increased $29,550 or 6.5% at December 31, 2011 as compared to a year earlier. Balances of noninterest-bearing deposits increased $9,150 or 21.3% during the period. We continued to increase sales of no fee checking accounts and ended the year with over 500 new noninterest-bearing accounts in 2011. Included in this increase was a deposit of $4,000 by a municipal customer in the fourth quarter of 2011 that they withdrew in the first quarter of 2012.

Balances of interest-bearing deposits increased by $20,400 or 5.0% at December 31, 2011 as compared to a year earlier. Interest-bearing demand deposit accounts had $9,144, or 20.2%, higher balances than a year earlier for a combination of reasons. A large depositor had $4,071 more at the end of 2011 than they had one year earlier and we believe that they will require use of these funds in the first quarter of 2012. We saw greater balances in a number of our customer accounts as the year ended. The Bank continued to offer competitive interest rates on interest-bearing checking products and combined premium interest rates on certificates of deposit to customers who exhibited qualities of a “true” relationship. We defined a true relationship as those who maintain balances above a specific level and conduct certain activities within their checking accounts. Time deposit balances were $8,280 or 3.2% greater at the end of 2011 as compared to a year earlier. The Bank purchased $3,000 in brokered deposits through a trusted investment advisor and added a net of $16,388, or 69.9%, more in deposits through the Certificate of Deposit Account Registry Service

12 DIMECO, INC. 2011 ANNUAL REPORT

(“CDARS”) network in 2011. These funds are acquired through a national network of banks that offer depositors the ability to have FDIC insurance coverage on up to $50,000 of deposits by investing up to the insured limit of $250 per institution. For years, we utilized this service on a reciprocal basis, trading our depositors’ balances above the insured limit to other banks for their similar deposits. During the last two years we have utilized this association for that purpose along with generating additional deposits at national average interest rates. Over the past few years, our market area has offered interest rates above the national averages and in order to improve our interest margins, we have purchased these funds rather than pay higher rates locally. Simultaneously, balances of certificates of deposit generated within our market area declined $11,109 or 4.7% as we eliminated premium interest rates offered on these products in previous years, while still offering interest rates greater than national average rates for those customers with true deposit relationships. Our philosophy continues to be to garner the greatest deposits in our markets and we have done so, but have complimented those balances with CDARS offerings. We have seen little deposit growth as a result of gas leases on customers’ properties in the Marcellus Shale region. Our marketplace is expected to offer one of the largest natural gas deposits in the United States and we expect to gather additional deposits as drilling begins and royalties are paid to residents in northern Wayne county and other areas within our market.

Short-term borrowings increased $7,680 or 59.0% during 2011, primarily as a result of $6,000 in short-term borrowings from the FHLB. With special low interest rate offerings during the second half of 2011, we were able to utilize these borrowings in lieu of offering premium interest rate certificates of deposit or even deposits generated through the CDARS network. In addition, securities sold under agreement to repurchase, or commercial sweep accounts, increased $1,680 or 12.9% at December 31, 2011 compared to a year earlier. Our customers have increased their average balance in these sweep accounts during 2011. The sweep balances are secured by bonds in the investment portfolio.

Balances of other borrowed funds declined by $1,934 or 9.9% due to regularly scheduled payments on amortizing loans of $4,434 combined with a new borrowing of $2,500 to fund a commercial loan.

CAPITAL RESOURCES

Capital increased by $4,421 or 8.7% in 2011 with the main component of that growth from net income of $5,336 posted to retained earnings. Dividends of $2,320 offset the increase in retained earnings, maintaining the dividend payout ratio at 43.1% for 2011 as compared to 44.4% for 2010. The Board of Directors voted to maintain the dividend rate over the past years because by doing so they continued to maintain capital levels above the “well-capitalized” ratio while offering a good return to investors. They believe that the Company will have the opportunity in upcoming years to increase net income as the economy emerges from the current recessionary period. The investment portfolio had unrealized market gains, net of income tax, of $1,226 during 2011, adding significantly to the higher level of capital at December 31, 2011. Additional capital of $130 was recorded as a result of stock options and restricted stock granted in 2011 to directors and officers under the 2010 Equity Incentive Plan.

The Company’s capital position at December 31, 2011 as it relates to regulatory guidelines is presented below:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements

Leverage Ratio	9.60%	5.00%	4.00%

Tier I Capital Ratio	11.05%	6.00%	4.00%

Total Capital Ratio	12.31%	10.00%	8.00%

LIQUIDITY

The liquidity risk in financial institutions is based upon the institution’s ability to have sources of funds available to meet its needs for the outflow of cash at any specific time. Liquidity begins with cash and cash equivalents, which the Company defines as cash on hand and in banks, along with overnight investments in federal funds sold. Balances of these accounts totaled $9,923 or 1.7% of total assets at December 31, 2011. We analyze our liquidity at least quarterly considering the balance of cash and cash equivalents, scheduled principal and interest payments on loans and investments, the capacity to borrow funds, expected deposit generation, potential sales or maturities of investment securities, potential sales of residential loans in the secondary market and commercial loan participations to other financial institutions, access to brokered certificates of deposit and expected operating income. An integral part of this analysis is our borrowing capacity. The Bank has a credit line of $187,381 at the FHLB with $150,590 available at

December 31, 2011. We also have the ability to borrow from the Fed discount window and currently have agreements with two correspondent banks that allow us to borrow additional funds if needed. Uses of liquidity include origination of loans for addition to our portfolio and for loans to be sold in the secondary market, purchases of investment securities and capital projects, operating expenses, repayment of borrowed funds and payment of dividends. A review of the Consolidated Statement of Cash Flows indicates the sources of funds generated and used during the past three years. The goal is to maintain appropriate levels of liquidity to allow for customers’ cash needs from both a lending and deposit perspective, to maintain sufficient cash for operating expenses and to have amounts available to take advantage of earning opportunities as they arise. Management must be cognizant of the need to maximize earnings while taking these needs into consideration.

Companies in the financial service industry are dependent on their ability to maintain proper levels of liquidity. Both short-term and long-term liquidity are primarily generated through the methods previously enumerated. The primary source of liquidity for the Company has been deposit generation, maturity and sales of investments, and purchases of brokered funds. Short-term liquidity needs are provided through borrowings from FHLB along with lines of credit with correspondent banks. Access to brokered certificates of deposit fulfills both short-term and longer term liquidity needs with potential maturities of up to five years as does the availability to borrow from the FHLB. In addition, the Company may issue additional stock to supplement long-term funding needs.

Management believes that the Company has sufficient liquidity to meet both its short-term and long-term needs. We understand that liquidity may be adversely affected by many factors including unexpected deposit outflows, aggressive competitive pricing by other financial intermediaries and other cash requirements. We are aware of our dependence on customers’ deposits to sustain our liquidity levels. We believe that the FDIC’s increased insurance levels have assisted us to maintain deposits in light of increased customer concerns regarding the security of the financial services industry. As an additional method for customers to remain apprised of the quality of our institution, we have continued to regularly disseminate information regarding our financial position through quarterly press releases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is inherent in the financial services industry, encompassing the risk of loss associated with adverse changes in market interest rates and prices. As an organization, we have placed the management of this risk in the Asset/Liability Committee (“ALCO”). This committee is comprised of all senior officers of the Bank along with vice presidents representing each product offering, information technology, community banking and marketing. The committee follows guidelines enumerated in the ALCO policy which was developed to achieve earnings consistent with established goals while maintaining acceptable levels of interest rate risk, adequate levels of liquidity and adherence to regulatory mandates. The committee reports to the Board of Directors on at least a quarterly basis.

Asset market risk is most prevalent in the investment and loan portfolios. With interest rates continuing at low levels, it has been challenging to locate and purchase investments with the credit quality required by our guidelines while offering yields that we believe will offer long term benefit for the Company. We continued to purchase highly rated investments as opportunities occurred. Management has maintained a portfolio which includes investments in short-term commercial paper, and has added mortgage-backed securities and collateralized mortgage obligations of government-sponsored agencies which offer cash streams over the life of the bonds in order to maintain liquidity. All investments are held in the available for sale category even though management anticipates holding all investments to maturity or call date, but may sell securities as specific liquidity needs arise. Interest rates on consumer loans are determined by the Loan Committee and reviewed by the ALCO and are adjusted as warranted. The committees review local rates along with internal rate guidelines to determine the appropriate interest rates to charge. Residential mortgage interest rates are tied to secondary market rates as the majority of these loan originations are sold in the secondary market. Commercial loan rates are determined on a case by case basis and are dependent on the characteristics of each loan and borrower. The Loan Committee instituted interest rates with floors on the majority of all new adjustable rate loans originated in the past three years and continues to negotiate the introduction of floor interest rates as revolving lines of credit are reviewed or loan terms are extended. Market risk inherent in loans held for sale has been mitigated by controlling the length of time between origination and sale of these loans. The balance of loans in this category is generally less than $1,000.

To address credit risk, both the loan portfolio and the investment portfolio have stringent guidelines as to the credit quality of acceptable assets. These guidelines are dictated by safety and soundness regulatory guidelines.

14 DIMECO, INC. 2011 ANNUAL REPORT

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

The ALCO is cognizant of the ability for interest rates to adversely affect assets, liabilities, capital, and interest income and expense. In particular, two analytical tools are used to ascertain our ability to manage this market risk. The first is the Statement of Interest Sensitivity Gap. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame in which funds can be reinvested or repriced. The second report is the Analysis of Sensitivity to Changes in Market Interest Rates which is used to determine the affect on income of various shifts in the interest rate environment. Both reports include inherent assumptions in order to process the information. Management is aware that these assumptions affect results and that actual results may differ from the projected results suggested by these tools. These assumptions include an estimate of the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity and that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the balance sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase other borrowings will affect the results of the analysis. Despite these limitations, these analyses are good tools to use in a consistent fashion to assist in the management of the Company. Similar versions of these same reports are used by most financial institutions. Both measurements are as of December 31, 2011.

STATEMENT OF INTEREST SENSITIVITY GAP

	90 days	>90 days	1 - 5
	or less	but < 1 year	years	>5 years	Total
Assets
Interest-bearing deposits in other banks and federal funds sold	$4,575	$-	$-	$-	$4,575
Investment securities available for sale (5)	21,663	6,150	29,087	38,719	95,619
Fixed annuity investment	-	-	1,581	-	1,581
Loans (1) (4)	77,001	122,913	91,508	143,345	434,767

Rate sensitive assets	$103,239	$129,063	$122,176	$182,064	$536,542

Liabilities
Interest-bearing deposits:
Interest-bearing demand (2)	$4,349	$13,592	$36,426	$-	$54,367
Money market (3)	11,222	33,005	21,783	-	66,010
Savings (2)	3,475	10,860	29,104	-	43,439
Time deposits	57,790	138,730	71,731	-	268,251
Short-term borrowings	16,686	4,000	-	-	20,686
Other borrowings (6)	497	3,024	5,769	8,328	17,618

Rate sensitive liabilities	$94,019	$203,211	$164,813	$8,328	$470,371

Interest sensitivity gap	$9,220	$(74,148)	$(42,637)	$173,736	$66,171
Cumulative gap	$9,220	$(64,928)	$(42,636)	$131,100
Cumulative gap to total assets	1.58%	(11.16)%	(18.49)%	11.37%

(1)	Loans are included in the earlier period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.
(2)	Interest-bearing demand deposits and savings are segmented based on the percentage of decay method. The decay rates used include 8% "90 days or less," 25% " >90 days but <1 year" and 67% "1-5 years."
(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used include "90 days or less" 17%, ">90 days but < 1 year" 50% and "1-5 years" 33%.
(4)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.
(5)	Variable interest rate investments are included in the period in which interest rates are next scheduled to adjust while fixed interest rate investments are included in each period according to the contractual repayment schedule.
(6)	Borrowings are included in each period according to the contractual repayment schedule.

This report shows the Company to be in a liability sensitive position of $64,928 in the period of one year or less, meaning that there are more liabilities than assets which will reprice in this period. Traditionally management focuses the greatest attention to the net gap of the balance sheet in this time frame although we manage levels in all time frames.

This negative position in the less than one year category is fueled mainly by twelve month certificates of deposit on the liability side and the decline in short-term investments on the asset side. With interest rates at historic lows, our customers have shortened the maturities of their deposits in order to be prepared to take advantage of higher interest rates when they are offered. Purchasing investments with longer maturities enhances net interest income. Given that many of those investments offer principal reductions each month, we have the opportunity to reinvest funds at higher rates when markets move upward. This liability sensitive position offers the opportunity to reprice liabilities to lower rates if the market declines but is typically not the most favorable position to be in for a rising rate forecast. Due to the low interest rate environment, we have been hampered in decreasing liability interest rates since most market rates are nearly as low as possible. In the current low rate environment, interest earned on assets is also at historic low levels and has been sustained since the beginning of the recession in 2008. With the introduction of rate floors on new adjustable rate loan offerings, we are building some lag time in repricing for those loans which may not be evident in this analysis. We expect interest paid on liabilities will be delayed as asset market rates increase going forward. Management has established a range of sensitivity that we feel depicts prudent banking practice and we manage the balance sheet to be within that range.

16 DIMECO, INC. 2011 ANNUAL REPORT

The following table presents the Company’s potential sensitivity in net interest income, net income and equity value at risk, or the potential of adverse change in the economic value of equity with rates up or down 100, 200 and 300 basis points. Economic value of equity is the present value of assets minus the present value of liabilities at a point in time.

ANALYSIS OF SENSITIVITY TO CHANGES IN MARKET INTEREST RATES

	100 basis points
	Up		Down
	Amount	%	Amount	%
Net interest income	$(679)	(3.13)%	$569	2.62%
Net income	$(450)	(7.04)%	$378	5.91%
Economic value of equity	$(7,075)	(10.10)%	$9,482	13.53%

	200 basis points
	Up		Down
	Amount	%	Amount	%
Net interest income	$(1,034)	(4.76)%	$(23)	(.11)%
Net income	$(698)	(10.90)%	$(10)	(.16)%
Economic value of equity	$(10,054)	(14.35)%	$17,083	24.38%

	300 basis points
	Up		Down
	Amount	%	Amount	%
Net interest income	$(1,409)	(6.49)%	$(551)	(2.54)%
Net income	$(959)	(14.98)%	$(356)	(5.57)%
Economic value of equity	$(14,731)	(21.02)%	$22,491	32.09%

The greatest risk to the Company from an income perspective is an immediate increase in market interest rates of 300 basis points. With a sudden shift of that magnitude we would experience a decline of $959 or 14.98% of net income. In the economic value of equity measurement, an increase of 300 basis points would affect the Company by lowering equity by $14,731 or 21.02%, a level that is within our established tolerance limits. Management believes that we have the ability to affect the changes in income and equity by taking actions which are not factored in this analysis.

We believe that the most likely scenario will be an increase in interest rates. On each of the parallel interest rate shifts above, the model suggests a loss of income in rising rates. We point out that this model is not realistic in that interest rates do not move in a parallel fashion and as rates do increase, management will certainly adjust the mix of new assets and liabilities relying on our combined experience and knowledge in order to make the best business decisions we can in whatever economic situation exists.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount that management estimates is adequate to provide for potential losses inherent in the loan portfolio. It is the largest subjective measurement in the financial statements. The balance is derived by charging losses against the allowance while recoveries are credited to it with charges to provision expense providing the amount necessary to maintain the appropriate balance per our analysis. As of December 31, 2011, the balance of the Company’s allowance was $8,316 which represented 1.86% of the loan portfolio compared to $7,741 or 1.82% at December 31, 2010.

Given the current sustained national economic climate, there has been greater concern regarding higher-risk lending. The Company has no option adjustable rate mortgage loans, negative amortizing loans, subprime loans or loans with initial teaser rates. We do, however, grant junior lien residential mortgage loans. Balances of these loans were $16,657 or 3.7% of total loans at December 31, 2011. These loans are made for various reasons capitalizing on the borrower’s home values for which the loans are typically granted with a maximum loan to value ratio of 80%. In addition, the Company has granted other loans with residential real estate serving as collateral for which the loan to value ratio is greater than 80%. These loans represent $10,516 or 2.4% of total loans at December 31, 2011.

Provision expense is based on management’s periodic evaluation of the adequacy of the allowance for loan losses, taking into consideration the overall risk characteristics of the portfolio, our specific loan loss experience, current and projected economic conditions, industry loan experience and other relevant factors. These estimates, including the amounts and timing of future cash flows relating to impaired loans, used to determine the adequacy of the allowance are particularly susceptible to significant change. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance and a qualitative allowance. The specific allowance is determined by measuring impairment based upon the practices outlined in GAAP. These principles prescribe methods to measure impairment and income recognition as well as documenting disclosure requirements. The formula allowance is calculated using two separate methods. First, we apply factors to outstanding loans by type and risk weighting, excluding those loans for which a specific allowance has been determined. These loss factors are determined by management using historical loss information, current economic factors, portfolio concentration analysis, current delinquency ratios and the experience level of the loan officers in conjunction with evaluations of specific loans during the loan review process. The second formula evaluates selected loans on an individual basis and allocates specific amounts to the allowance based on our internal risk assessment. The qualitative portion of the allowance is determined based upon management’s evaluation of a number of factors including: national and local economic business conditions, collateral values within the portfolio, credit quality trends and management’s evaluation of our particular loan portfolio as a whole. Refer to Note 1 of the “Notes to the Consolidated Financial Statements” for a more detailed explanation.

The Company employs an experienced outside professional loan review firm to perform the commercial loan review function. This review places each evaluated loan in a category ranging from pass quality to loss. In order to test the majority of the commercial loan category, a review of loan relationships is performed to include approximately 64% of the average portfolio. Current financial information of the customer, an analysis of loan concentrations, financial ratio comparisons, adherence to payment schedule, regulatory evaluations and peer comparisons are all considered in the loan review procedure. At the time of origination management evaluates all loans utilizing similar guidelines, many of which are not included in the third party loan review process. Those loan evaluations are adjusted downward if we recognize any deterioration in the quality of the loan, such as delinquencies or a decline in the financial performance of the borrower. After careful evaluation of all factors, a risk rate is assigned and an allowance amount is calculated for each category of reviewed loans. Groups of smaller dollar loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

In the fourth quarter of 2011, we hired an experienced loan officer to handle assets that exhibit current and potential credit issues. He will focus his attention on current loan relationships that have exhibited signs of financial strain, with the intent to keep those loans from becoming troubled loans. Handling loans that are currently classified as nonaccrual, impaired or as a troubled debt restructuring is his next priority. He is also involved in managing other real estate owned, with an emphasis on liquidating those properties with minimal financial impact to the Company.

18 DIMECO, INC. 2011 ANNUAL REPORT

SUMMARY OF LOAN LOSS EXPERIENCE

	2011	2010	2009	2008	2007
Balance January 1,	$7,741	$6,253	$5,416	$5,392	$4,469

Charge-offs:
Commercial, financial and agricultural	272	35	187	139	146
Real estate-construction	-	-	-	-	-
Real estate-mortgage	1,883	138	144	691	-
Installment loans to individuals	206	144	187	178	214
Total charge-offs	2,361	317	518	1,008	360

Recoveries:
Commercial, financial and agricultural	1	10	-	6	4
Real estate-construction	-	-	-	-	-
Real estate-mortgage	8	-	5	1	19
Installment loans to individuals	52	45	50	75	130
Total recoveries	61	55	55	82	153

Net charge-offs	2,300	262	463	926	207

Additions charged to operations	2,875	1,750	1,300	950	1,130

Balance at December 31,	$8,316	$7,741	$6,253	$5,416	$5,392

Ratio of net charge-offs during the period to average loans outstanding during the period	.55%	.06%	.12%	.26%	.06%

Allowance for loan loss as a % of loans outstanding	1.86%	1.82%	1.53%	1.42%	1.56%

Included in Note 5 of the “Notes to the Consolidated Financial Statements” are schedules which include the total loans which were past due 90 days or more or in nonaccrual and/or impaired status. The definition of impaired loans is not the same as the definition of nonaccrual loans, although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while typically not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. At December 31, 2011, loans of $17,422 were classified as impaired. As troubled economic conditions continue in our country, we continue to experience a higher level of nonperforming loans. When commercial loans are ninety days or more past due or management deems it prudent, we include them in impaired status and determine the appropriate allocation of the allowance for loan losses relating to each of the these loans. There are multiple reasons for loans to be included in this category. One relationship is included in impaired status due to its classification as a troubled debt restructuring. Loans included in this relationship were originated in the fourth quarter of 2011 at a below market rate of interest. They are impaired for this reason only. We believe that the loans will perform according to the terms and do not anticipate any problems with delinquency. One relationship is included because of a modification of the original terms of the loan agreements. This customer has made all scheduled payments according to the modified terms. We are in the process of foreclosure in two other relationships and expect to have those actions completed during 2012. A group of loans made to a common group of investors who operate several businesses under different entities is also categorized as impaired due to delinquency. The majority of the loans are very well secured and the borrower brought the majority of the loans current in early 2012. Another loan relationship included in this status is in the process of a workout wherein we believe that the loans will be either paid off or moved to accruing status in 2012. In each case, we have included the appropriate amount in the analysis of the allowance for loan losses.

The level of loans past due 90 days or more and still accruing interest at December 31, 2011 was $551. All loans included in this category are well secured. Management does not believe that we have any one loan that would have a material charge to the allowance for loan losses. Loans in nonaccrual status were $13,515 at December 31, 2011 compared to $15,676 at December 31, 2010. The majority of these loan amounts were secured by real estate and in the process of collection along with being classified as impaired as of the balance sheet date. Due to the current economic climate, we have experienced a noticeably longer timeframe for loans to be in an adverse position before we are able to take possession of the assets. Local government agencies responsible for enforcing the collection process have experienced a large backlog due to the increase in legal collection actions. We continue to proceed with collection efforts, but expect that each of these actions may take one year or more until economic conditions improve.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company engages in a variety of financial transactions that in accordance with GAAP are not recorded on its consolidated financial statements. These off-balance sheet arrangements primarily consist of loan commitments, letters of credit and unused lines of credit, including commercial lines for the financing needs of our customers. These off-balance sheet arrangements involve, to varying degrees, elements of credit, interest rate and liquidity risk. During the year ended December 31, 2011, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.

RESULTS OF OPERATIONS

2011 Compared to 2010

Net income for the year ended December 31, 2011 was $5,336 which represented $3.31 per share on a diluted basis, an increase of $177 or 3.4% greater than the previous year. By lowering the cost of funds, net interest income was the primary area for added profitability while costs associated with nonperforming loans offset much of the additional income generated. By continuing to control costs, our efficiency ratio improved to 57.7% for 2011 from 58.2% for 2010, thereby increasing net income.

Net Interest Income

This discussion regarding net interest income should be read in conjunction with the schedule Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential and Rate/Volume Analysis of Changes in Net Interest Income. Interest income is adjusted to reflect tax equivalent balances; therefore revenue in these statements is slightly greater than reported in the income statement.

Tax equivalent interest income for the year ended December 31, 2011 was $25,662, a slight increase of $356 or 1.4% over that earned in the previous year. Tax equivalent interest earned on loans of $22,552 for the year ended December 31, 2011 was $205 or .9% greater than earned in 2010. The average loan portfolio increased by $15,985 or 4.0%, while the yield on loans declined from 5.53% in 2010 to 5.37% for 2011. Approximately 78% of our loan portfolio carries an interest rate that adjusts with changes in market rates, generally the prime rate of interest. One method we use to assist borrowers with new projects is to grant them a loan with the interest rate fixed for a period of time, generally one to three years. Those loans then adjust to a variable interest rate that is tied to prime. The majority of these loans originated at higher interest rates in 2008 or earlier and then repriced to lower rates in previous years; however during 2011 the last of these loans repriced downward. Before the current economic slowdown, we did not generally include a floor or ceiling rate of interest on commercial loans. Since 2009, new commercial and commercial real estate loan originations and renewal of most commercial lines of credit are written with interest rate floors of between 4.5% and 6.0%. The average balance of loans in nonaccrual status was $12,655 during 2011. As loans are placed on nonaccrual status, interest receivable is reversed at the time of reclassification and interest recognition is discontinued until the loan is either paid off or returned to accrual status after making six months of timely payments. If these loans were in accrual status we would have earned an additional $613 in 2011 and $472 in 2010.

Interest earned on taxable investment securities declined $70 or 5.2% in 2011 compared to 2010. The average balance of these investments decreased $8,496 or 13.5% while the average interest earned increased by 21 basis points. Bonds purchased in the past two years were longer in duration and yielded greater interest than bonds such as short-term commercial paper that offered greater liquidity but lower interest rates.

20 DIMECO, INC. 2011 ANNUAL REPORT

Interest earned on tax-exempt bonds increased $243 or 15.3%, on a tax equivalent basis, as we added more of this type of bond to our portfolio in 2011. The average balance of these bonds increased from $26,873 in 2010 to $31,408 in 2011. These bonds offered the most attractive yields at the time of purchase. They have extended the duration of our investment portfolio but we believe that the value of these bonds has made the portfolio more valuable as seen by an increase of $1,471 in the market value from a year earlier.

By utilizing our funds to make loans or purchase investments versus maintain higher balances in interest-bearing deposits in other banks or federal funds sold, we have the opportunity to increase earnings. Average balances of interest-bearing deposits in other banks and federal funds sold declined by $5,086 or 59.1% and $1,747 or 89.3%, respectively for the year ended December 31, 2011 compared to 2010. Income earned on these assets declined $22 or 64.7%, in 2011 from a year earlier. Higher balances of these assets were previously maintained in order to assure that we had enough liquidity to meet daily needs. By analyzing our need for liquidity and taking our borrowing capacity into consideration, we have been able to lower balances of these assets during 2011 and maintain liquidity at an acceptable level.

Total interest expense declined $2,168 or 29.6% for the year ended December 31, 2011 compared to the previous year. Interest expense for each category of interest-bearing liabilities decreased from 2010. Interest on deposits was the most significant change, lowering that expense by $2,002 or 32.2% in 2011 than in 2010. We managed the decreases in interest rates over the entire year, beginning with elimination of “special” certificate of deposit promotions in 2010. Certificates of deposit originated under those promotions matured in 2011 and were either reissued at lower interest rates, moved to other types of interest-bearing deposits or transferred out of the Bank. We were successful in maintaining relationships with customers in our primary market by offering relationship pricing on certificates of deposit to those who maintained true relationships with us. The result was a decline in interest expense on time deposits of $1,898 or 34.5% less than the previous year. As the year progressed, we continued to monitor local market interest rates offered by our competition, rates offered by other sources such as brokered deposits and short-term borrowings while adjusting the balance sheet mix of liabilities. This strategy resulted in lower rates paid on each type of interest-bearing liability.

Interest paid on other borrowings declined $132 or 13.7% in 2011 compared to 2010. Scheduled interest payments on amortizing borrowings were lower due simply to declining principal balances on those borrowings as monthly principal and interest payments are made over the life of the borrowings. In addition, one $2,500 borrowing matured in September 2011 and was replaced with a new borrowing at an interest rate that was 1.9% lower.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;

INTEREST RATES AND INTEREST DIFFERENTIAL

	2011			2010			2009
	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance (3)	Expense	Rate	Balance (3)	Expense	Rate	Balance (3)	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned (1)(2)(4)	$419,966	$22,552	5.37%	$403,981	$22,347	5.53%	$387,767	$22,530	5.81%
Investment securities:
Taxable (5)	54,390	1,266	2.33%	62,886	1,336	2.12%	37,090	1,194	3.22%
Exempt from federal income tax (2)	31,408	1,832	5.83%	26,873	1,589	5.91%	24,116	1,421	5.89%
Interest-bearing deposits in other banks	3,526	11	.31%	8,612	28	.33%	3,971	12	.30%
Federal funds sold	210	1	.48%	1,957	6	.31%	2,549	7	.27%
Total interest-earning assets/interest income	509,500	25,662	5.04%	504,309	25,306	5.02%	455,493	25,164	5.52%

Cash and due from banks	5,117			4,901			4,947
Premises and equipment	10,251			10,652			11,099
Other assets, less allowance for loan losses	32,034			26,431			20,245
Total Assets	$556,902			$546,293			$491,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings	$43,039	$103	.24%	$39,808	$119	.30%	$36,446	$116	.32%
Demand - interest-bearing	118,508	512	.43%	102,340	600	.59%	80,369	533	.66%
Time deposits	246,664	3,598	1.46%	266,467	5,496	2.06%	241,220	6,882	2.85%
Short-term borrowings	21,799	108	.50%	17,423	142	.82%	15,488	122	.79%
Other borrowed funds	18,534	831	4.48%	21,378	963	4.50%	27,889	1,097	3.93%
Total interest-bearing liabilities/interest expense	448,544	5,152	1.15%	447,416	7,320	1.64%	401,412	8,750	2.18%

Noninterest-bearing deposits	51,338			45,323			40,489
Other liabilities	3,867			4,090			3,936
Total Liabilities	503,749			496,829			445,837

Stockholders' Equity	53,153			49,464			45,947
Total Liabilities and
Stockholders' Equity	$556,902			$546,293			$491,784

Net interest income/interest spread		$20,510	3.89%		$17,986	3.38%		$16,414	3.34%

Margin Analysis:
Interest income/earning assets		$25,662	5.04%		$25,306	5.02%		$25,164	5.52%
Interest expense/earning assets		5,152	1.01%		7,320	1.45%		8,750	1.92%

Net interest income/earning assets		$20,510	4.03%		$17,986	3.57%		$16,414	3.60%

Ratio of average interest-earning assets to average interest-bearing liabilities			113.59%			112.72%			113.47%

(1)	Nonaccrual loans are included in other assets.
(2)	Income on tax-exempt assets is calculated on a taxable equivalent basis using a federal income tax rate of 34%.
(3)	Average balances are calculated using daily balances.
(4)	Interest on loans includes fee income.
(5)	FHLB paid no dividend and the investment was moved to other assets for 2011, 2010 and 2009. Fixed annuity investment was reclassified in 2011 and 2010 from interest income to other income.
Certain amounts for prior years have been reclassified in order to conform to current presentation.

22 DIMECO, INC. 2011 ANNUAL REPORT

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2011 Compared to 2010			2010 Compared to 2009
	Total	Caused by		Total	Caused by
	Variance	Rate(1)	Volume	Variance	Rate(1)	Volume
Interest income:
Loans (gross)	$205	$(679)	$884	$(183)	$(1,125)	$942
Investment securities:
Taxable	(70)	110	(180)	142	(689)	831
Exempt from federal income tax (2)	243	(25)	268	168	6	162
Interest-bearing deposits	(17)	-	(17)	16	2	14
Federal funds sold	(5)	-	(5)	(1)	1	(2)
Total interest-earning assets	356	(594)	950	142	(1,805)	1,947

Interest expense:
Savings	(16)	(26)	10	3	(8)	11
Interest-bearing checking	(88)	(183)	95	67	(78)	145
Time deposits	(1,898)	(1,490)	(408)	(1,386)	(2,106)	720
Short-term borrowings	(34)	(70)	36	20	5	15
Other borrowed funds	(132)	(4)	(128)	(134)	122	(256)
Total interest-bearing liabilities	(2,168)	(1,773)	(395)	(1,430)	(2,065)	635
Net change in net interest income	$2,524	$1,179	$1,345	$1,572	$260	$1,312

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.
(2)	Income on interest-earning assets is calculated on a taxable equivalent basis using a federal income tax rate of 34%.

Provision for Loan Losses

The provision for loan losses of $2,875 was $1,125 or 64.3% greater in 2011 than the previous year. Total loans increased $22,185 or 5.2% from December 31, 2010 to the end of 2011, requiring a greater balance in the allowance for loan losses. As 2011 unfolded we recognized additional problem loans for which we booked charge-offs or determined it necessary to increase the allowance for loan losses. These borrowers are continuing to struggle due to economic conditions that have persisted over the past three years. Provision for loan losses expense is a direct result of the calculation for the appropriate level of the allowance for loan losses which is discussed in a separate section of this discussion.

Noninterest Income

Total noninterest income of $3,905 decreased $189 or 4.6% from noninterest income earned in 2010. The largest decline was $270 or 20.9% in service charges on deposit accounts. Customers seem to be monitoring their checking accounts more closely than in previous years and we are seeing fewer instances of overdrafts. This circumstance, coupled with regulatory changes effective in the third quarter of 2010 regarding how the Bank may charge for overdrafts, resulted in lower income. Net gains on mortgage loans held for sale decreased $48 or 13.6% in 2011 compared to 2010. As mortgage interest rates declined throughout 2010, we were able to sell those mortgages and realize greater gains on each sale than in 2011. Residential mortgage interest rates were fairly stable during 2011 resulting in less of an opportunity to realize gains on the sales. Debit card fees increased $85 or 16.3% due to a greater number of transactions executed by our customers. Other income includes many smaller sources of noninterest income. In 2011 we recognized $53 or 6.9% more income than in the previous year. The largest variance in this category was in commissions and fees, representing $84 or 75.4% more than the year before. Included in this income are fees charged for letters of credit originated for our customers. We earn fee income on letters of credit at the maturity of the commitment and in 2010 we originated several larger standby letters of credit that matured in 2011. In previous years we recorded an expense for the decline in market value of mortgage servicing rights. In 2011 the value of our mortgage servicing rights improved and we were able to book an increase of $25 in the value of these servicing rights as income. Offsetting this income, we realized a loss of $99 in 2011 which was $40 or 68.6% more than 2010 from a limited partnership for which we receive low income tax credits.

While the housing project began to be occupied in 2010, it did not have a full year of operation until 2011. Smaller variances in other income sources were responsible for the remaining additional income.

Noninterest Expense

Noninterest expense increased $1,238 or 9.6% in 2011 compared to 2010. Salaries and employee benefits of $6,981 is the largest noninterest expense and increased $314 or 4.7% in 2011 compared to $6,667 for 2010. Amounts paid to our employees represented $224 of the increase and was 4.7% greater than payroll expense for 2010. Payroll expense increased in part because we hired employees for higher level positions in the organization and did not replace several in other areas, thereby maintaining the number of full time equivalent employees. Annual cost of living salary increases were 2.5% on average for employees in January 2011. As payroll increases, employment taxes also increase, resulting in $28 or 7.5% more in 2011 than in 2010. Health insurance expense increased $51 or 6.5% in 2011 compared to costs for 2010, trending well below the national trend. Health insurance costs have been escalating for a number of years; in 2007 we became a member of a self-funded health care consortium of banks in northeastern Pennsylvania. We believe that costs for health insurance have been managed best by this solution but those expenses have continued to rise as the health care industry nationwide has been affected by higher costs and additional regulatory burden. In September 2011, the Board of Directors granted a combination of restricted stock and stock options to officers. In compliance with GAAP, we recorded an expense of $51for these grants. There was no similar expense in 2010. The Company develops incentive goals for all employees at the beginning of each year and accrues this benefit as the year progresses. Before any incentive benefit is paid, we must meet benchmark goals. As the year 2011 unfolded, it appeared that we would meet those goals, however, in the fourth quarter we had several larger expenses that prohibited paying incentives at the previously expected level. In recognition of our employees’ hard work throughout this difficult economy, the Board of Directors authorized payment of an incentive to all employees even though the benchmark goals were not met. Incentives for 2011 were $55 or 37.9% less than in 2010. Other payroll related expenses of smaller dollar values were responsible for the remaining variance.

FDIC insurance expense declined $177 or 23.9% in 2011 compared to 2010. The FDIC changed the methodology for calculating this assessment in the second quarter of 2011, resulting in lower costs to the Bank.

In the first quarter of 2011 we took possession of a summer camp in Monroe County, Pennsylvania. At the time of foreclosure, we determined the appropriate market value of the property and used that value as the basis for our asset. Initially we had a potential buyer for the property and believed we would close the sale in 2011. As the year progressed, the potential purchaser experienced some issues and did not purchase the property. With another year of the camp not being occupied, the value began to decline and management lowered the sales price of the property. Based on that decrease in asking price, we recorded an impairment of other real estate owned of $715. In addition, we had a $10 adjustment related to another property.

The category of other expense encompasses a variety of operating expenses that are typically smaller in individual value. Expenses included in this category are advertising, directors’ fees, charitable donations, telephone, and postage along with other expenses. Other noninterest expense increased $377 or 16.1% in 2011 compared to 2010. Costs related to other real estate owned were $173 or 184.6% greater in 2011 than in the previous year. The most significant expense included herein is real estate taxes on foreclosed properties. As borrowers experience financial difficulties and cannot make loan payments, they usually fall behind in payment of real estate taxes on the collateral. Upon taking possession of the properties, we must pay all real estate taxes due, including those from prior years. We must also maintain the properties in order to make them saleable, sometimes performing overdue maintenance on the properties. Network costs for operating ATMs was $66 or 23.2% greater in 2011 than 2010. Customers utilize our ATMs more each year and the costs for the network are directly proportional to the greater number of transactions through our ATMs. The Pennsylvania shares tax is based on average capital position of the Bank and increases each year as capital increases. That expense was $56 or 18.2% greater in 2011 than the previous year. In accordance with GAAP, we recorded an expense of $51 for grants of stock options and restricted stock to directors in 2011. This expense was unmatched in 2010. Smaller variances in many other expense categories made up the remaining change in expense, none of which are material alone.

24 DIMECO, INC. 2011 ANNUAL REPORT

2010 Compared to 2009

Net income for the year ended December 31, 2010 was $5,159 or $3.24 per diluted share, an increase of $757 or 17.2% over net income of $4,402 or $2.79 per diluted share a year earlier. During the year 2010, the Company was able to slightly improve the interest spread resulting in greater net interest income. We were able to control many expense items, but continued to struggle with nonperforming loans, thereby necessitating an increase in the provision for loan losses. Noninterest income improved on the whole, but included declines in both service charge income and gains on loans held for sale. FDIC surveys show that the Bank’s ratios based on net income for the year 2010 continued to rank us in the top third of banks of similar size in the country. Discussion of each category in particular follows.

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

Tax equivalent interest income on tax exempt bonds increased $168 or 11.8% in 2010 compared to 2009 while the average balance of this type investment increased $2,757 or 11.4%. We were able to purchase additional tax-exempt bonds which continued to earn a similar interest rate as those in portfolio at the beginning of the year. Over the prior two years we had increased our holdings of tax-exempt bonds as they offered higher interest yields than were available for other bonds at the time of purchase. We believe that the market risk associated with the longer nature of these bonds is acceptable for the amount that we have in portfolio and have addressed the credit risk by purchasing only general obligation bonds which are of investment grade. Due to budget issues for many states and municipalities, we will continue to monitor these investments for deterioration and will take appropriate steps if credit issues arise.

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

Provision for Loan Losses

The provision for loan losses was $1,750 for 2010, an increase of $450 or 34.6% over the expense for 2009. During 2010, we experienced an average increase of $16,214 in the loan portfolio and reclassified a net amount of $8,112 of loans to impaired status. The economy continued to stall throughout the year and our loan customers found it more difficult to perform according to the original terms of their contracts. We analyze the loan portfolio using various modeling characteristics, including the measures noted here, in an effort to determine the most accurate level for the allowance for loan losses. The allowance is primarily funded through the provision expense, enhanced by recoveries of previously charged-off loans and offset by loans charged off in the current period. Our analysis indicated that the provision expense was appropriate in each year.

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

26 DIMECO, INC. 2011 ANNUAL REPORT

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

MARKET PRICES OF STOCK/DIVIDENDS DECLARED

The Company’s stock is listed on the OTC Bulletin Board under the symbol “DIMC.” The book value per share at December 31, 2011 was $34.45, representing an increase of 8.6% over the 2010 book year end value of $31.71. There were approximately 707 shareholders of record at December 31, 2011. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock and dividends declared for the calendar quarters indicated, based upon information obtained from published sources:

	2011			2010
			Dividend			Dividend
	High	Low	Declared	High	Low	Declared
First Quarter	$40.00	$35.75	$.36	$36.00	$30.85	$.36
Second Quarter	$38.50	$35.00	$.36	$40.99	$34.00	$.36
Third Quarter	$36.50	$34.00	$.36	$39.75	$33.00	$.36
Fourth Quarter	$36.00	$33.50	$.36	$39.05	$32.25	$.36

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

28 DIMECO, INC. 2011 ANNUAL REPORT

SUMMARY OF SELECTED FINANCIAL DATA

	2011	2010	2009	2008	2007
Summary of operations
Interest income	$24,922	$24,640	$24,517	$28,175	$29,951
Interest expense	5,152	7,320	8,750	10,665	12,601
Net interest income	19,770	17,320	15,767	17,510	17,350
Provision for loan losses	2,875	1,750	1,300	950	1,130
Net interest income after provision for loan losses	16,895	15,570	14,467	16,560	16,220
Other income	3,905	4,094	3,958	3,764	3,517
Other expenses	14,085	12,847	12,471	11,177	10,128
Income before income taxes	6,715	6,817	5,954	9,147	9,609
Income taxes	1,379	1,658	1,552	2,746	2,997

Net income	$5,336	$5,159	$4,402	$6,401	$6,612

Per common share
Earnings - basic	$3.34	$3.24	$2.82	$4.17	$4.34
Earnings - diluted	$3.31	$3.24	$2.79	$4.05	$4.18
Cash dividends	$1.44	$1.44	$1.44	$1.32	$1.19
Book value	$34.45	$31.71	$30.21	$28.53	$26.23
Shares outstanding at year end	1,599,646	1,598,218	1,559,778	1,558,728	1,522,200

Balance sheet data - end of year
Total assets	$581,894	$542,214	$530,657	$472,478	$434,322
Loans	$447,254	$425,069	$410,012	$380,207	$344,758
Investment securities available for sale	$95,619	$79,655	$73,628	$65,600	$66,739
Deposits	$484,284	$454,734	$443,116	$381,989	$364,600
Stockholders' equity	$55,100	$50,679	$47,117	$44,468	$39,923

Performance
Return on average assets	.96%	.94%	.90%	1.43%	1.58%
Return on average equity	10.04%	10.43%	9.58%	15.28%	17.54%
Dividend payout ratio	43.11%	44.44%	51.06%	31.65%	27.42%
Average equity to average assets ratio	9.54%	9.05%	9.34%	9.35%	8.99%

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”).

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on this assessment, management believes that, as of December 31, 2011, the Company’s internal control over financial reporting was effective.

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

Date: March 9, 2012

/s/ Maureen H. Beilman
By: Maureen H. Beilman
Chief Financial Officer
(Principal Financial & Accounting Officer)

Date: March 9, 2012

30 DIMECO, INC. 2011 ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
March 9, 2012

S. R. Snodgrass, A.C.   2100 Corporate Drive, Suite 400   Wexford, PA 15090-7647   Phone: 724-934-0344   Facsimile: 724-934-0345

CONSOLIDATED BALANCE SHEET

	December 31,
(in thousands)	2011	2010
Assets
Cash and due from banks	$5,348	$5,831
Interest-bearing deposits in other banks	4,575	4,821
Total cash and cash equivalents	9,923	10,652

Investment securities available for sale	95,619	79,655

Loans (net of unearned income of $3 and $25)	447,254	425,069
Less allowance for loan losses	8,316	7,741
Net loans	438,938	417,328

Premises and equipment	9,997	10,572
Accrued interest receivable	1,805	1,888
Bank-owned life insurance	10,060	9,545
Other real estate owned	3,467	960
Prepaid FDIC insurance	1,093	1,615
Other assets	10,992	9,999
TOTAL ASSETS	$581,894	$542,214

Liabilities
Deposits:
Noninterest-bearing	$52,217	$43,067
Interest-bearing	432,067	411,667
Total deposits	484,284	454,734

Short-term borrowings	20,686	13,006
Other borrowed funds	17,618	19,552
Accrued interest payable	542	679
Other liabilities	3,664	3,564
TOTAL LIABILITIES	526,794	491,535

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,653,746 and 1,652,318 shares issued	827	826
Capital surplus	6,451	6,273
Retained earnings	48,193	45,177
Accumulated other comprehensive income	1,696	470
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	55,100	50,679

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$581,894	$542,214

The accompanying notes are an integral part of these consolidated financial statements.

32 DIMECO, INC. 2011 ANNUAL REPORT

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands, except per share data)	2011	2010	2009
Interest Income
Interest and fees on loans	$22,435	$22,221	$22,366
Federal funds sold	-	6	7
Investment securities:
Taxable	1,266	1,336	1,194
Exempt from federal income tax	1,209	1,049	938
Other	12	28	12
Total interest income	24,922	24,640	24,517

Interest Expense
Deposits	4,213	6,215	7,531
Short-term borrowings	108	142	122
Other borrowed funds	831	963	1,097
Total interest expense	5,152	7,320	8,750

Net Interest Income	19,770	17,320	15,767

Provision for loan losses	2,875	1,750	1,300

Net Interest Income After Provision for
Loan Losses	16,895	15,570	14,467

Noninterest Income
Service charges on deposit accounts	1,022	1,292	1,497
Mortgage loans held for sale gains, net	306	354	601
Investment securities losses, net	(16)	(13)	(142)
Brokerage commissions	720	742	500
Earnings on bank-owned life insurance	439	423	408
Debit card fees	608	523	426
Other income	826	773	668
Total noninterest income	3,905	4,094	3,958

Noninterest Expense
Salaries and employee benefits	6,981	6,667	6,303
Occupancy expense, net	1,143	1,117	1,087
Furniture and equipment expense	427	483	569
Professional fees	818	780	585
Data processing expense	703	713	664
FDIC insurance	565	742	872
Impairment of other real estate owned	726	-	-
Other expense	2,722	2,345	2,391
Total noninterest expense	14,085	12,847	12,471

Income before income taxes	6,715	6,817	5,954
Income taxes	1,379	1,658	1,552

NET INCOME	$5,336	$5,159	$4,402

Earnings Per Share:
Basic	$3.34	$3.24	$2.82
Diluted	$3.31	$3.24	$2.79

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

				Accumulated
				Other		Total
(in thousands, except per share data)	Common Stock	Capital Surplus	Retained Earnings	Comprehensive Income	Treasury Stock	Stockholders' Equity	Comprehensive Income
Balance, December 31, 2008	$806	$5,516	$40,160	$18	$(2,032)	$44,468

Net income			4,402			4,402	$4,402
Other comprehensive income:
Unrealized gain on available for sale securities, net of reclassification adjustment, net of tax expense of $252				489		489	489
Comprehensive income							$4,891
Exercise of stock options (2,050 shares)	1	36				37
Purchase of treasury stock (1,000 shares)					(35)	(35)
Cash dividends ($1.44 per share)			(2,244)			(2,244)
Balance, December 31, 2009	807	5,552	42,318	507	(2,067)	47,117

Net income			5,159			5,159	$5,159
Other comprehensive loss:
Unrealized loss on available for sale securities, net of reclassification adjustment, net of tax benefit of $19				(37)		(37)	(37)
Comprehensive income							$5,122
Exercise of stock options (38,440 shares)	19	721				740
Cash dividends ($1.44 per share)			(2,300)			(2,300)
Balance, December 31, 2010	826	6,273	45,177	470	(2,067)	50,679

Net income			5,336			5,336	$5,336
Other comprehensive income:
Unrealized gain on available for sale securities, net of reclassification adjustment, net of tax expense of $632				1,226		1,226	1,226
Comprehensive income							$6,562
Stock compensation expense		130				130
Exercise of stock options (1,428 shares)	1	48				49
Cash dividends ($1.44 per share)			(2,320)			(2,320)

Balance, December 31, 2011	$827	$6,451	$48,193	$1,696	$(2,067)	$55,100

	2011	2010	2009
Components of other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale	$1,215	$(46)	$583
Realized loss included in net income, net of tax benefit of $5, $4 and $48	11	9	94
Total	$1,226	$(37)	$489

The accompanying notes are an integral part of these consolidated financial statements.

34 DIMECO, INC. 2011 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2011	2010	2009
Operating Activities
Net income	$5,336	$5,159	$4,402
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,875	1,750	1,300
Depreciation and amortization	878	1,040	1,138
Amortization (accretion) of premium and discount on investment securities, net	594	366	(217)
Amortization of net deferred loan origination fees	(253)	(161)	(153)
Investment securities losses, net	16	13	142
Origination of loans held for sale	(12,210)	(11,375)	(24,773)
Proceeds from sale of loans	12,516	11,729	25,374
Mortgage loans held for sale gains, net	(306)	(354)	(601)
Impairment of other real estate owned	726	-	-
(Increase) decrease in accrued interest receivable	83	(46)	208
Decrease in accrued interest payable	(137)	(401)	(78)
Deferred federal income taxes	(965)	(728)	(338)
Earnings on bank-owned life insurance	(439)	(423)	(408)
(Increase) decrease in prepaid FDIC insurance	522	694	(2,309)
Stock compensation expense	130	-	-
Other, net	252	(135)	(810)
Net cash provided by operating activities	9,618	7,128	2,877

Investing Activities
Investment securities available for sale:
Proceeds from sales, calls or mergers	7,244	5,478	1,262
Proceeds from maturities or paydown	116,067	239,397	194,694
Purchases	(138,027)	(252,338)	(202,168)
Redemption of Federal Home Loan Bank stock	162	19	-
Purchase of Federal Home Loan Bank stock	(617)	(3)	(66)
Net increase in loans	(27,552)	(16,007)	(29,380)
Investment in limited partnership	(360)	-	(2,729)
Purchase of fixed annuity	-	(1,500)	-
Purchase of bank-owned life insurance	(141)	-	(279)
Proceeds from sale of other real estate owned	34	333	687
Purchase of premises and equipment	(191)	(396)	(896)
Net cash used for investing activities	(43,381)	(25,017)	(38,875)

Financing Activities
Net increase in deposits	29,550	11,618	61,127
Increase (decrease) in short-term borrowings	7,680	2,032	(2,697)
Proceeds from other borrowed funds	2,500	-	1,850
Repayment of other borrowed funds	(4,434)	(4,850)	(4,746)
Purchase of treasury stock	-	-	(35)
Proceeds from exercise of stock options	49	740	37
Cash dividends paid	(2,311)	(2,286)	(2,244)
Net cash provided by financing activities	33,034	7,254	53,292

Increase (decrease) in cash and cash equivalents	(729)	(10,635)	17,294

Cash and cash equivalents at beginning of year	10,652	21,287	3,993

Cash and cash equivalents at end of year	$9,923	$10,652	$21,287

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

The Consolidated Financial Statements of the Company include its wholly owned subsidiary, the Bank. All inter-company items have been eliminated in preparing the Consolidated Financial Statements. The investment in subsidiary on the parent company financial statements is carried at the parent company’s equity in the underlying net assets of the Bank. Trust department and wealth management assets (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying Consolidated Balance Sheet, since such items are not assets of the Bank or the Company. In accordance with industry practice, wealth management fees are recorded on a cash basis and approximate the fees that would have been recognized on the accrual basis.

The financial statements have been prepared in conformity with U.S. GAAP. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method and included in non-interest income. Interest and dividends on investment securities are recognized as income when earned.

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

36 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities (continued)

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

FHLB incurred a loss in 2009, resulting in the suspension of dividends and discontinuation of stock redemptions. They have reported net income for both 2010 and the first three quarters of 2011. They recorded other than temporary impairment expenses in each of the last three years associated with the extreme economic conditions in place during those years. In 2011, they allowed some stock redemption; however, have not yet begun to pay dividends. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein. More consideration was given to the long-term prospects for FHLB as opposed to the recent stress caused by the extreme economic conditions the world is facing. Management also considered that FHLB’s regulatory capital ratios have increased each of the past three years, liquidity appears adequate and new shares of FHLB stock continue to exchange hands at the $100 par value.

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

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio as of the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

In situations where, for economic or legal reasons related to a borrower's financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring (“TDR”). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring and charges down the principal balance as determined in the analysis. This process is completed for all types of loans. If the loan is a commercial or commercial real estate loan then it is further analyzed to determine if the loan should be classified as impaired. Residential mortgages and consumer loans are generally evaluated to determine a fair value of the collateral when 90 days past due and then are fully or partially charged down to reflect that fair value unless the loan is well secured and in the process of collection. Commercial real estate and commercial loans which are 90 days past due are evaluated in the same manner in the analysis for loan impairment.

Impaired loans are primarily commercial and commercial real estate loan relationships for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

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

38 DIMECO, INC. 2011 ANNUAL REPORT

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

Bank-Owned Life Insurance (“BOLI”)

The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in cash surrender value are recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as noninterest income.

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

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options and non-vested restricted stock grants are adjusted for in the denominator.

Stock Based Compensation

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

Stock Based Compensation (continued)

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

Cash Flows

The Company has defined cash and cash equivalents as cash and due from banks and interest-bearing deposits in other banks that have original maturities of 90 days or less.

Amounts paid for interest and income taxes and noncash activities are as follows (in thousands):

	2011	2010	2009
Cash paid during the year for:
Interest	$5,289	$7,721	$8,828
Income taxes	$2,042	$2,415	$1,575

Noncash investing activities:
Transfer of loans to other real estate owned	$3,267	$698	$-
Loans to facilitate the sale of other real estate owned	$35	$160	$1,125
Changes in unrealized holding gains and losses on available for sale securities	$1,858	$(56)	$741
Investment purchases not settled	$-	$-	$1,000

40 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company has provided the necessary disclosures in Note 5.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In September 2011, the FASB issued ASU 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80). The amendments in this Update will require additional disclosures about an employer’s participation in a multiemployer pension plan to enable users of financial statements to assess the potential cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside the financial statements. For public entities, the amendments in this Update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods of fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement. The requirements amend the disclosure requirements on offsetting in Section 210-20-50. This information will enable users of an entity's financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. This ASU is not expected to have a significant impact on the Company’s financial statements.

Reclassification of Comparative Amounts

Certain comparative amounts for prior years have been reclassified to conform to current year presentations. The reclassified amounts did not affect net income or stockholders’ equity.

42 DIMECO, INC. 2011 ANNUAL REPORT

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

	2011	2010	2009
Weighted-average common shares
outstanding	1,652,940	1,646,138	1,612,807
Average treasury stock shares	(54,100)	(54,100)	(53,930)
Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,598,840	1,592,038	1,558,877
Additional common stock equivalents (nonvested stock) used to calculate diluted earnings per share	11,052	-	-
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	607	997	21,125
Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,610,499	1,593,035	1,580,002

Options to purchase 74,500 shares of common stock at a price greater than the current market value were outstanding at December 31, 2011 but were not included in the computation of diluted earnings per share because to do so would have been antidilutive. There were no options outstanding at December 31, 2010 and 2009 which would have an antidilutive effect on the earnings per share calculation.

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and fair value of investment securities at December 31 are summarized as follows (in thousands):

	2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
AVAILABLE FOR SALE
U.S. government agencies	$10,999	$195	$(3)	$11,191
Mortgage-backed securities of government-sponsored entities	28,119	499	(40)	28,578
Collateralized mortgage obligations of government-sponsored entities	5,233	7	(65)	5,175
Obligations of states and political subdivisions:
Taxable	1,440	142	-	1,582
Tax-exempt	31,085	1,425	(2)	32,508
Corporate securities	3,686	400	(4)	4,082
Commercial paper	11,998	-	-	11,998
Total debt securities	92,560	2,668	(114)	95,114

Equity securities of financial institutions	489	62	(46)	505

Total	$93,049	$2,730	$(160)	$95,619

	2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
AVAILABLE FOR SALE
U.S. government agencies	$12,696	$107	$(29)	$12,774
Mortgage-backed securities of government-sponsored entities	24,104	218	(48)	24,274
Obligations of states and political subdivisions:
Taxable	1,197	13	(11)	1,199
Tax-exempt	28,026	361	(408)	27,979
Corporate securities	4,265	466	(1)	4,730
Commercial paper	8,099	-	-	8,099
Total debt securities	78,387	1,165	(497)	79,055

Equity securities of financial institutions	557	114	(71)	600

Total	$78,944	$1,279	$(568)	$79,655

44 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 3 - INVESTMENT SECURITIES (continued)

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31 (in thousands):

	2011
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agencies	$348	$2	$456	$1	$804	$3
Mortgage-backed securities of government-sponsored entities	5,678	25	1,407	15	7,085	40
Collateralized mortgage obligations of government-sponsored entities	4,685	65	-	-	4,685	65
Obligations of states and political subdivisions	-	-	300	2	300	2
Corporate securities	236	4	-	-	236	4
Total debt securities	10,947	96	2,163	18	13,110	114

Equity securities of financial institutions	106	12	96	34	202	46

Total	$11,053	$108	$2,259	$52	$13,312	$160

	2010
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agencies	$2,892	$28	$474	$1	$3,366	$29
Mortgage-backed securities of government-sponsored entities	7,446	48	-	-	7,446	48
Obligations of states and political subdivisions	10,864	395	223	24	11,087	419
Corporate securities	999	1	-	-	999	1
Total debt securities	22,201	472	697	25	22,898	497

Equity securities of financial institutions	22	1	138	70	160	71

Total	$22,223	$473	$835	$95	$23,058	$568

NOTE 3 - INVESTMENT SECURITIES (continued)

The Company reviews its position quarterly and has asserted that at December 31, 2011, the declines outlined in the above table represent temporary declines and the Company does not intend to sell and does not believe they will be required to sell these securities before recovery of their cost basis, which may be at maturity. There were 29 and 55 positions that were temporarily impaired at December 31, 2011 and December 31, 2010, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary, but are the result of interest rate changes, sector credit ratings changes or company-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and estimated market values of debt securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale
	Amortized	Fair
	Cost	Value

Due in one year or less	$21,750	$21,884
Due after one year through five years	27,604	28,179
Due after five years through ten years	21,977	23,103
Due after ten years	21,229	21,948

Total debt securities	$92,560	$95,114

During the fourth quarter of 2009, the Company recorded a transaction wherein a corporate bond held in the available for sale category was exchanged for various securities of the same issuer in conjunction with the reorganization of the issuer. The Company received five corporate bonds and 3,083 shares of common stock in exchange for the corporate bond. All new securities are held in the available for sale category. At the time of transfer, in accordance with GAAP, the Company recorded a pretax loss of $93 on the exchange.

The following table is a summary of proceeds received, gross gains, and gross losses realized on the sale, call and mergers of investment securities (in thousands):

	2011	2010	2009

Proceeds	$7,244	$5,478	$1,262
Gross gains	$46	$24	$52
Gross losses	$3	$6	$101
Other than temporarily impaired expense	$59	$31	$-

Investment securities that were pledged to secure deposits, short-term borrowings and for other purposes as required by law as of December 31 is as follows (in thousands):

	2011	2010

Amortized cost	$81,489	$78,043
Fair value	$83,931	$78,669

46 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 4 - LOANS

Major classifications of loans at December 31 are as follows (in thousands):

	2011	2010

Loans secured by real estate:
Construction and development	$14,571	$12,472
Secured by farmland	3,585	2,590
Secured by 1 - 4 family residential properties:
Revolving, open-end loans secured by 1 - 4 family residential properties	11,215	9,935
All other loans secured by 1 - 4 family residential properties	87,088	81,665
Secured by nonfarm, nonresidential properties	269,248	255,851
Commercial and industrial loans	45,312	44,850
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	494	582
Other consumer loans	9,327	10,190
Other loans:
Agricultural loans	955	1,771
All other loans	5,459	5,163

Loans, net of unearned income	$447,254	$425,069

Real estate loans serviced for others which are not included in the Consolidated Balance Sheet totaled $111,187 and $109,662 at December 31, 2011 and 2010, respectively.

In the normal course of business, loans are extended to officers and directors, their families and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2011, is as follows (in thousands):

		Amounts
2010	Additions	Collected	2011
$14,783	$7,082	$4,625	$17,240

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2011 and 2010, the Company had approximately $106 million and $107 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2011 and 2010, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTE 5 –ALLOWANCE FOR LOAN LOSSES

The total allowance reflects management's estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Company considers the allowance for loan losses of $8,316 adequate to cover loan losses inherent in the loan portfolio. The following tables present by portfolio segment, the allowance for loan losses for the year ended December 31 (in thousands):

	2011
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Allowance for loan losses:
Beginning balance	$634	$223	$5,719	$194	$971	$7,741
Charge-offs	(272)	-	(1,801)	(206)	(82)	(2,361)
Recoveries	1	-	-	52	8	61
Provision	111	60	2,507	118	79	2,875
Ending balance	$474	$283	$6,425	$158	$976	$8,316

Ending allowance balance:
Loans individually evaluated for impairment	$-	$-	$3,626	$-	$-	$3,626

Loans collectively evaluated for impairment	474	283	2,799	158	976	4,690
Total	$474	$283	$6,425	$158	$976	$8,316

Ending loan balance:
Loans individually evaluated for impairment	$-	$1,105	$16,041	$-	$276	$17,422

Loans collectively evaluated for impairment	51,726	13,466	256,792	9,821	98,027	429,832
Total	$51,726	$14,571	$272,833	$9,821	$98,303	$447,254

48 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

	2010
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Allowance for loan losses:
Beginning balance	$626	$-	$4,548	$171	$908	$6,253
Charge-offs	(35)	-	-	(144)	(138)	(317)
Recoveries	10	-	-	45	-	55
Provision	33	223	1,171	122	201	1,750
Ending balance	$634	$223	$5,719	$194	$971	$7,741

Ending allowance balance:
Loans individually evaluated for impairment	$-	$-	$1,774	$-	$-	$1,774

Loans collectively evaluated for impairment	634	223	3,945	194	971	$5,967
Total	$634	$223	$5,719	$194	$971	$7,741

Ending loan balance:
Loans individually evaluated for impairment	$-	$-	$15,529	$-	$-	$15,529

Loans collectively evaluated for impairment	51,784	12,472	242,912	10,772	91,600	409,540
Total	$51,784	$12,472	$258,441	$10,772	$91,600	$425,069

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Changes in the allowance for loan losses are as follows (in thousands):

	2011	2010	2009

Balance, beginning of period	$7,741	$6,253	$5,416
Provision charged to operations	2,875	1,750	1,300
Recoveries charged to allowance	61	55	55
Losses charged to allowance	(2,361)	(317)	(518)

Balance, end of period	$8,316	$7,741	$6,253

Credit Quality Information

The following tables represent credit exposures by assigned grades for the years ended December 31, 2011 and 2010. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company's internal credit risk grading system is based on experiences with similarly graded loans.

The Company's internally assigned grades are as follows:

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

50 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Information (continued)

Loans are graded by either independent loan review or internal review. Internally reviewed loans were assigned a risk weighting by the loan officer and approved by the loan committee, but have not undergone a formal loan review by an independent party. These loans are typically smaller dollar balances that have not experienced delinquency issues. Balances include gross loan value before unearned income and excluding overdrafts as of December 31 (in thousands):

	2011
	Commercial	Construction & Development	Commercial Real Estate	Consumer	Residential Real Estate	Total
Loans Independently Reviewed:
Pass	$20,136	$1,914	$158,723	$57	$8,172	$189,002
Special Mention	417	1,635	9,021	57	618	11,748
Substandard	2,660	3,531	34,192	50	2,389	42,822
Doubtful	17	-	-	-	-	17
Loss	-	-	-	-	-	-

Total	$23,230	$7,080	$201,936	$164	$11,179	$243,589

Loans Internally Reviewed:
Pass	$28,365	$7,502	$71,850	$9,660	$87,318	$204,695
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$28,365	$7,502	$71,850	$9,660	$87,318	$204,695

	2010
	Commercial	Construction & Development	Commercial Real Estate	Consumer	Residential Real Estate	Total
Loans Independently Reviewed:
Pass	$17,454	$3,034	$128,114	$54	$6,457	$155,113
Special Mention	307	-	10,806	31	333	11,477
Substandard	2,370	1,774	35,715	8	2,057	41,924
Doubtful	-	-	-	1	-	1
Loss	-	-	-	-	-	-

Total	$20,131	$4,808	$174,635	$94	$8,847	$208,515

Loans Internally Reviewed:
Pass	$31,496	$7,693	$84,709	$10,634	$82,798	$217,330
Special Mention	-	-	-	45	176	221
Substandard	-	-	-	13	-	13
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$31,496	$7,693	$84,709	$10,692	$82,974	$217,564

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Loans by Class

The following is a table which includes an aging analysis of the recorded investment of past due loans as of December 31 including loans which are in nonaccrual status (in thousands):

	2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

Commercial	$248	$214	$200	$662	$51,064	$51,726	$163
Construction and development	-	-	-	-	14,571	14,571	-
Commercial real estate	175	1,611	4,526	6,312	266,521	272,833	346
Consumer	180	32	35	247	9,574	9,821	2
Residential real estate	790	191	695	1,676	96,627	98,303	40

Total	$1,393	$2,048	$5,456	$8,897	$438,357	$447,254	$551

	2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

Commercial	$487	$139	$580	$1,206	$50,578	$51,784	$580
Construction and development	-	-	-	-	12,472	12,472	-
Commercial real estate	55	2,712	16,044	18,811	239,630	258,441	952
Consumer	128	30	59	217	10,555	10,772	44
Residential real estate	221	241	547	1,009	90,591	91,600	512

Total	$891	$3,122	$17,230	$21,243	$403,826	$425,069	$2,088

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

52 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans (continued)

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, as of December 31 (in thousands):

	2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Construction and development	$1,105	$1,105	$-	$356	$-
Commercial real estate	6,364	7,314	-	882	-
Residential real estate	276	276	-	64	-

With an allowance recorded:
Commercial real estate	9,677	9,677	3,626	7,529	-

Total:	$17,422	$18,372	$3,626	$8,831	$-

	2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate	$5,775	$5,775	$-	$444	$-

With an allowance recorded:
Commercial real estate	9,754	9,754	1,774	9,822	-

Total:	$15,529	$15,529	$1,774	$10,266	$-

Nonaccrual Loans

Following are the loans, presented by class, on nonaccrual status as of December 31 (in thousands):

	2011	2010

Commercial	$38	$-
Construction and development	1,105	-
Commercial real estate	11,669	15,626
Consumer	48	15
Residential real estate	655	35

Total	$13,515	$15,676

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Troubled Debt Restructurings

Loan modifications that are considered troubled debt restructurings completed during the year are as follows (dollars in thousands):

	2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Commercial real estate	5	$9,877	$9,877
Residential real estate	4	421	421

Total	9	$10,298	$10,298

Included in the above table, is a commercial real estate loan originated in the fourth quarter at a below market interest rate to a new borrower who has a stronger financial position. This borrower purchased the property from an existing customer who was experiencing cash flow problems and we believed repayment was doubtful. No additional allowance for loan loss was recorded for this loan; however, we recorded a charge off of the difference in the present value of future cash flows for the interest rate at which the loan was originated and current market interest rate. No principal reduction was made. Other commercial real estate loans were restructured resulting in lowering the payment amount for a period of time and did not include any change in principal balance or interest rate. The residential real estate loans were modified by lowering the stated interest rate on the original loans. No principal reduction was made. Additional interest income of $5 would have been recognized at the original interest rate as compared to the adjusted interest rate on the residential real estate loans.

When a loan is classified as a troubled debt restructuring, we evaluate it for impairment and if necessary include that valuation in the allowance for loan losses.

NOTE 6 - PREMISES AND EQUIPMENT

A summary by asset classification at December 31 is as follows (in thousands):

	2011	2010

Land	$1,641	$1,641
Premises and improvements	10,724	10,628
Furniture and equipment	3,973	4,029
Leasehold improvements	1,699	1,683
Total, at cost	18,037	17,981
Less accumulated depreciation	8,040	7,409

Net premises and equipment	$9,997	$10,572

Depreciation and amortization expense was $766, $789 and $811, in 2011, 2010 and 2009, respectively.

54 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 7 - DEPOSITS

Deposits at December 31 are summarized as follows (in thousands):

	2011	2010

Demand - noninterest-bearing	$52,217	$43,067
Demand - interest-bearing	54,367	45,223
Money market	66,010	66,284
Savings	43,439	40,189
Time deposits of $100,000 or more	156,522	142,170
Other time deposits	111,729	117,801

Total	$484,284	$454,734

The following table summarizes the maturity distribution of time deposits at December 31, 2011 (in thousands):

2012	$196,520
2013	24,114
2014	23,178
2015	13,589
2016	10,850

Total	$268,251

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more at December 31, 2011 (in thousands):

Three months or less	$36,926
Four through six months	31,888
Seven through twelve months	51,052
Over twelve months	36,656

Total	$156,522

Interest expense on certificates of deposit of $100,000 or more amounted to $1,784, $2,520 and $2,859, for the years ended December 31, 2011, 2010 and 2009, respectively.

Brokered deposits totaled $42,832 and $23,444 for the years ended December 31, 2011 and 2010, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from FHLB, ACBB, M&T Bank, Federal Reserve Bank of Philadelphia (the “Fed”) and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

The outstanding balances and related information for short-term borrowings at December 31 are summarized as follows (in thousands):

	2011		2010
	Amount	Rate	Amount	Rate

Balance at year-end	$20,686	.35%	$13,006	.66%
Average balance outstanding during the year	$21,800	.50%	$17,423	.82%
Maximum amount outstanding at any month-end	$33,157		$23,371

Investment securities with amortized costs of $17,928 and $15,781 and market values of $18,506 and $16,181, respectively, at December 31, 2011 and 2010, were pledged as collateral for the securities sold under agreements to repurchase.

FHLB borrowings are subject to annual renewal, incur no service charges and are secured by a blanket security agreement on certain investment securities, qualifying loans and the Bank’s investment in FHLB stock. At December 31, 2011, the Bank’s remaining borrowing capacity with FHLB was approximately $151 million. The Bank has a line of credit with ACBB in the amount of $7 million that is available on an unsecured basis for periods of fourteen calendar days. The Bank also has an unsecured overnight line of credit with M&T Bank in the amount of $3 million. The Bank has the ability to borrow overnight at the Fed discount window based on the level of collateral pledged. At December 31, 2011 the balance available was approximately $3 million.

NOTE 9 - OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans at December 31 as follows (in thousands):

	Maturity Range		Weighted- Average	Stated Interest Rate Range
Description	From	To	Rate	From	To	2011	2010

Fixed rate	09/17/12	09/08/17	2.55%	1.76%	3.87%	$4,000	$4,000

Fixed rate amortizing	11/06/13	01/26/26	4.64%	3.20%	5.55%	13,618	15,552

Total						$17,618	$19,552

56 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 9 - OTHER BORROWED FUNDS (continued)

The following table represents maturities/repayments and weighted average rates of the remaining FHLB advances (in thousands):

Year Ending December 31,	Maturities/ Repayments	Weighted- Average Rate

2012	$3,521	4.73%
2013	2,071	4.91%
2014	1,551	4.99%
2015	1,359	5.09%
2016	787	5.17%
2017 and beyond	8,329	3.68%

Total	$17,618

NOTE 10 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company maintains a Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”). Participation is available to all common stockholders. The DRP Plan provides each participant with a simple and convenient method of purchasing additional common shares without payment of any brokerage commission or other service fees.

A participant in the DRP Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. Participants may also make cash contributions for the purchase of additional shares of common stock. A participant may withdraw from the DRP Plan at any time. The following table represents the number of shares purchased by stockholders through the DRP Plan:

	2011	2010	2009

Shares purchased through dividend reinvestment	21,113	19,805	18,824
Shares purchased through cash contributions	503	-	-

Total shares	21,616	19,805	18,824

NOTE 11 - EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2011, 2010 and 2009, the Board of Directors authorized an additional 1 percent, 1 percent and 2 percent, respectively, of each eligible employee’s compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2011, 2010 and 2009 to this plan amounted to $221, $212 and $247, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the certain officers of the Bank to provide guaranteed consecutive postretirement payments totaling a predetermined amount over a ten or fifteen year period. Expenses for the years ended December 31, 2011, 2010 and 2009 amounted to $169, $162 and $156, respectively, and are included as a component of salaries and employee benefits.

NOTE 11 - EMPLOYEE BENEFITS (continued)

Stock Compensations Plans

The Company maintains stock compensation plans for key officers and non-employee directors.

In 2000, the Company approved two plans, a stock incentive plan for key officers and other employees of the Company and the Bank and a stock option plan to grant nonqualified stock options to nonemployee directors of the Company. These plans have expired for purposes of granting new options, however, there are still 26,914 fully vested options outstanding from these plans which will expire in future periods.

On April 22, 2010 the Company adopted the 2010 Equity Incentive Plan (the “Plan”). A total of 125,000 shares of either authorized and unissued shares or authorized shares issued by and subsequently reacquired by the Company shall be issuable under the Plan. The Plan shall terminate on the day preceding the tenth anniversary of the date of shareholder ratification. These awards may be made as incentive stock options, non-qualified stock options or restricted stock grants. Restrictions placed on awards are: 1) a maximum of 25%, or 31,250, of the shares may be issued to directors and 2) up to 25%, or 31,250, of the shares in the Plan may be awarded as restricted stock. Options are granted at no less than the fair value of the Company’s common stock on the date of grant.

During 2011, the Board of Directors granted compensation to officers and directors from the Plan as follows:

	Number of shares	Exercise price

Stock options:
Incentive	52,900	$35.00
Non-qualified	21,600	$35.00
Restricted	24,460	$-

Remaining shares available in Plan	26,040

Stock options and restricted stock granted to directors vest over two years. Stock options and restricted stock granted to officers vest over five years. All stock options expire ten years after the grant. The weighted average period over which these expenses will be recognized is approximately five years for employees and two years for directors.

In accordance with GAAP, the Company began to expense the fair value of all share-based compensation over the requisite service periods. The fair value of both stock options and restricted stock are expensed on a straight-line basis. The Company classifies share-based compensation for employees within “salaries and employee benefits” and for directors within “other expense” on the Consolidated Statement of Income. Additionally, GAAP require the Company to report: 1) the expense associated with the grants as an adjustment to operating cash flows and 2) any benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense as a financing cash flow.

The estimated fair value of stock options granted in 2011 was calculated using the Black-Sholes pricing model at $2.91 per share using the following weighted assumptions:

Dividend yield	4.4%
Expected volatility	17.44%
Interest rate	1.27%
Expected life of options	6.6 years

58 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 11 - EMPLOYEE BENEFITS (continued)

Stock Compensations Plans (continued)

As of December 31, 2011, the following was expensed as compensation expense relating to share-based compensation (in thousands):

	Directors	Officers	Total
Stock options	$11	$10	$21
Restricted stock	$40	$41	$81

For 2011, the Company recognized $102 of compensation expense for stock options granted on September 21, 2011 through the 2010 Plan. This expense was unmatched in 2010 and 2009 as all outstanding options prior to the 2011 grant were vested at January 1, 2006.

A tax benefit of $5 was recognized in 2011 and there was no such tax benefit in 2010 or 2009.

As of December 31, 2011, the following is unrecognized compensation expense (in thousands):

	Directors	Officers	Total
Stock options	$52	$143	$195
Restricted stock	$203	$572	$775

A summary of the Company’s stock award activity for year ended December 31 is as follows:

	2011	Weighted- Average Exercise Price	2010	Weighted- Average Exercise Price
Stock options:
Outstanding, beginning of year	28,342	$35.18	66,782	$24.10
Granted	74,500	35.00	-	-
Exercised	(1,428)	34.00	(38,440)	15.93
Forfeited	-	-	-	-

Outstanding, end of year	101,414	$35.06	28,342	$35.18

Exercisable at year-end	26,914	$35.24	28,342	$35.18

	2011	Weighted- Average Grant Date Fair Value
Restricted stock awards:
Nonvested, beginning of year	-	$-
Granted	24,460	35.00
Vested	-	-
Forfeited	-	-

Nonvested, end of year	24,460	$35.00

Total intrinsic value of restricted shares granted		$819,410

NOTE 11 - EMPLOYEE BENEFITS (continued)

Stock Compensations Plans (continued)

The following table summarizes characteristics of stock options outstanding at December 31, 2011:

	Outstanding			Exercisable
Exercise Price	Shares	Average Remaining Life	Average Exercise Price	Shares	Average Exercise Price

$32.55	2,000	1.85	$32.55	2,000	$32.55
$34.00	6,284	3.96	$34.00	6,284	$34.00
$35.00	74,500	9.73	$35.00	-	$-
$35.95	18,630	3.73	$35.95	18,630	$35.95

Total	101,414		Total	26,914

NOTE 12 - INCOME TAXES

Federal income tax expense at December 31 consists of the following (in thousands):

	2011	2010	2009

Currently payable	$2,344	$2,386	$1,890
Deferred taxes	(965)	(728)	(338)

Total provision	$1,379	$1,658	$1,552

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2011	2010
Deferred tax assets:
Allowance for loan losses	$2,827	$2,632
Salary continuation plan	352	312
Mortgage servicing rights	26	35
Nonaccrual loans	468	315
Stock options and grants	26	-
Allowance for loss on other real estate	247	-
Other real estate expense	89	-
Unrealized loss on nonmonetary exchange	43	22
Reorganization on investment securities	29	31
Total	4,107	3,347

Deferred tax liabilities:
Premises and equipment	604	682
Deferred loan origination fees, net	67	86
PA shares tax	34	38
Recapture of previous bad debt	91	160
Partnership investment	104	140
Unrealized gain on investment securities	874	242
Total	1,774	1,348

Net deferred tax assets	$2,333	$1,999

60 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 12 - INCOME TAXES (continued)

No valuation allowance was established at December 31, 2011 and 2010, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows

(in thousands):

	2011		2010		2009
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

Provision at statutory rate	$2,283	34.0%	$2,318	34.0%	$2,024	34.0%
Tax-exempt income	(499)	(7.4)	(444)	(6.5)	(428)	(7.2)
BOLI earnings	(147)	(2.2)	(144)	(2.1)	(139)	(2.3)
Nondeductible interest	25	.4	37	.5	52	.9
Partnership investment tax credit	(359)	(5.4)	(155)	(2.3)	-	-
Other, net	76	1.1	46	.7	43	.7

Effective income tax and rate	$1,379	20.5%	$1,658	24.3%	$1,552	26.1%

U.S. GAAP prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

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

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, there are outstanding commitments and contingent liabilities such as commit-ments to extend credit, financial guarantees and letters of credit that are not reflected in the accompanying Consolidated Financial Statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Commitments (continued)

Financial instruments whose contractual amounts represent credit risk at December 31 are as follows

(in thousands):

	2011	2010

Commitments to extend credit	$71,074	$54,204
Standby letters of credit	$12,127	$11,956

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

On May 10, 2011, The Company entered into an agreement of limited partnership which would generate low income housing credits for use over a ten year period. The agreement states that the Bank will acquire 10.9% interest in the partnership at a cost of $845. Seven installments that totaled of $360 were made in 2011 with the remaining balance to be paid in 2012.

At December 31, 2011, the minimum rental commitments for all non-cancelable leases are as follows

(in thousands):

2012	$181
2013	94
2014	45
2015	24

Total	$344

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

NOTE 14 - REGULATORY RESTRICTIONS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of each of the years ended December 31, 2011 and 2010, the Bank had required reserves of $225, composed of vault cash and a depository amount held directly with the Fed.

62 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 14 - REGULATORY RESTRICTIONS (continued)

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2011, the balance in the capital surplus account totaling approximately $1,756 is unavailable for dividends.

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

As of December 31, 2011 and 2010, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent and 5 percent, respectively.

The Company’s actual capital ratios at December 31 are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands):

	2011		2010
	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk-Weighted Assets)

Actual	$59,418	12.31%	$55,933	12.22%
For capital adequacy purposes	$38,608	8.00%	$36,616	8.00%
To be well capitalized	$48,260	10.00%	$45,770	10.00%

Tier I Capital
(to Risk-Weighted Assets)

Actual	$53,350	11.05%	$50,154	10.96%
For capital adequacy purposes	$19,304	4.00%	$18,308	4.00%
To be well capitalized	$28,956	6.00%	$27,462	6.00%

Tier I Capital
(to Average Assets)

Actual	$53,350	9.60%	$50,154	9.20%
For capital adequacy purposes	$22,235	4.00%	$21,815	4.00%
To be well capitalized	$27,794	5.00%	$27,269	5.00%

NOTE 16 – FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. GAAP are as follows:

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

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value as of December 31, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	2011
	Level 1	Level II	Level III	Total
Assets:
U.S. government agencies	$-	$11,191	$-	$11,191
Mortgage-backed securities of governement-sponsored entities	-	28,578	-	28,578
Collateralized mortgage obligations of government-sponsored entities	-	5,175	-	5,175
Obligations of states and political subdivisions:
Taxable	-	1,582	-	1,582
Tax-exempt	-	32,508	-	32,508
Corporate securities	-	4,082	-	4,082
Commerical paper	11,998	-	-	11,998
Total debt securities	11,998	83,116	-	95,114

Equity securities of financial instituitions	505	-	-	505

Total	$12,503	$83,116	$-	$95,619

64 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 16 – FAIR VALUE MEASUREMENTS (continued)

	2010
	Level 1	Level II	Level III	Total
Assets:
U.S. government agencies	$-	$12,774	$-	$12,774
Mortgage-backed securities
of governement-sponsored entities	-	24,274	-	24,274
Obligations of states and
political subdivisions:
Taxable	-	1,199	-	1,199
Tax-exempt	-	27,979	-	27,979
Corporate securities	-	4,730	-	4,730
Commerical paper	8,099	-	-	8,099
Total debt securities	8,099	70,956	-	79,055

Equity securities of financial instituitions	610	-	-	610

Total	$8,709	$70,956	$-	$79,665

The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheet at their fair value as of December 31 by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include: quoted market prices for identical assets classified as Level I inputs and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. In Level III evaluations that are dependent on appraised property valuation, management discounts that valuation by the expected cost to sell and an estimate of the decline in market value for appraisals that are greater than one year old. Those valuations are as follows (in thousands):

	2011
	Level 1	Level II	Level III	Total
Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$13,796	$13,796
Other real estate owned	$673	$-	$2,794	$3,467
Mortgage servicing rights	$-	$-	$540	$540

	2010
	Level 1	Level II	Level III	Total
Assets measured on a nonrecurring basis:
Impaired loans	$-	$13,755	$-	$13,755
Other real estate owned	$-	$960	$-	$960
Mortgage servicing rights	$-	$-	$549	$549

NOTE 17 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments at December 31 are as follows (in thousands):

	2011		2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$9,923	$9,923	$10,652	$10,652
Investment securities	$95,619	$95,619	$79,655	$79,655
Fixed annuity	$1,581	$1,581	$1,500	$1,500
Net loans	$438,938	$460,705	$417,328	$434,472
Accrued interest receivable	$1,805	$1,805	$1,888	$1,888
Regulatory stock	$2,180	$2,180	$1,725	$1,725
Bank-owned life insurance	$10,060	$10,060	$9,545	$9,545
Mortgage servicing rights	$540	$540	$549	$549

Financial liabilities:
Deposits	$484,284	$486,913	$454,734	$456,991
Short-term borrowings	$20,686	$20,685	$13,006	$13,006
Other borrowed funds	$17,618	$19,171	$19,552	$20,923
Accrued interest payable	$542	$542	$679	$679

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

66 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 17 - FAIR VALUE DISCLOSURE (continued)

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

NOTE 18 - PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
(In thousands)	2011	2010
Assets
Cash and due from banks	$1,125	$1,080
Investment securities available for sale	398	455
Investment in bank subsidiary	53,386	49,025
Other assets	784	704

Total Assets	$55,693	$51,264

Liabilities
Dividends payable	$585	$575
Other liabilities	8	10

Total Liabilities	593	585

Stockholders' Equity	55,100	50,679

Total Liabilities and Stockholders' Equity	$55,693	$51,264

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2011	2010	2009
(In thousands)
Dividends from bank subsidiary	$2,300	$1,500	$800
Dividends on investment securities	12	8	10
Investment securities losses, net	(62)	(37)	(27)
Total income	2,250	1,471	783

Noninterest expense	114	124	92

Net income before undistributed earnings of bank subsidiary and income taxes	2,136	1,347	691

Undistributed earnings of bank subsidiary	3,142	3,758	3,672
Income tax benefit	(58)	(54)	(39)

Net Income	$5,336	$5,159	$4,402

68 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 18 - PARENT COMPANY (continued)

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2011	2010	2009
Operating Activities
Net income	$5,336	$5,159	$4,402
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(3,142)	(3,758)	(3,672)
Investment securities losses, net	62	37	27
Other, net	46	(148)	107
Net cash provided by operating activities	2,302	1,290	864

Investing Activities
Purchases of investment securities	-	(28)	(10)
Proceeds from sales merger of investment securities	5	-	-
Net cash provided by (used for) investing activities	5	(28)	(10)

Financing Activities
Purchase of treasury stock	-	-	(35)
Proceeds from exercise of stock options	49	740	37
Cash dividends paid	(2,311)	(2,286)	(2,244)
Net cash used for financing activities	(2,262)	(1,546)	(2,242)

Increase (decrease) in cash and cash equivalents	45	(284)	(1,388)

Cash at beginning of year	1,080	1,364	2,752

Cash at end of year	$1,125	$1,080	$1,364

NOTE 19 – QUARTERLY DATA (unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands, except per share data):

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011

Total interest income	$6,029	$6,141	$6,354	$6,398
Total interest expense	1,381	1,318	1,251	1,202
Net interest income	4,648	4,823	5,103	5,196
Provision for loan losses	425	275	1,300	875
Net interest income after provision for loan losses	4,223	4,548	3,803	4,321
Total noninterest income	954	989	932	1,030
Total noninterest expense	3,597	3,362	3,297	3,829
Income before income taxes	1,580	2,175	1,438	1,522
Income taxes	310	509	256	304

Net income	$1,270	$1,666	$1,182	$1,218

Earnings Per share data:
Basic	$.79	$1.04	$.73	$.76
Diluted	$.79	$1.04	$.73	$.76

Weighted-average shares outstanding:
Basic	1,598,218	1,598,218	1,623,718	1,599,646
Diluted	1,600,252	1,599,205	1,625,183	1,599,903

70 DIMECO, INC. 2011 ANNUAL REPORT

NOTE 19 – QUARTERLY DATA (unaudited) (continued)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010

Total interest income	$6,045	$6,108	$6,233	$6,288
Total interest expense	2,078	2,001	1,737	1,504
Net interest income	3,967	4,107	4,496	4,784
Provision for loan losses	250	330	520	650
Net interest income after provision for loan losses	3,717	3,777	3,976	4,134
Total noninterest income	961	1,093	1,018	988
Total noninterest expense	3,200	3,259	3,248	3,140
Income before income taxes	1,478	1,611	1,746	1,982
Income taxes	376	426	471	385

Net income	$1,102	$1,185	$1,275	$1,597

Earnings Per share:
Basic	$.70	$.74	$.80	$1.00
Diluted	$.70	$.74	$.80	$1.00

Weighted-average shares outstanding:
Basic	1,575,103	1,596,768	1,597,745	1,598,218
Diluted	1,575,150	1,598,818	1,599,302	1,599,933

investor information

CORPORATE HEADQUARTERS
P.O. Box 509
820 Church Street
Honesdale, PA 18431
570-253-1970
email: dimeco@thedimebank.com
www.thedimebank.com

ANNUAL MEETING
Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at The Community Room of the Wayne County Chamber of Commerce Building, 303 Commercial Street, Honesdale, PA on Thursday, April 26, 2012 at 2:00 p.m.

INDEPENDENT AUDITORS
S.R. Snodgrass, A.C.
2100 Corporate Drive, Suite 400
Wexford, PA 15090-7647
724-934-0344
www.srsnodgrass.com

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948
email: info@rtco.com
www.rtco.com

DIVIDEND REINVESTMENT PLAN
The Company offers a plan for stockholders to automatically reinvest their dividends in shares of common stock along with the opportunity to purchase additional stock. There are no brokerage commissions or fees imposed.

Contact the transfer agent to enroll in the dividend reinvestment plan, replace lost stock certificates or to change name and address.

DIMECO, INC. STOCK MARKET MAKERS
Boenning & Scattergood, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 300
West Conshohocken, PA 19428-2979
610-862-5368
800-842-8928

Raymond James & Associates, Inc.
21B South Main Street
Cohasset, MA 02025
781-383-3350
888-239-4463

Stifel Nicolaus
7111 Fairway Drive, Suite 301
Palm Beach Gardens, FL 33418
800-793-7226

Officers

DIMECO, INC. OFFICERS

WILLIAM E. SCHWARZ
Chairman of the Board

JOHN S. KIESENDAHL
Vice Chairman of the Board

GARY C. BEILMAN
President and Chief Executive Officer

JOHN F. SPALL
Secretary

MAUREEN H. BEILMAN
Chief Financial Officer, Treasurer, and Assistant Secretary

PETER BOCHNOVICH
Senior Vice President and Assistant Secretary

THE DIME BANK OFFICERS

WILLIAM E. SCHWARZ
Chairman of the Board

JOHN S. KIESENDAHL
Vice Chairman of the Board

GARY C. BEILMAN
President and Chief Executive Officer

JOHN F. SPALL
Assistant Secretary

MAUREEN H. BEILMAN
Chief Financial Officer and Treasurer

PETER BOCHNOVICH
Senior Vice President, Chief Lending Officer, and Assistant Secretary

L. JILL GEORGE
Vice President, Human Resources

JOSEPH W. ADAMS
Vice President, Wealth Management

WILLIAM R. BOYLE
Vice President, Commercial Lending

RUTH E. DANIELS
Vice President, Credit Administration

JANETTE M. DAVIS
Vice President, Information Technology

ROBERT F. DAVIS
Vice President, Special Assets

THOMAS M. DIDATO
Vice President, Commercial Lending

MARCIA F. GUBERMAN
Vice President, Business Development

MARY CAROL HANIS
Vice President, Retail Banking

CHERYL A. SMITH
Vice President, Deposit Operations

JEROME D. THEOBALD
Vice President, Retail Lending

DEBORAH L. UNFLAT
Vice President, Marketing

D. JEAN BIRMELIN
Assistant Vice President, Branch Manager

CYNTHIA D. BURDICK
Assistant Vice President, BSA/AML/Security

AMY L. BURKE
Assistant Vice President, Branch Manager

STEPHEN EHRHARDT
Assistant Vice President, Branch Manager

JAN M. HOADLEY
Assistant Vice President, Branch Manager

NANCY M. LAVENDUSKI
Assistant Vice President, Commercial Lending Administration Specialist

BRYAN G. RUPP
Assistant Vice President, Credit Analysis

MELANIE F. SEAGRAVES
Assistant Vice President, Branch Manager

MICHELLE E. URBAN
Assistant Vice President, Internal Risk

LINDA S. TALLMAN
Executive Secretary

TDB INSURANCE SERVICES, LLC OFFICERS

GARY C. BEILMAN
President

MAUREEN H. BEILMAN
Treasurer

PETER BOCHNOVICH
Secretary

CYNTHIA A. WARRING
Vice President

72 DIMECO, INC. 2011 ANNUAL REPORT

The Dime Bank Office Locations

DAMASCUS OFFICE
570-224-6300
damascus@thedimebank.com
HONESDALE OFFICE
570-253-1902
honesdale@thedimebank.com
HAWLEY OFFICE
570-226-3506
hawley@thedimebank.com
LAKE REGION OFFICE
570-226-3600
lakeregion@thedimebank.com
OPERATIONS CENTER
570-253-1970
operations@thedimebank.com
DINGMANS FERRY OFFICE
570-828-1200
dingmansferry@thedimebank.com
GREENTOWN OFFICE
570-676-8390
greentown@thedimebank.com
Pennsylvania
Wayne County
New York
Pike County
Wilkes-Barre
New Jersey
380
84
6

promotions

In recognition of their dedication and exceptional performance, the following individuals were awarded the title of assistant vice president in 2011. Their professionalism and work ethic are values we trust in, count on and believe in.

D. JEAN BIRMELIN

CYNTHIA D. BURDICK

AMY L. BURKE

STEPHEN EHRHARDT

JAN M. HOADLEY

NANCY M. LAVENDUSKI

BRYAN G. RUPP

MELANIE F. SEAGRAVES

