Form 10-K, Exhibit 13
period 2012-12-31
DIMECO INC
filed 2013-03-27
CIK 898037

Exhibit 13

BALANCED DIMECO, INC. 2012 ANNUAL REPORT

CONTENTS 1 Financial Highlights 2 President’s Message 8 Office Locations & Investor Information 9 Management’s Discussion and Analysis of Financial Condition and Results of Operation 27 Summary of Selected Financial Data 28 Management’s Annual Report on Internal Control Over Financial Reporting 29 Report on Independent Registered Public Accounting Firm 30 Financial Statements - Consolidated Balance Sheet - Consolidated Statement of Income - Consolidated Statement of Comprehensive Income - Consolidated Statement of Changes in Stockholders’ Equity - Consolidated Statement of Cash Flows 35 Notes to Consolidated Financial Statements 73 Board of Directors and Officers The mission of Dimeco, Inc. is the operation of a fully integrated financial services institution through its subsidiary The Dime Bank in a market that is defined by the institution’s ability to provide services consistent with sound, prudent principles and to fulfill the social, economic, moral and political considerations ordinarily associated with a responsible, well-run financial institution.

IN HARMONY WITH YOUR EXPECTATIONS

FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share data)	2012	2011	% Increase (decrease)
Performance for the year ended December 31,			
Interest income	$ 26,057	$ 24,922	4.6%
Interest expense	$ 4,332	$ 5,152	(15.9%)
Net interest income	$ 21,725	$ 19,770	9.9%
Net income	$ 6,614	$ 5,336	24.0%
Shareholders' Value (per share)			
Net income - basic	$ 4.12	$ 3.34	23.4%
Net income - diluted	$ 4.12	$ 3.31	24.5%
Dividends	$ 1.46	$ 1.44	1.4%
Book value	$ 36.85	$ 34.45	7.0%
Market value	$ 36.25	$ 33.50	8.2%
Market value/book value ratio	98.4 %	97.2 %	1.2%
Price/earnings multiple	8.8 X	10.0 X	(12.0%)
Dividend yield	4.03 %	4.30 %	(6.3%)
Financial Ratios			
Return on average assets	1.10 %	.96 %	14.6%
Return on average equity	11.42 %	10.04 %	13.7%
Shareholders' equity/asset ratio	9.93 %	9.47 %	4.9%
Dividend payout ratio	35.44 %	43.11 %	(17.8%)
Nonperforming assets/total assets	3.29 %	3.83 %	(14.1%)
Allowance for loan loss as a % of loans	1.93 %	1.86 %	3.8%
Net charge-offs/average loans	.52 %	.53 %	(1.9%)
Allowance for loan loss/nonaccrual loans	58.1 %	61.5 %	(5.5%)
Allowance for loan loss/nonperforming loans	52.9 %	44.3 %	19.4%
Risk-based capital	12.8 %	12.3 %	4.1%
Financial Position at December 31,			
Assets	$ 603,605	$ 581,894	3.7%
Loans	$ 474,762	$ 447,254	6.2%
Deposits	$ 500,585	$ 484,284	3.4%
Stockholders' equity	$ 59,937	$ 55,100	8.8%

IN HARMONY WITH YOUR EXPECTATIONS FINANCIAL HIGHLIGHTS (amounts in thousands, except per share data) Performance for the year ended December 31, Interest income Interest expense Net interest income Net income Shareholders’ Value (per share) Net income - basic Net income - diluted Dividends Book value Market value Market value/book value ratio Price/earnings multiple Dividend yield Financial Ratios Return on average assets Return on average equity Shareholders’ equity/asset ratio Dividend payout ratio Nonperforming assets/total assets Allowance for loan loss as a % of loans Net charge-offs/average loans Allowance for loan loss/nonaccrual loans Allowance for loan loss/nonperforming loans Risk-based capital Financial Position at December 31, Assets Loans Deposits Stockholders’ equity $ $ $ $ $ $ $ $ $ $ $ $ $ 2012 26,057 4,332 21,725 6,614 4.12 4.12 1.46 36.85 36.25 98.4% 8.8 X 4.03% 1.10% 11.42% 9.93% 35.44% 3.29% 1.93% .52% 58.1% 52.9% 12.8% 603,605 474,762 500,585 59,937 $ $ $ $ $ $ $ $ $ $ $ $ $ 2011 24,922 5,152 19,770 5,336 3.34 3.31 1.44 34.45 33.50 97.2% 10.0 X 4.30% .96% 10.04% 9.47% 43.11% 3.83% 1.86% .53% 61.5% 44.3% 12.3% 581,894 447,254 484,284 55,100 % Increase (decrease) 4.6% (15.9% ) 9.9% 24.0% 23.4% 24.5% 1.4% 7.0% 8.2% 1.2% (12.0% ) (6.3% ) 14.6% 13.7% 4.9% (17.8% ) (14.1% ) 3.8% (1.9% ) (5.5% ) 19.4% 4.1% 3.7% 6.2% 3.4% 8.8%

Dear Shareholders:

I am happy to report that 2012 was a very good year for your Company, Dimeco, Inc. Simply stated, success was achieved through consistent efforts to balance all that we do, so as to be in harmony with all those that we serve. It is through this dedication and the relationships we develop, that we provide trusted banking services in a meaningful, productive, and profitable manner. As you read through this annual report, you will agree with this sentiment.

SUCCESS WAS ACHIEVED THROUGH CONSISTENT EFFORTS

From a growth perspective, deposits grew by 3.4%, loans increased by 6.2%, and total assets expanded by 3.7%. Reaching yet another milestone, the Company ended the year with total assets exceeding $600 million. This growth, in all three areas, is certainly noteworthy, especially since it was primarily generated organically through our existing branch network and electronic channels.

Dear Shareholders: $600 million. This growth, in all three areas, is certainly I am happy to report that 2012 was a very good year for noteworthy, especially since it was primarily generated your Company, Dimeco, Inc. Simply stated, success was organically through our existing branch network and achieved through consistent efforts to balance all that electronic channels. we do, so as to be in harmony with all those that we serve. It is through Throughout the year, all areas of our this dedication and the relationships institution were busy. Those in the branch we develop, that we provide trusted SUCCESS WAS network were busy fulfilling the needs of banking services in a meaningful, ACHIEVED existing and new customers. Likewise, all THROUGH those involved in our operational areas productive, and profitable manner. CONSISTENT actively worked to deliver the best customer As you read through this annual report, EFFORTS you will agree with this sentiment. service. We were also busy assisting customers in the use of electronic banking From a growth perspective, deposits products to bring greater convenience and grew by 3.4%, loans increased by 6.2%, and total assets efficiency. Our entire staff, knowing full well the toll that expanded by 3.7%. Reaching yet another milestone, the the continuing sluggish economy is having on many in Company ended the year with total assets exceeding our market area, went above and beyond to engage each customer in a meaningful way. Our quest was, and is, to

IN HARMONY WITH YOUR GOALS

IN BALANCE WITH YOUR LIFE

ASSETS
$472
$531
$542
$582
$604
2008 2009 2010 2011 2012
IN MILLIONS

WE HOLD THE NUMBER ONE MARKET SHARE OF DEPOSITS IN THE COMBINED MARKETS

In addition to traditional banking activities, growth and success were also experienced in our Wealth Management division in 2012. This department, which services individuals, businesses, and governmental units, provides numerous products and services including stocks, bonds, mutual funds, insurance products, educational and retirement savings plans, advisory services, money management, estate planning, and trust services. Investment and trust business is often conducted in the homes and offices of our clients. Providing this convenience and efficiency to customers adds significantly to the volume of business for the Wealth Management department. As of December 31, 2012, the department served 1,309 clients, with

IN HARMONY WITH YOUR GOALS IN BALANCE WITH YOUR LIFE $604 ASSETS $542 $582 $531 $472 2008 2009 2010 2011 2012 IN MILLIONS ensure that we are in balance with all aspects of life today. believe that this result is evidence that we are in harmony with The results were that, despite the economy, we were busy our community. providing customer solutions for both their deposit and loan needs. We believe that in doing so, our customers’ lives were In addition to traditional banking activities, growth and success enhanced, thereby supporting the growth of your Company. were also experienced in our Wealth Management division in 2012. This department, which services One of the many gauges that we use individuals, businesses, and governmental to measure our acceptance in the WE HOLD THE units, provides numerous products and NUMBER ONE communities that we serve is the FDIC’s MARKET SHARE services including stocks, bonds, mutual annual deposit report. This report, OF DEPOSITS IN funds, insurance products, educational and published as of June 30th of each year, THE COMBINED retirement savings plans, advisory services, details the deposit base of all bank branch MARKETS money management, estate planning, and facilities throughout the country. I am trust services. Investment and trust business thrilled to report that once again in 2012, is often conducted in the homes and offices your institution holds the number one of our clients. Providing this convenience market share of deposits in the combined markets of Wayne and efficiency to customers adds significantly to the volume and Pike Counties - our primary marketplace. Moreover, we of business for the Wealth Management department. As of have held this number one position each year since 2007 and December 31, 2012, the department served 1,309 clients, with

As noted throughout the past year, asset quality remains an area that commands our attention and action. The recent recession, the most significant and slowest in US history, continues to challenge some of our loan customers. To properly address this situation we continually monitor our loan portfolio, counseling at every opportunity, restructuring where prudent, and instituting collection activity where appropriate. All of these efforts are conducted with the intent of assisting borrowers, while doing what is best for your Company. The results of our efforts are showing methodical successes as evidenced by our improving ratios for net charge-offs to average loans and nonperforming assets to total assets. Furthermore, in a prudent move during these uncertain economic times, we have increased our allowance for loan loss as a percentage of loans. As we go forward, our goal is to move as quickly as possible for credit quality improvement of the loan portfolio with each workout solution. We will keep you informed of our progress on this important topic.

SHOWING METHODICAL SUCCESSES – EVIDENCED BY OUR IMPROVING RATIOS

assets under management of $147 million, a growth of showing methodical successes as evidenced by our over $10 million from 2011. The Wealth Management improving ratios for net charge-offs to average loans and department truly is in balance with the goals of its clients. nonperforming assets to total assets. Furthermore, in a prudent move during these uncertain economic times, As noted throughout the past year, we have increased our allowance for loan asset quality remains an area that loss as a percentage of loans. As we go commands our attention and action. SHOWING forward, our goal is to move as quickly as The recent recession, the most METHODICAL possible for credit quality improvement significant and slowest in US history, SUCCESSES – of the loan portfolio with each workout EVIDENCED continues to challenge some of our solution. We will keep you informed of our BY OUR loan customers. To properly address IMPROVING progress on this important topic. this situation we continually monitor RATIOS our loan portfolio, counseling at With that said, we turn to the performance every opportunity, restructuring of 2012 and what that means to you. All where prudent, and instituting collection activity where of this news is extremely positive. Net income was $6.6 appropriate. All of these efforts are conducted with million, an increase of 24% over that of last year. Net the intent of assisting borrowers, while doing what is interest income continued to improve, with growth of best for your Company. The results of our efforts are nearly $2 million from 2011. This additional net interest

LOANS
$380
$410
$425
$447
$475
2008 2009 2010 2011 2012
IN MILLIONS

income provided the basis for our high percentage growth in net income. Said humbly, yet proudly, an income increase of this magnitude is a true accomplishment. It is a success that your entire team is elated about. This significant income increase was the primary reason for several additional benefits being achieved. Stockholders' equity grew by almost 9%, book value increased 7%, and per share market value expanded by over 8%. Even further, your Board increased the dividend by 5.6% in the fourth quarter. All of this speaks well toward our ongoing goal to enhance the investment you have entrusted to us.

With 2012 being a successful and productive year, we look forward to the future with great anticipation. Our national economy appears to be headed in the right direction, albeit ever so slowly. As commerce in general increases, so too should the activity levels for all customers, existing and new alike. Technology is another bright horizon for us. We have always strived to offer new electronic banking services as readily as possible, and to that end we have usually been the first, locally, to introduce new technological advances in products and services. That pursuit continues in earnest with our Technology Committee actively investigating new advances that provide secure, convenient, and efficient means to conduct banking transactions with us. As new technologies become available, you will surely see our announcements. Finally, as reported last year, the future of our branch network is also expanding. The next office, scheduled to open later in 2013, will be in Carbondale, Pennsylvania, our first move into Lackawanna County. Our demographic studies indicate that

IN HARMONY WITH OUR COMMUNITY IN BALANCE WITH YOUR LIFE LOANS $475 $425 $447 $380 $410 2008 2009 2010 2011 2012 IN MILLIONS income provided the basis for our high percentage growth ever so slowly. As commerce in general increases, so too in net income. Said humbly, yet proudly, an income increase should the activity levels for all customers, existing and new of this magnitude is a true accomplishment. It is a success alike. Technology is another bright horizon for us. We have that your entire team is elated about. This significant income always strived to offer new electronic banking services as increase was the primary reason for readily as possible, and to that end we have several additional benefits being achieved. usually been the first, locally, to introduce Stockholders’ equity grew by almost 9%, new technological advances in products and AN INCOME book value increased 7%, and per share INCREASE services. That pursuit continues in earnest market value expanded by over 8%. Even OF THIS with our Technology Committee actively further, your Board increased the dividend MAGNITUDE investigating new advances that provide by 5.6% in the fourth quarter. All of this IS A TRUE secure, convenient, and efficient means to ACCOMPLISHMENT speaks well toward our ongoing goal conduct banking transactions with us. As to enhance the investment you have new technologies become available, you entrusted to us. will surely see our announcements. Finally, as reported last year, the future of our branch network is With 2012 being a successful and productive year, we look also expanding. The next office, scheduled to open later in forward to the future with great anticipation. Our national 2013, will be in Carbondale, Pennsylvania, our first move into economy appears to be headed in the right direction, albeit Lackawanna County. Our demographic studies indicate that

During the fourth quarter of 2012, we announced the strategic move that Dimeco, Inc. would be seeking de-registration from the Securities and Exchange Commission, as allowed by the passage of the federal JOBS Act early last year. This decision was made after a great deal of due diligence and judicious consideration. In essence, we saw the cost savings and ability to deploy many personnel hours to other productive activities after de-registration, would far outweigh the monitoring, testing, and reporting requirements of remaining registered. As previously noted, but worthy of repeating here, so that we keep investors adequately informed, our future quarterly reports will be expanded in content.

TO CONTINUE OUR LEGACY, WE MUST GROW PRUDENTLY

Our institution is as rich as the talent pool that we draw upon to conduct our business. We are blessed to have a staff that is dedicated to consistently doing the right thing for all concerned. In 2012, as we do every year, we paused to give recognition to those who have dedicated a significant portion of their careers to help make this institution the special place that it is. In 2012, we recognized Cindy Burdick for 35 years of service, Ruth Daniels for 25 years, and Jim Robbins and Cindy Galloway for 20 years of tenure. These four, together with all of their associates, are prime examples of the people who make good things happen here.

the new clientele we will attract and with whom we noted, but worthy of repeating here, so that we keep establish relationships will make this a beneficial move investors adequately informed, our future quarterly reports for us. We will certainly keep you updated as progress will be expanded in content. continues in all of these regards. Our institution is as rich as the talent During the fourth quarter of 2012, pool that we draw upon to conduct our we announced the strategic move business. We are blessed to have a staff that that Dimeco, Inc. would be seeking TO CONTINUE is dedicated to consistently doing the right OUR LEGACY, de-registration from the Securities and thing for all concerned. In 2012, as we do WE MUST Exchange Commission, as allowed by GROW every year, we paused to give recognition the passage of the federal JOBS Act PRUDENTLY to those who have dedicated a significant early last year. This decision was made portion of their careers to help make this after a great deal of due diligence and institution the special place that it is. In 2012, judicious consideration. In essence, we we recognized Cindy Burdick for 35 years saw the cost savings and ability to deploy many personnel of service, Ruth Daniels for 25 years, and Jim Robbins and hours to other productive activities after de-registration, Cindy Galloway for 20 years of tenure. These four, together would far outweigh the monitoring, testing, and reporting with all of their associates, are prime examples of the people requirements of remaining registered. As previously who make good things happen here.

IN HARMONY WITH YOUR FUTURE IN BALANCE WITH YOUR LIFE NET INCOME $6.6 $6.4 $5.2 $5.3 $4.4 2008 2009 2010 2011 2012 IN MILLIONS As we move forward, we accept the challenges that lie before In closing, we thank you for your patronage and loyalty. us. We know that in order to continue our legacy, we must We encourage you to promote our banking and investment grow prudently. We consistently look for ways to become better services to others, as well as Dimeco, Inc. stock ownership. and stronger, yet always doing so with an eye toward seeking As always, your comments and questions are welcome. and fulfilling the needs of the marketplace that we call home. It is in that spirit of cooperative existence, for the betterment of all, that we earn the recognition of being a Sincerely, true community bank. We realize that none of what we are would be possible without you, our Gary C. Beilman shareholders. It is because of your President and Chief Executive Officer investment that we exist, and we dedicate each day to improving your investment. We are most grateful for your commitment, and all of our actions are dictated by the goal of providing the best possible return.

THE DIME BANK LOCATIONS

Damascus Office
570-224-6300
damascus@thedimebank.com
WAYNE COUNTY
Honesdale Office
570-253-1902
honesdale@thedimebank.com
Hawley Office
570-226-3506
hawley@thedimebank.com
Lake Region Office
570-226-3600
lakeregion@thedimebank.com
Carbondale
Honesdale
Carbondale Office
Opening Summer 2013
Operations Center
570-253-1970
operations@thedimebank.com
Scranton
LACKAWANNA COUNTY
Wilkes-Barre
PIKE COUNTY
Dingmans Ferry Office
570-828-1200
dingmansferry@thedimebank.com
Greentown Office
570-676-8390
greentown@thedimebank.com

INVESTOR INFORMATION

CORPORATE HEADQUARTERS
P.O. Box 509
820 Church Street
Honesdale, PA 18431
570-253-1970
email: dimeco@thedimebank.com
www.thedimebank.com

ANNUAL MEETING
Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at The Community Room of the Wayne County Chamber of Commerce Building, 303 Commercial Street, Honesdale, PA on Thursday, April 25, 2013 at 2:00 p.m.

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

DIMECO, INC. STOCK MARKET MAKERS
Boenning & Scattergood, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 300
West Conshohocken, PA 19428-2979
800-842-8928

Raymond James & Associates, Inc.
21B South Main Street
Cohasset, MA 02025
888-239-4463

Stifel Nicolaus
7111 Fairway Drive, Suite 301
Palm Beach Gardens, FL 33418
800-793-7226

CORPORATE HEADQUARTERS TRANSFER AGENT DIMECO, INC. STOCK MARKET MAKERS P.O. Box 509 Registrar and Transfer Company Boenning & Scattergood, Inc. 820 Church Street 10 Commerce Drive Four Tower Bridge Honesdale, PA 18431 Cranford, NJ 07016 200 Barr Harbor Drive, Suite 300 570-253-1970 800-368-5948 West Conshohocken, PA 19428-2979 email: dimeco@thedimebank.com email: info@rtco.com 800-842-8928 www.thedimebank.com www.rtco.com Raymond James & Associates, Inc. ANNUAL MEETING DIVIDEND REINVESTMENT PLAN 21B South Main Street Shareholders are cordially invited to The Company offers a plan for Cohasset, MA 02025 attend the Annual Meeting of stockholders to automatically reinvest 888-239-4463 Shareholders, which will be held at The their dividends in shares of common stock Community Room of the Wayne County along with the opportunity to purchase Stifel Nicolaus Chamber of Commerce Building, 303 additional stock. There are no brokerage 7111 Fairway Drive, Suite 301 Commercial Street, Honesdale, PA on commissions or fees imposed. Palm Beach Gardens, FL 33418 Thursday, April 25, 2013 at 2:00 p.m. 800-793-7226 Contact the Transfer Agent to enroll in the INDEPENDENT AUDITORS dividend reinvestment plan, replace lost S.R. Snodgrass, A.C. stock certificates or to change name 2100 Corporate Drive, Suite 400 and address. Wexford, PA 15090-7647 724-934-0344 www.srsnodgrass.com

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

This consolidated review and analysis of Dimeco, Inc. (the “Company”) is intended to assist the reader in evaluating the performance of the Company for the years ended December 31, 2012 and 2011. This information should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements.

Dimeco, Inc., headquartered in Honesdale, Pennsylvania, is the one-bank holding company of The Dime Bank (the “Bank”), which is wholly-owned by the Company. TDB Insurance Services, LLC (“TDB”), a limited liability company, offering title insurance services, was formed by the Bank and is owned 100% by the Bank. Both the Company and the Bank derive their primary income from the operation of a commercial bank, including earning interest on loans and investment securities, fees on services performed and providing investment and trust services. The Bank’s main expenses are related to interest paid on deposits and other borrowings along with salary and benefits for employees. The Bank operates six full-service branches in Honesdale, Hawley, Damascus, Greentown and Dingmans Ferry, Pennsylvania, two off-site automatic teller machines, one each in Wayne and Pike County, Pennsylvania and an operations center in Honesdale, Pennsylvania. The Pennsylvania Department of Banking and Federal Deposit Insurance Corporation (“FDIC”) approved the Bank’s application to establish a branch in Carbondale, Lackawanna County, Pennsylvania. We expect to open this office in 2013. Principal market areas include Wayne and Pike Counties, Pennsylvania and Sullivan County, New York. The Bank employed 111 full-time employees and 20 part-time employees at December 31, 2012.

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

10 DIMECO, INC. 2012 ANNUAL REPORT

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

STATEMENT OF CONDITION

Total assets increased $21,711 or 3.7% during the year ended December 31, 2012. The largest component of that growth was due to origination of additional loans. Several other asset categories showed declines in balances from a year earlier.

Cash and cash equivalents declined by $1,203 or 12.1% at December 31, 2012 from balances a year earlier. This decline was primarily due to lower balances of interest-bearing deposits in other banks of $1,577 or 34.5%. While the economy continued to operate in such a low interest rate environment, management continued to place funds where we saw the greatest return. Interest-bearing checking accounts yield one of the lowest returns of any earning asset; therefore, we maintained lower balances in these accounts. Offsetting this decrease, cash and due from banks increased $374 or 7.0% due to the need for appropriate cash on hand and noninterest-bearing deposits at the Federal Reserve Bank of Philadelphia (the “Fed”) to support the depository clearing process.

The Company carried a balance of $1,132 in mortgage loans held for sale at December 31, 2012 which was unmatched at the end of 2011. These residential mortgage sales were completed in January 2013. Residential mortgage loan originations were strong in 2012 due to the opportunity for customers to refinance their existing mortgage to a lower interest rate.

Investment securities available for sale decreased $4,872 or 5.1% at December 31, 2012 as compared to balances at the end of 2011. Balances of mortgage-backed securities and collateralized mortgage-backed obligations of government-sponsored agencies provide cash flows on a monthly basis. Given the low interest rate environment we have been experiencing for the past few years, we believe it is prudent to invest in bonds that include a cash stream for liquidity purposes; therefore, we continued to purchase these types of investments during 2012. Payments, both regularly scheduled and early prepayments, of mortgage backed securities served to offset $5,000 of new purchases made in 2012. Balances of U.S. government agency bonds declined $3,256 or 29.1% during the year due to a call of $1,000, the sale of $1,000 at a gain and receipt of principal payments on Small Business Administration (“SBA”) bonds throughout the year. The SBA issues bonds that include regularly scheduled principal payments along with allowing for prepayment of principal in the same fashion as mortgage-backed securities. During the year, we were able to purchase additional tax-exempt obligations of states and political subdivisions, increasing these balances by $3,209 or 9.9%. These bonds offered favorable opportunities for our investment portfolio at the time of purchase with tax adjusted interest yields higher than many other bonds. Commercial paper purchases are investment grade issues of short-term products, usually with a term of thirty to sixty days. Balances of these investments declined $4,350 or 36.3% from December 31, 2011. Interest yields for commercial paper declined during the year and we replaced some issues with other types of securities upon maturity. After considering all of these factors in investment decisions, the overwhelming reason for a decline in total investments was the opportunity to invest in loans which typically offer a much greater return than investments.

Loans increased $27,508 or 6.2% from $447,254 to $474,762 during 2012. Non-farm, non-residential properties experienced the greatest portion of the overall growth, increasing $12,593 or 4.7%. Loans were granted to borrowers in a variety of industries. We continued to serve our niche market of children’s summer camps, increasing balances of these loans by $7,168. In addition, we originated loans to customers in other types of businesses including chain franchise restaurants, grocery stores, hotel/restaurants and a nursing home. Commercial and industrial loans increased $8,273 or 18.3% with loans granted to customers in numerous types of businesses to fund inventory, heavy construction equipment, and to provide operating capital. Loans for construction and development increased $3,644 or 25.0% at December 31, 2012 compared to a year earlier. The majority of this increase was the result of $5,258 in draws for two hotel projects located in areas with Marcellus Shale activity. The Marcellus Shale development is expected to produce significant revenue streams over the foreseeable future in Northeastern Pennsylvania.

Other real estate owned declined $913 or 26.3% at December 31, 2012 from balances a year earlier. We concluded the sale of two restaurant properties in the first half of 2012 which reduced the balance of other real estate owned by $859 and recognized a $46 decline in the market value of one of these properties before sale. In the second quarter of 2012, we took possession of a residential property and were successful in selling it in the fourth quarter. The sale of a building lot accounted for the remaining decline in value.

Total deposits increased $16,301 or 3.4% from balances at December 31, 2011. Balances of noninterest-bearing deposits declined $714 or 1.4% and interest-bearing deposits increased $17,015 or 3.9%. Customers moved deposits from non-interest bearing accounts to interest-bearing ones not only to receive interest, but also to be eligible for higher interest rates on certificates of deposit. We reward customers who maintain a qualified banking relationship with higher interest rates on deposit accounts. Money market accounts increased $2,093 or 3.2% while other interest-bearing checking accounts increased $1,627 or 3.0%. We believe that customers want to maintain liquidity while receiving interest. Savings deposits increased $4,984 or 11.5% during 2012. Balances on these accounts grew at a steady pace throughout the last few years. We believe that the low interest rates offered on term certificates of deposits are not significant enough to draw customers; rather they are maintaining liquid balances until we are able to offer higher interest rates. Certificates of deposit increased $8,311 or 3.1% from December 31, 2011 to the end of 2012. The Bank opened a $9,000 certificate from a municipal customer, the funds of which will be used in 2013 for a construction project. Balances of other customers declined slightly during the period. We believe that our customers are becoming more comfortable with the stock and bond markets and recognize the possibility of greater returns in those type investments, serving to decrease balances of certificates of deposit. This belief is based on the increased income in our wealth management department from 2011 to 2012. The Bank increased purchases of certificates of deposit through the Certificate of Deposit Account Registry Service (“CDARS”) network in 2012 by $3,225 or 8.1%. These funds are acquired through a national network of banks that offer depositors the ability to have FDIC insurance coverage on up to $50 million of deposits by investing up to the insured limit of $250 thousand per institution. We utilize these purchases to generate deposits at national average interest rates. Over the past few years, our market area has offered interest rates above the national averages and in order to improve our interest margins, we purchased these funds rather than pay higher rates locally. The vast majority of our deposits come from local markets; in conjunction with these deposits, we purchase CDARS offerings to complete our funding requirements.

Short-term borrowings declined $2,873 or 13.9% during 2012. A borrowing of $6,000 from the Federal Home Loan Bank (“FHLB”) matured and was not replaced in 2012. The main component of short-term borrowings is securities sold under agreement to repurchase, or commercial sweep accounts. These balances increased $3,127 or 21.3% at December 31, 2012 compared to a year earlier. Average balances of existing customers increased in these sweep accounts during the year along with offering this product to four additional customers. The sweep balances are secured by bonds in the investment portfolio.

Balances of other borrowed funds increased $2,979 or 16.9% from the end of 2011. We borrowed $6,500 from the FHLB during the year of which $4,000 was used to fund a loan, guarantying the interest spread by using match funding. The remaining $2,500 was obtained for liquidity purposes. We research alternative pricing for funds as necessary and choose the most favorable offering at the time. One borrowing of $1,500 matured in the third quarter of 2012 and, combined with regularly scheduled payments on amortizing loans, produced a decline of $3,521 which offset new borrowings.

12 DIMECO, INC. 2012 ANNUAL REPORT

CAPITAL RESOURCES

Capital increased by $4,837 or 8.8% in 2012 with the main component of that growth from net income of $6,614. Dividends of $2,373 offset the increase in retained earnings, resulting in a dividend payout ratio of 35.4%. The Board of Directors voted to increase the dividend amount in the fourth quarter due to the higher level of earnings in 2012. The Company maintained their “well-capitalized” capital level while offering this higher return to shareholders. At this level of dividend, the Company’s dividend yield to investors was 4.0% at the December 31, 2012 market price. Capital was augmented by $404 due to a combination of the recognition of restricted stock and stock option grants during the period and recipients exercising stock options. Unrealized gains within the investment portfolio further enhanced capital by $192 during 2012.

The Company’s capital position at December 31, 2012 as it relates to regulatory guidelines is presented below:

	Dimeco, Inc.	Well-Capitalized	Minimum Requirements

Leverage Ratio	9.72%	5.00%	4.00%

Tier I Capital Ratio	11.53%	6.00%	4.00%

Total Capital Ratio	12.80%	10.00%	8.00%

LIQUIDITY

Liquidity risk in financial institutions is based upon an institution’s ability to have sources of funds available to meet its needs for the outflow of cash at any specific time. Liquidity begins with cash and cash equivalents, which the Company defines as cash on hand and in banks, along with overnight investments in federal funds sold. Balances of these accounts totaled $8,720 or 1.4% of total assets at December 31, 2012. We analyze our liquidity at least quarterly considering the balance of cash and cash equivalents, scheduled principal and interest payments on loans and investments, the capacity to borrow funds, expected deposit generation, potential sales or maturities of investment securities, potential sales of residential loans in the secondary market and commercial loan participations to other financial institutions, access to brokered certificates of deposit and expected operating income. An integral part of this analysis is our borrowing capacity. The Bank has a credit line of $224,843 at the FHLB with $189,073 available at December 31, 2012. We also have the ability to borrow from the Fed discount window and currently have agreements with two correspondent banks that allow us to borrow additional funds if needed. Uses of liquidity include origination of loans for addition to our portfolio and for loans to be sold in the secondary market, purchases of investment securities and capital projects, operating expenses, repayment of borrowed funds and payment of dividends. A review of the “Consolidated Statement of Cash Flows” indicates the sources of funds generated and used during the past three years. The goal is to maintain appropriate levels of liquidity to allow for customers’ cash needs from both a lending and deposit perspective, to maintain sufficient cash for operating expenses and to have amounts available to take advantage of earning opportunities as they arise. Management must be cognizant of the need to maximize earnings while taking these needs into consideration.

Companies in the financial service industry are dependent on their ability to maintain proper levels of liquidity. Both short-term and long-term liquidity are primarily generated through the methods previously enumerated. The primary source of liquidity for the Company has been deposit generation, maturity and sales of investments, and purchases of brokered funds. Short-term liquidity needs are provided through borrowings from FHLB, brokered deposits and lines of credit with correspondent banks. Access to brokered certificates of deposit fulfills long-term liquidity needs with potential maturities of up to five years, as does the availability to borrow from the FHLB. In addition, the Company may issue additional stock to supplement long-term funding needs.

Management believes that the Company has sufficient liquidity to meet both its short-term and long-term needs. We understand that liquidity may be adversely affected by many factors including unexpected deposit outflows, aggressive competitive pricing by other financial intermediaries and other cash requirements. We are aware of our dependence on customers’ deposits to sustain our liquidity levels. We believe that the FDIC insurance has assisted us to maintain deposits in light of increased customer concerns regarding the security of the financial services industry. As an additional method for customers to remain apprised of the quality of our institution, we have continued to regularly disseminate information regarding our financial position through quarterly press releases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is inherent in the financial services industry, encompassing the risk of loss associated with adverse changes in market interest rates and prices. As an organization, we have placed the management of this risk in the Asset/Liability Committee (“ALCO”). This committee is comprised of all senior officers of the Bank along with vice presidents representing each product offering, information technology, retail banking and marketing. The committee follows guidelines enumerated in the ALCO policy which was developed to achieve earnings consistent with established goals while maintaining acceptable levels of interest rate risk, adequate levels of liquidity and adherence to regulatory mandates. The committee reports to the Board of Directors on at least a quarterly basis.

Asset market risk is most prevalent in the investment and loan portfolios. With interest rates continuing at low levels, it has been challenging to locate and purchase investments with the credit quality required by our guidelines while offering yields that we believe will offer long term benefit for the Company. We continued to purchase highly rated investments as opportunities occurred. Management has maintained a portfolio which includes investments in short-term commercial paper, mortgage-backed securities and collateralized mortgage obligations of government-sponsored agencies which offer cash streams over the life of the bonds to maintain liquidity. All investments are held in the available for sale category even though management anticipates holding all investments to maturity or call date, but may sell securities as specific liquidity needs arise. Interest rates on consumer loans are determined by the Loan Committee and reviewed by the ALCO and are adjusted as warranted. These committees review local rates along with internal rate guidelines to determine the appropriate interest rates to charge. Residential mortgage interest rates are tied to secondary market rates as the majority of these loan originations are sold in the secondary market. Commercial loan rates are determined on a case by case basis and are dependent on the characteristics of each loan and borrower. The Loan Committee instituted interest rates with floors on the majority of all new adjustable rate loans originated in the past four years and continues to negotiate the introduction of floor interest rates as revolving lines of credit are reviewed or loan terms are extended. Market risk inherent in loans held for sale has been mitigated by controlling the length of time between origination and sale of these loans. The balance of loans in this category is generally less than $1,000.

To address credit risk, both the loan portfolio and the investment portfolio have stringent guidelines as to the credit quality of acceptable assets. These guidelines are dictated by safety and soundness regulatory guidelines.

Liability market risk is associated with the adverse affects of our pricing strategies compared to competitors’ pricing strategies. The markets in which we have offices are also served by other financial institutions. If there is not enough flexibility in our pricing models to quickly move interest rates on deposits, we may lose accounts to other financial intermediaries. We have offered special certificate of deposit products at times and at other times borrowed funds from correspondent banks or purchased brokered certificates of deposit at national market rates rather than meet inflated interest rates offered by competitors. We believe that by working within our guidelines we will continue to achieve profitability.

The ALCO is cognizant of the ability for interest rates to adversely affect assets, liabilities, capital, and interest income and expense. In particular, two analytical tools are used to ascertain our ability to manage this market risk. The first is the Statement of Interest Sensitivity Gap. This report matches all interest-earning assets and all interest-bearing liabilities by the time frame in which funds can be reinvested or repriced. The second report is the Analysis of Sensitivity to Changes in Market Interest Rates which is used to determine the affect on income of various shifts in the interest rate environment. Both reports include inherent assumptions in order to process the information. Management is aware that these assumptions affect results and that actual results may differ from the projected results suggested by these tools. These assumptions include an estimate of the maturity or repricing times of deposits, even though all deposits, other than time deposits, have no stated maturity and that interest rate shifts will be parallel, with the rates of assets and liabilities shifting in the same amount in the same time frame. In reality, various assets and various liabilities will react differently to changes in interest rates, with some lagging behind the change and some anticipating the upcoming change and reacting before any actual change occurs. Each tool also suggests that there is a propensity to replace assets and liabilities with similar assets and liabilities rather than taking into consideration management’s ability to reallocate the balance sheet. In addition, the models used do not include any elements to determine how an action by management to increase or decrease interest rates charged on loans or paid on deposits or to increase other borrowings will affect the results of the analysis. Despite these limitations, these analyses are good tools to use in a consistent fashion to assist in the management of the Company. Similar versions of these same reports are used by most financial institutions. Both measurements are as of December 31, 2012.

14 DIMECO, INC. 2012 ANNUAL REPORT

STATEMENT OF INTEREST SENSITIVITY GAP

	90 days	>90 days	1 - 5
	or less	but < 1 year	years	>5 years	Total
Assets:
Interest-bearing deposits in other banks and federal funds sold	$2,998	$-	$-	$-	$2,998
Mortgage loans held for sale	1,132	-	-	-	1,132
Investment securities available for sale (5) (7)	19,274	10,338	23,574	39,718	92,904
Fixed annuity investment	-	-	1,628	-	1,628
Loans (1) (4)	77,890	101,765	101,262	179,102	460,019

Rate sensitive assets	$101,294	$112,103	$126,464	$218,820	$558,681

Liabilities:
Interest-bearing deposits:
Interest-bearing demand (2)	$4,480	$13,998	$37,516	$-	$55,994
Money market (3)	11,578	34,051	22,474	-	68,103
Savings (2)	3,874	12,106	32,443	-	48,423
Time deposits	54,109	140,546	81,907	-	276,562
Short-term borrowings	17,813	-	-	-	17,813
Other borrowings (6)	520	1,552	16,406	2,119	20,597

Rate sensitive liabilities	$92,374	$202,253	$190,746	$2,119	$487,492

Interest sensitivity gap	$8,920	$(90,150)	$(64,282)	$216,701	$71,189
Cumulative gap	$8,920	$(81,230)	$(145,512)	$71,189
Cumulative gap to total assets	1.48%	(13.46)%	(24.11)%	11.79%

(1)	Loans are included in the earlier period in which interest rates are next scheduled to adjust or in which they are due. No adjustment has been made for scheduled repayments or for anticipated prepayments.
(2)	Interest-bearing demand deposits and savings are segmented based on the percentage of decay method. The decay rates used include "90 days or less" 8%, " >90 days but <1 year" 25% and "1-5 years" 67%.
(3)	Money market deposits are segmented based on the percentage of decay method. The decay rates used include "90 days or less" 17%, ">90 days but < 1 year" 50% and "1-5 years" 33%.
(4)	Does not include loans in nonaccrual status, deposit overdrafts, unposted items or deferred fees on loans.
(5)	Variable interest rate investments are included in the period in which interest rates are next scheduled to adjust, while fixed interest rate investments are included in each period according to the contractual repayment schedule.
(6)	Borrowings are included in each period according to the contractual repayment schedule.
(7)	Includes Federal Home Loan Bank and Atlantic Central Bankers Bank stock which is included in Other Assets on the Consolidated Financial Statements.

This report shows the Company to be in a liability sensitive position of $81,230 in the period of one year or less, meaning that there are more liabilities than assets which will reprice in this period. Traditionally management focuses the greatest attention to the net gap of the balance sheet in this time frame although we manage levels in all time frames.

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

ANALYSIS OF SENSITIVITY TO CHANGES IN MARKET INTEREST RATES

	100 basis points
	Up		Down
	Amount	%	Amount	%
Net interest income	$(417)	(1.83)%	$36	.16%
Net income	$(258)	(4.57)%	$(5)	(.08)%
Economic Value of Equity	$(8,536)	(10.88)%	$11,697	14.91%

	200 basis points
	Up		Down
	Amount	%	Amount	%
Net interest income	$(677)	(2.97)%	$(646)	(2.84)%
Net income	$(417)	(7.38)%	$(478)	(8.47)%
Economic Value of Equity	$(11,616)	(14.81)%	$21,052	26.84%

	300 basis points
	Up		Down
	Amount	%	Amount	%
Net interest income	$(899)	(3.95)%	$(1,336)	(5.85)%
Net income	$(551)	(9.76)%	$(955)	(16.92)%
Economic Value of Equity	$(16,057)	(20.47)%	$26,905	34.30%

The greatest risk to the Company from an income perspective is an immediate decrease in interest rates by 300 basis points. Due to our belief that a decline of that magnitude is not possible, we concentrate on the remaining scenarios. An increase in market interest rates of 300 basis points would produce a decline of $551 or 9.76% of net income. In the economic value of equity measurement, an increase of this level would affect the Company by lowering equity by $16,057 or 20.47%, a level that is within our established tolerance limits. Management believes that we have the ability to affect the changes in income and equity by taking actions which are not factored in this analysis.

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

16 DIMECO, INC. 2012 ANNUAL REPORT

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount that management estimates is adequate to provide for potential losses inherent in the loan portfolio. It is the largest subjective measurement in the financial statements. The balance is derived by charging losses against the allowance while recoveries are credited to it with amounts in provision expense supplying the amount necessary to maintain the appropriate balance per our analysis. As of December 31, 2012, the balance of the Company’s allowance was $9,152, which represented 1.93% of the loan portfolio compared to $8,316 or 1.86% at December 31, 2011.

Given the current national economic climate, there has been greater concern regarding higher-risk lending. The Company has no option adjustable rate mortgage loans, negative amortizing loans, subprime loans or loans with initial teaser rates. We do, however, grant junior lien residential mortgage loans. Balances of these loans were $15,649 or 3.3% of total loans at December 31, 2012. These loans are made for various reasons, capitalizing on the borrower’s home values for which the loans are typically granted with a maximum loan to value ratio of 80%. In addition, the Company has granted other loans with residential real estate serving as collateral for which the loan to value ratio is greater than 80%. These loans represent $2,387 or .5% of total loans at December 31, 2012.

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

The Company employs an experienced outside professional loan review firm to perform the commercial loan review function. They performed a risk assessment of our loan portfolio which places each evaluated loan in a risk category of high, moderate or low. All high risk loans, 50% of moderate risk loans and 10% of low risk loans were included in the loan review which resulted in the inclusion of approximately 65% of the commercial loan portfolio. The review team evaluates all components of lending including the capacity of the borrower to repay the loan, assessment of the value of the collateral, capital position of the borrower in order to provide a cushion against unexpected losses, market conditions that may impact the borrower and lastly, assessment of the credit administration function. This review analyzes current financial information of the customer, review of the credit files to assess quality, review of the adequacy of loan policies and procedures, audit and regulatory evaluations, and peer comparisons. At the time of origination, management evaluates all loans utilizing similar guidelines; many of these loans are not included in the third party loan review process. Loan evaluations are adjusted downward if we recognize any deterioration in the quality of the loan, such as delinquencies or a decline in the financial performance of the borrower. After careful consideration of all factors, an allowance amount is calculated for each category of reviewed loans. Groups of smaller dollar loans are evaluated as a homogeneous pool with similar factors used to evaluate the appropriateness of the allowance for those loans.

SUMMARY OF LOAN LOSS EXPERIENCE

	2012	2011	2010	2009	2008
Balance January 1,	$8,316	$7,741	$6,253	$5,416	$5,392

Charge-offs:
Commercial, financial and agricultural	105	272	35	187	139
Real estate-construction	-	-	-	-	-
Real estate-mortgage	2,580	1,883	138	144	691
Installment loans to individuals	244	206	144	187	178
Total charge-offs	2,929	2,361	317	518	1,008

Recoveries:
Commercial, financial and agricultural	1	1	10	-	6
Real estate-construction	-	-	-	-	-
Real estate-mortgage	443	8	-	5	1
Installment loans to individuals	71	52	45	50	75
Total recoveries	515	61	55	55	82

Net charge-offs	2,414	2,300	262	463	926

Additions charged to operations	3,250	2,875	1,750	1,300	950

Balance at December 31,	$9,152	$8,316	$7,741	$6,253	$5,416

Ratio of net charge-offs during the period to average loans outstanding during the period (1)	.53%	.55%	.06%	.12%	.26%

Allowance for loan loss as a % of loans outstanding	1.93%	1.86%	1.82%	1.53%	1.42%

(1)	Does not include loans in nonaccrual status

Included in Note 5 of the “Notes to the Consolidated Financial Statements” are schedules which include the total loans which were past due 90 days or more or in nonaccrual and/or impaired status. The definition of impaired loans is not the same as the definition of nonaccrual loans, although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while typically not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. At December 31, 2012, loans of $19,401 were classified as impaired. As troubled economic conditions continue in our country, we continue to experience a higher level of nonperforming loans. When commercial loans are ninety days or more past due or management deems it prudent, we include them in impaired status and determine the appropriate allocation of the allowance for loan losses relating to each of the these loans. There are multiple reasons for loans to be included in this category. One relationship is included in impaired status due to its classification as a troubled debt restructuring. Loans included in this relationship were originated in the fourth quarter of 2011 at a below market rate of interest. They are impaired for this reason only. We believe that the loans will perform according to the terms and do not anticipate any problems with delinquency. One relationship is included because of a modification of the original terms of the loan agreements. This customer has made all scheduled payments according to the modified terms. Another relationship is also a troubled debt restructuring which was completed in 2011. This customer performed according to the new contract arrangements until the fourth quarter of 2012 but they have advised us that they intend to offer a deed in lieu of foreclosure as outlined in the restructuring agreement. We will take the property back in the first quarter of 2013 and have a very interested potential buyer for whom we have agreed to finance the purchase of the property at a below market interest rate. By doing so, we will continue to account for that loan as a troubled debt restructuring and include it in impaired loans at the time of the sale. In December 2012, loans to a commercial customer were moved to impaired status as the payments became delinquent 90 days. Our customer is negotiating with their customers for payments due to them. If these negotiations are successful, their loan payments should be current and the loans will be moved to accruing status after six months of satisfactory performance. If not, we expect to carry this relationship in impaired status for a longer period. We would then proceed with foreclosure actions and expect that that process would take a longer period of time. There are several other loans in impaired status at December 31, 2012; all of those loans are in the process of collection.

18 DIMECO, INC. 2012 ANNUAL REPORT

Each loan relationship carries its own set of circumstances and we are working diligently to either return the loans to accrual status or liquidate the collateral and return funds to earning status.

The level of loans past due 90 days or more and still accruing interest at December 31, 2012 was $302. There are two loans included in this category, both of which we expect to collect. Management does not believe that we have any one loan that would have a material charge to the allowance for loan losses. Loans in nonaccrual status were $15,764 at December 31, 2012 compared to $13,515 at December 31, 2011. The majority of these loan amounts were secured by real estate and all are in the process of collection. Over the past few years we have experienced a noticeably longer timeframe for loans to be in an adverse position before we are able to take possession of the assets. Local government agencies responsible for enforcing the collection process have experienced a large backlog due to the increase in legal collection actions. We continue to proceed with collection efforts, but expect that foreclosure actions will take one year or more due to current economic conditions.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company engages in a variety of financial transactions that in accordance with GAAP are not recorded on its consolidated financial statements. These off-balance sheet arrangements primarily consist of loan commitments, letters of credit and unused lines of credit, including commercial lines for the financing needs of our customers. These off-balance sheet arrangements involve, to varying degrees, elements of credit, interest rate and liquidity risk. During the year ended December 31, 2012, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.

RESULTS OF OPERATIONS

2012 Compared to 2011

Net income for the year ended December 31, 2012 was $6,614 which represented earnings of $4.12 per share. At this level, income was $1,278 or 24.0% greater than the previous year. By continuing to lower the cost of funds, net interest income was the primary area for added profitability. By continuing to control costs, our efficiency ratio was 53.0% which added to the greater level of net income for the year.

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

Tax equivalent interest income for the year ended December 31, 2012 was $26,831, an increase of $1,169 or 4.6% over that earned in the previous year. Tax equivalent interest earned on loans of $23,745 for the year ended December 31, 2012 was $1,193 or 5.3% greater than earned in 2011. The average loan portfolio increased by $31,606 or 7.5%, while the yield on loans declined slightly from 5.37% in 2011 to 5.26% for 2012. In the current low interest rate environment, customers with higher interest rate loans took opportunities as they were able to refinance or pay off loans at higher rates, serving to lower the average interest rate on our portfolio. First lien residential real estate loans were particularly susceptible to this refinance activity with the average interest rate on this portfolio decreasing 50 basis points from 2011 to 2012.

Interest earned on taxable investment securities declined $85 or 6.7% in 2012 compared to 2011. The average balance of these investments increased $8,833 or 16.2% while the average interest rate earned decreased by 46 basis points. As bonds purchased in earlier years matured or were called, management took the opportunity to invest in loans, which offer a greater rate of return, or reinvested in bonds at today’s lower interest rates.

Interest earned on tax-exempt bonds increased $65 or 3.6%, on a tax equivalent basis, due to additional purchases of these bonds in 2012. The average balance of these bonds increased from $31,408 in 2011 to $34,540 in 2012. Although the average interest yield on new bond purchases declined in the current year, these bonds offered the most attractive yields available for the past few years. These purchases extended the duration of our investment portfolio but we believe that the value of these bonds has made the portfolio positioned for profitability both currently and in future periods.

Total interest expense declined $820 or 15.9% for the year ended December 31, 2012 with a decrease in each category of interest-bearing liabilities from 2011. The primary driver of each decline was lower interest rates paid even though the average balance in each deposit type increased. The greatest decline was in interest paid on time deposits. As certificates of deposit matured throughout the year, they were replaced by accounts with lower interest rates. The average rate paid in 2012 was 1.15%, a decrease of 31 basis points from rates paid in 2011. In all interest-bearing deposit accounts, management was able to pay lower rates as the year progressed. A challenge for the Company is to maintain opportunities for local certificates of deposit. Community bank competition in our marketplace has continued to offer these products at levels that are higher than national average rates.

Interest paid on other borrowings declined $122 or 14.7% in 2012 compared to 2011. Scheduled interest payments on amortizing borrowings were lower due simply to declining principal balances as monthly principal and interest payments are made. The weighted average interest rate on new borrowings in 2012 was .72%, serving to decrease the total for other borrowings to 3.89% for 2012 compared to 4.48% in 2011.

20 DIMECO, INC. 2012 ANNUAL REPORT

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;

INTEREST RATES AND INTEREST DIFFERENTIAL

	2012			2011			2010
	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance (3)	Expense	Rate	Balance (3)	Expense	Rate	Balance (3)	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned (1)(2)(4)	$451,572	$23,745	5.26%	$419,966	$22,552	5.37%	$403,981	$22,347	5.53%
Investment securities:
Taxable (5)	63,223	1,181	1.87%	54,390	1,266	2.33%	62,886	1,336	2.12%
Exempt from federal income tax (2)	34,540	1,897	5.49%	31,408	1,832	5.83%	26,873	1,589	5.91%
Interest-bearing deposits in other banks	2,989	8	.27%	3,526	11	.31%	8,612	28	.33%
Federal funds sold	-	-	-	210	1	.48%	1,957	6	.31%
Total interest-earning assets/ interest income	552,324	26,831	4.86%	509,500	25,662	5.04%	504,309	25,306	5.02%

Cash and due from banks	5,577			5,117			4,901
Premises and equipment	9,822			10,251			10,652
Other assets, less allowance for loan losses	30,885			32,034			26,431

Total Assets	$598,608			$556,902			$546,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings	$46,076	$87	.19%	$43,039	$103	.24%	$39,808	$119	.30%
Demand - interest-bearing	128,592	417	.32%	118,508	512	.43%	102,340	600	.59%
Time deposits	264,164	3,032	1.15%	246,664	3,598	1.46%	266,467	5,496	2.06%
Short-term borrowings	25,652	87	.34%	21,799	108	.50%	17,423	142	.82%
Other borrowed funds	18,238	709	3.89%	18,534	831	4.48%	21,378	963	4.50%
Total interest-bearing liabilities/ interest expense	482,722	4,332	.90%	448,544	5,152	1.15%	447,416	7,320	1.64%

Noninterest-bearing deposits	53,808			51,338			45,323
Other liabilities	4,184			3,867			4,090
Total Liabilities	540,714			503,749			496,829

Stockholders' Equity	57,894			53,153			49,464
Total Liabilities and Stockholders' Equity	$598,608			$556,902			$546,293

Net interest income/interest spread		$22,499	3.96%		$20,510	3.89%		$17,986	3.38%

Margin Analysis:
Interest income/earning assets		$26,831	4.86%		$25,662	5.04%		$25,306	5.02%
Interest expense/earning assets		4,332	.78%		5,152	1.01%		7,320	1.45%

Net interest income/earning assets		$22,499	4.07%		$20,510	4.03%		$17,986	3.57%

Ratio of average interest-earning assets to average interest-bearing liabilities			114.42%			113.59%			112.72%

(1)	Nonaccrual loans are included in other assets.
(2)	Income on tax-exempt assets is calculated on a taxable equivalent basis using a federal income tax rate of 34%.
(3)	Average balances are calculated using daily balances.
(4)	Interest on loans includes fee income.
(5)	FHLB reinstated their dividend in 2012 and was classified as a taxable investment. However, no dividend was paid in 2011 or 2010 and the investment was moved to other assets for those years.
Certain amounts for prior years have been reclassified in order to conform to current presentation.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

	2012 Compared to 2011			2011 Compared to 2010
	Total	Caused by		Total	Caused by
	Variance	Rate(1)	Volume	Variance	Rate(1)	Volume
Interest income:
Loans (gross)	$1,193	$(504)	$1,697	$205	$(679)	$884
Investment securities:
Taxable	(85)	(291)	206	(70)	110	(180)
Exempt from federal income tax (2)	65	(118)	183	243	(25)	268
Interest-bearing deposits	(3)	(1)	(2)	(17)	-	(17)
Federal funds sold	(1)	-	(1)	(5)	-	(5)
Total interest-earning assets	1,169	(914)	2,083	356	(594)	950

Interest expense:
Savings	(16)	(23)	7	(16)	(26)	10
Interest-bearing checking	(95)	(138)	43	(88)	(183)	95
Time deposits	(566)	(822)	256	(1,898)	(1,490)	(408)
Short-term borrowings	(21)	(40)	19	(34)	(70)	36
Other borrowed funds	(122)	(109)	(13)	(132)	(4)	(128)
Total interest-bearing liabilities	(820)	(1,132)	312	(2,168)	(1,773)	(395)
Net change in net interest income	$1,989	$218	$1,771	$2,524	$1,179	$1,345

(1)	Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of assets and liabilities.
(2)	Income on interest-earning assets is calculated on a taxable equivalent basis using a federal income tax rate of 34%.

Provision for Loan Losses

The provision for loan losses of $3,250 was $375 or 13.0% greater in 2012 than the previous year. As management continues to identify loans with collection concerns, we are charging down or off balances to expected realizable values. Due to economic issues, some customers continued to experience cash flow problems. The greatest of the charge-off amounts in 2012 was in relation to a commercial real estate loan for which the collateral value declined significantly. We recognized a charge off of $1,842 on that loan in order to restructure a group of other loans with common ownership to accurately reflect our collateral value with the end result converting $2,623 of loans to accrual status. Additionally, the loan portfolio increased $27,508 or 6.2% during 2012, which required greater provision expense as all loans carry risk and for which an allowance for loan loss is required. Provision for loan losses expense is a direct result of the calculation for the appropriate level of the allowance for loan losses which is discussed in a separate section.

Noninterest Income

Total noninterest income increased $569 or 14.6% for 2012 compared to 2011. The largest area of growth was in gains on mortgage loans held for sale. As residential mortgage interest rates declined, many customers took advantage of the ability to refinance their mortgage. The number of residential mortgage originations increased by 60 in 2012, an increase of 50% over originations in 2011. The majority of these loans are immediately sold in the secondary market to Freddie Mac with servicing maintained by the Bank. The gain on sales of residential mortgages increased $386 or 126.1% in 2012 over income generated in 2011. Management took the opportunity to sell a few bonds along with one bond being called at a premium and recognized $169 of gain on these transactions, resulting in an increase of $185 or 1,156.3% in this income over the previous year. Income derived from brokerage commissions increased $91 or 12.6% in 2012 compared to 2011. Asset fee-based income has risen due to improved market values of investment securities. In addition, our investment agents have worked diligently to increase their share of our market, and have acquired substantial additional assets to manage. Fees generated from our customers use of their debit cards increased $40 or 6.6% in 2012 compared to a year earlier. Greater numbers of transactions are carried out electronically as the users gain a greater comfort level with this method. We believe that this trend will continue and that eventually the number of check transactions will greatly diminish. Offsetting these gains in income from the previous year, we continued to recognize a decline in service charges on deposit accounts, amounting to $135 or 13.2% less in 2012 than in 2011.

22 DIMECO, INC. 2012 ANNUAL REPORT

Customers seem to be monitoring their checking accounts more closely and we are seeing fewer instances of overdrafts. Smaller variances in other income sources were responsible for the remaining additional income.

Noninterest Expense

Total noninterest expense increased $272 or 1.9% in 2012 compared to 2011. Salaries and employee benefits had the greatest affect, with those expenses increasing $663 or 9.5% from 2011 to 2012. Salaries paid to employees were the largest portion of this increase, resulting in $315 or 6.3% more expense in 2012 than the previous year. The number of full time equivalent employees at the end of each year remained stable. Management decides on an appropriate average increase in employee wages annually to grant salary increases for the upcoming year. It is normal for that increase to be based on the change in the Consumer Price Index with salary levels for 2012 following that guide. During the year, we hired an outside consultant to assist in a total review of our workforce in order to determine appropriate levels of pay. In addition to the normal annual salary increase for the year, we made some changes in other employees’ rate of pay to guarantee equality both internally and externally. The Board of Directors reviews financial performance of the Company and determines the discretionary contribution to employees’ 401(k) plans. At the end of 2012, they granted a 3% profit-sharing contribution due to the projected net income for the year compared to a grant of 1% for 2011. At this level, and with consideration to higher compensation, this expense increased $120 or 54.4% in 2012 compared to 2011. In September 2011, the Board of Directors granted both stock options and grants of restricted stock to all officers of the Bank. The expense related to those grants was $100 or 196.2% greater in 2012 than in 2011 because the grants were only for one third of 2011 compared to the entire year of 2012. Each year, employees are given goals to attain for consideration of incentives. During 2012, a higher level of goals was achieved than in the previous year, resulting in $90 or 99.5% greater incentive payments for 2012. Other payroll related expenses of smaller dollar values were responsible for the remaining variance.

Data processing expense declined $151 or 21.5% in 2012 compared to 2011. The greatest portion of this decline was the cost of outsourced data processing services. In the fourth quarter of 2012, the vendor that handles our item processing had an interruption of service and was not able to properly process our transactions for nearly two weeks. As partial compensation for this interruption, they refunded a portion of the annual expense for their services. In addition, due to outsourcing much of our data processing, the costs associated with amortization of computer software was $70 or 63.1% lower in 2012 than in 2011.

In addition, fees incurred for FDIC insurance declined $43 or 7.6% in 2012 compared to 2011 due to a change in the calculation of this assessment.

Impairment on other real estate owned expense declined $533 or 73.4% in 2012 compared to a year earlier. In 2011, it was necessary to record a loss in market value of $725. During 2012, we recognized a loss of $175 due to the decline in market value of another property. The remaining difference of $17 was the result of a greater loss on the sale of other real estate owned in 2012.

The category of other expense encompasses a variety of operating expenses that are typically smaller in individual value. Expenses included in this category are advertising, directors’ fees, the costs of running ATMs, charitable donations, telephone, and postage along with other expenses. Other noninterest expense decreased $152 or 4.4% in 2012 compared to 2011. Costs related to other real estate owned which are expenses incurred for maintaining properties for which we took possession declined $65 or 24.3% in 2012 compared to the previous year. Offsetting those declines, we recognized $102 or 200% greater expense related to the accounting for the directors’ equity incentive plan in 2012 compared to 2011. The grants were made in September 2011 and therefore in that year we incurred expense for one third of the year compared to an entire year in 2012. Those grants vest over a two year period. Donations increased $30 or 20.6% in 2012 compared to 2011 due to greater amounts that were supported by the Pennsylvania Educational Improvement Tax Credit program. Smaller variances in many other expense categories made up the remaining change in expense, none of which are material alone.

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

24 DIMECO, INC. 2012 ANNUAL REPORT

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

Noninterest Expense

Noninterest expense increased $1,238 or 9.6% in 2011 compared to 2010. Salaries and employee benefits of $6,981 is the largest noninterest expense and increased $314 or 4.7% in 2011 compared to $6,667 for 2010. Amounts paid to our employees represented $224 of the increase and was 4.7% greater than payroll expense for 2010. Payroll expense increased in part because we hired employees for higher level positions in the organization and did not replace several in other areas, thereby maintaining the number of full time equivalent employees. Annual cost of living salary increases were 2.5% on average for employees in January 2011. As payroll increases, employment taxes also increase, resulting in $28 or 7.5% more in 2011 than in 2010. Health insurance expense increased $51 or 6.5% in 2011 compared to costs for 2010, trending well below the national trend. Health insurance costs have been escalating for a number of years; in 2007 we became a member of a self-funded health care consortium of banks in northeastern Pennsylvania. We believe that costs for health insurance have been managed best by this solution but those expenses have continued to rise as the health care industry nationwide has been affected by higher costs and additional regulatory burden. In September 2011, the Board of Directors granted a combination of restricted stock and stock options to officers. In compliance with GAAP, we recorded an expense of $51for these grants. There was no similar expense in 2010. The Company develops incentive goals for all employees at the beginning of each year and accrues this benefit as the year progresses. Before any incentive benefit is paid, we must meet benchmark goals. As the year 2011 unfolded, it appeared that we would meet those goals, however, in the fourth quarter we had several larger expenses that prohibited paying incentives at the previously expected level. In recognition of our employees’ hard work throughout this difficult economy, the Board of Directors authorized payment of a smaller incentive to all employees even though the benchmark goals were not met. Incentives for 2011 were $55 or 37.9% less than in 2010. Other payroll related expenses of smaller dollar values were responsible for the remaining variance.

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

MARKET PRICES OF STOCK/DIVIDENDS DECLARED

The Company’s stock is listed on the OTC Bulletin Board under the symbol “DIMC .” The book value per share at December 31, 2012 was $36.85, representing an increase of 7.0% over the 2011 year end book value of $34.45. There were approximately 716 shareholders of record at December 31, 2012. This number does not include persons or entities that hold their stock in nominee name through various brokerage firms.

The following table sets forth high and low sale prices per share of the common stock and dividends declared for the calendar quarters indicated, based upon information obtained from published sources:

	2012			2011
			Dividend			Dividend
	High	Low	Declared	High	Low	Declared
First Quarter	$36.50	$33.50	$.36	$40.00	$35.75	$.36
Second Quarter	$40.00	$34.50	$.36	$38.50	$35.00	$.36
Third Quarter	$42.75	$37.25	$.36	$36.50	$34.00	$.36
Fourth Quarter	$42.75	$36.25	$.38	$36.00	$33.50	$.36

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

26 DIMECO, INC. 2012 ANNUAL REPORT

SUMMARY OF SELECTED FINANCIAL DATA

	2012	2011	2010	2009	2008
Summary of operations
Interest income	$26,057	$24,922	$24,640	$24,517	$28,175
Interest expense	4,332	5,152	7,320	8,750	10,665
Net interest income	21,725	19,770	17,320	15,767	17,510
Provision for loan losses	3,250	2,875	1,750	1,300	950
Net interest income after provision for loan losses	18,475	16,895	15,570	14,467	16,560
Other income	4,474	3,905	4,094	3,958	3,764
Other expenses	14,357	14,085	12,847	12,471	11,177
Income before income taxes	8,592	6,715	6,817	5,954	9,147
Income taxes	1,978	1,379	1,658	1,552	2,746

Net income	$6,614	$5,336	$5,159	$4,402	$6,401

Per common share
Earnings - basic	$4.12	$3.34	$3.24	$2.82	$4.17
Earnings - diluted	$4.12	$3.31	$3.24	$2.79	$4.05
Cash dividends	$1.46	$1.44	$1.44	$1.44	$1.32
Book value	$36.85	$34.45	$31.71	$30.21	$28.53
Shares outstanding at year end	1,626,506	1,599,646	1,598,218	1,559,778	1,558,728

Balance sheet data - end of year
Total assets	$603,605	$581,894	$542,214	$530,657	$472,478
Loans	$474,762	$447,254	$425,069	$410,012	$380,207
Investment securities available for sale	$90,747	$95,619	$79,655	$73,628	$65,600
Deposits	$500,585	$484,284	$454,734	$443,116	$381,989
Stockholders' equity	$59,937	$55,100	$50,679	$47,117	$44,468

Performance
Return on average assets	1.10%	.96%	.94%	.90%	1.43%
Return on average equity	11.42%	10.04%	10.43%	9.58%	15.28%
Dividend payout ratio	35.44%	43.11%	44.44%	51.06%	31.65%
Average equity to average assets ratio	9.67%	9.54%	9.05%	9.34%	9.35%

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on this assessment, management believes that, as of December 31, 2012, the Company’s internal control over financial reporting was effective.

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

Date: March 14, 2013

By: Maureen H. Beilman

Chief Financial Officer

(Principal Financial & Accounting Officer)

Date: March 14, 2013

28 DIMECO, INC. 2012 ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dimeco, Inc.

We have audited the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimeco, Inc. and subsidiary as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

March 14, 2013

S.R. Snodgrass, A.C. 2100 Corporate Drive, Suite 400 Wexford, PA 15090-7647 Phone: 724-934-0344 Facsimile: 724-934-0345

CONSOLIDATED BALANCE SHEET

	December 31,
(in thousands)	2012	2011
Assets
Cash and due from banks	$5,722	$5,348
Interest-bearing deposits in other banks	2,998	4,575
Total cash and cash equivalents	8,720	9,923

Mortgage loans held for sale	1,132	-
Investment securities available for sale	90,747	95,619

Loans, net of unearned income	474,762	447,254
Less allowance for loan losses	9,152	8,316
Net loans	465,610	438,938

Premises and equipment	9,675	9,997
Accrued interest receivable	1,841	1,805
Bank-owned life insurance	10,427	10,060
Other real estate owned	2,554	3,467
Other assets	12,899	12,085

TOTAL ASSETS	$603,605	$581,894

Liabilities
Deposits:
Noninterest-bearing	$51,503	$52,217
Interest-bearing	449,082	432,067
Total deposits	500,585	484,284

Short-term borrowings	17,813	20,686
Other borrowed funds	20,597	17,618
Accrued interest payable	500	542
Other liabilities	4,173	3,664

TOTAL LIABILITIES	543,668	526,794

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,656,446 and 1,653,746 shares issued in 2012 and 2011, respectively	828	827
Capital surplus	6,008	6,451
Retained earnings	52,426	48,193
Accumulated other comprehensive income	1,888	1,696
Treasury stock, at cost (29,940 and 54,100 shares, in 2012 and 2011, respectively)	(1,213)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	59,937	55,100

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$603,605	$581,894

The accompanying notes are an integral part of these consolidated financial statements.

30 DIMECO, INC. 2012 ANNUAL REPORT

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands, except per share data)	2012	2011	2010
Interest Income
Interest and fees on loans	$23,616	$22,435	$22,221
Federal funds sold	-	-	6
Investment securities:
Taxable	1,177	1,266	1,336
Exempt from federal income tax	1,252	1,209	1,049
Other	12	12	28
Total interest income	26,057	24,922	24,640

Interest Expense
Deposits	3,536	4,213	6,215
Short-term borrowings	87	108	142
Other borrowed funds	709	831	963
Total interest expense	4,332	5,152	7,320

Net Interest Income	21,725	19,770	17,320

Provision for loan losses	3,250	2,875	1,750

Net Interest Income After Provision for Loan Losses	18,475	16,895	15,570

Noninterest Income
Service charges on deposit accounts	887	1,022	1,292
Mortgage loans held for sale gains, net	692	306	354
Investment securities gains (losses), net	169	(16)	(13)
Brokerage commissions	811	720	742
Earnings on bank-owned life insurance	436	439	423
Debit card fees	648	608	523
Other income	831	826	773
Total noninterest income	4,474	3,905	4,094

Noninterest Expense
Salaries and employee benefits	7,644	6,981	6,667
Occupancy expense, net	1,150	1,143	1,117
Furniture and equipment expense	404	427	483
Professional fees	789	818	780
Data processing expense	552	703	713
FDIC insurance	522	565	742
Impairment of other real estate owned	175	726	-
Other expense	3,121	2,722	2,345
Total noninterest expense	14,357	14,085	12,847

Income before income taxes	8,592	6,715	6,817
Income taxes	1,978	1,379	1,658

NET INCOME	$6,614	$5,336	$5,159

Earnings Per Share:
Basic	$4.12	$3.34	$3.24
Diluted	$4.12	$3.31	$3.24

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in thousands)	2012	2011	2010
Net income	$6,614	$5,336	$5,159
Other comprehensive income (loss):
Unrealized gain (loss) on available for sale securities	460	1,842	(69)
Tax benefit (expense)	(156)	(627)	23
	304	1,215	(46)
Loss (gain) recognized in earnings	(169)	16	13
Tax expense (benefit)	57	(5)	(4)
	(112)	11	9
Other comprehensive income (loss), net of tax	192	1,226	(37)
Comprehensive income	$6,806	$6,562	$5,122

The accompanying notes are an integral part of these consolidated financial statements.

32 DIMECO, INC. 2012 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

				Accumulated
				Other		Total
	Common	Capital	Retained	Comprehensive	Treasury	Stockholders'
(in thousands, except per share data)	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity
Balance, December 31, 2009	$807	$5,552	$42,318	$507	$(2,067)	$47,117

Net income			5,159			5,159
Other comprehensive loss				(37)		(37)
Exercise of stock options (38,440 shares)	19	721				740
Cash dividends ($1.44 per share)			(2,300)			(2,300)
Balance, December 31, 2010	826	6,273	45,177	470	(2,067)	50,679

Net income			5,336			5,336
Other comprehensive income				1,226		1,226
Stock compensation expense		130				130
Exercise of stock options (1,428 shares)	1	48				49
Cash dividends ($1.44 per share)			(2,320)			(2,320)
Balance, December 31, 2011	827	6,451	48,193	1,696	(2,067)	55,100

Net income			6,614			6,614
Other comprehensive income				192		192
Stock compensation expense		305				305
Exercise of stock options (2,700 shares)	1	98				99
Acquistion of 24,160 shares for
restricted stock plan		(846)	(8)		854	-
Cash dividends ($1.46 per share)			(2,373)			(2,373)

Balance, December 31, 2012	$828	$6,008	$52,426	$1,888	$(1,213)	$59,937

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2012	2011	2010
Operating Activities
Net income	$6,614	$5,336	$5,159
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,250	2,875	1,750
Depreciation and amortization	913	878	1,040
Amortization of premium and discount on investment securities, net	933	594	366
Amortization of net deferred loan origination fees	(223)	(253)	(161)
Investment securities (gains) losses, net	(169)	16	13
Origination of loans held for sale	(23,732)	(12,210)	(11,375)
Proceeds from sale of loans	23,292	12,516	11,729
Mortgage loans held for sale gains, net	(692)	(306)	(354)
Impairment of other real estate owned	175	726	-
Loss (gain) on the sale of other real estate owned	17	1	(11)
(Increase) decrease in accrued interest receivable	(36)	83	(46)
Decrease in accrued interest payable	(42)	(137)	(401)
Deferred federal income taxes	(578)	(965)	(728)
Earnings on bank-owned life insurance	(436)	(439)	(423)
Decrease in prepaid FDIC insurance	487	522	694
Stock compensation expense	305	130	-
Other, net	(37)	251	(124)
Net cash provided by operating activities	10,041	9,618	7,128

Investing Activities
Investment securities available for sale:
Proceeds from sales, calls or mergers	6,619	7,244	5,478
Proceeds from maturities or paydown	117,381	116,067	239,397
Purchases	(119,602)	(138,027)	(252,338)
Redemption of Federal Home Loan Bank stock	477	162	19
Purchase of Federal Home Loan Bank stock	(454)	(617)	(3)
Net increase in loans	(30,439)	(27,552)	(16,007)
Investment in limited partnership	(437)	(360)	-
Purchase of fixed annuity	-	-	(1,500)
Purchase of bank-owned life insurance	-	(141)	-
Proceeds from sale of other real estate owned	1,449	34	333
Purchase of premises and equipment	(404)	(191)	(396)
Net cash used for investing activities	(25,410)	(43,381)	(25,017)

Financing Activities
Net increase in deposits	16,301	29,550	11,618
Increase (decrease) in short-term borrowings	(2,873)	7,680	2,032
Proceeds from other borrowed funds	6,500	2,500	-
Repayment of other borrowed funds	(3,521)	(4,434)	(4,850)
Proceeds from exercise of stock options	99	49	740
Cash dividends paid	(2,340)	(2,311)	(2,286)
Net cash provided by financing activities	14,166	33,034	7,254

Decrease in cash and cash equivalents	(1,203)	(729)	(10,635)

Cash and cash equivalents at beginning of year	9,923	10,652	21,287

Cash and cash equivalents at end of year	$8,720	$9,923	$10,652

The accompanying notes are an integral part of these consolidated financial statements.

34 DIMECO, INC. 2012 ANNUAL REPORT

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

FHLB reported net income for both 2010 and 2011 and for the first three quarters of 2012. FHLB recorded other than temporary impairment expenses in each of the last three years associated with the extreme economic conditions in place during those years. In 2011, FHLB allowed some stock redemption and in 2012 have begun to pay dividends. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein. More consideration was given to the long-term prospects for FHLB as opposed to the recent stress caused by the extreme economic conditions the world is facing. Management also considered that FHLB’s regulatory capital ratios have increased each of the past three years, liquidity appears adequate and new shares of FHLB stock continue to exchange hands at the $100 par value.

Mortgage Loans Held for Sale

In general, fixed rate residential mortgage loans originated by the Bank that qualify for sale in the secondary market are held for sale and are carried at the aggregate lower of cost or market. Such loans sold are generally serviced by the Bank.

Loans

Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees and the allowance for loan losses. Interest on consumer loans is credited to operations over the term of each loan using a method which results in a level yield or the simple interest method. Interest income on mortgage loans is accrued on the amortized balance. Interest income on other loans is accrued on the principal amount outstanding. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectability of additional interest. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Payments received on nonaccrual loans are either applied to principal or reported as interest income according to management’s judgment as to the collectability of principal. Loans are returned to accrual status when past due principal and interest is collected and the collection of principal is probable.

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

36 DIMECO, INC. 2012 ANNUAL REPORT

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

In situations where, for economic or legal reasons related to a borrower's financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring (“TDR”). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring and charges down the principal balance as determined in the analysis. This process is completed for all types of loans. It is then further analyzed to determine if the loan should be classified as impaired.

Impaired loans are primarily commercial and commercial real estate loan relationships for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. These types of loans which are 90 days past due are evaluated in the analysis for loan impairment. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

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

Stock Based Compensation

The Company accounts for stock-based compensation issued to employees, and where appropriate non-employees, in accordance with the Financial Accounting Standards Board (“FASB”) ASC 718, Compensation – Stock Compensation. Under fair value provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. The amount of stock-based compensation recognized at any date must at least equal the portion of the grant date fair value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method. Determining the fair value of stock-based awards at the date of grant requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited.

38 DIMECO, INC. 2012 ANNUAL REPORT

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

Amounts paid for interest and income taxes and noncash activities are as follows (in thousands):

	2012	2011	2010
Cash paid during the year for:
Interest	$4,374	$5,289	$7,721
Income taxes	$2,438	$2,042	$2,415

Noncash investing activities:
Transfer of loans to other real estate owned	$728	$3,267	$698
Loans to facilitate the sale of other real estate owned	$1,480	$35	$160
Changes in unrealized holding gains and losses on available for sale securities	$291	$1,858	$(56)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2011, FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company has provided the necessary disclosures in Notes 16 and 17.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Company has provided the necessary disclosures in the Consolidated Statement of Comprehensive Income.

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

40 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In December 2011, the FASB issued ASU 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification. The amendments in this Update affect entities that cease to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary's nonrecourse debt. Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary's nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary's operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The amendments in this Update should be applied on a prospective basis to deconsolidation events occurring after the effective date. Prior periods should not be adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2013, and interim and annual periods thereafter. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In October, 2012, the FASB issued ASU 2012-06, Business Combinations (Topic 805) - Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution. ASU 2012-06 requires that when a reporting entity recognizes an indemnification asset (in accordance with Subtopic 805-20) as a result of a government assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets). ASU 2012-06 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of Update 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of Update 2011-11. This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company is currently evaluating the impact that these disclosures will have on its financial statements.

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

	2012	2011	2010

Weighted-average common shares outstanding	1,654,137	1,652,940	1,646,138
Average treasury stock shares	(47,499)	(54,100)	(54,100)
Average unearned nonvested shares	(4,565)	-	-

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,602,073	1,598,840	1,592,038

Additional common stock equivalents (nonvested stock) used to calculate diluted earnings per share	-	11,052	-

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	2,804	607	997

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,604,877	1,610,499	1,593,035

Options to purchase 74,500 shares of common stock at a price greater than the current market value were outstanding at December 31, 2011 but were not included in the computation of diluted earnings per share because to do so would have been antidilutive. There were no options outstanding at December 31, 2012 and 2010 which would have an antidilutive effect on the earnings per share calculation.

42 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and fair value of investment securities at December 31 are summarized as follows (in thousands):

	2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
AVAILABLE FOR SALE
U.S. government agencies	$7,716	$219	$-	$7,935
Mortgage-backed securities of government-sponsored entities	25,342	602	(60)	25,884
Collateralized mortgage obligations of government-sponsored entities	6,086	18	(38)	6,066
Obligations of states and political subdivisions:
Taxable	1,434	171	-	1,605
Tax-exempt	34,160	1,587	(30)	35,717
Corporate securities	5,045	302	-	5,347
Commercial paper	7,648	-	-	7,648
Total debt securities	87,431	2,899	(128)	90,202

Equity securities of financial institutions	455	115	(25)	545

Total	$87,886	$3,014	$(153)	$90,747

	2011

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
AVAILABLE FOR SALE
U.S. government agencies	$10,999	$195	$(3)	$11,191
Mortgage-backed securities of government-sponsored entities	28,119	499	(40)	28,578
Collateralized mortgage obligations of government-sponsored entities	5,233	7	(65)	5,175
Obligations of states and political subdivisions:
Taxable	1,440	142	-	1,582
Tax-exempt	31,085	1,425	(2)	32,508
Corporate securities	3,686	400	(4)	4,082
Commercial paper	11,998	-	-	11,998
Total debt securities	92,560	2,668	(114)	95,114

Equity securities of financial institutions	489	62	(46)	505

Total	$93,049	$2,730	$(160)	$95,619

NOTE 3 - INVESTMENT SECURITIES (continued)

The following table shows the Company’s fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31 (in thousands):

	2012
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities of government-sponsored entities	$6,099	$60	$-	$-	$6,099	$60
Collateralized mortgage obligations of government-sponsored entities	1,165	7	2,185	31	3,350	38
Obligations of states and political subdivisions	3,374	30	-	-	3,374	30
Total debt securities	10,638	97	2,185	31	12,823	128

Equity securities of financial institutions	69	6	68	19	137	25

Total	$10,707	$103	$2,253	$50	$12,960	$153

	2011
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agencies	$348	$2	$456	$1	$804	$3
Mortgage-backed securities of government-sponsored entities	5,678	25	1,407	15	7,085	40
Collateralized mortgage obligations of government-sponsored entities	4,685	65	-	-	4,685	65
Obligations of states and political subdivisions	-	-	300	2	300	2
Corporate securities	236	4	-	-	236	4
Total debt securities	10,947	96	2,163	18	13,110	114

Equity securities of financial institutions	106	12	96	34	202	46

Total	$11,053	$108	$2,259	$52	$13,312	$160

44 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 3 - INVESTMENT SECURITIES (continued)

The Company reviews its position quarterly and has asserted that at December 31, 2012, the declines outlined in the previous table represent temporary declines and the Company does not intend to sell and does not believe they will be required to sell these securities before recovery of their cost basis, which may be at maturity. There were 24 and 29 positions that were temporarily impaired at December 31, 2012 and December 31, 2011, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary, but are the result of interest rate changes, sector credit ratings changes or company-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and estimated market values of debt securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale
	Amortized	Fair
	Cost	Value

Due in one year or less	$21,092	$21,284
Due after one year through five years	26,169	26,777
Due after five years through ten years	25,426	26,765
Due after ten years	14,744	15,376

Total debt securities	$87,431	$90,202

The following table is a summary of proceeds received, gross gains, and gross losses realized on the sale, call, impairment and mergers of investment securities (in thousands):

	2012	2011	2010

Proceeds	$6,619	$7,244	$5,478
Gross gains	$174	$46	$24
Gross losses	$-	$3	$6
Other than temporarily impaired expense	$5	$59	$31

Investment securities that were pledged to secure deposits, short-term borrowings and for other purposes as required by law as of December 31 are as follows (in thousands):

	2012	2011

Amortized cost	$86,853	$81,489
Fair value	$89,580	$83,931

NOTE 4 - LOANS

Major classifications of loans at December 31 are as follows (in thousands):

	2012	2011

Loans secured by real estate:
Construction and development	$18,215	$14,571
Secured by farmland	3,185	3,585
Secured by 1 - 4 family residential properties:
Revolving, open-end loans secured by 1 - 4 family residential properties	11,754	11,215
All other loans secured by 1 - 4 family residential properties	88,930	87,088
Secured by nonfarm, nonresidential properties	281,841	269,248
Commercial and industrial loans	53,585	45,312
Loans to individuals for household, family, and other personal expenditures:
Ready credit loans	507	494
Other consumer loans	7,854	9,327
Other loans:
Agricultural loans	1,371	955
All other loans	7,520	5,459

Loans, net of unearned income	$474,762	$447,254

Real estate loans serviced for others which are not included in the Consolidated Balance Sheet totaled $120 million and $111 million at December 31, 2012 and 2011, respectively. Commercial loans serviced for others which are not included in the Consolidated Balance Sheet totaled $6 million at December 31, 2012. There were no such loans in 2011.

In the normal course of business, loans are extended to officers and directors, their families and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended December 31, 2012, is as follows (in thousands):

		Amounts
2011	Additions	Collected	2012

$17,240	$4,380	$5,189	$16,431

The Company’s primary business activity is with customers located within its local trade area. Generally, the Company grants commercial, residential and personal loans. The Company also selectively funds and purchases commercial and residential loans outside of its local trade area provided such loans meet the Company’s credit policy guidelines. At December 31, 2012 and 2011, the Company had approximately $113 million and $106 million, respectively, of outstanding loans to summer camps and recreational facilities in the northeastern United States. Although the Company has a diversified loan portfolio at December 31, 2012 and 2011, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

46 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES

The total allowance reflects management's estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio. The following tables present by portfolio segment, the allowance for loan losses for the year ended December 31 (in thousands):

	2012
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Allowance for loan losses:
Beginning balance	$474	$283	$6,425	$158	$976	$8,316
Charge-offs	(105)	-	(2,256)	(244)	(324)	(2,929)
Recoveries	1	-	435	71	8	515
Provision	595	133	2,003	145	374	3,250
Ending balance	$965	$416	$6,607	$130	$1,034	$9,152

Ending allowance balance:
Loans individually evaluated for impairment	$353	$-	$2,479	$-	$-	$2,832

Loans collectively evaluated for impairment	612	416	4,128	130	1,034	6,320
Total	$965	$416	$6,607	$130	$1,034	$9,152

Ending loan balance:
Loans individually evaluated for impairment	$1,153	$-	$17,181	$-	$1,067	$19,401

Loans collectively evaluated for impairment	61,323	18,215	267,845	8,361	99,617	455,361
Total	$62,476	$18,215	$285,026	$8,361	$100,684	$474,762

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

	2011
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Allowance for loan losses:
Beginning balance	$634	$223	$5,719	$194	$971	$7,741
Charge-offs	(272)	-	(1,801)	(206)	(82)	(2,361)
Recoveries	1	-	-	52	8	61
Provision	111	60	2,507	118	79	2,875
Ending balance	$474	$283	$6,425	$158	$976	$8,316

Ending allowance balance:
Loans individually evaluated for impairment	$-	$-	$3,626	$-	$-	$3,626

Loans collectively evaluated for impairment	474	283	2,799	158	976	4,690
Total	$474	$283	$6,425	$158	$976	$8,316

Ending loan balance:
Loans individually evaluated for impairment	$-	$1,105	$16,041	$-	$276	$17,422

Loans collectively evaluated for impairment	51,726	13,466	256,792	9,821	98,027	429,832
Total	$51,726	$14,571	$272,833	$9,821	$98,303	$447,254

48 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

	2010
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Allowance for loan losses:
Beginning balance	$626	$-	$4,548	$171	$908	$6,253
Charge-offs	(35)	-	-	(144)	(138)	(317)
Recoveries	10	-	-	45	-	55
Provision	33	223	1,171	122	201	1,750
Ending balance	$634	$223	$5,719	$194	$971	$7,741

Ending allowance balance:
Loans individually evaluated for impairment	$-	$-	$1,774	$-	$-	$1,774

Loans collectively evaluated for impairment	634	223	3,945	194	971	5,967
Total	$634	$223	$5,719	$194	$971	$7,741

Ending loan balance:
Loans individually evaluated for impairment	$-	$-	$15,529	$-	$-	$15,529

Loans collectively evaluated for impairment	51,784	12,472	242,912	10,772	91,600	409,540
Total	$51,784	$12,472	$258,441	$10,772	$91,600	$425,069

Credit Quality Information

The following tables represent credit exposures by assigned grades for the years ended December 31, 2012 and 2011. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company's internal credit risk grading system is based on experiences with similarly graded loans.

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

	2012
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Loans Independently Reviewed:
Pass	$20,604	$1,456	$146,439	$52	$5,714	$174,265
Special Mention	960	2,578	7,418	37	2,212	13,205
Substandard	3,331	2,232	36,337	30	3,142	45,072
Doubtful	17	-	-	-	-	17
Loss	-	-	-	-	-	-

Total	$24,912	$6,266	$190,194	$119	$11,068	$232,559

Loans Internally Reviewed:
Pass	$37,505	$11,951	$95,754	$8,242	$90,904	$244,356
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$37,505	$11,951	$95,754	$8,242	$90,904	$244,356

	2011
		Construction &	Commercial		Residential
	Commercial	Development	Real Estate	Consumer	Real Estate	Total
Loans Independently Reviewed:
Pass	$20,136	$1,914	$158,723	$57	$8,172	$189,002
Special Mention	417	1,635	9,021	57	618	11,748
Substandard	2,660	3,531	34,192	50	2,389	42,822
Doubtful	17	-	-	-	-	17
Loss	-	-	-	-	-	-

Total	$23,230	$7,080	$201,936	$164	$11,179	$243,589

Loans Internally Reviewed:
Pass	$28,365	$7,502	$71,850	$9,660	$87,318	$204,695
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$28,365	$7,502	$71,850	$9,660	$87,318	$204,695

50 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Loans by Class

The following is a table which includes an aging analysis of the recorded investment of past due loans as of December 31 including loans which are in nonaccrual status (in thousands):

	2012
							Recorded
							Investment >
	30-59 Days	60-89 Days	90 Days	Total Past		Total	90 Days and
	Past Due	Past Due	Or Greater	Due	Current	Loans	Accruing

Commercial	$682	$66	$1,642	$2,390	$60,086	$62,476	$300
Construction and development	99	-	-	99	18,116	18,215	-
Commercial real estate	2,991	319	10,655	13,965	271,061	285,026	-
Consumer	38	38	11	87	8,274	8,361	2
Residential real estate	617	637	1,593	2,847	97,837	100,684	-

Total	$4,427	$1,060	$13,901	$19,388	$455,374	$474,762	$302

	2011
							Recorded
							Investment >
	30-59 Days	60-89 Days	90 Days	Total Past		Total	90 Days and
	Past Due	Past Due	Or Greater	Due	Current	Loans	Accruing

Commercial	$248	$214	$200	$662	$51,064	$51,726	$163
Construction and development	-	-	-	-	14,571	14,571	-
Commercial real estate	175	1,611	4,526	6,312	266,521	272,833	346
Consumer	180	32	35	247	9,574	9,821	2
Residential real estate	790	191	695	1,676	96,627	98,303	40

Total	$1,393	$2,048	$5,456	$8,897	$438,357	$447,254	$551

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

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans (continued)

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, as of December 31 (in thousands):

	2012
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Commercial real estate	$10,571	$11,400	$-	$7,924	$179
Residential real estate	1,067	1,067	-	633	-

With an allowance recorded:
Commercial	1,153	1,153	353	89	-
Commercial real estate	6,610	6,610	2,479	6,973	-

Total	$19,401	$20,230	$2,832	$15,619	$179

	2011
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Construction and development	$1,105	$1,105	$-	$356	$-
Commercial real estate	6,364	7,314	-	882	-
Residential real estate	276	276	-	64	-

With an allowance recorded:
Commercial	-	-	-	-	-
Commercial real estate	9,677	9,677	3,626	7,529	-

Total	$17,422	$18,372	$3,626	$8,831	$-

	2010
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Commercial real estate	$5,775	$5,775	$-	$444	$-

With an allowance recorded:
Commercial real estate	9,754	9,754	1,774	9,822	-

Total	$15,529	$15,529	$1,774	$10,266	$-

52 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

Nonaccrual Loans

Following are the loans, presented by class, on nonaccrual status as of December 31 (in thousands):

	2012	2011

Commercial	$1,344	$38
Construction and development	-	1,105
Commercial real estate	12,538	11,669
Consumer	24	48
Residential real estate	1,858	655

Total	$15,764	$13,515

Troubled Debt Restructurings

Loan modifications that are considered troubled debt restructurings completed during the year are as follows (dollars in thousands):

	2012
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial	1	$52	$52
Commercial real estate	3	454	454
Residential real estate	8	932	932

Total	12	$1,438	$1,438

	2011
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial real estate	5	$9,877	$9,877
Residential real estate	4	421	421

Total	9	$10,298	$10,298

Included in the above tables, is a commercial real estate loan originated in the fourth quarter of 2011 at a below market interest rate to a new borrower who has a stronger financial position. This borrower purchased the property from an existing customer who was experiencing cash flow problems and we believed repayment was doubtful. No additional allowance for loan loss was recorded for this loan; however, we recorded a charge off of the difference in the present value of future cash flows for the interest rate at which the loan was originated and current market interest rate. No principal reduction was made. Other commercial real estate loans were restructured resulting in lowering the payment amount for a period of time and did not include any change in principal balance. The restructuring of the commercial loan in 2012 included a reduction in the interest rate with no reduction in principal. The residential real estate loans were modified by lowering the stated interest rate on the original loans. No principal reductions were made. Additional interest income of $11 thousand would have been recognized at the original interest rate as compared to the adjusted interest rate on the residential real estate loans.

NOTE 5 –ALLOWANCE FOR LOAN LOSSES (continued)

When a loan is classified as a troubled debt restructuring, we evaluate it for impairment and if necessary include that valuation in the allowance for loan loss.

Included in the above tables are a residential real estate loan in the amount of $224 and a commercial real estate relationship in the amount of $3,984 restructured in 2011 that subsequently defaulted in 2012. There were no defaults in 2011 on loans that were restructured in the previous year.

NOTE 6 - PREMISES AND EQUIPMENT

A summary by asset classification at December 31 is as follows (in thousands):

	2012	2011

Land	$1,641	$1,641
Premises and improvements	10,876	10,724
Furniture and equipment	4,060	3,973
Leasehold improvements	1,707	1,699
Total, at cost	18,284	18,037
Less accumulated depreciation	8,609	8,040

Net premises and equipment	$9,675	$9,997

Depreciation and amortization expense was $721, $766 and $789 thousand, in 2012, 2011 and 2010, respectively.

NOTE 7 - DEPOSITS

Deposits at December 31 are summarized as follows (in thousands):

	2012	2011

Demand - noninterest-bearing	$51,503	$52,217
Demand - interest-bearing	55,994	54,367
Money market	68,103	66,010
Savings	48,423	43,439
Time deposits of $100,000 or more	169,487	156,522
Other time deposits	107,075	111,729

Total	$500,585	$484,284

The following table summarizes the maturity distribution of time deposits at December 31, 2012 (in thousands):

2013	$194,655
2014	30,421
2015	29,703
2016	11,290
2017	10,493

Total	$276,562

54 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 7 – DEPOSITS (continued)

The following table summarizes the maturity distribution of certificates of deposit of $100,000 or more at December 31, 2012 (in thousands):

Three months or less	$36,661
Four through six months	44,118
Seven through twelve months	52,634
Over twelve months	36,074

Total	$169,487

Interest expense on certificates of deposit of $100,000 or more amounted to $1.6, $1.7 and $2.5 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

Brokered deposits totaled $46 million and $43 million for the years ended December 31, 2012 and 2011, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consist of borrowings from FHLB, ACBB, M&T Bank, Federal Reserve Bank of Philadelphia (the “Fed”) and securities sold under agreements to repurchase. Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

The outstanding balances and related information for short-term borrowings at December 31 are summarized as follows (in thousands):

	2012		2011
	Amount	Rate	Amount	Rate

Balance at year-end	$17,813	.28%	$20,686	.35%
Average balance outstanding during the year	$25,652	.34%	$21,800	.50%
Maximum amount outstanding at any month-end	$54,712		$33,157

Investment securities with amortized costs of $21 million and $18 million and market values of $21 million and $19 million, respectively, at December 31, 2012 and 2011, were pledged as collateral for the securities sold under agreements to repurchase.

FHLB borrowings are subject to annual renewal, incur no service charges and are secured by a blanket security agreement on certain investment securities, qualifying loans and the Bank’s investment in FHLB stock. At December 31, 2012, the Bank’s remaining borrowing capacity with FHLB was approximately $189 million. The Bank has a line of credit with ACBB in the amount of $7 million that is available on an unsecured basis for periods of fourteen calendar days. The Bank also has an unsecured overnight line of credit with M&T Bank in the amount of $3 million. The Bank has the ability to borrow overnight at the Fed discount window based on the level of collateral pledged. At December 31, 2012 the balance available was approximately $3 million.

NOTE 9 - OTHER BORROWED FUNDS

FHLB advances consist of separate fixed rate and convertible select-fixed to float rate loans at December 31 as follows (in thousands):

			Weighted-	Stated Interest
	Maturity Range		Average	Rate Range
Description	From	To	Rate	From	To	2012	2011

Fixed rate	09/04/14	09/08/17	1.01%	.41%	1.76%	$9,000	$4,000

Fixed rate amortizing	11/06/13	01/26/26	4.64%	3.20%	5.55%	11,597	13,618

Total						$20,597	$17,618

The following table represents maturities/repayments and weighted average rates of the remaining FHLB advances (in thousands):

	Maturities/	Weighted-
Year Ending December 31,	Repayments	Average Rate

2013	$2,071	4.91%
2014	3,251	4.25%
2015	1,759	4.85%
2016	2,687	4.14%
2017	8,709	3.37%
2018 and beyond	2,120	4.80%

Total	$20,597

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

A participant in the DRP Plan may elect to reinvest dividends on all or part of his or her shares to acquire additional common stock. Participants may also make cash contributions for the purchase of additional shares of common stock. A participant may withdraw from the DRP Plan at any time. The following table represents the number of shares purchased by stockholders through the DRP Plan:

	2012	2011	2010

Shares purchased through dividend reinvestment	20,203	21,113	19,805
Shares purchased through cash contributions	575	503	-

Total shares	20,778	21,616	19,805

56 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 11 - EMPLOYEE BENEFITS

Retirement Plan

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank’s contribution to the plan is based on 100 percent matching of voluntary contributions up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. For each of the years of 2012, 2011 and 2010, the Board of Directors authorized an additional 3 percent, 1 percent and 1 percent, respectively, of each eligible employee’s compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after five years. Contributions for 2012, 2011 and 2010 to this plan amounted to $341, $221 and $212 thousand, respectively.

Supplemental Retirement Plan

The Bank maintains a Salary Continuation Plan for the certain officers of the Bank to provide guaranteed consecutive postretirement payments totaling a predetermined amount over a ten or fifteen year period. Expenses for the years ended December 31, 2012, 2011 and 2010 amounted to $176, $169 and $162 thousand, respectively, and are included as a component of salaries and employee benefits.

Stock Compensation Plans

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

There were no options granted in 2012.

During 2011, the Board of Directors granted compensation to officers and directors from the Plan as follows:

	Number of	Exercise
	shares	price

Stock options:
Incentive	52,900	$35.00
Non-qualified	21,600	$35.00
Restricted	24,460	$-

Remaining shares available in Plan	26,040

Stock options and restricted stock granted to directors vest over two years. Stock options and restricted stock granted to officers vest over five years. All stock options expire ten years after the grant. The weighted average period over which these expenses will be recognized is approximately five years for employees and two years for directors.

NOTE 11 - EMPLOYEE BENEFITS (continued)

Stock Compensation Plans (continued)

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

The estimated fair value of stock options granted in 2011 was calculated using the Black-Sholes pricing model at $2.91 per share using the following weighted assumptions:

Dividend yield	4.4%
Expected volatility	17.44%
Interest rate	1.27%
Expected life of options	6.6	years

As of December 31, the following was expensed as compensation expense relating to share-based compensation (in thousands):

	2012
	Directors	Officers	Total

Stock options	$31	$31	$62
Restricted stock	$122	$121	$243

	2011
	Directors	Officers	Total

Stock options	$11	$10	$21
Restricted stock	$40	$41	$81

There was no shared-based compensation expense in 2010.

A tax benefit of $77 thousand and $5 thousand was recognized in 2012 and 2011, respectively. There was no such tax benefit in 2010.

As of December 31, the following is unrecognized compensation expense (in thousands):

	2012
	Directors	Officers	Total

Stock options	$21	$112	$133
Restricted stock	$81	$451	$532

	2011
	Directors	Officers	Total

Stock options	$52	$143	$195
Restricted stock	$203	$572	$775

There was no unrecognized compensation expense in 2010.

58 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 11 - EMPLOYEE BENEFITS (continued)

Stock Compensation Plans (continued)

A summary of the Company’s stock award activity for year ended December 31 is as follows:

		Weighted-
		Average
		Exercise
	2012	Price

Stock options:
Outstanding, beginning of year	101,414	$35.06
Granted	-	-
Exercised	(2,700)	35.00
Forfeited	(850)	35.00

Outstanding, end of year	97,864	$35.06

Exercisable at year-end	45,424	$35.14

Restricted stock awards:
Nonvested, beginning of year	24,460	$35.00
Granted	-	-
Vested	(6,920)	35.00
Forfeited	(300)	35.00

Nonvested, end of year	17,240	$35.00

The following table summarizes characteristics of stock options outstanding at December 31, 2012:

	Outstanding			Exercisable
		Average	Average		Average
Exercise		Remaining	Exercise		Exercise
Price	Shares	Life	Price	Shares	Price

$32.55	2,000	.85	$32.55	2,000	$32.55
$34.00	6,284	2.96	$34.00	6,284	$34.00
$35.00	70,950	8.73	$35.00	18,510	$35.00
$35.95	18,630	2.73	$35.95	18,630	$35.95

Total	97,864		Total	45,424

NOTE 12 - INCOME TAXES

Income tax expense at December 31 consists of the following (in thousands):

	2012	2011	2010

Currently payable-federal	$2,538	$2,344	$2,386
Currently payable-state	18	-	-
Deferred taxes	(578)	(965)	(728)

Total provision	$1,978	$1,379	$1,658

The components of the net deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2012	2011
Deferred tax assets:
Allowance for loan losses	$3,112	$2,827
Salary continuation plan	395	352
Mortgage servicing rights	26	26
Nonaccrual loans	661	468
Stock options and grants	42	26
Allowance for impairment of other real estate owned	243	247
Other real estate owned expense	105	89
Unrealized loss on nonmonetary exchange	45	43
Reorganization on investment securities	14	29
Total	4,643	4,107

Deferred tax liabilities:
Premises and equipment	604	604
Deferred loan origination fees, net	58	67
PA shares tax	44	34
Recapture of previous bad debt	-	91
Partnership investment	152	104
Unrealized gain on investment securities	974	874
Total	1,832	1,774

Net deferred tax assets	$2,811	$2,333

No valuation allowance was established at December 31, 2012 and 2011, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

60 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 12 - INCOME TAXES (continued)

A reconciliation between the expected statutory income tax rate and the effective income tax rate follows

(in thousands):

	2012		2011		2010
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income

Provision at statutory rate	$2,921	34.0%	$2,283	34.0%	$2,318	34.0%
State tax, net of federal tax benefit	12	.1	-	-	-	-
Tax-exempt income	(536)	(6.2)	(499)	(7.4)	(444)	(6.5)
BOLI earnings	(148)	(1.7)	(147)	(2.2)	(144)	(2.1)
Nondeductible interest	20	.2	25	.4	37	.5
Partnership investment tax credit	(389)	(4.5)	(359)	(5.4)	(155)	(2.3)
Other, net	98	1.1	76	1.1	46	.7

Effective income tax and rate	$1,978	23.0%	$1,379	20.5%	$1,658	24.3%

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income.  The Company’s federal and state income tax returns for taxable years through 2008 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

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

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Commitments (continued)

Financial instruments whose contractual amounts represent credit risk at December 31 are as follows

(in thousands):

	2012	2011

Commitments to extend credit	$54,985	$71,074
Standby letters of credit	$10,927	$12,127

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

On May 10, 2011, The Company entered into an agreement of limited partnership which would generate low income housing credits for use over a ten year period. The agreement states that the Bank will acquire 10.9% interest in the partnership at a cost of $845 thousand. Eight installments that totaled of $437 thousand were made in 2012 with the remaining balance to be paid in 2013.

At December 31, 2012, the minimum rental commitments for all non-cancelable leases are as follows

(in thousands):

2013	$140
2014	90
2015	70
2016	46
2017	42

Total	$388

Rental expense amounted to $191, $186 and $195 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

Contingent Liabilities

The Company and its subsidiary are involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

NOTE 14 - REGULATORY RESTRICTIONS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of the year ended December 31, 2011, the Bank had required reserves of $225 thousand, composed of vault cash and a depository amount held directly with the Fed. Effective June 2012, it is no longer necessary to maintain this reserve as the Bank has sufficient vault cash on hand to meet the Fed requirement.

62 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 14 - REGULATORY RESTRICTIONS (continued)

Dividends

The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the surplus of the Bank. Accordingly, at December 31, 2012, the balance in the capital surplus account totaling approximately $1.8 million is unavailable for dividends.

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

As of December 31, 2012 and 2011, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent and 5 percent, respectively.

The Company’s actual capital ratios at December 31 are presented in the following table, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company’s (in thousands):

	2012		2011
	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk-Weighted Assets)

Actual	$64,359	12.80%	$59,418	12.31%
For capital adequacy purposes	$40,240	8.00%	$38,608	8.00%
To be well capitalized	$50,300	10.00%	$48,260	10.00%

Tier I Capital
(to Risk-Weighted Assets)

Actual	$57,996	11.53%	$53,350	11.05%
For capital adequacy purposes	$20,120	4.00%	$19,304	4.00%
To be well capitalized	$30,180	6.00%	$28,956	6.00%

Tier I Capital
(to Average Assets)

Actual	$57,996	9.72%	$53,350	9.60%
For capital adequacy purposes	$23,865	4.00%	$22,235	4.00%
To be well capitalized	$29,831	5.00%	$27,794	5.00%

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

The following is a description of the valuation methodologies the Company uses for financial instruments recorded at fair value on either a recurring or nonrecurring basis:

Securities Available for Sale

Securities available for sale consists of both debt and equity securities. These securities are recorded at fair value on a recurring basis. At December 31, all of these securities used valuation methodologies involving market based or market derived information, collectively Level I and Level II measurements, to measure fair value.

The Company closely monitors market conditions involving assets that have become less actively traded. If the fair value measurement is based upon recent observable market activity of such assets or comparable assets (other than forced or distressed transactions) that occur in sufficient volume, and do not require significant adjustment using unobservable inputs, those assets are classified as Level I or Level II; if not, they are classified as Level III. Making this assessment requires significant judgment.

The Company uses prices from independent pricing services and, to a lesser extent, indicative (non-binding) quotes from independent brokers to measure securities.

64 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 16 – FAIR VALUE MEASUREMENTS (continued)

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value as of December 31, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	2012
	Level 1	Level II	Level III	Total
Assets:
U.S. government agencies	$-	$7,935	$-	$7,935
Mortgage-backed securities of governement-sponsored entities	-	25,884	-	25,884
Collateralized mortgage obligations of government-sponsored entities	-	6,066	-	6,066
Obligations of states and political subdivisions:
Taxable	-	1,605	-	1,605
Tax-exempt	-	35,717	-	35,717
Corporate securities	26	5,321	-	5,347
Commerical paper	7,648	-	-	7,648
Total debt securities	7,674	82,528	-	90,202

Equity securities of financial instituitions	545	-	-	545

Total	$8,219	$82,528	$-	$90,747

	2011
	Level 1	Level II	Level III	Total
Assets:
U.S. government agencies	$-	$11,191	$-	$11,191
Mortgage-backed securities of governement-sponsored entities	-	28,578	-	28,578
Collateralized mortgage obligations of government-sponsored entities	-	5,175	-	5,175
Obligations of states and political subdivisions:
Taxable	-	1,582	-	1,582
Tax-exempt	-	32,508	-	32,508
Corporate securities	-	4,082	-	4,082
Commerical paper	11,998	-	-	11,998
Total debt securities	11,998	83,116	-	95,114

Equity securities of financial instituitions	505	-	-	505

Total	$12,503	$83,116	$-	$95,619

NOTE 16 – FAIR VALUE MEASUREMENTS (continued)

The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheet at their fair value as of December 31 by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. For mortgage servicing rights, the fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. Those valuations are as follows (in thousands):

	2012
	Level 1	Level II	Level III	Total
Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$16,569	$16,569
Other real estate owned	$-	$-	$2,554	$2,554
Mortgage servicing rights	$-	$-	$526	$526

	2011
	Level 1	Level II	Level III	Total
Assets measured on a nonrecurring basis:
Impaired loans	$-	$-	$13,796	$13,796
Other real estate owned	$673	$-	$2,794	$3,467
Mortgage servicing rights	$-	$-	$540	$540

The following table provides information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the fair value hierarchy (in thousands):

		Valuation	Unobservable
	Fair Value	Technique	Input	Range
Impaired loans	$11,920	Property appraisals	Management discount for property type and recent market volatality	10% - 30% discount
	$4,649	Discounted cash flows	Market Rates	3.75%-7.50%
Other real estate owned	$2,554	Property appraisals	Management discount for property type and recent market volatality	10% - 30% discount
Mortgage servicing rights	$526	Discounted cash flows	Computer pricing model with estimated prepayment speeds	7.5-24.8 CPR

66 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 17 - FAIR VALUE DISCLOSURE

The estimated fair values of the Company’s financial instruments at December 31 are as follows (in thousands):

	2012
	Carrying				Total
	Value	Level I	Level II	Level III	Fair Value
Financial assets:
Cash and cash equivalents	$8,720	$8,720	$-	$-	$8,720
Investment securities	$90,747	$8,219	$82,528	$-	$90,747
Fixed annuity	$1,628	$1,628	$-	$-	$1,628
Loans held for sale	$1,132	$1,132	$-	$-	$1,132
Net loans	$465,610	$-	$-	$490,556	$490,556
Accrued interest receivable	$1,841	$1,841	$-	$-	$1,841
Regulatory stock	$2,157	$2,157	$-	$-	$2,157
Bank-owned life insurance	$10,427	$10,427	$-	$-	$10,427
Mortgage servicing rights	$526	$-	$-	$526	$526

Financial liabilities:
Deposits	$500,585	$224,023	$-	$278,867	$502,890
Short-term borrowings	$17,813	$-	$17,813	$-	$17,813
Other borrowed funds	$20,597	$-	$21,938	$-	$21,938
Accrued interest payable	$500	$500	$-	$-	$500

	2011
	Carrying	Fair
	Value	Value
Financial assets:
Cash and cash equivalents	$9,923	$9,923
Investment securities	$95,619	$95,619
Fixed annuity	$1,581	$1,581
Net loans	$438,938	$460,705
Accrued interest receivable	$1,805	$1,805
Regulatory stock	$2,180	$2,180
Bank-owned life insurance	$10,060	$10,606
Mortgage servicing rights	$540	$540

Financial liabilities:
Deposits	$484,284	$486,913
Short-term borrowings	$20,686	$20,685
Other borrowed funds	$17,618	$19,171
Accrued interest payable	$542	$542

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

NOTE 17 - FAIR VALUE DISCLOSURE (continued)

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

Net Loans and Mortgage loans held for sale

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

68 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 17 - FAIR VALUE DISCLOSURE (continued)

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

NOTE 18 - PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2012	2011
Assets
Cash and due from banks	$1,253	$1,125
Investment securities available for sale	490	398
Investment in bank subsidiary	57,867	53,386
Other assets	958	784

Total Assets	$60,568	$55,693

Liabilities
Dividends payable	$618	$585
Other liabilities	13	8

Total Liabilities	631	593

Stockholders' Equity	59,937	55,100

Total Liabilities and Stockholders' Equity	$60,568	$55,693

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2012	2011	2010
(in thousands)
Dividends from bank subsidiary	$2,340	$2,300	$1,500
Dividends on investment securities	15	12	8
Investment securities losses, net	(5)	(62)	(37)
Total income	2,350	2,250	1,471

Noninterest expense	109	114	124

Income before undistributed earnings of bank subsidiary and income taxes	2,241	2,136	1,347

Undistributed earnings of bank subsidiary	4,336	3,142	3,758
Income tax benefit	(37)	(58)	(54)

Net Income	$6,614	$5,336	$5,159

Comprehensive income	$6,806	$6,562	$5,122

NOTE 18 - PARENT COMPANY (continued)

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2012	2011	2010
Operating Activities
Net income	$6,614	$5,336	$5,159
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of bank subsidiary	(4,336)	(3,142)	(3,758)
Investment securities losses, net	5	62	37
Stock compensation expense	305	130	-
Other, net	(194)	(84)	(148)
Net cash provided by operating activities	2,394	2,302	1,290

Investing Activities
Purchases of investment securities	(25)	-	(28)
Proceeds from sales merger of investment securities	-	5	-
Net cash provided by (used for) investing activities	(25)	5	(28)

Financing Activities
Proceeds from exercise of stock options	99	49	740
Cash dividends paid	(2,340)	(2,311)	(2,286)
Net cash used for financing activities	(2,241)	(2,262)	(1,546)

Increase (decrease) in cash and cash equivalents	128	45	(284)

Cash at beginning of year	1,125	1,080	1,364

Cash at end of year	$1,253	$1,125	$1,080

70 DIMECO, INC. 2012 ANNUAL REPORT

NOTE 19 – QUARTERLY DATA (unaudited)

The Company’s selected quarterly financial data is presented in the following tables (in thousands, except per share data):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2012	2012	2012	2012

Total interest income	$6,338	$6,502	$6,699	$6,518
Total interest expense	1,138	1,115	1,058	1,021
Net interest income	5,200	5,387	5,641	5,497
Provision for loan losses	650	700	650	1,250
Net interest income after provision for loan losses	4,550	4,687	4,991	4,247
Total noninterest income	1,017	1,113	1,065	1,279
Total noninterest expense	3,552	3,600	3,716	3,489
Income before income taxes	2,015	2,200	2,340	2,037
Income taxes	446	519	593	420

Net Income	$1,569	$1,681	$1,747	$1,617

Earnings per share:
Basic	$.98	$1.05	$1.09	$1.00
Diluted	$.98	$1.05	$1.09	$1.00

Weighted-average shares outstanding:
Basic	1,599,646	1,599,646	1,600,248	1,608,698
Diluted	1,599,974	1,601,680	1,609,699	1,613,988

NOTE 19 – QUARTERLY DATA (unaudited) (continued)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2011	2011	2011	2011

Total interest income	$6,029	$6,141	$6,354	$6,398
Total interest expense	1,381	1,318	1,251	1,202
Net interest income	4,648	4,823	5,103	5,196
Provision for loan losses	425	275	1,300	875
Net interest income after provision for loan losses	4,223	4,548	3,803	4,321
Total noninterest income	954	989	932	1,030
Total noninterest expense	3,597	3,362	3,297	3,829
Income before income taxes	1,580	2,175	1,438	1,522
Income taxes	310	509	256	304

Net Income	$1,270	$1,666	$1,182	$1,218

Earnings per share:
Basic	$.79	$1.04	$.73	$.76
Diluted	$.79	$1.04	$.73	$.76

Weighted-average shares outstanding:
Basic	1,598,218	1,598,218	1,623,718	1,599,646
Diluted	1,600,252	1,599,205	1,625,183	1,599,903

72 DIMECO, INC. 2012 ANNUAL REPORT

DIMECO, INC. AND THE DIME BANK BOARD OF DIRECTORS

WILLIAM E. SCHWARZ
President, Edw. J. Schwarz, Inc.

JOHN S. KIESENDAHL
President and Chief Executive Officer, Woodloch Pines, Inc.

JOHN F. SPALL
Attorney-at-Law

ROBERT E. GENIRS
Retired Chief Administrative Officer, Lehman Brothers
Chief Executive Officer, Woodloch Spa Resort

BARBARA J. GENZLINGER
Secretary and Treasurer, The Settlers Inn, Ltd.
President, Sayre Mansion, LLC

THOMAS A. PEIFER
Retired Superintendent, Wallenpaupack Area School District

HENRY M. SKIER
President, A.M. Skier Agency, Inc.

TODD J. STEPHENS
Chief Operating Officer, Medical Shoppe, Ltd.

*GERALD J. WENIGER
Director Emeritus

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

MICHELLE E. URBAN
Vice President, Internal Risk

D. JEAN BIRMELIN
Assistant Vice President, Branch Manager

CYNTHIA D. BURDICK
Assistant Vice President, BSA/AML/Security

AMY L. BURKE
Assistant Vice President, Branch Manager

STEPHEN EHRHARDT
Assistant Vice President, Branch Manager

JAMES M. GARDAS
Assistant Vice President, Wealth Management

NANCY M. LAVENDUSKI
Assistant Vice President, Commercial Lending Administration Specialist

BRYAN G. RUPP
Assistant Vice President, Credit Analysis

MELANIE F. SEAGRAVES
Assistant Vice President, Branch Manager

LINDA S. TALLMAN
Executive Secretary

JAN M. HOADLEY
1956 - 2013

In loving memory of Jan Marie Hoadley, Assistant Vice President, Damascus Branch Manager

TDB INSURANCE SERVICES, LLC OFFICERS

GARY C. BEILMAN
President

MAUREEN H. BEILMAN
Treasurer

PETER BOCHNOVICH
Secretary

CYNTHIA A. WARRING
Vice President

PROMOTIONS

WILLIAM E. SCHWARZ ROBERT E. GENIRS THOMAS A. PEIFER President, Edw. J. Schwarz, Inc. Retired Chief Administrative Officer, Retired Superintendent, Lehman Brothers Wallenpaupack Area School District JOHN S. KIESENDAHL Chief Executive Officer, President and Chief Executive Officer, HENRY M. SKIER Woodloch Spa Resort Woodloch Pines, Inc. President, A.M. Skier Agency, Inc. BARBARA J. GENZLINGER GARY C. BEILMAN TODD J. STEPHENS Secretary and Treasurer, President and Chief Executive Officer, Chief Operating Officer, The Settlers Inn, Ltd. Dimeco, Inc. and The Dime Bank Medical Shoppe, Ltd. President, Sayre Mansion, LLC JOHN F. SPALL *GERALD J. WENIGER Attorney-at-Law Director Emeritus DIMECO, INC. OFFICERS WILLIAM E. SCHWARZ GARY C. BEILMAN MAUREEN H. BEILMAN Chairman of the Board President and Chief Executive Officer Chief Financial Officer, Treasurer, JOHN S. KIESENDAHL JOHN F. SPALL and Assistant Secretary Vice Chairman of the Board Secretary PETER BOCHNOVICH Senior Vice President and Assistant Secretary THE DIME BANK OFFICERS WILLIAM E. SCHWARZ RUTH E. DANIELS D. JEAN BIRMELIN Chairman of the Board Vice President, Credit Administration Assistant Vice President, Branch Manager JOHN S. KIESENDAHL JANETTE M. DAVIS CYNTHIA D. BURDICK Vice Chairman of the Board Vice President, Information Technology Assistant Vice President, BSA/AML/Security GARY C. BEILMAN ROBERT F. DAVIS AMY L. BURKE President and Chief Executive Officer Vice President, Special Assets Assistant Vice President, Branch Manager JOHN F. SPALL THOMAS M. DIDATO STEPHEN EHRHARDT Assistant Secretary Vice President, Commercial Lending Assistant Vice President, Branch Manager MAUREEN H. BEILMAN MARCIA F. GUBERMAN JAMES M. GARDAS Chief Financial Officer and Treasurer Vice President, Business Development Assistant Vice President, Wealth Management PETER BOCHNOVICH MARY CAROL HANIS NANCY M. LAVENDUSKI Senior Vice President, Chief Lending Vice President, Retail Banking Assistant Vice President, Officer, and Assistant Secretary CHERYL A. SMITH Commercial Lending Administration Specialist L. JILL GEORGE Vice President, Deposit Operations BRYAN G. RUPP Vice President, Human Resources JEROME D. THEOBALD Assistant Vice President, Credit Analysis JOSEPH W. ADAMS Vice President, Retail Lending MELANIE F. SEAGRAVES Vice President, Wealth Management DEBORAH L. UNFLAT Assistant Vice President, Branch Manager WILLIAM R. BOYLE Vice President, Marketing LINDA S. TALLMAN Vice President, Commercial Lending MICHELLE E. URBAN Executive Secretary Vice President, Internal Risk i_ Hoadley, I_ _oving _emo y _ Ja_ Ma Assistant Vice President, Damascus Branch Manager Jan truly cared about our customers and her staff and it showed every day in all she did. Jan had an extensive background of 22 years in banking, 12 of which were spent providing exceptional customer service in our Damascus office. As a proud graduate of the Pennsylvania Bankers Association Advanced School of Banking, and in recognition of her exemplary work ethic, Jan was recently promoted to the corporate position of Assistant Vice President. Community involvement was very important to Jan in that she gave countless volunteer hours to her church, the March of Dimes and many community fund raisers. She was a valued member of The Dime Bank family JAN M. HOADLEY 1956 - 2013 and will be greatly missed by us all! TDB INSURANCE SERVICES, LLC OFFICERS GARY C. BEILMAN MAUREEN H. BEILMAN PETER BOCHNOVICH CYNTHIA A. WARRING President Treasurer Secretary Vice President PROMOTIONS In 2012, in recognition of their expertise, commitment, professional ethics, and perseverance, we are happy to announce the following promotions: Michelle E. Urban, Vice President, Risk Manager James M. Gardas, Assistant Vice President, Wealth Management

DIMECO, INC. 2012 ANNUAL REPORT

www.thedimebank.com

DIMECO, INC.
2012 ANNUAL REPORT

STOCK LISTING: OTC Bulletin Board
STOCK SYMBOL: DIMC

DIMECO INC.

www.thedimebank.com DIMECO, INC. 2012 ANNUAL REPORT DIMECO, INC. 2012 ANNUAL REPORT STOCK LISTING: OTC Bulletin Board STOCK SYMBOL: DIMC